UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ENDO HEALTH SOLUTIONS INC.

(Name of Registrant as Specified in its Charter)

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ENDO HEALTH SOLUTIONS INC.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

January 24, 2014

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Endo Health Solutions Inc. (“Endo”) to be held on February 26, 2014 at 10:00 a.m. local time, at 1400 Atwater Drive, Malvern, PA 19355.

As previously announced, on November 5, 2013, Endo entered into an Arrangement Agreement (the “arrangement agreement”), among Endo, Sportwell Limited (subsequently renamed Endo International Limited), a private limited company incorporated in Ireland which is to be re-registered to a public limited company (“New Endo”), Sportwell II Limited (subsequently renamed Endo Limited), a direct subsidiary of New Endo incorporated in Ireland, ULU Acquisition Corp., (subsequently renamed Endo U.S. Inc.) RDS Merger Sub, LLC, a private limited liability company organized in Delaware and an indirect subsidiary of New Endo (“Merger Sub”), 8312214 Canada Inc., a corporation incorporated under the laws of Canada and an indirect subsidiary of New Endo (“CanCo 1”), and Paladin Labs Inc., a corporation incorporated under the laws of Canada (“Paladin”). Under the terms of the arrangement agreement, as more particularly described in the accompanying proxy statement/prospectus, (a) New Endo will cause CanCo 1 to acquire Paladin pursuant to a plan of arrangement under Canadian law (the “arrangement”) and (b) Merger Sub will merge with and into Endo, with Endo as the surviving corporation in the merger (the “merger” and, together with the arrangement, the “transactions”). As a result of the transactions, both Endo and Paladin will become indirect wholly owned subsidiaries of New Endo. A complete copy of the arrangement agreement is attached as Annex A to the accompanying proxy statement/prospectus.

As consideration for the arrangement, Paladin shareholders will receive C$1.16 in cash, subject to adjustment, and 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics Inc. (“Knight Therapeutics”) in exchange for each Paladin common share held by such shareholders. Knight Therapeutics is a newly formed Canadian corporation that will hold Impavido®, Paladin’s product for the treatment of leishmaniasis. As described in more detail in the accompanying proxy statement/prospectus, the cash consideration to be received by Paladin shareholders will be increased if Endo’s volume weighted average share price during an agreed reference period declines more than 7% relative to a reference price of US$44.4642 per share. The maximum amount by which the aggregate cash consideration to be received by Paladin shareholders would be increased by this price protection mechanism is approximately US$233 million.

As consideration for the merger, each Endo common share then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Endo. As a result, based on the number of outstanding common shares of Endo and Paladin and options to acquire common shares of Paladin (“Paladin options”) as of November 5, 2013, the date the arrangement agreement was signed, upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the capitalization of New Endo on a fully-diluted basis, and the former shareholders and holders of Paladin options are expected to own approximately 22.6% of the capitalization of New Endo on a fully-diluted basis. As described in more detail in the accompanying proxy statement/prospectus, the ultimate tax treatment of the transactions for U.S. shareholders of Endo is not certain. Such tax treatment has been and will continue to be affected by changes in Endo’s stock price and by public trading activity by current and future U.S. shareholders of Endo and such shareholders’ tax basis and could be affected by actions taken by Endo and other events. The ultimate tax treatment to U.S. shareholders of Endo cannot be determined until the end of the year in which the transactions are completed which Endo expects will be 2014. New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Endo is soliciting proxies for use at a special meeting of its shareholders to consider and vote upon (i) a proposal to approve and adopt the arrangement agreement and the transactions contemplated thereby (including the merger), which is referred to as Proposal 1; (ii) a proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger among other things, which is referred to as Proposal 2; (iii) a proposal to approve the creation of “distributable reserves” of New Endo, which are required under Irish law in order to allow New Endo to make distributions and pay dividends and to repurchase or redeem shares following completion of the transactions by reducing some or all of the share premium of New Endo, which is referred to as Proposal 3; and (iv) a proposal for an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the arrangement agreement, which is referred to as Proposal 4. Approval of Proposals 2 through 4 is not a condition to the completion of the merger or the arrangement. We urge all Endo shareholders to read the accompanying proxy statement/prospectus, including the annexes and the documents incorporated by reference in the accompanying proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

Your proxy is being solicited by the board of directors of Endo. After careful consideration, our board of directors has unanimously approved the arrangement agreement, and determined that the terms of the merger will further the strategies and goals of Endo. Our board of directors recommends unanimously that you vote “FOR” the proposal to adopt the arrangement agreement and the transactions contemplated thereby (including the merger), and “FOR” the other proposals described in the accompanying proxy statement/prospectus. In considering the recommendation of the board of directors of Endo, you should be aware that certain executive officers and all of the directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86 of the accompanying proxy statement/prospectus.

Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure your shares are represented at the special meeting. In this regard, your failure to vote your shares at the special meeting (or to instruct your broker on how to vote your shares at the special meeting) will have the same effect as a vote against the proposal to adopt the arrangement agreement and the transactions contemplated thereby (including the merger).

On behalf of the Endo board of directors, thank you for your consideration and continued support.

Very truly yours,

Rajiv De Silva

President and Chief Executive Officer

Endo Health Solutions Inc.

None of the Securities and Exchange Commission, any state securities commission or any Canadian securities regulatory authority has expressed an opinion about, or approved or disapproved of the securities to be issued in connection with the transactions or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying proxy statement/prospectus is dated January 24, 2014, and is first being mailed to shareholders of Endo on or about January 24, 2014.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Endo from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from Endo at the following address and telephone number:

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

You may also read and copy any document that Endo files at the Securities and Exchange Commission’s (“SEC”) Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Endo. The SEC’s Internet site can be found at http://www.sec.gov.

In addition, if you have questions about the transactions or the special meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

Attention: Investor Relations

(484) 216-0000

If you would like to request documents, please do so by February 19, 2014, in order to receive them before the special meeting. For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 305 of the accompanying proxy statement/prospectus.

ENDO HEALTH SOLUTIONS INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held on February 26, 2014

Time:	10:00 a.m. local time

Date:	February 26, 2014

Place:	1400 Atwater Drive, Malvern, PA 19355

Purpose:

(1) To approve and adopt the Arrangement Agreement (the “arrangement agreement”), among Endo, Sportwell Limited (subsequently renamed Endo International Limited), a company incorporated in Ireland which is to be re-registered as a public limited company (“New Endo”), Sportwell II Limited (subsequently renamed Endo Limited), a direct subsidiary of New Endo incorporated in Ireland, ULU Acquisition Corp. (subsequently renamed Endo U.S. Inc.), RDS Merger Sub, LLC, a private limited liability company organized in Delaware and an indirect subsidiary of New Endo (“Merger Sub”), 8312214 Canada Inc., a corporation incorporated under the laws of Canada and an indirect subsidiary of New Endo (“CanCo 1”), and Paladin Labs Inc., a corporation incorporated under the laws of Canada (“Paladin”). Under the terms of the arrangement agreement, as more particularly described in the accompanying proxy statement/prospectus, (a) New Endo will cause CanCo 1 to acquire Paladin pursuant to a plan of arrangement under Canadian law (the “arrangement”) and (b) Merger Sub will merge with and into Endo, with Endo as the surviving corporation in the merger (the “merger” and, together with the arrangement, the “transactions”). As a result of the transactions, both Endo and Paladin will become indirect wholly owned subsidiaries of New Endo.

(2) To approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement.

(3) To approve the creation of distributable reserves of New Endo, which are required under Irish law in order to allow New Endo to make distributions and pay dividends and to repurchase or redeem shares in the future by reducing some or all of the share premium of New Endo.

(4) To approve any motion to adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger), (ii) to provide to Endo shareholders in advance of the special meeting any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the Endo shareholders voting at the special meeting.

Approval of Proposals 2 through 4 is not a condition to the completion of the merger or the arrangement.

The enclosed proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the merger and the arrangement agreement and includes a copy of the arrangement agreement as Annex A. Please read these documents carefully before deciding how to vote.

Record Date:	The record date for the special meeting has been fixed by the Endo board of directors as the close of business on January 22, 2014. Endo shareholders of record at that time are entitled to vote at the special meeting.

More information about the merger and the proposals is contained in this proxy statement/prospectus. We urge all Endo shareholders to read this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

The Endo board of directors recommends unanimously that Endo shareholders vote “FOR” the proposal to adopt the arrangement agreement and the transactions contemplated thereby (including the merger), “FOR” the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger, “FOR” the proposal to reduce the capital of New Endo to allow the creation of distributable reserves and “FOR” the Endo adjournment proposal. In considering the recommendation of the board of directors of Endo, you should be aware that certain executive officers and all directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86 of the accompanying proxy statement/prospectus.

By resolution of the Board of Directors

Roger H. Kimmel

Chairman of the Board

January 24, 2014

YOUR VOTE IS IMPORTANT

As an Endo shareholder, you may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting. We strongly encourage you to vote.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS FOR ENDO SHAREHOLDERS

The following are answers to some of the questions you may have as a shareholder of Endo. These questions and answers only highlight some of the information contained in this proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, to understand fully the transactions and the voting procedures for the special meeting of Endo shareholders. All references in this proxy statement/prospectus to “Endo” refer to Endo Health Solutions Inc., a Delaware corporation; all references in this proxy statement/prospectus to “New Endo” refer to Endo International Limited (formerly known as Sportwell Limited), a private limited company incorporated under the laws of Ireland and which will be re-registered as a public limited company; all references in this proxy statement/prospectus to “New Endo ordinary shares” refer to the ordinary shares of New Endo following the completion of the transactions described in this proxy statement/prospectus; all references in this proxy statement/prospectus to “Paladin” refer to Paladin Labs Inc., a corporation incorporated under the laws of Canada; all references in this proxy statement/prospectus to “Knight Therapeutics” refer to Knight Therapeutics Inc., a corporation incorporated under the laws of Canada; all references in this proxy statement/prospectus to “Merger Sub” refer to RDS Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Endo U.S. Inc., a Delaware corporation; all references to “CanCo 1” refer to 8312214 Canada Inc.; all references to the “arrangement agreement” refer to the Arrangement Agreement, dated as of November 5, 2013, among Endo, Sportwell Limited (subsequently renamed Endo International Limited), Sportwell II Limited (subsequently renamed Endo Limited), a direct subsidiary of New Endo, ULU Acquisition Corp. (subsequently renamed Endo U.S. Inc.), Merger Sub, CanCo 1, and Paladin, a copy of which is included as Annex A to this proxy statement/prospectus; all references in this proxy statement/prospectus to the “closing” refer to the closing of the merger and the arrangement, and the date on which the closing occurs is referred to as the “closing date”; and all references in this proxy statement/prospectus to the “effective time” refer to the effective time of the plan of arrangement and all references to the “merger effective time” refer to when the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by Endo and Paladin and specified in the certificate of merger) immediately following the closing. Unless otherwise indicated, all references to “dollars” or “$” in this proxy statement/prospectus are references to Canadian dollars.

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus is being provided to Endo shareholders as part of a solicitation of proxies by the Endo board of directors for use at the special meeting of Endo shareholders, which is referred to in this proxy statement/prospectus as the “special meeting,” and at any adjournments or postponements of such meeting. Paladin is preparing a separate circular as part of a solicitation of proxies by the Paladin board of directors for use at the special meeting of Paladin shareholders, which is referred to in this proxy statement/prospectus as the “Paladin special meeting.” This proxy statement/prospectus also provides Endo shareholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Q:	What are the proposals on which I am being asked to vote?

A:	There are four matters scheduled for a vote at the special meeting:

•	Proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 1);

•	Proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	Proposal to approve the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

Approval of Proposals 2 through 4 is not a condition to the completion of the merger or the arrangement.

Q:	What are the proposals on which Paladin shareholders are being asked to vote at the Paladin special meeting?

A:	There are three matters scheduled for a vote at the Paladin special meeting, to be held on February 24, 2014:

•	Proposal to approve with or without variation, a special resolution of the shareholders of Paladin, which is referred to in this proxy statement/prospectus as the “arrangement resolution,” to approve the arrangement on the terms and subject to the conditions set forth in the plan of arrangement attached as Annex B to this proxy statement/prospectus (Paladin Proposal 1);

•	Proposal to approve the creation of “distributable reserves” of New Endo, which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Paladin Proposal 2); and

•	Proposal to transact such further or other business as may properly come before the Paladin special meeting and any adjournments or postponements thereof (Paladin Proposal 3).

Q:	What is the merger?

A:	As part of the transactions, Merger Sub will merge with and into Endo, with Endo as the surviving corporation becoming an indirect wholly owned subsidiary of New Endo. At the merger effective time, among other things, each share of Endo common stock then issued and outstanding will be canceled and automatically converted into and become the right to receive one ordinary share of New Endo. Upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the outstanding ordinary shares of New Endo on a fully-diluted basis, and the former shareholders and holders of options to acquire Paladin common shares, referred to in this proxy statement/prospectus as “Paladin options,” are expected to own approximately 22.6% of the outstanding ordinary shares of New Endo on a fully-diluted basis.

Q:	What are Endo’s reasons for the merger?

A:	The Endo board of directors considered many factors in making its determination that the arrangement agreement and the transactions contemplated thereby (including the merger), were fair and reasonable and in the best interests of Endo and Endo’s shareholders. For a more complete discussion of these factors, see “The Merger and the Arrangement—Recommendations of Endo’s Board of Directors; Endo’s Reasons for the Merger” beginning on page 58.

In considering the recommendation of the board of directors of Endo, you should be aware that certain executive officers and all of the directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86.

Q:	What is the value of the arrangement consideration?

A:	The transactions value each Paladin common share at $77.00, based on the 5-day volume weighted average price of Endo common stock and the 5-day average currency exchange rate calculated at close of market on Friday, November 1, 2013.

The cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price declines during the ten trading day period ending on the third trading day prior to the Paladin special meeting by more than 7% relative to a reference price of US$44.4642 per share. Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. Declines in Endo’s share price beyond 24% from the reference price will not give rise to further cash compensation to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million.

In addition, if the volume weighted average price per share of Endo shares is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period), then the voting agreements with certain Paladin shareholders may be terminated by such shareholders. See “The Voting Agreements” beginning on page 141.

Q:	Why am I being asked to approve, on a non-binding advisory basis, certain merger-related compensatory arrangements between Endo and its named executive officers?

A:	Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is referred to in this proxy statement/prospectus as the “Dodd-Frank Act,” and section 14A of the Securities Exchange Act of 1934, as amended, which is referred to in the proxy statement/prospectus as the “Exchange Act”, Endo shareholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers of Endo that is based on or otherwise relates to the merger as disclosed in this registration statement. See “Shareholder Advisory Vote on Certain Compensatory Arrangements” beginning on page 143.

Approval by the Endo shareholders of merger-related compensation to the Endo named executive officers is not a condition to completion of the merger. In addition, because the vote is advisory in nature, it will not be binding on Endo. Regardless of the outcome of this advisory vote, such compensation may be payable, subject only to the Endo board of directors’ discretion and the conditions applicable thereto, if the merger is approved. The terms of the merger-related compensation is described under “The Merger and the Arrangement—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 87 and “Shareholder Advisory Vote on Certain Compensatory Arrangements” beginning on page 143.

Q:	Why am I being asked to approve the distributable reserves proposal?

A:	Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves.” New Endo will not have distributable reserves immediately following the completion of the transactions. See “Creation of Distributable Reserves of New Endo” beginning on page 144. Although New Endo does not expect to pay dividends for the foreseeable future, shareholders of Endo and Paladin are being asked at their respective special meetings to approve the creation of distributable reserves of New Endo (through the reduction of some or all of the share premium account of New Endo), in order to permit New Endo to be able to pay dividends (and repurchase or redeem shares) after the transactions.

The approval of the distributable reserves proposal is not a condition to the consummation of the transactions. Accordingly, if the shareholders of Endo approve the transactions, and the shareholders of Paladin approve the special resolution with respect to the arrangement, which is referred to in this proxy statement/prospectus as the “arrangement resolution,” but shareholders of Endo and/or Paladin do not approve the distributable reserves proposal, and the transactions are consummated, New Endo will not have sufficient distributable reserves to pay dividends (or to repurchase or redeem shares) following the transactions. In addition, the creation of distributable reserves of New Endo requires the approval of the Irish High Court. Although New Endo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. See “Risk Factors” beginning on page 29 and “Creation of Distributable Reserves of New Endo” beginning on page 144.

Q:	What are the voting recommendations of the Endo board of directors?

A:	After careful consideration, the Endo board of directors has unanimously approved and declared advisable the arrangement agreement and transactions contemplated thereby (including the merger), and has determined that the arrangement agreement and the merger are fair to and in the best interests of Endo and its shareholders. The Endo board of directors recommends that you vote your shares:

•	“FOR” adoption of the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 1);

•	“FOR” approval, on a non-binding advisory basis, of certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	“FOR” approval of the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	“FOR” adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

In considering the recommendation of the board of directors of Endo, you should be aware that certain executive officers and all of the directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86.

Q:	Has the Paladin board of directors unanimously approved the arrangement agreement and the transactions contemplated thereby?

A:	After careful consideration, the Paladin board of directors has unanimously approved and declared advisable the arrangement agreement and transactions contemplated thereby, and has determined that the arrangement is fair from a financial point of view to the public shareholders of Paladin and in the best interests of Paladin.

Q:	How many shares will Endo’s executive officers and directors be entitled to vote at the special meeting? Do you expect them to vote in favor of the proposals?

A:	As of January 22, 2014, the last practicable day before the date of this proxy statement/prospectus, Endo’s executive officers and directors, together with the shareholders with which certain of Endo’s directors are affiliated or associated, had the right to vote approximately 1.5 million shares of Endo common stock, representing approximately 1.3% of the Endo common stock then outstanding and entitled to vote at the special meeting. Endo expects that its executive officers and directors, and the shareholders with which certain of Endo’s directors are affiliated or associated, will vote “FOR” each of the proposals described in the question above.

Q:	What votes have been agreed upon pursuant to the voting agreements between Endo and certain Paladin shareholders?

A:	Pursuant to the voting agreements, certain Paladin shareholders, owning in the aggregate approximately 34% of the outstanding Paladin common shares as of the date of the arrangement agreement, have agreed to vote their Paladin common shares in favor of the arrangement and against, among other things, another acquisition proposal or merger and any other action that would reasonably be likely to prevent, delay or impede the consummation of the arrangement.

Q:	What will the Endo shareholders receive as consideration in the merger?

A:	If the merger is consummated, each share of Endo common stock issued and outstanding immediately prior to the merger effective time will be canceled and automatically converted into and become the right to receive one ordinary share of New Endo. The one-for-one conversion ratio, which is referred to in this proxy statement/prospectus as the “exchange ratio,” is fixed. The exchange ratio will not fluctuate up or down based on the market price of a share of Endo common stock prior to the merger. Following the merger, Endo common stock will be delisted from The NASDAQ Global Market, which is referred to in this proxy statement/prospectus as “NASDAQ.” The New Endo ordinary shares to be issued to the Endo shareholders will be registered with the U.S. Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the “SEC,” and New Endo has applied to list the ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and on Toronto Stock Exchange, which is referred to in this proxy statement/prospectus as “TSX.” Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Q:	What percentage of New Endo ordinary shares will the Endo shareholders and Paladin shareholders own following the transactions?

A:	Upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the outstanding ordinary shares of New Endo on a fully-diluted basis, and the former shareholders and holders of Paladin options are expected to own approximately 22.6% of the outstanding ordinary shares of New Endo on a fully-diluted basis.

Q:	How are Endo stock options treated in the merger?

A:	At the merger effective time, each outstanding option to purchase Endo common stock under the Endo equity incentive plans will be converted on substantially the same terms and conditions as were applicable under such option before the merger effective time, into an option to acquire a number of New Endo ordinary shares equal to the number of shares of Endo common stock subject to such option immediately prior to the merger effective time multiplied by the equity exchange ratio, at an exercise price per share equal to the exercise price per share applicable to such option immediately prior to the merger effective time divided by the equity exchange ratio.

Q:	How are Endo’s other equity awards treated in the merger?

A:	At the merger effective time, each other equity award that is outstanding as of immediately prior to the merger effective time will be converted into a right to receive, on substantially the same terms and conditions as were applicable under such equity award immediately prior to the merger effective time, the number of New Endo ordinary shares equal to the number of shares of Endo common stock subject to such equity award immediately prior to the merger effective time multiplied by the equity exchange ratio.

Q:	What is required to complete the transactions?

A:

The obligation of Endo and Paladin to consummate the merger and the arrangement and the transactions contemplated by the arrangement agreement is subject to certain conditions, including conditions with respect to approval of the merger by Endo shareholders; approval of the arrangement resolution by Paladin shareholders; approval by the Superior Court of Québec, which is referred to in this proxy statement/prospectus as the “Québec court,” approving the arrangement; accuracy of representations and warranties of the other party to the applicable standard provided by the arrangement agreement; no result, fact or circumstance, shall have occurred or arisen that had or would reasonably be expected to have a material adverse effect on Paladin or Endo; compliance by the other party with its covenants in the arrangement agreement in all material respects; all required regulatory clearances being obtained and remaining in full force and effect and applicable waiting periods having expired or been terminated, in each case without the imposition of a restraint; the receipt by Endo of a tax opinion rendered by Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to in this proxy statement/prospectus as “Skadden”; the approval of NASDAQ for listing (subject only to official notice of issuance) and the conditional approval by TSX (subject only to customary listing conditions) of the New Endo ordinary shares to be issued in the merger and the arrangement; and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, as well as other customary closing conditions. See “The Arrangement Agreement—Conditions to the Completion of the Merger and the Arrangement” beginning on page 136.

Q:	Will appraisal rights be available for dissenting Endo shareholders?

A:	Appraisal rights are not available to Endo shareholders in connection with the merger.

Q:	When are the merger and arrangement expected to be completed?

A:	As of the date of this proxy statement/prospectus, the merger and the arrangement are expected to be completed in the first quarter of 2014. However, no assurance can be provided as to when or if the merger and the arrangement will occur. The required vote of Endo and Paladin shareholders to approve the merger and the arrangement at their respective special meetings, the approval by the Québec court, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the arrangement agreement must be satisfied or, to the extent permissible, waived. On December 17, 2013, the Federal Trade Commission, which is referred to in this proxy statement/ prospectus as the “FTC,” granted early termination of the waiting period, thereby satisfying the requirement for HSR Act approval under the arrangement agreement. On December 18, 2013, the Commissioner of Competition, which person is referred to in this proxy statement/prospectus as the “commissioner,” issued a no-action letter, thereby satisfying the requirement for Competition Act (Canada) approval under the arrangement agreement. No assurance can be provided as to when or if the transactions contemplated by the arrangement agreement will be completed.

Q:	What will be the relationship between Endo and New Endo after the transactions?

A:	Following completion of the transactions, Endo will be an indirect wholly owned subsidiary of New Endo. Endo will account for the acquisition pursuant to the arrangement agreement and using the acquisition method of accounting in accordance with United States Generally Accepted Accounting Principles, which is referred in this proxy statement prospectus as “U.S. GAAP”. Endo will be the accounting acquiror of Paladin. Endo will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill. See “The Merger and the Arrangement—Accounting Treatment of the Transactions” beginning on page 101.

Q:	Why will the place of incorporation of New Endo be Ireland?

A:

Incorporating New Endo in Ireland is expected to result in significant benefits to New Endo. These benefits include enhanced global cash management flexibility and associated financial benefits to the combined enterprise, as well as increased global liquidity and cash flow among the various entities of the combined enterprise. In addition, Ireland is a beneficial location for establishing a differentiated platform for further international expansion through an operating base in Ireland and a strong financial profile to support expansion into international markets. Also, Endo estimates that New Endo is expected to realize $75 million of post-tax synergies on a twelve-month basis at some point following the close of the transactions. This estimate is based on a number of assumptions including, but not limited to, the ability to eliminate certain duplicate costs across the two companies. In addition, the estimate assumes that after closing, New Endo is able to achieve certain tax-related synergies which may vary based on the income generated by New Endo and its subsidiaries and other factors. See “The Merger and the Arrangement—Recommendations of Endo’s Board of Directors; Endo’s Reasons for the Merger” beginning on page 58. New Endo’s ability to achieve these benefits are subject to certain risks. See “Risk Factors” beginning on page 29.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. shareholders of Endo?

A:	For U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable “reorganization” in which (i) Merger Sub will merge with and into Endo with Endo as the surviving corporation in the merger, and (ii) Endo shareholders will exchange their Endo common stock for New Endo ordinary shares received from both New Endo and Endo U.S. Inc., which exchange is referenced in this proxy statement/prospectus as the “Endo share exchange.” Under current U.S. federal income tax law, it is uncertain whether U.S. shareholders of Endo will be required to recognize gain or loss on the Endo share exchange. There is risk that U.S. holders (as defined below under “U.S. Federal Income Tax Considerations—Scope of Discussion”) of Endo common stock will be required to recognize gain (but not loss) on the Endo share exchange because non-recognition treatment depends on the application of new and complex provisions of U.S. federal income tax law as well as certain facts that are subject to change and that could be affected by actions taken by Endo and other events beyond Endo’s control. More specifically, U.S. holders of Endo common stock will be required to recognize gain on the Endo share exchange if the U.S. shareholders gain amount (as defined below under “U.S. Federal Income Tax Considerations”) exceeds the New Endo income amount (as defined below under “U.S. Federal Income Tax Considerations”). The U.S. shareholders gain amount has been and will continue to be affected by changes in Endo’s stock price, trading activity in Endo’s common stock, and the tax basis of U.S. holders of Endo common stock on the closing date. As a result, the U.S. shareholders gain amount cannot be known until after the closing of the merger. In this regard, Endo notes that there has been a substantial increase in Endo’s stock price during the period from the signing of the arrangement agreement to the date of this proxy statement/prospectus. The New Endo income amount will depend, in part, on the earnings and profits of Endo U.S. Inc. for the taxable year that includes the closing date (which Endo expects will be 2014). Such earnings and profits, if any, will depend on overall business conditions and the overall tax position of Endo U.S. Inc. for such taxable year and will take into account, among other things, taxable operating income and loss as well as taxable non-operating income and loss (including dispositions outside the ordinary course of business and extra-ordinary items), subject to certain adjustments, and cannot be determined until the end of the year in which the merger is completed. See “Certain Tax Consequences of the Merger and the Arrangement—U.S. Federal Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders” beginning on page 106.

Q:	Will transfers of New Endo ordinary shares be subject to Irish stamp duty?

A:	Transfers of New Endo ordinary shares could be subject to Irish stamp duty. However, transfers of New Endo ordinary shares effected by means of the transfer of book entry interests in The Depository Trust Company, which is referred to in this proxy statement/prospectus as “DTC,” will not be subject to Irish stamp duty.

If you hold your New Endo ordinary shares directly (i.e. you are a registered shareholder), any transfer of your New Endo ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee.

Due to the potential Irish stamp duty charge on transfers of New Endo ordinary shares, it is strongly recommended that those shareholders who do not hold their shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Endo shares into DTC as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire New Endo ordinary shares after the effective time of the transactions acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

The imposition of stamp duty could adversely affect the price of your shares.

See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Stamp Duty” beginning on page 113.

Q:	Where and when will the special meeting be held?

A:	The special meeting will be held on February 26, 2014, at 10:00 a.m. local time, at 1400 Atwater Drive Malvern, PA 19355.

Q:	What is the Endo shareholder vote required to approve each proposal?

A:	For Proposal 1, the adoption of the arrangement agreement and the transactions contemplated thereby (including the merger) requires the affirmative vote of holders of a majority of the outstanding Endo common stock. The other proposals require the affirmative vote of holders of a majority of the Endo common stock entitled to vote on the applicable proposal that are present or represented by proxy at the special meeting.

Q:	What is the Paladin shareholder vote required to approve each proposal?

A:	The approval of the arrangement resolution (Paladin Proposal 1) requires the affirmative vote of at least 66 2⁄3% of the votes cast by Paladin shareholders present in person or represented by proxy at the Paladin special meeting. The approval of Paladin Proposal 2 and Paladin Proposal 3 requires the affirmative vote of holders of a majority of the votes cast by Paladin shareholders present in person or represented by proxy at the Paladin special meeting.

Q:	Who can vote at the special meeting?

A:	Only shareholders of record of Endo at the close of business on January 22, 2014 will be entitled to vote at the special meeting. If on January 22, 2014 your shares were registered directly in your name with Endo’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting, Endo urges you to vote by proxy over the telephone or on the Internet as instructed below, or fill out and return an Endo proxy card.

If on January 22, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	How do I vote?

A:

If you are a shareholder of record, you may vote in person at the special meeting, you may vote by proxy using the enclosed Endo proxy card, or you may vote by proxy over the telephone or on the Internet as instructed below. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy statement/prospectus along with voting instructions from that organization rather than from Endo. Simply follow the voting instructions provided by your broker, bank, or other agent to ensure that your vote is counted. See “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—How do I vote?” beginning on page 45.

Q:	If my shares are held in “street name” by my bank, broker or other agent will my bank, broker or other agent vote my shares for me?

A:	Only if you provide your bank, broker or other agent with instructions on how to vote your shares. If you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as those being presented at the special meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections for the special meeting that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When Endo’s inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. Endo expects that each of the proposals presented at the special meeting will be considered non-routine matters, so Endo encourages you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all four proposals. See “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—How are votes counted?” beginning on page 47.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Endo common stock you own as of January 22, 2014.

Q:	What is the quorum requirement?

A:	A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the special meeting in person or represented by proxy. On the record date, there were 115,487,596 shares outstanding and entitled to vote. See “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—What is the quorum requirement?” beginning on page 48.

Q:	Should I send in my stock certificates now?

A:	No. Endo shareholders should keep their existing stock certificates at this time. After the proposed merger and the arrangement are completed, you will receive written instructions for exchanging your Endo stock certificates for New Endo ordinary shares. Because of the potential Irish stamp duty on transfer of New Endo ordinary shares, Endo strongly recommends that all directly registered Endo shareholders open broker accounts so they can transfer their Endo common stock into DTC prior to their exchange for New Endo ordinary shares.

Q:	What do I do if I have lost my stock certificate?

A:	If your certificate has been lost, stolen or destroyed, you will need to provide an affidavit of that fact, and, if required by New Endo, you may be required to post a bond, in such reasonable and customary amount as New Endo may direct, as indemnity against any claim that may be made against it with respect to such certificate. The exchange agent shall, in exchange for such lost, stolen or destroyed certificate, issue the merger consideration deliverable in respect thereof pursuant to the arrangement agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including the annexes and the documents incorporated by reference, vote your Endo common stock as described in “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—How do I vote?” beginning on page 45. Whether or not you plan to attend the special meeting, Endo urges you to vote by proxy to ensure your vote is counted.

Q:	What if I hold shares in both Endo and Paladin?

A:	If you are both a shareholder of Endo and a shareholder of Paladin, you will receive two separate packages of proxy materials. A vote as an Endo shareholder for the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger) will not constitute a vote as a Paladin shareholder for the proposal to approve the arrangement resolution, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM ENDO OR PALADIN, OR SUBMIT A SEPARATE PROXY AS BOTH AN ENDO SHAREHOLDER AND A PALADIN SHAREHOLDER FOR EACH SPECIAL MEETING OVER THE INTERNET OR BY TELEPHONE.

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You can revoke your proxy at any time before the final vote at the special meeting. See “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—Can I change my vote after submitting my proxy?” beginning on page 47.

Q:	What happens if I sell my Endo common stock after the record date but before the special meeting?

A:	If you transfer your Endo common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any New Endo ordinary shares in exchange for your former Endo common stock if and when the merger is completed. In order to receive New Endo ordinary shares in exchange for your Endo common stock, you must hold your Endo common stock through the completion of the merger and the arrangement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as votes “Against” each of the proposals.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and you sign and return an Endo proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Endo board of directors on all matters presented in this proxy statement/prospectus, which recommendations are summarized under “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—What are the voting recommendations of the Endo board of directors?” beginning on page 45, or as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the special meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections for the special meeting that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When Endo’s inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. Endo expects that each of the proposals presented at the special meeting will be considered non-routine matters, so Endo encourages you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all four proposals.

Q:	Who can help answer my questions?

A:	If you have any questions about the transactions, need assistance in voting your shares, or if you need additional copies of this proxy statement/prospectus or the enclosed Endo proxy card, you should contact:

Endo Health Solutions Inc.

Attn: Investor Relations

1400 Atwater Drive

Malvern, PA 19355

Telephone: (484) 216-0000

Q:	Where can I find more information about Endo?

A:	You can find more information about Endo from the various sources described under “Where You Can Find More Information” beginning on page 305.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference, to fully understand the transactions and the voting procedures for the special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 305. The page references have been included in this summary to direct you to a more complete description of the topics presented below.

The Companies (Page 119)

Endo International Limited

25-28 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

(011) 353-1-649-2000

New Endo is a private limited company incorporated in Ireland (registered number 534814) on October 31, 2013 for the purpose of holding Paladin and Endo following completion of the transactions. To date, New Endo has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

On or prior to the completion of the transactions, New Endo will be re-registered as a public limited company and renamed “Endo International plc.” Following the consummation of the transactions, Endo and Paladin will be indirect wholly owned subsidiaries of New Endo. Upon consummation of the merger and the arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the outstanding ordinary shares of New Endo on a fully-diluted basis, and the former shareholders of Paladin and holders of Paladin options are expected to own approximately 22.6% of the outstanding ordinary shares of New Endo on a fully-diluted basis.

It is a condition to the merger that as of the effective time of the transactions, which is referred to in this proxy statement/prospectus as the “effective time,” the ordinary shares of New Endo will be conditionally approved for listing on each of the NASDAQ and TSX. New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

Endo is a U.S.-based, specialty healthcare company focused on branded and generic pharmaceuticals, devices and services. Endo provides products to its customers, which ultimately improve the lives of patients. Endo aims to maximize shareholder value by adapting to the continually evolving healthcare market and customer needs. Through Endo’s four operating segments: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest Pharmaceuticals, Endo is dedicated to improving care through an innovative suite of branded products, generics, devices, technology and services. On January 9, 2014 Endo announced that it had entered into a Stock Purchase Agreement, dated as of January 8, 2014 with HT Intermediate Company, LLC, which is referred to in this proxy statement/prospectus as the “HealthTronics sale agreement,” to sell all of the issued and outstanding shares of common stock of HealthTronics, Inc. See “The Business of Endo” beginning on page 255. Endo regularly evaluates and, where appropriate, executes on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that Endo believes will offer above average growth characteristics and attractive margins. In particular, Endo looks to continue to enhance its product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

Paladin Labs Inc.

100 Alexis Nihon Blvd.

Suite 600

Saint-Laurent, Québec H4M 2P2

(514) 340-1112

Paladin Labs Inc., headquartered in Montréal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. With this strategy, a focused national sales team and proven marketing expertise, Paladin has evolved into one of Canada’s leading specialty pharmaceutical companies. Paladin’s shares trade on TSX under the symbol “PLB.” More information about Paladin can be found at www.paladin-labs.com.

RDS Merger Sub, LLC

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

Merger Sub is a limited liability company incorporated in Delaware and a direct wholly owned subsidiary of Endo U.S. Inc. (formerly ULU Acquisition Corp.), formed on November 1, 2013. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

Endo Limited

25-28 North Wall Quay

International Financial Services Centre

Dublin 1 Ireland

(011)-353-1-649-2000

Endo Limited is a private limited company incorporated in Ireland as Sinopia II Limited on October 29, 2013 with a name change to Sportwell II Limited on October 31, 2013 and a further name change to Endo Limited on November 28, 2013. Endo Limited is a direct subsidiary of New Endo. To date, Endo Limited has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

Endo U.S. Inc.

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

Endo U.S. Inc. is a corporation incorporated in Delaware as ULU Acquisition Corp. on November 1, 2013 with a name change to Endo U.S. Inc. on December 5, 2013 and is an indirect subsidiary of New Endo. To date, Endo U.S. Inc. has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

8312214 Canada Inc.

79 Wellington Street West

Suite 3000, TD Centre

Toronto, Ontario M5K 1N2

8312214 Canada Inc. is a corporation incorporated in Canada and an indirect subsidiary of New Endo, formed on November 1, 2013. To date, 8312214 Canada Inc. has not conducted any activities other than those incident to its formation and the execution of the arrangement agreement.

The Merger and the Arrangement (Page 50)

Under the terms of the arrangement agreement, (a) New Endo will cause CanCo 1 to acquire the common shares of Paladin pursuant to a plan of arrangement under Canadian law and (b) Merger Sub will merge with and into Endo, with Endo as the surviving corporation in the merger. As a result of the transactions, both Endo and Paladin will become indirect wholly owned subsidiaries of New Endo.

At the effective time of the arrangement, (a) Paladin shareholders will be entitled to receive $1.16 in cash, subject to adjustment, 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics, a corporation incorporated under the laws of Canada and currently a subsidiary of Paladin, in exchange for each Paladin common share held by such shareholders; (b) all options to acquire Paladin common shares will be settled on a cash-less exercise basis for New Endo ordinary shares and common shares of Knight Therapeutics in an amount reflecting the arrangement consideration; and (c) unvested rights to receive additional common shares under Paladin’s share purchase plan will be settled for a cash amount based on the Paladin common share price immediately prior to closing.

The cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price declines during the ten trading day period ending on the third trading day prior to the Paladin special meeting by more than 7% relative to a reference price of US$44.4642 per share. Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. Declines in Endo’s share price beyond 24% from the reference price will not give rise to further cash compensation to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million.

In addition, if the volume weighted average price per share of Endo shares is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period), then the voting agreements with certain Paladin shareholders may be terminated by such shareholders.

At the effective time of the merger, each share of Endo common stock will be converted into the right to receive one New Endo ordinary share.

Treatment of Outstanding Endo Equity Awards (Page 122)

Each option to purchase Endo common stock under the Endo equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the merger effective time will be converted, on substantially the same terms and conditions as were applicable under such option before the merger effective time, into an option to acquire New Endo ordinary shares equal to the number of shares subject to the Endo option immediately prior to the merger effective time multiplied by the equity exchange ratio, at an exercise price per share equal to the exercise price per share applicable to such option immediately prior to the merger effective time divided by the equity exchange ratio.

Each other equity award that is outstanding immediately prior to the merger effective time under Endo’s equity incentive plans including outstanding Endo performance share units and deferred share units held by Endo’s nonemployee directors will be converted, on substantially the same terms and conditions as were applicable under such equity award before the merger effective time, into a right to receive the number of New Endo ordinary shares equal to the number of shares subject to such equity award immediately prior to the merger effective time multiplied by the equity exchange ratio. In addition, purchase rights under ongoing offerings under Endo’s employee stock purchase program will be converted into purchase rights to acquire New Endo ordinary shares on substantially the same terms and conditions as were applicable before the merger effective time.

Each of the current Endo equity incentive plans and the Endo employee stock purchase program will be assumed by New Endo as of the merger effective time.

Treatment of Outstanding Paladin Equity Awards (Page 123)

Each right to acquire one Paladin common share pursuant to an option to purchase Paladin common shares under the Paladin stock option plan that is outstanding at the effective time will fully vest and will be settled in exchange for one Knight Therapeutics common share plus an amount of New Endo ordinary shares equal to 1.6331 multiplied by a factor generally determined by dividing (y) the sum of the arrangement cash consideration plus the amount that the closing price of a Paladin common share on TSX on the trading day immediately preceding the effective date of the arrangement exceeds the exercise price for each Paladin common share subject to the option, which is referred to in this proxy statement/prospectus as the “in-the-money-amount per share,” by (z) the closing price of a Paladin common share on TSX on the trading day immediately preceding the effective date of the arrangement. If the in-the-money amount per share is equal to or less than zero then the consideration for the settlement of such right will be nil.

All purchase rights of each participant under the Paladin employee share purchase plan will be cancelled for a cash amount equal to 25% of the aggregate number of shares purchased on behalf of that participant under the Paladin employee share purchase plan, with the participant’s contributions in respect of each of the eight fiscal quarters ending immediately prior to the effective time (but excluding any Paladin common shares purchased with such participant’s contributions after November 5, 2013 that exceeded his or her rate of contribution before that date), multiplied by the closing price of a Paladin common share on TSX on the trading day immediately preceding the effective date of the arrangement.

Each of the Paladin stock option plan and the Paladin employee share purchase plan will be terminated at the effective time.

Comparative Per Share Market Price Data and Dividend Information (Page 263)

Shares of Endo common stock are listed on NASDAQ under the symbol “ENDP.” Paladin common shares are listed and traded on TSX under symbol “PLB.” The following table shows the closing prices of shares of Endo common stock as reported on NASDAQ and Paladin common shares as reported on TSX on November 4, 2013, the last trading day before the arrangement agreement was announced, and on January 22, 2014, the last practicable day before the date of this proxy statement/prospectus. This table also shows the equivalent value of the consideration per Paladin common share, which was calculated by adding (i) $1.16, which is the cash portion of the consideration to be paid to Paladin shareholders, (ii) the closing price of shares of Endo common stock as of the specified date multiplied by the exchange ratio of 1.6331 and (iii) one common share of Knight Therapeutics.

	Endo common stock	Paladin common shares	Equivalent value of acquisition consideration per Paladin share
November 4, 2013	US$43.64	$63.91	$75.34 plus one common share of Knight Therapeutics(1)
January 22, 2014	US$67.49	$124.17	$122.96 plus one common share of Knight Therapeutics(2)

(1)	Based on a USD/CAD spot exchange rate of 1.04085 as of November 4, 2013.
(2)	Based on a USD/CAD spot exchange rate of 1.10510 as of January 22, 2014.

Separation of Knight Therapeutics (Page 261)

Pursuant to the arrangement agreement, prior to the effective time of the arrangement, Paladin and Knight Therapeutics will enter into an agreement, which is referred to in this proxy statement/prospectus as the “business separation agreement,” providing for the transfer of the assets to be owned by, and the liabilities to be assumed by, Knight Therapeutics (or one of its affiliates) from Paladin and Paladin Labs (Barbados) Inc., an international business corporation incorporated under the laws of Barbados and a subsidiary of Paladin which will become an indirect subsidiary of New Endo as of the effective time of the arrangement, which is referred to in this proxy statement/prospectus as “Barbco.” The assets to be owned by Knight Therapeutics (or one of its affiliates) consist of, amongst other things, all intellectual property rights of Paladin related to Impavido®, which is referred to in this proxy statement/prospectus as “Impavido,” Paladin’s product for the treatment of leishmaniasis, and a priority review voucher that, if issued by the U.S. Food and Drug Administration, which is referred to in this proxy statement/prospectus as the “FDA,” upon the approval of Impavido by the FDA, will be issued in the name of Paladin Therapeutics, Inc., which is referred to in this proxy statement/prospectus as the “voucher,” or, if not yet issued at the time of the consummation of the transactions contemplated by the business separation agreement, any rights to the voucher. The business separation agreement will also provide that Knight Therapeutics, or one of its affiliates, as licensor, will enter into a distribution and license agreement granting a subsidiary of Paladin the exclusive commercialization rights for Impavido for the world, other than the United States, for a ten year term. See “Separation of Knight Therapeutics” beginning on page 261. For more information on Knight Therapeutics and on the business separation agreement, see Annex H of this proxy statement/prospectus.

Senior Management of New Endo (Page 261)

The New Endo executive officers after the transactions are expected to be the same as the executive officers of Endo prior to the effective time of the transactions.

Recommendations of Endo’s Board of Directors; Endo’s Reasons for the Merger (Page 58)

The Endo board of directors has unanimously approved the arrangement agreement and determined that the arrangement agreement and the transactions contemplated thereby (including the merger), are fair and reasonable and in the best interests of Endo and its shareholders.

The Endo board of directors unanimously recommends that Endo shareholders vote:

•	“FOR” adoption of the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 1);

•	“FOR” approval, on a non-binding advisory basis, of certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	“FOR” approval of the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	“FOR” adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

The Endo board of directors considered many factors in making its determination that the arrangement agreement and the transactions contemplated thereby (including the merger), were fair and reasonable and in the best interests of Endo and Endo’s shareholders. For a more complete discussion of these factors, see “The Merger and the Arrangement—Recommendations of Endo’s Board of Directors; Endo’s Reasons for the Merger” beginning on page 58.

In considering the recommendation of the Endo board of directors, you should be aware that certain of the executive officers and all of the directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86.

Opinion of Endo’s Financial Advisors (Page 64)

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank Securities Inc., which is referred to in this proxy statement/prospectus as “Deutsche Bank,” financial advisor to Endo, rendered its opinion to the Endo board of directors that, as of November 5, 2013 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the exchange ratio (taking into account the arrangement) was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

The full text of Deutsche Bank’s written opinion, dated November 5, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this proxy statement/prospectus as Annex F and is incorporated herein by reference. The summary of the opinion of Deutsche Bank set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The opinion of Deutsche Bank was addressed to, and for the use and benefit of, the Endo board of directors (in its capacity as such) in connection with its consideration of the transactions. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of securities of Endo or any other entity should vote or act with respect to the transactions or any related matter. The opinion of Deutsche Bank was limited solely to the fairness, from a financial point of view, of the exchange ratio (taking into account the arrangement) to the holders of the outstanding Endo common stock, and Deutsche Bank did not express any opinion as to the underlying decision by Endo to engage in the transactions or the relative merits of the transactions as compared to any alternative transactions or business strategies. See “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors—Opinion of Deutsche Bank Securities Inc.” beginning on page 64.

Opinion of Houlihan Lokey Financial Advisors, Inc.

On November 4, 2013, Houlihan Lokey Financial Advisors, Inc., which is referred to in this proxy statement/prospectus as “Houlihan Lokey,” verbally rendered its opinion to Endo’s board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to Endo’s board of directors dated as of November 5, 2013), that, as of November 4, 2013, taking into account the transactions, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

Houlihan Lokey’s opinion was directed to the Endo board of directors (in its capacity as such) and only addressed the exchange ratio from a financial point of view and did not address any other aspect or implication of the transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to Endo’s board of directors, any security holder of Endo or any other person as to how to act or vote with respect to any matter relating to the transactions, including the merger. See “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors–Opinion of Houlihan Lokey Financial Advisors, Inc.” beginning on page 74.

For a more complete description of the opinions of Endo’s financial advisors, see “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors” beginning on page 64. See also Annex F and Annex G to this proxy statement/prospectus.

The Special Meeting of Endo Shareholders (Page 44)

Date, Time & Place of the Endo Special Meeting

Endo will hold a special meeting on February 26, 2014, at 10:00 a.m. local time, at 1400 Atwater Drive Malvern, PA 19355.

Proposals

At the special meeting, Endo shareholders will vote upon proposals to:

•	adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 1);

•	approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	approve the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

Record Date; Outstanding Shares; Shares Entitled to Vote

Only shareholders of record of Endo at the close of business on January 22, 2014 will be entitled to vote at the special meeting. On this record date, there were 115,487,596 Endo common stock outstanding and entitled to vote. Each share of Endo common stock outstanding as of January 22, 2014 is entitled to one vote on each proposal and any other matter properly coming before the special meeting. On this record date, there were 115,487,596 record holders of Endo common stock.

Stock Ownership and Voting by Endo’s Directors and Officers

As of January 22, 2014, the last practicable day before the date of this proxy statement/prospectus, Endo’s executive officers and directors, together with the shareholders with which certain of Endo’s directors are affiliated or associated, had the right to vote approximately 1.5 million shares of Endo common stock, representing approximately 1.3% of the Endo common stock then outstanding and entitled to vote at the special meeting. Endo expects that its executive officers and directors, and the shareholders with which certain of Endo’s directors are affiliated or associated, will vote “FOR” each of the proposals described above.

Vote Required

•	Proposal 1: The proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger) must receive a “FOR” vote from the holders of at least a majority of the Endo common stock outstanding on the record date for the special meeting.

•	Proposal 2: The proposal to approve, on an advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote, although such vote will not be binding on Endo.

•	Proposal 3: The proposal to approve the creation of “distributable reserves” of New Endo must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote.

•	Proposal 4: The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote.

The Endo board of directors recommends that Endo shareholders vote “FOR” each of the proposals set forth above.

Interests of Certain Persons in the Merger (Page 86)

In considering the recommendation of the Endo board of directors with respect to the transactions, Endo shareholders should be aware that certain executive officers and all of the directors of Endo have certain interests in the transactions that may be different from, or in addition to, the interests of Endo shareholders generally. The Endo board of directors was aware of these interests and considered them, among other matters, in approving the arrangement agreement and the transactions contemplated thereby and making its recommendation that the Endo shareholders approve the arrangement agreement and the transactions contemplated thereby. These interests are described in “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86.

Endo

The New Endo executive officers after the transactions are expected to be the same as the executive officers of Endo prior to the effective time of the transactions.

Paladin

Certain executives of Paladin have entered into employment letters with Paladin in connection with their employment following the arrangement and the merger. The terms and conditions of these employment letters are summarized below under the heading “The Merger and the Arrangement—Interests of Certain Persons in the Merger—Management—Paladin—Arrangement-Related Compensation” beginning on page 86 and “Description of Key Agreements” beginning on page 90.

The following current key employees of Paladin will continue their employment with Paladin following the merger (titles in parenthesis indicate titles in effect as of the effective time): Mark A. Beaudet (President of Paladin), Samira Sakhia (Chief Financial Officer of Paladin), Mark Nawacki (Executive Vice President, Business & Corporate Development of Paladin), François Desrosiers (Vice President, International Operations, IT & Market Data of Paladin) and Patrice Larose (Vice President of Scientific Affairs of Paladin). In addition, it is anticipated that Jonathan Ross Goodman, who served as President & Chief Executive Officer prior to his medical leave and is the Chairman of the Paladin board of directors, will become a consultant to New Endo.

Additionally, as described below under the heading “Treatment of Outstanding Paladin Equity Awards” the vesting and exercisability of the equity awards held by participants in incentive plans of Paladin, including the key employees, will be accelerated at the effective time and the purchase rights held by key employees under Paladin’s employee share purchase plan will be settled for a cash amount based on the price of a Paladin common share on TSX on the trading day immediately preceding the date the arrangement becomes effective.

Indemnification

All indemnification or exculpation rights existing in favor of present or former directors and officers of Paladin, Endo or any of their respective subsidiaries as provided in the constating documents of such party or contracts to which such a party is bound and which is in effect as of the date of the arrangement agreement will continue in full force and effect and without modification for the period contemplated in such constating documents.

Endo will indemnify and hold harmless the members of the boards of New Endo, CanCo 1, Endo Limited, Endo U.S. Inc., Merger Sub and their affiliates to the fullest extent permitted by applicable law for losses actually incurred by the director in connection with his or her duties as director for such entity from the date of the arrangement agreement to the closing date, unless such loss is related to:

•	a violation of the director’s duties under applicable law;

•	gross negligence, fraud or intentional misconduct by the director; or

•	actions taken or omitted by such director in violation of the organizational documents of the entities on which they serve as director or of the arrangement agreement.

Certain Tax Consequences of the Merger and the Arrangement (Page 103)

Tax Residence of New Endo for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Endo, which is an Irish incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Internal Revenue Code of 1986, or the “Code,” and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is little or no guidance as to their application.

As more fully described under “Certain Tax Consequences of the Merger and the Arrangement—U.S. Federal Income Tax Considerations—Tax Residence of New Endo for U.S. Federal Income Tax Purposes” beginning on page 105, Section 7874 is currently expected to apply in a manner such that New Endo should not be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the rules of Section 7874 have been satisfied will be finally determined after the closing of the transactions, by which time there could be adverse changes to the relevant facts and circumstances. In addition, there could be a change in law under Section 7874 of the Code, in the regulations promulgated thereunder, or other changes in law or subsequent changes in facts that could (possibly retroactively) cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes. In such event, New Endo could be liable for substantial additional U.S. federal income tax on its operations and income following the closing of the transactions.

Endo’s obligation to complete the transactions is conditional upon its receipt of a legal opinion (which opinion is referred to in this proxy statement prospectus as the “Section 7874 opinion”) from Skadden, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date.

Regardless of the application of Section 7874 of the Code, New Endo is expected to be treated as an Irish resident company for Irish tax purposes because New Endo is incorporated under Irish law and is intending to have its place of central management and control (as determined for Irish tax purposes) in Ireland. The remaining discussion assumes that New Endo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

U.S. Federal Income Tax Consequences of the Merger to Endo

Endo will not be subject to U.S. federal income tax on the merger; however, Endo will continue to be subject to U.S. tax after the merger. Endo (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below under “Certain Tax Consequences of the Merger and the Arrangement—U.S. Federal Income Tax Considerations—Potential Limitation on the Utilization of Endo’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page 106.

U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders

For U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable “reorganization” in which (i) Merger Sub will merge with and into Endo with Endo as the surviving corporation in the merger, and (ii) Endo shareholders will exchange their Endo common stock for New Endo ordinary shares received from both New Endo and Endo U.S. Inc. in the Endo share exchange. Under current U.S. federal income tax law, it is uncertain whether U.S. shareholders of Endo will be required to recognize gain or loss on the Endo share exchange. There is risk that U.S. holders (as defined below under “U.S. Federal Income Tax Considerations—Scope of Discussion”) of Endo common stock will be required to recognize gain (but not loss) on the Endo share exchange because non-recognition treatment depends on the application of new and complex provisions of U.S. federal income tax law as well as certain facts that are subject to change and that could be affected by actions taken by Endo and other events beyond Endo’s control. More specifically, U.S. holders of Endo common stock will be required to recognize gain on the Endo share exchange if the U.S. shareholders gain amount (as defined below under “U.S. Federal Income Tax Considerations”) exceeds the New Endo income amount (as defined below under “U.S. Federal Income Tax Considerations”). The U.S. shareholders gain amount has been and will continue to be affected by changes in Endo’s stock price, trading activity in Endo’s common stock, and the tax basis of U.S. holders of Endo common stock on the closing date. As a result, the U.S. shareholders gain amount cannot be known until after the closing of the merger. In this regard, Endo notes that there has been a substantial increase in Endo’s stock price during the period from the signing of the arrangement agreement to the date of this proxy statement/prospectus. The New Endo income amount will depend, in part, on the earnings and profits of Endo U.S. Inc. for the taxable year that includes the closing date (which Endo expects will be 2014). Such earnings and profits, if any, will depend on overall business conditions and the overall tax position of Endo U.S. Inc. for such taxable year and will take into account, among other things, taxable operating income and loss as well as taxable non-operating income and loss (including dispositions outside the ordinary course of business and extra-ordinary items), subject to certain adjustments, and cannot be determined until the end of the year in which the merger is completed. See “Certain Tax Consequences of the Merger and the Arrangement—U.S. Federal Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders” beginning on page 106.

Endo expects to receive a written opinion (which opinion is referred to in this proxy statement/prospectus as the “reorganization opinion”) from Skadden, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and that, while the matter is not certain, if, on the closing date, the New Endo income amount exceeds the U.S. shareholders gain amount (each as defined below under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders—Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers”), no gain or loss should be recognized by Endo shareholders on the Endo share exchange. However, neither the obligation of Endo nor the obligation of New Endo to complete the merger is conditioned upon the receipt of Skadden’s reorganization opinion confirming the tax treatment described in this paragraph.

Skadden’s reorganization opinion will be based on factual representations (which will be relied upon without independent verification), including that, based upon the opinion of independent, third-party experts and other professional advisors, the promissory note issued by Endo U.S. Inc. to New Endo in connection with the merger will be treated as debt for U.S. federal income tax purposes, and covenants set forth in a certificate from Endo in connection with the Skadden’s delivery of the reorganization opinion. Skadden’s reorganization opinion will also be based on customary assumptions, including that (i) the merger and all related transactions will be consummated in accordance with the arrangement agreement, this proxy statement/prospectus, and any other relevant documents, (ii) any factual matters, statements, and representations contained in this proxy statement/prospectus and such other documents are true, correct, and complete, and (iii) all relevant parties will continue to comply, in all material respects, with any covenants and agreements contained herein and in such documents.

The ability of Skadden to render the reorganization opinion described above (and the U.S. federal income tax consequences to Endo, New Endo, and Endo shareholders) could be affected by changes in the facts and circumstances or amendments to applicable U.S. federal income tax law that arise after the date hereof. In addition, if any of the assumptions, factual representations, or covenants contained in the certificate from Endo or the supporting documentation is or becomes untrue or incomplete or is not complied with, in all material respects, then, Skadden’s reorganization opinion may no longer be valid and the U.S. federal income tax consequences of the merger could differ from those described in the opinion and herein and there could be adverse tax consequences for Endo and its shareholders.

No ruling has been or will be sought from the Internal Revenue Service, which is referenced in this proxy statement/prospectus as the “IRS,” with respect to the merger, and an opinion of tax counsel is not binding on the IRS or a court. Moreover, the relevant rules could be modified (possibly with retroactive effect) by legislation, newly-issued or amended Treasury regulations or other guidance issued by the IRS. Consequently, there can be no assurance that the Endo share exchange will be subject to non-recognition treatment. Even if Skadden delivers the reorganization opinion described above, there can be no assurance that the IRS will not challenge non-recognition treatment of the Endo share exchange based on its view of the relevant legal issues or facts or that a court would not agree with the IRS in the event of litigation.

Endo shareholders should consult their tax advisors as to the tax treatment of the merger in light of their particular circumstances. If the Endo share exchange is taxable for U.S. federal income tax purposes, a U.S. holder will recognize gain (but not loss) in an amount equal to the excess of the fair market value of the New Endo ordinary shares received by the U.S. holder over the U.S. holder’s adjusted tax basis in the Endo common stock exchanged therefor. In such case, the U.S. holder will be subject to U.S. federal income tax without a corresponding receipt of cash. A U.S. holder realizing a loss that it would not be permitted to recognize generally would be permitted to carry over its tax basis in the shares of Endo common stock surrendered to the New Endo ordinary shares received.

Delaware Appraisal Rights (Page 117)

Appraisal rights are statutory rights under Delaware law that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Endo shareholders in connection with the merger.

Regulatory Approvals Required (Page 97)

U.S. Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to in this proxy statement/prospectus as the “HSR Act,” and the rules and regulations promulgated thereunder by the FTC, the merger cannot be consummated until notifications have been submitted and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice, which we refer to as the “Antitrust Division,” and the FTC, and specified waiting period requirements have been satisfied.

Endo and Paladin each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on November 27, 2013. On December 17, 2013, the FTC granted early termination of the waiting period, thereby satisfying the requirement for HSR Act approval under the arrangement agreement.

Canadian Regulatory Approvals

Competition Act (Canada)

Part IX of the Competition Act (Canada), as amended, including the regulations promulgated thereunder, which we refer to in this proxy statement/prospectus as the “Competition Act (Canada),” requires that the parties to certain transactions that exceed the thresholds set out in sections 109 and 110 of the Competition Act (Canada), which are referred to in this proxy statement/prospectus as “notifiable transactions,” provide the Commissioner of Competition, which person is referred to in this proxy statement/prospectus as the “commissioner,” with pre-closing notice of the transaction. Subject to certain limited exceptions, the parties to a notifiable transaction cannot complete the transaction until an applicable waiting period has expired or been terminated or an appropriate waiver has been provided by the commissioner.

In addition or as an alternative to filing the prescribed information, a party to a notifiable transaction may comply with Part IX by applying to the commissioner for: (i) an advance ruling certificate issued by the commissioner pursuant to section 102 of the Competition Act (Canada), which is referred to in this proxy statement/prospectus as an “advance ruling certificate;” or (ii) a no-action letter from the commissioner advising that he does not have grounds, at the time, on which to initiate proceedings before the Competition Tribunal under section 92 of the Competition Act (Canada) to challenge the transactions and seek an order in respect of the transactions which is referred to in this proxy statement/prospectus as a “no-action letter,” and an exemption from the pre-merger notification obligation under paragraph 113(c) of the Competition Act (Canada).

The transactions contemplated by the arrangement agreement (including the arrangement and the merger) are a notifiable transaction under the Competition Act (Canada), and as such, Endo and Paladin must comply with the Part IX merger notification provisions.

Endo submitted a request for an advance ruling certificate or no-action letter to the commissioner on November 27, 2013. The commissioner issued a no-action letter on December 18, 2013, thereby satisfying the requirement for the Competition Act (Canada) approval under the arrangement agreement.

Investment Canada Act

Under the Investment Canada Act, as amended, including the regulations promulgated thereunder, which we refer to in this proxy statement/prospectus as the “Investment Canada Act”, certain transactions involving the “acquisition of control” of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the Minister of Industry is satisfied that the transaction is likely to be of “net benefit” to Canada. Such a transaction is referred to in this proxy statement/prospectus as a “reviewable transaction.” The transactions contemplated by the arrangement agreement constitute a reviewable transaction under the Investment Canada Act.

Pursuant to the arrangement agreement, Investment Canada Act approval will be obtained if New Endo shall have received written evidence from the Minister of Industry that the Minister of Industry is satisfied or deemed to be satisfied that the transactions contemplated by the arrangement agreement are likely to be of “net benefit” to Canada pursuant to the Investment Canada Act and such approval has not been modified or withdrawn.

Endo filed an application for review with the Investment Review Division of Industry Canada on November 26, 2013 and the initial 45-day review period expired on January 10, 2014. This initial review period was unilaterally extended for an additional 30 days by the Minister of Industry and can only be extended further on consent of the parties beyond that date. Endo and Paladin are cooperating with the Minister of Industry in his review of the application and in connection thereto Endo submitted draft undertakings on December 24, 2013 and revised draft undertakings on January 17, 2014 to the Minister of Industry. As of the date of this proxy statement/prospectus, the Investment Canada Act approval required pursuant to the arrangement agreement has not been obtained and no assurance can be provided that it will be obtained.

South African Competition Act Approval

Chapter 3 of the Competition Act (South Africa), as amended, including the regulations promulgated thereunder, which is referred to in this proxy statement/prospectus as the “Competition Act (South Africa),” requires that parties to a merger, defined in terms of section 12 of the Competition Act (South Africa), that meet thresholds prescribed for an intermediate merger in terms of section 11 of the Competition Act (South Africa) read with the Government General Notice 216 of 2009, notify the Competition Commission, which is referred to in this proxy statement/prospectus as the “South African Competition Commission,” of that merger in the prescribed manner and form. In terms of section 13A(3) of the Competition Act (South Africa), parties to an intermediate merger may not implement that merger until it has been approved, with or without conditions, by the South African Competition Commission in terms of section 14(1)(b) of the Competition Act (South Africa). Endo and Paladin meet the thresholds prescribed for an intermediate merger. Endo and Paladin prepared a merger notification in the prescribed manner and form, which was notified to the South African Competition Commission on November 26, 2013. On December 3, 2013, Endo and Paladin received an extension certificate, notifying them that the review period under the Competition Act (South Africa) was extended for a period of 40 business days and would expire at 11:59 p.m., Central Africa Time on February 24, 2014. Endo and Paladin are cooperating with the South African Competition Commission in the review of the merger. As of the date of this proxy statement/prospectus, the Competition Act (South Africa) approval required pursuant to the arrangement agreement has not been obtained and no assurance can be provided that it will be obtained.

Listing of New Endo Ordinary Shares on NASDAQ and TSX (Page 117)

It is a mutual condition to the completion of the arrangement that the New Endo ordinary shares be approved for listing on NASDAQ and conditionally approved for listing on TSX. New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Endo common stock and Paladin common shares will be delisted from NASDAQ and TSX, respectively, following the completion of the arrangement.

Conditions to the Completion of the Merger and the Arrangement (Page 136)

As more fully described in this proxy statement/prospectus, the completion of the merger and the arrangement depends upon a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including:

•	each party’s shareholders shall have approved the arrangement at a special meeting of its shareholders;

•	the Québec court shall have issued (i) the interim order calling the holding of the Paladin special meeting to consider the arrangement, which is referred to in the proxy statement/prospectus as the “interim order” and (ii) the final order approving the arrangement, in each case on terms acceptable to Paladin and Endo;

•	NASDAQ shall have approved for listing (subject only to official notice of issuance) and TSX shall have conditionally approved (subject only to customary listing conditions) of the New Endo ordinary shares to be issued in the merger and the arrangement;

•	all required regulatory approvals shall have been obtained and shall remain in full force and effect and applicable waiting periods shall have expired or been terminated, in each case without the imposition of any restraint that would be material and adverse to Paladin and Endo, taken as a whole;

•	no governmental authority shall have enacted a law or order that prevents the consummation of the transactions or instituted a proceeding to prohibit consummation of the transactions;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective, and there shall not be a stop order issued by the SEC suspending the effectiveness of such registration statement or any proceedings initiated for that purpose by the SEC;

•	the other party has complied in all material respects with its obligations, covenants and agreements in the arrangement agreement to be performed or complied with on or before the closing date;

•	since the date of the arrangement agreement, no material adverse effect on either Endo or Paladin shall be continuing and there shall not have occurred a result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo or Paladin;

•	as of the date of the arrangement agreement and as of the closing date, the representation and warranty made by the other party relating to the absence of a material adverse effect since December 31, 2012 shall be true and correct in all respects;

•	the remaining representations and warranties made by the other party shall be true and correct in all respects as of the date of the arrangement agreement and as of the closing date, except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such other party;

•	the representations and warranties made by New Endo in the arrangement agreement shall be true and correct in all respects as of the date of the arrangement agreement and as of the closing date; and

•	each of Endo and Paladin shall have each received a certificate dated the closing date and validly executed by a senior officer of the other to the effect that certain conditions have been satisfied.

In addition, Endo’s obligation to complete the transactions is further conditioned upon its receipt of the Section 7874 opinion from Skadden, dated as of the closing date, to the effect that Section 7874 of the Code should not apply in such a manner so as to cause New Endo to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date.

Termination of the Arrangement Agreement (Page 139)

Either Endo or Paladin can terminate the arrangement agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees; Effect of Termination (Page 140)

Under the arrangement agreement, Paladin will be required to pay Endo a termination fee equal to $60,000,000, which is referred to in this proxy statement/prospectus as the “termination fee,” if the arrangement agreement is terminated:

•	by Paladin to permit Paladin to enter into an agreement that constitutes a “superior proposal”; or

•	(x) (i) by Endo or Paladin if the closing of the transactions does not occur by May 5, 2014, (ii) by Paladin following the failure of Paladin shareholders to approve the arrangement or (iii) by Endo if the Paladin board of directors has changed its recommendation to approve the arrangement or Paladin materially breaches its non-solicitation covenants under the arrangement agreement, if (y) (i) prior to such termination, an acquisition proposal for Paladin shall have been made public and (ii) within nine months following such termination, Paladin or its subsidiaries shall have consummated any transaction in respect to an acquisition proposal for Paladin or entered into an agreement expected to lead to an acquisition proposal for Paladin.

Under the arrangement agreement, Endo will be required to pay Paladin a termination fee equal to $60,000,000 if the arrangement agreement is terminated:

•	by Endo to permit Endo to enter into an agreement that constitutes a “superior proposal”;

•	by Paladin if the Endo board of directors has changed its recommendation to approve the merger; or

•	(x) (i) by Endo or Paladin if the closing of the transactions does not occur by May 5, 2014, (ii) by Endo or Paladin following the failure of Endo shareholders to approve the merger or (iii) by Paladin if Endo materially breaches its non-solicitation covenants under the arrangement agreement, if (y) (i) prior to such termination, an acquisition proposal for Endo shall have been made public and (ii) within nine months following such termination, Endo or its subsidiaries shall have consummated any transaction in respect to an acquisition proposal for Endo or entered into an agreement expected to lead to an acquisition proposal for Endo.

Voting Agreements (Page 141)

Concurrently with the execution and delivery of the arrangement agreement, Jonathan Ross Goodman and certain other key Paladin shareholders who owned in the aggregate approximately 34% of the outstanding Paladin common shares as of the date of the arrangement agreement entered into voting agreements with Endo.

Jonathan Ross Goodman has agreed to vote (or cause to be voted) all Paladin common shares owned, indirectly or directly, now or in the future, whether beneficially or of record, by him, and certain other key Paladin shareholders, each of whom is party to a voting trust agreement, have agreed that 4527712 Canada Inc., which is referred to in this proxy statement/prospectus as the “voting trustee,” shall vote (or cause to be voted) all Paladin common shares owned, indirectly or directly, now or in the future, whether beneficially or of record, by such shareholders at any meeting of the shareholders of Paladin, or at any adjournment or postponement thereof, and on every action by written consent taken by the shareholders of Paladin where votes on the arrangement resolution is sought:

•	in favor of the transactions, including the approval of the arrangement resolution and any actions required in furtherance thereof;

•	against any acquisition proposal or merger, takeover bid or similar transaction involving Paladin;

•	against any reorganization, recapitalization, dissolution, liquidation or winding up of Paladin or its subsidiaries; any amendment of Paladin’s incorporation documents that would reasonably be regarded as being directed towards or likely to prevent, delay or impede consummation of the transactions; and

•	against any action that would result in a breach of representation, warranty or covenant of Paladin under the arrangement agreement; or any other action that would reasonably be regarded as being directed towards or likely to prevent, delay or impede the consummation of the transactions.

The voting agreements will terminate upon the earlier of (i) the termination of the arrangement agreement or (ii) the consummation of the transactions. The voting agreements may also be terminated in writing by mutual agreement of the parties prior to the effective time, or by Jonathan Ross Goodman or the voting trustee, as the case may be (i) if the effective date has not occurred by May 5, 2014 (or such later date as agreed to by the parties to the arrangement agreement), (ii) if the arrangement agreement is amended by the parties resulting in a reduction in the purchase price payable per security or (iii) if the volume weighted average price per share of Endo shares is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period).

Accounting Treatment of the Transactions (Page 101)

Endo will account for the acquisition pursuant to the arrangement agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Endo will be the accounting acquiror. Endo will measure the Paladin assets acquired and Paladin liabilities assumed at their fair values including net tangible and identifiable intangible assets as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Restrictions on Resales (Page 101)

All New Endo ordinary shares received by Endo shareholders in the merger will be freely tradable, except that New Endo ordinary shares received in the merger by persons who become affiliates of New Endo for purposes of Rule 144 under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the “Securities Act,” may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Comparison of the Rights of Holders of Endo Common Stock and New Endo Ordinary Shares (Page 277)

As a result of the merger, the holders of Endo common stock will become holders of New Endo ordinary shares and their rights will be governed by Irish law and the memorandum and articles of association of New Endo instead of the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as the “DGCL,” and Endo’s amended and restated certificate of incorporation and amended and restated bylaws, which are collectively referred to in this proxy statement/prospectus as the “Endo charter documents.” The form of the New Endo memorandum and articles of association substantially as it will be in effect from and after the closing are attached as Annex E to this proxy statement/prospectus. Following the merger, former Endo shareholders will have different rights as New Endo shareholders than they did as Endo shareholders. For a summary of the material differences between the rights of Endo shareholders and New Endo shareholders, see “Description of New Endo Ordinary Shares” beginning on page 263 and “Comparison of the Rights of Holders of Endo Common Stock and New Endo Ordinary Shares” beginning on page 276.

RISK FACTORS

Endo shareholders should carefully consider the following factors in evaluating whether to vote to adopt the arrangement agreement and the transactions contemplated thereby (including the merger). These factors should be considered in conjunction with the other information included in or incorporated by reference into this proxy statement/prospectus, including the risks discussed in Endo’s Annual Report on Form 10-K for the year ended December 31, 2012 and Endo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 under the heading “Risk Factors.” See “Where You Can Find More Information.” Unless expressly stated otherwise, all references in this section to “we,” “us,” “our” or similar references refer to New Endo.

For a more detailed discussion of the risk factors that could materially affect the results of operations and the financial condition of Paladin, please refer to Paladin’s Annual Information Form, filed on SEDAR at www.sedar.com.

Risks Related to the Transactions

The number of New Endo ordinary shares that Endo shareholders will receive as consideration for the merger will be based on a fixed exchange ratio, which will not be adjusted to reflect changes in the market value of Paladin common shares or Endo common stock prior to consummation of the transactions.

As consideration for the merger, each Endo common share then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Endo, pursuant to a fixed exchange ratio. This one-for-one fixed exchange ratio will not adjust upwards to compensate for changes in the price of Endo’s common stock or Paladin’s common shares prior to the effective time of the transactions. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Endo or Paladin, market assessments of the likelihood that the transactions will be completed, the timing of the transaction, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for Endo common stock and Paladin common shares. See “Comparative Per Share Market Price Data and Dividend Information” beginning on page 263 for additional information on the market value of Endo common stock and Paladin common shares.

The cash consideration to be paid to Paladin shareholders may be increased depending on a decline in the market value of Endo common stock.

Although the share consideration to be received by Paladin shareholders will also not be adjusted to reflect changes in the market value of the Endo common stock or Paladin common shares, the cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price declines during the ten trading day period ending on the third trading day prior to the Paladin special meeting by more than 7% relative to a reference price of US$44.4642 per share. Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. Declines in Endo’s share price beyond 24% from the reference price will not give rise to further cash compensation to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million.

Failure to consummate the transactions could negatively impact the stock price and the future business and financial results of Endo.

If the transactions are not consummated, the ongoing business of Endo may be materially and adversely affected and, without realizing any of the benefits of having consummated the transactions, Endo will be subject to a number of risks, including the following:

•	Endo may be required to reimburse Paladin for certain expenses incurred by Paladin in connection with certain governmental filings or certain lawsuits, as described in the arrangement agreement and summarized under the caption “The Arrangement Agreement—Expenses” beginning on page 140;

•	Endo will be required to pay certain costs relating to the transactions, including legal, accounting, filing and possible other fees and mailing, financial printing and other expenses in connection with the transactions whether or not the transactions are consummated;

•	the current prices of Endo common stock may reflect a market assumption that the transactions will occur, meaning that a failure to complete the transactions could result in a material decline in the price of Endo common stock;

•	Endo will be required, upon a termination of the arrangement agreement under certain circumstances, to pay Paladin a termination fee of $60,000,000, as described in the arrangement agreement and summarized under the caption “The Arrangement Agreement—Termination Fees; Effect of Termination” beginning on page 140.

•	matters relating to the transactions (including integration planning) have required and will continue to require substantial commitments of time and resources by Endo management, which could otherwise have been devoted to other opportunities that may have been beneficial to Endo; and

•	Endo also could be subject to litigation related to any failure to consummate the transactions or related to any enforcement proceeding commenced against Endo to perform its obligations under the arrangement agreement.

If the transactions are not consummated, these risks may materialize and may materially and adversely affect Endo’s business, financial results and stock price.

Endo’s and Paladin’s respective business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the transactions.

Parties with which Endo and Paladin currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the transactions, including with respect to current or future business relationships with Endo, Paladin or New Endo. As a result, Endo’s and Paladin’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Endo or Paladin. These disruptions could have a material and adverse effect on the businesses, financial condition, results of operations or prospects of New Endo following the closing. The effect of such disruptions could be exacerbated by a delay in the consummation of the transactions or termination of the arrangement agreement.

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Endo, Paladin and New Endo.

The success of New Endo after the completion of the merger and the arrangement will depend, in part, upon its ability to retain key employees, especially during the integration phase of the two businesses. Current and prospective employees of Endo and Paladin might experience uncertainty about their future roles with New Endo following completion of the merger, which might materially and adversely affect Endo’s and New Endo’s ability to retain key managers and other employees. In addition, competition for qualified personnel in the biotechnology industry is very intense. If Endo or Paladin lose key personnel or New Endo is unable to attract, retain and motivate qualified individuals or the associated costs to New Endo increase significantly, Endo’s business and New Endo’s business could be materially and adversely affected.

Obtaining required approvals necessary to satisfy the conditions to the completion of the transactions may delay or prevent completion of the transactions, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transactions.

The transactions are subject to closing conditions. These closing conditions include, among others, the receipt of required approvals of Endo and Paladin shareholders, approval of the arrangement by the Québec court, the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the receipt by Endo of a tax opinion rendered by Skadden, the expiration or termination of the waiting period under the HSR Act and receipt of Competition Act and Investment Canada Act approvals in Canada and receipt of Competition Act approval in South Africa.

The governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Endo’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the transactions or may reduce the anticipated benefits of the transactions. Further, no assurance can be given that the required shareholder approval will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Endo and Paladin agree to any material requirements, limitations, costs or restrictions in order to obtain any approvals required to consummate the arrangement and the merger, these requirements, limitations, costs or restrictions could materially and adversely affect the anticipated benefits of the transactions. This could result in a failure to consummate these transactions or have a material adverse effect on New Endo’s business and results of operations. See “The Arrangement Agreement—Conditions to the Completion of the Merger and the Arrangement” beginning on page 136, for a discussion of the conditions to the completion of the transactions, and “The Merger and the Arrangement—Regulatory Approvals Required” beginning on page 97.

Endo may waive one or more of the conditions to the merger without resoliciting shareholder approval.

Endo may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the merger, to the extent permitted by applicable laws. Endo will evaluate the materiality of any such waiver and its effect on its shareholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus and resolicitation of proxies is required or warranted. In some cases, if Endo’s board of directors determines that such a waiver is warranted but that such waiver or its effect on its shareholders is not sufficiently material to warrant resolicitation of proxies, Endo has the discretion to complete the merger without seeking further shareholder approval. Any determination whether to waive any condition to the merger or as to resoliciting shareholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Endo at the time of such waiver based on the facts and circumstances as they exist at that time.

Certain of Endo’s executive officers and all of Endo’s directors have interests in the transactions in addition to those of shareholders.

In considering the recommendations of the Endo board of directors with respect to the arrangement agreement, you should be aware that certain of Endo’s executive officers and all of Endo’s directors have financial and other interests in the transactions in addition to interests they might have as shareholders. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86. In particular, it is expected that members of the Endo board of directors and executive officers will become directors and executive officers of New Endo. You should consider these interests in connection with your vote on the related proposal. See “Shareholder Advisory Vote on Certain Compensatory Arrangements” beginning on page 143.

As a result of the merger and arrangement, New Endo will incur additional direct and indirect costs.

New Endo will incur additional costs and expenses in connection with and as a result of the transactions. These costs and expenses include professional fees to comply with Irish corporate and tax laws, costs and expenses incurred in connection with holding a majority of the meetings of the New Endo board of directors and certain executive management meetings in Ireland, as well as any additional costs New Endo will incur going forward as a result of its new corporate structure. There can be no assurance that these costs will not exceed the costs historically borne by Endo and Paladin.

If goodwill or other intangible assets that New Endo records in connection with the merger become impaired, New Endo could have to take significant charges against earnings.

In connection with the accounting for the merger, it is expected that New Endo will record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, New Endo must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect New Endo’s results of operations and shareholders’ equity in future periods.

Existing Endo shareholders will own a smaller share of New Endo following completion of the transactions.

Following completion of the transactions, Endo shareholders will own the same number of shares of New Endo that they owned in Endo immediately before the closing. Each New Endo ordinary share, however, will represent a smaller ownership percentage of a significantly larger company. Upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the outstanding ordinary shares of New Endo on a fully-diluted basis, and the former shareholders of Paladin and holders of Paladin options are expected to own approximately 22.6% of the outstanding ordinary shares of New Endo on a fully-diluted basis.

Until the completion of the transactions or the termination of the arrangement agreement in accordance with its terms, Endo and/or Paladin are prohibited from entering into certain transactions that might otherwise be beneficial to Endo and/or Paladin or their respective shareholders.

During the period that the arrangement agreement is in effect, other than with the other party’s written consent, each of Paladin and Endo are subject to certain restrictions. See “The Arrangement Agreement—Additional Agreements” beginning on page 134. For example, without Paladin’s written consent, Endo is prohibited from making any acquisition that would be reasonably likely to prevent the transactions from occurring. The foregoing prohibition could have the effect of delaying other strategic transactions and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.

Endo has entered into voting agreements with certain Paladin shareholders who owned in the aggregate approximately 34% of the outstanding Paladin common shares as of the date of the arrangement agreement, and termination of the voting agreements could result in significantly decreased support for the arrangement.

The voting agreements may be terminated if the effective date has not occurred by May 5, 2014 (or such later date as agreed to by the parties to the arrangement agreement), if the arrangement agreement is amended by the parties resulting in a reduction in the purchase price payable per security or if the volume weighted average price per share of Endo shares is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the special meeting of Paladin shareholders (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period).

Risks Related to the Business of New Endo

The global nature of Paladin’s business exposes New Endo to risks associated with adapting to emerging markets and taking advantage of growth opportunities.

The globalization of Paladin’s business, including in Mexico and Brazil, and the increased volume of operations and profits through Litha Health Care Group Limited, which is referred to in this proxy statement/prospectus as “Litha,” may expose New Endo to increased risks. Emerging markets have been identified as one of Paladin’s growth platforms and is a key element of Paladin’s overall strategy. Any difficulties in adapting to emerging markets and/or a material decline in the anticipated growth rate in any of these regions could impair New Endo’s ability to take advantage of these growth opportunities and affect New Endo’s business, results of operations or financial condition.

There is no assurance that New Endo’s efforts to expand sales in emerging markets or that Paladin’s significant investment in South Africa will succeed. The expansion of New Endo’s activities in emerging markets may further expose New Endo to more volatile economic conditions, political instability and competition from companies that are already well established in these markets and the inability of New Endo to adequately respond to the unique characteristics of these markets, particularly with respect to their regulatory frameworks, the difficulties in recruiting qualified personnel, potential exchange controls, weaker intellectual property protection, higher crime levels and corruption and fraud, could have a material adverse effect on the business of New Endo.

New Endo’s policies and procedures, which are designed to help New Endo, its employees and its agents comply with various laws and regulations regarding corrupt practices and anti-bribery, cannot guarantee protection against liability for actions taken by businesses in which Paladin has historically invested. Failure to comply with domestic or international laws could result in various adverse consequences, including possible delay in the approval or refusal to approve a product, recalls, seizures, withdrawal of an approved product from the market, or the imposition of criminal or civil sanctions, including substantial monetary penalties.

From a financial reporting perspective, differences in banking systems and business cultures could have an adverse effect on the efficiency of internal controls over financial reporting matters. Given the significant learning curve to fully understand the emerging markets’ business, operating environment and the quality of controls in place, New Endo may not be able to adequately assess the efficiency of internal controls over financial reporting or the effects of the laws and requirements of the local business jurisdictions.

Many jurisdictions require specific permits or business licenses, particularly if the business is considered foreign. These requirements including, in particular, requirements in South Africa related to the Broad-Based Black Economic Empowerment Strategy, may affect New Endo’s ability to carry out its business operations in the emerging markets.

Agreements between branded pharmaceutical companies and generic pharmaceutical companies are facing increased scrutiny in both the U.S. and abroad.

Endo is involved in numerous patent litigations in which generic companies challenge the validity or enforceability of its products’ listed patents and/or the applicability of these patents to the generic applicant’s products. Likewise, Endo’s Qualitest Pharmaceuticals segment is also involved in patent litigations in which it challenges the validity or enforceability of innovator companies’ listed patents and/or their applicability to its generic products. Therefore, settling patent litigations has been and is likely to continue to be part of Endo’s business. Parties to such settlement agreements in the U.S., including Endo, are required by law to file them with the FTC and the Antitrust Division for review. The FTC has publicly stated that, in its view, some of these settlement agreements violate the antitrust laws and has brought actions against some branded and generic companies that have entered into such agreements. Accordingly, Endo may receive formal or informal requests from the FTC for information about a particular settlement agreement, and there is a risk that the FTC may commence an action against Endo alleging violation of the antitrust laws. Any adverse outcome of these actions or investigations could have a significant adverse effect on Endo’s business, financial condition and results of operations. In addition, some members of Congress have proposed legislation that would limit the types of settlement agreements generic manufacturers can enter into with branded companies. In 2013, the U.S. Supreme Court issued an opinion in the FTC v. Actavis case, in which it held that patent settlement agreements between a generic and brand company that permit generic entry within the scope of the patent, but also involve payments from the brand company to the generic company are neither presumptively unlawful nor presumptively lawful. Instead, the lawfulness and/or reasonableness of these agreements must be assessed on a case-by-case basis. Because the Supreme Court did not articulate a precise rule of lawfulness for such settlements, there may be extensive litigation over what constitutes a reasonable and lawful patent settlement between a brand and generic company. Recently, Endo was notified of three lawsuits purporting to be class actions brought by third-party payors alleging that its settlement agreement with Actavis regarding the Lidoderm® patent litigation was unlawful and in violation of federal antitrust laws, as well as various state laws. Additional similar suits may be filed in the future. The impact of such pending and future litigation, legislative proposals and potential future Supreme Court review is uncertain and could adversely affect Endo’s business, financial condition and results of operations.

Mesh litigation and FDA actions in connection with transvaginal mesh may continue to adversely affect sales of our female incontinence and pelvic floor repair products and the expense or potential liabilities of that litigation may exceed our current insurance coverage.

As previously discussed, there have been FDA actions to continue to advise the public and medical community regarding potential complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse, which is referred to in this proxy statement/prospectus as “POP,” and stress urinary incontinence, which is referred to in this proxy statement/prospectus as “SUI.” Additionally, AMS and, in certain cases, Endo or certain of its other subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts alleging personal injury resulting from use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function, and permanent deformities. On February 7, 2012, the U.S. Judicial Panel on Multidistrict Litigation issued an order to consolidate and transfer certain of these claims filed against AMS in various federal courts to the Southern District of West Virginia as MDL 2325. Endo may be subject to liabilities arising out of these cases, and is responsible for the cost of managing these cases. Endo intends to contest all of these cases vigorously but will also explore all options as appropriate in the best interests of Endo. However, there can be no assurance that Endo’s defense will be successful, and any defense may result in significant expense and divert management’s attention from Endo’s business. Endo believes it is reasonably possible that the outcomes of such cases could result in losses in excess of insurance reimbursement levels that could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.

Endo believes that the significant increase in the number of lawsuits filed against AMS and/or Endo concerning transvaginal mesh devices may have contributed to recent declines in Endo’s AMS segment’s women’s health revenue. This litigation and any additional action on the part of the FDA may negatively affect revenue in our AMS segment’s women’s health line in the future. Endo cannot predict the extent to which these developments could result in future decreases in the number of surgical procedures using surgical mesh. Future decreases in the number of surgical procedures using surgical mesh may adversely affect sales of Endo’s female incontinence and pelvic floor repair products.

In addition, Endo has been contacted regarding a civil investigation that has been initiated by a number of state attorneys general into mesh products, including transvaginal surgical mesh products designed to treat POP and SUI. On November 19, 2013, AMS and Endo received a subpoena from the California Attorney General’s Office relating to this civil investigation. Subsequently, AMS and Endo have received additional subpoenas from other states, also related to this same civil investigation. Endo cannot predict or determine the outcome of this investigation or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome from this investigation.

The combination of the businesses currently conducted by Endo and Paladin will create numerous risks and uncertainties, which could adversely affect New Endo’s operating results or prevent New Endo from realizing the expected benefits of the merger and the arrangement.

Strategic transactions like the merger and the arrangement create numerous uncertainties and risks and require significant efforts and expenditures. Endo will transition from a standalone public Delaware corporation to being part of a combined company incorporated in Ireland. This combination will entail many changes, including the integration of Paladin and its personnel with those of Endo, and changes in systems. These transition activities are complex, and New Endo may encounter unexpected difficulties or incur unexpected costs, including:

•	the diversion of New Endo management’s attention to integration of operations and the establishment of corporate and administrative infrastructures;

•	difficulties in achieving anticipated business opportunities and growth prospects from combining the business of Paladin with that of Endo;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees and corporate cultures;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

If any of these factors impairs New Endo’s ability to integrate the operations of Endo with those of Paladin successfully or on a timely basis, New Endo may not be able to realize the anticipated synergies, business opportunities and growth prospects from combining the businesses. In addition, New Endo may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business.

In addition, the market price of New Endo ordinary shares may decline following the business combination if, among other things, the integration of Endo and Paladin is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

The IRS may not agree with the conclusion that New Endo should be treated as a foreign corporation for U.S. federal income tax purposes following the transaction.

Although New Endo will be incorporated in Ireland, the IRS may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because New Endo is an Irish incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874, New Endo would be treated as a foreign corporation for U.S. federal income tax purposes if the former shareholders of Endo own (within the meaning of Section 7874) less than 80% (by both vote and value) of New Endo stock by reason of holding shares in Endo (the “ownership test”). The Endo shareholders are expected to own less than 80% (by both vote and value) of the shares in New Endo after the merger by reason of their ownership of shares of Endo common stock. As a result, under current law, New Endo is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that there will not exist in the future a subsequent change in the facts or in law which might cause New Endo to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect.

Further, there can be no assurance that the IRS will agree with the position that the ownership test is satisfied. There is limited guidance regarding the application of Section 7874 of the Code, including with respect to the provisions regarding the application of the ownership test. Endo’s obligation to complete the transactions is conditional upon its receipt of the Section 7874 opinion from Skadden, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date. However, an opinion of tax counsel is not binding on the IRS or a court. Therefore, there can be no assurance that the IRS will not take a position contrary to Skadden’s Section 7874 opinion or that a court will not agree with the IRS in the event of litigation.

See “Certain Tax Consequences of the Merger and the Arrangement— U.S. Federal Income Tax Considerations—Tax Residence of New Endo for U.S. Federal Income Tax Purposes” beginning on page 105 of this proxy statement/prospectus for a more detailed discussion of the application of Section 7874 of the Code to the transaction.

Section 7874 of the Code likely will limit Endo’s and its U.S. affiliates’ ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transactions or certain specified transactions for a period of time following the transaction.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in “Certain Tax Consequences of the Merger and the Arrangement—U.S. Federal Income Tax Considerations—Tax Residence of New Endo for U.S. Federal Income Tax Purposes” and “—Potential Limitation on the Utilization of Endo’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page 106 of this proxy statement/prospectus. Based on the limited guidance available, Endo currently expects that following the transaction, this limitation will apply and as a result, Endo currently does not expect that it or its U.S. affiliates will be able to utilize certain U.S. tax attributes to offset U.S. taxable income, if any, resulting from certain specified taxable transactions. See “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—Tax Residence of New Endo for U.S. Federal Income Tax Purpose” and “—Potential Limitation on the Utilization of Endo’s (and its U.S. Affiliates’) Tax Attributes” beginning on page 106 of this proxy statement/prospectus.

Future changes to U.S. and non-U.S. tax laws could materially adversely affect New Endo.

Under current law, New Endo is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, changes to the rules in Section 7874 of the Code or regulations promulgated thereunder or other guidance issued by the Treasury or the IRS, could adversely affect New Endo’s status as a foreign corporation for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application to New Endo, Endo, their respective shareholders and affiliates, and/or the transaction. In addition, recent legislative proposals would expand the scope of U.S. corporate tax residence, and such legislation, if enacted, could have a material and adverse effect on New Endo.

In addition, the U.S. Congress, the Organization for Economic Co-operation and Development, and other Government agencies in jurisdictions where New Endo and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations and there are several current legislative proposals that, if enacted, would substantially change the U.S. federal income tax system as it relates to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which New Endo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could materially and adversely affect New Endo.

The tax treatment of the merger to Endo shareholders is uncertain and cannot be known until after the merger is completed.

For U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable “reorganization” in which (i) Merger Sub will merge with and into Endo with Endo as the surviving corporation in the merger, and (ii) Endo shareholders will exchange their Endo common stock for New Endo ordinary shares received from both New Endo and Endo U.S. Inc. in the Endo share exchange. Under current U.S. federal income tax law, it is uncertain whether U.S. shareholders of Endo will be required to recognize gain or loss on the Endo share exchange. There is risk that U.S. holders (as defined below under “U.S. Federal Income Tax Considerations—Scope of Discussion”) of Endo common stock will be required to recognize gain (but not loss) on the Endo share exchange because non-recognition treatment depends on the application of new and complex provisions of U.S. federal income tax law as well as certain facts that are subject to change and that could be affected by actions taken by Endo and other events beyond Endo’s control. More specifically, U.S. holders of Endo common stock will be required to recognize gain on the Endo share exchange if the U.S. shareholders gain amount (as defined below under “U.S. Federal Income Tax Considerations”) exceeds the New Endo income amount (as defined below under “U.S. Federal Income Tax Considerations”). The U.S. shareholders gain amount has been and will continue to be affected by changes in Endo’s stock price, trading activity in Endo’s common stock, and the tax basis of U.S. holders of Endo common stock on the closing date. As a result, the U.S. shareholders gain amount cannot be known until after the closing of the merger. In this regard, Endo notes that there has been a substantial increase in Endo’s stock price during the period from the signing of the arrangement agreement to the date of this proxy statement/prospectus. The New Endo income amount will depend, in part, on the earnings and profits of Endo U.S. Inc. for the taxable year that includes the closing date (which Endo expects will be 2014). Such earnings and profits, if any, will depend on overall business conditions and the overall tax position of Endo U.S. Inc. for such taxable year and will take into account, among other things, taxable operating income and loss as well as taxable non-operating income and loss (including dispositions outside the ordinary course of business and extra-ordinary items), subject to certain adjustments, and cannot be determined until the end of the year in which the merger is completed. See “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders” beginning on page 106 of this proxy statement/prospectus.

New Endo may be subject to U.S. federal withholding tax as a result of Endo U.S. Inc.’s subscription for New Endo ordinary shares in exchange for its promissory note.

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply (see “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Merger”) then, as described below under “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders—Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers,” New Endo should be treated for U.S. tax purposes as receiving a distribution from Endo U.S. Inc. immediately prior to the merger. The deemed distribution for U.S. tax purposes will be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution and such dividend will be subject to U.S. withholding tax (at a rate of 5%) in accordance with the Convention between Ireland and the United States of America with Respect to Taxes on Income and Capital Gains, signed July 28, 1997, as amended, which is referenced in this proxy statement/prospectus as the “Ireland-U.S. Tax Treaty”. The amount of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution is uncertain, but could be substantial. See “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Merger—U.S. Federal Withholding Tax Consequences of the Merger to New Endo” beginning on page 110 of this proxy statement/prospectus.

Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply, the deemed distribution and U.S. withholding tax rules would not apply. See “Certain Tax Consequences of the Merger and the Arrangement—Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 105 of this proxy statement/prospectus.

Paladin is currently not subject to the compliance obligations of the Sarbanes-Oxley Act of 2002 and New Endo may not be able to timely and effectively implement controls and procedures over Paladin’s operations as required under the Sarbanes-Oxley Act of 2002.

Paladin is currently not subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. Subsequent to the completion of the transactions, New Endo will need to timely and effectively implement the internal controls necessary to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. New Endo intends to take appropriate measures to establish or implement an internal control environment at Paladin aimed at successfully adopting the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that New Endo may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures, which could result in enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for New Endo ordinary shares.

Risks Related to the Financial Condition of New Endo

Growing the business of New Endo will require the commitment of substantial resources, which could result in future losses or otherwise limit the opportunities of New Endo.

Growing the New Endo business over the longer-term will require us to commit substantial resources towards in-licensing and/or acquiring new products and product candidates, or towards costly and time-consuming product development and clinical trials of New Endo product candidates. It will also require continued investment in the commercial operations of New Endo. New Endo’s future capital requirements will depend on many factors, including many of those discussed above, such as:

•	the revenues from New Endo commercial products and the costs of New Endo’s commercial operations;

•	the extent of generic competition for New Endo products;

•	the cost of acquiring and/or licensing new products and product candidates;

•	the scope, rate of progress, results and costs of New Endo’s development and clinical activities;

•	the cost and timing of obtaining regulatory approvals and of compliance with laws and regulations;

•	the cost of preparing, filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the cost of investigations, litigation and/or settlements related to regulatory activities and third-party claims; and

•	changes in laws and regulations, including, for example, healthcare reform legislation.

One of New Endo’s goals will be to expand the business through the licensing, acquisition and/or development of additional products and product candidates. There can be no assurance that New Endo’s funds will be sufficient to fund these activities if opportunities arise, and New Endo may be unable to expand the business if it does not have sufficient capital or cannot borrow or raise additional capital on attractive terms.

New Endo may not be able to successfully maintain its low tax rates, which could adversely affect its business and financial condition, results of operations and growth prospects.

New Endo will be incorporated in Ireland and will maintain subsidiaries in the United States, Canada and South Africa. Taxing authorities, such as the IRS, actively audit and otherwise challenge these types of arrangements, and have done so in the pharmaceutical industry. The IRS may challenge the New Endo structure and transfer pricing arrangements through an audit or lawsuit. Responding to or defending such a challenge could be expensive and consume time and other resources, and divert management’s time and focus from operating the New Endo business. New Endo cannot predict whether taxing authorities will conduct an audit or file a lawsuit challenging this structure, the cost involved in responding to any such audit or lawsuit, or the outcome. If New Endo is unsuccessful, it may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future, any of which could require New Endo to reduce its operating expenses, decrease efforts in support of its products or seek to raise additional funds, all of which could have a material adverse effect on the New Endo business, financial condition, results of operations and growth prospects.

New Endo’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what New Endo’s financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Endo and Paladin and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Paladin have been measured at fair value based on various preliminary estimates using assumptions that Endo management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Endo’s financial condition or results of operations following the closing. Any potential decline in New Endo’s financial condition or results of operations may cause significant variations in the share price of New Endo. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 235.

Risks Related to the New Endo Ordinary Shares

The market price of New Endo ordinary shares may be volatile, and the value of your investment could materially decline.

Investors who hold New Endo ordinary shares may not be able to sell their shares at or above the price at which they purchased the Endo common stock. The prices of Endo and Paladin common shares have fluctuated materially from time to time, and New Endo cannot predict the price of its ordinary shares. The risk factors described above could cause the price of New Endo ordinary shares to fluctuate materially. In addition, the stock market in general, including the market for specialty pharmaceutical companies, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially harm the market price of New Endo ordinary shares, regardless of New Endo’s operating performance. In addition, the New Endo stock price may be dependent upon the valuations and recommendations of the analysts who cover the New Endo business, and if its results do not meet the analysts’ forecasts and expectations, New Endo’s stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against New Endo, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect New Endo’s business, financial condition, results of operations and growth prospects.

Future sales of New Endo ordinary shares in the public market could cause volatility in the price of New Endo ordinary shares or cause the share price to fall.

Sales of a substantial number of New Endo ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of New Endo ordinary shares, and could impair New Endo’s ability to raise capital through the sale of additional equity securities. Subject to the terms of the voting agreements, the key Paladin shareholders may enter into sale, hedging or other transactions with respect to the New Endo shares that they will receive as consideration in the arrangement.

The New Endo ordinary shares to be received by Endo shareholders in connection with the merger will have different rights from the Endo common stock.

Upon consummation of the merger, Endo shareholders will become New Endo shareholders and their rights as shareholders will be governed by New Endo’s memorandum and articles of association and Irish law. The rights associated with Endo common stock are different from the rights associated with New Endo ordinary shares. See “Comparison of the Rights of Holders of Endo Common Stock and New Endo Ordinary Shares” beginning on page 277.

New Endo will not have sufficient distributable reserves to pay dividends or repurchase or redeem shares following the merger and the arrangement even if considered appropriate by the New Endo board of directors unless it is permitted by the Irish High Court to create distributable reserves. This is because, under Irish law, dividends may only be paid, and share purchases and redemptions must generally be funded out of, distributable reserves. New Endo can provide no assurance that Irish High Court approval of the creation of distributable reserves will be forthcoming.

If New Endo proposes to pay dividends or to repurchase or redeem shares in the future, it may be unable to do so under Irish law. Under Irish law, dividends may only be paid, and share repurchases and redemptions must generally be funded only out of, “distributable reserves.” New Endo will not have distributable reserves immediately following the closing even if the proposals to approve the creation of distributable reserves of New Endo, are approved by the Endo and Paladin shareholders. The creation of distributable reserves requires the approval of the Irish High Court which New Endo plans to seek following completion of the merger. New Endo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves; however, the issuance of the required order is a matter for the discretion of the Irish High Court and there is no guarantee that such approval will be forthcoming. Even if the Irish High Court does approve the creation of distributable reserves, it may take substantially longer than the parties anticipate.

New Endo does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading prices of the New Endo ordinary shares for returns on your investment.

Endo has never paid cash dividends on its common stock. New Endo does not expect to pay dividends in the immediate future. New Endo anticipates that it will retain all earnings, if any, to support its operations. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of the New Endo board of directors and will depend on New Endo’s financial condition, results of operations, capital requirements and other factors the New Endo board of directors deems relevant. Holders of New Endo ordinary shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

After the completion of the merger, attempted takeovers of New Endo will be subject to Irish Takeover Rules and subject to review by the Irish Takeover Panel.

Delaware’s anti-takeover statutes and laws regarding directors’ fiduciary duties give the boards of directors broad latitude to defend against unwanted takeover proposals. Following the closing, New Endo will become subject to Irish Takeover Rules, as discussed in greater detail under “Description of New Endo Ordinary Shares—Anti-Takeover Provisions,” under which the New Endo board of directors will not be permitted to take any action which might frustrate an offer for New Endo ordinary shares once it has received an approach which may lead to an offer or has reason to believe an offer is imminent. Further, it could be more difficult for New Endo to obtain shareholder approval for a merger or negotiated transaction after the closing of the business combination because the shareholder approval requirements for certain types of transactions differ, and in some cases are greater, under Irish law than under Delaware law. See “Description of New Endo Ordinary Shares” beginning on page 263.

Following the completion of the merger, a future transfer of New Endo ordinary shares may be subject to Irish stamp duty.

Transfers of New Endo ordinary shares could be subject to Irish stamp duty. However, transfers of New Endo ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

A submission was made to the Irish Revenue Commissioners seeking confirmation in relation to the operation of stamp duty in respect of the transfer of book entry interests in Clearing and Depositary Services Inc. which is referred to in this proxy statement/prospectus as “CDS.” This confirmation has been obtained and confirms that transfers of New Endo ordinary shares effected by means of the transfer of book entry interests in CDS will not be subject to Irish stamp duty.

It is anticipated that the majority of New Endo ordinary shares will be traded through DTC and/or CDS by brokers who hold such shares on behalf of customers.

If you hold your New Endo ordinary shares directly (i.e. you are a registered shareholder), any transfer of your New Endo ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee.

The imposition of stamp duty could adversely affect the price of your shares.

See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Stamp Duty” beginning on page 113.

Dividends paid by New Endo may be subject to Irish dividend withholding tax.

In certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends paid on New Endo ordinary shares. A number of exemptions from dividend withholding tax exist, such that shareholders resident in European Union member states (other than Ireland) or other countries with which Ireland has signed a double tax treaty, which would include the U.S. or Canada, should generally be entitled to exemptions from dividend withholding tax provided that the appropriate documentation is in place. See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page 114 and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

It is expected that shareholders resident in the U.S. who hold their shares through DTC may not be subject to dividend withholding tax if the addresses of the beneficial owners of such shares in the records of the brokers holding such shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by New Endo).

However, other shareholders may be subject to dividend withholding tax, which could adversely affect the price of your shares. See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page 114.

After the transaction, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from New Endo will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in New Endo (for example, they are resident in Ireland). Shareholders who receive dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends. See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Income Tax on Dividends Paid on New Endo Ordinary Shares” beginning on page 116.

Risks Related to the Tax Consequences of the Merger and Arrangement

Certain Irish Tax Consequences of the Merger and Arrangement

No Irish tax should arise for Endo shareholders or Paladin shareholders pursuant to the merger and the arrangement, unless such shareholders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade carried on in Ireland through an Irish branch or agency. See “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations” beginning on page 112 for a more detailed description of the Irish tax consequences of the transactions.

It is recommended that each shareholder or shareholder consult his or her own tax advisor as to the tax consequences of holding shares in and receiving dividends from New Endo.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated in this proxy statement/prospectus by reference contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the respective financial conditions, results of operations, financial projections and businesses of Endo, Paladin and New Endo, and the expected impact of the proposed merger and arrangement on New Endo and its business. Statements including words such as “pro forma,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” “look forward,” “guidance,” and the negative of these terms or other comparable or similar terminology or expressions often identify forward-looking statements. Statements included or incorporated in this proxy statement/prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by section 27A of the Securities Act and section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward -looking statements”).

These forward-looking statements may include, without limitation, statements regarding the completion of the transactions, expected synergies and other benefits, including tax, financial and strategic benefits, to New Endo and the respective shareholders of Endo and Paladin of the transactions, the expected tax consequences to holders of Endo common stock and New Endo ordinary shares and the expected accounting treatment for the transactions and other statements that are not historical facts.

Although each of Endo and Paladin believes its forward-looking statements are reasonable, they are subject to important risks and uncertainties. Those include, without limitation, the failure to receive, on a timely basis or otherwise, the required approvals by Endo and Paladin shareholders, the Québec court and applicable government and regulatory authorities, the terms of those approvals, the risk that a condition to closing contemplated by the arrangement agreement may not be satisfied or waived, the inability to realize expected synergies or cost savings or difficulties related to the integration of Endo and Paladin operations, the ability of New Endo to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners, or other adverse events, changes in applicable laws or regulations, competition from other pharmaceutical companies, and other risks disclosed in Endo’s and Paladin’s public filings, any or all of which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. The forward-looking statements in this proxy statement/prospectus are qualified by these risk factors. As a result of these risks and uncertainties, the transactions could be modified, restructured or not be completed, and actual results and events may differ materially from the results and events contemplated in these forward-looking statements and from historical results. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference. You should carefully read this proxy statement/prospectus together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.” completely and with the understanding that actual future results may be materially different from those that are expected by Endo and Paladin. Except as otherwise required by law, none of Endo, Paladin or New Endo undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to comment on expectations of, or statements made by the other party or third parties in respect of the transactions. These forward-looking statements are not guarantees of future performance, given that they involve risks and uncertainties. You should not assume that any lack of update to previously issued forward-looking statement constitutes a reaffirmation of that statement. Continued reliance on forward-looking statements is at your own risk.

Additional information about these and other risks and uncertainties and about the material factors or assumptions underlying such forward-looking statements may be found in this proxy statement/prospectus under the sections captioned “Risk Factors,” as well as under the section entitled “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the SEC and the section entitled “Risks Related to Paladin Labs’ Business” in Paladin’s annual information form for the year ended December 31, 2012 filed on SEDAR at www.sedar.com and the sections in Paladin’s management’s discussion and analysis entitled “Concentration of Credit Risk and Major Customers,” “Liquidity Risk,” “Foreign Exchange Risk,” “Interest Rate Risk,” and “Equity Price Risk” beginning on page 181.

QUESTIONS AND ANSWERS ABOUT THE ENDO

SPECIAL MEETING OF SHAREHOLDERS AND VOTING

Q:	How do I attend the special meeting?

A:	You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. The special meeting will be held on February 26, 2014, at 10:00 a.m. local time, at 1400 Atwater Drive, Malvern, PA 19355. Directions to the special meeting may be found at www.endo.com, in the section titled “About Us” under the subsection titled “Locations.” Information on how to vote in person at the special meeting is discussed below. However, you do not need to attend the special meeting to vote your shares.

Q:	Who can vote at the special meeting?

A:	Only Endo shareholders of record at the close of business on January 22, 2014 will be entitled to vote at the special meeting. On this record date, there were 115,487,596 shares of Endo common stock outstanding and entitled to vote. Each share of Endo common stock is entitled to one vote on each matter to be voted on at the special meeting. Your proxy indicates the number of votes you have.

Shareholders of Record: Shares Registered in Your Name

If on January 22, 2014 your shares were registered directly in your name with Endo’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting, Endo urges you to vote by proxy over the telephone or on the Internet as instructed below, or fill out and return an Endo proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January 22, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	What am I voting on?

A:	There are four matters scheduled for a vote at the special meeting:

•	Proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 1);

•	Proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	Proposal to approve the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

Q:	What are the voting recommendations of the Endo board of directors?

A:	After careful consideration, the Endo board of directors has approved and declared advisable the arrangement agreement and transactions contemplated thereby (including the merger), and has determined that the arrangement agreement and the merger are fair to and in the best interests of Endo and its shareholders. The Endo board of directors recommends that you vote your shares:

•	“FOR” the adoption of the arrangement agreement and approval of the merger (Proposal 1);

•	“FOR” approval, on an advisory basis, of certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement (Proposal 2);

•	“FOR” approval of the creation of “distributable reserves,” which are required under Irish law in order for New Endo to make distributions and pay dividends and to purchase or redeem shares in the future by reducing some or all of the share premium of New Endo (Proposal 3); and

•	“FOR” adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) (Proposal 4).

In considering the recommendation of the board of directors of Endo, you should be aware that certain executive officers and all of the directors of Endo will have interests in the transactions that may be different from, or in addition to, the interests of Endo’s shareholders generally. See “The Merger and the Arrangement—Interests of Certain Persons in the Merger” beginning on page 86.

Q:	What if another matter is properly brought before the special meeting?

A:	The Endo board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the Endo special meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Q:	How do I vote?

A:	For each of the proposals, you may vote “FOR” or “Against,” or you may abstain from voting.

Shareholders of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the special meeting, you may vote by proxy using the enclosed Endo proxy card, or you may vote by proxy over the telephone or on the Internet as instructed below. Whether or not you plan to attend the special meeting, Endo urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•	To vote using a Endo proxy card, simply complete, sign and date the enclosed Endo proxy card and return it promptly in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed Endo proxy card to Endo before the special meeting, the proxy holders will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed Endo proxy card. Your vote must be received by 11:59 p.m. Eastern Time, on February 25, 2014 to be counted.

•	To vote through the Internet, go to www.proxyvote.com to complete an electronic Endo proxy card. You will be asked to provide the company number and control number from the enclosed Endo proxy card. Your vote must be received by 11:59 p.m. Eastern Time, on February 25, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy statement/prospectus along with voting instructions from that organization rather than from Endo. Simply follow the voting instructions provided by your broker, bank, or other agent to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the voting instructions provided by your broker, bank, or other agent and included with this proxy statement/prospectus, or contact your broker or bank to request a proxy form.

Endo provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Endo common stock you own as of January 22, 2014. Your proxy indicates the number of votes you have.

Q:	What if I return a proxy card or otherwise vote but do not make specific choices?

A:	Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Endo board of directors, which recommendations are summarized under “Questions and Answers About the Endo Special Meeting of Shareholders and Voting—What are the voting recommendations of the Endo board of directors?” beginning on page 45, or if you sign and return a Endo proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Endo board of directors on all matters presented in this proxy statement/prospectus and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the special meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections for the special meeting that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When Endo’s inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. Endo expects that each of the proposals presented at the special meeting will be considered non-routine matters, so Endo encourages you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all four proposals.

Q:	Who is paying for this proxy solicitation?

A:

Endo will pay for the entire cost of soliciting proxies. In addition to this proxy statement/prospectus, Endo’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication.

Directors and employees will not be paid any additional compensation for soliciting proxies. Endo may also reimburse brokerage firms, banks and other agents for the reasonable out-of-pocket cost of forwarding proxy materials to beneficial owners. Endo has also retained MacKenzie Partners, Inc. to assist in soliciting proxies. Endo will pay MacKenzie Partners, Inc. a base fee of approximately $15,000, plus reasonable out-of-pocket expenses for these services.

Q:	What does it mean if I receive more than one proxy statement/prospectus?

If you receive more than one proxy statement/prospectus, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions included with each proxy statement/prospectus to ensure that all of your shares are voted.

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another valid, properly completed Endo proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Endo’s Secretary at 1400 Atwater Drive, Malvern, Pennsylvania 19355; telephone: (484) 216-0000.

•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the special meeting.

Your most recent Endo proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR,” “Against,” “Abstain” and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as votes “Against” each of the proposals. Although broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposals 2 through 4. A broker non-vote will, however, have the same effect as an “Against” vote on Proposal 1. All Endo common stock that have been properly voted and not revoked, will be voted at the special meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the Endo common stock represented by that proxy will be voted FOR each of Proposals 1 through 4.

Q:	How many votes are needed to approve each proposal?

A:	Proposal 1: The proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger) must receive a “FOR” vote from the holders of at least a majority of the Endo common stock outstanding on the record date for the special meeting.

Proposal 2: The proposal to approve, on an advisory basis, certain compensatory arrangements between Endo and its named executive officers relating to the merger contemplated by the arrangement agreement must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote, although such vote will not be binding on Endo.

Proposal 3: The proposal to approve the creation of “distributable reserves” of New Endo must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote.

Proposal 4: The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the arrangement agreement and transactions contemplated thereby (including the merger) must receive a “FOR” vote from at least a majority of the Endo common stock represented either in person or by proxy at the special meeting and entitled to vote.

Q:	How many shares will Endo’s executive officers and directors be entitled to vote at the special meeting? Do you expect them to vote in favor of the proposals?

A:	As of January 22, 2014, the last practicable day before the date of this proxy statement/prospectus, Endo’s executive officers and directors, together with the shareholders with which certain of Endo’s directors are affiliated or associated, had the right to vote approximately 1.5 million common stock, representing approximately 1.3% of the Endo common stock then outstanding and entitled to vote at the special meeting. Endo expects that its executive officers and directors, and the shareholders with which certain of Endo’s directors are affiliated or associated, will vote “FOR” each of the proposals described above.

Q	What is the quorum requirement?

A:	A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the special meeting in person or represented by proxy. On the record date, there were 115,487,596 shares of Endo common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, the chairperson of the special meeting or a majority of shares present at the special meeting in person or represented by proxy may adjourn the special meeting to another date.

Q:	Should I send in my stock certificate with my proxy card?

A:	No. As described on page 102, Endo shareholders will be sent materials for exchanging Endo common stock shortly after the completion of the merger. Because of the potential Irish stamp duty on transfer of New Endo ordinary shares, Endo strongly recommends that all directly registered Endo shareholders open broker accounts so they can transfer their Endo common stock into DTC prior to their exchange for New Endo ordinary shares.

Q:	How can I find out the results of the voting at the special meeting?

A:	Endo expects to make a public announcement of the preliminary voting results as soon as practicable following the special meeting. Final voting results are expected to be published in a current report on Form 8-K filed by Endo with the SEC on or before the fourth business day following the special meeting. If final voting results are not available to Endo in time to file a Form 8-K within four business days following the special meeting, Endo intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to Endo, file an additional Form 8-K to publish the final results.

Q:	Will Endo hold an annual meeting in 2014? If so, when are shareholder proposals due for that meeting?

A:	If the merger and arrangement are completed, Endo will become an indirect wholly owned subsidiary of New Endo and will not have any public shareholders. As a result, there will be no public participation in any future meeting of Endo shareholders. In addition, if the merger and arrangement are completed in a timely manner, it is expected that New Endo will hold an annual general meeting of shareholders in 2014. If you wish to bring a proposal before the New Endo annual general meeting, if held, you must notify New Endo’s Secretary, in writing, not later than the close of business on March 23, 2014 nor earlier than the close of business on February 21, 2014. However, if the merger and arrangement are not completed or if Endo is otherwise required to do so under applicable law, Endo will hold an annual meeting of shareholders in 2014. For more information regarding New Endo annual general meetings of shareholders, see “Description of New Endo Ordinary Shares—Annual Meetings of Shareholders” beginning on page 267.

In the event that Endo holds an annual meeting of shareholders in 2014, shareholders may submit proposals on matters appropriate for shareholder action at meetings of its shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Endo’s proxy materials relating to its 2014 annual meeting of shareholders, if held, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by Endo no later than December 12, 2013. Such proposals should be delivered to Endo Health Solutions Inc., Attn: Secretary, 1400 Atwater Drive, Malvern, Pennsylvania 19355.

Pursuant to Endo’s bylaws, if you wish to bring a proposal before the shareholders or nominate a director at the Endo 2014 annual meeting of shareholders, if held, you must notify Endo’s Secretary, in writing, not later than the close of business on March 24, 2014 nor earlier than the close of business on February 22, 2014. However, if the Endo 2014 annual meeting of shareholders is held prior to April 23, 2014 or after June 22, 2014, notice by the shareholder must be so received no later than the close of business on the tenth day following the day on which the 2014 annual meeting is publicly announced or the 2014 annual meeting was mailed, whichever occurs first.

In addition, Endo’s bylaws require that any shareholder who wishes to submit a nomination to the board of directors must deliver written notice of the nomination to the Secretary of Endo within the time period and comply with the information requirements specified in Section 10 of Article II of the bylaws relating to shareholder nominations and the procedures set out in Endo’s 2013 Proxy Statement under the heading “Committees of the Board of Directors—Nominating & Governance Committee.” To be timely, a shareholder’s notice to the Secretary must be received at the principal executive offices of Endo (a) in the case of the annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided that in the event that the annual meeting is called for a date that is prior to April 23, 2014 or after June 22, 2014, notice by the shareholder must be received at the principal executive offices of Endo not later than the close of business on the tenth day following the day on which the 2014 annual meeting is publicly announced or notice of the 2014 annual meeting was mailed, whichever first occurs and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or publicly announced, whichever first occurs. Accordingly, to submit a nomination to the board of directors for consideration at our 2014 annual meeting that is “timely” within the meaning of Endo’s bylaws, a shareholder must make certain notice of such nomination is received by the Secretary of Endo no earlier than February 22, 2014 and no later than March 24, 2014. Any notice of nomination that is received after the dates specified above will be considered untimely. If Endo does not receive such notice of nomination between such dates, the notice will be considered untimely.

Any shareholder who wishes to make a nomination or proposal should obtain a copy of the relevant sections of the bylaws from the Secretary of Endo.

THE MERGER AND THE ARRANGEMENT

The Merger and the Arrangement

Under the terms of the arrangement agreement, (a) New Endo will acquire Paladin pursuant to a plan of arrangement under Canadian law and (b) Merger Sub will merge with and into Endo, with Endo as the surviving corporation in the merger. As a result of the transactions, both Endo and Paladin will become indirect wholly owned subsidiaries of New Endo.

At the effective time of the arrangement, (a) Paladin shareholders will be entitled to receive $1.16 in cash, subject to adjustment, 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics, a corporation incorporated under the laws of Canada and currently a subsidiary of Paladin, in exchange for each Paladin common share held by such shareholders; (b) all options to acquire Paladin common shares will be settled on a cash-less exercise basis for New Endo ordinary shares and common shares of Knight Therapeutics in an amount reflecting the arrangement consideration and (c) unvested rights to receive additional common shares under Paladin’s share purchase plan will be settled for a cash amount based on the Paladin common share price immediately prior to closing.

The cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price declines by more than 7% relative to a reference price of US$44.4642 per share during the reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable good faith estimate of such price for such reference valuation period). Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. Declines in Endo’s share price beyond 24% from the reference price will not give rise to further cash compensation to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million.

In addition, if the volume weighted average price per share of Endo shares is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period), then the voting agreements may be terminated by such shareholders.

At the effective time of the merger, (a) each share of Endo common stock will be converted into the right to receive one New Endo ordinary share; and (b) each Endo share option, restricted share award and other Endo share-based award that is outstanding will be converted into the right to receive an equity award from New Endo, which award shall be subject to substantially the same terms and conditions as were applicable to the Endo award in respect of which it was issued.

Background of the Transaction

As part of the ongoing evaluation of each of Paladin’s and Endo’s businesses, members of Paladin’s senior management and board of directors and Endo’s senior management and board of directors, respectively, periodically review and assess their respective company’s financial performance, capital allocation and operations and industry and regulatory developments as they may each impact their respective company’s long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value, such as through acquisitions, divestitures, business combinations and other financial and strategic alternatives.

In May 2012, Paladin undertook a review of strategic alternatives and engaged Credit Suisse Securities USA, LLC, which is referred to in this proxy statement/prospectus as “Credit Suisse,” as its financial advisor. From September 2012 through the middle of January 2013, a total of 25 parties were contacted, including both strategic and financial potential acquirors. No formal, binding offers to acquire Paladin were received as a result of such process. A small number of non-binding indications of interest were received. The valuation levels in such indications of interest were well below the consideration payable in the proposed transaction and, in the view of Paladin, the indications of interest did not reflect an appropriate valuation for Paladin and either contained or were on terms that were not acceptable.

On August 23, 2013, as part of its ongoing review and assessment of opportunities to enhance shareholder value, the Transactions Committee of the Endo board of directors held a telephonic meeting to discuss potential acquisition transactions in the specialty pharmaceutical industry. In addition to members of the Transactions Committee, members of Endo’s senior management and representatives of Deutsche Bank, Endo’s financial advisor, also attended the meeting. At the meeting, members of the Transactions Committee discussed potential transactions involving companies in the specialty pharmaceutical industry, including Paladin, and reviewed preliminary financial materials prepared by Deutsche Bank based on publicly available information. At the conclusion of the meeting, the committee authorized Endo’s senior management to contact Paladin to discuss potential transactions, including a potential acquisition of Paladin by Endo.

In the days following the Transactions Committee meeting, Rajiv De Silva, President and Chief Executive Officer of Endo, contacted representatives of Credit Suisse to inquire about having discussions with Paladin senior management regarding a potential transaction. After conferring with Paladin, Paladin’s advisors responded that if Endo intended to discuss a potential transaction to acquire all of Paladin, then the discussion must include a preliminary non-binding proposal as to the per share purchase price and the form of consideration.

On August 30, 2013, senior management of Endo, including Mr. De Silva, held a telephonic meeting with the Chairman of the Endo board of directors, Roger Kimmel, and the Chairman of the Transactions Committee, Michael Hyatt, to discuss, among other things, the status of communications between Endo and Paladin. Representatives of Skadden, Endo’s legal advisor, also participated in the meeting. Mr. De Silva updated Messrs. Kimmel and Hyatt on his discussions with representatives of Paladin. Following an extensive discussion of a potential transaction with Paladin, it was determined that Mr. De Silva would make a preliminary, non-binding oral indication of interest to acquire Paladin at a purchase price of $72 per share, payable primarily in shares of a newly-formed Irish holding company that would acquire both Endo and Paladin as well as in cash, subject to among other things, completion of a due diligence investigation of Paladin, negotiation of mutually acceptable definitive transaction agreements and the approval of the transaction by the Endo board of directors. In addition, in connection with the transaction, Endo would require certain members of the Goodman family and the voting trust holding certain of the Goodman family’s shares in Paladin to enter into a voting agreement in support of the transaction. Later that day, Mr. De Silva communicated to representatives of Credit Suisse that he was authorized to discuss such preliminary, non-binding oral indication of interest with Jonathan Ross Goodman, Chairman of Paladin’s board of directors, at a face to face meeting.

A few days later, representatives of Credit Suisse called Mr. De Silva to provide feedback on Endo’s preliminary, non-binding oral indication of interest. Representatives of Credit Suisse stated that the Paladin board of directors was not actively seeking a sale transaction involving Paladin, but that Paladin would consider engaging in exploratory discussions with Endo regarding such a potential transaction. Credit Suisse further related that any such transaction must provide certainty of closing for the Paladin shareholders and certainty of value.

Following this discussion, it was agreed that Messrs. Goodman and De Silva should meet to discuss a potential transaction. In anticipation of this meeting and the sharing of non-public information, Endo and Paladin negotiated mutual confidentiality and standstill agreements, which were executed on September 10, 2013.

On September 11, 2013, Messrs. Goodman and De Silva met in New York City to discuss a potential transaction. At this meeting, each of Mr. Goodman and Mr. De Silva provided the other with an overview of their respective companies and their strategies, and Mr. De Silva discussed the terms of a potential transaction with Paladin at a purchase price of $72 per share, payable in shares of a newly-formed Irish holding company, and the benefits that the Paladin shareholders would enjoy in the combined company following such a transaction. Following this meeting, it was agreed that Paladin would consider Endo’s non-binding, indicative proposal and provide additional feedback to Endo.

On September 17, 2013, Mr. Goodman called Mr. De Silva to respond to Endo’s non-binding, indicative proposal. Mr. Goodman stated that Paladin would be willing to proceed in discussions regarding a potential transaction at a higher purchase price of $77 per share. Mr. Goodman also stated that the potential FDA priority review voucher associated with Paladin’s Impavido product should remain with the Paladin shareholders following the transaction. Mr. Goodman reiterated that Paladin viewed certainty of closing and certainty of value, including the need for a portion of the consideration to be paid in cash, as key issues for the Paladin shareholders.

On September 18, 2013, the Transactions Committee of the Endo board of directors held a telephonic meeting, which was also attended by members of Endo senior management and representatives of Deutsche Bank and Skadden, to discuss Paladin’s response. At this meeting, representatives of Deutsche Bank discussed preliminary valuation analyses of Paladin, and senior management of Endo discussed the strategic and financial opportunities presented by an acquisition of Paladin and Endo by a newly-formed Irish holding company, to be owned, following the transaction, by the former shareholders of Endo and Paladin. Following an extensive discussion, including questions from members of the committee, it was determined that Endo should send a written, non-binding proposal letter to Paladin, setting forth Endo’s proposed transaction terms, which included a purchase price of $77 per Paladin common share and sought exclusive negotiations with Paladin and immediate access to Paladin due diligence materials. It was also determined to reiterate that the Endo board of directors would require that certain members of the Goodman family and the voting trust holding certain of the Goodman family’s shares in Paladin enter into a voting agreement in support of the transaction.

Later that day, Endo delivered a non-binding proposal letter to Paladin. Among other things, the non-binding proposal letter proposed an acquisition of Endo and Paladin by a newly-formed Irish holding company with the Paladin shares being acquired at a purchase price of $77 per share, payable primarily in shares of a newly-formed Irish holding company according to a to-be-determined fixed exchange ratio, to be owned, following the transaction, by the former shareholders of Endo and Paladin. The letter also stated that the transaction consideration to be paid to Paladin shareholders would be 90%-100% in shares of the new Irish holding company, with the remainder, if any, being paid in cash, and that Endo was open to considering transaction structures that would allow the FDA priority review voucher to remain with the Paladin shareholders following the transaction.

That same day, Mr. Goodman discussed Endo’s non-binding proposal letter with Paladin’s board of directors. The directors discussed the valuation being proposed, both in the context of the valuations described and the outcome of the recent review of strategic alternatives process undertaken by Paladin, the then current share price, the premium that the Endo proposed valuation represented, as well as the future prospects of Paladin. The Paladin board of directors authorized management of Paladin to enter into an exclusivity agreement with Endo for a 45-day period during which the parties would pursue both mutual due diligence and the negotiation of definitive agreements.

During the period from September 20, 2013 to September 27, 2013, the parties continued to negotiate the terms of the exclusivity agreement, which was executed by the parties on September 27, 2013.

On September 24, 2013, the Endo board of directors discussed the status of the proposed transaction. The meeting was attended by members of Endo’s senior management team as well as by representatives of Deutsche Bank and KPMG LLP, Endo’s tax advisor, which is referred to in this proxy statement/prospectus as “KPMG”.

The Endo board of directors discussed, among other things, the strategic rationale for a potential acquisition of Paladin, a preliminary view of valuation, the pro-forma implications for Endo, potential transaction risks and a possible timeline to announcement.

On October 2, 2013, Paladin opened a virtual dataroom containing certain non-public information requested by Endo, and Endo began its due diligence investigation of the information provided.

On October 5, 2013, Messrs. Goodman and De Silva discussed the status of the parties’ due diligence investigations in connection with the proposed transaction, and determined that senior management of each company should meet in Montreal in mid-October for a mutual due diligence session. During this call, Mr. Goodman reiterated the importance of the FDA priority review voucher to the Paladin shareholders and stated that the Paladin board of directors preferred that, following the transaction, the new Irish holding company have a listing on TSX. Mr. De Silva indicated that Endo would be open to exploring the feasibility of such a listing.

On October 10, 2013, senior management of Endo held a telephonic meeting with Messrs. Kimmel and Hyatt to provide an update on the status of negotiations with Paladin. Representatives from Deutsche Bank and Skadden also participated in this meeting. Also on this date, at the direction of Endo’s Transactions Committee, Endo senior management contacted Houlihan Lokey Financial Advisors, Inc., which is referred to in this proxy statement/prospectus as “Houlihan Lokey,” to discuss, among other things, retaining Houlihan Lokey as a financial advisor in connection with the transaction. From this date through November 4, 2013, senior management of Endo provided representatives of Houlihan Lokey with information requested in connection with Houlihan Lokey’s analyses related to the proposed transaction.

Also on October 10, 2013, the Paladin board of directors held a telephonic meeting. This meeting was also attended by representatives of Credit Suisse and Davies Ward Phillips & Vineberg LLP, Paladin’s legal counsel, which is referred to in this proxy statement/prospectus as “Davies,” and certain members of Paladin senior management, who provided an update to the board on the process and the proposed transaction.

On October 14, 2013, the Audit Committee of the Endo board of directors held a telephonic meeting. Members of Endo senior management and representatives of Deutsche Bank and Skadden also participated in this meeting. At this meeting, members of Endo senior management updated the members of the committee on the status of negotiations with Paladin and answered questions from members of the committee regarding the proposed transaction.

On October 17, 2013, senior management of Endo and Paladin met in Montréal to present an overview of their respective businesses and answer due diligence questions from one another. Following this meeting, Messrs. Goodman and De Silva held a meeting to discuss issues related to the proposed transaction. At this meeting, Mr. Goodman informed Mr. De Silva that members of the Goodman family and the voting trustee of the voting trust holding Paladin common shares on behalf of the Goodman family were concerned that the fixed exchange ratio in the proposed transaction would subject Paladin shareholders to market risk in the event that the price of Endo shares dropped between execution of definitive transaction documentation and the closing of the proposed transaction. Mr. De Silva suggested a follow-up call on this topic. Later that day, Endo opened a virtual dataroom containing certain non-public information requested by Paladin, and Paladin began its due diligence investigation of the information provided.

On October 19, 2013, representatives of Skadden sent a draft arrangement agreement for the proposed transaction to Davies and Paladin. Later that day, representatives of Credit Suisse contacted Mr. De Silva and representatives of Deutsche Bank to discuss the concerns regarding potential market risk of an Endo share price decline between signing and closing, and the potential means to address these concerns proposed by the Goodman family, including a potential one-way adjustment mechanism to increase the amount of cash payable in the transaction upon a decrease in the Endo share price and an ability to terminate the voting agreement if the Endo share price dropped below a level to be specified in the voting agreement. Mr. De Silva informed representatives of Credit Suisse that he would discuss these concerns with the Endo board of directors, and these matters were discussed at the October 28, 2013 meeting of Endo’s Audit and Transactions Committees and with certain other members of Endo’s board of directors during Mr. De Silva’s regular discussions with directors regarding the proposed transaction.

On October 20, 2013, representatives of Skadden sent a draft voting agreement to the Davies attorneys representing the Goodman family and the voting trust holding certain of the Goodman family’s shares in Paladin.

On October 22, 2013, representatives of Endo, Paladin, Skadden and Davies held a conference call to discuss certain of Endo’s open due diligence questions regarding Paladin.

On October 23, 2013, Davies delivered a written proposal to Endo regarding the separation of Paladin’s Impavido product and the related FDA priority review voucher to the Paladin shareholders in connection with the transaction. The proposal contemplated that Impavido, the related FDA priority review voucher and a $1,000,000 capital contribution would be contributed to a new entity (later named Knight Therapeutics) that would be separated to the Paladin shareholders in connection with the proposed transaction.

Also on October 23, 2013, representatives of Davies sent a revised draft of the arrangement agreement to Endo. Also on that date, Mr. De Silva and representatives of Deutsche Bank and Credit Suisse had a follow up discussion to discuss, among other things, Paladin’s board of directors’ concerns regarding potential market risk of an Endo share price decline between signing and closing.

On October 24, 2013, the Audit and Transactions Committees of Endo’s board of directors held a joint telephonic meeting to discuss the status of the proposed transaction. Also attending this meeting were members of Endo’s senior management and representatives of Deutsche Bank, KPMG and Skadden. At this meeting, members of Endo’s senior management provided an update on, among other things, Endo’s due diligence investigation of Paladin, the open business issues between the parties and the status of Endo’s financing discussions. Representatives of Deutsche Bank presented updated valuation materials.

That same day, the Paladin board of directors held a telephonic meeting, during which representatives of Davies, along with certain members of Paladin senior management, provided an update to the board on the proposed transaction.

On October 25, 2013, representatives of Endo and Paladin held a due diligence conference call to discuss Endo’s open due diligence questions.

On October 28, 2013, the Audit and Transactions Committees of Endo’s board of directors held a joint telephonic meeting to discuss the status of the proposed transaction. Also attending this meeting were members of Endo’s senior management and representatives of Deutsche Bank, KPMG and Skadden. At this meeting, representatives of Skadden provided an overview of the issues presented by Paladin’s revised draft of the arrangement agreement, which included, among other things, (i) the size of the termination fee payable by Paladin, (ii) the size of the termination fee payable by Endo, (iii) the treatment of employee options to acquire Paladin common shares, (iv) the inclusion of Impavido, together with the FDA priority review voucher, in Knight Therapeutics Inc., which is the entity being separated to Paladin shareholders in connection with the proposed transaction and other transaction terms; and (v) the extent of Endo’s representations and warranties in the arrangement agreement. At this meeting, Mr. De Silva also updated members of the committees on Paladin’s concerns regarding the potential market risk of an Endo share price decline between signing and closing, and the members of the committees discussed these concerns with senior management of Endo and representatives of Skadden and Deutsche Bank. Finally, members of the committees and representatives of Skadden and KPMG discussed the potential tax effects of the proposed transaction structure on Endo shareholders and the potential that an excise tax under the Code could be applied to certain of Endo’s officers and all of Endo’s directors.

Following extensive discussion, including numerous questions from members of the committees, it was determined to respond to Paladin’s revised draft by stating to Paladin that (i) Impavido could be contributed to Knight Therapeutics (and, in any event, the $1,000,000 capital contribution described above should not be made in connection with any stock exchange listing of Knight Therapeutics), (iii) the termination fees payable by Endo and Paladin should each be equal to approximately 3.6% of Paladin’s equity value as calculated based on the transaction and (iv) Endo would not give fully reciprocal representations and warranties in the arrangement agreement, but Endo would consider providing additional representations as to litigation reserves, taxes and employee benefits matters. The members of the committees determined that more information was required before the treatment of employee options to acquire Paladin common shares could be resolved. It was also determined that Endo’s senior management should explore resolving Paladin’s concerns regarding the potential market risk of an Endo’s share price decline between signing and closing by a potential increase to the cash portion of the consideration in the event of such a decline and by agreeing to give the Goodman family the right to terminate the voting agreement, but only in the event of a significant drop in the Endo share price. The members of the committees also determined that key members of Paladin senior management should execute employment letters in connection with the transaction.

Later in the day on October 28, 2013, representatives of Skadden sent a revised draft of the arrangement agreement to Davies reflecting, among other things, the response on the open points discussed above.

That same day, representatives of Davies sent a revised draft of the voting agreement to Skadden and Endo. Among other things, this revised draft provided that the Goodman family could terminate the voting agreement if the volume weighted average trading price of Endo common stock declined by more than 7% during a five business day reference period.

On October 30, 2013, representatives of Davies provided a revised draft of the arrangement agreement to Skadden and Endo.

That same day, representatives of Endo, Deutsche Bank and Credit Suisse discussed the issues regarding the Goodman family’s concerns about potential Endo stock price declines prior to consummation of the proposed transaction. Following this discussion Endo and representatives of the Goodman family generally agreed, subject to approval by the Endo board of directors, that the cash consideration to be received by Paladin shareholders would be increased if Endo’s volume weighted average share price during an agreed 10 trading day reference period declined by more than 7% relative to a reference price based on the volume weighted average trading price for the five trading days ended November 1, 2013 (which was later determined to be US$44.4642), with Endo providing additional cash compensation to compensate Paladin shareholders for Endo share price declines of more than 7% but less than 20%, Endo providing additional cash compensation to compensate Paladin shareholders for half of the amount of Endo share price declines between 20% and 24 % and no additional cash compensation being paid for Endo share price declines in excess of 24%. The parties also agreed that the Goodman family would be able to terminate the voting agreement if the volume weighted average share price of Endo during an agreed upon 10 trading day reference period declined by more than 24% from the reference price described above.

On October 31, 2013, representatives of Davies representing certain members of the Goodman family provided a revised draft of the voting agreement reflecting the termination right agreed to by the parties.

On November 1, 2013, Endo formally retained Houlihan Lokey to serve as a financial advisor in connection with the transaction.

That same day, the Endo board of directors held a day-long special meeting in New York City to discuss the status of the proposed transaction. Also attending this meeting were members of Endo’s senior management and representatives of Deutsche Bank, Skadden, KPMG and certain other of Endo’s advisors. At this meeting, representatives of Skadden discussed with the board of directors their fiduciary duties under applicable law.

Next, Mr. De Silva provided an overview of the transaction status and representatives of Endo’s senior management provided an update on the status of Endo’s due diligence investigation of Paladin. Following discussion of Endo’s due diligence investigation, representatives of Deutsche Bank reviewed with the board of directors the presentation previously prepared by Deutsche Bank, including information regarding the valuation of Paladin and Deutsche Bank’s financial analysis of the consideration to be received by the Endo shareholders in the proposed transaction. Next, Mr. De Silva and representatives of Endo’s senior management discussed with the board of directors the proposed transaction structure, the risks to Endo of undertaking the transaction and the potential integration of the two companies. Representatives of KPMG and Skadden discussed with the board of directors the potential tax treatment of the proposed transaction for Endo shareholders and the potential that an excise tax under the Code could be applied to certain of Endo’s officers and all of Endo’s directors. Following numerous questions from directors on these topics, representatives of Deutsche Bank were excused and representatives of Houlihan Lokey joined the meeting and reviewed with the board of directors the presentation previously prepared by Houlihan Lokey, including information regarding the valuation of Paladin and Houlihan Lokey’s financial analysis of the consideration to be received by the Endo shareholders in the proposed transaction. Next, representatives of Endo’s senior management discussed the public relations and investor communications plan in the event the proposed transaction was executed. Finally, the board of directors and members of Endo’s senior management discussed the process towards execution of definitive transaction documentation and announcement of a transaction, if the remaining issues could be resolved.

During the course of the day and in consultation with the Endo board of directors, members of Endo’s senior management and representatives of Deutsche Bank, Skadden and Torys LLP, Endo’s special Canadian counsel in connection with the transaction, which is referred to in this proxy statement/prospectus as “Torys,” engaged in negotiations of open transaction issues. Paladin agreed that the tax opinion condition was acceptable, subject to having further discussions among tax experts to understand the circumstances in which the tax opinion would not be deliverable. The parties also agreed that, subject to resolving the appropriate legal mechanics, options to acquire Paladin common shares would be accelerated in connection with the proposed transaction.

From November 1, 2013 to the morning of November 5, 2013, Endo and Paladin, assisted by representatives of Deutsche Bank, Credit Suisse, Davies, Skadden and Torys negotiated the remaining aspects of the proposed transaction, including, among other things, the details of the Knight Therapeutics separation, the scope of the representations, warranties and covenants in the arrangement agreement and the parties’ respective confidential disclosure materials.

On November 2, 2013, following the determination of the calculation of the exchange ratio applicable to the Paladin common shares in the proposed transactions, Endo began negotiating with members of Paladin’s senior management team the terms of their respective employment letters.

On November 3, 2013, the Paladin board of directors held a telephonic meeting to discuss the potential transaction, during which meeting, representatives of Credit Suisse, Ernst & Young LLP and Davies, together with certain members of Paladin’s senior management, provided an update to the board on the proposed transaction. Later that same day, Endo senior management began negotiating with Mr. Goodman the terms of Mr. Goodman’s consulting agreement with Endo, which was signed on November 5, 2013.

On the evening of November 4, 2013, the Endo board of directors held a special telephonic meeting to discuss the approval of the arrangement agreement and the other definitive transaction documentation. Prior to this meeting, members of the Endo board of directors had received an overview of the material provisions of the arrangement and voting agreements, as well as draft board resolutions and presentation materials from each of Deutsche Bank and Houlihan Lokey. Also attending this meeting were representatives of Deutsche Bank, Houlihan Lokey, KPMG, Skadden and certain other advisors of Endo. At this meeting, Mr. De Silva provided an update on the status of the proposed transaction since the meeting of the board of directors on November 1, 2013. Next, representatives of Skadden discussed the resolution of the final open issues in connection with the proposed transaction.

Following this discussion and numerous questions from the board of directors, representatives of Deutsche Bank reviewed with the board of directors the presentation previously prepared by Deutsche Bank, including information regarding the valuation of Paladin and Deutsche Bank’s financial analysis of the consideration to be received by the Endo shareholders in the transaction, and delivered its oral opinion, which was later confirmed by a written opinion dated November 5, 2013, that, as of November 5, 2013 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the exchange ratio (taking into account the arrangement) was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

At the request of Endo’s board of directors, Houlihan Lokey then reviewed and discussed its financial analyses. Thereafter, at the request of Endo’s board of directors, Houlihan Lokey verbally rendered its opinion to Endo’s board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to Endo’s board of directors dated November 5, 2013) to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion, and taking into account the transactions, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

Following this presentation, the Endo board of directors discussed in detail the proposed transaction and approved the arrangement agreement and its terms and conditions, substantially in the form presented to the board of directors, and the transactions contemplated by the arrangement agreement, including the merger.

At a meeting of the Paladin board of directors during the evening of November 4, 2013, which was also attended by representatives of Credit Suisse, Davies and Ernst & Young LLP, Credit Suisse provided its opinion, orally, on the fairness, from a financial point of view, to Paladin shareholders (other than Paladin shareholders subject to the voting agreement) of the consideration to be received by them under the terms of the transaction and on November 5, 2013, Credit Suisse delivered to Paladin its written fairness opinion confirming the oral fairness opinion delivered on November 4, 2013. At this meeting, the Paladin board of directors approved the arrangement agreement and its terms and conditions, substantially in the form presented to the board of directors and the transactions contemplated by the arrangement agreement.

On the evening of November 4, 2013, members of the board of directors of New Endo discussed in detail the proposed transaction and approved the arrangement agreement and its terms and conditions, substantially in the form presented to the board of directors and the transactions contemplated by the arrangement agreement.

On the morning of November 5, 2013, the parties executed the arrangement agreement, the voting agreements and the employment letters and publicly announced the transactions.

On November 21, 2013, the Compensation Committee of the Endo board of directors held a telephonic meeting to discuss if the pending transaction would be taxable to Endo shareholders and the potential that an excise tax under the Code could be applied to certain of Endo’s officers and all of Endo’s directors in connection with the proposed transaction. Representatives of Skadden, KPMG and Hay Group, Endo’s compensation consultant, also attended this meeting. At this meeting, members of the committee also discussed potential actions that could be taken to mitigate the impact of the excise tax on certain of Endo’s officers and all of Endo’s directors.

On December 2, 2013, the Compensation Committee of the Endo board of directors held a telephonic meeting, which was also attended by representatives of Skadden, KPMG, Hay Group and A&L Goodbody, Endo’s special Irish counsel. At this meeting, the members of the committee continued their earlier discussion of the potential for an excise tax under the Code to be applied to certain of Endo’s officers and all of Endo’s directors in connection with the proposed transaction. The members of the committee had an extensive discussion of possible alternatives for mitigating the potential excise tax, including discussions related to the granting of equity awards following the transaction. Additionally, representatives of A&L Goodbody discussed certain aspects of Irish tax laws and their impact on Endo benefit plans and Endo’s executive officers and directors. On December 9, 2013, the Compensation Committee of the Endo board of directors approved resolutions approving Endo’s payment of any potential excise tax under the Code to be applied to certain of Endo’s officers and all of Endo’s directors in connection with the proposed transaction.

Recommendations of Endo’s Board of Directors; Endo’s Reasons for the Merger

At its meeting on November 4, 2013, the Endo board of directors unanimously approved the arrangement agreement and the transactions contemplated thereby (including the merger). The Endo board of directors unanimously recommends that the shareholders of Endo vote for the approval and adoption of the arrangement agreement and the transactions contemplated thereby (including the merger) and for the other resolutions to be considered at the Endo special meeting.

The Endo board of directors considered many factors in determining to recommend the approval and adoption of the arrangement agreement and the transactions contemplated thereby (including the merger). In arriving at its determination, the board of directors consulted with Endo’s senior management, legal advisors, financial advisors, accounting advisors and other advisors, reviewed a significant amount of information, considered a number of factors and concluded, in their business judgment, that the transactions are likely to result in significant strategic and financial benefits to Endo and its shareholders, including:

•	the creation of a leading international specialty healthcare company, with a capital structure that will allow Endo to accelerate its long-term strategy of international expansion and growth, including through additional mergers and acquisitions;

•	the diversification of Endo’s revenue and profit streams through the acquisition of Paladin’s Canadian businesses;

•	added breadth to Endo’s geographic exposure through access to new, emerging markets such as South Africa and Latin America;

•	the anticipated credit profile of the combined company, which is expected to provide the combined company with increased access to cash flow and better access to capital markets;

•	anticipated annual recurring after-tax operational and tax synergies of at least US$75,000,000, with additional possible revenue, operational or tax savings;

•	the expected generation of strong operating cash flow and an increased cash conversion ratio, which is anticipated to permit the combined company to rapidly de-lever its balance sheet;

•	the expected combined company adjusted effective tax rate of approximately 20%, as opposed to the current adjusted effective tax rate of Endo of 28.5%; and

•	enhanced global cash management flexibility and associated financial benefits through the incorporation of New Endo in Ireland.

These beliefs are based in part on the following factors considered by the Endo board of directors:

•	the anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of New Endo;

•	that Endo’s and Paladin’s product lines and geographic scopes are complementary and do not present significant areas of overlap;

•	the value represented by the expected increased cash flow and earnings improvement of New Endo;

•	Paladin’s business, operations, financial condition and future prospects;

•	the likelihood that the transactions will be completed on a timely basis and the limited number of conditions to Paladin’s obligation to complete the transactions;

•	the fact that the transactions are subject to the approval and adoption of the arrangement agreement by the Endo shareholders;

•

the fact that Endo’s obligation to consummate the transactions is subject to Endo’s receipt of the Section 7874 opinion from Skadden, dated as of the closing date of the transactions, to the effect that

Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes from and after such date;

•	that, subject to certain limited exceptions, Paladin is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of Paladin;

•	that Paladin must pay a termination fee of $60,000,000 if the arrangement agreement is terminated under certain circumstances specified therein;

•	the likelihood that Endo will be able to obtain the necessary financing given the financing commitments from the commitment parties;

•	the financial statements of Paladin and the prospective financial information described in more detail under the heading “—Endo and Paladin Unaudited Prospective Financial Information” beginning on page 61;

•	the current and prospective economic environment in the healthcare industry, including the potential for further consolidation;

•	the global cash management and resultant tax benefits to New Endo as an Irish corporation, the benefits of which will accrue to Endo shareholders as shareholders of New Endo;

•	the financial analyses reviewed and discussed with the Endo board of directors by representatives of Deutsche Bank, as well as the oral opinion of Deutsche Bank rendered to the Endo board of directors on November 4, 2013 (which was subsequently confirmed in writing by delivery of a written opinion of Deutsche Bank, dated November 5, 2013) that, subject to the assumptions, limitations, qualifications and conditions contained in the written opinion, the exchange ratio of one New Endo ordinary share for each outstanding share of Endo common stock in connection with the merger, taking into account the arrangement, was fair, from a financial point of view, to the holders of Endo common stock. See “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors—Opinion of Deutsche Bank Securities Inc.” beginning on page 64;

•	the financial analyses reviewed by Houlihan Lokey with Endo’s board of directors as well as the oral opinion of Houlihan Lokey rendered to Endo’s board of directors on November 4, 2013 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to Endo’s board of directors dated November 5, 2013), as to the fairness, from a financial point of view and as of such date, to the holders of Endo common stock of the exchange ratio, which opinion took into account the transactions, and was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. See “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors—Opinion of Houlihan Lokey Financial Advisors, Inc.” beginning on page 74; and

•	the current and prospective economic environment and increasing competitive burdens and constraints facing Endo.

In the course of its deliberations, the Endo board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fixed exchange ratio will not adjust downwards to compensate for changes in the price of Endo’s common stock or Paladin’s common shares prior to the effective time of the transactions, and the terms of the arrangement agreement do not include termination rights triggered by a decrease in the value of Paladin relative to the value of Endo;

•	the fact that the cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price during the agreed reference period declines by more than 7%

relative to a reference price of US$44.4642 per share. Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price of US$44.4642 during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million. See “The Merger and the Arrangement” beginning on page 50;

•	the risk arising from provisions in the arrangement agreement relating to the potential payment of a $60,000,000 termination fee by Endo under certain circumstances specified in the arrangement agreement;

•	the fact that, subject to certain limited exceptions, Endo is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of Endo;

•	the restrictions on the conduct of Endo’s business prior to the completion of the transactions, which could delay or prevent Endo from undertaking some business opportunities that may arise pending completion of the transactions;

•	the adverse impact that business uncertainty pending the effective time of the transactions could have on Paladin’s ability to attract, retain and motivate key personnel until the effective time of the transactions;

•	the fact that Endo has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transactions, regardless of whether the transactions are consummated;

•	the fact that, in order to obtain the approval of the responsible ministers under the Investment Canada Act, Endo may be required to agree to certain undertakings with respect to the Canadian operations of New Endo for a period of up to three years following consummation of the transactions;

•	the risk that the forecasted results in the unaudited prospective financial information of Endo and Paladin will not be obtained;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that consummation may be unduly delayed and the potential resulting disruptions to Endo’s businesses and relationships;

•	the challenges posed by the combination of two business enterprises of the size and scope of Endo and Paladin, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all or the other numerous risks and uncertainties which could adversely affect New Endo’s operating results;

•	the risk that changes in law or regulation could adversely impact the expected benefits of the transactions to New Endo and its shareholders;

•	the fact that the ultimate tax treatment of the transactions for U.S. shareholders of Endo is not certain and that the aggregate gain of U.S. shareholders in their Endo common stock has been and will continue to be affected by changes in Endo’s stock price and by public trading activity by current and future U.S. shareholders of Endo and such shareholders’ tax basis. Additionally, the ultimate tax treatment for U.S. shareholders of Endo could be affected by actions taken by Endo and other events beyond Endo’s control and cannot be determined until the end of the year in which the transactions are completed, which Endo expects will be 2014. See “Certain Tax Consequences of the Merger and the Arrangement” beginning on page 103; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” beginning on page 29 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 43.

After considering the foregoing potentially negative and potentially positive factors, the Endo board of directors unanimously concluded, in their business judgment, that the potentially positive factors relating to the arrangement agreement and the transactions contemplated thereby (including the merger) substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Endo board of directors is not exhaustive but is intended to reflect the material factors considered by the Endo board of directors in its consideration of the transactions. In view of the complexity, and the large number, of the factors considered, the Endo board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Endo board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Endo board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Endo board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 43.

Endo and Paladin Unaudited Prospective Financial Information

Neither Paladin nor Endo, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the transaction, in October 2013, each of Paladin and Endo made available to the other party and its financial advisors certain unaudited prospective financial information on a stand-alone, pre-transaction basis.

Furthermore, as discussed below and under “The Merger and the Arrangement—Opinion of Endo’s Financial Advisors” beginning on page 64 of this proxy statement/prospectus, Deutsche Bank and Houlihan Lokey reviewed certain internal financial and operating information with respect to the business, operations and prospects of Paladin and Endo, including, with respect to Paladin, certain unaudited prospective financial information relating to Paladin based on certain estimates made by Endo’s management for the calendar years 2014-2018 and incorporating certain adjustments thereto made by the management of Endo as well as certain extrapolations for the calendar years 2019-2023 made by management of Endo, which is referred to in this proxy statement/prospectus as “Endo’s Paladin projections,” and, with respect to Endo, certain unaudited prospective financial information relating to Endo for the calendar years 2014-2016, which is referred to in this proxy statement/prospectus as “Endo’s Endo projections.” Endo’s management made certain adjustments to the Paladin management projected financial information for the years 2014 through 2018. The adjustments reduced Paladin’s revenue estimates and were primarily based on an expectation by Endo management that prescription volume will be lower for certain on-market and pipeline products. In aggregate, these differences in assumptions reduce Paladin’s projected revenues over a five-year forecast period by approximately 15%. Endo management did not consult Paladin management in making such adjustments. Endo’s Endo projections and Endo’s Paladin projections were also made available to the Endo board of directors in connection with the presentation of the financial analyses of Deutsche Bank and Houlihan Lokey. Endo’s Endo projections were also made available to Paladin’s financial advisors. The inclusion of information about Endo’s Endo projections and Endo’s Paladin projections in this proxy statement/prospectus should not be regarded as an indication that any of Paladin, Endo or any other recipient of this information considered, or now considers, Endo’s Endo projections or Endo’s Paladin projections to be predictive of actual future results. The information about Endo’s Endo projections and Endo’s Paladin projections included in this proxy statement/prospectus is presented solely to give Endo shareholders access to the information that was made available to Endo’s financial advisors and/or the Endo board of directors, as applicable.

Endo’s Endo projections and Endo’s Paladin projections are each subjective in many respects and thus subject to interpretation. While presented with numeric specificity, and considered reasonable by management at the time they were prepared, Endo’s Endo projections and Endo’s Paladin projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Paladin’s and Endo’s businesses, including, but not limited to, the launch of products currently in Endo’s and Paladin’s respective pipelines, the commercial performance of certain products, closing of Endo’s previously announced acquisition of Boca Pharmacal, and cost savings unrelated to the transaction which may ultimately prove to be incorrect; and the factors listed in this proxy statement/prospectus under the section entitled “Risk Factors”, all of which are difficult to predict and many of which are beyond Paladin’s or Endo’s control. Furthermore, other than with respect to certain adjustments made by Endo management, Endo’s Paladin projections were not internally prepared or adopted by Endo management. The information contained in Endo’s Paladin projections was prepared at the time for purposes unrelated to the management of Paladin’s or Endo’s business and was based on assumptions that may no longer be accurate. Many of the assumptions reflected in Endo’s Endo projections and Endo’s Paladin projections are subject to change and none of Endo’s Endo projections or Endo’s Paladin projections reflect revised prospects for Endo’s or Paladin’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Neither Endo nor Paladin has updated, nor does either of them intend to update or otherwise revise, Endo’s Endo projections or Endo’s Paladin projections (excluding, in the case of Endo, possible ordinary course updates of Endo’s fiscal 2013-2014 guidance), except as required by law. There can be no assurance that the results reflected in any of Endo’s Endo projections or Endo’s Paladin projections will be realized or that actual results will not materially vary from Endo’s Endo projections or Endo’s Paladin projections, respectively. In addition, since Endo’s Endo projections and Endo’s Paladin projections cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of Endo’s Endo projections and Endo’s Paladin projections in this proxy statement/prospectus should not be relied on as predictive of actual future events nor construed as financial guidance.

Endo shareholders are urged to review Paladin’s most recent Canadian Securities Administrators (CSA) filings and Endo’s most recent SEC filings for a description of risk factors with respect to Paladin’s and Endo’s businesses. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 43 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the financial projections and “Where You Can Find More Information” beginning on page 305 of this proxy statement/prospectus.

Endo’s Endo projections and Endo’s Paladin projections were not prepared with a view toward public disclosure or for complying with the published guidelines of the SEC or any Canadian securities regulators regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Endo’s independent registered public accounting firm, nor Paladin’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to Endo’s Endo projections or Endo’s Paladin projections, nor have they expressed any opinion or any other form of assurance on Endo’s Endo projections or Endo’s Paladin projections or the achievability of the results reflected in Endo’s Endo projections or Endo’s Paladin projections, and they assume no responsibility for Endo’s Endo projections and Endo’s Paladin projections. The Deloitte & Touche LLP reports incorporated by reference in this proxy statement/prospectus relate to Endo’s historical financial information, and the Ernst & Young LLP reports included in this proxy statement/prospectus relate to Paladin’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. Certain of the financial projections set forth herein, including Non-GAAP net income and Free cash flow, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and Non-GAAP financial measures as used by Endo and Paladin may not be comparable to similarly titled amounts used by other companies. Quantitative reconciliations of the prospective Non-GAAP measures included herein to the most directly comparable U.S. GAAP financial measures have not been provided. Not all of the information necessary for quantitative reconciliations is available to Endo and Paladin at this time without unreasonable efforts. This is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

For the reasons described above, readers of this proxy statement/prospectus are cautioned not to unduly rely on Endo’s Endo projections or Endo’s Paladin projections. Neither Paladin nor Endo has made any representation to Endo or Paladin, as applicable, or any other person in the Transaction Agreement or otherwise concerning any of Endo’s Endo projections or Endo’s Paladin projections.

Endo’s Endo projections and Endo’s Paladin projections were prepared based on each of Paladin and Endo, respectively, as a stand-alone company. Such forecasts do not take into account the transactions, including the impact of negotiating or executing the transactions, the expenses that may be incurred in connection with consummating the transactions, the potential synergies that may be achieved by the combined company as a result of the transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the arrangement agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the arrangement agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.

The following tables present a summary of Endo’s Endo projections and Endo’s Paladin projections. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Paladin or Endo. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Paladin’s and Endo’s businesses (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, future acquisition and disposition activity and other factors described or referenced under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 43 of this proxy statement/prospectus. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Paladin’s or Endo’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that Paladin’s or Endo’s future financial results will not materially vary from these financial forecasts. No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement/prospectus are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. Endo has not updated and does not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. Endo’s projections are based on Endo management’s assumptions at the time. While management of Endo believed such assumptions to be reasonable at the time, there can be no assurance that matters would develop as assumed and actual results may differ substantially. Management does not have any obligation to update any such assumptions. Accordingly, no undue reliance should be placed on any such assumptions or forecasts.

	Endo’s Endo Projections (in millions of USD) Year Ending December 31,
	2014E $	2015E $	2016E $
Total revenues	2,475	2,468	2,618
U.S. GAAP net income	251	279	343
Adjusted net income(1)	483	462	511
Free cash flow(2)	348	466	585

	Endo’s Paladin Projections (in millions of USD) Year Ending December 31,
	2014E $	2015E $	2016E $	2017E $	2018E $	2019E $	2020E $	2021E $	2022E $	2023E $
Total revenues	271	318	356	385	414	440	465	488	515	545
Net income	56	70	80	92	101	105	108	111	115	118
Adjusted net income	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Non-GAAP measure. For this purpose, Non-GAAP net income represents U.S. GAAP net income adjusted for certain projected upfront and milestone payments; amortization of intangible assets related to marketed products and customer relationships; inventory step-up recorded as part of the acquisitions; non-cash interest expense; certain litigation related expenses; certain other items that we believe do not reflect Endo’s core operating performance; the cash tax savings resulting from the recent acquisitions; and the tax effect of the pre-tax adjustments above at applicable tax rates.
(2)	Non-GAAP measures. For this purpose, free cash flow represents Non-GAAP net income plus certain amounts related to depreciation expense, amortization expense, interest expense, income tax expense and certain other items, less cash taxes, capital expenditures, certain research and development milestones and litigation and restructuring charges and less the amount of any increase or plus the amount of any decrease in net working capital.

Opinion of Endo’s Financial Advisors

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank has acted as financial advisor to Endo in connection with the transactions. At the November 4, 2013, meeting of the Endo board of directors, Deutsche Bank delivered its oral opinion to the Endo board of directors, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the exchange ratio (taking into account the arrangement) was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

The full text of Deutsche Bank’s written opinion, dated November 5, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement/prospectus as Annex F and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Endo board of directors in connection with and for purpose of its evaluation of the transactions. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of securities of Endo or any other entity should vote or act with respect to the transactions or any other matter. Deutsche Bank’s opinion was limited to the fairness of the exchange ratio (taking into account the arrangement), from a financial point of view, to the holders of the outstanding Endo common stock as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the transactions or the arrangement agreement nor did it address the terms of any other agreement entered into in connection with the transactions. Endo did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Endo, nor did it address the fairness of the contemplated benefits of the transactions. Deutsche Bank expressed no opinion as to the merits of the underlying business decision by Endo to engage in the transactions or the relative merits of the transactions as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the transaction, or any class of such persons, in connection with the transactions relative to the exchange ratio. Deutsche Bank’s opinion did not in any manner address what the value of New Endo ordinary shares actually will be when issued pursuant to the transactions or the prices at which Paladin common shares, Endo common stock or other securities will trade following the announcement or consummation of the transactions contemplated by the arrangement agreement.

In connection with its role as financial advisor to Endo, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Paladin and certain internal analyses, financial forecasts and other information relating to Paladin prepared by management of Paladin and approved for its use by Endo. Deutsche Bank also reviewed certain publicly available financial and other information concerning Endo and certain analyses, financial forecasts and other information relating to Endo and the combined company prepared by the management of Endo (or, in the case of certain financial forecasts for the years 2017 and 2018, extrapolated by Deutsche Bank based on guidance provided by Endo management) and approved for its use by Endo. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Endo and Paladin regarding the businesses and prospects of Endo and Paladin, respectively, and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Endo shares and Paladin shares;

•	compared certain financial and stock market information for Paladin with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the arrangement agreement and certain related documents, including the voting agreements; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Endo or Paladin, including, without limitation, any financial information considered in connection with the rendering of its opinion.

Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Endo board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Endo, Paladin or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Endo, Paladin or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain tax benefits, cost savings and other strategic benefits projected by Endo to be achieved as a result of the transactions which are collectively referred to in this proxy statement/prospectus as the “synergies,” made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Endo board of directors, that such forecasts, including the synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Endo and Paladin as to the matters covered thereby, and that the financial results, including the synergies, reflected in such forecasts will be realized in the amounts and at the times projected and has relied on such forecasts in arriving at its opinion. Deutsche Bank further assumed, with the knowledge and permission of the Endo board of directors, that the transactions would have the tax effects that it discussed with Endo. Deutsche Bank also assumed, with the knowledge and permission of the Endo board of directors, that, upon consummation of the transactions, New Endo would not have any rights to the assets of Knight Therapeutics. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Endo board of directors, that in all respects material to its analysis, the transactions would be consummated in accordance with the terms of the arrangement agreement, without any waiver, modification or amendment of any term, condition or agreement, and no adjustments or modifications to the structure of the transactions would be made, in each case that was material to its analysis, and without any adjustment to the exchange ratio or arrangement consideration attributable to changes in the outstanding shares of capital stock of Endo, New Endo or Paladin by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon. Deutsche Bank also assumed with the knowledge and permission of the Endo board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Endo and its other advisors with respect to such issues.

Endo selected Deutsche Bank as its financial advisor in connection with the transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Endo and Deutsche Bank, dated November 3, 2013, Endo has agreed to pay Deutsche Bank a transaction fee of US$14,000,000, for its services as financial advisor to Endo, of which US$1,500,000 became payable upon the delivery of Deutsche Bank’s opinion and the remainder of which is contingent upon consummation of the transactions. Endo has also agreed to reimburse Deutsche Bank for reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the transactions or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in its engagement letter. Endo has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the transactions.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to in this proxy statement/prospectus as the “DB Group.” One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Endo or its affiliates for which they have received, and in the future may receive, compensation, including having acted as joint bookrunner with respect to an offering of 7% Senior Notes due 2019 (aggregate principal amount of US$500 million), 7.25% Senior Notes due 2022 (aggregate principal amount of US$400 million), a US$1.5 billion Term Loan A Facility and as lender on a US$500 million revolving credit facility established in connection with Endo’s acquisition of American Medical Holdings, Inc. in June 2011 and in advising Endo in a potential divestiture involving its HealthTronics division. One or more members of the DB Group have agreed to provide financing to Endo and New Endo in connection with the transactions. The DB Group may also provide investment and commercial banking services to Endo, Paladin and New Endo in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of New Endo, Paladin and Endo and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Endo board of directors at its meeting held on November 4, 2013, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 1, 2013, and is not necessarily indicative of current market conditions.

Relative Ownership Analysis

In assessing the relative ownership analysis, Deutsche Bank derived values for each of Endo and Paladin using the valuation methodologies, described in the summaries under the captions “Selected Public Companies Analysis—Paladin,” “Selected Public Companies Analysis—Endo,” “Sum-of-the-Parts Discounted Cash Flow Analysis—Paladin” and “Discounted Cash Flow Analysis—Endo,” set forth below. Each of these methodologies was used to generate implied valuation ranges for Endo and Paladin (with Paladin equity value adjusted for cash consideration to be received by Paladin shareholders). For each methodology, an implied pro forma Endo ownership range was then calculated based on these implied valuation ranges.

The following table outlines the implied pro forma Endo ownership ranges derived using each of these methodologies. With respect to any given range of ownership percentages, except in the case of the last twelve-month period exchange ratio, which is referred to in this proxy statement/prospectus as the “LTM exchange ratio,” the upper ownership percentage assumes the maximum Endo equity value and minimum Paladin equity value, while the lower ownership percentage assumes the minimum Endo equity value and maximum Paladin equity value (as described in more detail below). The LTM exchange ratio range reflects the range of implied pro forma Endo ownership derived by utilizing the LTM exchange ratio range between Endo and Paladin of 1.230 to 1.786.

Implied Pro Forma Endo ownership
LTM exchange ratio	76.5% - 82.7%
Trading comparables
TEV/EBITDA (2014E)	79.0% - 87.3%
TEV/EBITDA (2014E) (including transaction benefits)	64.1% - 77.6%
P/E (2014E)	79.3% - 88.4%
P/E (2014E) (including transaction benefits)	58.7% - 74.1%
Discounted Cash Flow
Excluding transaction benefits	70.4% - 84.6%
Including transaction benefits	55.3% - 75.1%

Deutsche Bank noted that the 1:1 exchange ratio of New Endo ordinary shares to be received per share of Endo common stock implied an approximate 77.4% pro forma Endo ownership of New Endo on a fully-diluted basis.

Deutsche Bank also presented a relative ownership sensitivity analysis based on the maximum cash consideration payable pursuant to the downside protection provided pursuant to the transactions. The following table outlines the implied pro forma Endo ownership ranges derived using each of these methodologies when the maximum cash consideration is paid:

Implied Pro Forma Endo ownership (Maximum Cash Consideration)
LTM exchange ratio	79.1% - 85.7%
Trading comparables
TEV/EBITDA (2014E)	81.9% - 89.9%
TEV/EBITDA (2014E) (including transaction benefits)	66.1% - 79.7%
P/E (2014E)	82.2% - 91.0%
P/E (2014E) (including transaction benefits)	60.3% - 75.9%
Discounted Cash Flow
Excluding transaction benefits	73.1% - 87.1%
Including transaction benefits	57.0% - 77.1%

Historical Trading Analysis—Paladin

Deutsche Bank reviewed the historical closing trading prices for Paladin common shares during the 52-week period ended November 1, 2013, which ranged from a low of $39.06 per share on November 21, 2012 to a high of $65.60 per share on October 2, 2013. Deutsche Bank also noted that the closing price of Paladin common shares on November 1, 2013 was $63.79 per share and its five-day volume weighted average price as of November 1, 2013 was $63.83 per share.

Deutsche Bank noted to the Endo board of directors that, based on the terms of the transactions, an implied 77.4% pro forma Endo ownership of New Endo, the five-day volume weighted average share price of Endo as of November 1, 2013 and the five-day average USD/CAD exchange rate as of November 1, 2013, the nominal value per common share of Paladin to be paid in the transactions was $77.00.

Analyst Price Targets—Paladin

Deutsche Bank reviewed the stock price targets for Paladin common shares in 11 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $58.00 to $70.00 per share for reports published prior to November 1, 2013.

Selected Public Companies Analysis—Paladin

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Paladin with corresponding financial information and valuation measurements for the following companies:

•	Akorn, Inc.

•	Auxilium Pharmaceuticals, Inc.

•	Impax Laboratories, Inc.

•	Jazz Pharmaceuticals plc

•	Meda AB

•	Mallinckrodt plc

•	Santarus, Inc.

Although none of the above selected companies is directly comparable to Paladin, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Paladin. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on November 1, 2013, information contained in the most recent public filings of the selected companies, earnings before interest, taxes, depreciation and amortization (from consensus analyst forecasts), which is referred to in this proxy statement/prospectus as “EBITDA,” and earnings per share (from consensus analyst forecasts), which is referred to in this proxy statement/prospectus as “EPS,” for Paladin and the selected companies, Deutsche Bank calculated the following multiples with respect to Paladin and each of the selected companies:

•	total enterprise value as a multiple of estimated EBITDA, which is referred to in this proxy statement/prospectus as “TEV/EBITDA” multiples, for 2014; and

•	price as a multiple of estimated EPS, which is referred to in this proxy statement/prospectus as “P/E” multiples, for 2014.

Akorn, Inc. and Meda AB were adjusted to take into account the pro forma financial impact of recently announced acquisitions based on publicly available information.

The results of this analysis are summarized as follows:

	TEV/EBITDA (2014E)	P/E (2014E)
All Selected Companies
High	17.5x	43.7x
Mean	11.6x	22.0x
Median	11.2x	18.4x
Low	8.3x	15.7x

Based in part upon the trading multiples of the selected companies described above and estimates of EBITDA and EPS for Paladin based on Endo management’s view of the financial forecast as provided by management of Paladin, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per Paladin common share by applying multiples of TEV to 2014 estimated EBITDA of 10.0x to 15.0x, multiples of TEV to 2014 estimated EBITDA (including transaction benefits) of 10.0x to 15.0x, multiples of price to 2014 estimated net income of 16.0x to 23.0x and multiples of price to 2014 estimated net income (including transaction benefits) of 16.0x to 23.0x, resulting in ranges of implied value of approximately $51.31 to $68.62 per Paladin common share, $100.34 to $142.16 per Paladin common share, $48.85 to $68.35 per Paladin common share and $127.29 to $181.12 per Paladin common share, respectively.

Selected Transactions Analysis—Paladin

Deutsche Bank reviewed publicly available information relating to the following selected transactions announced since March 2006, which is referred to in this proxy statement/prospectus as the “selected transactions.”

Date Announced	Target	Acquiror
April 29, 2013	Actient Holdings LLC	Auxilium Pharmaceuticals, Inc.
February 27, 2013	Agila Specialties Private Limited	Mylan Inc.
April 25, 2012	Actavis, Inc.	Watson Pharmaceuticals, Inc.
July 7, 2008	APP Pharmaceuticals, Inc.	Fresenius SE
July 20, 2007	MedPointe Inc.	Meda AB
October 23, 2006	Connetics Corporation	Stiefel Laboratories, Inc.
March 13, 2006	Andrx Corporation	Watson Pharmaceuticals, Inc.

Although none of the selected transactions is directly comparable to the transactions, the companies in the selected transactions were selected by Deutsche Bank based on upon its general experience and knowledge of precedent transactions of a similar nature that for purposes of this analysis may be considered similar to the transactions.

With respect to each selected transaction, Deutsche Bank calculated the multiples of the target’s total enterprise value to its EBITDA for the twelve-month period, which is referred to in this proxy statement/prospectus as “LTM EBITDA,” prior to announcement of the applicable transaction and, for certain of those selected transactions, calculated the percent reduction of the multiple when compared with the TEV/EBITDA multiple after including announced transaction benefits.

The results of this analysis are summarized as follows:

	TEV as Multiple of	% Reduction in TEV as Multiple of
	LTM EBITDA	LTM EBITDA (including transaction benefits)
Selected
Transactions
High	19.4x	(22.0%)
Mean	16.5x	(32.3%)
Median	16.3x	(32.4%)
Low	13.8x	(42.5%)

Based in part upon the multiples of the selected transactions described above, Deutsche Bank calculated ranges of estimated implied values per Paladin common share by applying multiples of 14.0x to 18.5x to Paladin’s LTM EBITDA and 9.5x to 12.5x to Paladin’s LTM EBITDA (including transaction benefits), resulting in ranges of implied value of approximately $67.33 to $83.61 per Paladin common share and $97.63 to $123.19 per Paladin common share, respectively.

Sum-of-the-Parts Discounted Cash Flow Analysis—Paladin

Deutsche Bank performed a sum-of-the-parts discounted cash flow analysis of Paladin using financial forecasts and other information and data provided by Endo’s management to calculate a range of implied net present values of Paladin’s base business excluding Serelaxin, Paladin’s pipeline product for the treatment of acute heart failure, which is referred to in this proxy statement/prospectus as “Serelaxin,” and business development, which is referred to in this proxy statement/prospectus as the “base business,” its Serelaxin business, its Latin America business and its business development component and an implied range of implied present values per Paladin common share as of December 31, 2013.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.5% to 10.5% to (i) Endo’s management estimate, of the after-tax unlevered free cash flows of each of Paladin’s base business, its Serelaxin business, its Latin America business and its business development component for the period January 1, 2014 through December 31, 2023, using the mid-year convention, and (ii) a range of estimated terminal values of Paladin’s base business, its Serelaxin business, its Latin America business and its business development component derived by growing the adjusted projected 2023 unlevered after-tax free cash flows using perpetuity growth rates of 0.0% to 3.0%.

Taking into account Endo’s management estimates of cash balances as of December 31, 2013, long-term investments outstanding as of September 30, 2013, and the market value of Paladin’s ownership in Litha based on a five-day volume weighted average price as of November 1, 2013, this analysis resulted in a range of implied present values per Paladin common share as of December 31, 2013 of approximately $61.60 to $91.18 per share.

Deutsche Bank also performed a discounted cash flow analysis on the net present value of the transaction benefits, applying a range of discount rates of 8.5% to 10.5% to (i) Endo’s management estimates of the after-tax unlevered free cash flows for the period January 1, 2014 through December 31, 2019, using the mid-year convention, and (ii) a range of estimated terminal values derived by growing the adjusted projected 2019 unlevered after-tax free cash flow using perpetuity growth rates of -2.0% to 2.0%.

Taking into account the net present value of the transaction benefits resulted in a range of implied present values per Paladin common share as of December 31, 2013 of approximately $108.32 to $169.27 per share.

Historical Trading Analysis—Endo

Deutsche Bank reviewed the historical closing trading prices for Endo common stock during the 52-week period ended November 1, 2013, which ranged from a low of US$25.06 per share on January 4, 2013 to a high of US$47.03 per share on October 1, 2013.

Deutsche Bank also noted that the closing price of Endo common stock on November 1, 2013 was US$44.22 per share and its five-day volume weighted average price as of November 1, 2013 was US$44.46 per share.

Analyst Price Targets—Endo

Deutsche Bank reviewed the stock price targets for Endo common stock in 23 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from US$25.00 to US$53.00 per share for reports published prior to November 1, 2013.

Selected Public Companies Analysis—Endo

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Endo with corresponding financial information and valuation measurements for the following companies:

Specialty Pharmaceuticals:

•	Jazz Pharmaceuticals plc

•	Questcor Pharmaceuticals, Inc.

Generics:

•	Actavis plc

•	Mylan, Inc.

•	Teva Pharmaceutical Industries Ltd.

Medical Devices:

•	ArthroCare Corporation

•	CONMED Corporation

•	Hill-Rom Holdings, Inc.

•	Hologic, Inc.

•	NuVasive, Inc.

•	ResMed Inc.

•	Thoratec Corporation

Although none of the above selected companies is directly comparable to Endo, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Endo. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on November 1, 2013, information contained in the most recent public filings of the selected companies and EBITDA and EPS (from consensus analyst forecasts) for Endo and the selected companies, Deutsche Bank calculated the following multiples with respect to Endo and each of the selected companies:

•	TEV/EBITDA multiples for 2014; and

•	P/E multiples for 2014.

Actavis plc and Mylan, Inc. were adjusted to take into account the pro forma financial impact of recently announced acquisitions based on publicly available information.

The results of this analysis are summarized as follows:

	TEV/EBITDA (2014E)	P/E (2014E)
Specialty Pharmaceuticals
High	9.8x	15.7x
Mean	8.2x	12.9x
Median	8.2x	12.9x
Low	6.6x	10.1x
Generics
High	11.3x	12.3x
Mean	9.4x	10.6x
Median	9.6x	11.3x
Low	7.3x	8.2x
Medical Devices
High	14.1x	27.1x
Mean	11.3x	19.7x
Median	11.4x	18.9x
Low	8.6x	13.4x

Based in part upon the trading multiples of the selected companies described above and estimates of EBITDA and EPS for Endo as provided by management of Endo, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per share of Endo common stock by applying multiples of TEV to 2014 estimated EBITDA of 8.5x to 10.5x and multiples of price to 2014 estimated EPS of 11.0x to 15.0x, resulting in ranges of implied value of approximately US$42.52 to US$56.07 per share of Endo common stock and US$43.10 to US$58.77 per share of Endo common stock, respectively.

Discounted Cash Flow Analysis—Endo

Deutsche Bank performed a discounted cash flow analysis of Endo using financial forecasts and other information and data provided by Endo’s management to calculate a range of implied net present values per share of Endo common stock as of December 31, 2013.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.5% to 10.5% to (i) Endo’s management estimates of the after-tax unlevered free cash flows for the period January 1, 2014 through December 31, 2018, using the mid-year convention, and (ii) a range of estimated terminal values derived by applying a range of multiples of 6.0x to 8.0x to terminal LTM EBITDA.

Taking into account Endo’s management estimates of net indebtedness as of December 31, 2013, this analysis resulted in a range of implied present values per share of Endo common stock as of December 31, 2013 of approximately US$36.38 to US$54.09 per share.

Other Information

Deutsche Bank also noted for the Endo board of directors certain additional factors for informational purposes. This information included, among other things, an analysis of premia paid in 14 selected life sciences transactions with total enterprise values between US$1.0 billion and US$5.0 billion announced since March 2009. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the earlier of the date of announcement of the transactions or the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction and to the 52-week high closing price of the target company’s common stock prior to such date. The mean, median, high and low premia for the selected transactions were 62%, 54%, 163% and 12%, respectively, for the one-day prior metric and 23%, 16%, 70% and (52%), respectively, for the 52-week high metric. Deutsche Bank also noted that the $77.00 of nominal value per share to be paid in the transaction represented a premium of 21% to the $63.79 closing price of Paladin common shares on November 1, 2013, a premium of 21% to the $63.83 five-day volume weighted average price as of November 1, 2013 and a premium of 17% to the $65.60 high closing price for Paladin common shares for the 52-week period ended November 1, 2013. In addition, on the basis of a different sample set which included 20 stock consideration transactions with transaction values greater than US$1 billion in which the pro forma target ownership percentage would be less than 40%, Deutsche Bank noted to the Endo board of directors that the number of transactions in which the premia was less than 10%, between 10-20%, between 20-30%, between 30-40%, between 40-50% and greater than 50% was one, four, seven, seven, one and zero, respectively, when calculated using the one-day prior metric.

Miscellaneous

This summary of the analyses is not a complete description of Deutsche Bank’s opinion or the analyses underlying, and factors considered in connection with, Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Paladin, Endo, the combined company or the transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses was prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Endo board of directors as to fairness of the exchange ratio (taking into account the arrangement), from a financial point of view, to the holders of the outstanding Endo common stock as of the date of the opinion and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the managements of Endo and Paladin with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Endo or Paladin. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Endo or Paladin or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transactions, including the exchange ratio, were determined through arm’s-length negotiations between the Endo and Paladin and were approved by the Endo board of directors. Although Deutsche Bank provided advice to the Endo board of directors during the course of these negotiations, the decision to enter into the arrangement agreement was solely that of the Endo board of directors. Deutsche Bank did not recommend any specific consideration to Endo or the Endo board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transactions. As described above, the opinion of Deutsche Bank and its presentation to the Endo board of directors were among a number of factors taken into consideration by the Endo board of directors in making its determination to approve the arrangement agreement and the transactions contemplated thereunder.

Opinion of Houlihan Lokey Financial Advisors, Inc.

On November 4, 2013, Houlihan Lokey verbally rendered its opinion to Endo’s board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to Endo’s board of directors dated as of November 5, 2013), that, as of November 4, 2013, taking into account the transactions, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding Endo common stock.

Houlihan Lokey’s opinion was directed to the Endo board of directors (in its capacity as such) and only addressed the exchange ratio from a financial point of view and did not address any other aspect or implication of the transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to Endo’s board of directors or any security holder of Endo or any other person as to how to act or vote with respect to any matter relating to the transactions, including the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft of the arrangement agreement dated as of November 4, 2013 (for the verbal opinion) and November 5, 2013 (for the written opinion), including the plan of arrangement attached as a schedule to the arrangement agreement, but not including any other schedule attached to the arrangement agreement;

•	reviewed a draft of a memorandum prepared by KPMG, Endo’s tax advisor, dated as of November 3, 2013 regarding the acquisition and financing structure, the transaction steps and the tax consequences of the transactions;

•	reviewed certain publicly available business and financial information relating to Endo and Paladin that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of Endo and Paladin;

•	reviewed certain information relating to the sources and uses of the financing in the transactions prepared by the management of Endo;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Endo and Paladin made available to Houlihan Lokey by Endo, including (a) financial projections prepared by and discussed with the management of Endo relating to Endo for the fiscal years ending 2013 through 2016, (b) financial projections (and adjustments thereto) prepared in consultation with the management of Endo relating to Endo for the fiscal years ending 2017 through 2018 that the management of Endo advised Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Endo, (c) financial projections prepared by and discussed with the management of Endo relating to Paladin for the fiscal years ending 2013 through 2023, and (d) certain forecasts and estimates of potential cost savings and tax benefits expected to result from the transactions, all as prepared by or at the direction of the management of Endo;

•	spoke with certain members of the management of Endo and certain of its representatives and advisors regarding the business of Endo and Paladin, operations, financial condition and prospects of Endo and Paladin, the transactions and related matters;

•	spoke with certain members of the management of Paladin regarding the business, operations, financial condition and prospects of Paladin and related matters;

•	compared the financial and operating performance of Endo and Paladin with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain other transactions that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for certain of Endo’s and Paladin’s publicly-traded securities, and the current and historical market prices and trading volume of the publicly-traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

At the instruction of Endo management, Houlihan Lokey assumed that upon consummation of the transactions, New Endo will not have any rights to the assets of Knight Therapeutics.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of Endo advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Endo and Paladin, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of Endo, Houlihan Lokey assumed that the forecasts and estimates of potential cost savings and tax benefits expected to result from the transactions reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Endo and that these potential cost savings and tax benefits will be realized in the amounts and the time periods indicated by these forecasts and estimates, and Houlihan Lokey expressed no opinion with respect to these potential cost savings and tax benefits or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Endo and Paladin since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey relied upon, without independent verification, the assessment of the management of Endo as to its ability to integrate the businesses of Endo and Paladin, and Houlihan Lokey assumed, at the direction of Endo, that there will be no developments with respect to any such matters that would have affected Houlihan Lokey’s analyses or its opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the arrangement agreement and all other related documents referenced therein are true and correct, (b) each party to the arrangement agreement and such other related documents will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transactions will be satisfied without waiver thereof, and (d) the transactions will be consummated in a timely manner in accordance with the terms described in the arrangement agreement and such other related documents, without any amendments or modifications to the arrangement agreement and any related document. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the transactions will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Endo or Paladin, or otherwise have an effect on the transactions, Endo, Paladin or New Endo or any expected benefits of the transactions that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of Endo, that any adjustments to the exchange ratio will not be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents provided to it will not differ in any respect from the drafts of these documents provided to it.

Furthermore, in connection with Houlihan Lokey’s opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Endo, Paladin or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Endo or Paladin was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Endo or Paladin was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transactions, the securities, assets, businesses or operations of Endo, Paladin, New Endo or any other party, or any alternatives to the transactions, (b) negotiate the terms of the transactions, or (c) advise Endo’s board of directors, Endo, Paladin or any other party with respect to alternatives to the transactions. Houlihan Lokey’s opinion necessarily assumed the absence of further material changes in the financial, economic and market conditions from those prevailing on November 4, 2013, the date Houlihan Lokey gave its opinion. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, November 4, 2013. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after, November 4, 2013. Subsequent events could materially affect the conclusion set forth in its opinion, including changes in industry performance or market conditions; changes to the business, financial condition and results of operations of Endo or Paladin; changes in the terms of the transactions; and the failure to consummate the transactions within a reasonable period of time.

Houlihan Lokey did not express any opinion as to what the value of the Endo common stock actually will be when exchanged pursuant to the arrangement agreement or the price or range of prices at which the Endo common stock or New Endo ordinary shares may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the New Endo ordinary shares to be issued in the transactions to the holders of Endo common stock immediately prior to the transactions will be listed on NASDAQ and TSX. In addition, Houlihan Lokey did not express any opinion as to the terms of any refinancing of convertible notes of Endo.

Houlihan Lokey’s opinion was furnished for the use of the Endo board of directors (in its capacity as such) in connection with its evaluation of the transactions and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Endo board of directors, holders of Endo common stock or any other party as to how to act, vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the transactions or otherwise.

Houlihan Lokey was not requested to opine as to, and Houlihan Lokey’s opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of Endo, its affiliates, their respective security holders or any other party to proceed with or effect any portion or aspect of the transactions, (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the transactions or otherwise (except if and only to the extent expressly specified in its opinion), (c) the fairness of any portion or aspect of the transactions to the holders of any class of securities, creditors or other constituencies of Endo or its affiliates, or to any other party except if and only to the extent expressly set forth in its written opinion, (d) the relative merits of the transactions as compared to any alternative business strategies or transactions that might be available for Endo, Paladin, their affiliates or any other party or the effect of any other transactions in which any party might engage, (e) the fairness of any portion or aspect of the transactions to any one class or group of Endo’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Endo’s or such other party’s security holders or other constituents (including the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (f) how the Endo board of directors, any holder of Endo common stock or any other securityholder of Endo, or any other party, should act with respect to any portion or aspect of the transactions (including, without limitation, how to vote with respect to the transactions) or any investment decision, (g) the solvency, creditworthiness or fair value of Endo, Paladin, New Endo, their affiliates or any other participant in the transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the transactions, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Endo board of directors, on the assessments by Endo and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Endo, Paladin, New Endo, any of their respective affiliates and the transactions or otherwise. Houlihan Lokey further relied upon and assumed that (i) New Endo will not be treated as a U.S. corporation for U.S. federal income tax purposes, and (ii) the tax benefits of the transactions, as articulated to Houlihan Lokey by Endo, will be realized on a timeframe and in amounts not materially different from the descriptions Houlihan Lokey received from Endo. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of such nature.

In preparing its opinion to Endo’s board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Endo or Paladin, or the proposed transactions, including the merger and the arrangement, and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the low, high, median and mean) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by or at the direction of the management of Endo, or made available to Houlihan Lokey by Endo, and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Endo. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by Endo’s board of directors in evaluating the proposed transactions. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio offered to holders of Endo common shares or of the views of Endo’s board of directors or management with respect to the merger or the exchange ratio offered to holders of Endo common shares. The type and amount of consideration payable in the merger were determined through negotiation between Endo and Paladin, and the decision to enter into the arrangement agreement was solely that of Endo’s board of directors.

The following is a summary of the material financial analyses reviewed by Houlihan Lokey with the Endo board of directors in connection with the preparation of Houlihan Lokey’s opinion rendered on November 4, 2013. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	“Enterprise value” — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities) plus the amount of its net debt (the amount, as applicable, of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet); and

•	“EBITDA” — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items, for a specified time period.

In conducting its analyses, Houlihan Lokey used various methodologies to review the valuations of Endo and Paladin on a stand-alone basis and of Endo and Paladin on a relative basis, taking into account the impact of pro forma effects of the transactions, including the synergies and other benefits of the transactions, to assess the fairness of the exchange ratio of one share of common stock of Endo held by the existing holders of Endo common stock immediately prior to the transactions for one ordinary share of New Endo. Specifically, for purposes of its opinion, Houlihan Lokey conducted analyses of selected publicly-traded companies, selected precedent transactions and discounted cash flow, and conducted a has / gets analysis that compared (a) the implied aggregate value reference ranges of all Endo common stock held by the existing holders of Endo common stock immediately prior to the transactions as described below with (b) the implied aggregate value reference ranges of all New Endo ordinary shares held by the existing holders of Endo common stock immediately prior to the transactions. Houlihan Lokey calculated the implied aggregate value reference ranges of New Endo ordinary shares attributable to existing holders of Endo common stock immediately prior to the transactions based on a “sum of the parts” approach, which incorporated, among other things, implied enterprise value reference ranges for Endo and implied enterprise value reference ranges for Paladin, in each case, as described below, and the impact of benefits of the transactions, including synergies, and other pro forma effects of the transactions. In addition, the consideration to be received in the arrangement in respect of each Paladin common share was incorporated.

Selected Publicly-Traded Companies Analyses

Analysis of Selected Publicly-Traded Companies – Generally. Houlihan Lokey selected the companies listed below because, based on its professional judgment and experience, such companies’ businesses and operating profiles are relevant to those of Endo or Paladin, as the case may be. However, because of the inherent differences between the businesses, operations and prospects of Endo and Paladin, and the businesses, operations and prospects of their respective selected companies, no company is exactly the same as Endo or Paladin. Therefore, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly-traded companies analysis. Accordingly, Houlihan Lokey also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of each of Endo and Paladin, relative to their respective selected companies, that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk associated with Endo and Paladin, and, in each case, their respective selected companies.

Unless the context indicates otherwise, enterprise values and equity values used in the selected publicly-traded companies analyses were calculated using the closing price of the common stock of the selected companies listed below as of November 1, 2013. The estimates of the future financial and operating performance of Endo and Paladin relied upon by Houlihan Lokey for the financial analyses described below were based on the financial projections prepared by or at the direction of the management of Endo, or made available to Houlihan Lokey by Endo. The estimates of adjusted EBITDA of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise value as a multiple of estimated calendar year 2013 adjusted EBITDA;

•	Enterprise value as a multiple of estimated calendar year 2014 adjusted EBITDA; and

•	Enterprise value as a multiple of estimated calendar year 2015 adjusted EBITDA.

The estimates of adjusted EBITDA used by Houlihan Lokey in preparing its financial analyses and opinion are calculated on a different basis than the “Adjusted EBITDA” metric utilized by Paladin.

Analysis of Selected Publicly-Traded Companies – As Applied to Endo. Houlihan Lokey reviewed certain data for selected publicly-traded companies that Houlihan Lokey deemed relevant to Endo, including:

Specialty Pharmaceuticals Selected Companies:

•	Actavis, Plc.

•	Hospira, Inc.

•	Jazz Pharmaceuticals Public Limited Company

•	Mylan, Inc.

•	Teva Pharmaceutical Industries Limited

•	Valeant Pharmaceuticals International, Inc.

The following table summarizes the results of Houlihan Lokey’s analysis:

	Enterprise Value / Calendar Year 2013E Adjusted EBITDA	Enterprise Value / Calendar Year 2014E Adjusted EBITDA	Enterprise Value / Calendar Year 2015E Adjusted EBITDA
Low	6.9x	6.5x	6.8x
High	19.3x	13.8x	12.7x
Median	11.8x	9.6x	8.5x
Mean	12.3x	9.9x	9.0x

Medical Devices & Services Selected Companies:

•	Boston Scientific Corporation

•	Coloplast A/S

•	C.R. Bard, Inc.

•	Cyberonics, Inc.

•	Exactech, Inc.

•	Hologic, Inc.

•	Integra LifeSciences Holdings Corporation

The following table summarizes the results of Houlihan Lokey’s analysis:

	Enterprise Value / Calendar Year 2013E Adjusted EBITDA	Enterprise Value / Calendar Year 2014E Adjusted EBITDA	Enterprise Value / Calendar Year 2015E Adjusted EBITDA
Low	8.2x	7.7x	7.0x
High	17.7x	16.1x	14.9x
Median	12.1x	11.1x	10.0x
Mean	12.8x	11.4x	10.2x

Taking into account the results of the selected publicly-traded companies analysis, Houlihan Lokey applied selected multiple ranges of 7.75x to 8.75x, 8.00x to 9.00x and 7.50x to 8.50x, to Endo management’s estimates of calendar year 2013 adjusted EBITDA, calendar year 2014 adjusted EBITDA and calendar year 2015 adjusted EBITDA for Endo, respectively. The selected publicly-traded companies analysis indicated implied enterprise value reference ranges for Endo of approximately US$7,856,600,000 to US$8,870,400,000 based on the multiples of calendar year 2013 adjusted EBITDA; US$7,378,300,000 to US$8,300,600,000 based on the multiples of calendar year 2014 adjusted EBITDA; and US$6,817,900,000 to US$7,727,000,000 based on the multiples of calendar year 2015 adjusted EBITDA, respectively. The selected publicly-traded companies analysis indicated implied aggregate value reference ranges of all Endo common stock held by the existing holders immediately prior to the transactions of approximately US$4,367,300,000 to US$5,268,300,000 based on the multiples of calendar year 2013 adjusted EBITDA; US$3,907,600,000 to US$4,774,500,000 based on the multiples of calendar year 2014 adjusted EBITDA; and US$3,369,200,000 to US$4,242,700,000 based on the multiples of calendar year 2015 adjusted EBITDA, respectively.

Analysis of Selected Publicly-Traded Companies – As Applied to Paladin. Houlihan Lokey reviewed certain data for selected publicly-traded companies that Houlihan Lokey deemed relevant to Paladin, including:

•	Adcock Ingram Holdings Limited*

•	Aspen Pharmacare Holdings Limited

•	Gedeon Richter Plc

•	Hikma Pharmaceuticals plc

•	Salix Pharmaceuticals, Ltd.

•	Santarus, Inc.

•	Shire plc

•	Stada Arzneimittel AG

•	Valeant Pharmaceuticals International, Inc.

The following table summarizes the results of Houlihan Lokey’s analysis:

	Enterprise Value / Calendar Year 2013E Adjusted EBITDA	Enterprise Value / Calendar Year 2014E Adjusted EBITDA	Enterprise Value / Calendar Year 2015E Adjusted EBITDA
Low	9.2x	8.2x	7.2x
High	19.6x	14.7x	12.7x
Median	12.8x	10.7x	9.2x
Mean	13.9x	11.1x	9.8x

* CFR Pharmaceuticals announced the acquisition of Adcock Ingram Holdings Limited on July 3, 2013. Accordingly, multiples for Adcock Ingram Holdings Limited were calculated using the closing price of the common stock as of July 1, 2013 to reflect market value on an unaffected basis.

Taking into account the results of the selected publicly-traded companies analysis, Houlihan Lokey applied selected multiple ranges of 12.00x to 13.00x, 12.00x to 13.00x and 10.00x to 11.00x, to Endo management’s estimates of calendar year 2013 adjusted EBITDA, calendar year 2014 adjusted EBITDA and calendar year 2015 adjusted EBITDA for Paladin, respectively. The selected publicly-traded companies analysis indicated implied enterprise value reference ranges for Paladin of approximately US$971,200,000 to US$1,052,100,000 based on the multiples of calendar year 2013 adjusted EBITDA; US$957,400,000 to US$1,037,100,000 based on the multiples of calendar year 2014 adjusted EBITDA; and US$991,900,000 to US$1,091,000,000 based on the multiples of calendar year 2015 adjusted EBITDA, respectively.

Selected Precedent Transactions Analyses

Analysis of Selected Precedent Transactions – Generally. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of Endo and Paladin and those of the companies included in the selected precedent transactions analysis. Accordingly, Houlihan Lokey believed that a purely quantitative selected precedent transactions analysis would not be particularly meaningful in its analyses. Houlihan Lokey therefore also made qualitative judgments concerning differences between the characteristics of Endo and Paladin and those of the targets in their respective selected precedent transactions.

Unless the context indicates otherwise, transaction values and adjusted EBITDA for the selected precedent transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement.

Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Transaction value as a multiple of latest 12 months adjusted EBITDA; and

•	Transaction value as a multiple of estimated next fiscal year adjusted EBITDA.

Analysis of Selected Precedent Transactions – As Applied to Endo. Houlihan Lokey reviewed the transaction value and financial multiples in selected transactions that Houlihan Lokey, based on its experience with merger and acquisition transactions, deemed relevant to Endo, including:

Specialty Pharmaceuticals Selected Precedent Transactions:

Date Announced	Target	Acquiror
9/9/2013	Laboratorios Andromco S.A.	Grunenthal GmbH
8/29/2013	Veropharm Co. Ltd.	GardenHills OOO
8/27/2013	Hi-Tech Pharmacal Co., Inc.	Akorn, Inc.
7/3/2013	Adcock Ingram Holdings Limited	CFR Pharmaceuticals S.A.
7/29/2013	Elan Corporation	Perrigo Company
5/27/2013	Bausch & Lomb Holdings Inc.	Valeant Pharmaceuticals International Inc.
5/20/2013	Warner Chilcott Plc	Actavis, Inc.
9/3/2012	Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International
7/16/2012	Par Pharmaceutical Companies Inc.	TPG Capital, L.P.; TPG Partners VI
4/25/2012	Actavis Group Hf	WATSON PHARMA S.a.r.l.
11/18/2011	Graceway Pharmaceuticals	Medecis Pharmaceutical Corporation
5/24/2011	Prometheus Laboratories Inc.	Nestle Health Science S.A.
5/19/2011	Nycomed SICAR S.C.A.	Takeda Pharmaceutical Company
5/2/2011	Cephalon Inc.	Teva Pharmaceuticals USA, Inc.
9/28/2010	Generics Bidco I, LLC	Endo Pharmaceuticals Holdings Inc.
2/21/2011	ProStrakan Group plc	Hyowa Hakko Kirin Co., Ltd.
8/9/2010	Penwest Pharmaceuticals Co.	Endo Pharmaceuticals Holdings Inc.
10/12/2010	King Pharmaceuticals LLC	Pfizer Inc.

The following table summarizes the results of Houlihan Lokey’s analysis:*

	Transaction Value/ Latest Twelve Months Adjusted EBITDA	Transaction Value/ Estimated Next Fiscal Year Adjusted EBITDA
Low	4.7x	5.4x
High	30.8x	15.4x
Median	10.9x	9.3x
Mean	12.4x	9.7x

* Low, high, median and mean figures shown above exclude transactions for which no meaningful information was available.

Medical Devices & Services Selected Precedent Transactions:

Date Announced	Target	Acquiror
9/25/2013	MAKO Surgical Corp.	Stryker Corporation
9/4/2013	Rochester Medical Corporation	C.R. Bard, Inc.
5/3/2012	Kensey Nash Corporation	Royal DSM N.V.
1/31/2012	Navilyst Medical Inc.	AngioDynamics Inc.
10/3/2011	Atrium Medical Corporation	MAQUET Cardiovascular LLC
7/13/2011	Kinetic Concepts Inc.	Apax Partners LLP: Canada
4/27/2011	Synthes Inc.	Johnson & Johnson
4/11/2011	American Medical Systems	Endo Pharmaceuticals Holdings Inc.
3/7/2011	CaridianBCT, Inc.	Terumo Corporation
10/18/2010	AGA Medical Holdings Inc.	St. Jude Medical Inc.
10/10/2010	Biosensors International Group	Beijing Hony Future Investment
6/1/2010	ev3 Inc.	Covidien Group S.a.r.l.
4/29/2010	ATS Medical Inc.	Medtronic, Inc.
1/25/2010	Invatec s.r.l.	Medtronic, Inc.

The following table summarizes the results of Houlihan Lokey’s analysis:*

	Transaction Value/ Latest Twelve Months Adjusted EBITDA	Transaction Value/ Estimated Next Fiscal Year Adjusted EBITDA
Low	9.0x	8.8x
High	31.0x	24.6x
Median	14.2x	16.3x
Mean	17.5x	16.9x

* Low, high, median and mean figures shown above exclude transactions for which no meaningful information was available.

Taking into account the results of the selected precedent transactions analysis, Houlihan Lokey applied a selected multiple range of 8.00x to 9.00x to Endo management’s estimates of calendar year 2013 adjusted EBITDA for Endo. The selected precedent transactions analysis indicated an implied enterprise value reference range for Endo of approximately US$8,110,100,000 to US$9,123,800,000 and an implied aggregate value reference range of all Endo common stock held by the existing holders immediately prior to the transactions of approximately US$4,609,300,000 to US$5,488,000,000 based on the multiples of calendar year 2013 adjusted EBITDA.

Selected Precedent Transactions Analysis – As Applied to Paladin. Houlihan Lokey reviewed the transaction value and financial multiples in selected transactions that Houlihan Lokey, based on its experience with merger and acquisition transactions, deemed relevant to Paladin, including:

Date Announced	Target	Acquiror
9/9/2013	Laboratorios Andromco S.A.	Grunenthal GmbH
8/29/2013	Veropharm Co. Ltd.	GardenHills OOO
8/27/2013	Hi-Tech Pharmacal Co., Inc.	Akorn, Inc.
7/3/2013	Adcock Ingram Holdings Limited	CFR Pharmaceuticals S.A.
7/29/2013	Elan Corporation	Perrigo Company
5/27/2013	Bausch & Lomb Holdings Inc.	Valeant Pharmaceuticals International Inc.
5/20/2013	Warner Chilcott Plc	Actavis, Inc.
9/3/2012	Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International
7/16/2012	Par Pharmaceutical Companies Inc.	TPG Capital, L.P.; TPG Partners VI
4/25/2012	Actavis Group Hf	WATSON PHARMA S.a.r.l.
11/18/2011	Graceway Pharmaceuticals	Medecis Pharmaceutical Corporation
5/24/2011	Prometheus Laboratories Inc.	Nestle Health Science S.A.
5/19/2011	Nycomed SICAR S.C.A.	Takeda Pharmaceutical Company
5/2/2011	Cephalon Inc.	Teva Pharmaceuticals USA, Inc.
9/28/2010	Generics Bidco I, LLC	Endo Pharmaceuticals Holdings Inc.
2/21/2011	ProStrakan Group plc	Hyowa Hakko Kirin Co., Ltd.
8/9/2010	Penwest Pharmaceuticals Co.	Endo Pharmaceuticals Holdings Inc.
10/12/2010	King Pharmaceuticals LLC	Pfizer Inc.

The following table summarizes the results of Houlihan Lokey’s analysis:*

	Transaction Value/ Latest Twelve Months Adjusted EBITDA	Transaction Value/ Estimated Next Fiscal Year Adjusted EBITDA
Low	4.7x	5.4x
High	30.8x	15.4x
Median	10.9x	9.3x
Mean	12.4x	9.7x

* Low, high, median and mean figures shown above exclude transactions for which no meaningful information was available.

Taking into account the results of the selected precedent transactions analysis, Houlihan Lokey applied a selected multiple range of 12.00x to 13.00x to Endo management’s estimates of calendar year 2013 adjusted EBITDA for Paladin. The selected transactions analysis indicated an implied enterprise value reference range for Paladin of approximately US$971,200,000 to US$1,052,100,000 based on the multiples of calendar year 2013 adjusted EBITDA.

Discounted Cash Flow Analyses

Analysis of Discounted Cash Flow – Generally. A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Analysis of Discounted Cash Flow – As Applied to Endo. Houlihan Lokey performed a discounted cash flow analysis of Endo by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Endo based on the financial projections prepared by or at the direction of the management of Endo, or made available to Houlihan Lokey by Endo. Houlihan Lokey calculated terminal values for Endo by applying a range of terminal value EBITDA multiples of 7.00x to 8.00x to Endo’s fiscal year 2018 estimated EBITDA. The net present values of Endo’s projected future cash flows and terminal values were then calculated using discount rates ranging from 7.00% to 8.00%. The discounted cash flow analysis indicated an implied enterprise value reference range for Endo of approximately US$8,862,500,000 to US$10,151,900,000 and an implied aggregate value reference range of all Endo common stock held by the existing holders immediately prior to the transactions of approximately US$5,261,400,000 to US$6,379,000,000.

Discounted Cash Flow Analysis – As Applied to Paladin. Houlihan Lokey performed a discounted cash flow analysis of Paladin by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Paladin based on the financial projections prepared by or at the direction of the management of Endo, or made available to Houlihan Lokey by Endo. Houlihan Lokey calculated terminal values for Paladin by applying a range of terminal value EBITDA multiples of 8.50x to 9.50x to Paladin’s fiscal year 2023 estimated EBITDA. The net present values of Paladin’s projected future cash flows and terminal values were then calculated using discount rates ranging from 7.25% to 8.25%. The discounted cash flow analysis indicated an implied enterprise value reference range for Paladin of approximately US$1,264,500,000 to US$1,440,800,000.

Has / Gets Analysis

Houlihan Lokey compared, (a) the implied aggregate value reference ranges of all Endo common stock held by the existing holders of Endo common stock immediately prior to the transactions (see the “Has” columns in the tables below) to (b) the implied aggregate value reference ranges of all New Endo ordinary shares held by the existing holders of Endo common stock immediately prior to the transactions (see the “Gets” columns in the tables below) across each of its financial analyses. The results are shown in the tables below.

In each case Houlihan Lokey calculated the “Gets” based on a “sum-of-the parts” approach, which incorporated, among other things, implied enterprise value reference ranges for Endo, implied enterprise value reference ranges for Paladin, the impact of benefits of the transactions, including synergies, and other pro forma effects of the transactions. In addition, the consideration to be received in the arrangement in respect of each Paladin common share was incorporated.

Selected Publicly-Traded Companies Analysis (in U.S. dollars)

	Has	Gets
2013E Adjusted EBITDA	$4,367,300,000 – $5,268,300,000	$4,964,000,000 – $5,949,000,000
2014E Adjusted EBITDA	$3,907,600,000 – $4,774,500,000	$4,604,500,000 – $5,521,700,000
2015E Adjusted EBITDA	$3,369,200,000 – $4,242,700,000	$4,213,900,000 – $5,142,000,000

Selected Precedent Transactions Analysis (in U.S. dollars)

	Has	Gets
2013E Adjusted EBITDA	$4,609,300,000 – $5,488,000,000	$5,149,200,000 – $6,134,100,000

Discounted Cash Flow Analysis (in U.S. dollars)

Has	Gets
$5,261,400,000 – $6,379,000,000	$5,913,300,000 – $7,169,300,000

Other Information

Historical Share Price. Houlihan Lokey noted that the trailing low and high 52-week intraday trading prices for Endo common stock as of November 1, 2013 were US$25.01 per share and US$47.09 per share, respectively. Houlihan Lokey also noted that the trailing low and high 52-week intraday trading prices for Paladin common shares as of November 1, 2013 were US$37.36 per share and US$63.94 per share, respectively.

Other Matters

Houlihan Lokey was engaged by Endo’s board of directors to provide an opinion to Endo’s board of directors as to the fairness, from a financial point of view and as of the date of its opinion, to the holders of Endo common stock of the exchange ratio, which opinion took into account the transactions, and was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. Endo engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement letter with Endo, Houlihan Lokey is entitled to a transaction fee of US$1,350,000. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the transactions or any conclusions set forth in Houlihan Lokey’s opinion. Endo also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or relating to Houlihan Lokey’s engagement.

Endo also engaged Houlihan Lokey to provide certain additional financial analyses related to the transactions, for which Houlihan Lokey will receive a fee for such services, which is not contingent upon the consummation of the transactions.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Endo, Paladin, or any other party that may be involved in the transactions and their respective affiliates or any currency or commodity that may be involved in the transactions.

Houlihan Lokey has in the past provided certain financial advisory services to Endo in connection with another opinion that was ultimately not delivered for which Houlihan Lokey has received compensation. Such financial advisory services were in support of another proposed merger and acquisition transaction for which definitive transaction documentation was not entered into. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Endo, other participants in the transactions or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Endo, Paladin, other participants in the transactions or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Interests of Certain Persons in the Merger

In considering the recommendation of the Endo board of directors with respect to the merger, Endo shareholders should be aware that certain executive officers and all of the directors of Endo have certain interests in the merger that may be different from, or in addition to, the interests of Endo shareholders generally. The Endo board of directors was aware of these interests and considered them, among other matters, in approving the arrangement agreement and the merger and making its recommendation that the Endo shareholders approve the arrangement agreement and the merger. These interests are described below.

Management

Endo—Employment Following the Merger

The New Endo executive officers after the transactions are expected to be the same as the executive officers of Endo prior to the effective time of the transactions.

Endo—Merger-Related Compensation

Under Endo’s written employment agreements with its named executive officers, the merger does not constitute a “change in control,” and therefore the merger will not trigger any benefits under the employment agreements. Likewise, the merger does not constitute a “change in control” under the equity compensation plans of Endo and therefore will not cause any acceleration of outstanding Endo equity awards. However, in connection with the merger, certain payments may be made, as described below under “Golden Parachute Compensation.”

Paladin—Arrangement-Related Compensation

Certain current key employees of Paladin have entered into employment letters with Paladin, as described below under “Description of Key Agreements,” relating to their employment following the transactions.

Additionally, as described in “—Treatment of Outstanding Paladin Equity Awards,” the vesting and exercisability of the equity awards held by the key employees will be accelerated at the effective time and the purchase rights held by key employees under Paladin’s employee share purchase plan will be settled for a cash amount. The following table summarizes the value of such vesting acceleration and purchase right cash-out:

Name	Equity $(1)	Total $(2)
Jonathan Ross Goodman	4,600,889	4,600,889
Mark Beaudet	9,393,564	9,393,564
Samira Sakhia	6,341,226	6,341,226
Mark Nawacki	6,321,287	6,321,287
François Desrosiers	2,587,262	2,587,262
Patrice Larose	3,789,013	3,789,013

(1)

Equity. Represents the value of the accelerated vesting of unvested options held by each individual under the Paladin share option plan and the amount of cash that each individual will receive in respect of purchase rights under the Paladin employee share purchase plan. Amounts in respect of unvested options included in this column are all “single-trigger” in nature, namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control. The value of such options under the Paladin share option plan will be calculated, in respect of each right to acquire one Paladin common share pursuant to an option, as the aggregate of the value of one Knight Therapeutics common share plus an amount of New Endo ordinary shares equal to an exchange rate of 1.6331 multiplied by a factor generally determined by dividing (y) the sum of the arrangement cash consideration plus the amount that the closing price of a Paladin common share on TSX on the trading day immediately preceding the date the arrangement becomes effective exceeds the exercise price for each Paladin common share subject to the option (the “in-the-money amount per share”), by (z) the closing price of a Paladin common share on TSX on the trading day immediately preceding the date the arrangement becomes effective. If the in-the-money amount per share is equal to or less than zero, then the value of the options is nil. For purposes of the table above, the values are based on a closing price of $127.00 per Paladin common share on TSX on January 10, 2014. The actual value on the vesting date of the options subject to accelerated vesting will depend on a number of factors, including the value of Knight Therapeutics common shares on that date, the value of Endo common stock prior to the date of the special meeting of Endo shareholders and the value of Paladin common shares on the trading day immediately preceding the date the arrangement becomes effective. The cash value in respect of purchase rights under the Paladin employee share purchase plan is calculated as outlined in the section “—Treatment of Outstanding Paladin Equity Awards” above.
(2)	Total. As described above, the amounts set forth under the column captioned “Total” consist of the value of the accelerated vesting of unvested options held by each individual, determined as described in footnote (1) above, and the amount of cash that each individual will receive in respect of purchase rights under the Paladin employee share purchase plan.

Golden Parachute Compensation

As discussed in —Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders, while for U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable “reorganization,” there is risk that Endo shareholders will be required to recognize gain (but not loss) on the Endo share exchange. If Endo shareholders are required to recognize gain, any individuals which are each referred to in this proxy statement/prospectus as a “covered individual,” who is or was an executive officer or director of Endo or New Endo and subject to the reporting requirements of Section 16(a) of the Exchange Act at any time during the six months before and six months after the closing of the merger will be subject to an excise tax (15% in 2013) under Section 4985 of the Code on the value of certain stock compensation held at any time during the same period by the covered individual.

It will not be known until after the merger (possibly as late as the first quarter of 2015) whether or not Endo shareholders will be required to recognize gain in connection with the share exchange and, therefore, whether or not the covered individuals will be subject to the excise tax. If applicable, the excise tax applies to all payments (or rights to payment) granted to the covered individuals by Endo or New Endo in connection with the performance of services if the value of such payment is based on (or determined by reference to) the value of stock in Endo or New Endo (excluding certain statutory incentive stock options and holdings in tax qualified plans). This includes any outstanding (1) nonqualified stock options, whether vested or unvested, (2) restricted stock awards that remain subject to forfeiture, (3) unvested restricted stock unit awards, (4) vested but deferred shares and (5) unvested performance restricted stock unit awards, held by the covered individuals during this twelve month period. However, even if the excise tax is applicable generally, the excise tax will not apply to (1) any stock option which is exercised prior to the closing date of the merger, or to the stock acquired in such exercise, if the related income is recognized on or before the closing date, and (2) any other specified stock compensation which is exercised, sold, distributed, cashed-out, or otherwise paid prior to the closing date in a transaction in which income is recognized.

The Endo board of directors carefully considered the impact of the potential Section 4985 excise tax on the covered individuals, determining that the imposition of the tax on the covered individuals, when the vesting of outstanding equity awards subject to the excise tax is not being accelerated and covered individuals are receiving no additional benefit in connection with the transaction, would result in the affected individuals being deprived of a substantial portion of the value of their equity awards. The Endo board of directors concluded that it would not be appropriate to permit a significant burden arising from a transaction expected to bring significant strategic and financial benefits to Endo and its shareholders, including operational and tax synergies, to be imposed on the individuals most responsible for consummating the transaction and promoting the success of the combined companies.

In addition, the Endo board of directors assessed and compared the relative costs and benefits of two approaches for mitigating the possible impact of the Section 4985 excise tax: (1) reimbursing the covered individuals for the Section 4985 excise tax that would be payable by them as a result of the transaction (and any resulting income), and (2) accelerating the vesting of and/or canceling these officers’ and directors’ equity awards. In weighing these alternatives, and deciding in favor of reimbursing the covered individuals for the Section 4985 excise tax and the resulting income, as opposed to accelerating the vesting and delivery of outstanding equity awards, the Endo board of directors considered the uncertainty of whether the excise tax will apply and the high cost to Endo, New Endo and their shareholders of accelerating the awards given, in particular, the short tenure of many members of Endo’s current leadership team. Specifically, given that as discussed in —Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders, the merger may qualify as a non-taxable “reorganization,” the Endo board of directors determined that accelerating the vesting and payment of outstanding equity awards to avoid the excise tax (which would have to be done prior to the closing of the merger and therefore prior to when it would be known whether the excise tax applied) could result in Endo or New Endo incurring an unnecessary compensation expense following the merger to make the new grants that would be necessary to incentivize and retain key individuals and align the interests of the executive officers and directors with shareholders following the merger. Conversely, if the covered individuals are reimbursed for the excise tax, Endo will only incur additional expense if and when it is determined that the excise tax is applicable.

In addition, the Endo board of directors considered the strong desire to continue to align the interests of executive officers and directors with stockholder interests through substantial and meaningful officer and director equity ownership. Several of Endo’s executive officers are newly employed and therefore have a significant number of unvested equity awards. The board determined that the effect of accelerating the vesting of, or canceling, such awards would be to lose significant retention value during a crucial period. Furthermore, the Endo board of directors considered the strong preference communicated by Endo’s investors that Endo’s executive officers hold long-term performance-based compensation, which represents a large percentage of the unvested awards outstanding, and that accelerating the vesting of these performance-based awards could result in unearned compensation being paid to the executives.

Therefore, after careful consideration, the Endo compensation committee of the board of directors concluded that, if the excise tax becomes applicable, Endo would provide the covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax, which is referred to in this proxy statement/prospectus as the “excise tax payment,” had been applied. The actual amounts to be paid to the covered individuals by Endo, if any, will not be determinable until after the consummation of the transactions. These amounts would be paid following the closing of the merger, which is subject to approval and adoption of the arrangement agreement and the merger by Endo’s stockholders, and following the determination that the exchange was taxable. These payments are intended only to place them in the same position as other equity compensation holders after the merger. In addition, the covered individuals will retain the obligation to pay income and other taxes on all of their individual equity awards when due. The outstanding equity awards held by the covered individuals will continue to reflect the same terms, including vesting schedules, at the combined entity.

The estimated value of the excise tax payment for each of the named executive officers (and each additional executive officer identified) is set forth below in the table entitled “Golden Parachute Compensation.” When compared against the enhanced value of the transactions to Endo’s shareholders, the potential cost of the excise tax payment is relatively insignificant. The estimated aggregate excise tax payment to be paid to the Endo executive officers not set forth in the table below (which includes three additional individuals) is approximately US $3,956,553. The estimated aggregate excise tax payment to Endo’s nine non-employee directors is approximately US $6,994,007. In each case, the value of the payments was calculated based on certain assumptions as set forth in footnote 3 to the “Golden Parachute Compensation” table and does not include any tax reimbursement related to any stock-based compensation grants that may be made to the covered individuals during the 6-month period following the merger. Any such grants will be made in the discretion of the compensation committee of the New Endo board of directors as determined to be appropriate in furtherance of a compensation philosophy intended to support New Endo’s business strategy by attracting and retaining highly-talented individuals and motivating them to achieve competitive corporate performance. The value of any such grants (and any related tax reimbursement) is not determinable at this time. However, the Endo board of directors expects that the New Endo board of directors will determine that no grants of stock-based compensation will be made to any director of New Endo who is currently a director of Endo or to New Endo’s chief executive officer during the 6-month period following the merger.

The following table and the related footnotes present information about the compensation payable to the named executive officers of Endo in connection with the merger (and such additional individuals identified in the table below), assuming it occurs on February 28, 2014. The compensation shown in the table below is subject to a nonbinding advisory vote of the shareholders of Endo at the special meeting, as described in this registration statement under “Shareholder Advisory Vote on Certain Compensatory Arrangements.”

Golden Parachute Compensation

Named Executive Officer(1)	Tax Reimbursement USD(2)	Total USD(3)
Rajiv De Silva	7,831,424	7,831,424
David P. Holveck(4)	—	—
Suketu P. Upadhyay	901,268	901,268
Alan G. Levin(5)	2,157,247	2,157,247
Julie H. McHugh(6)	—	—
Ivan P. Gergel, M.D.	3,047,050	3,047,050
Caroline B. Manogue	6,285,625	6,285,625

(1)	Under applicable SEC rules, Endo’s named executive officers for this purpose include the individuals who served as Endo’s principal executive officer and principal financial officer during 2012 as well as Endo’s three other most highly compensated executive officers during 2012. Endo’s current chief executive officer, Rajiv De Silva, and current chief financial officer, Suketu P. Upadhyay, who both commenced employment with Endo after the end of 2012, have been included in this table for informational purposes even though they are not named executive officers under applicable SEC rules.
(2)	Represents the potential aggregate payments in U.S. dollars to be made in respect of certain equity awards, as described in greater detail above in the section entitled “Golden Parachute Compensation.”
(3)

The amounts in this column are in U.S. dollars and consist of the excise tax payments to be made to the individuals set forth in this table if such individuals become subject to the excise tax under Section 4985 of the Code as a result of the consummation of the proposed transaction. The amount of the payment would be calculated based on the closing price of Endo’s stock as of the consummation of the merger and each individual’s relevant equity awards held as of that date. For purposes of the table above, the payment is based on: (1) an assumed price of Endo’s stock of US$58.446 (the average closing price per Endo share over the first five business days following the public announcement of the transactions on November 5, 2013); (2) the assumption that the transactions will be consummated on February 28, 2014; (3) the individuals’ relevant stock-based compensation held as of November 5, 2013, except for any restricted stock units or performance share units that are scheduled to vest prior to February 28, 2014; (4) the assumption that no stock options are exercised between November 5, 2013 and February 28, 2014; (5) a 15% excise tax rate; and (6) each individual’s estimated effective tax rate, including a federal marginal income tax rate of 39.6% and applicable state, local and payroll taxes. The amounts in this column do not include any tax reimbursement related to any stock-based compensation grants that may made to the covered individuals during the 6-month period following the merger. The actual amount of the excise tax payment for each covered individual, if any, will be determinable following the consummation of the proposed transaction.
(4)	Mr. Holveck retired from Endo effective March 18, 2013. Because Mr. Holveck was not an executive officer within six months before closing, his equity awards are not subject to the excise tax and accordingly, he will not receive any payment in connection with the merger.
(5)	Mr. Levin retired as chief financial officer of Endo effective as of September 23, 2013 and terminated his employment on December 6, 2013.
(6)	Ms. McHugh terminated her employment effective as of May 29, 2013. Because Ms. McHugh was not an executive officer within six months before closing, her equity awards are not subject to the excise tax and accordingly, she will not receive any payment in connection with the merger.

Description of Key Agreements

Jonathan Ross Goodman Consulting Agreement. In connection with the transactions, Endo and Mr. Goodman have entered into a consulting agreement that will become effective on the closing of the transactions. Mr. Goodman’s employment with Paladin will cease upon the closing date, and for one year thereafter, Mr. Goodman will serve as an advisor to the New Endo board of directors. For his advisory services, Mr. Goodman will receive a cash payment of US $25,000 each calendar quarter. In addition, on the first trading day following the closing date, New Endo will grant restricted stock units to Mr. Goodman equal in value to US$150,000, which will be subject to the terms and conditions in the applicable equity plan and award agreement.

Mark Beaudet Employment Letter. In connection with the transactions, Paladin and Mr. Beaudet have entered into an employment letter that will become effective on the closing of the transactions. Following the closing date, Mr. Beaudet will continue his employment with Paladin as President. Mr. Beaudet’s base salary will be $357,500 per year. Mr. Beaudet will also be entitled to receive a cash bonus of $200,000 subject to his continued employment for a period of six months following the closing date and provided that applicable integration objectives are satisfied. Mr. Beaudet would receive the cash bonus amount prior to the expiring of the said six month period if his employment is terminated by Paladin without serious reason (as such term is used in the Civil Code of Québec) or he terminates his employment for “Good Reason” as such term is defined in a “change in control” letter from Paladin to Mr. Beaudet dated March 4, 2013. On the first trading day following the closing date, New Endo will grant 50,000 stock options to Mr. Beaudet, which will be subject to the terms and conditions in the applicable equity plan and award agreement. Mr. Beaudet is eligible to receive the severance and benefits as set forth in his current change in control letter if (i) prior to twenty-four months following the closing date, he is terminated by Paladin without serious reason or he terminates his employment for Good Reason or (ii) between six and twenty-four months following the closing date Mr. Beaudet resigns (other than a resignation in connection with events constituting serious reason), provided that, in either case, he executes a release at the time of his termination of employment.

Samira Sakhia Employment Letter. In connection with the transactions, Paladin and Ms. Sakhia have entered into an employment letter that will become effective on the closing of the transactions. Following the closing date, Ms. Sakhia will continue her employment with Paladin as Chief Financial Officer. Ms. Sakhia’s base salary will be $311,709 per year. Ms. Sakhia will also be entitled to receive a cash bonus of $200,000 subject to her continued employment for a period of six months following the closing date and provided that applicable integration objectives are satisfied. Ms. Sakhia would receive the cash bonus amount prior to the expiring of the said six month period if her employment is terminated by Paladin without serious reason (as such term is used in the Civil Code of Québec) or she terminates her employment for “Good Reason” as such term is defined in a “change in control” letter from Paladin to Ms. Sakhia dated March 4, 2013. On the first trading day following the closing date, New Endo will grant 25,000 stock options to Ms. Sakhia, which will be subject to the terms and conditions in the applicable equity plan and award agreement. Ms. Sakhia is eligible to receive the severance and benefits as set forth in her current change in control letter if (i) prior to twenty-four months following the closing date, she is terminated by Paladin without serious reason or she terminates her employment for Good Reason or (ii) between six and twenty-four months following the closing date, Ms. Sakhia resigns (other than a resignation in connection with events constituting serious reason), provided that, in either case, she executes a release at the time of her termination of employment.

Mark Nawacki Employment Letter. In connection with the transactions, Paladin and Mr. Nawacki have entered into an employment letter that will become effective on the closing of the transactions. Following the closing date, Mr. Nawacki will continue his employment with Paladin as Executive Vice President, Business & Corporate Development. Mr. Nawacki’s base salary will be $311,709 per year. Mr. Nawacki will also be entitled to receive a cash bonus of $200,000 subject to his continued employment for a period of six months following the closing date and provided that applicable integration objectives are satisfied. Mr. Nawacki would receive the cash bonus amount prior to the expiring of the said six month period if his employment is terminated by Paladin without serious reason (as such term is used in the Civil Code of Québec) or he terminates his employment for “Good Reason” as such term is defined in a “change in control” letter from Paladin to Mr. Nawacki dated March 4, 2013. On the first trading day following the closing date, New Endo will grant 25,000 stock options to Mr. Nawacki, which will be subject to the terms and conditions in the applicable equity plan and award agreement. Mr. Nawacki is eligible to receive the severance and benefits as set forth in his current change in control letter if (i) prior to twenty-four months following the closing date, he is terminated by Paladin without serious reason or he terminates his employment for Good Reason or (ii) between six and twenty-four months following the closing date, Mr. Nawacki resigns (other than a resignation in connection with events constituting serious reason), provided that, in either case, he executes a release at the time of his termination of employment.

François Desrosiers Employment Letter. In connection with the transactions, Paladin and Mr. Desrosiers have entered into an employment letter that will become effective on the closing of the transactions. Following the closing date, Mr. Desrosiers will continue his employment with Paladin as Vice President, International Operations, IT & Market Data. Mr. Desrosiers’s base salary will be $221,143 per year. Mr. Desrosiers will also be entitled to receive a cash bonus of $100,000 subject to his continued employment for a period of six months following the closing date and provided that applicable integration objectives are satisfied. Mr. Desrosiers would receive the cash bonus amount prior to the expiring of the said six month period if his employment is terminated by Paladin without serious reason (as such term is used in the Civil Code of Québec) or he terminates his employment for “Good Reason” as such term is defined in a “change in control” letter from Paladin to Mr. Desrosiers dated April 1, 2013. On the first trading day following the closing date, New Endo will grant 25,000 stock options to Mr. Desrosiers, which will be subject to the terms and conditions in the applicable equity plan and award agreement. Mr. Desrosiers is eligible to receive the severance and benefits as set forth in his current change in control letter if (i) prior to twenty-four months following the closing date, he is terminated by Paladin without serious reason or he terminates his employment for Good Reason or (ii) between six and twenty-four months following the closing date, Mr. Desrosiers resigns (other than a resignation in connection with events constituting serious reason), provided that, in either case, he executes a release at the time of his termination of employment.

Patrice Larose Employment Letter. In connection with the transactions, Paladin and Dr. Larose have entered into an employment letter that will become effective on the closing of the transactions. Following the closing date, Dr. Larose will continue his employment with Paladin as Vice President of Scientific Affairs. Dr. Larose’s base salary will be $210,125 per year. Dr. Larose will also be entitled to receive a cash bonus of $100,000 subject to his continued employment for a period of six months following the closing date and provided that applicable integration objectives are satisfied. Dr. Larose would receive the cash bonus amount prior to the expiring of the said six month period if his employment is terminated by Paladin without serious reason (as such term is used in the Civil Code of Québec) or he terminates his employment for “Good Reason” as such term is defined in a “change in control” letter from Paladin to Dr. Larose dated March 4, 2013. On the first trading day following the closing date, New Endo will grant 20,000 stock options to Dr. Larose, which will be subject to the terms and conditions in the applicable equity plan and award agreement. Dr. Larose is eligible to receive the severance and benefits as set forth in his current change in control letter if (i) prior to twenty-four months following the closing date, he is terminated by Paladin without serious reason or he terminates his employment for Good Reason or

(ii) between six and twenty-four months following the closing date Mr. Larose resigns (other than a resignation in connection with events constituting serious reason), provided that, in either case, he executes a release at the time of his termination of employment.

Indemnification

Endo had obtained directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist, other than those for which Endo is able to provide indemnification.

Paladin’s by-laws include standard indemnification provisions for its directors and officers. In addition, Paladin has entered into indemnification agreements with all of its directors and officers and certain outside directors of Paladin’s subsidiaries in respect of liability reasonably incurred by such persons in connection with any proceeding that relates to or arises from such persons service as officer or director of Paladin or as officer or director of any other entity at the request of Paladin. Paladin’s indemnification obligations under such agreements are conditional upon such persons (i) having acted honestly and in good faith with a view to the best interests of Paladin, or as the case may be, to the best interests of the other entity for which such persons acted as officer or director at the request of Paladin; and (ii) in the case of a criminal or administrative action that is enforced by a monetary proceeding, such persons had reasonable ground for believing that their conduct was lawful.

All indemnification or exculpation rights existing in favor of present or former directors and officers of Paladin, Endo or any of their respective subsidiaries as provided in the constating documents of such party or contracts to which such a party is bound and which is in effect as of the date of the arrangement agreement will continue in full force and effect and without modification for the period contemplated therein.

In addition, New Endo will, and will cause each of Endo and Paladin to, maintain in effect for seven years from the closing date directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Endo and Paladin, as applicable, on terms not less favorable than such existing insurance coverage. However, in the event that any claim is brought under such directors’ and officers’ liability insurance policy, such policy will be maintained until its final disposition.

Endo will indemnify and hold harmless the members of the boards of directors of New Endo, CanCo 1, Endo Limited, Endo U.S. Inc., Merger Sub and their affiliates to the fullest extent permitted by applicable law for losses actually incurred by the director in connection with his or her duties as director for such entity from the date of the arrangement agreement to the closing date, unless such loss is related to:

•	a violation of the director’s duties under applicable law;

•	gross negligence, fraud or intentional misconduct by the director; or

•	actions taken or omitted by such director in violation of the organizational documents of the entities on which they serve as director or of the arrangement agreement.

Security Ownership of Certain Beneficial Owners and Management

Endo

The following table sets forth, as of January 15, 2014, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of common stock. Footnote (a) below provides a brief explanation of what is meant by the term “beneficial ownership.” The following table also sets forth, as of January 15, 2014, the number of shares of common stock beneficially owned by each of Endo’s then current directors and the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of Endo as of January 15, 2014. The following table also sets forth, as of January 15, 2014, the number of shares of common stock beneficially owned by all then current directors and executive officers of Endo as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (a)	Percentage of Class (a)
Directors and Executive Officers:
Roger H. Kimmel (b)	226,810	*
John J. Delucca (c)(p)	67,921	*
Arthur J. Higgins (d)(p)	—	*
Nancy J. Hutson, Ph.D. (e)(p)	38,669	*
Michael Hyatt (f)	318,671	*
William P. Montague (g)(p)	18,479	*
David B. Nash, M.D., M.B.A. (h)	670	*
Jill D. Smith (i)(p)	9,599	*
William F. Spengler (j)(p)	25,768	*
Rajiv De Silva (k)(p)	280,714	*
Suketu Upadhyay (l)(p)	—	*
Donald DeGolyer (m)(p)	—	*
Ivan P. Gergel, M.D. (n)(p)	119,817	*
Caroline B. Manogue (o)(p)	353,675	*

*	The percentage of the class to be owned by such security holder represents less than 1%.
(a)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date.
(b)	Mr. Kimmel is the Chairman of the Board of Endo. The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10022. Mr. Kimmel’s beneficial ownership represents (i) options to purchase 49,810 shares of common stock granted under the Endo Health Solutions Inc. 2000, 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 12,000 directly owned shares of common stock and (iii) 165,000 shares of common stock held in trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote. His beneficial ownership excludes 2,500 shares of common stock held in trusts for the benefit of one of Mr. Kimmel’s adult children, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote.
(c)	Mr. Delucca is a director of Endo. Mr. Delucca’s beneficial ownership represents (i) options to purchase 39,810 shares of common stock granted under the Endo Health Solutions Inc. 2000, 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 28,111 directly owned shares of common stock.
(d)	Mr. Higgins is a director of Endo. Given his December 2013 appointment to Endo’s Board, Mr. Higgins has no beneficial ownership in Endo as of January 15, 2014. However, he has been granted 1,016 restricted stock units, none of which has vested as of January 15, 2014.
(e)	Dr. Hutson is a director of Endo. Dr. Hutson’s beneficial ownership represents (i) options to purchase 18,186 shares of our common stock granted under the Endo Health Solutions Inc. 2007 Stock Incentive Plan which will be exercisable within the next 60 days and (ii) 20,483 directly owned shares of common stock.
(f)	Mr. Hyatt is a director of Endo. The business address for Mr. Hyatt is c/o Irving Place Capital, 745 Fifth Avenue, 7th Floor, New York, New York 10151. Mr. Hyatt’s beneficial ownership represents (i) options to purchase 59,810 shares of common stock granted under the Endo Health Solutions Inc. 2000, 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days, (ii) 238,111 directly owned shares of common stock and (iii) 20,750 shares held in trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote.

(g)	Mr. Montague is a director of Endo. Mr. Montague’s beneficial ownership represents options to purchase 18,479 shares of common stock granted under the Endo Health Solutions Inc. 2007 Stock Incentive Plans which will be exercisable within the next 60 days.
(h)	Dr. Nash is a director of Endo. The business address for Dr. Nash is c/o Jefferson School of Population Health, 901 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19107. Dr. Nash’s beneficial ownership represents 670 directly owned shares of common stock.
(i)	Ms. Smith is a director of Endo. Ms. Smith’s beneficial ownership represents 9,599 directly owned shares of common stock.
(j)	Mr. Spengler is a director of Endo. Mr. Spengler’s beneficial ownership represents (i) options to purchase 23,650 shares of common stock granted under the Endo Health Solutions Inc. 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 2,118 directly owned shares of common stock.
(k)	Mr. De Silva became a director of Endo and our President and Chief Executive Officer effective March 18, 2013. Mr. De Silva’s beneficial ownership represents (i) options to purchase 45,299 shares of common stock granted under the 2010 Stock Incentive Plan which will become exercisable in the next 60 days, (ii) 172,100 directly owned shares of common stock and (ii) 63,315 shares of common stock held in trusts. His beneficial ownership excludes (i) options to purchase 90,600 shares of common stock granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will not be exercisable within the next 60 days, (ii) 27,394 shares of unvested restricted stock units and (iii) 164,364 unvested, unearned performance share units.
(l)	Mr. Upadhyay became our Executive Vice President & Chief Financial Officer effective September 23, 2013. Given his September 2013 appointment as Executive Vice President & Chief Financial Officer, Mr. Upadhyay has no beneficial ownership in Endo as of January 15, 2014. However, he has been granted 15,418 shares of unvested restricted stock units and 15,418 unvested, unearned performance share units.
(m)	Mr. DeGolyer became our Chief Operating Officer effective August 1, 2013. Given his August 2013 appointment as Chief Operating Officer, Mr. DeGolyer has no beneficial ownership in Endo as of January 15, 2014. However, he has been granted 30,604 shares of unvested restricted stock units and 30,604 unvested, unearned performance share units.
(n)	Dr. Gergel is our Executive Vice President, Research & Development & Chief Scientific Officer. Dr. Gergel’s beneficial ownership represents (i) options to purchase 75,637 shares of common stock granted under the Endo Health Solutions Inc. 2004, 2007 and 2010 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 44,180 directly owned shares of common stock. His beneficial ownership excludes (i) options to purchase 52,331 shares of common stock granted under the Endo Health Solutions Inc. 2004, 2007 and 2010 Stock Incentive Plans which will not be exercisable within the next 60 days, (ii) 16,031 shares of unvested restricted stock units and (iii) 38,083 unvested, unearned performance share units.
(o)	Ms. Manogue is our Executive Vice President, Chief Legal Officer & Secretary. Ms. Manogue’s beneficial ownership represents (i) options to purchase 309,358 shares of common stock granted under the Endo Health Solutions Inc. 2000, 2004, 2007 and 2010 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 44,317 directly owned shares of common stock. Her beneficial ownership excludes (i) options to purchase 50,164 shares of common stock granted under the Endo Health Solutions Inc. 2004 and 2010 Stock Incentive Plans which will not be exercisable within the next 60 days, (ii) 15,352 shares of unvested restricted stock units and (iii) 43,707 unvested, unearned performance share units.
(p)	The business address for this person is c/o Endo Health Solutions Inc., 1400 Atwater Drive, Malvern, Pennsylvania 19355.

Paladin

The following table sets forth certain information regarding the beneficial ownership of Paladin’s common shares as of January 21, 2014 (except as noted) by: (i) each of Paladin’s current directors; (ii) each of Paladin’s’s current executive officers; (iii) all current executive officers and directors of Paladin as a group; and (iv) all those known by Paladin to be beneficial owners of more than 10% of its common shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class (a)
Directors and Executive Officers:
Jonathan Ross Goodman	839,635	(a)(b)(c)	4%
Robert N. Lande	6,600		*
Mark A. Beaudet	4,264	(d)	*
Gerald McDole	5,932		*
James C. Gale	29,053		*
Joel H. Raby	4,500		*
Samira Sakhia	7,570		*
Mark H. Nawacki	5,932		*
Patrice Larose	144		*
François Desrosiers	778		*
All current directors and executive officers of Paladin Labs Inc. as a group (10 persons)	900,792		4.3%
Other Stockholders:
4527712 Canada Inc.(e)	6,975,187		34.0%

*	The percentage of the class to be owned by such security holder represents less than 1%.
(a)	Jonathan Ross Goodman owns 25% of the non-voting shares of Joddes Limited, which directly owns 4,241,245 common shares of Paladin. 4527714 Canada Inc. is the voting trustee for and has direction and control over the Paladin common shares held by Joddes Limited.
(b)	Includes 100 Paladin common shares owned by Noah Goodman.
(c)	Includes 683,486 common shares of Paladin owned by 3487911 Canada Inc. which is controlled by Jonathan Ross Goodman. 4527712 Canada Inc. is the voting trustee for, and has direction and control over, the Paladin common shares held by 3487911 Canada Inc.
(d)	Includes 100 Paladin common shares owned by Matthew Beaudet and 100 Paladin common shares owned by Ethan Beaudet.
(e)	4527712 Canada Inc. is the voting trustee in respect of Paladin common shares owned directly by Joddes Limited (4,241,245 Paladin common shares) and indirectly held by members of the Goodman family (2,733,942 Paladin common shares). 4527712 Canada Inc. is controlled by Mr. Morris Goodman.

Compensation of New Endo’s Executive Officers

New Endo did not have any employees during the year ended December 31, 2012 and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods.

Information concerning the historical compensation paid by Endo to its named executive officers is contained in Endo’s Annual Report on Form 10-K for the year ended December 31, 2012, under the heading “Executive Compensation” on page 118 thereto and is incorporated herein by reference.

Following the transactions, it is expected that a compensation committee of New Endo will be formed, and pursuant to the responsibilities outlined in its charter, the committee will oversee and determine the compensation of the chief executive officer and other executive officers of New Endo and will evaluate and determine the appropriate executive compensation philosophy and objectives for New Endo in the normal course of business.

This New Endo compensation committee is expected to review its compensation policies with respect to the executive officers of New Endo after the transactions and in the normal course of business, consistent with its charter, the New Endo compensation committee will also evaluate and determine the appropriate design of the New Endo executive compensation program and the appropriate process for establishing executive compensation consistent with past practices.

Compensation of New Endo’s Directors

Information concerning the historical compensation paid by Endo to its non-employee directors, all of whom are expected to be non-employee directors of New Endo, is contained in Endo’s Annual Report on Form 10-K for the year ended December 31, 2012, under the heading “Executive Compensation” beginning on page 118 thereto and is incorporated herein by reference.

Following the transactions, New Endo’s compensation committee will review director compensation in the normal course of business as a result of the merger and pursuant to the responsibilities outlined in the compensation committee’s charter. New Endo will not maintain a directors deferred compensation plan in order to comply with Irish tax law.

Financing

New Endo anticipates that the total funds needed to complete the transactions will be funded through a combination of:

(i)	available cash on hand of Endo; and

(ii)	third-party debt financing consisting of the following:

(A) senior secured term loan facilities, which is referred to in this proxy statement/prospectus as the term loan facilities, consisting of (x) a term loan A facility in an aggregate principal amount equal to US$1,100.0 million and (y) a term loan B facility in an aggregate principal amount equal to US$425.0 million;

(B) a senior secured revolving credit facility in an aggregate amount of US$750.0 million, which is referred to in this proxy statement/prospectus as the revolving credit facility, and together with the term loan facilities, the senior secured credit facilities; provided however that up to US$200.0 million of Revolving Credit Facility funds may be utilized to complete the transaction or to pay transaction costs; and

(C) the issuance of US$700.0 million in aggregate principal amount of 5.75% Senior Notes due 2022 that were issued on December 19, 2013, which are referred to in this proxy statement/prospectus as the “new senior notes.”

The new senior notes were issued by Endo Finance Co., a wholly-owned subsidiary of Endo (referred to in this proxy statement/prospectus as “Endo Finance”). Upon issuance of the new senior notes, 100% of the gross proceeds were deposited with an escrow agent to be held until (i) consummation of the transactions or (ii) the earlier of the July 1, 2014 or the date that Endo has determined to terminate or abandon the transactions. If the transactions are consummated, (i) Endo Finance will merge with and into an indirect wholly-owned subsidiary of New Endo (“New Endo Finance”), with New Endo Finance surviving and assuming all of Endo Finance’s obligations under the new senior notes; (ii) an indirect wholly-owned subsidiary of New Endo will become a co-obligor of the new senior notes; (iii) the escrowed funds will be released from escrow simultaneously with the consummation of the transactions; and (iv) the net proceeds of the offering of new senior notes will be used, together with borrowings under the term loan facilities, to refinance certain existing indebtedness of Endo, to pay related fees and expenses and for general corporate purposes, which may include strategic acquisitions. If the transactions are not consummated, upon the earlier of July 1, 2014 or the date that Endo has determined to terminate or abandon the transactions, (i) Endo Finance will merge with and into Endo, with Endo surviving and assuming all of Endo Finance’s obligations under the new senior notes; (ii) the escrowed funds will be released; and (iii) the net proceeds of the offering of new senior notes will be used for general corporate purposes, which may include strategic acquisitions.

On November 5, 2013, Endo received a debt commitment letter, which is referred to in this proxy statement/prospectus as the debt commitment letter, from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch (referred to in this proxy statement/prospectus as “DBCI”), Deutsche Bank Securities Inc., Royal Bank of Canada (referred to in this proxy statement/prospectus as “RBC”), and RBC Capital Markets, LLC, collectively referred to in this proxy statement/prospectus as the “agents,” to provide the facilities, subject to the conditions set forth in the debt commitment letter.

Each agent’s commitments with respect to the facilities, and each agent’s agreements to perform the services described in the debt commitment letter, will automatically terminate on the first to occur of (i) 5:00 p.m., New York City time, on May 5, 2014, unless on or prior to such time the transactions have been consummated, (ii) the date of the termination of the arrangement agreement, or (iii) the consummation of the arrangement without the use of the senior secured credit facilities.

The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the arrangers to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this document is not available.

Endo has, with the consent of the holders of a majority in aggregate principal amount outstanding of each of (i) its US$500 million in aggregate principal amount outstanding of 7% Senior Notes due 2019, (ii) its US$400 million in aggregate principal amount outstanding of 7.00% Senior Notes due 2020 and (iii) its US$400 million in aggregate principal amount outstanding of 7 1⁄4% Senior Notes due 2022, entered into amendments to the related indentures providing that no change of control offer will be required under such indentures as a result of the transactions. The amendments will become operative immediately prior to the effective time of the transactions. As a result of the receipt of such consents, the commitments under the debt commitment letter with respect to the senior bridge facility to fund the takeout of such senior notes were terminated.

Regulatory Approvals Required

U.S. Regulatory Approvals

Under the HSR Act, and the rules and regulations promulgated thereunder by the Federal Trade Commission, which is referred to in this proxy statement/prospectus as the “FTC,” the merger cannot be consummated until notifications have been submitted and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied.

Endo and Paladin each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on November 27, 2013. On December 17, 2013 the FTC granted early termination of the waiting period, thereby satisfying the requirement for HSR Act approval under the arrangement agreement.

Canadian Regulatory Approvals

Competition Act (Canada) Approval

Part IX of the Competition Act (Canada) requires that the parties to certain transactions that exceed the thresholds set out in sections 109 and 110 of the Competition Act (Canada) provide the commissioner with pre-closing notice of the transaction.

Subject to certain limited exceptions, the parties to a notifiable transaction cannot complete the transaction until they have provided to the commissioner the information prescribed pursuant to subsection 114(1) of the Competition Act (Canada) or otherwise complied with Part IX and the applicable waiting period pursuant to section 123 of the Competition Act (Canada) has expired or been terminated or an appropriate waiver has been provided by the commissioner. The waiting period is 30 calendar days after the day on which the parties to the transaction submit the prescribed information, provided that, before the expiry of this period, the commissioner has not notified the parties pursuant to subsection 114(2) of the Competition Act (Canada) that he requires additional information that is relevant to the commissioner’s assessment of the transaction.

In addition or as an alternative to filing the prescribed information, a party to a notifiable transaction may comply with Part IX by applying to the commissioner for: (i) an advance ruling certificate issued by the commissioner pursuant to section 102 of the Competition Act (Canada); or (ii) a no-action letter from the commissioner. The commissioner may issue either an advance ruling certificate or no-action letter in respect of a transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under section 92 of the Competition Act (Canada). In these circumstances, a transaction may be completed before the end of the applicable waiting period if the commissioner notifies the parties (either by issuing an advance ruling certificate pursuant to subsection 102 of the Competition Act (Canada) or a no-action letter).

Upon completion of his review, the commissioner may decide to: (i) challenge a notifiable transaction, if the commissioner concludes that it is likely to substantially prevent or lessen competition, and seek an order of the Competition Tribunal (a) prohibiting the completion of the notifiable transaction on an interim or permanent basis, (b) requiring the divestiture of shares or assets or the dissolution of the notifiable transaction, if it has been completed, and/or (c) with the consent of the person against whom the order is directed, requiring that person to take any other action; (ii) issue a no-action letter advising the parties that the commissioner does not intend to challenge the notifiable transaction at that time (but that he retains the authority to do so for one year after completion of the notifiable transaction); (iii) issue an advance ruling certificate; or (iv) allow the waiting period to expire without doing any of the foregoing. Where an advance ruling certificate is issued and the notifiable transaction to which the advance ruling certificate relates is substantially completed within one year after the advance ruling certificate is issued, the commissioner cannot seek an order of the Competition Tribunal in respect of the notifiable transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

The obligations of Endo and Paladin to complete the arrangement are conditional upon Competition Act (Canada) approval being obtained in accordance with the arrangement agreement. Pursuant to the arrangement agreement, Competition Act (Canada) approval will be obtained if either (i) the commissioner has issued an advance ruling certificate and such advance ruling certificate has not been modified or withdrawn prior to closing; (ii) New Endo and Paladin have given the notice required under section 114 of the Competition Act (Canada) with respect to the transactions contemplated by the arrangement agreement and the applicable waiting periods under section 123 of the Competition Act (Canada) have expired or been terminated in accordance with the Competition Act (Canada); or (iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act (Canada), and, in the case of either (ii) or (iii), the commissioner shall have issued a no-action letter, and any terms and conditions attached to such no-action letter are acceptable to Endo acting reasonably, and such no-action letter has not been modified or withdrawn prior to closing.

The transactions contemplated by the arrangement agreement (including the arrangement and the merger) are a notifiable transaction under the Competition Act (Canada), and as such, Endo and Paladin must comply with the Part IX merger notification provisions. Endo submitted a request for an advance ruling certificate or no-action letter to the commissioner on November 27, 2013. The commissioner issued a no-action letter on December 18, 2013, thereby satisfying the requirement for the Competition Act (Canada) approval under the arrangement agreement.

Investment Canada Act Approval

Under the Investment Canada Act, certain transactions involving the “acquisition of control” of a Canadian business by a non-Canadian are subject to review under Part IV or IV.1 of the Investment Canada Act and cannot be implemented unless the Minister of Industry is satisfied that the transaction is likely to be of “net benefit” to Canada. The transactions contemplated by the arrangement agreement constitute a reviewable transaction under the Investment Canada Act.

If a transaction is a reviewable transaction, an application for review must be filed with the Investment Review Division of Industry Canada and the approval of the Minister of Industry must be obtained prior to implementation of the reviewable transaction.

The submission of an application for review triggers an initial review period of up to 45 days. If the Minister of Industry has not completed the review by that date, the Minister of Industry may unilaterally extend the review period by up to a further 30 days (and he may seek additional extensions with agreement of the applicant).

The prescribed factors to be considered by the Minister of Industry in determining whether a reviewable transaction is likely to be of “net benefit” to Canada include, among other things, (i) the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, capital investment, resource processing, utilization of Canadian products and services and exports), (ii) the degree and significance of participation by Canadians in the acquired business, (iii) the effect of the investment on productivity, industrial efficiency, technological development, product innovation, product variety and competition in Canada, (iv) the effect of the investment on competition within an industry in Canada, (v) the compatibility of the investment with national and provincial industrial, economic and cultural policies, and (iv) the contribution of the investment to Canada’s ability to compete in world markets. The Minister of Industry will also consider, among other things, the views of the provincial governments where Paladin carries on business and any written undertakings offered by Endo to Her Majesty in right of Canada in determining whether a reviewable transaction is likely to be of “net benefit” to Canada.

If, following his review, the Minister of Industry is satisfied that a reviewable transaction is likely to be of “net benefit” to Canada, the Minister of Industry is required to send a notice to that effect to Endo. If the Minister of Industry does not send notice to Endo of his approval within the 45-day period or the extended period, as the case may be, the Minister of Industry is deemed to be satisfied that the reviewable transaction is likely to be of “net benefit” to Canada and shall send a notice to that effect to Endo.

If, following his review, the Minister of Industry is not satisfied that a reviewable transaction is likely to be of “net benefit” to Canada, the Minister of Industry is required to send a notice to that effect to Endo, advising Endo of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by Endo and the Minister of Industry.

Within a reasonable time after the expiry of the period for making representations and submitting undertakings as described above, the Minister of Industry shall send notice to the applicant that either the Minister of Industry is satisfied that the investment is likely to be of “net benefit” to Canada or confirmation that the Minister of Industry is not satisfied that the investment is likely to be of “net benefit” to Canada. In the latter case, the reviewable transaction may not be implemented.

The obligation of Endo and Paladin to complete the arrangement are conditional upon Investment Canada Act approval being obtained in accordance with the arrangement agreement. Pursuant to the arrangement agreement, Investment Canada Act approval will be obtained if New Endo shall have received written evidence from the Minister of Industry that the Minister of Industry is satisfied or deemed to be satisfied that the transactions contemplated by the arrangement agreement are likely to be of “net benefit” to Canada pursuant to the Investment Canada Act and such approval has not been modified or withdrawn.

Endo filed an application for review with the Investment Review Division of Industry Canada on November 26, 2013 and the initial 45 day review period would end on January 10, 2014. This initial review period was unilaterally extended for an additional 30 days by the Minister of Industry and can only be extended further on consent of the parties beyond that date. Endo and Paladin are cooperating with the Minister of Industry in his review of the application and in connection thereto Endo submitted draft undertakings on December 24, 2013 and revised draft undertakings on January 17, 2014 to the Minister of Industry. As of the date of this proxy statement/prospectus, the Investment Canada Act approval required pursuant to the arrangement agreement has not been obtained and no assurance can be provided that it will be obtained.

South African Competition Act Approval

Chapter 3 of the Competition Act (South Africa) requires that parties to a merger, defined in terms of section 12 of the Competition Act (South Africa), that meet thresholds prescribed in terms of section 11 of the Competition Act (South Africa) read with the Government General Notice 216 of 2009, which is referred to in this proxy statement/prospectus as a “notifiable merger,” notify the South African Competition Commission of that merger in the prescribed manner and form. Endo and Paladin meet the thresholds prescribed for an intermediate merger, which is a notifiable merger under the Competition Act (South Africa). In terms of section 13A(3) of the Competition Act (South Africa), parties to an intermediate merger may not implement that merger until it has been approved, with or without conditions, by the South African Competition Commission in terms of section 14(1)(b) of the Competition Act (South Africa). In terms of section 14(1) of the Competition Act (South Africa), within 20 business days after all parties to an intermediate merger have fulfilled all their notification requirements in the prescribed manner and form, the South African Competition Commission may extend the period in which it has to consider the proposed merger by a single period not exceeding 40 business days and, in that case, must issue an extension certificate to any party who notified it of the merger; or after having considered the merger in terms of section 12A, must issue a certificate in the prescribed form (i) approving the merger; (ii) approving the merger subject to any conditions; or (iii) prohibiting implementation of the merger.

Because of Paladin’s ownership interest in Litha, a company operating in South Africa, among other places, the transactions contemplated by the arrangement agreement (including the arrangement and the merger) constitute a notifiable merger under the Competition Act (South Africa), and as such, Endo and Paladin must comply with the section 13A merger notification provision and the obligations of Endo and Paladin to complete the arrangement are conditional upon Competition Act (South Africa) approval. Endo and Paladin prepared a merger notification in the prescribed manner and form, which was notified to the South African Competition Commission on November 26, 2013. On December 3, 2013, Endo and Paladin received an extension certificate, notifying them that the review period under the Competition Act (South Africa) was extended for a period of 40 business days and would expire at 11:59 p.m., Central Africa Time, on February 24, 2014. Endo and Paladin are cooperating with the South African Competition Commission in the review of the merger.

As of the date of this proxy statement/prospectus, the Competition Act (South Africa) approval required pursuant to the arrangement agreement has not been obtained and no assurance can be provided that it will be obtained.

Applicable Canadian Securities Laws

Distribution and Resale of New Endo Ordinary Shares under Canadian Securities Laws

The New Endo ordinary shares received pursuant to the arrangement will not be legended and may be resold through registered dealers in each of the provinces of Canada provided that (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 Resale of Securities); (ii) no unusual effort is made to prepare the market or create a demand for those securities; (iii) no extraordinary commission or consideration is paid in respect of that trade; and (iv) if the selling security holder is an insider or officer of New Endo (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that New Endo is in default of that legislation. Each Endo shareholder and option holder is urged to consult the holder’s professional advisors with respect to restrictions applicable to trades in New Endo ordinary shares under applicable Canadian securities legislation.

Upon completion of the arrangement, New Endo will become a reporting issuer in each of the provinces of Canada. As the New Endo ordinary shares are not currently listed on a stock exchange, unless and until such a listing is obtained, holders of New Endo ordinary shares may not have a market for their shares. New Endo has applied to list the ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX. It is a mutual condition to the completion of the transactions that the New Endo ordinary shares be approved for listing on NASDAQ and conditionally approved for listing on TSX, subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Ongoing Canadian Reporting Obligations of New Endo

Upon completion of the arrangement, New Endo will become a reporting issuer in each of the provinces of Canada. Pursuant to National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers, New Endo will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of New Endo to file reports with respect to trades of New Endo securities and the requirements with respect to meetings of shareholders. As a condition of the availability of these exemptions New Endo must (i) comply with the requirements of U.S. securities laws and the rules of the NASDAQ stock market; (ii) file with the relevant provincial securities regulatory authorities copies of its documents filed with the SEC under the Exchange Act; and (iii) send to Canadian securityholders the same material that is sent to U.S. securityholders.

Additionally, New Endo will be required to comply with Canadian legal requirements under Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which is referred to in this proxy statement/prospectus as “MI 61-101,” subject to certain minimum percentage thresholds of New Endo ordinary shares being held by residents of Canada. MI 61-101 includes requirements for the protection of minority shareholders in certain transactions, including transactions with insiders and other related parties.

Accounting Treatment of the Transactions

Endo will account for the acquisition pursuant to the arrangement agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Endo will be the accounting acquiror. Endo will measure the Paladin assets acquired and Paladin liabilities assumed at their fair values including net tangible and identifiable intangible assets as of the closing of the transactions. Any excess of the purchase price over those fair values will be recorded as goodwill.

Restrictions on Resales

All New Endo ordinary shares received by Endo shareholders in the merger will be freely tradable, except that New Endo ordinary shares received in the merger by persons who become affiliates of New Endo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New Endo generally include individuals or entities that control, are controlled by or are under common control with, New Endo and may include the executive officers and directors of New Endo as well as its principal shareholders.

Procedures for Exchange of Endo Common Stock for New Endo Ordinary Shares

At the effective time, New Endo will deposit certificates, or at New Endo’s option, evidence of shares in book entry form, representing the total number of New Endo ordinary shares deliverable to the Endo shareholders pursuant to the merger. As soon as reasonably practicable (and in any event within four business days) after the effective time, the exchange agent will mail each holder of record of Endo shares a letter of transmittal and instructions for use in surrendering the Endo shares in exchange for the consideration owed to them pursuant to the merger. See “The Arrangement Agreement—Merger Consideration to Endo Shareholders” beginning on page 122.

Upon surrender of Endo shares for cancellation to the exchange agent, together with a duly executed letter of transmittal and any other documents reasonably required by the exchange agent, the holder of such Endo shares is entitled to receive in exchange: (i) that number of New Endo ordinary shares into which such holder’s Endo shares were converted pursuant to the terms of the arrangement agreement (see “The Arrangement Agreement—Merger Consideration to Endo Shareholders” beginning on page 122) and (ii) a check in the amount of U.S. dollars equal to any cash dividends with respect to New Endo ordinary shares made after the effective time. The properly surrendered Endo shares will be cancelled.

CERTAIN TAX CONSEQUENCES OF THE MERGER AND THE ARRANGEMENT

Scope of Discussion

The following is a summary of certain U.S. federal income tax consequences of the merger to Endo and New Endo and to U.S. holders and non-U.S. holders (each as defined below) of Endo common stock. This summary also describes certain U.S. federal income tax consequences of the subsequent ownership and disposition by U.S. holders of New Endo ordinary shares.

This summary does not address the U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders of New Endo ordinary shares. Accordingly, non-U.S. holders should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of New Endo ordinary shares.

This summary is based on provisions of the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Ireland-U.S. Tax Treaty, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the merger or as a result of the ownership and disposition of New Endo ordinary shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such U.S. holder, including specific tax consequences to a holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the merger or the ownership and disposition of New Endo ordinary shares. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances.

Endo will receive certain opinions from Skadden regarding certain U.S. federal income tax consequences of the merger. However, an opinion of tax counsel is not binding on the IRS or a court. Therefore, there can be no assurance that the IRS will not take a position contrary to Skadden’s opinions or that a court will not agree with the IRS in the event of litigation. See “—U.S. Federal Income Tax Considerations” beginning on page 105.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger or any other matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is limited to considerations relevant for investors holding Endo common stock, and, after the completion of the merger, New Endo ordinary shares, as capital assets (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special tax rules, such as:

•	banks, financial institutions, underwriters, insurance companies;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	persons holding shares through a partnership, limited liability, or other fiscally or tax transparent entity;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	persons who received Endo common stock, or, after the merger, New Endo ordinary shares, through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Endo common stock, or, after the merger, the outstanding New Endo ordinary shares; or

•	holders holding Endo common stock, or, after the merger, New Endo ordinary shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset.

Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the merger and the ownership and disposition of New Endo ordinary shares.

As used in this proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Endo common stock, and, after the completion of the merger, New Endo ordinary shares, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this proxy statement/prospectus, the term “non-U.S. holder” means a beneficial owner of Endo common stock and, after the completion of the merger, New Endo ordinary shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is the beneficial owner of Endo common stock, and, after the completion of the merger, New Endo ordinary shares generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

U.S. Federal Income Tax Considerations

U.S. Federal Income Tax Consequences of the Merger to Endo

Endo will not be subject to U.S. federal income tax on the merger; however, Endo will continue to be subject to U.S. tax after the merger. Endo (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below. In conjunction with the merger, New Endo, Endo, Paladin, and their respective subsidiaries will engage in certain intercompany transactions. Except as specifically described below, this discussion does not address any tax considerations relating to such intercompany transactions.

Tax Residence of New Endo for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Endo, which is an Irish incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is little or no guidance as to their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (which includes the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares), which is referred to in this proxy statement/prospectus as the “ownership test.”

At the merger effective time, New Endo will acquire all of Endo’s assets through the indirect acquisition of all of Endo’s outstanding shares, but New Endo, including its expanded affiliated group, is not expected to have substantial business activities in Ireland. As a result, New Endo will be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 unless, after the merger, the former shareholders of Endo are treated as owning (within the meaning of Section 7874) less than 80% (by both vote and value) of New Endo’s ordinary shares by reason of holding shares in Endo.

Based on the rules for determining share ownership under Section 7874 and certain factual assumptions, after the merger, Endo shareholders are expected to be treated as holding less than 80% (by both vote and value) of the New Endo ordinary shares by reason of their ownership of Endo common stock. However, whether the ownership test has been satisfied must be finally determined after the closing of the merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, a subsequent change in the facts or in law might cause New Endo to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. In addition, by the time of the closing of the merger, there could be a change in law under Section 7874 of the Code, in the regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes. In such event, New Endo could be liable for substantial additional U.S. federal income tax on its operations and income following the closing of the merger.

Endo’s obligation to effect the transactions is conditional upon its receipt of the Section 7874 opinion from Skadden, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause New Endo to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date.

Regardless of the application of Section 7874 of the Code, New Endo is expected to be treated as an Irish resident company for Irish tax purposes because New Endo is incorporated under Irish law and is intending to have its place of central management and control (as determined for Irish tax purposes) in Ireland. The remaining discussion assumes that New Endo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Potential Limitation on the Utilization of Endo’s (and Its U.S. Affiliates’) Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person.

Pursuant to the arrangement agreement, the Endo shareholders are expected to receive at least 60% (but less than 80%) of the vote and value of the New Endo ordinary shares by reason of holding Endo common stock. As a result, Endo and its U.S. affiliates would be limited in their ability to utilize certain U.S. tax attributes to offset their inversion gain, if any. However, neither Endo nor its U.S. affiliates expects to recognize any inversion gain as part of the merger, nor do they currently intend to engage in any transaction in the near future that would generate inversion gain. If, however, Endo or its U.S. affiliates were to engage in any transaction that would generate any inversion gain in the future, such transaction may be fully taxable to Endo or its U.S. affiliates (notwithstanding that it may have certain deductions and other U.S. tax attributes which, but for the application of Section 7874, it would be able to use to offset some or all of such gain) and thus Endo may pay U.S. federal income tax sooner than it otherwise would have.

Certain U.S. Federal Income Tax Consequences of the Merger to Endo Shareholders

Overview

In the merger, (i) Merger Sub will merge with and into Endo with Endo surviving, and (ii) for U.S. federal income tax purposes, Endo shareholders will exchange their Endo common stock for New Endo ordinary shares received from both New Endo and Endo U.S. Inc. in the Endo share exchange. Endo expects to receive the reorganization opinion from Skadden dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that, among other things, the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither the obligation of Endo nor the obligation of New Endo to complete the merger is conditioned upon the receipt of such opinion. See “—Opinion Regarding the U.S. Federal Income Tax Treatment of the Merger to Endo Shareholders” below.

Although shareholders generally do not recognize gain or loss on an exchange of their stock pursuant to a reorganization, with respect to cross-border reorganizations, Section 367(a) of the Code and regulations promulgated thereunder generally require U.S. shareholders to recognize gain (but not loss) if stock of a U.S. corporation is exchanged for stock of a non-U.S. corporation and the U.S. shareholders receive more than 50% (by vote or value) of the stock of the non-U.S. corporation. Endo shareholders will receive more than 50% of the

New Endo ordinary shares; consequently, absent an applicable exception, U.S. holders of Endo common stock will be required to recognize gain (but not loss) on their exchange of Endo common stock for New Endo ordinary shares in the merger in an amount equal to the excess of the fair market value of the New Endo ordinary shares received over the adjusted tax basis of the Endo common stock exchanged therefor.

An exception promulgated in Treasury regulations provides that Section 367(a) will not apply to certain triangular reorganizations (including those like the merger) if certain specified conditions (discussed in detail below) are satisfied. It is currently uncertain whether the specified conditions will be satisfied and whether, as a result, Endo shareholders would recognize gain or loss on the Endo share exchange. There is risk that Endo shareholders will be required to recognize gain (but not loss) on the Endo share exchange because, as described below, non-recognition treatment depends on the application of new and complex provisions of U.S. federal income tax law as well as certain facts that are subject to change, that could be affected by actions taken by Endo and other events beyond Endo’s control, are subject to change and that cannot be known prior to the end of the year in which the merger is completed. For example, increases in the Endo stock price following signing of the arrangement agreement and prior to the Endo share exchange may increase the U.S. shareholders gain amount (as defined below) and make it more likely that Endo shareholders will be required to recognize gain (but not loss) on the Endo share exchange. See “—Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers” beginning on page 107.

Following the completion of the merger, New Endo intends to notify Endo shareholders via one or more website announcements regarding whether the specified conditions have been satisfied. These announcements will be updated once actual year-end information becomes available.

Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers

As noted, Section 367(a) of the Code and regulations promulgated thereunder generally require U.S. shareholders to recognize gain (but not loss) if stock of a U.S. corporation is exchanged for stock of a non-U.S. corporation in an otherwise non-taxable reorganization and the U.S. shareholders receive more than 50% (by vote or value) of the stock of the non-U.S. corporation. However, under Treasury regulations, if certain specified conditions (discussed below) are satisfied, Section 367(a) generally will not apply to a reorganization in which a U.S. subsidiary of a non-U.S. corporation purchases stock of the non-U.S. corporation in exchange for cash, debt, or other non-stock property and uses the purchased stock to acquire another corporation from such corporation’s shareholders. Pursuant to the arrangement agreement, (i) Endo U.S. Inc., a U.S. corporation and subsidiary of New Endo, will be treated as acquiring New Endo ordinary shares from New Endo, a non-U.S. corporation, in exchange for a promissory note and (ii) such New Endo ordinary shares will be used by Endo U.S. Inc. in the Endo share exchange to acquire Endo in the merger. Accordingly, if the conditions discussed below are satisfied, Section 367(a) should not apply and the Endo shareholders should not recognize any gain or loss on the Endo share exchange.

Under the applicable Treasury regulations, the acquisition of the New Endo ordinary shares by Endo U.S. Inc. in exchange for the promissory note is treated as a deemed distribution by Endo U.S. Inc. to New Endo (referenced herein as the “deemed distribution”) in an amount equal to the fair market value of the promissory note. The deemed distribution is subject to Section 301 of the Code. The specified conditions referenced above are satisfied if, as a factual and legal matter: (1) a portion of the deemed distribution to New Endo is treated as a dividend under Section 301(c)(1) of the Code (which is determined based on the current and accumulated earnings and profits of Endo U.S. Inc. (as determined for U.S. federal income tax purposes)), (2) New Endo is subject to U.S. withholding tax on such amount in accordance with the U.S.-Ireland Tax Treaty, and (3) the sum of (a) the portion of the deemed distribution to New Endo that is treated as a dividend and (b) the portion of the deemed distribution that is treated as gain under Section 301(c)(3) of the Code (such sum referenced herein as the “New Endo income amount”), exceeds the aggregate built-in gain (generally, fair market value minus adjusted tax basis) in the Endo common stock transferred to Endo U.S. Inc. by all U.S. shareholders in the Endo share exchange (such built-in gain is referenced herein as the “U.S. shareholders gain amount.”)

Whether Endo U.S. Inc. will have positive earnings and profits for the taxable year that includes the merger (which is expected to be the 2014 calendar year) will depend on overall business conditions and the overall tax position of Endo U.S. Inc. for such taxable year. Such earnings and profits, if any, will take into account, among other things, taxable operating income and loss as well as taxable non-operating income and loss (including dispositions outside the ordinary course of business and extra-ordinary items), subject to certain adjustments, and cannot be determined until the end of the year in which the merger is completed. If Endo U.S. Inc. has positive earnings and profits, New Endo will be subject to withholding on the deemed dividend received from Endo U.S. Inc.

It is uncertain whether the New Endo income amount will exceed the U.S. shareholders gain amount, because the U.S. shareholders gain amount cannot be known with certainty until after the closing date. The U.S. shareholders gain amount will depend on the trading price of the Endo common stock and the tax basis of such stock at the time of the Endo share exchange, neither of which can be predicted with certainty. In particular, increases in the Endo stock price following signing of the arrangement agreement and prior to the Endo share exchange may increase the U.S. shareholders gain amount and make it more likely that Endo shareholders will be required to recognize gain (but not loss) on the Endo share exchange. Moreover, because Endo is a public company, information as to the tax basis of the Endo common stock may not be determinable with certainty or obtainable from all U.S. shareholders and is subject to change based on trading activity in the shares. Following closing, New Endo will undertake a study to estimate the tax basis of the shares of Endo common stock at the time of the Endo share exchange in order to assist New Endo in evaluating whether Endo shareholders will be required to recognize gain (but not loss) on the Endo share exchange. Further, the sampling methodology used to determine the U.S. shareholders gain amount or the amount of gain so determined may be challenged by the IRS, and if the IRS were to make such a challenge, there is no assurance that a court would not agree with the IRS.

Opinion Regarding the U.S. Federal Income Tax Treatment of the Merger to Endo Shareholders

Endo expects to receive a written opinion (the reorganization opinion) from Skadden dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and that, while the matter is not certain, if, on the closing date, the New Endo income amount exceeds the U.S. shareholders gain amount, no gain or loss should be recognized by Endo shareholders on the Endo share exchange. However, neither the obligation of Endo nor the obligation of New Endo to complete the merger is conditioned upon the receipt of such reorganization opinion.

Skadden’s reorganization opinion will be based on factual representations (which will be relied upon without independent verification), including that the promissory note issued by Endo U.S., Inc. to New Endo in exchange for New Endo ordinary shares will, based upon the opinion of third party experts and other professional advisors, be treated as debt for U.S. federal income tax purposes and covenants set forth in a certificate from Endo in connection with the delivery of the opinion. Skadden’s reorganization opinion will also be based on customary assumptions, including that (i) the merger and all related transactions will be consummated in accordance with the arrangement agreement, this proxy statement/prospectus, and any other relevant documents, (ii) any factual matters, statements, and representations contained in this proxy statement/prospectus and such other documents are true, correct, and complete, and (iii) all relevant parties will continue to comply, in all material respects, with any covenants and agreements contained herein and in such documents.

The ability of Skadden to render the reorganization opinion described above (and the U.S. federal income tax consequences to Endo, New Endo, and Endo shareholders) could be affected by changes in facts and circumstances or amendments to applicable U.S. federal income tax law that arise after the date hereof. In addition, if any of the assumptions, factual representations, or covenants contained in the certificate from Endo or the supporting documentation is or becomes untrue or incomplete or is not complied with, in all material respects, then, Skadden’s reorganization opinion may no longer be valid and the U.S. federal income tax consequences of the merger could differ from those described in the opinion and herein and there could be adverse tax consequences for Endo and its stockholders.

The rules discussed above are relatively new, their application is complex, and there is little guidance regarding their application. No ruling has been or will be sought from the IRS with respect to the merger, and an opinion of tax counsel is not binding on the IRS or a court. There can be no assurance, therefore, that the IRS will not take a contrary position or that a court will not agree with a contrary position of the IRS in the event of litigation. In addition, it is possible that the relevant Treasury regulations could be amended, possibly on a retroactive basis.

U.S. holders should consult their advisors as to the U.S. federal income tax treatment of the merger and related transactions in light of their particular circumstances.

Other U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then, (1) a U.S. holder should not recognize gain or loss on the Endo share exchange, (2) such holder’s aggregate adjusted tax basis in the New Endo ordinary shares received in the Endo share exchange should equal the aggregate adjusted tax basis of the Endo common stock surrendered in the Endo share exchange, and (3) such holder’s holding period for the New Endo ordinary shares received in the Endo share exchange should include the holding period for the Endo common stock surrendered in the Endo share exchange. If the U.S. holder acquired different blocks of Endo common stock at different times and at different prices, such U.S. holder’s adjusted tax basis and holding periods in its New Endo ordinary shares will be determined by reference to each block of Endo common stock.

Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the New Endo income amount does not exceed the U.S. shareholders gain amount), then, a U.S. holder would recognize gain, if any, in an amount equal to the excess of the fair market value of the New Endo ordinary shares received over such holder’s adjusted tax basis in the shares of Endo common stock exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Endo common stock exceeded one year at the time of the Endo share exchange. The adjusted tax basis in the New Endo ordinary shares received would be equal to the adjusted tax basis of the Endo common stock exchanged therefor, increased by the amount of gain recognized. The U.S. holder would not recognize any loss in its shares of Endo common stock and would not be permitted to net any realized losses against any gain recognized with respect to other shares of Endo common stock. The adjusted tax basis in the New Endo ordinary shares received would be equal to the adjusted tax basis of the Endo common stock exchange therefor and the holding period for any New Endo ordinary share received by such holder would include the holding period of the Endo common stock exchanged therefor.

Other U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

Regardless of the U.S. federal income tax treatment of the Endo share exchange, a non-U.S. holder generally will not be subject to U.S. federal income or tax on any gain realized on such share exchange unless,

•	the gain is effectively connected with a U.S. trade or business conducted by such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the merger is completed, and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income taxation in the same manner as gain of a U.S. holder (and, in the case of a non-U.S. holder that is a non-U.S. corporation, may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be applicable under an applicable income tax treaty)).

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by the non-U.S. holder’s U.S. source capital losses, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

A Non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Withholding Tax Consequences of the Merger to New Endo

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then, as described above, New Endo should be treated as receiving distribution from Endo U.S. Inc. immediately prior to the merger. The deemed distribution will be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution (which may include accumulated earnings and profits, if any, of Endo U.S. Inc. from years prior to the year of the deemed distribution) and will be subject to U.S. withholding tax (at a rate of 5%) in accordance with the U.S.-Ireland Tax Treaty. The amount of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution is uncertain, but could be substantial. Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the New Endo income amount does not exceed the U.S. shareholders gain amount), the deemed distribution and U.S. withholding tax rules would not apply.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of New Endo Ordinary Shares

Distributions on New Endo Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, the gross amount of any distribution on New Endo ordinary shares (including withheld taxes, if any) made out of New Endo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. Distributions in excess of New Endo’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in its New Endo ordinary shares, and thereafter as capital gain.

Dividends paid in currencies other than the U.S. dollar, if any, will generally be taxable to a U.S. holder as ordinary dividend income in an amount equal to the U.S. dollar value of the currency received on the date such distribution is actually or constructively received. Such U.S. dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-U.S. currency is actually converted into U.S. dollars on such date. The U.S. holder may realize exchange gain or loss if the currency received is converted into U.S. dollars after the date on which it is actually or constructively received. Any such gain or loss will be ordinary and will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Ireland-U.S. Tax Treaty meets these requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the New Endo ordinary shares, which are expected to be listed on the NASDAQ, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the New Endo ordinary shares will be considered readily tradable on an established securities market in future years. New Endo will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company, or “PFIC” for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Status” below.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by New Endo may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on New Endo ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of New Endo Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, a U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New Endo ordinary shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in the shares. The tax basis of New Endo ordinary shares received by a U.S. holder in the Endo share exchange is discussed above under “—Other U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.” Any gain or loss recognized by a U.S. holder on a taxable disposition of New Endo ordinary shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares (which will include the holder’s holding period in the shares of Endo common stock surrendered in the Endo share exchange (assuming the merger qualifies as a reorganization as described above)) exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of New Endo ordinary shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. holder if New Endo is treated as a PFIC for any taxable year during which the U.S. holder holds New Endo ordinary shares. A non-U.S. corporation, such as New Endo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

If Section 367(a) of the Code does not apply to the Endo share exchange (see “—Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers” above), then New Endo could have significant passive income for the year of the merger as a result of Endo U.S. Inc.’s deemed distribution to New Endo (described above under “—Detailed Discussion of the Exception to Section 367(a) of the Code for Certain Outbound Stock Transfers”). Nonetheless, New Endo is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the merger (taking into account the start-up exception) or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that either New Endo will not be treated as a PFIC for any taxable year.

If New Endo were to be treated as a PFIC, U.S. holders holding New Endo ordinary shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. In addition, dividends received with respect to New Endo ordinary shares would not constitute qualified dividend income eligible for preferential tax rates if New Endo is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the New Endo ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of New Endo ordinary shares and the proceeds from the sale, exchange, or redemption of New Endo ordinary shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient. A backup withholding tax (currently at a rate of 28%) may apply to such payments if the holder fails to provide a TIN or certification of exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide its correct TIN.

Certain U.S. holders holding specified non-U.S. financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to New Endo ordinary shares, subject to certain exceptions (including an exception for New Endo ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Non-U.S. Financial Assets, to their tax return, for each year in which they hold New Endo ordinary shares. Holders should to consult their tax advisors regarding information reporting requirements relating to their ownership of New Endo ordinary shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF ENDO COMMON STOCK OR NEW ENDO ORDINARY SHARES SHOULD CONSULT ITS TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER AND AN INVESTMENT IN NEW ENDO ORDINARY SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Endo shares who receive consideration in the form of New Endo ordinary shares and who are the beneficial owners of such shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the shareholders or shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of New Endo ordinary shares. The summary applies only to shareholders or shareholders who will own New Endo ordinary shares as capital assets and does not apply to other categories of shareholders or shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and shareholders or shareholders who have, or who are deemed to have, acquired their New Endo ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Endo shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Endo common stock, or on receipt of New Endo ordinary shares pursuant to the merger and arrangement.

Paladin shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the disposal of their Paladin common shares, or on the receipt of New Endo ordinary shares, cash and Knight Therapeutics shares pursuant to the merger and arrangement.

Endo shareholders or Paladin shareholders who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, should consult their own tax advisors as to the Irish tax consequences of the merger and arrangement.

New Endo shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their New Endo ordinary shares.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

The documents effecting the merger and arrangement will not attract Irish stamp duty.

Irish stamp duty may, depending on the manner in which the New Endo ordinary shares are held, be payable in respect of transfers of New Endo ordinary shares after the effective time.

Shares Held Through DTC

A transfer of New Endo ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Shares Held Through CDS

A submission was made to the Irish Revenue Commissioners seeking confirmation in relation to the operation of stamp duty in respect of transfers of New Endo ordinary shares effected by means of the transfer of book entry interests in CDS. This confirmation has been obtained from the Irish Revenue Commissioners and confirms that a transfer of New Endo ordinary shares effected by means of the transfer of book entry interests in CDS will not be subject to Irish stamp duty.

On the basis that most ordinary shares in New Endo are expected to be held through DTC or CDS, it is anticipated that most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC Transferred Into or Out of DTC

A transfer of New Endo ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. New Endo shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Shares Held Outside of CDS Transferred Into or Out of CDS

As noted above, a submission was made to the Irish Revenue Commissioners seeking confirmation in relation to the operation of Irish stamp duty in respect of certain transfers of New Endo ordinary shares. This submission sought confirmation that the analysis noted above in respect of transfers of New Endo shares into or out of DTC would also apply in respect of transfers into or out of CDS. This confirmation has been obtained and confirms that shareholders wishing to transfer their shares into (or out of) CDS may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) CDS is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of New Endo ordinary shares, it is strongly recommended that those shareholders who do not hold their shares through DTC or CDS (or through a broker who in turn holds such shares through DTC or CDS) should arrange for the transfer of their Endo shares into DTC or CDS as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire New Endo ordinary shares after the effective time of the transactions acquires such shares through DTC or CDS (or through a broker who in turn holds such shares through DTC or CDS).

Withholding Tax on Dividends

As noted elsewhere in this proxy statement/prospectus, New Endo does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by New Endo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which is referred to in this proxy statement/prospectus as “DWT,” currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by New Endo to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

Where an exemption does not apply in respect of a distribution made to a particular shareholder, New Endo is responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it will be possible for New Endo to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from New Endo if such shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S. and Canada) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes see Annex I to this proxy statement/prospectus);

•	a company resident for tax purposes in a “relevant territory,” provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•	a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•	a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, New Endo or, in respect of shares held through DTC or CDS, any qualifying intermediary appointed by New Endo, has received from the shareholder, where required, the relevant

Irish Revenue Commissioners DWT forms, which are referred to in this proxy statement/prospectus as “DWT forms,” prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT forms, the shareholder where required should furnish the relevant DWT forms to:

•	its broker (and the relevant information should be further transmitted to any qualifying intermediary appointed by New Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC or CDS, or

•	New Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend if its shares are held outside of DTC or CDS.

Links to the various DWT forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident shareholders who cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

It is expected that dividends paid in respect of New Endo ordinary shares that are owned by U.S. residents and held through DTC may not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Endo).

Dividends paid in respect of New Endo ordinary shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions,” including the requirement to furnish the appropriate and valid DWT form and IRS Form 6166 to New Endo’s transfer agent, Computershare Trust Company, N.A., to confirm their U.S. residence at least seven business days before the record date for the dividend.

If any shareholder who is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories,” other than the U.S., such as Canada, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC or CDS, they must provide the appropriate DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC or CDS, they must provide the appropriate DWT forms to New Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their New Endo ordinary shares.

Shareholders who are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC or CDS), or to New Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend (in the case of shares held outside of DTC or CDS).

New Endo shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisors.

Shares Held by Other Persons

New Endo shareholders who do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Qualifying Intermediary

Prior to paying any dividend, New Endo will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of New Endo that are held through DTC or CDS, which are referred to as the “deposited securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to the relevant nominee of the depository, any cash dividend or other cash distribution with respect to the deposited securities after New Endo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The qualifying intermediary will be responsible for determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT forms. Shareholders that are required to file DWT forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on New Endo Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A New Endo shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from New Endo unless he or she holds his or her New Endo ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A New Endo shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to Irish income tax or to the universal social charge unless he or she holds his or her New Endo ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by New Endo discharges the liability to Irish income tax.

A New Endo shareholder who is neither resident nor ordinarily resident in Ireland and is a resident of a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her New Endo ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident New Endo shareholders may be subject to Irish tax and/or the universal social charge and/or Pay Related Social Insurance on dividends received from New Endo. Such New Endo shareholders should consult their own tax advisors.

Capital Acquisitions Tax

Irish capital acquisitions tax, which is referred to in this proxy statement/prospectus as “CAT,” comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of New Endo ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Endo ordinary shares are regarded as property situated in Ireland as the share register of New Endo must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. New Endo shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH ENDO SHAREHOLDER AND PALADIN SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, CANADIAN, IRISH AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

Certain Canadian Federal and Provincial Tax Consequences of the Arrangement to Paladin

Certain of the transactions to be undertaken in connection with the business separation agreement and the delivery of Knight Therapeutics common shares for Paladin common shares under the arrangement are taxable events for Canadian federal and provincial income tax purposes and could potentially give rise to Canadian federal and provincial income tax for Paladin. It is not anticipated that the amount of any such tax liability will be material.

DELAWARE APPRAISAL RIGHTS

Appraisal rights are statutory rights under Delaware law that enable shareholders who object to certain extraordinary transactions to demand that Paladin pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Endo shareholders in connection with the merger.

LISTING OF NEW ENDO ORDINARY SHARES ON NASDAQ AND TSX

It is a mutual condition to the completion of the merger and the arrangement that the New Endo ordinary shares be approved for listing on NASDAQ and conditionally approved for listing on TSX. New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

Endo common stock and Paladin common shares will be delisted from NASDAQ and TSX, respectively, following the completion of the arrangement.

VOTE OF ENDO SHAREHOLDERS REQUIRED TO ADOPT THE ARRANGEMENT AGREEMENT; BOARD RECOMMENDATION

The affirmative vote of the holders of a majority of the Endo common stock outstanding on the record date for the special meeting is required for the approval of the proposal to adopt the arrangement agreement.

The Endo board of directors recommends that the Endo shareholders vote “FOR” the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger).

VOTE OF PALADIN SHAREHOLDERS REQUIRED TO ADOPT THE ARRANGEMENT AGREEMENT; BOARD RECOMMENDATION

The approval of the arrangement and the adoption of the arrangement agreement require the affirmative vote of at least 66 2⁄3% of the votes cast by Paladin shareholders present in person or represented by proxy at the Paladin special meeting.

After careful consideration, the Paladin board of directors has unanimously approved and declared advisable the arrangement agreement and the transactions contemplated thereby, and has determined that the arrangement is fair from a financial point of view to the public shareholders of Paladin and in the best interests of Paladin.

THE COMPANIES

Endo International Limited

New Endo is a private limited company incorporated in Ireland (registered number 534814), formed on October 31, 2013 for the purpose of holding Paladin and Endo following completion of the transactions. To date, New Endo has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

On or prior to the completion of the transaction, New Endo will be re-registered as a public limited company and renamed “Endo International plc.” Following the consummation of the transactions, Endo and Paladin will be indirect wholly owned subsidiaries of New Endo. Upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the outstanding ordinary shares of New Endo on a fully-diluted basis, and the former shareholders of Paladin and holders of Paladin options are expected to own approximately 22.6% of the outstanding ordinary shares of New Endo on a fully-diluted basis.

It is a mutual condition of the merger that as of the effective time of the transactions the ordinary shares of New Endo will be conditionally approved for listing on each of the NASDAQ and TSX. New Endo’s principal executive offices are located at 25-28 North Wall Quay International Financial Services Centre Dublin 1, Ireland, and its telephone number is (011) 353-1-649-2000.

Endo Health Solutions Inc.

Endo is a U.S.-based, specialty healthcare company focused on branded and generic pharmaceuticals, devices and services. Endo provides products to its customers which ultimately improve the lives of patients. Endo aims to maximize shareholder value by adapting to the continually evolving healthcare market and customer needs. Through Endo’s four operating segments: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest Pharmaceutical, Endo is dedicated to improving care through an innovative suite of branded products, generics, devices, technology and services. On January 9, 2014, Endo announced that it had entered into the HealthTronics sale agreement to sell all of the issued and outstanding shares of common stock of HealthTronics, Inc. See “The Business of Endo” beginning on page 255. Endo regularly evaluates and, where appropriate, executes on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that Endo believes will offer above average growth characteristics and attractive margins. In particular, Endo looks to continue to enhance its product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

As a result of the merger, Endo will become an indirect wholly owned subsidiary of New Endo.

Endo’s principal executive offices are located at 1400 Atwater Drive, Malvern, Pennsylvania 19355 and its telephone number is (484) 216-0000. For additional information on Endo and its business, see “Where You Can Find More Information” beginning on page 305.

Paladin Labs Inc.

Paladin Labs Inc., a Canadian corporation headquartered in Montréal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. With this strategy, a focused national sales team and proven marketing expertise, Paladin has evolved into one of Canada’s leading specialty pharmaceutical companies. Paladin’s shares trade on TSX under the symbol “PLB.” More information about Paladin can be obtained at www.paladin-labs.com.

Paladin’s principal executive offices are located at 100 Alexis Nihon Blvd., Suite 600, Saint-Laurent, Québec H4M 2P2 and its telephone number is (514) 340-1112. For additional information on Paladin and its business see “The Business of Paladin” beginning on page 255.

RDS Merger Sub, LLC

Merger Sub is a limited liability company incorporated in Delaware and a direct wholly owned subsidiary of Endo U.S. Inc., formed on November 1, 2013. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

Merger Sub’s registered address is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Endo Limited

Endo Limited is a private limited company incorporated in Ireland as Sinopia II Limited on October 29, 2013 with a name change to Sportwell II Limited on October 31, 2013 and with a further name change to Endo Limited on November 28, 2013. Endo Limited is a direct subsidiary of New Endo. To date, Endo Limited has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions.

Endo U.S. Inc.

Endo U.S. Inc. is a corporation incorporated in Delaware as ULU Acquisition Corp. on November 1, 2013, with a name change to Endo U.S. Inc. on December 5, 2013 and is an indirect subsidiary of New Endo, formed on November 1, 2013. To date, Endo U.S. Inc. has not conducted any activities other than those incident to its formation, the execution of the arrangement agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the transactions. Endo U.S. Inc.’s principle executive offices are located at 1209 Orange Street, Wilmington, DE 19801.

8312214 Canada Inc.

8312214 Canada Inc. is a corporation incorporated in Canada and an indirect subsidiary of New Endo, formed on November 1, 2013. To date, 8312214 Canada Inc. has not conducted any activities other than those incident to its formation and the execution of the arrangement agreement. 8312214 Canada Inc.’s principle executive offices are located at 79 Wellington Street West Suite 3000, TD Centre Toronto, Ontario M5K 1N2.

THE ARRANGEMENT AGREEMENT

The following is a summary of certain material terms of the arrangement agreement and is qualified in its entirety by reference to the complete text of the arrangement agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A to this proxy statement/prospectus. Endo and Paladin urge you to read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information” beginning on page 305.

The arrangement agreement has been included to provide you with information regarding its terms, and Endo and Paladin recommend that you read the arrangement agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger and arrangement, Endo and Paladin do not intend for the arrangement agreement to be a source of factual, business or operational information about the companies. The arrangement agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the arrangement agreement. The representations and warranties are qualified in their entirety by certain information Endo filed with the SEC, or Paladin filed with the Canadian Securities Administrators prior to the date of the arrangement agreement, as well as by confidential disclosure letters that Endo and Paladin delivered to each other in connection with the execution of the arrangement agreement, and are qualified by contractual standards of materiality that may differ from what shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the arrangement agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the arrangement agreement as statements of factual information.

Closing of the Merger and the Arrangement

Unless the arrangement agreement is terminated prior to such time (see “—Termination of the Arrangement Agreement” beginning on page 139), the closing of the merger and the arrangement will occur on a date to be specified by Endo and Paladin, which shall be no later than the first business day following the satisfaction or waiver of all of the conditions set forth in the arrangement agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

As soon as practicable on the closing date, Endo shall file the certificate of merger with the Secretary of State of the State of Delaware and make any and all other filings required under the DGCL. On the terms and subject to the conditions of the arrangement agreement, at the merger effective time, Merger Sub will be merged with and into Endo and the separate existence of Merger Sub will cease. Endo will survive the merger as an indirect wholly owned subsidiary of New Endo. For purposes of this section, Endo following the merger effective time is referred to as the “surviving corporation.”

The arrangement requires approval by the Québec court under section 192 of the Canada Business Corporations Act, which is referred to in this proxy statement/prospectus as the “CBCA.” On January 17, 2014, Paladin obtained the Interim Order providing for the calling and the holding of the Paladin special meeting and other procedural matters related to the arrangement. See the Interim Order, which is attached as Annex D to this proxy statement/prospectus.

Subsequent and subject to the approval of the arrangement resolution by Paladin shareholders at the Paladin special meeting in accordance with the interim order, the hearing in respect of an order of the Québec court approving the arrangement, which is referred to in this proxy statement/prospectus as the “final order” will be scheduled. At the hearing, the Québec court will consider, among other things, the fairness and reasonableness of the arrangement. The Québec court may approve the arrangement in any manner it may direct, subject to compliance with such terms and conditions, if any, as it deems fit. Participation in the hearing on the final order, including who may participate and present evidence or argument and the procedure for doing so, will be subject to the terms of the interim order.

Any Paladin shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a notice of appearance, which is referred to in this proxy statement/prospectus as a “notice of appearance”, and satisfy the other requirements of the Québec court, as will be outlined in the interim order. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Québec court, only those persons having previously served a notice of appearance in compliance with the interim order will be given notice of the new date. Assuming the final order is granted and the conditions to closing contained in the arrangement agreement are satisfied or waived, then the articles of arrangement of Paladin in respect of the arrangement that are required by the CBCA to be sent to the Director appointed pursuant to section 260 of the CBCA, which is referred to in this proxy statement/prospectus as the “CBCA Director”, after the final order is made which shall be in form and substance satisfactory to each of Paladin and Endo, acting reasonably, which is referred to in this proxy statement prospectus as the “articles of arrangement”, will be filed with the CBCA Director to give effect to the arrangement.

Merger Consideration to Endo Shareholders

At the merger effective time, each share of Endo common stock then issued and outstanding, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive one New Endo ordinary share.

Arrangement Consideration to Paladin Shareholders

At the effective time, Paladin shareholders will receive $1.16 in cash, subject to adjustment, 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics in exchange for each Paladin common share held by such shareholders.

The cash consideration to be received by Paladin shareholders will be increased if Endo’s 10-day volume weighted average price during the agreed reference period declines by more than 7% relative to a reference price of US$44.4642 per share. Full cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) will be provided by Endo to Paladin shareholders for any share price declines of more than 7% but less than 20% from the reference price. If Endo’s share price declines between 20% and 24% from the reference price during the agreed reference period, Endo will provide cash compensation (determined on a U.S. dollar basis converted into and paid in Canadian dollars) for one half of the incremental decline to Paladin shareholders. Declines in Endo’s share price beyond 24% from the reference price will not give rise to further cash compensation to Paladin shareholders. The maximum amount potentially payable to Paladin shareholders under this price protection mechanism is US$233 million.

Treatment of Outstanding Endo Equity Awards

Each option to purchase Endo common stock under the Endo equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the merger effective time will be converted, on substantially the same terms and conditions as were applicable under such option before the merger effective time, into an option to acquire New Endo ordinary shares equal to the number of shares subject to the Endo option immediately prior to the merger effective time multiplied by the exchange ratio, at an exercise price per share equal to the exercise price per share applicable to such option immediately prior to the merger effective time divided by the exchange ratio.

Each other equity award that is outstanding immediately prior to the merger effective time under Endo’s equity incentive plans including outstanding Endo performance share units and deferred share units held by Endo’s nonemployee directors will be converted, on substantially the same terms and conditions as were applicable under such equity award before the merger effective time, into a right to receive the number of New Endo ordinary shares equal to the number of shares subject to such equity award immediately prior to the merger effective time multiplied by the exchange ratio. In addition, purchase rights under ongoing offerings under Endo’s employee stock purchase program will be converted into purchase rights to acquire New Endo ordinary shares on substantially the same terms and conditions as were applicable before the merger effective time.

Each of the current Endo equity incentive plans and the employee stock purchase program will be assumed by New Endo as of the merger effective time.

Treatment of Outstanding Paladin Equity Awards

Each right to acquire one Paladin common share pursuant to an option to purchase Paladin common shares under the Paladin stock option plan that is outstanding at the effective time will fully vest and will be settled in exchange for one Knight Therapeutics common share plus an amount of New Endo ordinary shares equal to 1.6331 multiplied by a factor generally determined by dividing (y) the sum of the arrangement cash consideration plus the in-the-money amount per share, by (z) the closing price of a Paladin common share on TSX on the trading day immediately preceding the effective date of the arrangement. If the in-the-money amount per share is equal to or less than zero then the consideration for the settlement of such right will be nil.

All purchase rights of each participant under the Paladin employee share purchase plan will be cancelled for a cash amount equal to 25% of the aggregate number of shares purchased on behalf of that participant under the Paladin employee share purchase plan, with the participant’s contributions in respect of each of the eight fiscal quarters ending immediately prior to the effective time (but excluding any Paladin common shares purchased with such participant’s contributions after November 5, 2013 that exceeded his or her rate of contribution before that date), multiplied by the closing price of a Paladin common share on TSX on the trading day immediately preceding the effective date of the arrangement.

Each of the Paladin stock option plan and share purchase plan will be terminated at the effective time.

Governing Documents Following the Merger

Surviving Corporation. The certificate of incorporation of the surviving corporation will be the certificate of incorporation of Merger Sub as in effect immediately prior to the merger effective time. The bylaws of the surviving corporation will be the bylaws of Merger Sub as in effect immediately prior to the merger effective time.

New Endo. New Endo has agreed to take, or cause to be taken, such actions as are necessary so that, effective as of immediately prior to the closing, the New Endo memorandum and articles of association shall be substantially in the form as set forth in Annex E to this proxy statement/prospectus.

Exchange of Endo Stock Certificates Following the Merger

Prior to the merger effective time, Endo will appoint a bank or trust company reasonably acceptable to Paladin to act as exchange agent for the payment and delivery of the merger consideration, which is referred to in this proxy statement/prospectus as the “exchange agent.”

At or prior to the merger effective time, New Endo will deposit with the exchange agent, for the benefit of the holders of certificates of Endo common stock, for exchange through the exchange agent, (i) on behalf of Endo U.S. Inc., certificates representing the number of New Endo ordinary shares subscribed for by Endo U.S. Inc. and (ii) on behalf of itself, certificates representing the remainder of New Endo ordinary shares to be issued as merger consideration (or if uncertificated New Endo ordinary shares will be issued, New Endo shall make appropriate alternative arrangements).

As promptly as reasonably practicable after the merger effective time, New Endo will cause, and in any event within four business days after the merger effective time, the exchange agent to mail to each holder of record of a certificate for Endo common stock and each holder of record of non-certificated outstanding Endo common stock, which are referred to in this proxy statement/prospectus as “book-entry shares,” a letter of transmittal and instructions for effecting the surrender of those certificates or book-entry shares in exchange for certificates representing the appropriate number of New Endo ordinary shares as provided by the arrangement agreement.

Endo shareholders should not return their certificates with the enclosed Endo proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to Endo shareholders following the merger effective time as described above, validly executed in accordance with the instructions you will receive.

Upon surrender of a duly executed letter of transmittal and a certificate representing Endo common stock or a book-entry share of Endo common stock, the holder of such certificate or book-entry share will be entitled to receive such number of New Endo ordinary shares equal to the number of shares of Endo common stock represented by such certificate or book-entry share. No interest will be paid or accrued on any amount payable upon surrender of certificates or book-entry shares representing Endo common stock. New Endo and the exchange agent will be entitled to deduct and withhold from any amount payable as consideration to shareholders such amounts as required with respect to making any payment for taxes, and such amounts withheld will be treated as having been paid to such shareholder.

After the merger effective time, the stock transfer books of Endo will be closed and there will be no further registration of transfers on the stock transfer books of Endo. If, after the merger effective time, certificates representing Endo common stock or book-entry Endo common stock are presented to New Endo or the exchange agent, they will be canceled and exchanged as provided above. If a certificate representing Endo common stock has been lost, stolen or destroyed, the exchange agent shall issue to such shareholder the consideration described above in respect of the Endo common stock represented by such certificate only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by New Endo, posting a bond in such reasonable and customary amount as New Endo may reasonably direct as indemnity, against any claim that may be made against New Endo or the exchange agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the consideration deposited with the exchange agent that has not been transferred to the holders of certificates representing Endo common stock or of book-entry Endo common stock as of the one year anniversary of the merger effective time shall be delivered to New Endo or its designee and the remaining New Endo ordinary shares included in such consideration shall be sold at the best price and former holders of Endo common stock shall thereafter only look to New Endo for payment of the merger consideration without any interest thereon for payment of such holder’s portion of the cash proceeds of the sale of the New Endo ordinary shares.

Representations and Warranties

Endo and Paladin made representations and warranties in the arrangement agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the arrangement agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by Endo and Paladin to each other. The representations and warranties made by Endo are also subject to and qualified by certain information included in Endo’s filings made with the SEC and the representations and warranties made by Paladin are also subject to and qualified by certain information included in Paladin’s filings on the System for Electronic Document Analysis and Retrieval, referred to in this proxy statement/prospectus as “SEDAR,” website maintained by the Canadian Securities Administrators at www.sedar.com.

The representations and warranties made by Paladin relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	the authority of Paladin to enter into the arrangement agreement and due execution and delivery of the arrangement agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•	the absence of the violation of applicable laws, constating documents, material contracts or material permits as a result of the merger and the arrangement;

•	the capital structure and equity securities of Paladin;

•	Paladin subsidiaries;

•	“reporting issuer” status under and compliance with applicable Canadian securities laws;

•	compliance with listing requirements;

•	certain financial statements;

•	internal controls and disclosure controls;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes and events since December 31, 2012 or June 30, 2013, as applicable;

•	compliance with applicable laws;

•	possession of material permits required by applicable laws;

•	litigation;

•	title to real property, absence of liens and leasehold interests;

•	leases of real property;

•	assets;

•	taxes;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	labor and other employment matters, including benefit plans;

•	compliance with certain regulatory matters;

•	intellectual property;

•	environmental matters;

•	insurance;

•	relationships with third parties;

•	books and records;

•	non-arm’s length transactions;

•	no collateral benefits;

•	corrupt practices legislation;

•	fairness opinion from Paladin’s financial advisor;

•	Paladin board approval; and

•	Paladin shareholder approval.

The representations and warranties made by Endo relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters;

•	the authority of Endo to enter into the arrangement agreement and due execution and delivery of the arrangement agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•	the absence of the violation of applicable laws, constating documents, material contracts or material permits as a result of the merger and the arrangement;

•	the capital structure and equity securities of Endo;

•	validity and authorization to issue the New Endo ordinary shares to be issued to pursuant to the plan of arrangement and the merger;

•	Endo public disclosure record;

•	certain financial statements;

•	compliance with applicable listing requirements;

•	absence of certain liabilities;

•	absence of certain changes and events since December 31, 2012 or June 30, 2013, as applicable;

•	compliance with applicable laws;

•	litigation;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	Endo board approval;

•	Endo shareholder approval;

•	classification as Canadian under Investment Canada Act;

•	financial resources;

•	taxes; and

•	the effect of the merger and the arrangement on incorporation and incentive plans.

The representations and warranties made by New Endo relate to the following subject matters, among other things:

•	business and operations;

•	capital structure and equity securities of New Endo; and

•	whitewash requirements under the Irish Companies Acts of 1963 to 2012, which are referred to in this proxy statement/prospectus as the “Companies Acts.”

Under the arrangement agreement, Endo and Paladin agreed that except for the representations and warranties expressly contained in the arrangement agreement, each party does not make any other representation or warranty.

Survival of Representations and Warranties

The representations and warranties of Endo, New Endo and Paladin contained in the arrangement agreement will terminate and expire immediately following the closing (or, if the arrangement agreement is earlier terminated, at the time of the expiration).

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the arrangement agreement refer to the concept of a “material adverse effect.”

For purposes of the arrangement agreement, a “material adverse effect” with respect to each of Endo or Paladin means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of the subject company and its subsidiaries, taken as a whole, except as arising out of or resulting from any of the following:

•	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the subject company or any of its subsidiaries operate or carry on business;

•	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

•	any earthquake, hurricane, tornado or other similar natural disaster;

•	changes or developments in or relating to currency exchange or interest rates;

•	changes or developments generally affecting the pharmaceutical industry or the medical device industry (as applies only to an Endo material adverse effect);

•	any change in IFRS or U.S. GAAP;

•	any actions taken (or omitted to be taken) by the subject company upon the express written request of the other party; or

•	any failure by the subject company to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a material adverse effect has occurred unless otherwise excluded under this definition)

provided, however, that the effect of the changes or developments described in all bullets above other than the last two bullets shall not be excluded to the extent that any of the changes or developments therein disproportionately adversely affect the subject company and its subsidiaries, taken as a whole, in comparison to other persons who operate in a similar industry.

Covenants

Paladin Interim Operating Covenants

Paladin has undertaken covenants in the arrangement agreement relating to the conduct of its business prior to the completion of the arrangement or the earlier termination of the arrangement agreement. Unless Endo otherwise consents in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the arrangement agreement or as is otherwise required by applicable law or order, Paladin:

•	and its subsidiaries will maintain their respective facilities and will continue to operate and conduct their respective businesses in the ordinary course;

•	and its subsidiaries will comply in all material respects with the terms of all material contracts and Paladin will use its commercially reasonable efforts to maintain and preserve its and its subsidiaries’ respective business organizations, assets, permits, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	will not, and will cause its wholly owned subsidiaries not to, and will use its commercially reasonable efforts, in its capacity as a shareholder of Litha to cause Litha not to (provided that nothing shall restrict any director or officer of Litha in the exercise of its fiduciary or other applicable duties to Litha), directly or indirectly:

•	amend or otherwise change the Paladin charter documents;

•	declare, set aside or pay any dividend on or make any distribution or payment or return of capital (x) in respect of Paladin common shares or (y) in respect of the equity interests of any subsidiary of Paladin that is not directly or indirectly wholly owned by Paladin (in each case, whether in cash or property);

•	split, divide, consolidate, combine or reclassify Paladin common shares or any other securities;

•	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Paladin common shares or other securities of Paladin or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Paladin common shares or other securities of Paladin or its subsidiaries, other than the issuance of Paladin common shares issuable pursuant to the exercise of options outstanding on the date hereof or otherwise in accordance with a certain Paladin employee share purchase plan;

•	(A) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice; (B) except as required by the arrangement agreement or as required by applicable law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (ii) except as contemplated by the arrangement agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Paladin plan or (iii) enter into, terminate or materially amend any Paladin plan (or any plan, program, agreement, or arrangement that would constitute a Paladin plan if in effect on the date hereof); (C) hire any person to be employed by Paladin or any of its subsidiaries or terminate the employment of any employee of Paladin or any if its subsidiaries, other than the hiring or firing of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice or (D) grant any equity or equity-based awards;

•	redeem, purchase or otherwise acquire any outstanding Paladin common shares or other securities or securities convertible into or exchangeable or exercisable for Paladin common shares or any such other securities, other than in transactions between two or more Paladin wholly owned subsidiaries or between Paladin and a Paladin wholly owned subsidiary;

•	amend the terms of any securities of Paladin or any of its subsidiaries;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Paladin or any of its subsidiaries;

•	reorganize, amalgamate or merge;

•	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated by the arrangement agreement or in connection with any transactions contemplated by the arrangement agreement, except as required by applicable laws or IFRS;

•	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

•	except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, dispose of or encumber any assets or properties of Paladin (including the shares or other equity securities of any subsidiary of Paladin) or of any of its subsidiaries having a value greater than $1,000,000 in the aggregate;

•	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person or entity that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $5,000,000 in the aggregate other than in connection with the purchase of additional Litha shares for an aggregate consideration equal to $15,000,000 or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

•	incur any indebtedness or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, or make any loans or advances in excess of $1,000,000 in the aggregate to any other persons or entities;

•	enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management contract;

•	pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in Paladin financial statements, or voluntarily waive, release, assign, settle or compromise any proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $1,000,000 in the aggregate or in any case, would entail any non-monetary damages;

•	settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the arrangement agreement, the merger or the arrangement;

•	enter into any material new line of business, enterprise or other activity;

•	expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $1,000,000 in the aggregate;

•	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $500,000 per year;

•	(x) other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date hereof, be a Paladin material contract, or (y) materially modify, materially amend or terminate any Paladin material contract or waive, release or assign any material rights or claims thereunder;

•	other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering Paladin or its subsidiaries;

•	make, change, revoke or rescind any material election relating to taxes or make any material amendment with respect to any tax return;

•	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the arrangement or the merger;

•	make, or permit any of Paladin’s subsidiaries to, make, any loan to any officer or director of Paladin or any of its subsidiaries;

•	enter into, modify or terminate any contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing; or

•	other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any regulatory authority with respect to any product, without having fully and promptly consulted with, and had due regard to the feedback received from, Endo;

•	will comply with all laws, and use commercially reasonable efforts to comply with all regulatory guidelines affecting the operation of Paladin; and

•	will promptly notify Endo in writing of any “material change” (as defined in the Securities Act) (Ontario) in relation to Paladin, and Paladin will promptly notify Endo in writing of any circumstance or development that, to the knowledge of Paladin, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Paladin.

Endo Interim Operating Covenants

Endo has undertaken covenants in the arrangement agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the arrangement agreement. Unless Paladin otherwise consents in writing (to the extent that such consent is permitted by applicable law) or as is otherwise expressly permitted or specifically contemplated by the arrangement agreement or as is otherwise required by applicable law or order, Endo:

•	and Endo’s material subsidiaries will maintain their respective facilities and will continue to operate and conduct their respective businesses in the ordinary course;

•	will use commercially reasonable efforts to maintain and preserve its and its material subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	will not, and will not permit any of its material subsidiaries to, directly or indirectly:

•	amend or otherwise change the Endo charter documents in a manner adverse to Paladin shareholders;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its securities other than in the ordinary course of business and consistent with past practice, except, in the case of any of Endo’s wholly owned subsidiaries, for dividends payable to Endo or among wholly owned subsidiaries of Endo;

•	split, divide, consolidate, combine or reclassify Endo common stock;

•	amend the material terms of any other securities;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Endo or any of its subsidiaries;

•	issue any Endo securities other than in settlement of any outstanding equity compensation awards; and

•	will promptly notify Paladin of any circumstance or development that, to the knowledge of Endo, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Board Recommendations; Endo and Paladin Shareholder Meetings

The Endo board of directors has unanimously adopted resolutions approving the arrangement agreement, recommending that the holders of Endo common stock vote to adopt the arrangement agreement and transactions contemplated thereby (including the merger) and directing that the arrangement agreement and merger be submitted to a vote of the Endo shareholders. The Paladin board of directors has adopted resolutions approving the arrangement agreement, recommending that the holders of Paladin common shares vote to adopt the arrangement resolution approving the arrangement. In furtherance thereof and subject to the requirements of applicable law, Endo and Paladin have agreed to take all lawful action to convene a meeting of their respective shareholders, at which Endo shareholders will consider the adoption of the arrangement agreement and approval of the merger and Paladin shareholders will consider approving the arrangement resolution, as promptly as practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part, is declared effective.

Under the arrangement agreement, subject to the exceptions set forth below, the Endo and Paladin boards of directors have agreed to recommend that their respective shareholders vote in favor of the adoption of the arrangement agreement and the approval of the merger, in the case of Endo shareholders, and in favor of the arrangement resolution in the case of Paladin. The arrangement agreement further provides that the Endo and Paladin board of directors may withdraw or modify its recommendation if, prior to the special meeting of its shareholders, the Endo or Paladin board of directors, respectively, determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to its shareholders under applicable law. The arrangement agreement will be submitted to the holders of Endo common stock for approval and adoption at the special meeting regardless of whether the Endo board of directors changes its recommendation or approval after the date of the arrangement agreement unless the arrangement agreement is terminated prior to the date of such meeting pursuant to the terms thereof. The arrangement resolution will be submitted to the holders of Paladin common shares for approval and adoption at the special meeting, regardless of whether the Paladin board of directors changes its recommendation or approval after the date of the arrangement agreement unless the arrangement agreement is terminated prior to the date of such meeting pursuant to the terms thereof.

Third Party Acquisition Proposals

Subject to the exceptions described below, Endo and Paladin have each agreed that it will not, and none of its subsidiaries will, directly or indirectly, through any of their representatives or otherwise:

•	initiate, solicit, facilitate or knowingly encourage any inquiries or the making of any acquisition proposal or potential acquisition proposal (which, for the purposes of this proxy statement/prospectus, is defined as any proposal, offer, inquiry or indication of interest, for either Endo or Paladin with respect to (a) any acquisition by any person of the voting equity securities of Endo or Paladin, respectively, representing 20% or more of its voting equity securities then outstanding or (b) any acquisition by any person of any assets of Endo or Paladin, respectively, and/or its subsidiaries individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of Endo or Paladin, respectively, and its subsidiaries taken as a whole, whether in a single or in a series of related transactions, in each case excluding the arrangement (with respect to Paladin) or the merger (with respect to Endo) and other transactions contemplated by the arrangement agreement and any transaction between Endo or Paladin, respectively, and its wholly owned subsidiaries);

•	participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than it or its affiliates) to make or complete an acquisition proposal;

•	effect any change of recommendation by its board of directors; or

•	accept or enter into any letter of intent, transaction agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any acquisition proposal.

However, if, prior to the Paladin special meeting or the special meeting, as applicable, Paladin or Endo receives a written acquisition proposal that was not solicited after the date of the arrangement agreement in contravention of the restrictions described above, Paladin or Endo, as applicable, may:

•	contact the person making the acquisition proposal (or such person’s representatives) solely for the purpose of clarifying the terms of such acquisition proposal and the likelihood of consummation of such acquisition proposal; and

•	if the board of directors of Paladin or Endo, as applicable, determines in good faith, following consultation with its outside legal counsel and financial advisors, that such acquisition proposal is, or could reasonably be expected to lead to, a “superior proposal” (as defined below) and that the failure to take the applicable action would be inconsistent with such board of directors’ fiduciary duties under applicable law, then Paladin or Endo, as applicable, may:

•	furnish to such person (and such person’s representatives) non-public information relating to Paladin or Endo, as applicable, pursuant to a confidentiality agreement that is no less restrictive of such person than the confidentiality agreement between Paladin and Endo; provided that such non-public information provided to such person is also provided to Paladin or Endo, as applicable; and

•	engage in discussions and negotiations with such person and its representatives with respect to such acquisition proposal.

A “superior proposal” with respect to Endo or Paladin for the purpose of this proxy statement/prospectus means, in general terms, an unsolicited bona fide acquisition proposal for Endo or Paladin, respectively, involving an acquisition of its securities or assets at the 50% level in the case of Endo and, in the case of Paladin, at the 100% level as it relates to securities of Paladin and “all or substantially all” as it relates to assets of Paladin, by a third party which: (a) the board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (i) would, taking into account all of the terms and conditions of such acquisition proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favorable to the shareholders from a financial point of view than the arrangement and the merger; (ii) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person or persons making such acquisition proposal; (b) is not subject to any financing condition and in respect of which any required financing to complete such acquisition proposal has been demonstrated to be available to the satisfaction of the board of directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and (c) is made available to all of the Endo shareholders or the Paladin shareholders as applicable, on the same terms and conditions.

Paladin may, prior to the Paladin special meeting, terminate the arrangement agreement or enter into an agreement in respect of an acquisition proposal or effect a change of recommendation of its board of directors if and only if:

•	such acquisition proposal did not result from a breach of Paladin’s non-solicitation covenants under the arrangement agreement;

•	Paladin’s board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes a superior proposal, as applicable, and that the failure to take the relevant action would be reasonably likely to be inconsistent with its board’s fiduciary duties;

•	Paladin has delivered a written notice to Endo promptly (but in any event within one day) after the determination by the Paladin board of directors that a superior proposal exists advising Endo that Paladin has receive a superior proposal and including written notice of the determination of the Paladin board of directors that the acquisition proposal constitutes a superior proposal and provided Endo with the document containing the acquisition proposal;

•	a period of five business days has elapsed from the date on which Endo received the notice relating to a superior proposal and the document containing the acquisition proposal;

•	Endo has been given the opportunity to offer to amend the terms of the arrangement agreement and the arrangement and the merger during such five day period and the Paladin board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal continues to be a superior proposal as compared to the arrangement agreement, the arrangement and the merger and that the failure to take the relevant action would be reasonably likely to be inconsistent with the Paladin board’s fiduciary duties; and

•	Paladin’s board of directors determines to terminate the arrangement agreement to enter into any agreement in respect of a superior proposal, it terminates the arrangement agreement and pays the termination fee as required under the arrangement agreement.

Endo may, prior to the special meeting of Endo shareholders, terminate the arrangement agreement or enter into an agreement in respect of an acquisition proposal or effect a change of recommendation of its board of directors if and only if:

•	such acquisition proposal did not result from a breach of Endo’s non-solicitation covenants under the arrangement agreement;

•	Endo’s board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes a superior proposal, and that the failure to take the relevant action would be reasonably likely to be inconsistent with its board’s fiduciary duties; and

•	if its board of directors determines to terminate the arrangement agreement to enter into any agreement in respect of a superior proposal, it terminates the arrangement agreement and pays the termination fee as required under the arrangement agreement.

Regulatory Approvals

Each party to the arrangement agreement shall use commercially reasonable efforts to:

•	as promptly as practicable, obtain from any governmental authority all waivers, consents, clearances and approvals required to be obtained in connection with the consummation of the transactions contemplated by the arrangement agreement (including the arrangement and the merger);

•	as promptly as reasonably practicable (but in any event within 14 days following the date of the arrangement agreement), make all filings and submissions, including, without limiting the foregoing, an application by New Endo for an advance ruling certificate or no-action letter under the Competition Act (Canada) (to the extent the Competition Act (Canada) approval is required under applicable law in respect of the transactions contemplated by the arrangement agreement (including the arrangement and the merger)) and an application by New Endo for review under the Investment Canada Act, except that each party’s pre-merger notification filings under Part IX of the Competition Act (Canada) will be made within 20 days of the filing of the advance ruling certificate unless the parties agree otherwise, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by the arrangement agreement (including the arrangement and the merger), including all filings and submissions required in connection with the required regulatory approvals; and

•	as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required to be obtained, in connection with the consummation of the transactions contemplated by the arrangement agreement (including the arrangement and the merger).

Each of the parties to the arrangement agreement agrees to cooperate and to use commercially reasonable efforts to obtain any waivers, consents, clearances and approvals required in connection with the consummation of the transactions contemplated under the arrangement agreement (including the arrangement and the merger) under the HSR Act, the Competition Act (Canada), the Investment Canada Act, Competition Act (South Africa) and any other federal, provincial, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or foreign investment, and respond to any requests of any governmental authority for information or documentary material under any such relevant laws. In furtherance of the foregoing, each of Endo and Paladin also agrees to take any and all steps necessary to resolve any objections from governmental authorities and to avoid or eliminate impediments under any relevant law that may be asserted by any governmental authority with respect to the transactions so as to enable the closing to occur as promptly as practicable and in any event no later than May 5, 2014 (or such later date as agreed to by the parties of the arrangement agreement); provided, however, that Endo and Paladin are not required to take any action or consent to taking any action that would, individually or in the aggregate, reasonably be expected to be material and adverse to Paladin and its subsidiaries and to Endo and its subsidiaries, taken as a whole.

Additional Agreements

The arrangement agreement contains certain other covenants, including covenants relating to cooperation between Endo and Paladin in the preparation of this proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information and performing their respective obligations regarding public announcements. Endo and Paladin have further agreed, as applicable, to the following additional covenants and agreements in the arrangement agreement, among others:

•	New Endo, Endo and Paladin have agreed to take all required steps to cause (i) dispositions of Endo shares resulting from the arrangement or the merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Endo immediately prior to the merger effective time to be exempt under Rule 16b-3 of the Exchange Act and (ii) acquisitions of New Endo ordinary shares or Endo shares resulting from the arrangement or the merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Endo immediately prior to the merger effective time to be exempt under Rule 16b-3 of the Exchange Act;

•	Endo and Paladin have agreed to use their respective commercially reasonable efforts to cause the New Endo ordinary shares to be issued in the merger and the arrangement to be approved for listing on NASDAQ subject only to official notice of issuance and conditionally approved for listing on TSX, subject only to the satisfaction of the customary listing conditions of TSX, prior to the closing;

•	Endo and Paladin have agreed to use their respective commercially reasonable efforts to cause the Knight Therapeutics common shares to be issued in the arrangement to be conditionally approved for listing on TSX-V, subject only to the satisfaction of the customary listing conditions of TSX-V, prior to the closing, provided that the obligations of Paladin and Endo to complete the arrangement or consummate the merger are not conditioned upon any such approval for listing;

•	Endo and Paladin have agreed to use all reasonable endeavors to submit to the vote of their respective shareholders to approve the creation of distributable reserves of New Endo; and

•	Endo and Paladin agree to use commercially reasonable efforts to execute agreements necessary to effect the separation transaction.

Endo has agreed to use commercially reasonable endeavors to procure the carrying out of the whitewash requirements by New Endo and/or Endo Limited and any of their Irish subsidiaries prior to taking actions contemplated by the arrangement agreement which may constitute unlawful financial assistance under Irish law, and Endo and Paladin have agreed that such actions shall not be performed until the whitewash requirements have been met.

Employee Matters

Under the arrangement agreement New Endo agrees, subject to applicable legal requirements that:

•	employees of Paladin who continue as employees of New Endo or its subsidiaries after the completion of the merger, who are referred to in this proxy statement/prospectus as the “continuing employees,” will receive, during the one year period following the closing date, compensation and benefits that, with respect to each such employee, are substantially similar in the aggregate to either, in New Endo’s sole discretion, (i) the compensation and benefits provided to similarly situated employees of Endo or (ii) the compensation and benefits provided to such employee under the Paladin benefit plans; and

•	continuing employees who participate in the benefit plans of New Endo and Endo, which are referred to in this proxy statement/prospectus as the “new plans,” will generally receive credit under such plans for their years of service with Paladin before the closing date for purposes of vesting, eligibility to participate and level of benefits, and New Endo will generally use all reasonable endeavors to cause (i) pre-existing condition exclusions and actively-at-work requirements of the new plans to be waived for such continuing employees and (ii) eligible expenses incurred by such continuing employees and their eligible dependents under the Paladin plans to be taken into account under the new plans for the satisfaction of deductible, coinsurance and out-of-pocket requirements.

Nothing contained in the arrangement agreement will (i) create any right in any employee of Paladin or any of the subsidiaries to continued employment by New Endo, Endo, Paladin, or any respective subsidiary or preclude the ability of Endo, Paladin, or any respective subsidiary to terminate the employment of any employee for any reason, (ii) require New Endo, Endo, Paladin, or any respective subsidiary to continue any Paladin benefit plans or prevent the amendment, modification or termination thereof after the closing date, (iii) confer upon any Paladin employee any rights or remedies under or by reason of the arrangement agreement or (iv) be treated as an amendment to any particular employee benefit plan of Endo, Paladin or any respective subsidiary.

Financing Covenant

Paladin agreed in the arrangement agreement to, and to cause its wholly-owned subsidiaries to, use its commercially reasonable efforts to cause its and their representatives to, use commercially reasonable efforts to provide customary and reasonable cooperation with respect to the arrangement of debt financing in connection with the consummation of closing, which is referred to in this proxy statement/prospectus as a debt financing, including, subject to certain conditions and exceptions, among other things:

(i) assisting in the preparation for and participation in a reasonable number of lender marketing meetings, presentations, road shows and calls and a reasonable number of other due diligence and drafting sessions with prospective lenders and/or underwriters and ratings agencies and otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts,

(ii) providing pertinent and customary information regarding Paladin and its subsidiaries reasonably requested, including any requested documentation and other information regarding Paladin and its subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, financial statements and financial projections, and other pertinent financial information,

(iii) assisting in the preparation of appropriate and customary offering documents, lender and investor presentations, rating agency presentations, bank information memoranda, prospectuses and similar documents for the debt financing, which contain all financial statements and other data relating to Paladin and its subsidiaries and all appropriate pro forma financial information of Paladin and its subsidiaries in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act and under applicable Canadian securities law, and all other data (including selected financial data) relating to Paladin and its subsidiaries that the SEC and applicable Canadian securities regulators would require in a registered debt offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered debt offering,

(iv) providing reasonable and customary authorization letters authorizing the distribution of information to prospective lenders,

(v) causing its independent accountants to provide reasonable assistance and cooperation, including accounting due diligence sessions, and providing consent to use audit reports relating to Paladin and reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants,

(vi) assisting with the review of and comment on the debt financing definitive documentation,

(vii) taking all reasonable and customary corporate or other organizational action reasonably requested and necessary to permit the consummation of the debt financing,

(viii) providing pertinent and customary information with respect to its property and assets and facilitating the pledge and perfection of liens security and the providing of guarantees supporting the debt financing,

(ix) using commercially reasonable efforts to ensure that the financing sources benefit from the existing lending relationships of Paladin and its subsidiaries,

(x) providing all cooperation that is reasonable and customary to satisfy the conditions precedent to the debt financing or any financing documents relating thereto, and

(xi) assisting Endo and its affiliates in obtaining corporate and facilities ratings for the debt financing.

Separation of Knight Therapeutics

Paladin and Endo agree to cooperate and use commercially reasonable efforts to effect the transactions by which Impavido, Paladin’s product for the treatment of leishmaniasis, is transferred to Knight Therapeutics.

Officers and Directors upon Completion of the Merger

The directors of Merger Sub immediately prior to the merger effective time will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified. The officers of Merger Sub immediately prior to the merger effective time shall be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Endo and Paladin shall take all actions necessary so that, as of the earlier of the effective time or the merger effective time, the board of directors of New Endo shall consist of individuals who are the members of the board of directors of Endo as of the date of the arrangement agreement.

Conditions to the Completion of the Merger and the Arrangement

The completion of the transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Endo and/or Paladin, as applicable.

The following conditions, among other conditions, must be satisfied or waived before Paladin is obligated to complete the arrangement:

•	Paladin shareholders shall have approved the arrangement at the Paladin special meeting;

•	Endo shareholders shall have approved the merger at the special meeting;

•	the Québec court shall have approved (i) the interim order calling the holding of the Paladin special meeting to consider the arrangement and (ii) the arrangement, in each case on terms acceptable to Paladin and Endo;

•	NASDAQ shall have approved for listing (subject only to official notice of issuance) and TSX shall have conditionally approved (subject only to customary listing conditions) of the New Endo ordinary shares to be issued in the merger and the arrangement;

•	all required regulatory approvals shall have been obtained and shall remain in full force and effect and applicable waiting periods shall have expired or been terminated, in each case without the imposition of any action or consent to taking of any action by Endo or Paladin which would, individually or in the aggregate, reasonably be expected to be material and adverse to Paladin and its subsidiaries and Endo and its subsidiaries, taken as a whole;

•	no governmental authority shall have enacted a law or order that prevents the consummation of the transactions or instituted a proceeding to prohibit consummation of the transactions;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective, and there shall not be a stop order issued by the SEC suspending the effectiveness of such registration statement or any proceedings initiated for that purpose by the SEC;

•	Endo shall have complied in all material respects with its obligations, covenants and agreements in the arrangement agreement to be performed or complied with on or before the closing date;

•	since the date of the arrangement agreement, no material adverse effect on Endo shall be continuing and there shall not have occurred a result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo;

•	as of the date of the arrangement agreement and as of the closing date, the representation and warranty made by Endo in the arrangement agreement relating to the absence of a material adverse effect since December 31, 2012 shall be true and correct in all respects;

•	the remaining representations and warranties made by Endo in the arrangement agreement shall be true and correct in all respects (disregarding all materiality or material adverse effect qualifications) as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo;

•	the representations and warranties made by New Endo in the arrangement agreement shall be true and correct in all respects as of the date of the arrangement agreement and as of the closing date; and

•	Paladin shall have received a certificate dated the closing date and validly executed by a senior officer of Endo to the effect that certain conditions have been satisfied.

The following conditions, among other conditions, must be satisfied or waived before Endo is obligated to complete the merger:

•	Paladin shareholders shall have approved the arrangement at the Paladin special meeting;

•	Endo shareholders shall have approved the merger at the special meeting;

•	the Québec court shall have approved (i) the interim order calling the holding of the Paladin special meeting to consider the arrangement and (ii) the arrangement, in each case on terms acceptable to Paladin and Endo;

•	NASDAQ shall have approved for listing (subject only to official notice of issuance) and TSX shall have conditionally approved (subject only to customary listing conditions) of the New Endo ordinary shares to be issued in the merger and the arrangement;

•	all required regulatory approvals shall have been obtained and shall remain in full force and effect and applicable waiting periods shall have expired or been terminated, in each case without the imposition of any restraint;

•	no governmental authority shall have enacted a law or order that prevents the consummation of the transactions or instituted a proceeding to prohibit consummation of the transaction;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective, and there shall not be a stop order issued by the SEC suspending the effectiveness of such registration statement or any proceedings initiated for that purpose by the SEC;

•	Paladin shall have complied in all material respects with its obligations, covenants and agreements in the arrangement agreement to be performed or complied with on or before the closing date;

•	since the date of the arrangement agreement, no material adverse effect on Paladin shall be continuing and there shall not have occurred a result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo;

•	as of the date of the arrangement agreement and as of the closing date, the representation and warranty made by Paladin in the arrangement agreement relating to the absence of a material adverse effect since December 31, 2012 shall be true and correct in all respects;

•	the remaining representations and warranties made by Paladin in the arrangement agreement shall be true and correct in all respects (disregarding all materiality or material adverse effect qualifications) as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of, individually or in the aggregate, representations and warranties which have not and would not reasonably be expected to have a material adverse effect on Paladin;

•	no applicable law or order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any governmental authority which seeks to impose any material limitations on Endo’s or New Endo’s ownership of Paladin or any Paladin subsidiary or any requirement that Endo, New Endo or Paladin or any of their respective subsidiaries agree to or implement any restraint;

•	the plan of arrangement shall not have been modified or amended in a manner adverse to Endo without Endo’s consent;

•	Endo shall have received from Skadden an opinion, dated as of the closing date, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in a manner so as to cause New Endo to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date; and

•	Endo shall have received a certificate dated the closing date and validly executed by a senior officer of Paladin to the effect that certain conditions have been satisfied.

Indemnification

All indemnification or exculpation rights existing in favor of present or former directors and officers of Paladin, Endo or any of their respective subsidiaries as provided in the constating documents of such party or contracts to which such a party is bound and which is in effect as of the date of the arrangement agreement will continue in full force and effect and without modification for the period contemplated therein.

In addition, New Endo will, and will cause each of Endo and Paladin to, maintain in effect for seven years from the closing date directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Endo and Paladin, as applicable, on terms not less favorable than such existing insurance coverage.

Endo will indemnify and hold harmless the members of the boards of New Endo, CanCo 1, Endo Limited, Endo U.S. Inc., Merger Sub and their affiliates to the fullest extent permitted by applicable law for losses actually incurred by the director in connection with his or her duties as director for such entity from the date of the arrangement agreement to the closing date, unless such loss is related to:

•	a violation of the director’s duties under applicable law;

•	gross negligence, fraud or intentional misconduct by the director; or

•	actions taken or omitted by such director in violation of the organizational documents of the entities on which they serve as director or of the arrangement agreement.

Termination of the Arrangement Agreement

The arrangement agreement may be terminated at any time prior to the closing in the following ways:

•	by mutual written consent of Endo and Paladin;

•	by either Endo or Paladin if the closing shall not have occurred by the close of business on the date that is six months after the date of the arrangement agreement (or such later date as agreed to by the parties to the arrangement agreement), except that the right to so terminate the arrangement agreement will not be available to Endo or Paladin if its failure to fulfill any obligation under the arrangement agreement has been a principal cause of, or resulted in the failure of the closing to occur by such date;

•	by either Endo or Paladin if the requisite vote for approval of the merger by the Endo shareholders shall not have been obtained upon the taking of such vote(s) at a duly held meeting of shareholders of Endo, or at any adjournment thereof;

•	by either Endo or Paladin if the requisite vote for approval of the arrangement by the Paladin shareholders shall not have been obtained upon the taking of such vote(s) at a duly held meeting of shareholders of Paladin, or at any adjournment thereof;

•	by either Endo or Paladin if the closing shall not have occurred by the close of business on the outside date, except that the right to so terminate the arrangement agreement will not be available to Endo or Paladin if its failure to fulfill any obligation under the arrangement agreement has been a principal cause of, or resulted in the failure of the closing to occur by such date;

•	by either Endo or Paladin if any governmental authority shall have issued a law or order or taken any other action restraining, enjoining or otherwise prohibiting the arrangement or the merger and such order or other action shall have become final and nonappealable;

•	by Endo, (i) if the Paladin board changes its recommendation to approve the arrangement, (ii) to permit Endo to enter into an agreement providing for a “superior proposal,” (iii) if Paladin materially breaches its non-solicitation covenants in the arrangement agreement, (iv) if Paladin breaches any of its representations, warranties, covenants or other agreements contained in the arrangement agreement, which breach or failure would render the conditions precedent to Endo’s obligations under the arrangement agreement not to be satisfied and which breach is not cured within 30 days following written notice by Endo to Paladin of such breach or by its nature cannot be cured within that time or (v) a material adverse effect on Paladin shall have occurred; or

•	by Paladin, (i) if the Endo board changes its recommendation to approve the arrangement, (ii) to permit Paladin to enter into an agreement providing for a “superior proposal,” (iii) if Endo breaches any of its representations, warranties, covenants or other agreements contained in the arrangement agreement, which breach or failure would render the conditions precedent to Paladin’s obligations under the arrangement agreement not to be satisfied and which breach is not cured within 30 days following written notice by Paladin to Endo of such breach or by its nature cannot be cured within that time or (iv) a material adverse effect on Endo shall have occurred.

Termination Fees; Effect of Termination

Under the arrangement agreement, Paladin will be required to pay Endo a termination fee of $60,000,000 if the arrangement agreement is terminated:

•	by Paladin to permit Paladin to enter into an agreement that constitutes a superior proposal; or

•	(x) (i) by Endo or Paladin if the closing of the transactions does not occur by May 5, 2014, (ii) by Paladin following the failure of Paladin shareholders to approve the arrangement or (iii) by Endo if the Paladin board of directors has changed its recommendation to approve the arrangement or Paladin materially breaches its non-solicitation covenants under the arrangement agreement, if (y) (i) prior to such termination, an acquisition proposal for Paladin shall have been made public and (ii) within nine months following such termination, Paladin or its subsidiaries shall have consummated any transaction in respect to an acquisition proposal for Paladin or entered into an agreement expected to lead to an acquisition proposal for Paladin.

Under the arrangement agreement, Endo will be required to pay Paladin a termination fee of $60,000,000 if the arrangement agreement is terminated:

•	by Endo to permit Endo to enter into an agreement that constitutes a superior proposal;

•	by Paladin if the Endo board of directors has changed its recommendation to approve the merger; or

•	(x) (i) by Endo or Paladin if the closing of the transactions does not occur by May 5, 2014, (ii) by Endo or Paladin following the failure of Endo shareholders to approve the merger or (iii) by Paladin if Endo materially breaches its non-solicitation covenants under the arrangement agreement, if (y) (i) prior to such termination, an acquisition proposal for Endo shall have been made public and (ii) within nine months following such termination, Endo or its subsidiaries shall have consummated any transaction in respect to an acquisition proposal for Endo or entered into an agreement expected to lead to an acquisition proposal for Endo.

Obligations in Event of Termination

In the event of a termination as described above, the arrangement agreement will become void and of no effect except for certain sections of the arrangement agreement. Such termination shall not relieve any party to the arrangement agreement of any liability for damages resulting from a breach of the arrangement agreement.

Expenses

Whether the transactions contemplated by the arrangement agreement are or are not consummated, all legal and accounting costs and expenses incurred in connection with the arrangement agreement and the transactions thereunder will be paid by the party incurring such costs and expenses, subject to certain exceptions, including the following:

•	fees associated with any filings shall be split evenly between Endo and Paladin;

•	Endo shall reimburse Paladin for any documented out-of-pocket costs and expenses incurred by Paladin in connection with its cooperation with respect to the debt financing; or

•	in the event of the commencement of a suit resulting from the failure of Endo or Paladin to pay a termination fee, the party that has failed to pay shall pay the other party is reasonable and documented costs and expenses in connection with such suit.

Amendment

The arrangement agreement may, at any time prior to closing, be amended by written agreement of Endo and Paladin without notice or authorization on the part of Endo or Paladin shareholders; provided however, that the sections with respect to the governing law, waiver of jury trial, attornment, service of process, third party beneficiaries, amendments, injunctive release, and no recourse may not be modified, waived by Endo or terminated in a manner that is adverse in any respect to a source of debt financing without the prior written consent of such source of debt financing.

Governing Law

The arrangement agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the arrangement shall be governed by the Canada Business Corporations Act, which is referred to as the CBCA in this proxy statement/prospectus.

Injunctive Relief

Endo and Paladin have acknowledged and agreed, subject to the provisions described under “—Termination of the Arrangement Agreement” beginning on page 139, that each would be irreparably harmed if any of the provisions of the arrangement agreement are not performed in accordance with their specific terms or are otherwise breached for which money damages would not be an adequate remedy at law. Accordingly, Endo and Paladin will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of the arrangement agreement, any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief is waived.

THE VOTING AGREEMENTS

The following is a summary of the material provisions of the voting agreements entered into by Endo and certain shareholders of Paladin, and is qualified in its entirety by reference to the full text of such voting agreements, which are attached as Schedule D to Annex A to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus.

Concurrently with the execution and delivery of the arrangement agreement, Jonathan Ross Goodman, and each of the following other shareholders of Paladin entered into a voting agreement with Endo, each of which is referred to in this proxy statement/prospectus as a “voting agreement”: 3487938 Canada Inc., 3260217 Nova Scotia Company, 3487911 Canada Inc., Joddes Limited, The Goodman Davis (2008) Family Trust, and Deborah Goodman Davis, which persons are collectively referred to in this proxy statement/prospectus as the “key Paladin shareholders.” The key Paladin shareholders owned in the aggregate approximately 34% of the outstanding Paladin common shares as of the date of the arrangement agreement. Approximately 7,131,336 Paladin common shares, or 34%, of Paladin common shares outstanding on the record date for the Paladin special meeting, to be held February 24, 2014, were held by the key Paladin shareholders and subject to the restrictions of the voting agreements.

Jonathan Ross Goodman has agreed to vote (or cause to be voted) all Paladin common shares owned, indirectly or directly, now or in the future, whether beneficially or of record, by him and each of the other key Paladin shareholders that is a party to a voting trust agreement has agreed that the voting trustee shall vote (or cause to be voted) all Paladin common shares owned, indirectly or directly, now or in the future, whether beneficially or of record, by such shareholder, which shares are referred to in this proxy statement/prospectus as the “subject Paladin common shares,” at any meeting of the shareholders of Paladin, or at any adjournment or postponement thereof, and on every action by written consent taken by the shareholders of Paladin where votes on the arrangement resolution is sought:

•	in favor of the transactions, including the approval of the arrangement resolution and any actions required in furtherance thereof; and

•	against any acquisition proposal or merger, takeover bid or similar transaction involving Paladin; any reorganization, recapitalization, dissolution, liquidation or winding up of Paladin or its subsidiaries; any amendment of Paladin’s incorporation documents that would reasonably be regarded as being directed towards or likely to prevent, delay or impede consummation of the transactions; any action that would result in a breach of representation, warranty or covenant of Paladin under the arrangement agreement; or any other action that would reasonably be regarded as being directed towards or likely to prevent, delay or impede the consummation of the transactions.

Restrictions on Shares Held by the Key Paladin Shareholders

The key Paladin shareholders have agreed to certain transfer restrictions for the subject Paladin common shares. In particular, prior to the termination of the voting agreements, the key Paladin shareholders may not (i) directly or indirectly, sell, transfer, tender, pledge, encumber, gift, assign or otherwise dispose of or exchange any or all of their subject Paladin common shares or enter into any related contract, option, agreement, arrangement or understanding (including any profit sharing agreement), (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all such subject Paladin common shares or (iii) deposit any such subject Paladin common shares into a voting trust or enter into a voting agreement with respect to such shares. The voting agreement will terminate upon consummation of the transactions and, accordingly, the restrictions contained therein will no longer apply.

Each key Paladin shareholder agrees that it will not exercise appraisal or dissent rights provided under any applicable laws or otherwise in connection with the arrangement and the transactions contemplated by the arrangement agreement considered at the Paladin special meeting.

Subject to the terms of the voting agreements, the key Paladin shareholders may enter into sale, hedging or other transactions with respect to the New Endo shares that they will receive as consideration in the arrangement.

Termination of the Voting Agreements

The voting agreements will terminate upon the earlier of (i) the termination of the arrangement agreement or (ii) the consummation of the transactions. The voting agreements may also be terminated in writing by mutual agreement of the parties prior to the effective time, or by Jonathan Ross Goodman or the voting trustee, as the case may be, (i) if the effective date has not occurred by six months after the date of the arrangement agreement (or such later date as agreed to by the parties to the arrangement agreement), (ii) if the arrangement agreement is amended by the parties resulting in a reduction in the purchase price payable per security or (iii) if the volume weighted average price per share of Endo common stock is less than 76% of US$44.4642 during a reference valuation period, which will be the ten trading days ending on the third trading day prior to the date of the Paladin special meeting (or if such volume weighted average price is not available, as determined by a calculation agent using a reasonable, good faith estimate of such price for such reference valuation period).

SHAREHOLDER ADVISORY VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS

Background; Shareholder Resolution

Under the Dodd-Frank Act and Section 14A of the Exchange Act, Endo shareholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers of Endo that is based on or otherwise relates to the merger as disclosed in this registration statement, which compensation is referred to in this registration statement as the “merger-related compensation.” The terms of the merger-related compensation are described in this registration statement under “The Merger and the Arrangement—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 87.

In accordance with the above requirements, Endo is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Endo Health Solutions Inc. in connection with the merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth in this registration statement under “The Merger and the Arrangement—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 87 is hereby APPROVED.”

Required Vote; Board Recommendation

The affirmative vote of the holders of at least a majority of the Endo common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to approve the merger-related compensation. However, because the vote on this proposal is advisory, it will not be binding on the Endo board of directors. Thus, regardless of the outcome of this advisory vote, such compensation may be payable, subject only to the Endo board’s discretion and the conditions applicable thereto, if Proposal 1 is approved.

The advisory vote on the merger-related compensation (which is referred to in this registration statement as “Proposal 2”) is a vote separate and apart from the vote to adopt the merger agreement and approve the merger, and is a vote separate and apart from the votes on each of the other proposals. Accordingly, you may vote to approve this Proposal 2 and vote against any of the other proposals, or you may vote against this Proposal 2 and vote to adopt the merger agreement and approve the merger and to approve any of the other proposals. Advisory approval of this Proposal 2 to approve the merger-related compensation is not a condition to the completion of the merger and whether or not this Proposal 2 is approved will have no impact on the completion of the merger.

The Endo board of directors recommends that the Endo shareholders vote “FOR” the proposal to approve, on an advisory basis, the merger-related compensation as described in this registration statement.

CREATION OF DISTRIBUTABLE RESERVES OF NEW ENDO

Background

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions, will only be permitted to be made following the transactions from “distributable reserves” in New Endo’s unconsolidated balance sheet prepared in accordance with the Companies Acts. Distributable reserves generally means accumulated realized profits of New Endo less accumulated realized losses of New Endo and includes reserves created by way of capital reduction. In addition, no distribution or dividend will be able to be made unless the net assets of New Endo are equal to, or in excess of, the aggregate of New Endo’s called up share capital plus undistributable reserves and the distribution does not reduce New Endo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Endo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, will exceed New Endo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. See “Description of New Endo Ordinary Shares—Dividends” beginning on page 265 and “Description of New Endo Ordinary Shares—Share Repurchases, Redemptions and Conversions” beginning on page 266.

Immediately following the transaction, the unconsolidated balance sheet of New Endo will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate par value of the New Endo ordinary shares issued pursuant to the transaction) and “share premium” resulting from the issuance of New Endo ordinary shares in the transactions. The share premium arising will be equal to (1) the sum of (a) the aggregate market value of the Paladin common shares as of the close of trading on TSX on the day the transactions are completed, less the cash consideration paid to the Paladin shareholders pursuant to the acquisition less the value of the Knight common shares issued to the Paladin shareholders, and (b) the net market value of the Endo common stock exchanged by Endo shareholders for the right to receive New Endo ordinary shares pursuant to the merger, less (2) the nominal value of the New Endo ordinary shares issued pursuant to the transactions.

The Endo shareholders are being asked at the special meeting and the Paladin shareholders are being asked at the Paladin special meeting to approve a proposal to reduce the share premium of New Endo to allow the creation of distributable reserves of New Endo. If the shareholders of both Endo and Paladin approve the creation of distributable reserves and the transactions are completed, such approval will facilitate New Endo seeking the approval of the Irish High Court, which is required for the creation of distributable reserves to be effective, as soon as practicable following the completion of the transactions.

The approval of the distributable reserves proposals are not a condition to the completion of the transactions and whether or not they are approved will have no impact on the completion of the transactions. Accordingly, if the shareholders of Endo and Paladin approve the transactions but either the shareholders of Endo or of Paladin (or both) do not approve the distributable reserves proposals, the transactions will still be completed.

Until the Irish High Court approval is obtained, or distributable reserves are created as a result of the profitable operation of the New Endo group, New Endo will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transactions. In addition, although New Endo is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. See “Risk Factors—Risks Related to the New Endo Ordinary Shares” beginning on page 39.

Required Vote; Board Recommendation

The affirmative vote of the holders of at least a majority of the Endo common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of this Proposal 3 to approve the creation of distributable reserves of New Endo by reducing some or all of the share premium of New Endo.

The vote on this Proposal 3 to approve the creation of distributable reserves of New Endo is a vote separate and apart from the vote on Proposal 1 to adopt the arrangement agreement and transactions contemplated thereby (including the merger) and is a vote separate and apart from the votes on each of the other proposals. Accordingly, you may vote to approve this Proposal 3 and vote against any of the other proposals, or you may vote against this Proposal 3 and vote to adopt the arrangement agreement and transactions contemplated thereby (including the merger) and to approve any of the other proposals. Approval of this Proposal 3 is not a condition to the completion of the merger and whether or not this Proposal 3 is approved will have no impact on the completion of the merger.

The Endo board of directors recommends that the Endo shareholders vote “FOR” the proposal to approve the creation of distributable reserves of New Endo.

POSSIBLE ADJOURNMENT OF THE ENDO SPECIAL MEETING

If Endo fails to receive a sufficient number of votes to approve the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger), Endo may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger).

The affirmative vote of the holders of at least a majority of the Endo common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger).

The Endo board of directors recommends that the Endo shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the arrangement agreement and transactions contemplated thereby (including the merger).

SELECTED HISTORICAL FINANCIAL DATA OF ENDO

The selected historical financial data and selected historical balance sheet data set out below as of and for the fiscal years ended December 31, 2008 through December 31, 2012 are derived from Endo’s audited condensed consolidated financial statements for the fiscal years then ended. The selected historical financial data and selected historical balance sheet set out below as of and for the nine months ended September 30, 2013 and 2012 are derived from Endo’s unaudited condensed consolidated financial statements for the periods then ended. The information set forth below is a summary that should be read together with the historical audited consolidated financial statements of Endo and the related notes thereto as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the year ended December 31, 2012 previously filed with the SEC and incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 305 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands of USD, except per share data)
Consolidated Statement of Operations Data
Total revenues	$2,189,982	$2,226,303	$3,027,363	$2,730,121	$1,716,229	$1,460,841	$1,260,536
Operating income (loss)	291,486	152,591	(551,727)	508,366	465,366	390,024	387,474
Income (loss) before income tax	202,108	6,492	(741,583)	351,691	420,698	359,660	391,828
Consolidated net income (loss)	129,329	15,755	(688,021)	242,065	287,020	266,336	255,336
Less: Net income attributable to noncontrolling interests	38,758	39,826	52,316	54,452	28,014	—	—

Net income (loss) attributable to Endo Health Solutions Inc.	$90,571	$(24,071)	$(740,337)	$187,613	$259,006	$266,336	$255,336

Basic and Diluted Net Income (Loss) Per Share Attributable to Endo Health Solutions Inc.
Basic	$0.80	$(0.21)	$(6.40)	$1.61	$2.23	$2.27	$2.07
Diluted	$0.77	$(0.21)	$(6.40)	$1.55	$2.20	$2.27	$2.06
Shares used to compute basic net income (loss) per share attributable to Endo Health Solutions Inc.	112,691	116,688	115,719	116,706	116,164	117,112	123,248
Shares used to compute diluted net income (loss) per share attributable to Endo Health Solutions Inc.	116,890	116,688	115,719	121,178	117,951	117,515	123,720
Cash dividends declared per share	$—	$—	$—	$—	$—	$—	$—

	As of and for the Period Ended September 30,	As of and for the Year Ended December 31,
	2013	2012	2011	2010	2009	2008
		(in thousands of USD)
Consolidated Balance Sheet Data
Cash and cash equivalents	$594,085	$547,916	$547,620	$466,214	$708,462	$775,693
Total assets	6,455,256	6,568,559	7,292,583	3,912,389	2,488,803	1,908,733
Long-term debt, less current portion, net	2,644,628	3,037,947	3,424,329	1,045,801	322,534	243,150
Other long-term obligations, including capitalized leases	797,717	669,386	706,885	327,431	196,678	71,999
Total Endo Health Solutions Inc. shareholders’ equity	1,276,878	1,072,856	1,977,690	1,741,591	1,497,411	1,207,111
Noncontrolling interests	60,486	60,350	61,901	61,738	—	—

Total shareholders’ equity	$1,337,364	$1,133,206	$2,039,591	$1,803,329	$1,497,411	$1,207,111

Other Financial Data:
Net cash provided by operating activities	$272,472	$733,879	$702,115	$453,646	$295,406	$355,627
Net cash (used in) provided by investing activities	$(126,989)	$(88,467)	$(2,374,092)	$(896,323)	$(245,509)	$179,807
Net cash (used in) provided by financing activities	$(100,473)	$(645,547)	$1,752,681	$200,429	$(117,128)	$(110,066)

The comparability of the forgoing information is impacted by certain charges for asset impairments and certain litigation-related and other matters during 2012, and a number of significant acquisitions that have occurred since 2009, along with the debt incurred to finance these acquisitions. These business combinations have had a significant impact on Endo’s financial statements in their respective years of acquisition and in subsequent years. This impact results from the consideration transferred by Endo for the acquisition, the initial and subsequent purchase accounting for the underlying acquisition and the post-acquisition consolidation of the acquired entity’s assets, liabilities and results of operations. For further information regarding the comparability of the financial data presented in the tables above and factors that may impact comparability of future results, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the Consolidated Financial Statements and related notes included in Endo’s Annual Report on Form 10-K for the year ended December 31, 2012 that is incorporated by reference into this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF PALADIN

The following historical consolidated financial information is provided to assist you in your analysis of the financial aspects of the arrangement and the merger. Paladin derived (i) the financial information as of and for the fiscal years ended December 31, 2008 through December 31, 2012 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the nine months ended September 30, 2013 and 2012 from its unaudited condensed consolidated financial statements and related notes which include, in the opinion of Paladin’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Paladin and the related notes, as well as the sections titled “Management’s Discussion and Analysis” contained in the annual report for the year ended December 31, 2012 and quarterly report for the nine months ended September 30, 2013 that Paladin previously filed with SEDAR at www.sedar.com and that are attached to this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future.

	(Unaudited) Nine Months Ended September 30,		Years Ended December 31,
	2013(1)	2012(1)(2)	2012(1)	2011(1)	2010(1)	2009(1)	2008(1)
	(in thousands of Canadian dollars, except per share amounts)
Consolidated
Income Statement Data
Revenues	$207,169	$142,592	$210,200	$141,466	$127,989	$109,693	$82,744
Gross income	122,928	94,170	133,390	102,172	93,862	80,000	62,594
Adjusted EBITDA(3)	72,882	58,021	82,043	67,712	56,441	39,183	28,941
Income before income taxes(4)(5)	51,943	60,877	76,255	64,265	41,374	44,025	20,109
Net income	38,596	46,935	58,355	50,151	29,856	37,738	13,798

Net income attributable to shareholders of Paladin	$38,043	$47,138	$59,906	$50,151	$29,856	$37,738	$13,798

Earnings per common share
Basic	1.85	2.32	2.94	2.51	1.60	2.23	0.93
Diluted	1.80	2.25	2.86	2.43	1.54	2.16	0.92

	As of September 30,	As of December 31,
	2013(1)	2012(1)	2011(1)	2010(1)	2009(1)	2008(1)
	(in thousands of Canadian dollars, except per share amounts)
Consolidated
Balance Sheet Data
Cash and cash equivalents and marketable securities net of bank overdraft	$230,727	$257,958	$239,009	$139,389	$105,369	$21,342
Current assets	362,521	348,170	274,738	179,912	145,299	61,870
Total assets	605,698	604,517	397,913	280,623	235,395	132,140
Current portion of long-term liabilities and finance lease liability	5,916	6,600	984	—	—	—
Total long-term liabilities	50,140	61,319	7,844	539	5,750	341
Equity attributable to shareholders	409,615	383,706	322,726	228,845	194,802	95,348

The comparability of the forgoing information is impacted by a number of acquisitions that have occurred since 2008. These business combinations have had a significant impact on Paladin’s financial statements in their respective years of acquisition and in subsequent years. This impact results from the consideration transferred by Paladin for the acquisition, the initial and subsequent purchase accounting for the underlying acquisition and the post-acquisition consolidation of the acquired entity’s assets, liabilities and results of operations. For further information regarding the comparability of the financial data presented in the tables above and factors that may impact comparability of future results, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paladin” as well as the Consolidated Financial Statements and related notes included in this proxy statement/prospectus and previously filed on SEDAR at www.sedar.com.

1.	Paladin adopted IFRS as issued by the International Accounting Standards Board effective January 1, 2010, as a result, financial information for the periods ended September 30, 2013 and 2012 as well as for the years ended December 31, 2012, 2011 and 2010 were prepared and are presented in accordance with IFRS. The financial information for 2009 and prior years were prepared and are presented in accordance with accounting principles generally accepted in Canada in effect prior to January 1, 2011, which we refer to in this proxy statement/prospectus as “Canadian GAAP.” Certain comparative figures have been reclassified to conform with the presentation of the financial statements of Paladin for the year ended December 31, 2012.

2.	On July 2, 2012, Paladin acquired a controlling interest in Litha and consolidated Litha’s results and financial condition effective the same date.

3.	The term Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) does not have any standardized meaning under IFRS or Canadian GAAP and therefore may not be comparable to similar measures presented by other companies. Paladin defines Adjusted EBITDA (which is referred to in this proxy statement/prospectus as “Adjusted EBITDA”) as earnings before interest expense, other expense (income), taxes, depreciation and amortization, foreign exchange gains (losses), share of net income (loss) in associates and joint venture and unusual items, such as write-downs and gains (losses) on intellectual property and investments. Adjusted EBITDA is calculated and presented consistently from period to period and agrees, on a consolidated basis, with the amount disclosed as “Earnings before under-noted items” on the consolidated statements of income. Paladin believes Adjusted EBITDA to be an important measurement that allows it to assess the operating performance of its ongoing business on a consistent basis without the impact of amortization expenses. Paladin excludes amortization expenses because their level depends substantially on non-operating factors such as the historical cost of intangible assets. Paladin’s method for calculating Adjusted EBITDA may differ from that used by other issuers and, accordingly, this measure may not be comparable to Adjusted EBITDA used by other issuers.

4.	In 2009, in accordance with Canadian GAAP an extraordinary gain in the amount of $29,417 was recorded on the acquisition of Isotechnika Inc., representing the difference between the purchase price allocation and the consideration paid and is included in income before income taxes.

5.	In 2008, in accordance with Canadian GAAP an extraordinary gain in the amount of $4,072 was recorded on the acquisition of Virexx Medical Corp., representing the difference between the purchase price allocation and the consideration paid and is included in income before income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PALADIN

Set forth below is the management’s discussion and analysis for Paladin for (i) the year ended December 31, 2012 compared to the year ended December 31, 2011, as derived from Paladin’s audited annual consolidated financial statements for the year ended December 31, 2012, (ii) the year ended December 31, 2011 compared to the year ended December 31, 2010, as derived from Paladin’s audited annual consolidated financial statements for the year ended December 31, 2011, and (iii) the quarter and nine months ended September 30, 2013 compared to the quarter and nine months ended September 30, 2012, as derived from Paladin’s condensed interim consolidated financial statements for the interim period ended September 30, 2013.

The following discussion and analysis of Paladin’s financial condition and results of operations should be read in conjunction with the consolidated financial statements of Paladin and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Paladin’s actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus as filed on SEDAR at www.sedar.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS (DECEMBER 31, 2012)

In thousands of Canadian dollars except for share and per share amounts

All other currencies are in thousands

This management’s discussion and analysis provides an overview of Paladin’s operations, performance and financial condition for the year 2012, and compares the 2012 results to those of 2011 prepared in accordance with IFRS. On July 2 2012, Paladin acquired a controlling interest in Litha and consolidated Litha’s results and financial condition effective the same date. It is intended to complement and supplement financial information included in the interim and annual consolidated financial statements, related notes, other financial information found elsewhere in the annual report and in the annual information form or other documents filed on SEDAR at www.sedar.com. As a result, it should be read in conjunction with such financial information. This management’s discussion and analysis is current as at March 22, 2013 and as at this date 20,564,538 shares and 1,448,621 options were issued and outstanding.

OVERVIEW & CORPORATE HIGHLIGHTS

In 2012, Paladin continued to make significant progress in acquiring the rights to innovative products, advancing the regulatory status and market access of its product pipeline, expanding sales of key promoted products and its geographic footprint, as follows:

Product development:

•	Filed a new drug submission and subsequently obtained approval from Health Canada for Silenor® (doxepin) for the treatment and symptomatic relief of insomnia.

•	Received regulatory approval from Health Canada and subsequently launched Oralair®, a sublingual grass pollen immunotherapy tablet for the treatment of symptoms of moderate to severe seasonal grass pollen allergic rhinitis with or without conjunctivitis.

•	Entered into a license and supply agreement with Nuvo Research Inc. (TSX:NRI), which is referred to in this proxy statement/prospectus as “Nuvo,” acquiring the exclusive Canadian rights to market and sell Synera®, a topical patch combining lidocaine, tetracaine and heat, upon regulatory approval. Paladin also agreed to loan Nuvo $8,000 in two equal tranches, of which $4,000 was advanced on closing.

•	Filed a non-traditional product license application for Travelan®, an over the counter, which is referred to in this proxy statement/prospectus as “OTC”, product for the prevention of traveler’s diarrhea.

•	Entered into a licensing agreement with QRxPharma Limited (ASX:QRX and OTCQX:QRXPY), for MOXDUO®, a novel, patented, immediate release, fixed dose formulation of morphine and oxycodone for the treatment of acute pain in Canada.

•	Entered into a licensing and distribution agreement with Dynamiclear Australia, for Dynamiclear RapidTM, a novel, OTC product for the symptomatic treatment of cold sores, in Canada.

•	Entered into an exclusive distribution agreement with Moberg Derma for EmtrixTM, an OTC product for the treatment of fingernail and toenail fungal infections in Canada.

Corporate development:

•	Entered into a strategic partnership whereby Paladin bought the remaining 55.01% of Pharmaplan and merged the Pharmaplan business with the pharma division of Litha effective July 2, 2012.

•	Appointed Jonathan Ross Goodman as Chairman of the Paladin board of directors.

•	Initiated launch of commercial operations in Latin America with the acquisition of a controlling stake of 50.01% in Ativa Pharma S.A., which is referred to in this proxy statement/prospectus as “Ativa,” a start-up specialty pharmaceutical company headquartered in Mexico City, Mexico, effective January 1, 2013.

Subsequent to the year ended December 31, 2012:

•	Entered into an exclusive Canadian distribution agreement and the option to acquire distribution rights in Sub-Saharan Africa with Allergy Therapeutics plc (AIM:AGY) for Pollinex®-R an allergy vaccine for the treatment of allergic rhinitis due to ragweed pollen. Paladin Canada (as defined below) will co-promote Pollinex®-R with Takeda Canada Inc. from January 1, 2013 to August 31, 2013 prior to taking over all selling and distribution activities.

•	Entered into an exclusive licensing agreement with Apeiron Biologics AG for APN311, a novel antibody-based immunotherapy for children with high-risk neuroblastoma, in Canada and Sub-Saharan Africa.

2012 FINANCIAL HIGHLIGHTS

•	Revenues reached $210,200, an increase of 49% over the prior year

•	Adjusted EBITDA was $82,043, a 21% increase over the prior year

•	Net income was $58,355, an increase of 16% over the prior year

•	Cash flows from operations reached $69,603, a 2% increase over the prior year

•	Consolidated Litha revenues of $56,327, EBITDA of $5,522 and net loss of $2,710

Effective July 2, 2012, Paladin acquired a controlling interest in Litha (refer to section “Significant transactions and business combination” for further details). Subsequent to the acquisition of Litha, Paladin is now structured in the following two operating segments:

•	Paladin Canada and rest of the world excluding Africa, which is referred to in this proxy statement/prospectus as “Paladin Canada” : a specialty pharmaceutical company focused on researching, developing, acquiring, in-licensing, marketing, and distributing innovative pharmaceutical products.

•	Africa, which is referred to in this proxy statement/prospectus as “the Litha division”: a diversified healthcare company focused on acquiring, in-licensing, marketing, and distributing pharmaceuticals and medical devices as well as supplying vaccines to South Africa and countries comprising the South African Development Community, which is referred to in this proxy statement/prospectus as the “SADC,” region in conjunction with establishing manufacturing capacity in the biotechnology area of vaccines.

The business activities of Paladin Canada and the Litha division are described as follows:

Paladin Canada’s revenues are principally derived from sales of its pharmaceutical products to pharmaceutical wholesalers, chain pharmacies and licensees in Canada and the rest of the world (excluding Africa).

The Litha division’s revenues are principally derived from sales from pharmaceutical, which is referred to in this proxy statement/prospectus as “Litha Pharma,” medical, which is referred to in this proxy statement/prospectus as “Litha Medical,” and biotech, which is referred to in this proxy statement/prospectus as “Litha Biotech,” divisions in South Africa and the SADC. Litha Pharma revenues are principally derived from sales of pharmaceutical products to pharmaceutical wholesalers, chain pharmacies, government agencies, and hospitals. Litha Medical revenues are principally derived from the sale of medical devices and complementary products to public and private hospitals as well as pharmacies. Litha Biotech revenues are principally derived from sale of vaccines to the government of South Africa and to the private sector.

In addition, Litha Biotech holds an investment in a joint venture in the Biologicals and Vaccines Institute of Southern Africa (Pty) Limited, which is referred to in this proxy statement/prospectus as “Biovac”. Biovac was established in 2003 between the Government of South Africa and the Biovac Consortium, which is referred to in this proxy statement/prospectus as “Biovac Consortium”, of which Litha owns 85%. Biovac Consortium owns 52.5% of Biovac and the government of South Africa owns the remaining 47.5%. Biovac was formed to establish domestic production facilities to ensure the security and sustainability of vaccine supply to the South African and the greater southern African region. Biovac has established facilities for warehousing, cold chain distribution, research and development and quality control laboratories for vaccines. Following regulatory inspection and certification, commercial manufacturing is anticipated to begin in 2014.

Paladin’s expenses are comprised primarily of cost of goods sold (including royalty payments to those companies from which Paladin licenses its products), selling, marketing, general and administrative expenses and interest expense. In addition, a substantial portion of Paladin’s expenses are related to the amortization of the intangible assets Paladin acquires.

Paladin’s annual and quarterly operating results with respect to Paladin Canada and Litha Pharma are primarily affected by the level of acceptance of Paladin’s products by physicians, pharmacies, hospitals and their patients, and the timing and number of product launches. The level of patient and physician acceptance of the products, the acceptance of provincial government reimbursement on such products, market access, as well as the availability of similar therapies, impact Paladin’s revenues by driving the level and timing of prescriptions for its products. Each new product launch requires significant promotional investment during the first three to five years from launch. The Litha division’s revenues from the Litha Medical and Litha Biotech divisions are mainly affected by the demand of the products by hospitals and pharmacies, request for tenders by government as well as export opportunities within the SADC region.

Paladin’s revenues reached $210,200 for the year ended December 31, 2012 compared to $141,466 for last year. The Litha acquisition contributed $56,327 to revenues for the year ended December 31, 2012. For the year ended December 31, 2012, Paladin’s net income was $58,355 or $2.86 per fully diluted share compared to $50,151 or $2.43 per fully diluted share last year.

As at December 31, 2012, Paladin’s total assets were $604,517 of which net assets attributable to shareholders of Paladin were $383,706 compared to $322,726 as at December 31, 2011. Paladin’s cash, cash equivalents and marketable securities net of bank overdraft amounted to $257,958 as at December 31, 2012 compared to $239,009 as at December 31, 2011.

CRITICAL ACCOUNTING ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the consolidated financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting estimates and judgements made.

Revenue recognition

Revenue is recognized when title and risk of loss is passed to the customer and reliable estimates can be made of relevant deductions. Gross revenue is reduced by discounts, credits, allowances and product returns. Accruals are made at the time of sale for the estimated discounts, credits, allowances and product returns, based on available market information and historical experience. Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change. The level of accrual is reviewed and adjusted regularly in light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of Paladin.

In certain situations, such as initial product launches for which Paladin has limited comparable information or where the market or client acceptance has not been clearly established, Paladin may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result Paladin will defer the recognition of revenue for these product sales until such criteria are met.

Inventory valuation

The reserve for inventory primarily consists of all or a portion of the inventory which has reached its expiration or is not expected to be sold, based on the specific facts and circumstances. In order to determine whether the inventory is properly stated at the lower of cost or net realizable value, management reviews the amount of inventory on hand, the remaining shelf life and estimates the time required to sell such inventory taking into account current and expected market conditions and competition.

Assets arising from business combinations

During 2012, Paladin invested $47,643 (2011: $20,448) on business acquisitions (refer to Note 5 of the annual audited consolidated financial statements). Based on existing accounting standards Paladin allocated the cost of the acquisition to the underlying net assets acquired based on their respective estimated fair values. As part of this allocation process, Paladin must identify and attribute values and estimated lives to the identifiable assets acquired, mainly intangible assets. These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and weighted cost of capital rates such as length of license agreement, expected market penetration, terminal values and country specific risk. These estimates and assumptions determine the amount allocated to identifiable intangible assets and goodwill, as well as the amortization period for identifiable intangible assets with finite lives. If future events or results differ adversely from these estimates and assumptions, Paladin could record increased amortization or impairment charges in the future.

Intangible assets

The factors that drive the actual economic useful life of the intangible assets are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, introductions of competing products, the impact of promotional efforts, adverse patient reactions to products or similar products including negative publicity and many other issues. The terms generally range from 2 to 15 years. Capitalized milestones and other license payments are based on future cash flows that are derived from business forecasts and are inherently judgemental.

Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Impairment tests are based on risk-adjusted future cash flows discounted using Paladin’s weighted average cost of capital. These future cash flows are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment reviews to change with a consequential adverse effect on the future results of Paladin.

Income taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. Paladin establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective company’s domicile.

Deferred tax assets are recognized for all unused tax losses and SR&ED expenditures carried forward to the extent that it is probable that taxable profit will be available against which the losses and SR&ED expenditures can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

RECENT ACCOUNTING PRONOUNCEMENTS

Certain new standards, interpretations and amendments to existing standards issued by the IASB or IFRIC that are not yet effective up to the date of issuance of Paladin’s consolidated financial statements are listed below. These standards are mandatory for accounting periods beginning January 1, 2013 with the exception of IFRS 9 which is mandatory for accounting periods starting with January 1, 2015. Paladin is assessing the impact of these pronouncements on its consolidated results and financial position. Paladin intends to adopt these standards when they become effective.

•	IFRS 9—Financial Instruments (Classification and Measurement)

•	IFRS 10—Consolidated Financial Statements

•	IFRS 11—Joint Arrangements

•	IFRS 12—Disclosure of Interest in Other Entities

•	IFRS 13—Fair value measurements

•	IAS 1—Presentation of financial statements

•	IAS 28—Investments in Associates and Joint Ventures

CORPORATE ANNOUNCEMENT: JONATHAN ROSS GOODMAN

On August 18, 2011, Paladin announced that its President and CEO, Mr. Jonathan Ross Goodman, was involved in an accident and was hospitalized with serious injuries. As Mr. Goodman was unable to perform his duties as President and CEO, the Paladin board of directors asked Mr. Mark Beaudet, Co-Founder, Director and

Vice President Marketing and Sales of Paladin, to assume such duties on an interim basis. Effective May 29, 2012, Mr. Jonathan Ross Goodman was appointed as Chairman of the Paladin board of directors. As part of his new role, Mr. Jonathan Ross Goodman regularly meets with senior management of Paladin to discuss ongoing business matters. Mr. Mark Beaudet continues as Paladin’s interim President and CEO of Paladin.

RESULTS OF OPERATIONS

Year ended December 31, 2012 compared to year ended December 31, 2011.

Paladin Canada’s results of operations:

	Years Ended December 31,
	2012 $	2011 $
Revenues	153,873	141,466
Cost of sales	44,112	39,294

Gross income	109,761	102,172
Adjusted EBITDA	76,521	67,712
Income before income tax	79,479	64,265
Net income	61,065	50,151
Net income attributable to shareholders of Paladin	61,065	50,151

The Litha division’s results of operations:

	Six Months Ended December 31, 2012
	ZAR	CAD
Revenues	480,260	56,327
Cost of sales	279,087	32,698

Gross income	201,173	23,629
Adjusted EBITDA	46,865	5,522
Loss before income tax	28,323	3,224
Net loss	23,682	2,710
Net loss attributable to shareholders of Paladin	10,127	1,159

Revenues

Revenues increased $68,734 or 49% to $210,200 for the year ended December 31, 2012 from $141,466 for the year ended December 31, 2011. The consolidation of the Litha division’s financial results accounted for $56,327 of incremental revenues for the year ended December 31, 2012.

Paladin Canada Revenues

Revenues increased $12,407 or 9% to $153,873 for the year ended December 31, 2012 from $141,466 for the year ended December 31, 2011. The increase in revenues for 2012 is mostly attributable to the sales growth of certain significant promoted products, including Trelstar®, Testim®, Metadol®, Abstral® and Digifab® which combined increased by 13% compared to 2011. In addition, incremental revenues from products acquired and/or launched, and corporate acquisitions since 2011 contributed $10,175 in 2012 including $6,001 resulting from the acquisition of Labopharm. Furthermore, in accordance with Paladin’s revenue recognition policy, Paladin Canada has deferred revenue of $4,468 as at December 31, 2012 (2011—$5,098).

Product revenues highlights for Paladin Canada’s most significant promoted products using IMS Canada sales data for 2012 compared to 2011 are as follows:

Promoted Products	Sales Data Per IMS Canada in 2012(ii) $	Change vs. 2011%
Tridural®	11,702	0%
Trelstar®	7,899	14%
Testim®	5,248	25%
Metadol®	11,289	6%
Abstral®(i)	1,022	656%
Plan B®	9,142	(11%)
Digifab®(i)	3,095	4,087%
Glucagen®	826	57%
Urocit®-K	207	83%

Total	50,430	13%

(i)	Products launched during 2011
(ii)	Paladin has chosen not to disclose product by product revenue information for competitive reasons, however, the table above does include detailed IMS Canada sales data, essentially end-user pharmacy purchase volume data, to allow the reader to better understand revenue changes from period to period on certain significant products. It is important that readers of this sales data note that IMS Canada sales data may not necessarily correspond to Paladin’s recording of revenue in accordance with IFRS.

Generic versions of Pennsaid® and Plan B®, respectively, have been approved in Canada and while it is not yet known if or when the generic version of Pennsaid® will be sold in the Canadian market, the generic version of Plan B® was launched in September 2011. Should a generic version of Pennsaid® successfully commercially launch the sales of Pennsaid® would decline significantly. A generic version of Plan B® was launched in September 2011 and as a result the Plan B® sales decreased by 11% in 2012 compared to 2011, according to IMS Canada sales data.

The Litha Division Revenues

Revenues for the period from July 2, 2012 to December 31, 2012 were $56,327. Revenues by division are as follows; $31,680 from Litha Pharma; $18,309 from Litha Medical; and $6,338 from Litha Biotech excluding the joint venture in Biovac which is accounted for separately under “Share of net loss from a joint venture” in the annual audited consolidated statements of income.

Gross Income

Total gross income increased $31,218 or 31% to $133,390 for the year ended December 31, 2012 from $102,172 for the same period last year. Gross income, as a percentage of revenues, decreased 9% to 63% for the year ended December 31, 2012 from 72% in 2011. The decrease in the gross income as a percentage of revenue is attributable to the consolidation of the Litha division’s results which have a lower gross income margin than Paladin Canada.

Paladin Canada Gross Income

Total gross income increased $7,589 or 7% to $109,761 for the year ended December 31, 2012 from $102,172 for the same period last year. Gross income, as a percentage of revenues, decreased by 1% to 71% for the year ended December 31, 2012 from 72% for the same period last year.

The decrease in gross income as a percentage of revenues for the year ended December 31, 2012 relative to the comparative period last year is mainly the result of product mix and the effect of reduced margins on certain newly launched and acquired products.

The Litha Division Gross Income

The Litha division’s gross income was $23,629 for the period from July 2, 2012 to December 31, 2012. Gross income, as a percentage of revenues, was 42% for the year ended December 31, 2012. The total gross income is made up of $14,990 from Litha Pharma, $7,095 from Litha Medical and $1,544 from Litha Biotech, excluding the joint venture in Biovac which is accounted for separately under “Share of net loss from a joint venture” in the annual audited consolidated statements of income. Gross income as a percentage of revenues by division is as follows: Litha Pharma 47%; Litha Medical 39%; and, Litha Biotech 24%.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $17,030 or 53% to $49,013 for the year ended December 31, 2012 from $31,983 for the same period last year. Selling, general and administrative expense, as a percentage of revenues, remained steady at 23% for the year ended December 31, 2012 compared to the same period last year.

Paladin Canada Selling, General and Administrative Expense

Selling, general and administrative expense decreased $1,246 or 4% to $30,737 for the year ended December 31, 2012 from $31,983 for the same period last year. Selling, general and administrative expense, as a percentage of revenues, decreased to 20% for the year ended December 31, 2012 compared to 23% for the same period last year.

The decrease in selling, general and administrative expenses for the year ended December 31, 2012 compared to the same period last year is mainly the result of decreased transaction related expenses. Paladin substantially completed the restructuring of Labopharm during the second quarter of 2012. The promotional activities driving selling and marketing costs primarily relate to Paladin Canada’s continued promotional activities for Tridural®, Trelstar®, Testim®, Metadol® Plan B®, and the product launch costs related to Abstral® and Oralair®.

The Litha Division Selling, General and Administrative Expense

Selling, general and administrative expense was $18,276 for the period from July 2, 2012 to December 31, 2012. Selling, general and administrative expense, as a percentage of revenues, was 32% for the period from July 2, 2012 to December 31, 2012.

Research and Development Expense

Research and development expense decreased $1,979 or 20% to $7,794 for the year ended December 31, 2012 from $9,773 for the same period last year. Research and development expense, as a percentage of revenues, decreased by 3% to 4% for the year ended December 31, 2012 from 7% for the same period last year. The decrease in research and development expenses is mainly due to reduction of Labopharm related expenses as well as partnering of certain research and development projects and research-based product license payments during the year ended December 31, 2011 not incurred in the current year. The decrease in research and development expense is partially offset by the Litha division related research and development costs of $423 for the period from July 2, 2012 to December 31, 2012.

Interest Income

Interest income decreased $1,836 or 25% to $5,460 for the year ended December 31, 2012 from $7,296 for the same period last year. The decrease for the year ended December 31, 2012 is the result of the decrease in interest earned from debentures issued to strategic partners by $3,322 mainly as a result of the Prostrakan facility as defined below and as described further in “Significant transactions and business combinations” section below, partially offset by interest income of $592 earned by the Litha division and higher interest income related to higher average daily cash and marketable securities balances for the year ended December 31, 2012, compared to the same period last year.

Interest Expense

Interest expense amounted to $2,181 for the year ended December 31, 2012. The interest expense was substantially all incurred on bank overdrafts and financial liabilities including a finance lease liability, held by the Litha division for the period since acquisition as further described in Notes 21, 22 and 27 of the annual audited consolidated financial statements.

Amortization of Intangible Assets

Amortization expense decreased by $5,896 or 27% to $16,132 for the year ended December 31, 2012 from $22,028 for the same period last year. The decrease in amortization expense is the result of certain pharmaceutical product licenses and rights having reached full amortization during the year, partly offset by amortization related to the acquisition of intangible assets, mostly through the acquisition of Litha and Labopharm during 2011.

Depreciation of Property, Plant and Equipment

Depreciation expense increased by $567 or 417% to $703 for the year ended December 31, 2012 from $136 for the same period last year. The increase in depreciation expense is mainly attributed to the property, plant and equipment acquired through the Litha transaction.

Other Finance Expense (Income)

Paladin recorded other finance expense of $1,164 for the year ended December 31, 2012. During the year ended December 31, 2012, Paladin disposed of certain shares held in portfolio companies, a convertible debenture and warrants for proceeds of $934 and $5,192, representing a net loss of $575 and $564, respectively. Furthermore during the year ended December 31, 2012, in accordance with IAS 39, Paladin re-measured the fair value of conversion options held on certain of its convertible debentures using the Black-Scholes valuation model and recorded an unrealized loss on these derivatives of $384. Moreover, during the same period, Paladin recorded $311 in interest accretion on convertible debentures. The consolidation of the Litha division’s results accounted for $48 in other finance income for the year ended December 31, 2012.

During the year ended December 31, 2011, Paladin redeemed its Prostrakan secured convertible debt facility, which is referred to in this proxy statement/prospectus as the “Prostrakan facility,” for proceeds of $86,432, made up of: the principal of the Prostrakan facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the balance of interest payable for the first year of $5,333, resulting in an early redemption gain of $8,422. In connection with the same Prostrakan facility, Paladin re-measured the fair value of a conversion option on the Prostrakan facility, deemed to be $nil and recorded an unrealized loss of $4,572, partially offset by a gain of $3,568 on the re-measurement of an early redemption option. In addition, Paladin recorded $1,220 of accreted interest on Paladin’s convertible debentures, principally the Prostrakan facility. Furthermore, Paladin disposed of certain shares held in portfolio companies for $16,465, representing a net gain of $5,105. Finally, as part of Paladin’s on- going assessment of investment carrying values, management determined its investments in Somaxon and Isotechnika to be impaired and recorded a write-down of $5,056.

Foreign Exchange Loss

During the year ended December 31, 2012, Paladin recorded a foreign exchange loss of $1,211. Paladin Canada recorded a loss of $520, mainly as a result of the strengthening of the Canadian dollar relative to the EURO and the South African Rand impacting Paladin’s net monetary position in these currencies during the year ended December 31, 2012. The Litha division recorded a loss of $691 for period July 2, 2012 to December 31, 2012 mainly due to the weakening of the ZAR relative to the USD and EURO impacting the Litha division’s net monetary position as well as the effects of the forward contracts held during the period July 2 to December 31, 2012.

During the year ended December 31, 2011, Paladin recorded a foreign exchange loss of $80 on Paladin’s foreign operating results, mainly as a result of the weakening of the CAD relative to the USD and as a result of the strengthening of the CAD relative to the EURO and ZAR, and its impact on Paladin’s net monetary position in these currencies.

Other Income

Other income was $3,035 for the year ended December 31, 2012, compared to $97 for the same period last year. During the year ended December 31, 2012, Paladin fully discharged its liability on a Labopharm finance lease through an assignment agreement and recorded a gain on settlement of $2,108. Furthermore, Paladin recorded income from an operating lease of $181 offset by other expenses of $15. The consolidation of the Litha division’s results accounted for $213 in other finance expense for year ended December 31, 2012. In addition, Paladin disposed of certain assets and licensed certain research and development activities recording a gain of $974 for the year ended December 31, 2012.

During the year ended December 31, 2011, Paladin received a contractual partner payment of $97 and recorded a $97 gain in other income.

Share of Net Income from Associates

Pharmaplan

On March 1, 2011, Paladin acquired an additional 10% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa increasing Paladin’s ownership from 34.99% to 44.99%. The equity interest acquired in Pharmaplan represented an investment subject to significant influence which was accounted for using the equity method from the effective date of acquisition up to July 1, 2012.

As of July 2, 2012, Paladin acquired the remaining 55.01% interest in Pharmaplan Paladin did not own and merged the Pharmaplan business with Litha Pharma. Effective July 2, 2012, Pharmplan is a wholly owned subsidiary of Litha such that Pharmaplan is accounted for as part of the consolidation of Litha within Paladin’s consolidated results for the year ended December 31, 2012.

Paladin’s share of Pharmaplan’s net income for the year ended December 31, 2012 decreased by $808 to $948 compared to $1,756 for same period last year due to the merger transaction described above and its effects on the accounting for Pharmaplan results post the merger effective July 2, 2012.

Firefly

The investment in associate relates to a 30% investment in a property holding company, Firefly Investments Ltd., which is referred to in this proxy statement/prospectus as “Firefly,” held by Litha. Litha’s share of Firefly’s net income for the period from July 2, 2012 to December 31, 2012 is $51. Refer to paragraph “Investment in associates” for further details.

Share of Net Loss from a Joint venture

Paladin has an ownership interest of 44.54% in Litha which has an ownership interest of 85% in Biovac Consortium. Biovac Consortium has an ownership interest of 52.5% in Biovac. The Government of South Africa jointly controls and is a 47.5% shareholder of Biovac. The investment is accounted for as an investment in joint venture effective July 2, 2012 (refer to paragraph “Interest in a joint venture” for further details).

Paladin’s share of Biovac’s net loss for the year ended December 31, 2012 is $725.

Purchase Gain on Business Combination

On October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm Inc. at a price of $0.2857 per share in cash, for a total cash consideration of $20,448 and the settlement of a loan receivable of $9,712 (refer to Note 5 of the annual audited consolidated financial statements), for a total purchase price of $30,160. The excess of the net assets acquired of $47,230 over the purchase price represented a purchase gain of $17,070.

Gain on revaluation of equity investment

Prior to the Combined Transactions discussed in the section “Significant transactions and business combinations”, Paladin held a 44.99% interest in Pharmaplan and considered it an equity investment recorded at a value of $18,480 under “Investment in an associate” on the consolidated balance sheet. In conjunction with Paladin’s acquisition of the remaining 55.01% interest in Pharmaplan, Paladin, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

Restructuring, Shutdown and Other Costs

As discussed above, on October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm and in connection with this acquisition, Paladin incurred restructuring costs of $8,795 which, when netted against the purchase gain of $17,070 results in a net gain on acquisition of $8,275.

Income Before Income Tax and Under-noted Items

Income before income tax and undernoted items increased $7,971 to $63,961 for the year ended December 31, 2012 compared to income before income tax and undernoted items of $55,990 for the same period last year.

Provision for Income Taxes

The provision for income taxes increased by $3,786 or 27% to $17,900 for the year ended December 31, 2012 from $14,114 for the year ended December 31, 2011. The effective tax rate was 23% for the year ended December 31, 2012 compared to 22% for the same period last year. The increase in effective rate in the current year is principally due to the decrease in non-taxable gains net of impairment of financial assets included in net income in comparison to the previous year. The non-taxable gains relate to the revaluation of the investment in Pharmaplan in relation with the Litha acquisition in 2012 and the purchase gain recorded on the acquisition of Labopharm and the repayment of the Prostrakan facility in the prior year. Please refer to the “Significant transactions and business combinations” section below.

Paladin Canada

The provision for income taxes increased $4,300 or 30% to $18,414 for the year ended December 31, 2012 from $14,114 for the year ended December 31, 2011. The effective tax rate was 23% for the year ended December 31, 2012 compared to 22% for the same period last year. The increase in effective rate in the current year is principally due to the decrease in non-taxable gains net of impairment of financial assets included in net income in comparison to the previous year. The non-taxable gains relate to the revaluation of the investment in Pharmaplan in relation with the Litha acquisition in 2012 and the purchase gain recorded on the acquisition of Labopharm and the repayment of the Prostrakan facility in the prior year. Please refer to the “Significant transactions and business combinations” section below.

Paladin Canada has the following tax pools detailed below which may be applied against taxable income:

	Available		Recognize
	2012 $	2011 $	2012 $	2011 $	Expires in
Non-capital tax losses
Canada
Federal	29,530	28,746	20,491	23,245	2030-2032
Provincial	29,429	22,343	20,626	19,271	2030-2032
Scientific Research and Experimental Development expenditures
Canada
Federal	71,701	130,203	57,469	118,125	N/A
Provincial	42,877	99,025	39,850	86,993	N/A
Investment tax credits
Canada
Federal	31,186	31,084	24,840	24,674	2017-2031

	Available		Recognized
	2012 $	2011 $	2012 $	2011 $	Expires in
Foreign subsidiaries
Non-capital tax losses
Barbados	22,797	24,224	5,781	6,103	2013-2021
Ireland	198,243	203,586	19,612	24,799	N/A
South Africa	7,635	N/A	7,635	N/A	N/A
United States of America	359	932	—	—	2027-2032	(i)

(i)	The major portion of the US non-capital tax losses are subject to certain restrictions by the application of Section 382 of the Internal Revenue Code of the United States.

The amount of tax benefit claimed in the current and prior years is subject to audit by the taxation authorities and could be reduced by a material amount in the future.

The Litha Division

The income taxes recovery of the Litha division was $514 for the six months ended December 31, 2012. The effective tax rate was 16% for the period July 2, 2012 to December 31, 2012. The Litha division tax rate is lower than the South African statutory tax rate of 28% due to non-deductible expenses, mainly share based compensation and certain interest expenses.

Net income

Due to the factors set forth above, net income was $58,355 or $2.86 per share on a fully-diluted basis for the year ended December 31, 2012 compared to $50,151 or $2.43 per share on a fully-diluted basis for the year ended December 31, 2011.

Net income attributable to shareholders of Paladin

Due to the factors set forth above, net income attributable to shareholders of Paladin was $59,906 for the year ended December 31, 2012, compared to $50,151 for the same period last year. Net income attributable to shareholders from Paladin was $61,065 for the year ended December 31, 2012 offset by a net loss attributable from the Litha division of $1,159.

Net loss attributable to non-controlling interests

The net loss attributable to non-controlling interests for the year ended December 31, 2012 consists of $109 for the 15% non-controlling interest in Biovac Consortium not held by Litha and $1,442 for the 55.56% economic ownership of Litha not held by Paladin’s shareholders.

LIQUIDITY AND CAPITAL RESOURSES

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

Paladin believes that its existing cash, cash equivalents and marketable securities, as well as cash generated from operations are sufficient to finance its current operations, working capital requirements and future product acquisitions. At present, Paladin is actively pursuing other acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

Paladin has a $8,000 extendable revolving unsecured credit facility in place with one of Paladin’s bankers. As at December 31, 2012, approximately $1,000 is being utilized for certain operational letter of credits.

The table below sets forth a summary of cash flow activity and should be read in conjunction with Paladin’s consolidated statements of cash flows within the annual audited consolidated financial statements for the year ended December 31, 2012.

	2012 $	2011 $
Cash inflow from operating activities	69,603	68,113
Net cash outflow from investing activities	(18,332)	(120,118)
Net cash (outflow) inflow from financing activities	(5,079)	27,930
Foreign exchange rate gain (loss) on cash and cash equivalents	437	(105)

Increase (Decrease) in cash and cash equivalents during the year	46,629	(24,180)
Cash and cash equivalents, beginning of year	72,115	96,295

Cash and cash equivalents end of year	118,744	72,115
Marketable securities, end of year	146,258	166,894
Bank overdraft	(7,044)	—

Cash, cash equivalents, marketable securities net of bank overdraft, end of year	257,958	239,009

Year Ended December 31, 2012	Paladin Canada $	Litha Division $	Consolidated $
Cash inflow from operating activities	68,048	1,555	69,603

Net cash outflow from investing activities	(22,705)	(912)	(23,617)
Net cash in Litha at acquisition dates	—	5,285	5,285

Total net cash (outflow) inflow from investing activities	(22,705)	4,373	(18,332)
Net cash outflow from financing activities	(4,666)	(413)	(5,079)
Foreign exchange rate gain on cash and cash equivalents	437	—	437

Increase in cash and cash equivalents during the year	41,114	5,515	46,629
Cash and cash equivalents, beginning of year	72,115	—	72,115

Cash and cash equivalents end of year	113,229	5,515	118,744
Marketable securities, end of year	146,258	—	146,258
Bank overdraft	—	(7,044)	(7,044)

Cash, cash equivalents, marketable securities net of bank overdraft, end of year	259,487	(1,529)	257,958

Paladin’s cash, cash equivalents, restricted cash and marketable securities net of bank overdraft increased by $18,949 to $257,958 at December 31, 2012 from $239,009 at December 31, 2011. The increase is primarily a result of cash flows generated from operating activities of $69,603 offset by cash outflows for the acquisition of Litha of $42,358 (net of cash acquired upon acquisition). Working capital (current assets less current liabilities) increased $48,092 to $255,487 at December 31, 2012 from $207,395 at December 31, 2011 primarily due to the increase in the cash, cash equivalents and marketable securities explained above.

No dividend was declared or paid by Paladin or Litha on its common shares during the current financial year. In addition, Paladin does not expect to pay dividends in the near future.

Cash flows from operating activities increased by $1,490 or 2% to $69,603 for the year ended December 31, 2012 from $68,113 for the same period last year. Cash flows from operating activities represent the cash flows from net earnings, excluding revenues and expenses not affecting cash, principally amortization and depreciation, deferred taxes, share-based compensation expense, foreign exchange (gains) losses, gain on revaluation of equity investment, other income, share of net income from associates, share of net loss from a joint venture and other finance expenses (income) in addition to net changes in non-cash balances relating to operations.

During the year ended December 31, 2012, Paladin invested $18,332 compared to $120,118 for the years ended December 31, 2011. Paladin invested $42,358 towards the acquisition of a subsidiary and $4,000 in a secured debenture with a strategic partner, repaid loans and other balances payable of $995, invested $1,453 in the acquisition of property, plant and equipment and invested $1,111 in acquisition of intangible assets. These cash outflows from investing activities were partially offset by $19,960 net of cash flows invested in same upon maturity of marketable securities, $3,319 in form of dividends from an associate, $1,466 from disposal of intangible assets, $6,620 from the disposal of financial assets and $220 from the disposal of property plant and equipment.

During 2011, Paladin invested $123,245 in marketable securities net of cash flows generated from maturing marketable securities, acquired pharmaceutical product licenses and rights for $7,617, invested $2,936 in an associate, acquired a subsidiary, net of cash included as part of the acquisition, for $1,109, partially offset by the disposal of financial assets for $12,246 net of purchases and dividends received from an associate of $2,871.

Cash flows used in financing activities were $5,079 compared to cash flows generated in financing activities of $27,930 for the years ended December 31, 2012 and December 31, 2011 respectively. During the year ended December 31, 2012, Paladin used $2,278 to repurchase 58,716 of its own common shares under the terms of its normal course issuer bid, paid $3,366 for the settlement of the Labopharm finance lease, repaid $500 related to the Labopharm finance lease obligations and repaid $1,766 of long term liabilities. The cash outflows from financing activities were partially offset by $1,478 from share option exercises and the issuance of common shares under the share purchase plan for cash and increased a bank overdraft by $1,353.

During 2011, Paladin issued 1,150,000 common shares through a bought deal share offering at a price of $35.00 per common share for net proceeds of $38,607. In addition, Paladin received $3,311 from stock option exercises and the issuance of common shares under the employee share purchase plan for cash. Moreover, during the year Paladin made a payment of $13,241 related to debt previously carried by Labopharm and used $580 to repurchase 16,704 of its own common shares under the terms of its normal course issuer bid.

INVESTMENT IN ASSOCIATES

On March 16, 2010, Paladin entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. Paladin paid $18,861 including a non-interest bearing loan of $2,879 (ZAR 21,000). In addition, Paladin committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, Paladin had the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR. Refer to Note 5 of the annual audited consolidated financial statements for additional information.

On March 1, 2011, Paladin entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased Paladin ownership from 34.99% to 44.99% effective March 1, 2011. Paladin paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represented an investment subject to significant influence which was accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments are made to include Paladin’s share of Pharmaplan’s net income. Paladin’s share of net income is adjusted to reflect the amortization of the fair value adjustments related to Paladin’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

Paladin is presenting selected financial information derived from Pharmaplan’s IFRS compliant unaudited financial statements for information purposes.

Pharmaplan’s statement of income data

	For the Period from January 1 to July 1, 2012 $	Year Ended December 31, 2011 $
Revenues	24,411	46,346
Cost of sales	12,515	22,524

Gross income	11,896	23,822
Earnings before under-noted items	5,711	13,563
Interest, depreciation and income taxes	1,948	4,361

Net income for the period	3,763	9,202

On July 2, 2012, in conjunction with the Litha acquisition further discussed in Note 5 of annual audited consolidated financial statements, Paladin acquired the 55.01% interest it did not own in Pharmaplan and in accordance with IFRS revalued and eliminated its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

Paladin, as part of the Litha acquisition further discussed in Note 5 of annual audited consolidated financial statements, acquired a 30% equity interest and has significant influence in Firefly, a private real estate property management company responsible for managing the property on which Litha’s headquarters are located.

	Year Ended December 31, 2012 $	Year Ended December 31, 2011 $
Carrying values, beginning of year	20,850	15,739
Additions in the year	607	5,975
Eliminations in the year	(18,480)	—
Share of net income for the year before adjustments	1,918	4,018
Adjustments to net income:
Amortization of fair value adjustments	(886)	(1,764)
Taxation	(33)	(498)

Share of net income for the year	999	1,756
Foreign exchange translation adjustments	(31)	—
Share of dividends received in the year	(3,319)	(2,620)

Carrying values, end of year	626	20,850

INTEREST IN A JOINT VENTURE

As part of the acquisition of Litha, Paladin acquired a 52.5% interest in Biovac on July 2, 2012—refer to Note 5 of annual audited financial statements for additional details. Biovac is a jointly controlled entity with the Government of South Africa, involved in the production and commercialization of vaccines in South Africa and SADC. The interest in the joint venture is accounted for using the equity method of accounting. The joint venture is initially recorded at fair value and adjustments are made to include Paladin share of Biovac’s net income. Paladin share of net income (loss) from the joint venture is adjusted to reflect the amortization of the fair value adjustments related to Paladin share of the net identifiable assets of Biovac acquired and their tax impact.

For the Period from July 2 to December 31, 2012 $
Carrying value, July 2, 2012	32,882
Share of net loss for the period before adjustments	(328)
Adjustments to net loss:
Amortization of fair value adjustments	(551)
Taxation	154

Share of net loss from the joint venture for the period	(725)
Foreign exchange translation adjustments	(1,681)

Carrying value, December 31, 2012	30,476

Paladin is presenting selected financial information derived from Biovac’s unaudited financial statements:

Biovac’s statement of income data	For the Period from July 2 to December 31, 2012 $
Revenues	59,130
Loss before under-noted items	(307)

Interest, depreciation and income taxes	(318)
Net income	(625)

Biovac’s balance sheet data	2012 $
Current assets	73,882
Long-term assets	30,016

Total Assets	103,898
Current liabilities	13,409
Long-term liabilities	81,766

Total Liabilities	95,175

Paladin’s share of the joint venture’s minimum capital investment commitments as at December 31, 2012 is $4,062, including ZAR13,965, €1,691 and £128. These commitments end in 2013.

SIGNIFICANT TRANSACTIONS AND BUSINESS COMBINATIONS

Pharmaplan / Litha acquisition

On February 21, 2012, Paladin entered into a strategic partnership whereby it agreed to accelerate the purchase of the remaining 55.01% interest in Pharmaplan it did not own at that date and to merge the Pharmaplan business with the pharma division of Litha, a publicly listed diversified healthcare company on the Johannesburg Stock Exchange, with headquarters in Johannesburg, South Africa, which is referred to in this proxy statement/prospectus as the “combined transactions.” On July 2, 2012, Paladin acquired the 55.01% interest in Pharmaplan for cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. Litha subsequently acquired 100% of the share capital of Pharmaplan from Paladin in exchange for cash of $15,450 (ZAR 125,000) and the issuance of 169,090,909 Litha common shares at $0.3399 (ZAR2.75) per share. Paladin further acquired an additional 73,083,214 shares of Litha from third parties at $0.3399 (ZAR2.75) per share for a total net consideration of $24,943 (ZAR200,802). Upon the closing of these transactions Paladin owns 242,174,122 common shares of Litha, representing a 44.54% interest in Litha making it Litha’s single largest shareholder. The Combined Transactions described above in conjunction with certain shareholder agreements for 13.42% of Litha’s outstanding common shares give Paladin control over more than half of the voting rights of Litha and, therefore, Paladin has included Litha within its consolidated financial statements as of July 2, 2012, the effective date of acquisition.

Prior to the Combined Transactions, Paladin held a 44.99% interest in Pharmaplan (Note 12 of the annual audited consolidated financial statements) and considered it an equity investment recorded at a value of $18,480 under “Investment in an associate” on the consolidated balance sheet. In conjunction with Paladin’s acquisition of the remaining 55.01% interest in Pharmaplan, Paladin, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The consideration given for the Litha acquisition described above is comprised of the following:

$
Cash	47,643
Common shares of Paladin	4,000
44.99% interest in Pharmaplan	30,774

Total consideration given	82,417

The preliminary fair value allocation of the Litha purchase price as at the date of acquisition was:

$
Cash and cash equivalents	5,285
Trade and other receivables	23,661
Inventories	20,340
Income tax receivable	3,289

Current assets	52,575
Investment in an associate	607
Investment in a joint venture	27,950
Loans receivable from a joint venture	9,928
Deferred income tax assets	2,204
Property, plant and equipment	9,578
Intangible assets	104,600
Other non-current assets	410

Total assets	207,852

Bank overdraft	(6,010)
Payables, accruals and provisions	(18,073)
Finance lease liability	(790)
Income tax payable	(2,180)
Current portion of long-term liabilities	(3,771)

Current liabilities	(30,824)
Finance lease liability	(7,108)
Deferred tax liability	(27,441)
Loans from joint venture	(1,159)
Long-term liabilities	(29,891)

Total liabilities	(96,423)

Net assets	111,429
Non-controlling interests	(67,164)

Net assets net of non-controlling interests	44,265
Goodwill on acquisition	38,152

Net consideration paid and given in kind to Litha	82,417

Paladin elected to measure the non-controlling interest in Litha using the proportionate share of its interest in Litha’s identifiable net assets as per applicable IFRS guidelines and consists of $61,799 representing 55.46% of the acquired net assets of $111,429 and $5,365 representing the fair value of Litha share options at acquisition date.

The fair value of the trade and other receivables amounts to $23,661. The gross amount of trade and other receivables is $24,127. None of the trade receivables have been impaired and it is expected that the full contractual amounts can be collected.

The cash and cash equivalents, bank overdraft, trade and other receivables, inventories, loans receivable from a joint venture, finance lease liability and long-term liabilities balances are considered final assessments of their respective fair values for purposes of the purchase price equation. Paladin is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2013.

The goodwill of $38,152 represents the excess of net consideration paid and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example the assembled workforce, increased market presence, expected synergies and other benefits arising from the acquisition. The goodwill is provisionally allocated to the Litha reporting segment. Paladin is in the process of finalizing the allocation of the goodwill to stand-alone CGUs within Litha. None of the goodwill recognized is expected to be deductible for income tax purposes.

During the period from July 2, 2012 to December 31, 2012 the Litha division recorded revenues of $56,327 (ZAR480,260) and a net loss of $2,710 (ZAR24,682) after net fair value adjustments on acquisition. The available financial information in view of several acquisitions and the deconsolidation of a major subsidiary during the year ended December 31, 2012 does not allow for meaningful and accurate disclosure of pro-forma the Litha division revenues and net income (loss) had Paladin concluded this acquisition at the beginning of the year.

Labopharm acquisition

On October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm (TSX: DDS) at a price of $0.2857 per share in cash, for a total cash consideration of $20,448, and the settlement of a loan receivable of $9,712 for a total purchase price of $30,160. Labopharm was an international specialty pharmaceutical corporation focused on improving and out-licensing existing drugs by incorporating its proprietary and advanced controlled-release technologies.

The acquisition was accounted for using the acquisition method of accounting and the results of Labopharm’s operations are included in Paladin’s consolidated financial statements from October 7, 2011, the effective date of acquisition. The purchase price was allocated as follows:

$
Cash and cash equivalents	19,339
Trade and other receivables	3,467
Inventories	2,058
Investments tax credits receivable	1,965
Other current assets	328

Current assets	27,157
Investment tax credits recoverable	9,789
Deferred tax assets	15,959
Property, plant and equipment and finance lease asset	3,996
Intangible assets	19,997

Total assets	76,898

Payables, accruals and provisions	(5,749)
Deferred revenue	(1,453)
Loans payable	(13,227)
Finance lease liability	(984)

Current liabilities	(21,413)
Deferred revenue	(2,338)
Finance lease liability	(5,917)

Total liabilities	(29,668)

Net assets acquired	47,230
Consideration paid	(20,448)
Settlement of loan receivable	(9,712)

Purchase gain on business combination	17,070

The excess of the net assets acquired over the purchase price represents a purchase gain and immediately following the acquisition, in accordance with appropriate accounting standards, Paladin initiated a restructuring plan with respect to the Labopharm operating activities. The following unusual expenses and provisions were taken at this time in conjunction with the restructuring plan and have been included in “Restructuring, shutdown and other costs” on the consolidated statement of income.

$
Purchase gain on business combination	17,070
Restructuring costs	(4,135)
Shutdown and other costs	(4,660)

Total costs	(8,795)

Net gain on business combination	8,275

The majority of the shutdown and other costs relate to the write down of a finance lease building of $3,946, which Paladin had acquired as part of the Labopharm acquisition, further discussed in Note 16 of the annual audited consolidated financial statements. In addition, the shutdown and other costs include $350 contractual and transition related costs.

During the period from October 7, 2011 to December 31, 2011 Labopharm recorded revenues of $2,630 and a net loss of $8,186 primarily due to the one-time impact of the restructuring, shutdown and other costs.

Prostrakan Facility

On January 11, 2011, Paladin invested $77,232 (£50,000) in Prostrakan through the acquisition by way of assignment of Prostrakan’s existing secured debt facility with the addition of certain conversion rights. The secured facility was amended and provided by Paladin in CAD at a rate of interest of 10.5%. The amended Prostrakan facility was repayable in full at the end of three years and Paladin had the option to convert the outstanding principal debt into new Prostrakan ordinary shares at any point after the initial nine months of the term of the amended agreement. In the event of a change in control of Prostrakan during this same initial time period, along with Paladin consenting to early redemption, Paladin was entitled to receive a payment equivalent to the balance of interest for the first year of the loan together with a break fee of $3,089 (£2,000). The strike price for the conversion rights was set at £1.10 per share, a 24% premium to the closing price of Prostrakan’s common shares on December 14, 2010.

According to financial instruments accounting standards, the Prostrakan facility was initially recognized at its respective fair value through the bifurcation of the conversion option and early redemption option which were classified and subsequently re-measured as derivative assets. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk and a 25% likelihood of conversion, using the following assumptions, as at January 11, 2011: volatility factor: 59.43%, risk free interest rate: 2.01% and time to expiry: 3 years. The fair value of the early redemption option, as at January 11, 2011, was obtained using a probability factor of 75% and a discount factor of 20.8%. The allocated loan portion of the Prostrakan facility was classified as “Loans and receivables” and recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest rate method at a rate of 20.8% per year.

On February 21, 2011, in connection with the proposed acquisition of Prostrakan by KHK, Paladin consented to the repayment of its Prostrakan facility subject to closing of the acquisition. On March 31, 2011, pursuant to the approval of the acquisition of Prostrakan by KHK, the conversion option was deemed to have a fair value of $nil and the early redemption option was re-measured using a probability factor of 100%.

On May 17, 2011, Paladin received gross proceeds of $86,432 representing the aggregate of: the principal of the Prostrakan facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the outstanding balance of interest payable for the first year of $5,333, resulting in a gain on early redemption of $8,422. Paladin has recorded interest accretion of $1,004 for the year ended December 31, 2011. Both the gain on redemption and the interest accretion are included in “Other finance income” on the consolidated statement of income. Moreover, Paladin retained the rights to the products it had previously been licensed in connection with the agreement.

Afexa Offer

On August 10, 2011, Paladin issued a take-over bid circular making an offer to purchase, which is referred to in this proxy statement/prospectus as the “Offer,” on the terms and subject to the conditions of the Offer, any and all of the issued and outstanding common shares, which is referred to in this proxy statement/prospectus as the “Afexa common shares,” of Afexa Life Sciences Inc., which is referred to in this proxy statement/prospectus as “Afexa,” together with any associated rights, which are referred to in this proxy statement/prospectus as the “SRP Rights,” issued under the Shareholder Rights Plan of Afexa, which included Afexa common shares that might have become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Afexa’s Stock Option Plan together with their associated SRP Rights. Under the terms of the Offer, Afexa Shareholders had an alternative to either receive $0.55 in cash, which is referred to in this proxy statement/prospectus as the “Cash Alternative” or 0.013 Paladin common shares, which is referred to in this proxy statement/prospectus as the “Share Alternative.”

On August 30, 2011, Valeant Pharmaceuticals International Inc. (NYSE/TSX: VRX), which is referred to in this proxy statement/prospectus as “Valeant,” through a subsidiary, made a competing offer to acquire the issued and outstanding common shares of Afexa for $0.71 per share. Following this offer, on September 26, 2011, Paladin increased its Offer, which is referred to in this proxy statement/prospectus as “Enhanced Offer” to acquire any and all of the issued and outstanding common shares of Afexa to $0.81 per share. On September 30, 2011 Valeant further announced it had increased its bid to $0.85 per share. On October 3, 2011, Paladin announced that it would not take up any shares under its Enhanced Offer to acquire any and all of the issued and outstanding common shares of Afexa due to the non-fulfillment of a condition to Paladin’s Offer. In addition, on October 17, 2011, Paladin tendered its shares in Afexa to Valeant for a gain on disposition of $5,081 included in “Other finance income” on the consolidated statement of income.

RELATED PARTY TRANSACTIONS

Joddes

Joddes Limited, a private Canadian corporation, together with its affiliates control in aggregate approximately 34% of the outstanding shares of Paladin as at December 31, 2012, and one director of Paladin, Paladin’s President and CEO, is related to this group.

Paladin engages a wholly-owned subsidiary of Joddes Limited to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of Paladin. The logistics services agreement is for a period of 5 years ending in 2018 with options to renew extending the term to 2020 and beyond. This variable rate logistic services agreement invoices costs per product line depending on product-specific characteristics and contains no fixed minimum components. Either party may terminate this agreement with a twelve month notice period. Paladin also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, Paladin leases its office facilities from another wholly-owned subsidiary of Joddes Limited. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $289 as at December 31, 2012 and is included in the purchase and service based commitments in Note 31 of the annual audited consolidated financial statements.

Paladin has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes Limited for certain legacy and over-the-counter products. The terms of these arrangements vary whereby Paladin may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales or as a percentage of a defined product contribution.

The table below reflects all transactions and services with Joddes Limited carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes Limited:

	Years Ended December 31,
	2012 $	2011 $
Revenues	617	2,651
Purchases	11,069	11,114
Selling, general and administrative	7,881	8,552
Research and development	671	730

As at December 31, 2012, Paladin has a balance payable to a wholly-owned subsidiary of Joddes Limited, included in Payables, accruals and provisions on the consolidated balance sheet, of $1,582 (December 31, 2011: $1,087).

Pharmaplan

At July 1, 2012, Paladin owned a 44.99% interest in the common shares of Pharmaplan and considered this investment a related party. On July 2, 2012, Paladin acquired the 55.01% interest in Pharmaplan which it did not own for a cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. In conjunction with the acquisition of the remaining 55.01% interest in Pharmaplan, Paladin, in accordance with IFRS, revalued its investment in Pharmaplan at $30,774 and recorded a gain of $12,294 under “Gain on revaluation of equity investment” in the consolidated statement of income.

During the year ended December 31, 2012, Pharmaplan declared and paid dividends of ZAR60,000, Paladin’s share was ZAR26,994 or $3,319. During the year ended December 31, 2011, Pharmaplan declared and paid dividends of ZAR45,000, Paladin’s share was ZAR20,246 or $2,620.

On March 1, 2011, Paladin had entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan. Paladin paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879.

Litha related entities

During the six months ended December 31, 2012, the Litha division invoiced Biovac, a related joint venture, logistics fees of $2,006 (ZAR17,115) which are included in the consolidated statement of income under revenues and the corresponding costs under share of net loss from a joint venture. In addition, during the same period, the Litha division has paid rental fees of $344 (ZAR2,937) to an associate. In addition, the Litha division paid underwriting fees of $586 (ZAR5,000) to one of its significant shareholders.

All transactions with related parties, except for the Pharmaplan strategic partnership transaction described above, are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing.

The following table presents the principal subsidiaries and joint venture of Paladin as at December 31, 2012.

Name	Country of registration	%	Nature of business
Principal subsidiaries
Labopharm Europe Ltd.	Ireland	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (Barbados) Inc.	Barbados	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (USA) Inc.	USA	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products in the United States
Litha Healthcare Group Ltd.	South Africa	44.54	Search, acquire, commercialize specialty pharmaceutical and medical products in South Africa and sub-Saharan African region
Pharmaplan (Pty) Ltd.	South Africa	44.54	Search, acquire, commercialize specialty pharmaceutical products in South Africa and sub-Saharan African region
Litha Medical (Pty) Ltd.	South Africa	44.54	Search, acquire, commercialize specialty medical devices and complementary products in South Africa and sub-Saharan African region
Joint venture
The Biologicals and Vaccines Institute of Southern Africa (Pty) Limited	South Africa	52.5(i)	Planned manufacturing of vaccines and the distribution of vaccines in South Africa and SADC region

(i)	Paladin has an ownership interest of 44.54% in Litha which has an ownership interest of 85% in the Biovac Consortium which has an ownership interest of 52.5% in Biovac

QUARTERLY INFORMATION (UNAUDITED)

(In thousands of Canadian dollars except per share information)

	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	F2012	F2012	F2012	F2012	F2011	F2011	F2011	F2011
Revenues	67,608	66,899	37,136	38,557	37,083	36,660	35,971	31,752
Adjusted EBITDA	24,022	22,723	17,225	18,073	13,952	18,115	18,290	17,355
Net income before income taxes	15,378	30,519	14,991	15,367	16,468	13,373	22,475	11,949
Net income	11,420	24,735	10,878	11,322	15,772	9,496	16,783	8,100
Net income attributable to shareholders of Paladin	12,834	24,872	10,878	11,322	15,772	9,496	16,783	8,100
Earnings per share	$0.63	$1.21	$0.54	$0.56	$0.78	$0.47	$0.83	$0.42
Diluted earnings per share	$0.61	$1.19	$0.52	$0.54	$0.76	$0.46	$0.80	$0.40

Paladin is presenting selected financial information derived from Paladin Canada’s unaudited financial statements and Litha’s IFRS compliant unaudited financial statements in ZAR converted in Canadian dollars for information purposes.

	Paladin Canada	The Litha Division	Total	Paladin Canada	The Litha Division	Total
	Q4 2012 $	Q4 2012 $	Q4 2012 $	Q3 2012 $	Q3 2012 $	Q3 2012 $
Revenues	40,509	27,099	67,608	37,671	29,228	66,899
Cost of sales	12,023	16,365	28,388	10,920	16,333	27,253

Gross Income	28,486	10,734	39,220	26,751	12,895	39,646
Adjusted EBITDA	21,833	2,189	24,022	19,390	3,333	22,723
Net income (loss) before income taxes	18,742	(3,364)	15,378	30,379	140	30,519
Net income (loss)	13,973	(2,553)	11,420	24,892	(157)	24,735
Net income (loss) attributable to shareholders of Paladin	13,973	(1,139)	12,834	24,892	(20)	24,872

FOURTH QUARTER ANALYSIS

Revenues

For the three-month period ended December 31, 2012, Paladin recorded revenues of $67,608 compared to $37,083 in the fourth quarter of 2011, a 82% year over year increase. The consolidation of Litha’s financial results accounted for $27,099 of incremental revenues for the three month period ended December 31, 2012.

Paladin Canada Revenues

Paladin Canada recorded revenues of $40,509 during the quarter ended December 31, 2012 compared to $37,083 in the fourth quarter of 2011, a 9% year over year increase. The increase in revenues for the quarter ended December 31, 2012 is mostly attributable to the sales growth of certain significant promoted products, including Trelstar®, Testim®, Metadol®, Abstral® and Digifab® which combined increased by 13% compared to the quarter ended December 31, 2011.

Product revenues highlights for Paladin’s most significant promoted products using IMS Canada sales data(ii) for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011 are as follows:

	Three-month Period Ended December 31,
Promoted Products	Sales Data per IMS Canada in 2012(ii) $	Change vs. 2011%
Tridural®	3,003	0%
Trelstar®	2,106	15%
Testim®	1,426	22%
Metadol®	2,953	5%
Abstral®(i)	329	262%
Plan B®	2,238	(11%)
Digifab®(i)	976	1,221%
Glucagen®	210	(8%)
Urocit®-K	67	75%
Total	13,308	13%

(i)	Products launched during 2011
(ii)	Paladin has chosen not to disclose product by product revenue information for competitive reasons, however, the table above does include detailed IMS Canada sales data, essentially end-user pharmacy purchase volume data, to allow the reader to better understand revenue changes from period to period on certain significant products. It is important that readers of this sales data note that IMS Canada sales data may not necessarily correspond to Paladin’s recording of revenue in accordance with IFRS.

The Litha Division Revenues

Revenues for the three-month period ended December 31, 2012 were $27,099. Revenues by division are as follows: $15,435 from Litha Pharma; $8,966 from Litha Medical; and $2,698 from Litha Biotech excluding the joint venture in Biovac which is accounted for separately under “Share of net loss from a joint venture” in the annual audited consolidated statements of income.

Gross Income

For the three-month period ended December 31, 2012, Paladin recorded gross income of $39,220 compared with $25,540 for the same period ended December 31, 2011. The gross income, as a percentage of revenues, decreased 11% percentage points to 58% for the three-month period ended December 31, 2012 from 69% for the same period last year. The decrease in the gross income as a percentage of revenue is attributable to the consolidation of the Litha division results which have a lower gross income margin than Paladin Canada.

Paladin Canada gross income

Total gross income increased $2,946 or 12% to $28,486 for the three-month period ended December 31, 2012 from $25,540 for the same quarter last year. Gross income, as a percentage of revenues, increased by 1% percentage point to 70% for the quarter ended December 31, 2012 from 69% for the same period last year. The increase in gross income as a percentage of revenues is mainly the result of favourable foreign exchange variances on certain product costs and the effect of the sales mix of products.

The Litha division gross income

Total gross income of the Litha division was $10,734 for the three-month period ended December 31, 2012. Gross income, as a percentage of revenues, was 40% for the quarter ended December 31, 2012. The total gross income is made up of $6,832 from Litha’s Pharma, $3,388 from Litha Medical and $514 from Litha Biotech, excluding the joint venture in Biovac which is accounted for separately under “Share of net loss from a joint venture” in the annual audited consolidated statements of income. Gross income as a percentage of revenues by division is as follows: Litha Pharma 44%; Litha Medical 38%; and, Litha Biotech 19%.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $6,459 or 71% to $15,508 for the quarter ended December 31, 2012 from $9,049 for the same quarter ended last year. The increase in selling, general and administrative expense is attributable to the consolidation of the Litha division’s results for the quarter ended December 31, 2012. Selling general and administrative expense, as percentage of revenues, decreased to 23% for the quarter ended December 31, 2012 from 24% for the same period last year.

Paladin Canada Selling, General and Administrative Expense

Selling, general and administrative expense decreased $2,215 or 24% to $6,834 for the three-month period ended December 31, 2012 from $9,049 for the same period last year. Selling, general and administrative expense, as a percentage of revenues, decreased to 17% for the quarter ended December 31, 2012 compared to 24% for the same quarter last year. The decrease in selling, marketing and administrative expenses for the quarter ended December 31, 2012 compared to the same period last year is mainly the result decreased business development costs including professional, legal and securities fees related to corporate development activities, as well as a decrease in transitory overhead costs related to the Labopharm acquisition. The promotional activities driving selling and marketing costs primarily relate to Paladin Canada’s continued promotional activities for Tridural®, Trelstar®, Testim®, Metadol® Plan B®, and the launch costs related to Abstral® and Oralair®.

The Litha Division Selling, General and Administrative Expense

Total selling, general and administrative expense of the Litha division was $8,674 for the three months ended December 31, 2012. Selling, general and administrative expense, as a percentage of revenues, was 32% for the quarter ended December 31, 2012.

Research and Development Expense

Research and development expense decreased $1,815 or 50% to $1,813 for the quarter ended December 31, 2012 from $3,628 for the same quarter ended last year. The decrease in research and development expenses is mainly due to reduction of Labopharm related expenses as well as partnering of certain research and development projects and research-based product license payments during the quarter ended December 31, 2011 not incurred in the current quarter. The decrease in research and development expense is partially offset by $148 incurred by Litha for the quarter ended December 31, 2012.

Interest Income

Interest income increased $1,034 to $2,123 for the quarter ended December 31, 2012 from $1,089 for the same quarter ended last year. The increase for the quarter ended December 31, 2012 is primarily the result of increase in interest income from strategic partners and Paladin holding higher than average daily cash and marketable securities balances and earning a higher effective rate of return over the quarter ended December 31, 2012 compared to the same quarter last year.

Amortization of Intangible Assets

Amortization expense decreased $603 to $5,565 for the quarter ended December 31, 2012 from $6,168 for the same quarter ended last year. The decrease in the amortization expense is the result of certain intangible assets having reached full amortization during the three-month period ended December 31, 2012, partly offset by amortization related to the acquisition of intangible assets, mostly through the acquisition of Litha.

Income Tax

Income tax expense increased $3,262 to $3,958 for the quarter ended December 31, 2012 from $696 for the same quarter ended last year. For the quarter ended December 31, 2012, the effective tax rate was 26% compared to 4% for the quarter ended December 31, 2011. The increase in effective rate in the current quarter is principally due to the non-taxable gains net of impairment of financial assets included in net income in the same quarter ended last year. The non-taxable gains related the unusual gain recorded on the acquisition of Labopharm. Please refer to the “Significant transactions and business combinations” section above for further details.

Net income

As a result of the above, net income of Paladin was $11,420 in the fourth quarter of 2012 compared to $15,772 in the fourth quarter of 2011.

Net income attributable to shareholders of Paladin

As a result of the above, net income attributable to shareholders of Paladin was $12,834 or $0.61 per fully diluted share in the fourth quarter of 2012 compared to $15,772 or $0.76 per fully diluted share in the fourth quarter of 2011.

Cash flows

In relation to the results described above, the cash impact for the quarter ended December 31, 2012 was as follows: cash flows from operating activities were $22,997, cash flows from investing activities were $5,620, cash flows used in financing activities were $469 and the positive impact of the foreign exchange rate change on cash and cash equivalents was $12, for a total net cash-inflow of $28,160 for the quarter ended December 31, 2012.

SEGMENT INFORMATION

Paladin, prior to the Litha acquisition effective July 2, 2012, had one reportable segment, namely the research and, development, in-licensing, acquisition, marketing and distribution of pharmaceutical products in Canada and internationally. In accordance with IFRS, the Litha acquisition represents a significant financially distinct component of Paladin’s operations whose operating results are regularly reviewed by Paladin’s Chief Executive Officer in making decisions about resources to be allocated to the segment and in assessing its performance. For internal management reporting purposes, Paladin is now structured and presents its financial information in two separate operating segments as follows:

1.	Paladin Canada: focused on the in-licensing, acquisition, marketing, distribution and development of pharmaceutical products in Canada and internationally (excluding the South African and SADC market which is part of the Litha division segment below). The Paladin Canada group carries out business mainly in Canada with certain operating revenue streams in Europe, Barbados, United States, Australia and New Zealand. Substantially all of the Paladin group tangible assets are located in Canada. In addition, the operating segment earns interest income from the investment of its excess cash.

2.	The Litha Division: focused on in-licensing, acquisition, marketing, distribution, assembly and research and development of medical devices and consumables as well as in-licensing, distribution and establishing manufacturing capacity in the biotechnology area of vaccines South Africa and the SADC region.

No other operating segments have been aggregated to form the above reportable operating segments. Management monitors the operating results of its segments separately for the purpose of making decisions about resource allocation and performance assessments. Segment performance is evaluated based on revenue growth, Adjusted EBITDA, earnings before under-noted items and net income (loss) and is measured consistently with revenue growth, earnings before undernoted items and net income (loss) in the annual audited consolidated financial statements.

Year Ended December 31, 2012	Paladin Canada $	The Litha Division $	Consolidated $
Revenues from external customers	153,873	56,327	210,200
Segment net income (loss)	61,065	(2,710)	58,355

Cash flows from operating activities	68,048	1,555	69,603
Cash flows from investing activities	(22,705)	4,373	(18,332)
Cash flows from financing activities	(4,666)	(413)	(5,079)

Segment assets	Paladin Canada $	The Litha Division $	Consolidated $
December 31, 2012	437,280	167,237	604,517
December 31, 2011	397,913	—	397,913

Segment liabilities
December 31, 2012	61,003	92,999	154,002
December 31, 2011	75,187	—	75,187

Investment in associates
December 31, 2012	—	626	626
December 31, 2011	20,850	—	20,850

Investment in a joint venture
December 31, 2012	—	30,476	30,476
December 31, 2011	—	—	—

There are no significant inter-segment operating transactions and adjustments.

Revenues by geographic region are detailed as follows:

	Years Ended December 31,
	2012 $	2011 $
Canada	142,940	133,376
Rest of the world excluding Canada and Africa	10,933	8,090

Canada and rest of world excluding Africa	153,873	141,466
Africa	56,327	—

	210,200	141,466

Long-term assets by geographic region are comprised of intangible assets, goodwill, investment in a joint venture, property, plant and equipment and investment in associates, detailed as follows:

	2012 $	2011 $
Canada	14,243	21,014
Rest of the world excluding Canada and Africa	4,271	6,713

Canada and rest of the world excluding Africa	18,514	27,727
Africa	171,369	20,850

	189,883	48,577

OFF BALANCE SHEET ARRANGEMENTS

Paladin’s off balance sheet arrangements consist of contractual obligations and agreements for development, sales, marketing and distribution rights to innovative drug products. The effect of terminating these arrangements under normal operating circumstances consists of an effective transition of the remaining responsibilities and obligations to the licensor under agreed upon time frames and conditions. Please refer to this section below or Note 32 of Paladin’s annual audited consolidated financial statements for additional details. Other than these contractual obligations and commitments, Paladin does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on Paladin’s financial condition, changes in revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Paladin does not issue guarantees contemplated by the applicable IFRS standards.

FINANCIAL INSTRUMENTS

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates (refer to section “Foreign exchange risk” for risks related to forward contract instruments).

MANAGEMENT OF CAPITAL

Paladin’s objectives when managing capital are to safeguard Paladin’s ability to continue as a going concern in order to provide returns for shareholders and to maintain a flexible capital structure which optimizes the cost of capital at acceptable risk.

Paladin’s capital structure is composed of equity attributable to the shareholders of Paladin. The basis for Paladin’s capital structure is dependent on Paladin’s expected growth and changes in the business environment. Paladin manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, Paladin may attempt to issue new common shares, issue debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents, marketable securities, loans receivable from a joint venture, financial assets, bank overdraft and long-term liabilities. The details of Paladin’s normal course issuer bids are disclosed in Note 23 of the annual audited consolidated financial statements.

Paladin expects that its current capital resources will be sufficient to carry on its operations for the foreseeable future and is not subject to any capital requirements imposed by a regulator or third parties other than certain covenants under the term of certain of its long-term liabilities and bank overdraft agreements. Paladin is in compliance with these covenants and monitors them on an ongoing basis.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Paladin considers its maximum credit risk to be $42,520 (December 31, 2011: $26,231) which is the total of the following financial assets: trade and other receivables, loans and other receivables and derivatives. Paladin’s cash, cash equivalents, marketable securities, short-term and long-term investments are held through various financial institutions. Marketable securities are mainly investments in liquid, high-grade investment securities. They are subject to minimal risk of changes in value and generally have an original maturity from three months to eighteen months from the date of purchase.

Paladin is exposed to credit risk from its customers and continually monitors its customers’ credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. In line with other pharmaceutical companies, Paladin sells its products through a small number of wholesalers and retail pharmacy chains in addition to hospitals, pharmacies, physicians and other groups. For the year ended December 31, 2012, two customers of Paladin, a major wholesale distributor and a major retail chain, represented 24% and 11% of revenues, respectively (December 31, 2011: 30% and 15%). As at December 31, 2012, two customers of the Paladin, a major wholesale distributor and a major retail chain, represented in aggregate 17% of trade and other receivables (December 31, 2011: 14% and 21%). These above concentrations on Paladin’s customers are considered normal for Paladin and its industry.

The marketable securities balance, further discussed in Note 7 of the annual audited consolidated financial statements, is invested within four large Canadian and one large US financial institutions (December 31, 2011: four large Canadian and one large US financial institutions), comprised of three investments in discount notes (December 31, 2011: nine), forty-six guaranteed investment certificate investments (December 31, 2011: twenty-nine), eight investments in commercial paper (December 31, 2011: eight), one investment in corporate bonds (December 31, 2011: one) and one investment in a bond guaranteed by a Provincial government (December 31, 2011: three).

An additional source of credit risk for Paladin arises from its strategic investments in third-parties with whom it has strategic commercial relationships. In connection with license arrangements with third parties, as at December 31, 2012, Paladin has a net investment of $3,760 through secured debentures of which one is convertible into common shares of the investment companies. In addition, Paladin has a net investment of $11,661 representing loans to a joint venture. Paladin continuously monitors the risks associated with these amounts.

LIQUIDITY RISK

All financial liabilities with the exception of the long-term portion of the long-term liabilities are current. Paladin generates sufficient cash from operating activities to fund its operations and fulfill its obligations as they become due. Paladin has sufficient funds available through its cash, cash equivalents and marketable securities, should its cash requirements exceed cash generated from operations to cover all financial liability obligations. As at December 31, 2012, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as set out in Note 32 of the annual audited consolidated financial statements and the restricted cash balance (Note 6 of the annual audited consolidated financial statements) relating to the acquisition of Litha.

The following table is a maturity analysis for Paladin’s financial liabilities with maturities that are greater than one year at December 31, 2012 for each of the next five years and thereafter based on contractual undiscounted payments.

	2013 $	2014 $	2015 $	2016 $	2017 $	Thereafter $	Total $
Long-term liabilities	4,706	6,302	5,089	4,086	2,197	8,780	31,160
Interest payable on long-term liabilities	1,544	1,629	745	336	77	5,048	9,379

Total	6,250	7,931	5,834	4,422	2,274	13,828	40,539

FOREIGN EXCHANGE RISK

Paladin, with the exception of the Litha Division discussed separately below, principally operates within Canada in Canadian dollars, however, a portion of Paladin’s revenues, expenses, and current assets and liabilities, are predominantly denominated in ZAR, USD and EURO. This results in financial risk due to fluctuations in the value of the ZAR, USD and EURO relative to CAD. Paladin has significant monetary assets and liabilities denominated in ZAR, USD and EURO that are required to be revalued in CAD at each period end.

The following forward exchange contracts to ZAR remain outstanding as at December 31, 2012, with maturity dates between January 1, 2013 to August 26, 2013:

Instrument currency	Notional Amount of Contracts Outstanding	Forward Exchange Rate
USD	20,829	7.97 to 9.35
EURO	7,955	10.89 to 11.89
GBP	3,351	13.95 to 14.90

The above forward exchange contracts have an estimated fair value of $1,200 as at December 31, 2012 and are presented under “Payables, accruals and provisions” on the consolidated balance sheet. With the exception of the forward contracts described above relating to Litha, Paladin does not actively use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk. Fluctuations in foreign exchange rates could cause unanticipated fluctuations in Paladin’s operating results, financial position or cash flows. The significant balances in foreign currencies are as follows:

	2012			2011
	USD	EURO	ZAR	USD	EURO	ZAR
	$	$	$	$	$	$
Cash and cash equivalents	1,820	6,690	136,662	1,907	2,699	26,884
Trade and other receivables	272	1,182	169,256	784	2,091	—
Payables, accruals and provisions	(7,705)	(1,584)	(100,409)	(3,460)	(1,635)	—

These three currencies are the major currencies in which Paladin’s financial instruments are denominated. Paladin has considered movements in these currencies over the last three years and has concluded that a 10% movement in rates is a reasonable benchmark. Based on the aforementioned net exposure as at December 31, 2012 and assuming that all other variables remain constant, a 10% movement in the CAD/USD, CAD/EURO and CAD/ZAR exchange rate would have an effect of $2,022 (December 31, 2011: $677) on net income and $656 (2011: $nil) on other comprehensive income.

Paladin’s investment in Litha is in ZAR and Litha’s functional currency is the ZAR while Paladin’s functional and reporting currency is the CAD. Litha’s net assets as of December 31, 2012 amount to ZAR1,232,727 and assuming that all other variables remain constant, a 10% movement in the CAD/ZAR exchange rate would have an effect of $14,448 on other comprehensive income of which $6,435 is attributable to Paladin’s shareholders and $8,013 to non-controlling interests.

INTEREST RATE RISK

Paladin is subject to interest rate risk on its cash, cash equivalents, marketable securities, bank overdraft and long term liabilities. Details regarding maturity dates and effective interest rates are described in Notes 6, 7 and 22 of the annual audited consolidated financial statements. Paladin does not believe that the results of operations or cash flows would be materially affected to any significant degree by a sudden change in market interest rates relative to interest rates on the investments, owing to the relatively short-term nature of the marketable securities and currently low market yields.

Paladin has considered movements in the interest rates over the last three years and has concluded that a 2% movement in interest rates is a reasonable benchmark. Paladin’s net exposure as at December 31, 2012 is $28,416, representing the balance of the bank overdraft and the long-term liabilities with variable interest rates. Assuming that all other variables remain constant, a 2% movement in the interest rates would have an effect of $568 (December 31, 2011: $nil) on net income.

EQUITY PRICE RISK

Equity price risk arises from changes in market prices of the available-for-sale equity securities. The carrying values of investments subject to equity price risk are, in almost all instances, based on quoted market prices as of the balance sheet dates with an estimated fair value of $628 at December 31, 2012 (December 31, 2011: $2,385). Paladin monitors its equity investments for impairment on a periodic basis. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Paladin manages the equity price risk through the use of strict investment policies approved by the Board of Directors. Reports on the equity portfolio are submitted to Paladin’s Investment Committee on a regular basis. Paladin’s Board of Directors reviews and approves all equity investment decisions.

A hypothetical 10% adverse change in the stock prices of Paladin’s available-for-sale equity securities would result in an approximate $63 other comprehensive income (loss) (December 31, 2011: $239). Paladin does not include in the analysis above investments which are subject to significant influence. The adverse change above does not reflect what could be considered the best or worst case scenarios. Indeed, results could be worse due both to the nature of equity markets and the concentrations existing in Paladin’s equity investment portfolio, in particular where there is less liquidity available as in the case of the small capitalization companies included in the available-for-sale equity securities.

COLLATERAL

Paladin, through its Litha subsidiary, has long-term liabilities with two parties to which Paladin has provided security in the form of guarantees, cession of trade debtors, inventories and loans from a joint venture, cession and pledge of all the shares in Biovac Institute and a notarial bond over property, plant and equipment in South Africa. In aggregate, as at December 31, 2012, Paladin has provided collateral in the aggregate amount of $81,542.

PAYMENT OF DIVIDENDS

Paladin has not paid dividends on its common shares and does not anticipate declaring any dividends in the near future. Paladin’s current policy is to retain earnings to finance the acquisition and development of new products and to reinvest in Paladin. Any future determination to pay dividends is at the discretion of Paladin’s Board of Directors and will depend on Paladin’s financial condition, results of operations, capital requirements and other such factors as the Board of Directors of Paladin deems relevant.

PRODUCT PRICING REGULATION ON CERTAIN PATENTED DRUG PRODUCTS

Certain patented drug products within Paladin’s portfolio of products are subject to product pricing regulation by the Patented Medicine Prices Review Board, which is referred to in this proxy statement/prospectus as “PMPRB.” The PMPRB’s objective is to ensure that prices of patented products in Canada are not excessive. For new patented products, the price in Canada is limited to either the cost of existing drugs sold in Canada or the median of prices for the same drug sold in other specified industrial countries. For existing patented products prices cannot increase by more than the Consumer Price Index. The PMPRB monitors compliance through a review of the average transaction price of each patented drug product as reported by Paladin over a recurring six-month reporting period.

DISCLOSURE CONTROLS AND PROCEDURES

Paladin’s Chief Executive Officer, interim Chief Executive Officer as of August 18, 2011 and its Chief Financial Officer are responsible for establishing and maintaining Paladin’s disclosure controls and procedures. They are assisted in this responsibility by the other officers of Paladin. This group requires that it be fully appraised of any material information affecting Paladin so that it may evaluate and discuss this information and determine the appropriateness and timing of public release.

For the year ended December 31, 2012, management’s evaluation of disclosure controls and procedures excluded the Litha division for which a controlling interest was acquired on July 2, 2012. The interim Chief Executive Officer and the Chief Financial Officer, after evaluating the effectiveness of Paladin’s disclosure controls and procedures as at December 31, 2012, have concluded that Paladin’s disclosure controls and procedures are adequate and effective to ensure that material information relating to Paladin would have been known to them excluding the Litha division for which a controlling interest was acquired on July 2, 2012.

Canadian regulations allow issuers to limit the evaluation of disclosure controls and procedures of a business that an issuer acquired not more than 365 days before the last day of the period covered by Paladin’s filings.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Internal control over financial reporting, which is referred to in this proxy statement/prospectus as “ICFRs,” are designed to provide reasonable assurance regarding the reliability of Paladin’s financial reporting and compliance with IFRS in its financial statements. Paladin’s interim Chief Executive Officer and Chief Financial Officer, together with other members of management have designed and evaluated the ICFRs to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. This design evaluation included documentation activities, management inquiries and other reviews as deemed appropriate by management in consideration of the size and the nature of Paladin’s business. For the year ended December 31, 2012, management’s evaluation of control over ICFRs excluded the Litha division for which a controlling interest was acquired on July 2, 2012. As at December 31, 2012, management assessed the effectiveness of Paladin’s ICFRs and based on that assessment, concluded that Paladin’s ICFRs was effective and that there were no material weaknesses in our ICFRs excluding the Litha division for which a controlling interest was acquired on July 2, 2012.

Canadian regulations allow issuers to limit the evaluation of ICFRs of a business that an issuer acquired not more than 365 days before the last day of the period covered by Paladin’s filings.

RISK FACTORS

For a more detailed discussion of the risk factors that could materially affect the results of operations and the financial condition of Paladin, please refer to Paladin’s Annual Information Form, filed on SEDAR at www.sedar.com.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In the normal course of business, Paladin secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such not included herein. Paladin has entered into various agreements, which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of Paladin’s normal course of business are separately disclosed. Paladin is committed to making minimum purchases of inventory, and minimum expenditures for regulatory, selling and marketing services in the amount of $75,069, including ZAR36,266, US$37,231, €18,718 and £3,443 to retain exclusive distribution agreements for certain products. The annual commitments, including total commitments of the Litha division of $59,473, are as follows:

Contractual Obligations	Total	Less than 1 Year	1-3 years	4-5 years	After 5 years
Purchase and service based commitments	$75,069	$21,604	$43,767	$9,698	—

In addition, under certain agreements, Paladin Canada may have to pay additional consideration should Paladin achieve certain sales volumes or if certain milestones are met, such as regulatory approval in Canada. Paladin may have to pay up to $5,844 including US$4,461, €250 and £125 over a maximum period of 15 years if it achieves certain product, regulatory or sales milestones on specific products in the future. Paladin has the following commitments related to product license, trademark and distribution agreements:

Commitments	Total	Less than 1 Year	1-3 years	4-5 years	After 5 years
Milestone based commitments	$3,729	$2,434	$1,048	$150	$97
Revenues based commitments	$2,115	$—	$623	$1,492	—

OPERATING LEASE COMMITMENTS

Paladin has various non-cancellable operating lease agreements for office space, a manufacturing facility and certain Paladin vehicles as follows:

2012 $
Rental payments due within one year	1,021
Rental payments due between one and five years	411
Rental payments due after five years	—

1,432

Lease and rental expense for the year ended December 31, 2012 were $722 (2011: $554), which is included in selling, general and administrative expenses in the consolidated statements of income.

Other contractual commitments

Paladin is also committed to invest $4,000 and $500 under a secured debenture and a secured convertible debenture at the request of third parties with whom it has a strategic commercial relationship. The commitments expire in May and September 2013, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS (DECEMBER 31, 2011)

All numbers are in thousands of Canadian dollars except for share and per share amounts

This management’s discussion and analysis provides an overview of Paladin’s operations, performance and financial condition for the year 2011, and compares the 2011 results to those of 2010 prepared in accordance with IFRS. It is intended to complement and supplement financial information included in the interim and annual consolidated financial statements, related notes, other financial information found elsewhere in the annual report and in the annual information form or other documents filed on SEDAR at www.sedar.com. As a result, it should be read in conjunction with such financial information. This management’s discussion and analysis is current as at March 23, 2012 and as at this date 20,310,948 shares and 1,426,894 options were issued and outstanding.

OVERVIEW & CORPORATE HIGHLIGHTS

Paladin is a specialty pharmaceutical company focused on developing, acquiring, in-licensing, marketing, and distributing innovative pharmaceutical products.

In 2011, Paladin continued to make significant progress in acquiring the rights to innovative products, advancing the regulatory status and market access of its product pipeline, expanding sales of key promoted products and its geographic footprint, as follows:

Product development:

• Obtained approval from Health Canada and subsequently launched DigiFab®, a specialty product indicated for the treatment of patients with life-threatening or potentially life-threatening digoxin toxicity or overdose.

• Acquired the Tempra® line of products in Canada including both syrup and drop formulations from Bristol Myers Squibb.

• Launched Seasonique®, a next generation extended-cycle oral contraceptive for the prevention of pregnancy.

• Out-licensed the exclusive right to develop and commercialize fomepizole to Takeda Pharmaceutical Company Limited (TSE: 4502), which is referred to in this proxy statement/prospectus as “Takeda,” for the treatment of ethylene glycol and methanol poisonings in Japan (marketed and distributed by Paladin under the trademark Antizol® in Canada and the United States).

• Acquired the exclusive Canadian rights to market and sell a controlled release hydrocodone product for the treatment of moderate to severe pain from an affiliate of Elan Corporation, plc.

• Filed a new drug submission for OralairTM with Health Canada. Oralair is a sublingual grass pollen immunotherapy tablet for the treatment of grass pollen rhinitis with or without conjunctivitis for patients uncontrolled with current symptomatic medications.

• Entered into an exclusive collaboration with Somaxon Pharmaceuticals, Inc. (NASDAQ:SOMX) to commercialize Silenor® (doxepin) for the treatment of insomnia characterized by difficulty with sleep maintenance in Canada, South America and Africa.

• Obtained approval from Health Canada and launched Abstral®, a novel, rapidly-disintegrating, sublingual (under the tongue) formulation of fentanyl, a well-established opioid used for the management of breakthrough pain for cancer patients already receiving, and tolerant to opioid analgesics.

• Entered into a distribution agreement with Common Sense Limited, a privately-owned Israeli company and obtained the exclusive rights to market and sell two diagnostic products: AL-SENSE OTC and VS-SENSE OTC in Canada, Latin America and Sub-Saharan Africa.

•	Entered into a licensing and distribution agreement with Immuron Limited (ASX:IMC), an Australian-based biopharmaceutical company, and obtained the exclusive rights to market and sell Travelan® in Canada, Latin America and Sub-Saharan Africa.

Corporate development:

•	Amended its existing agreements with Isotechnika Pharma Inc., which is referred to in this proxy statement/prospectus as “IsoPharma,” to transfer to IsoPharma certain ownership and rights and sold 12,500,000 common shares of IsoPharma to ILJIN Life Science Co., Ltd, which is referred to in this proxy statement/prospectus as “ILJIN.”

•	Accelerated the purchase of Pharmaplan shares leading to the acquisition of a total of 10% interest of Pharmaplan in 2011. This increases Paladin’s ownership from 34.99% to 44.99% effective March 1, 2011.

•	Acquired by way of assignment Prostrakan Group, which is referred to in this proxy statement/prospectus as “Prostrakan,” existing secured debt facility of $77,232 (£50,000) and subsequently received repayment this secured debt facility of $86,432 (including principal, interest and break fee) for a net gain of $8,422 in connection with the acquisition of ProStrakan by KHK.

•	Acquired an additional 5,374,500 common shares of Afexa giving Paladin beneficial ownership of approximately 14.95% of Afexa’s total issued and outstanding common shares and announced a take-over bid for any and all of Afexa’s outstanding shares. The offer was subsequently increased to $0.81 per share, following a competing offer made by Valeant. Finally, Paladin announced that it would not take up any shares of Afexa owing to the non-fulfillment of a basic condition of its offer and tendered its shares in Afexa to Valeant.

•	Acquired all of the issued and outstanding shares of Labopharm at a price of $0.2857 per share in cash for a total cash payment of $20,448, representing a 57.4% premium over the volume-weighted average price of Labopharm’s shares of $0.1815 for the 30 trading days prior to the August 17, 2011.

Financing:

•	Closed a bought deal agreement offering of 1,150,000 common shares, including 150,000 common shares issued pursuant to the exercise by the underwriters of their over-allotment option, issued at a price of $35.00 per common share for total gross proceeds of approximately $40,250.

•	Received approval from the Toronto Stock Exchange on May 26, 2011 to carry out a normal course issuer bid to purchase up to 935,367 of the Paladin’s common shares.

Subsequent to the year ended December 31, 2011:

•	Given the estimated costs to further advance the regulatory submission for voclosporin for the treatment of psoriasis in the Canadian marketplace, the Paladin decided to withdraw its new drug submission at Health Canada. Paladin, through its agreement with IsoPharma continues to advance the clinical development program for VocleraTM (voclosporin) as an immunosuppressant in transplant patients.

•	Entered into a strategic partnership whereby Paladin will accelerate its buy-out of the remaining 55.01% of Pharmaplan, for a cash consideration of approximately $38,150 and the issuance of 88,948 of its common shares at $44.97 per share, and merge the Pharmaplan business with the pharma division of Litha. The merger is expected to occur on July 2, 2012.

•	Filed a new drug submission that has been accepted for review by Health Canada for Silenor® (doxepin) for the treatment and symptomatic relief of insomnia.

•	Received regulatory approval from Health Canada for OralairTM.

2011 FINANCIAL HIGHLIGHTS

•	Revenues reached $141,466, an increase of 11% over the prior year

•	Net income was $50,151, an increase of 68% over the prior year

•	Adjusted EBITDA was $67,558, a 20% increase over the prior year

•	Cash flows from operations reached $68,113, at the same level as the prior year

Paladin’s revenues reached $141,466 for the year ended December 31, 2011 compared to $127,989 for last year. For the year ended December 31, 2011, Paladin’s net income was $50,151 or $2.43 per fully diluted share compared to $29,856 or $1.54 per fully diluted share last year.

As at December 31, 2011, Paladin’s total assets were $397,913 and shareholders’ equity was $322,726 compared to $280,623 and $228,845, respectively as at December 31, 2010. Paladin’s cash, cash equivalents and marketable securities amounted to $239,009 as at December 31, 2011 compared to $139,389 as at December 31, 2010.

Paladin’s revenues are principally derived from sales of pharmaceutical products to large pharmaceutical wholesalers, large chain pharmacies and licensors.

Paladin’s expenses have been comprised primarily of cost of goods sold (including royalty payments to those companies from whom Paladin licenses its products), selling, marketing and administrative expenses and research and development expenses. In addition, a substantial portion of Paladin’s expenses are related to the amortization of the pharmaceutical product licenses and rights Paladin acquires.

Paladin’s annual and quarterly operating results are primarily affected by the level of acceptance of Paladin’s products by physicians and their patients, and the timing and number of product launches. The level of patient and physician acceptance of Paladin’s products, the acceptance of provincial government reimbursement on such products, market access, as well as the availability of similar therapies, impact Paladin’s revenues by driving the level and timing of prescriptions for its products. Each new product launch requires significant promotional investment during the first three to five years from launch.

CRITICAL ACCOUNTING ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the consolidated financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting estimates and judgements made.

Revenue recognition

Revenue is recognized when title and risk of loss is passed to the customer and reliable estimates can be made of relevant deductions. Gross revenue is reduced by discounts, credits, allowances and product returns. Accruals are made at the time of sale for the estimated discounts, credits, allowances and product returns, based on available market information and historical experience. Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change. The level of accrual is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of Paladin.

In certain situations, such as initial product launches for which Paladin has limited comparable information or where the market or client acceptance has not been clearly established, Paladin may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result Paladin will defer the recognition of revenue for these product sales until such criteria are met.

Inventory valuation

The reserve for inventory is equal to all or a portion of the inventory which has reached its expiration or is close to expiration and not expected to be sold, based on the specific facts and circumstances. In order to determine whether the inventory is properly stated at the lower of cost or net realizable value, management reviews the amount of inventory on hand, the remaining shelf life and estimates the time required to sell such inventory taking into account current and expected market conditions and competition.

Assets arising from business combinations and investments in associates

In 2011, Paladin invested $36,135 considerations on business acquisitions and investments in associates (refer to Notes 5 and 12 of the annual audited consolidated financial statements). Based on existing accounting standards Paladin allocated the cost of the acquisition to the underlying net assets acquired based on their respective estimated fair values. As part of this allocation process, Paladin must identify and attribute values and estimated lives to the intangible assets acquired. These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and weighted cost of capital. These estimates and assumptions determine the amount allocated to identifiable intangible assets and goodwill, as well as the amortization period for identifiable intangible assets with finite lives. If future events or results differ adversely from these estimates and assumptions, Paladin could record increased amortization or impairment charges in the future.

Pharmaceutical product licenses and rights

The factors that drive the actual economic useful life of the pharmaceutical product licenses and rights are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, introductions of competing products, the impact of promotional efforts, adverse patient reactions to products or similar products and many other issues. The terms generally range from 2 to 10 years. Capitalized milestones and other license payments are based on future cash flows that are derived from business forecasts and are inherently judgemental.

Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Impairment tests are based on risk-adjusted future cash flows discounted using appropriate interest rates. These future cash flows are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment reviews to change with a consequential adverse effect on the future results of Paladin.

Income taxes

Paladin has deferred tax assets from various sources and uses judgement when estimating income taxes and deferred tax assets and liabilities. This process involves estimating actual current tax exposure, as well as assessing temporary differences that result from the difference in treatment for accounting and tax purposes and the availability of loss carry-forwards. The temporary differences and tax-loss carry-forwards result in deferred tax assets and liabilities which are included in Paladin’s consolidated balance sheet. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable income together with future tax planning strategies. Management is required to assess whether it is probable that the deferred tax assets will be realized and, based on all available evidence, determine if an adjustment is required on all or a portion of the recognized deferred tax assets. Factors considered in the assessment of the likelihood and value of the realizable deferred tax assets include Paladin’s forecast of the amount and timing of future net income before taxes on an annual basis, available tax planning strategies that could be implemented to realize the deferred tax assets, and the remaining period of loss carry-forwards.

Paladin’s income tax reporting is subject to audit by taxation authorities. The final outcome of any audits by taxation authorities may differ from Paladin’s estimates, assumptions and tax planning strategies used in determining the tax provisions and accruals.

Stock-based compensation expense

Paladin has stock-based compensation plans and applies the fair value method of accounting for such plans. The calculation of share-based compensation is dependent on estimates to determine the fair value. The fair value of the option is calculated using the Black-Scholes option-pricing model, which requires making assumptions including, the volatility of the market price of Paladin’s common shares and the expected life of the option. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome. The expected life of the share options is based on historical data and current expectation and is not necessarily indicative of exercise patterns that may occur.

ADOPTION OF IFRS

In February 2008 the Canadian Accounting Standards Board confirmed that the use of IFRS would be required for Canadian publicly accountable enterprises for interim and annual financial statements effective for fiscal years beginning on or after January 1, 2011. Paladin implemented these standards on January 1, 2011 and Paladin’s transition date was January 1, 2010. These annual audited consolidated financial statements have been prepared as described in Note 1 of the annual audited consolidated financial statements.

In preparing the annual audited consolidated financial statements in accordance with IFRS 1, Paladin has applied the mandatory exceptions and certain of the optional exemptions from full retrospective application of IFRS. Paladin has also applied the transitional provision in IFRIC 4, “Determining whether an arrangement contains a lease, which is referred to in this proxy statement/prospectus as “IFRIC,” and has assessed all arrangements as at the date of transition.

The annual audited consolidated financial statements for the year ended December 31, 2011, contain a detailed description of Paladin’s conversion to IFRS in Note 33, including the required reconciliations of shareholders equity, comprehensive income and a line-by-line reconciliation of Paladin’s annual audited consolidated financial statements previously prepared under Canadian GAAP to those under IFRS for the year ended December 31, 2010 and the opening balance sheet as of January 1, 2010.

RECENT ACCOUNTING PRONOUNCEMENTS

Certain new standards, interpretations and amendments to existing standards issued by the IASB or IFRIC that are not yet effective up to the date of issuance of Paladin’s consolidated financial statements are listed below. Paladin is assessing the impact of these pronouncements on its consolidated results and financial position. Paladin intends to adopt those standards when they become effective.

IAS 1—Presentation of Financial Statements

IFRS 9—Financial Instruments

IFRS 10—Consolidated Financial Statements

IFRS 12—Disclosure of Interests in Other Entities

IAS 28—Investments in Associates and Joint Ventures

IFRS 13—Fair Value Measurement

CORPORATE ANNOUNCEMENT: JONATHAN ROSS GOODMAN

On August 18, 2011, Paladin announced that its President and CEO, Mr. Jonathan Ross Goodman, was involved in an accident and was hospitalized with serious injuries. As Mr. Goodman was unable to perform his duties as President and CEO, the Paladin board of directors asked Mr. Mark Beaudet, Co-Founder, Director and Vice President Marketing and Sales of Paladin, to assume such duties on an interim basis. Mr. Goodman is pursuing a recovery and rehabilitation program. As a result, Mr. Goodman will remain absent from Paladin for an indeterminate period of time. Paladin will provide further updates on Mr. Goodman’s condition only when a change in circumstance warrants same.

RESULTS OF OPERATIONS

Year ended December 31, 2011 compared to year ended December 31, 2010.

Revenues

Revenues increased $13,477 or 11% to $141,466 for the year ended December 31, 2011 from $127,989 for the year ended December 31, 2010.

The increase in revenues for 2011 is mostly attributable to the sales growth of certain significant promoted products, including Tridural®, Trelstar®, Testim®, Metadol®, and Abstral®, which combined increased by 14% compared to 2010. In addition, incremental revenues from products acquired and/or launched, and corporate acquisitions since 2010 contributed $6,140 in 2011 including $2,630 resulting from the acquisition of Labopharm. Furthermore, in accordance with Paladin’s revenue recognition policy, Paladin has deferred revenue of $5,098, $3,552 of which is related to the Labopharm acquisition as at December 31, 2011 (2010—$1,939).

In July 2010 and in March 2011, generic versions of Pennsaid® and Plan B®, respectively, were approved in Canada. It is not yet known if or when the generic version of Pennsaid® will be sold in the Canadian market. The generic version of Plan B® was launched in September 2011. Should these generic versions of Pennsaid® and Plan B® successfully commercially launch the sales of Pennsaid® and Plan B® would decline significantly.

Product revenues highlights for Paladin’s most significant promoted products using IMS Canada sales data for 2011 compared to 2010 are as follows:

Promoted Products	Sales Data per IMS Canada in 2011(2) $	Change vs. 2010%
Tridural®	11,711	6%
Trelstar®	6,945	32%
Testim®	4,191	21%
Metadol®	10,827	18%
Plan B®	10,276	5%
Abstral®(1)	135	n/a

Total	44,085	14%

(1)	Abstral® was launched on June 13, 2011
(2)	Paladin has chosen not to disclose detailed product by product revenue information for competitive reasons, however, the table above does include detailed IMS Canada sales data, essentially end-user pharmacy purchase volume data, to allow the reader to better understand revenue changes from period to period on certain significant products. It is important that readers of this sales data note that IMS Canada sales data may not necessarily correspond to Paladin’s recording of revenue in accordance with IFRS.

Gross Income

Total gross income increased $8,310 or 9% to $102,172 for the year ended December 31, 2011 from $93,862 for the same comparative period last year. Gross income, as a percentage of revenues, decreased 1% to 72% for the year ended December 31, 2011 from 73% in 2010. The decrease in gross profit as a percentage of revenues is mainly the result of a change in the sales mix of products.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $1,594 or 5% to $32,119 for the year ended December 31, 2011 from $30,525 for the same comparative period last year. Selling and marketing expense, as percentage of revenues, decreased to 23% for 2011 compared to 24% for 2010. The increase in selling, general and administrative expenses for the year ended December 31, 2011 is mainly the result of increased business development projects including professional, legal and securities fees related to the Afexa and Labopharm transactions, overhead costs related to Labopharm and newly launched product sales and marketing costs partially offset by certain sales and marketing streamlining efforts. Paladin expects to complete the restructuring of Labopharm during the second quarter of 2012. Selling, marketing and administrative expenses have decreased as a percentage of revenues primarily as a result of growth in non promoted revenues and certain sales and marketing streamlining efforts partially offset by the increased incremental administrative expenses related to the integration of Labopharm. The promotional activities driving selling and marketing costs primarily relate to Paladin’s continued promotional activities for Tridural®, Trelstar®, Testim®, Metadol® Plan B®, and the launch costs related to Abstral®.

Research and Development Expense

Research and development expense increased $655 or 7% to $9,773 for the year ended December 31, 2011 from $9,118 for the same comparative period last year. Research and development expense, as percentage of revenues, remained steady at 7% for 2011 and 2010, respectively. The increase in the research and development expenses during the year primarily relates to payments for certain development projects with licensors, license payments for products not yet approved and the ongoing research and development efforts related to the Labopharm business of $863 partially offset by the termination of research and development commitments related to IsoPharma effective June 30, 2010.

Interest Income

Interest income increased $5,056 or 228% to $7,278 for the year ended December 31, 2011 from $2,222 for the year ended December 31, 2010. This increase is primarily the result of the incremental interest earned on Paladin’s strategic investments in partner companies, primarily the ProStrakan convertible debenture, from which Paladin generated $2,777 from January 12 to May 17, 2011, and investments in loans with Labopharm and SpePharm Holding B.V., which is referred to in this proxy statement/prospectus as “SpePharm,” during and subsequent to the year ended December 31, 2010 generating $2,270 for the year ended December 31, 2011. In addition, Paladin held higher average daily cash and marketable securities balances and earned a higher effective rate of return compared to the prior year. Paladin earned an effective rate of return of 1.58% and held an average cash and marketable securities balance of $181,146 for 2011, compared to 1.14% and $113,551, respectively, for 2010.

Amortization of Pharmaceutical Product Licenses and Rights

Amortization expense decreased by $816 or 4% to $22,028 for the year ended December 31, 2011 from $22,844 for the same comparative period last year. The decrease in amortization expense is the result of certain pharmaceutical product licenses and rights having reached full amortization during the year, partially offset by amortization related to Paladin’s recently acquired pharmaceutical product licenses and rights including $1,666 related to the acquisition of Labopharm.

Other Finance Income

Other finance income increased $2,191 or 34% to $8,687 for the year ended December 31, 2011 from $6,496 in the prior year. During the year ended December 31, 2011, Paladin redeemed its Prostrakan facility for proceeds of $86,432, made up of: the principal of the Prostrakan facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the balance of interest payable for the first year of $5,333, resulting in an early redemption gain of $8,422. In connection with the same Prostrakan facility, in accordance to applicable accounting standards, Paladin re-measured the fair value of a conversion option on the Prostrakan facility, deemed to be $nil and recorded an unrealized loss of $4,572, partially offset by a gain of $3,568 on the remeasurement of an early redemption option. In addition, Paladin recorded $1,220 of accreted interest on Paladin’s convertible debentures, principally the Prostrakan facility. Furthermore, Paladin disposed of certain shares held in portfolio companies for $16,465, representing a net gain of $5,105. Finally, as part of Paladin’s on-going assessment of investment carrying values, management determined its investments in Somaxon and Isotechnika to be impaired and recorded a write-down of $5,056. Please refer to Significant Transactions section below for additional details on the Prostrakan facility.

During the year ended December 31, 2010, Paladin disposed of shares held in a portfolio company for $391, representing a gain of $2. In addition, Paladin disposed of certain marketable securities for $58,037, representing a loss on disposal of $11, resulting in a net loss on investments of $9 for 2010. Furthermore, Paladin recorded $158 in interest accretion on Paladin’s convertible debentures. Moreover, effective October 27, 2010, Paladin lost its significant influence over IsoPharma at which time the investment was measured at fair value and for which Paladin recorded an unrealized gain of $6,207. In addition, following the sale of the AIT® technology platform in 2010, Paladin received common shares in a portfolio company having a fair value of $140, resulting in a gain of $140.

Foreign Exchange Loss

During the year ended December 31, 2011, Paladin recorded a foreign exchange loss of $80 on Paladin’s foreign operating results, mainly as a result of the weakening of the CAD relative to the USD and as a result of the strengthening of the CAD relative to the EURO and ZAR, and its impact on Paladin’s net monetary position in these currencies.

During the year ended December 31, 2010, Paladin recorded a foreign exchange loss of $59 on Paladin’s foreign operating results, mainly as a result of the strengthening of the CAD relative to the EURO and USD, partially offset by the weakening of the CAD relative to the ZAR, favorably impacting Paladin’s ZAR denominated deposit.

Other Income

Other income was $97 for the year ended December 31, 2011, compared to $540 for the same period last year. During the year ended December 31, 2011, Paladin received a contractual partner payment of $97 and recorded a $97 gain in other income.

During the year ended December 31, 2010, Paladin agreed to amend its agreement with IsoPharma in order to support a transaction between IsoPharma and ILJIN in exchange in part for the forgiveness of the remaining contingent balance of sale payable in the current amount of $348, representing a gain of $348. In addition, Paladin disposed of certain pharmaceutical product licenses and rights for proceeds of $192, representing a gain of $192.

Share of Net Income of an Associate

On March 16, 2010, Paladin entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. On March 1, 2011, Paladin acquired an additional 10% ownership interest in Pharmaplan, increasing Paladin’s ownership from 34.99% to 44.99%. The equity interest acquired in Pharmaplan represents an investment subject to significant influence which is accounted for using the equity method from the date of the transaction, March 16, 2010. The investment was initially recorded at cost and adjustments are made to include Paladin’s share of Pharmaplan’s net income. Paladin’s share of net income is adjusted to reflect the amortization of the fair value adjustments related to Paladin’s share of Pharmaplan’s net identifiable assets acquired and the tax impact on the distributable earnings. Paladin’s share of Pharmaplan’s net income for the year ended December 31, 2011 increased $956 or 120% to $1,756 compared to $800 for the 290 day period between the acquisition date, March 16, 2010 and December 31, 2010.

Income Before Income Tax and Under-noted Items

Income before income tax and undernoted items increased $14,616 to $55,990 for the year ended December 31, 2011 compared to net income before income before income tax and undernoted items of $41,374 for the same comparative period last year.

Income Tax Expense

Income tax expense increased by $2,596 or 23% to $14,114 for the year ended December 31, 2011 from $11,518 for the year ended December 31, 2010. For 2011, the effective tax rate was 22% compared to 28% for 2010. The decrease in effective rates in the current year is principally due to the non-taxable gains net of impairment of financial assets included in net income in comparison to the previous year. The non-taxable gains related the purchase gain recorded on the acquisition of Labopharm and the repayment of the Prostrakan facility. Please refer to the Significant Transactions section below.

Paladin has the following tax pools detailed below which may be applied against taxable income:

	Available		Recognized
	2011 $	2010 $	2011 $	2010 $	Expires in
Non-capital tax losses
Federal	28,746	61,433	23,245	26,344	2025-2031
Provincial	22,343	37,576	19,271	2,487	2025-2031

Scientific Research and Experimental Development expenditures
Federal	130,203	74,175	118,125	62,248	N/A
Provincial	99,025	74,388	86,993	62,508	N/A

Investment tax credits
Federal	31,084	20,025	24,674	14,736	2016-2031

The amount of tax benefit claimed in the current and prior years is subject to audit by the taxation authorities and could be reduced by a material amount in the future.

During the quarter ended March 31, 2010, in connection with Paladin’s previously disclosed tax contingency, Paladin received notices of re-assessment from the Canada Revenue Agency, which is referred to in this proxy statement/prospectus as “CRA,” and the Ontario Minister of Finance, which is referred to in this proxy statement/prospectus as “OMF,” reversing their original position on the use of certain non-capital losses acquired as part of the Dimethaid Health Care Ltd. (subsequently renamed Squire Pharmaceuticals Inc, which is referred to in this proxy statement/prospectus as “Squire”) acquisition from Nuvo.

As previously disclosed, on various dates during fiscal 2008 and 2009 Paladin had received notices of reassessment from the CRA relating to the taxation years ending August 16, 2005, July 31, 2006, July 31, 2007, and December 31, 2008 and from the OMF for the taxation year ended August 16, 2005, containing adjustments relating to the use of certain non-capital losses. The notices of assessment and re-assessment, if they had stood as a result of the CRA’s position, amounted to a total tax liability exposure to the federal and relevant provincial governments of approximately $11,625 including interest and penalties. Paladin filed a Notice of Objection through the CRA appeals process on October 23, 2008. Furthermore, Paladin, under the terms of the Share Purchase Agreement for Squire with Nuvo holds indemnities with respect to the status of the Squire tax accounts and certain tax asset values as well as all costs relating to reassessment including advisory fees, interest and penalties, as applicable. In addition, Nuvo had issued additional security over the indemnity obligations by entitling Paladin to the benefit of security over certain assets and product revenue streams of Nuvo and certain of its subsidiaries.

In connection with the appeals process, during the years ended December 31, 2009 and 2008, Paladin had posted a deposit of $3,752 to the CRA and $500 to the OMF, representing up to one half of the tax and interest assessed. In addition, during 2009, Paladin issued from its revolving unsecured credit facility, a bank guarantee of $720 to the OMF. As a result of Paladin’s success in the appeal process, an amount of $3,936 was received from the CRA on January 20, 2010 and an amount of $524 was received from OMF during the second quarter of 2010, representing a refund for the full amount of the deposits above, along with accrued interest of $208. In addition, the bank guarantee previously issued to the OMF expired on February 1, 2010 without being drawn-down by the OMF.

Purchase Gain on Business Combination

On October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm at a price of $0.2857 per share in cash, for a total cash consideration of $20,448, and the settlement of a loan receivable of $9,712 (refer to Note 5 of the annual audited consolidated financial statements) for a total purchase price of $30,160. The excess of the net assets acquired of $47,230 over the purchase price represents a purchase gain of $17,070.

Restructuring, Shutdown and Other Costs

On October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm, in connection with this acquisition, Paladin incurred restructuring costs of $8,795 which, when netted against the purchase gain of $17,070 results in a net gain on acquisition of $8,275.

Net Income

Due to the factors set forth above, net income was $50,151 or $2.43 per share on a fully-diluted basis for the year ended December 31, 2011 compared to $29,856 or $1.54 per share on a fully-diluted basis for the year ended December 31, 2010.

LIQUIDITY AND CAPITAL RESOURCES

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

Paladin believes that its existing cash, cash equivalents and marketable securities, as well as cash generated from operations are sufficient to finance its current operations, working capital requirements and future product acquisitions. At present, Paladin is actively pursuing other acquisitions that may require the use of substantial capital resources. With the exception of the combined transactions disclosed in the subsequent events paragraph, there are no present agreements or commitments with respect to any such acquisitions.

Paladin has a $5,000 extendable revolving unsecured credit facility in place with one of Paladin’s bankers. As at December 31, 2011, $837 is being utilized for Paladin’s use of forward contracts to manage certain foreign exchange exposure. The credit facility may also be used for general corporate purposes.

The table below sets forth a summary of cash flow activity and should be read in conjunction with Paladin’s consolidated statements of cash flows within the annual audited consolidated financial statements for the year ended December 31, 2011.

	2011 $	2010 $
Cash inflow from operating activities	68,113	68,240
Cash outflow from investing activities	(120,118)	(5,396)
Cash inflow from financing activities	27,930	2,259
Foreign exchange loss on cash and cash equivalents	(105)	(35)

(Decrease) increase in cash position	(24,180)	65,068
Cash and cash equivalents, beginning of year	96,295	31,227

Cash and cash equivalents, end of year	72,115	96,295
Marketable securities, end of year	166,894	43,094

Cash, cash equivalents and marketable securities, end of year	239,009	139,389

Paladin’s cash, cash equivalents and marketable securities increased $99,620 to $239,009 as at December 31, 2011 from $139,389 for the same comparative period last year. This increase is primarily the result of Paladin’s cash flow generated from operating activities of $68,113, common shares issued for net cash proceeds of $41,918, the net proceeds generated by the disposal of certain long-term financial assets of $12,246, and dividends from an equity investment of $2,871 partially offset by a partial repayment of debt of $13,241, the purchase of pharmaceutical product licenses and rights of $7,617, an investment in an associate of $2,936 and the acquisition of a subsidiary, net of cash acquired of $1,109. Working capital, which is defined as current assets less current liabilities, increased $79,219 to $207,892 as at December 31, 2011 from $128,673 for the same comparative period last year. This increase in working capital is primarily due to Paladin’s increase in cash, cash equivalents and marketable securities explained above.

No dividend was declared or paid by Paladin on its common shares during the current financial year. In addition, Paladin does not expect to pay dividends in the near future.

Cash flows from operating activities remained relatively steady at $68,113 for 2011 from $68,240 for the same comparative period last year. Cash flows from operating activities represent the cash flows from net earnings, excluding revenues and expenses not affecting cash, principally amortization, deferred tax, share-based compensation expense, foreign exchange (gains) losses, share of net income of an associate, gains (losses) on investments including finance income and derivative instruments, accreted interest, purchase gain on business acquisition and restructuring, shutdown and other costs.

Cash flows used in investing activities were $120,118 compared to $5,396 for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, Paladin invested $123,245 in marketable securities net of cash flows generated from maturing marketable securities, acquired pharmaceutical product licenses and rights for $7,617, invested $2,936 in an associate, acquired a subsidiary, net of cash included as part of the acquisition, for $1,109 partially offset by the disposal of financial assets for $12,246, net of purchases, and dividends received from an associate of $2,871.

During 2010, Paladin invested $35,864 towards the acquisition of investments primarily in Pharmaplan, further described under the equity investment in Pharmaplan paragraph below, a loan to Labopharm and an investment in a convertible debenture in SpePharm, $1,650 towards a partial repayment of a balance of sale payable and $93 for the acquisition of property, plant and equipment. Paladin’s investment acquisitions were offset by proceeds from the disposal and maturing of marketable securities net of cash flows used for the acquisition of marketable securities of $31,028, the proceeds from the disposal of investments of $391 and dividends received from Pharmaplan of $792.

Cash flows generated from financing activities were $27,930 compared to $2,259 for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, Paladin issued 1,150,000 common shares through a bought deal share offering at a price of $35.00 per common share for net proceeds of $38,607. In addition, Paladin received $3,311 from stock option exercises and the issuance of common shares under the stock purchase plan for cash. Moreover, during the year Paladin made a payment of $13,241 related to debt previously carried by Labopharm and used $580 to repurchase 16,704 of its own common shares under the terms of its normal course issuer bid.

During 2010 an amount of $2,259 was generated from share option exercises and the issuance of common shares under the stock purchase plan for cash.

EQUITY INVESTMENT IN PHARMAPLAN

On March 16, 2010, Paladin entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. Paladin paid $18,861 including a non-interest bearing loan of $2,879 (ZAR 21,000). In addition, Paladin committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, Paladin has the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR.

On March 1, 2011, Paladin entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased Paladin’s ownership from 34.99% to 44.99% effective March 1, 2011. Paladin paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represents an investment subject to significant influence which is accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments are made to include Paladin’s share of Pharmaplan’s net income. Paladin’s share of net income is adjusted to reflect the amortization of the fair value adjustments related to Paladin’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

The total cost was allocated to Paladin’s share of net identifiable assets acquired on the basis of their fair values using the purchase method of accounting. The allocation of the cost of the investment in Pharmaplan for the March 16, 2010 and March 1, 2011 purchases is identified herein below:

	March 16, 2010 34.99% purchase $	March 1, 2011 10% purchase $	Total 44.99% purchase $
Net book value of identifiable assets acquired	2,486	1,089	3,575
Definite life intangibles	10,665	3,723	14,388
Indefinite life intangibles	278	80	358
Future income tax liabilities	(3,064)	(1,065)	(4,129)
Goodwill	5,617	2,148	7,765

	15,982	5,975	21,957

	Year Ended December 31, 2011 $	290 Days Ended December 31, 2010 $
Carrying values, beginning of period	15,739	—
Additions in the period	5,975	15,982
Share of net income for the period before adjustments	4,018	1,908
Adjustments to net income:
Amortization of fair value adjustments	(1,764)	(1,108)
Taxation	(498)	—

Share of net income for the period	1,756	800
Share of dividends received in the period	(2,620)	(1,043)

Carrying values, end of period	20,850	15,739

Paladin is presenting selected financial information derived from Pharmaplan’s audited financial statements in ZAR using South African GAAP converted into IFRS in CAD for information purposes.

Pharmaplan’s statement of income data	Year Ended December 31, 2011 $	290 Days Ended December 31, 2010 $
Revenues	46,346	35,507
Cost of sales	22,524	14,737

Gross income	23,822	20,770
Operating expenses	10,259	12,759

Earnings before under-noted items	13,563	8,011
Interest, amortization and income taxes	4,361	2,550

Net income for the period	9,202	5,461

Pharmaplan’s balance sheet data	December 31, 2011 $	December 31, 2010 $
Total assets	17,754	18,943
Total liabilities	5,990	8,281

SIGNIFICANT TRANSACTIONS

2011—Prostrakan Facility

On January 11, 2011, Paladin invested $77,232 (£50,000) in ProStrakan through the acquisition by way of assignment of Prostrakan’s existing secured debt facility with the addition of certain conversion rights. The secured facility was amended and provided by Paladin in CAD at a rate of interest of 10.5%. The amended Prostrakan facility was repayable in full at the end of three years and Paladin had the option to convert the outstanding principal debt into new Prostrakan ordinary shares at any point after the initial nine months of the term of the amended agreement. In the event of a change in control of ProStrakan during this same initial time period, along with Paladin consenting to early redemption, Paladin was entitled to receive a payment equivalent to the balance of interest for the first year of the loan together with a break fee of $3,089 (£2,000). The strike price for the conversion rights was set at £1.10 per share, a 24% premium to the closing price of Prostrakan’s common shares on December 14, 2010.

According to financial instruments accounting standards, the Prostrakan facility was initially recognized at its respective fair value through the bifurcation of the conversion option and early redemption option being classified and subsequently re-measured as derivative assets. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk and a 25% likelihood of conversion, using the following assumptions, as at January 11, 2011: volatility factor: 59.43%, risk free interest rate: 2.01% and time to expiry: 3 years. The fair value of the early redemption option, as at January 11, 2011, was obtained using a probability factor of 75% and a discount factor of 20.8%. The allocated loan portion of the Prostrakan facility was classified as “Loans and receivables” and recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest rate method at a rate of 20.8% per year.

On February 21, 2011, in connection with the proposed acquisition of Prostrakan by KHK, Paladin consented to the repayment of its Facility subject to closing of the acquisition. On March 31, 2011, the general meeting of Prostrakan’s shareholders approved the acquisition of Prostrakan by KHK. As a result the conversion option was deemed to have a fair value of $nil and the early redemption option was re-measured using a probability factor of 100%.

On May 17, 2011, Paladin received gross proceeds of $86,432 representing the aggregate of: the principal of the ProStrakan Facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the outstanding balance of interest payable for the first year of $5,333, resulting in a gain on early redemption of $8,422. Paladin has recorded interest accretion of $1,004 for the year ended December 31, 2011. Both the gain on redemption and the interest accretion are included in “Other finance income” on the consolidated statement of income. Moreover, Paladin has retained the rights to the products it had previously been licensed in connection with the agreement.

2011—Afexa Offer

On August 10, 2011, Paladin issued a take-over bid circular making the Offer, on the terms and subject to the conditions of the Offer, any and all of the issued and outstanding common shares Afexa Common Shares, together with SRP Rights issued under the Shareholder Rights Plan of Afexa, which included Afexa Common Shares that might have become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Afexa’s Stock Option Plan together with their associated SRP Rights.

Under the terms of the Offer, Afexa Shareholders had an alternative to either the Cash Alternative or 0.013 Paladin common shares the Share Alternative.

On August 30, 2011, Valeant, through a subsidiary, made a competing offer to acquire the issued and outstanding common shares of Afexa for $0.71 per share. Following this offer, on September 26, 2011, Paladin increased its Offer to the Enhanced Offer to acquire any and all of the issued and outstanding common shares of Afexa to $0.81 per share. On September 30, 2011 Valeant further announced it had increased its bid to $0.85 per share. On October 3, 2011, Paladin announced that it would not take up any shares under its Enhanced Offer to acquire any and all of the issued and outstanding common shares of Afexa due to the non-fulfillment of a condition to Paladin’s Offer and, on October 17, 2011, tendered its shares in Afexa to Valeant for a gain on disposition of $5,081 included in “Other finance income” on the consolidated statement of income.

2011—Acquisition of Labopharm

On October 7, 2011, Paladin acquired all of the issued and outstanding common shares of Labopharm at a price of $0.2857 per share in cash, for a total cash consideration of $20,448, and the settlement of a loan receivable of $9,712 (refer to Note 13 of the annual audited consolidated financial statements) for a total purchase price of $30,160. Labopharm is an international specialty pharmaceutical corporation focused on improving and out-licensing existing drugs by incorporating its proprietary and advanced controlled-release technologies.

The acquisition of Labopharm further strengthens Paladin’s pain franchise through the addition of an established revenue stream in international markets.

The acquisition was accounted for using the acquisition method of accounting and the results of Labopharm’s operations are included in Paladin’s consolidated financial statements from October 7, 2011, the effective date of acquisition. The purchase price was preliminarily allocated as follows:

$
Cash and cash equivalents	19,339
Trade and other receivables	3,467
Inventories	2,058
R&D tax credits receivable	1,965
Other current assets	328

Current assets	27,157
Investment tax credits recoverable	9,789
Deferred tax assets	15,959
Property, plant and equipment and finance lease asset	3,996
Pharmaceutical product licenses and rights	19,997

Total assets	76,898

Payables, accruals and provisions	(5,749)
Deferred revenue	(1,453)
Loans payable	(13,227)
Finance lease liability	(984)

Current liabilities	(21,413)
Deferred revenue	(2,338)
Finance lease liability	(5,917)

Total liabilities	(29,668)

Net assets acquired	47,230
Consideration paid	(20,448)
Settlement of loan receivable	(9,712)

Purchase gain on business combination	17,070

The cash and cash equivalents, trade and other receivables and inventories balances are considered final assessments of their respective fair values for purposes of the purchase price equation. Paladin is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2012.

The excess of the net assets acquired over the purchase price represents a purchase gain and immediately following the acquisition, in accordance with appropriate accounting standards, Paladin initiated a restructuring plan with respect to the Labopharm operating activities. The following unusual expenses and provisions were taken at this time in conjunction with the restructuring plan and have been included in “Restructuring, shutdown and other costs” on the consolidated statement of income.

$
Purchase gain on business combination	17,070
Restructuring costs	(4,135)
Shutdown and other costs	(4,660)

Total costs	(8,795)

Net gain on business combination	8,275

The majority of the shutdown and other costs relate to the write down of a finance lease building of $3,946, Paladin has acquired as part of the Labopharm acquisition, further discussed in Note 14 of the annual audited consolidated financial statements. In addition, the shutdown and other costs include $350 acquisition related costs.

During the period from October 7, 2011 to December 31, 2011 Labopharm recorded revenues of $2,630 and a net loss of $8,186 primarily due to the one-time impact of the restructuring, shutdown and other costs.

RELATED PARTY TRANSACTIONS

Joddes Limited, a private Canadian corporation, together with its affiliates own in aggregate approximately 34% of the outstanding shares of Paladin as at December 31, 2011, and one director of Paladin, Paladin’s President and CEO, is related to this group.

Paladin engages a wholly-owned subsidiary of Joddes Limited to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of Paladin. Paladin also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, Paladin leases its office facilities from another wholly-owned subsidiary of Joddes Limited. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $605 as at December 31, 2011 and is included in the purchase and service based commitments in Note 29 of Paladin’s annual audited consolidated financial statements.

Paladin has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes Limited for certain legacy and over-the-counter products. The terms of these arrangements vary whereby Paladin may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales, certain guaranteed minimum annual payments, or as a percentage of a defined product contribution.

During the year ended December 31, 2010, Paladin accounted for IsoPharma as an investment subject to significant influence and considered IsoPharma a related party. Effective October 27, 2010 Paladin was no longer considered to have significant influence and thus, no longer considers IsoPharma a related party.

Effective November 1, 2006, Paladin acquired the Canadian distribution rights to Metadol® from a wholly-owned subsidiary of Joddes Limited for cash consideration of $15,000. Under the terms of the agreement, Paladin had the option to purchase the Canadian license for Metadol® on the fourth anniversary of the agreement for $1 and receive a reimbursement of up to $3,750 subject to certain acquisition related conditions. Paladin exercised its right and acquired the Canadian license for Metadol® on November 1, 2010. Furthermore, Paladin has not received or earned any reimbursement with respect to the acquisition related conditions which have expired as at December 31, 2010. The acquisition of the Canadian distribution rights and license to Metadol® was not in the normal course of operations and was recorded at an agreed upon exchange amount in accordance with the requirements of applicable accounting standard.

The table below reflects all transactions and services with Joddes Limited carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes Limited:

	Years Ended December 31,
	2011 $	2010 $
Revenues	2,651	4,419
Purchases	11,114	12,463
Selling, general and administrative	8,552	7,575
Research and development	730	2,817

As at December 31, 2011, Paladin has a balance payable to a wholly-owned subsidiary of Joddes Limited, included in Payables, accruals and provisions on the consolidated balance sheet, of $1,087 (December 31, 2010: $835; January 1, 2010: $1,122).

Pharmaplan

Paladin owns a 44.99% interest in the common shares of Pharmaplan and considers this investment a related party. During the year ended December 31, 2011, Pharmaplan declared and paid dividends of ZAR45,000, Paladin’s share amounting to ZAR20,246 or $2,620. During the year ended December 31, 2010, Pharmaplan declared dividends of ZAR20,000, Paladin’s share amounting to ZAR7,000 or $1,043, of which $792 was received during the year ended December 31, 2010 and $251 was received during the three months ended March 31, 2011. On March 1, 2011, Paladin entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan, as further discussed in Note 12 of Paladin’s annual audited consolidated financial statements. Paladin paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879. Paladin is committed to pay additional future consideration by increasing its ownership position to 49.99% by March 2013, with such additional consideration based upon Pharmaplan’s future financial results, payable in ZAR. Furthermore, Paladin has an option giving it the right, but not the obligation, to purchase the remaining 50.01% ownership interest during 2013, also based upon Pharmaplan’s future financial results, payable in ZAR.

All transactions with related parties are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing.

The key management personnel compensation is disclosed in Note 22 of Paladin’s annual audited consolidated financial statements.

The following table presents the principal subsidiaries and associates of Paladin as at December 31, 2011. The equity share capital of these undertakings is wholly-owned by Paladin except where its percentage interest is shown otherwise and where Paladin has significant influence.

Name of subsidiary/associate	Country of registration	%	Nature of business
Labopharm Inc.	Canada	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Labopharm Europe Ltd.	Ireland	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Labopharm Barbados Ltd.	Barbados	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (Barbados) Inc.	Barbados	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (USA) Inc.	USA	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products in the United States
Pharmaplan (Pty) Ltd.	South Africa	44.99	Search, acquire, commercialize specialty pharmaceutical products in South Africa and sub-Saharan African region

QUARTERLY INFORMATION (UNAUDITED)

(In thousands of Canadian dollars except per share information)

	Q4 F2011	Q3 F2011	Q2 F2011	Q1 F2011	Q4 F2010	Q3 F2010	Q2 F2010	Q1 F2010
Revenues	37,083	36,660	35,971	31,752	32,434	31,782	32,936	30,837
Adjusted EBITDA	13,916	18,099	18,273	17,270	15,451	15,849	13,621	11,520
Earnings before income taxes	16,468	13,373	22,475	11,949	16,797	11,355	8,095	5,112
Net income	15,772	9,496	16,783	8,100	13,893	7,959	4,862	3,142
Earnings per share	$0.78	$0.47	$0.83	$0.42	$0.74	$0.43	$0.26	$0.17
Diluted earnings per share	$0.76	$0.46	$0.80	$0.40	$0.72	$0.41	$0.25	$0.16

Paladin’s annual and quarterly operating results are primarily affected by the level of acceptance of Paladin’s products by physicians and their patients, and the timing and number of product launches. The level of patient and physician acceptance of Paladin’s products, the acceptance of provincial government reimbursement on such products, market access, as well as the availability of similar therapies, impact Paladin’s revenues by driving the level and timing of prescriptions for its products. Each new product launch requires significant promotional investment during the first three to five years from launch.

FOURTH QUARTER ANALYSIS

For the three-month period ended December 31, 2011, Paladin recorded revenues of $37,083 compared to $32,434 in the fourth quarter of 2010, a 14% year over year increase. The increase in revenues for the quarter ended December 31, 2011 is mostly attributable to incremental revenues resulting from the acquisition of Labopharm of $2,630 in addition to the sales growth of certain significant promoted products, including Tridural®, Metadol®, Testim® and Trelstar® and Abstral® which combined increased by 10% compared to the quarter ended December 31, 2010.

Product revenues highlights for Paladin’s most significant promoted products using IMS Canada sales data for the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010 are as follows:

	Three-month Period Ended December 31,
Promoted Products	Sales Data per IMS Canada in 2011(2) $	Change vs. 2010%
Tridural®	3,016	(3%)
Trelstar®	1,825	27%
Testim®	1,165	14%
Metadol®	2,851	19%
Plan B®	2,505	0%
Abstral®(1)	91	n/a

Total	11,453	10%

(1)	Abstral® was launched on June 13, 2011
(2)	Paladin has chosen not to disclose detailed product by product revenue information for competitive reasons, however, the table above does include detailed IMS Canada sales data, essentially end-user pharmacy purchase volume data, to allow the reader to better understand revenue changes from period to period on certain significant products. It is important that readers of this sales data note that IMS Canada sales data may not necessarily correspond to Paladin’s recording of revenue in accordance with IFRS.

For the three-month period ended December 31, 2011, Paladin recorded gross income of $25,540 compared with $24,053 for the three-month period ended December 31, 2010. The gross income, as a percentage of revenues, decreased 5% to 69% for the three-month period ended December 31, 2011 from 74% for the same period last year. The decrease in gross profit as a percentage of revenues is mainly the result of a change in the sales mix of products and the unfavourable foreign exchange variances on certain product costs.

Selling, general and administrative expense increased $1,775 or 24% to $9,069 for the quarter ended December 31, 2011 from $7,294 for the same quarter ended last year. Selling general and administrative expense, as percentage of revenues, increased to 24% from 22% for the quarter ended December 31, 2011 and 2010, respectively, mainly the result of increased business development costs including professional, legal and securities fees related to corporate development activities, as well as overhead costs related to Labopharm. The increased transitory overhead costs related to the integration of Labopharm are expected to return to pre-acquisition levels in the second quarter of 2012, once Paladin’s restructuring plan is complete. Selling, general and administrative expenses are also influenced during the quarter by newly launched product sales and marketing costs partially offset by certain sales and marketing streamlining efforts. The promotional activities driving selling and marketing costs primarily relate to Paladin’s continued promotional activities for Tridural®, Plan B®, Metadol®, Trelstar®, and Testim®.

Research and development expense increased $1,404 or 63% to $3,628 for the quarter ended December 31, 2011 from $2,224 for the same quarter ended last year. The increase for the quarter ended December 31, 2011 primarily relates to incremental research efforts related to the Labopharm business which amounted to $863, license payments related to products not yet approved and development expenses related to certain development projects with licensors.

Interest income increased $155 to $1,071 for the quarter ended December 31, 2011 from $916 for the same quarter ended last year. The increase for the quarter ended December 31, 2011 is primarily the result of Paladin holding higher than average daily cash and marketable securities balances and earning a higher effective rate of return over the quarter ended December 31, 2011 compared to the same quarter last year.

Amortization expense increased $811 to $6,168 for the quarter ended December 31, 2011 from $5,357 for the same quarter ended last year. The increase in amortization expense is primarily the result of amortization taken on newly acquired pharmaceutical product licenses and rights and assets acquired as a result of the Labopharm acquisition of $1,666, partially offset by certain pharmaceutical product licenses and rights having reached full amortization during the quarter.

Income tax expense decreased $2,234 to $696 for the quarter ended December 31, 2011 from $2,930 for the same quarter ended last year. For the quarter ended December 31, 2011, the effective tax rate was 4% compared to 17% for the quarter ended December 31, 2010. The decrease in effective rates in the current quarter is principally due to the non-taxable gains net of impairment of financial assets included in net income in comparison to the same quarter ended last year. The non-taxable gains related the unusual gain recorded on the acquisition of Labopharm. Please refer to the Significant Transactions section above.

Income before income taxes and under-noted items was $16,468 in the fourth quarter of 2011 compared to $16,822 in the fourth quarter of 2010.

Net income was $15,772 or $0.76 per fully diluted share in the fourth quarter of 2011 compared to $13,892 or $0.72 per fully diluted share in the fourth quarter of 2010.

In relation to the results described above, the cash impact for the quarter ended December 31, 2011 was as follows: cash flows from operating activities were $12,141, cash flows used in investing activities were $10,570, cash flows used in financing activities were $12,787 and the negative impact of the foreign exchange rate change on cash and cash equivalents was $nil, for a total net cash-outflow of $11,216 for the quarter ended December 31, 2011.

SEGMENTED INFORMATION

Paladin operates in a single business segment focused on the in-licensing, acquiring, marketing, distributing and developing pharmaceutical products in Canada and internationally. In addition, Paladin earns interest income from the investment of its excess cash. Paladin carries out business in Canada, Barbados, United States of America, Europe, Australia and New Zealand, and substantially all of Paladin’s tangible assets are located in Canada.

Revenues by geographic region are detailed as follows:

	2011 $	2010 $
Canada	133,376	123,191
International	8,090	4,798

	141,466	127,989

Revenues have been allocated to geographic regions based on the country of residence of the related customer.

Long-term assets by geographic region are comprised of pharmaceutical product licenses and rights, property, plant and equipment and an investment in an associate, detailed as follows:

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $
Canada	21,014	16,414	33,246
International	27,563	20,140	9,988

	48,577	36,554	43,234

PROPOSED TRANSACTIONS

With the exception of the combined transactions disclosed in the subsequent events paragraph below, Paladin does not currently anticipate any material asset or business acquisition or disposal transaction.

OFF BALANCE SHEET ARRANGEMENTS

Paladin’s off balance sheet arrangements consist of contractual obligations and agreements for development, sales, marketing and distribution rights to innovative drug products for the Canadian market. The effect of terminating these arrangements under normal operating circumstances consists of an effective transition of the remaining responsibilities and obligations to the licensor under agreed upon time frames and conditions. Please refer to this section below or Note 28 of Paladin’s annual audited consolidated financial statements for additional details. Other than these contractual obligations and commitments, Paladin does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on Paladin’s financial condition, changes in revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Paladin does not issue guarantees contemplated by the applicable IFRS standards.

FINANCIAL INSTRUMENTS

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Paladin considers its maximum credit risk from financial instruments to be $26,231 (December 31, 2010: $37,335) which is the total of the following financial assets: trade and other receivables, loans and other receivables and derivatives at fair value through income and loss. Paladin’s cash, cash equivalents, marketable securities, short-term and long-term investments are held through various institutions. Marketable securities are mainly investments in liquid, high-grade investment securities. They are subject to minimal risk of changes in value and generally have an original maturity from three months to eighteen months from the date of purchase. Marketable securities are invested with four large Canadian financial institutions and one large U.S. financial institution.

Paladin is exposed to credit risk from its customers and continually monitors its customers’ credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. For the year ended December 31, 2011, two customers, a major wholesale distributor and a major retail chain represented 30% and 15% of Paladin’s sales, respectively (2010 – two customers, a major wholesale distributor and a major retail chain represented 32% and 16% of Paladin’s sales, respectively). As at December 31, 2011, two customers, a major wholesale distributor and a major retail chain represented 12% and 17% of trade accounts receivable, respectively (2010 – two customers, a major wholesale distributor and a major retail chain represented 6% and 13% of trade accounts receivable, respectively). These above concentrations on Paladin’s customers are considered normal for Paladin and its industry. For a more detailed analysis and disclosure of credit risk please refer to Note 28 of the annual audited consolidated financial statements.

Another source of credit risk for Paladin arises from its strategic investments in third-parties with whom it has strategic commercial relationships. In connection with license arrangements with SpePharm and Immuron, Paladin invested $5,751 (€4,000) and $1,000, respectively, through secured convertible debentures. Paladin continuously monitors the risks associated with these amounts.

LIQUIDITY RISK

All financial liabilities with the exception of the long-term portion of the Balances of sale payable and the long-term portion of the finance lease liability are current. Paladin generates sufficient cash from operating activities to fund its operations and fulfill its obligations as they become due. Paladin has sufficient funds available through its cash, cash equivalents and marketable securities, should its cash requirements exceed cash generated from operations to cover all financial liability and finance lease obligations. As at December 31, 2011, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as set out in the “Contractual Obligations and Commitments” section below and the income tax section above.

All financial liabilities are short term in nature except for the long-term portion of the finance lease liability and of the balance of sale payable, which is payable to the extent of future product sales.

FOREIGN EXCHANGE RISK

Paladin principally operates within Canada, however, a portion of Paladin’s revenues, expenses, and current assets and liabilities, are predominantly denominated in USD, EURO and ZAR. This results in financial risk due to fluctuations in the value of the USD, EURO, ZAR and CHF relative to the CAD. Paladin has significant monetary assets and liabilities denominated in USD, EURO and CHF that are required to be revalued in CAD at each period end. On March 31, 2010, Paladin entered into a €4,000 notional amount forward foreign exchange contract expiring on October 15, 2012 to cover the foreign exchange exposure related to a certain investment denominated in EURO. With the exception of the forward contract described above, Paladin does not currently use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk. Based on the net exposure described in Note 28 of the annual audited consolidated financial statements as at December 31, 2011, and assuming that all other variables remain constant, a ten-point increase or decrease in the CAD/USD, CAD/EURO and CAD/ZAR exchange rate would have an aggregate effect of $677 (2010—$694) on net income. For a more detailed analysis and disclosure of the foreign exchange risk please refer to Note 28 of Paladin’s annual audited consolidated financial statements.

INTEREST RATE RISK

Paladin is exposed to interest rate fluctuations on its cash, cash equivalents and marketable securities. Details regarding maturity dates and effective interest rates are described in Notes 6 and 7 of Paladin’s annual audited consolidated financial statements. Paladin does not believe that the results of operations or cash flows would be materially affected to any significant degree by a sudden change in market interest rates relative to interest rates on the investments, owing to the relative short-term nature of the marketable securities and currently low market yields.

EQUITY PRICE RISK

Equity price risk arises from changes in market prices of the available-for-sale equity securities. The carrying values of investments subject to equity price risk are, in almost all instances, based on quoted market prices as of the balance sheet dates with an estimated fair value of $2,385 at December 31, 2011 (December 31, 2010: $7,394; January 1, 2010: $62). Paladin monitors its equity investments for impairment on a periodic basis. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Paladin manages the equity price risk through the use of strict investment policies approved by the Board of Directors. Reports on the equity portfolio are submitted to Paladin’s senior management on a regular basis. Paladin’s Board of Directors reviews and approves all equity investment decisions.

A hypothetical 10% adverse change in the stock prices of Paladin’s available-for-sale equity securities would result in an approximate $239 other comprehensive income (loss) (December 31, 2010: $739; January 1, 2010: $6). Paladin does not include in the analysis above investments which are subject to significant influence. The adverse change above does not reflect what could be considered the best or worst case scenarios. Indeed, results could be worse due both to the nature of equity markets and the concentrations existing in Paladin’s equity investment portfolio, in particular where there is less liquidity available as in the case of the small capitalization companies included in the available-for-sale equity securities.

PAYMENT OF DIVIDENDS

Paladin has not paid dividends on its common shares and does not anticipate declaring any dividends in the near future. Paladin’s current policy is to retain earnings to finance the acquisition and development of new products and to reinvest in Paladin. Any future determination to pay dividends is at the discretion of Paladin’s Board of Directors and will depend on Paladin’s financial condition, results of operations, capital requirements and other such factors as the Board of Directors of Paladin deems relevant.

PRODUCT PRICING REGULATION ON CERTAIN PATENTED DRUG PRODUCTS

Certain patented drug products within Paladin’s portfolio of products are subject to product pricing regulation by the PMPRB. The PMPRB’s objective is to ensure that prices of patented products in Canada are not excessive. For new patented products, the price in Canada is limited to either the cost of existing drugs sold in Canada or the median of prices for the same drug sold in other specified industrial countries. For existing patented products prices cannot increase by more than the Consumer Price Index. The PMPRB monitors compliance through a review of the average transaction price of each patented drug product as reported by Paladin over a recurring six-month reporting period.

DISCLOSURE CONTROLS AND PROCEDURES

Paladin’s Chief Executive Officer, interim Chief Executive Officer as of August 18, 2011 and its Chief Financial Officer are responsible for establishing and maintaining Paladin’s disclosure controls and procedures. They are assisted in this responsibility by the other Officers of Paladin. This group requires that it be fully appraised of any material information affecting Paladin so that it may evaluate and discuss this information and determine the appropriateness and timing of public release.

The interim Chief Executive Officer and the Chief Financial Officer, after evaluating the effectiveness of Paladin’s disclosure controls and procedures as at December 31, 2011, have concluded that Paladin’s disclosure controls and procedures are adequate and effective to ensure that material information relating to Paladin and its subsidiaries would have been known to them.

INTERNAL CONTROL OVER FINANCIAL REPORTING

ICFRs are designed to provide reasonable assurance regarding the reliability of Paladin’s financial reporting and compliance with IFRS in its financial statements. Paladin’s interim Chief Executive Officer and Chief Financial Officer, together with other members of management have designed and evaluated the ICFRs to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. This design evaluation included documentation activities, management inquiries and other reviews as deemed appropriate by management in consideration of the size and the nature of Paladin’s business. As at December 31, 2011, management assessed the effectiveness of Paladin’s ICFRs and, based on that assessment, concluded that Paladin’s ICFRs was effective and that there were no material weaknesses in our ICFRs.

The conversion to IFRS from Canadian GAAP impacts the way Paladin presents its financial results. In conjunction with its conversion to IFRS, Paladin completed an assessment of its information systems and based on this review no significant changes to the information systems were required as part of the IFRS conversion process. In addition, the effect of the adoption of IFRS on Paladin’s business activities and internal controls, including disclosure controls and procedures, were reviewed and no significant changes to Paladin’s business activities and internal control environment were required.

RISK FACTORS

For a more detailed discussion of the risk factors that could materially affect the results of operations and the financial condition of Paladin, please refer to Paladin’s Annual Information Form.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In the normal course of business, Paladin secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such are not included herein. Paladin has entered into various agreements, which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of Paladin’s normal course of business are separately disclosed. Paladin is committed to making minimum purchases of inventory, and minimum expenditures for regulatory, selling and marketing services of $10,428, including €2,788 to retain exclusive distribution agreements for certain products. Paladin, as further discussed in Note 29 of the audited annual consolidated financial statements, is also committed to purchase an additional 5% of Pharmaplan’s common shares in 2013, currently estimated to amount to $3,714 (ZAR29,500) and subject to change based upon Pharmaplan’s future operating results. These commitments end in 2015 and annual commitments are as follows:

Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Purchase and service based commitments	$10,428	$3,435	$6,993	$—	$—

In addition, under certain agreements, Paladin may have to pay additional consideration should Paladin achieve certain sales volumes or if certain milestones are met, such as regulatory approval in Canada. Paladin may have to pay up to $5,333 including US$4,211 and £500 over a maximum period of 15 years if it achieves certain product, regulatory or sales milestones on specific products in the future. Paladin has the following commitments related to product license, trademark and distribution agreements:

Commitments	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Milestone based commitments	$6,492	$1,252	$1,278	$100	$3,862
Revenues based commitments	$5,464	$—	$1,526	$125	$3,814

Other contractual commitments

Paladin is committed to invest $500 in form of a secured convertible debenture at the request of a third party with whom it has a strategic commercial relationship. The commitment expires on June 23, 2012. Paladin is also committed to invest at least $48,000 in cash and issue 88,948 of its common shares at $44.97 per share as part of the combined transaction further discussed in the subsequent events paragraph.

SUBSEQUENT EVENTS

Subsequent to the year ended December 31, 2011, Paladin entered into a strategic partnership whereby it will accelerate the purchase of the remaining 55.01% interest in Pharmaplan. Paladin currently does not own and merge the Pharmaplan business with the pharma division of Litha, a publicly listed diversified healthcare company on the Johannesburg Stock Exchange, with headquarters in Johannesburg, South Africa. Under the terms of the combined transactions and subject to certain regulatory and shareholder approvals, Paladin will acquire the 55.01% interest in Pharmaplan for a cash consideration of approximately $38,150 and the issuance of 88,948 of its common shares at $44.97 per share. Litha will then acquire 100% of the share capital of Pharmaplan from Paladin in exchange for cash and the issuance of 169,090,909 shares in Litha at $0.3553 (ZAR2.75) per share. Paladin has also agreed to acquire an additional 72,989,078 shares of Litha from an existing Litha shareholder, the Blackstar Group, at $0.3553 (ZAR2.75) per share. The combined transactions, on an aggregate basis, are anticipated to deploy approximately $48,000 in cash and have Paladin issue 88,948 of its common shares at $44.97 per share and should result in Paladin owning an approximate 45% interest in Litha, making it Litha’s single largest shareholder upon closing. The combined transactions described above in conjunction with certain shareholder agreements are expected to result in Paladin having control over Litha’s operations and it is anticipated to consolidate Litha within Paladin’s consolidated financial statements effective July 2, 2012, the expected closing date. Paladin is currently assessing the effects of this transaction on its consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS (SEPTEMBER 30, 2013)

All numbers are in thousands of Canadian dollars except for share and per share amounts. All other currencies are in thousands.

This management’s discussion and analysis provides our overview of Paladin’s operations, performance and financial condition for the quarter and nine months ended September 30, 2013 and compares these unaudited quarterly results to those of the quarter and nine months ended September 30, 2012. On July 2, 2012, Paladin acquired a controlling interest in Litha and consolidated Litha effective the same date. On January 1, 2013, Paladin acquired a majority interest in Ativa Pharma S.A., subsequently renamed Laboratorios Paladin SA, which is referred to in this proxy statement/prospectus as “Paladin Mexico,” and consolidated Paladin Mexico effective the same date. This MD&A is intended to complement and supplement financial information included in the interim and annual consolidated financial statements, related notes, other financial information found elsewhere in our annual report and in our annual information form or other documents filed on SEDAR at www.sedar.com. As a result, it should be read in conjunction with such financial information. This MD&A is current as at November 8, 2013 and as at this date 20,709,838 shares and 1,326,528 options were issued and outstanding.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements for Paladin and its subsidiaries. These forward looking statements, by their nature, necessarily involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Paladin considers the assumptions on which these forward-looking statements are based to be reasonable at the time they were prepared, but cautions the reader that these assumptions regarding future events, many of which are beyond the control of Paladin and its subsidiaries, may ultimately prove to be incorrect. Factors and risks, which could cause actual results to differ materially from current expectations, are discussed in Paladin’s Annual Report as well as in Paladin’s Annual Information Form for the year ended December 31, 2012. Paladin disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, except as required by law. For additional information on risks and uncertainties relating to these forward-looking statements, investors should consult Paladin’s ongoing quarterly filings, Annual Report and Annual Information Form and other filings found on SEDAR at www.sedar.com.

OVERVIEW & CORPORATE HIGHLIGHTS

Third quarter highlights:

•	Revenues reached $70,993, an increase of 6% over the same period last year.

•	Net income was $13,639, a decrease of 45% over the same period last year.

•	Cash flows from operations reached $21,672, a 12% increase over the same period last year.

•	Adjusted EBITDA was $25,404, an increase of 12% over the same period last year.

•	Consolidated Litha revenues of $28,952, Adjusted EBITDA of $2,906 and net income of $23.

•	Acquired Allon Therapeutics Inc., a Vancouver-based clinical-stage biotechnology company focused on developing and commercializing innovative central nervous therapies.

•	Launched Emtrix®, a unique over-the-counter specifically indicated treatment of nail fungal infections.

•	Issued a combined $12,782 balance of secured loans to two pharmaceutical companies:

•	$8,282 (US$8,000) to Bioniche Life Sciences Inc., which is referred to in this proxy statement/prospectus as “Bioniche,” to refinance and increased Paladin’s portion of Bioniche’s debt to US$30,000. Simultaneously provided $500 of new equity and in-licensed Bioniche’s Phase III bladder cancer product – UrocidinTM.

•	$4,000 to Nuvo further amending the loan agreement with Nuvo to include a third $4,000 loan tranche and the issuance of up to 100,000 warrants to acquire Nuvo common shares.

•	Acquired an additional 16.99% interest in the shares of Litha thereby increasing Paladin’s ownership interest to 61.53%.

Subsequent to the quarter ended September 30, 2013:

•	On November 5, 2013 Paladin announced that it had reached a definitive agreement to be acquired by Endo, a leading U.S.-based specialty pharmaceutical company, in a stock and cash transaction valued at approximately $1.7 billion.

Effective July 2, 2012, Paladin acquired a controlling interest in Litha (refer to section “Business Combinations” for further details). Subsequent to the acquisition of Litha, Paladin is structured into the following two operating segments:

•	Paladin Canada: a specialty pharmaceutical company focused on researching, developing, acquiring, in-licensing, marketing, and distributing innovative pharmaceutical products.

•	Litha: a diversified healthcare company focused on acquiring, in-licensing, marketing, and distributing pharmaceuticals and medical devices as well as supplying vaccines to South Africa and countries comprising the SADC region in conjunction with establishing manufacturing capacity in the biotechnology area of vaccines.

The business activities of Paladin Canada and the Litha division are described as follows:

Paladin’s revenues are principally derived from sales of its pharmaceutical products to pharmaceutical wholesalers, chain pharmacies and licensees in Canada and the rest of the world (excluding Africa).

The Litha division’s revenues are principally derived from sales from pharmaceutical (Litha Pharma), medical (Litha Medical) and biotech (Litha Biotech) divisions in South Africa and the SADC. Litha Pharma revenues are principally derived from sales of pharmaceutical products to pharmaceutical wholesalers, chain pharmacies, government agencies, and hospitals. Litha Medical revenues are principally derived from the sale of medical devices and complementary products to public and private hospitals as well as pharmacies. Litha Biotech revenues are principally derived from sale of vaccines to the government of South Africa and to the private sector.

In addition, Litha Biotech holds an investment in a joint venture in the Biovac. Biovac was established in 2003 between the Government of South Africa and the Biovac Consortium, of which the Litha division owns 85%. Biovac Consortium owns 52.5% of Biovac and the government of South Africa owns the remaining 47.5%. Biovac was formed to establish domestic production facilities to ensure the security and sustainability of vaccine supply to the South African and the greater southern African region. Biovac has established facilities for warehousing, cold chain distribution, research and development and quality control laboratories for vaccines. Following regulatory inspection and certification, commercial manufacturing is anticipated to begin in 2015.

Paladin’s expenses are comprised primarily of cost of goods sold (including royalty payments to those companies from which Paladin licenses its products), selling, marketing, general and administrative expenses and interest expense. In addition, a substantial portion of Paladin’s expenses are related to the amortization of the intangible assets Paladin acquires.

Paladin’s annual and quarterly operating results with respect to Paladin Canada and Litha Pharma are primarily affected by the level of acceptance of Paladin’s products by physicians, pharmacies, hospitals and their patients, and the timing and number of product launches. The level of patient and physician acceptance of the products, the acceptance of government reimbursement on such products, market access, as well as the availability of similar therapies, impact Paladin’s revenues by driving the level and timing of prescriptions for its products. Each new product launch requires significant promotional investment during the first three to five years from launch. The Litha division’s revenues from the Litha Medical and Litha Biotech divisions are mainly affected by the demand of the products by hospitals and pharmacies, request for tenders by government as well as export opportunities within the SADC region.

CRITICAL ACCOUNTING ESTIMATES

Paladin’s condensed interim unaudited consolidated financial statements (“interim financial statements”) are in compliance with International Accounting Standard 34, Interim Financial Reporting, which is referred to in this proxy statement/prospectus as “IAS 34.” Accordingly, certain information and footnote disclosure normally included in annual financial statements prepared in accordance with IFRS, as issued by the IASB, have been omitted or condensed. Paladin’s significant accounting estimates and judgments include revenue recognition, inventory valuation, the valuation of net assets arising from business combinations and investments in associates, the useful lives and fair value of intangible assets and income taxes. For a more detailed discussion of Paladin’s critical accounting estimates, please refer to the management discussion & analysis included in Paladin’s 2012 Annual Report. There have been no material changes to accounting estimates since December 31, 2012.

QUARTERLY INFORMATION (UNAUDITED)

(In thousands of CAD except per share information)

	Q3 F2013	Q2 F2013	Q1 F2013	Q4 F2012	Q3 F2012	Q2 F2012	Q1 F2012	Q4 F2011
Revenues	70,993	67,216	68,961	67,608	66,899	37,136	38,557	37,083
Adjusted EBITDA	25,404	24,867	22,611	24,022	22,723	17,225	18,073	13,952
Net income before income taxes	17,509	19,263	15,171	15,378	30,519	14,991	15,367	16,468
Net Income	13,639	14,407	10,550	11,420	24,735	10,878	11,322	15,772
Net Income attributable to shareholders	13,643	13,621	10,779	12,834	24,872	10,878	11,322	15,772
Earnings per share	$0.66	$0.66	$0.53	$0.63	$1.21	$0.54	$0.56	$0.78
Diluted earnings per share	$0.64	$0.64	$0.51	$0.61	$1.19	$0.52	$0.54	$0.76

RESULTS OF OPERATIONS

Three months ended September 30, 2013 compared to three months ended September 30, 2012, and nine months ended September 30, 2013 compared to nine months ended September 30, 2012.

Paladin is presenting selected financial information derived from Paladin Canada’s unaudited financial statements and the Litha division’s IFRS compliant unaudited financial statements in “ZAR” converted in CAD for information purposes.

Consolidated results from operations:

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Paladin Canada $	The Litha Division $	Total $	Paladin Canada $	The Litha Division $	Total $
Revenues	42,041	28,952	70,993	37,671	29,228	66,899
Cost of sales	11,233	18,473	29,706	10,920	16,333	27,253
Gross Income	30,808	10,479	41,287	26,751	12 895	39,646
Adjusted EBITDA	22,498	2,906	25,404	19,390	3,333	22,723
Net income before income taxes	17,318	191	17,509	30,379	140	30,519
Net income (loss)	13,616	23	13,639	24,892	(157)	24,735
Net income (loss) attributable to shareholders of Paladin	13,661	(18)	13,643	24,892	46	24,938

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Paladin Canada $	The Litha Division $	Total $	Paladin Canada $	The Litha Division $	Total $
Revenues	121,101	86,068	207,169	113,364	29,228	142,592
Cost of sales	33,429	50,812	84,241	32,089	16,333	48,422

Gross Income	87,672	35,256	122,928	81,275	12,895	94,170
Adjusted EBITDA	62,217	10,665	72,882	54,688	3,333	58,021
Net income before income taxes	49,916	2,027	51,943	60,737	140	60,877
Net income (loss)	37,320	1,276	38,596	47,092	(157)	46,935
Net income attributable to shareholders of Paladin	37,445	598	38,043	47,092	46	47,138

The Litha division’s results of operations:

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
	ZAR	CAD	ZAR	CAD
Revenues	266,151	28,952	242,758	29,228
Cost of sales	170,891	18,473	135,659	16,333

Gross Income	95,260	10,479	107,099	12,895
Adjusted EBITDA	26,119	2,906	27,683	3,333
Income before income taxes	1,127	191	1,162	140
Net (loss) income	(453)	23	(1,305)	(157)
Net (loss) income attributable to shareholders of Paladin	(469)	(18)	382	46

	Nine Months Ended September 30, 2013		Nine Months Ended September 30, 2012
	ZAR	CAD	ZAR	CAD
Revenues	798,006	86,068	242,758	29,228
Cost of sales	471,720	50,812	135,659	16,333

Gross Income	326,286	35,256	107,099	12,895
Adjusted EBITDA	98,627	10,665	27,683	3,333
Income before income taxes	18,732	2,027	1,162	140
Net income (loss)	11,867	1,276	(1,305)	(157)
Net income attributable to shareholders of Paladin	5,525	598	382	46

Revenues

Revenues increased $4,094 or 6% to $70,993 for the quarter ended September 30, 2013 from $66,899 for the comparative quarter last year. For the nine months ended September 30, 2013, revenues increased $64,577 or 45% to $207,169 from $142,592 for the same nine-month period last year. On an incremental basis, the consolidation of Litha’s financial results decreased consolidated revenues by $276 for the quarter ended September 30, 2013 and increased consolidated revenues by $56,840 for nine months ended September 30, 2013.

Paladin Canada’s Revenues

Revenues increased $4,370 or 12% to $42,041 for the quarter ended September 30, 2013 from $37,671 for the same comparative quarter last year. For the nine months ended September 30, 2013, revenues increased $7,737 or 7% to $121,101 from $113,364 for the same nine-month period last year.

The increase in revenues for the quarter and the nine months ended September 30, 2013 is attributable to the sales growth of certain promoted products, including Trelstar®, Testim®, Metadol®, Abstral®, Digifab® and Pollinex®-R which combined increased by 11% and 18% for the quarter and nine months ended September 30, 2013 compared to the same comparative periods in 2012. In addition, incremental revenues from products acquired and/or launched, and corporate acquisitions since 2012 contributed $3,466 and $4,027, to the quarter and nine months ended September 30, 2013, respectively, including $3,192 from Binotal®. Paladin Canada’s revenue growth in the quarter and nine months ended September 30, 2013 was offset by $468 and $2,687 from products that were discontinued or experienced supply issues since the same comparative periods in 2012. Furthermore, in accordance with Paladin’s revenue recognition policy, Paladin has deferred revenues of $3,584 as at September 30, 2013 (September 30, 2012—$3,653) of which $2,129 (September 30, 2012—$2,008) is current and is expected to be recognized into revenue over the next twelve months.

Product revenues highlights for Paladin Canada’s most significant promoted products using IMS Canada data for the quarter and the nine months ended September 30, 2013 compared to the quarter and nine months ended September 30, 2012 are as follows:

	Three Months Ended September 30, 2013(1)		Nine Months Ended September 30, 2013(1)
Promoted Products	Sales Data per IMS Canada	% change vs. 2012	Sales Data per IMS Canada	% change vs. 2012
Rx	$		$
Tridural®	3,066	5%	8,948	3%
Trelstar®	2,736	37%	7,841	35%
Testim®	1,450	9%	4,194	10%
Metadol®	3,076	11%	9,150	10%
Abstral®	255	(26%)	827	19%
Digifab®	698	(15%)	2,909	37%
Pollinex®-R	258	n/a	2,029	n/a
Other Rx	378	16%	1,248	52%

Total Rx	11,917	12%	37,146	23%

OTC
Plan B®	2,577	9%	7,641	11%
Other OTC	2,714	8%	8,009	6%

Total OTC	5,291	8%	15,650	8%

Total	17,208	11%	52,796	18%

(1)	Paladin has chosen not to disclose detailed product by product revenues information for competitive reasons, however, the table above does include detailed IMS Canada’s Canadian Drug and Hospital Audit data, essentially projected Canadian hospital and pharmacy purchase volume data, to allow the reader to better understand revenue changes from period to period on certain significant products. It is important that readers of this data note that IMS Canada data may not necessarily correspond to Paladin’s recording of revenue in accordance with IFRS.

Generic versions of Pennsaid® and Plan B®, respectively, have been approved in Canada and while it is not yet known if or when the generic version of Pennsaid® will be sold in the Canadian market, the generic version of Plan B® was launched in September 2011. Should a generic version of Pennsaid® successfully commercially launch, the sales of Pennsaid® would decline significantly. According to IMS Canada sales data Plan B® sales increased during the quarter and the nine months ended September 30, 2013 increased by 9% and 11% compared to the same comparative periods in 2012 due to a shortage of the generic product.

The Litha Division’s Revenues

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change vs. 2012	2013
	$	$		$
Litha Pharma	14,194	16,245	(13%)	44,917
Litha Medical	11,682	9,342	25%	27,994
Litha Biotech	3,076	3,641	(16%)	13,157

Total Litha Division revenues	28,952	29,228	(1%)	86,068

Litha Pharma Division

The decrease is mainly attributable to unfavourable translational foreign exchange of $2,214 as a result of the strengthening of the CAD relative to the ZAR.

Litha Medical Division

The increase is attributable to incremental revenues from sales of instruments and tender-based forensic kits, partly offset by unfavourable translational foreign exchange of $1,273 as a result of the strengthening of the CAD relative to the ZAR.

Litha Biotech Division

The decrease is mainly attributable to unfavourable translational foreign exchange of $496 as a result of the strengthening of the CAD relative to the ZAR. The decrease is also attributable to weaker rabies vaccines sales in the quarter ended September 30, 2013 compared to the comparative quarter in 2012. The Litha Biotech revenues exclude the joint venture in Biovac which is accounted for separately under “Share of net (income) loss from a joint venture” in the interim consolidated income statements.

Gross Income

Gross income increased $1,641 or 4% to $41,287 for the quarter ended September 30, 2013 from $39,646 for the same comparative quarter last year. For the nine months ended September 30, 2013, gross income increased $28,758 or 31% to $122,928 from $94,170 for the same period last year. Gross income, as a percentage of revenues, decreased by 1% to 58% for the quarter ended September 30, 2013 from 59% from the same comparative period last year. Gross income, as a percentage of revenues, decreased by 7% to 59% for the nine months ended September 30, 2013 from 66% from the same comparative period last year. The decrease in gross income as a percentage of revenues for the quarter ended September 30, 2013 relative to the comparative period last year is mainly attributable to decreased margins in the Litha division mainly as a result of unfavourable transactional foreign exchange variances on cost of sales. The decrease in gross income as a percentage of revenues for the nine months ended September 30, 2013, relative to the comparative period last year, was attributable to the consolidation of the Litha division’s results which have a lower gross income margin than Paladin.

Paladin Canada’s contribution to gross income

Gross income increased $4,057 or 15% to $30,808 for the quarter ended September 30, 2013 from $26,751 for the same comparative quarter last year. For the nine months ended September 30, 2013, gross income increased $6,397 or 8% to $87,672 from $81,275 for the same period last year. Gross income, as a percentage of revenues, increased by 2% to 73% for the quarter ended September 30, 2013 from 71% for the same comparative quarter last year. For the nine months ended September 30, 2013, gross income, as a percentage of revenues, remained steady at 72% compared to the same period last year. The increase in gross income as a percentage of revenues for the quarter ended September 30, 2013 relative to the comparative quarter last year was mainly the result of product mix, including higher margins earned on Binotal® sales.

The Litha division’s contribution to gross income

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% change vs. 2012	2013
	$	$		$
Litha Pharma	5,211	8,158	(36%)	20,796
Litha Medical	4,221	3,707	14%	11,052
Litha Biotech	1,047	1,030	2%	3,408

Total Litha division gross margin	10,479	12,895	(19%)	35,256

Gross income as a percentage of revenues decreased 8% to 36% from 44% from the same comparative quarter last year. Gross income as a percentage of revenues for the nine months ended September 30, 2013 was 41%.

Litha Pharma Division

The decrease is attributable to unfavourable translational foreign exchange of $1,112 as a result of the strengthening of the CAD relative to the ZAR. The decrease is also attributable to unfavourable transactional foreign exchange impact on cost of sales and decreased margins as a result of increased marketing allowances to promote certain products. For the quarter ended September 30, 2013, gross income as a percentage of revenues decreased 13% to 37% from 50% for the same comparative quarter last year. Gross income as a percentage of revenues for the nine months ended September 30, 2013 was 46%.

Litha Medical Division

The increase is attributable to incremental gross income from instruments and tender-based forensic kits, partly offset by unfavourable translational foreign exchange of $505 as a result of the strengthening of the CAD relative to the ZAR. Gross income as a percentage of revenues decreased 4% to 36% from 40% from the same comparative quarter last year. The decrease in gross margin as a percentage of revenue is mainly the result of lower margins on the instruments incremental sales and unfavourable transactional foreign exchange impact on its cost of sales. Gross income as a percentage of revenues for the nine months ended September 30, 2013 was 39%.

Litha Biotech Division

The increase is attributable to incremental gross income of $157 partly offset by unfavourable translational foreign exchange of $140 as a result of the strengthening of the CAD relative to the ZAR. Gross income as a percentage of revenues increased 6% to 34% from 28% from the same comparative quarter last year. The increase in gross margin as a percentage of revenue is primarily due to minimal transactional foreign exchange impact on its cost of sales during the quarter ended September 30, 2013 resulting from renewed contractual supply terms limiting foreign exchange exposure compared to significant unfavourable transactional foreign exchange impact on its cost of sales during the same comparative quarter last year. Gross income as a percentage of revenues for the nine months ended September 30, 2013 was 26%. The Litha Biotech gross income excludes the joint venture in Biovac which is accounted for separately under “Share of net (income) loss from a joint venture” in the interim consolidated income statements.

Selling, General and Administrative Expense

Selling, general and administrative expense decreased $760 or 5% to $16,057 for the quarter ended September 30, 2013 from $16,817 for the same comparative period last year. For the nine months ended September 30, 2013, selling, general and administrative expense increased $15,312 or 46% to $48,817 from $33,505. For the three months ended September 30, 2013, selling, general and administrative expense, as a percentage of revenues decreased to 23% compared to 25% for the same period last year. For the nine months ended September 30, 2013, selling, general and administrative expense, as a percentage of revenues slightly increased to 24% from 23% compared to the same period last year.

Paladin Canada Selling, General and Administrative Expense

Selling, general and administrative expense increased $1,317 or 18% to $8,532 for the quarter ended September 30, 2013 from $7,215 for the same comparative period last year. For the nine months ended September 30, 2013, selling, general and administrative expense increased $474 or 2% to $24,377 from $23,903. Selling, general and administrative expense, as a percentage of revenues, increased to 20% for the quarter ended September 30, 2013 compared to 19% for the same quarter last year. For the nine months ended September 30, 2013, selling, general and administrative expense, as a percentage of revenues decreased to 20% compared to 21% for the same period last year.

The increase in selling, general and administrative expenses for the quarter and nine months ended September 30, 2013 compared to the same comparative periods last year is mainly the result of increased overhead relating to Paladin’s growth trajectory, corporate and business development transactional expenses as well as promotional launch-related marketing expenses partially offset by decreased selling expenses resulting from economies of scale. The promotional activities driving selling and marketing costs primarily relate to Paladin’s continued promotional activities for Tridural®, Trelstar®, Testim®, Metadol®, Plan B®, and the product launch costs related to Abstral®, Oralair®, AmnioSenseTM, VagiSenseTM, Pollinex®-R and Silenor®.

The Litha Division Selling, General and Administrative Expense

Selling, general and administrative expense decreased $2,077 or 22% to $7,525 for the quarter ended September 30, 2013 from $9,602 for the same comparative period last year. For the nine months ended September 30, 2013, selling, general and administrative expense was $24,440. Selling, general and administrative expense, as a percentage of revenues, decreased to 25% for the quarter ended September 30, 2013 compared to 33% for the same quarter last year. Selling, general and administrative expense, as a percentage of revenues was 28% for the nine months ended September 30, 2013. The decrease in the selling, general and administrative expenses for the quarter ended September 30, 2013 compared to the same comparative period last year of $1,309 is mainly the result of favourable translational foreign exchange as a result of the strengthening of the CAD relative to the ZAR, as well as the timing of certain business development and business integration expenditures.

Research and Development Expense

Research and development expense increased $994 or 64% to $2,548 for the quarter ended September 30, 2013 from $1,554 for the same comparative quarter last year. For the nine months ended September 30, 2013, research and development expense increased $1,354 or 23% to $7,335 from $5,981 for the nine months ended September 30, 2012. Research and development expense, as a percentage of revenues, increased by 2% to 4% for the quarter ended September 30, 2013 from 2% for the same quarter last year. For the nine months ended September 30, 2013, research and development expenses, as a percentage of revenues, remained steady at 4% compared to the same period last year. The increase in research and development expenses for the quarter ended September 30, 2013 compared to the same comparative quarter last year is mainly due to product submission fees and a milestone payment for an unapproved product. For the nine months ended September 30, 2013, the increase in research and development expense is mainly due to the Litha division related incremental research and development costs of $701, product submission fees and license and milestone payments for unapproved products partially offset by a reduction in Labopharm related research and development expenses compared to the nine month period ended September 30, 2012.

Interest Income

Interest income increased $1,274 or 88% to $2,722 for the quarter ended September 30, 2013 from $1,448 for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, interest income increased $2,769 or 83% to $6,106 from $3,337 for the nine months ended September 30, 2012. The increase in interest income for the quarter ended September 30, 2013 compared to the comparative quarter last year is primarily the result of several strategic investments made over the course of the current year yielding higher interest than Paladin’s cash and marketable securities balances. The increase in interest income for the nine months ended September 30, 2013 compared to the comparative period last year is primarily the result of several strategic investments made over the course of the current year yielding higher interest than Paladin’s cash and marketable securities balances and higher average daily cash and marketable securities balances. Furthermore, the increase is impacted by incremental interest income earned by the Litha division of ($15) and $509 for the quarter and nine months ended September 30, 2013, respectively.

Amortization of Intangible Assets

Amortization expense increased $790 or 17% to $5,551 for the quarter ended September 30, 2013 from $4,761 for the same period last year. For the nine months ended September 30, 2013, amortization expense increased $4,919 or 47% to $15,487 from $10,568 for the same period last year. The increase in amortization expense for the quarter ended September 30, 2013 compared to the same quarter last year is the result of amortization related to the acquisition of Binotal® in June 2013, partially offset by favourable translational foreign exchange on the Litha division intangibles as a result of the strengthening of the CAD relative to the ZAR and certain intangible assets having reached full amortization during the period. The increase in the amortization expense for the nine month period ended September 30, 2013 compared to the same period last year is the result of amortization related to the acquisition of intangible assets, mostly through the acquisition of Litha in July 2012 and the acquisition of Binotal® in June 2013, partially offset by favourable translational foreign exchange on the Litha division intangibles as a result of the strengthening of the CAD relative to the ZAR and certain intangible assets having reached full amortization during the period.

Depreciation of Property, Plant and Equipment

Depreciation expense increased $115 or 56% to $321 for the quarter ended September 30, 2013 from $206 for the same period last year. For the nine months ended September 30, 2013, depreciation expense increased $711 or 277% to $968 from $257 for the same period last year. The increase in depreciation expense was mainly attributed to the property, plant and equipment acquired through the Litha transaction.

Other Finance Expense (Income)

Other finance expense was $468 for the quarter ended September 30, 2013, compared to other finance income of $45 for the same comparative quarter last year. During the quarter ended September 30, 2013, Paladin recorded an impairment of $500 on a certain financial asset held by Paladin, disposed of certain shares held in portfolio companies for a net loss of $21 and recorded other finance income of $32. Paladin’s consolidation of the Litha division’s results accounted for $21 in other finance income for the quarter ended September 30, 2013. During the quarter ended September 30, 2012, Paladin disposed of certain shares held in portfolio companies for proceeds of $36, representing a net loss of $68. Furthermore, Paladin recorded a loss of $4 on the re-measurement of the fair value of a conversion option held on one of its convertible debentures using the Black-Scholes valuation model. Moreover, during the same quarter, Paladin recorded $94 in interest accretion on its convertible debentures. The consolidation of the Litha division’s results accounted for $23 in other finance income for the three months ended September 30, 2012.

Other finance expense was $1,251 for the nine months ended September 30, 2013, compared to $850 for the same comparative period last year. During the nine months ended September 30, 2013, Paladin recorded an impairment of $1,165 on a certain financial asset held by Paladin, interest accretion of $84 and a loss of $173 on the re-measurement of the fair value of a conversion option using the Black-Scholes valuation model on a certain convertible debenture held as a financial asset. In addition, Paladin disposed of certain shares held in portfolio companies for proceeds of $77, representing a net loss of $94. Moreover, Paladin recorded other finance income of $32. The consolidation of the Litha division’s results accounted for $66 in other finance income for the nine months ended September 30, 2013. During the nine months ended September 30, 2012, in accordance with IAS 39, Paladin re-measured the fair value of conversion options held on certain of its convertible debentures using the Black-Scholes valuation model in conjunction with the effective interest residual method and recorded an unrealized loss on these derivatives of $658. Moreover, during the same period, Paladin recorded $272 in interest accretion on these same convertible debentures. Furthermore, Paladin disposed of certain shares held in portfolio companies for proceeds of $835, representing a net loss of $487. The consolidation of the Litha division results accounted for $23 in other finance income for the nine months ended September 30, 2012.

Other Income

Other income was $13 for the quarter ended September 30, 2013, compared to $2,189 for the same comparative quarter last year. During the quarter ended September 30, 2013, Paladin recorded other expenses of $25 offset with $38 of other income recorded upon the consolidation of the Litha division’s results. During the quarter ended September 30, 2012, Paladin fully discharged its liability on a Labopharm finance lease through an assignment agreement and recorded a gain of $2,108. Furthermore, Paladin recorded income from an operating lease of $71 offset by other expenses of $15. The consolidation of the Litha division results accounted for $25 in other finance income for the quarter ended September 30, 2013.

Other income was $562 for the nine months ended September 30, 2013, compared to $3,106 for the same comparative quarter last year. During the nine months ended September 30, 2013, Paladin recorded a $340 gain on the disposition of certain intangible assets. In addition, Paladin recorded income from an operating lease of $111 and other expenses of $10. The consolidation of the Litha division’s results accounted for $122 in other income for the nine months ended September 30, 2013. During the nine months ended September 30, 2012, Paladin fully discharged its liability on a Labopharm finance lease through an assignment agreement and recorded a gain of $2,108. In addition, Paladin disposed of certain assets and licensed certain research and development activities and recorded a gain of $917. Furthermore, Paladin recorded income from an operating lease of $71 offset by other expenses of $15. The consolidation of the Litha division’s results accounted for $25 in other finance income for the nine-months ended September 30, 2013.

Foreign Exchange Loss

During the quarter ended September 30, 2013, Paladin recorded a foreign exchange loss of $980. Paladin recorded a loss of $1,155 mainly as a result of the strengthening of the CAD relative to the ZAR and the weakening of the CAD relative to EURO and USD impacting Paladin’s net monetary position in these currencies during the quarter ended September 30, 2013. The Litha division recorded a gain of $175 for quarter ended September 30, 2013 mainly due to the weakening of the ZAR relative to the USD and EURO impacting the Litha division’s net monetary position as well as the effects of the forward contracts held during and as at the quarter ended September 30, 2013.

During the quarter ended September 30, 2012, Paladin recorded a foreign exchange loss of $84. Paladin recorded a loss of $542 mainly as a result of the strengthening of the CAD relative to the EURO and the ZAR impacting Paladin’s net monetary position in these currencies during the quarter ended September 30, 2012. The loss was partially offset by a gain of $458 on foreign exchange forward contracts held by the Litha division.

During the nine months ended September 30, 2013, Paladin recorded a foreign exchange loss of $578. Paladin Canada recorded a loss of $2,007 mainly as a result of the strengthening of the CAD relative to the ZAR and the weakening of the CAD relative to EURO and USD impacting Paladin’s net monetary position in these currencies during the nine months ended September 30, 2013. The Litha division recorded a gain of $1,429 for the nine months ended September 30, 2013 mainly due to the weakening of the ZAR relative to the USD and EURO impacting the Litha division’s net monetary position as well as the effects of the forward contracts held during and as at the nine months ended September 30, 2013.

During the nine months ended September 30, 2012, Paladin recorded a foreign exchange loss of $122. Paladin recorded a loss of $580, mainly as a result of the strengthening of the CAD relative to the EURO and the ZAR impacting Paladin’s net monetary position in these currencies during the nine months ended September 30, 2012. The loss was partially offset by a gain of $458 on foreign exchange forward contracts held by the Litha division.
Interest Expense

Interest expense decreased $36 or 4% to $905 for the quarter ended September 30, 2013 from $941 for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, interest expense increased $1,808 or 189% to $2,764 from $956 for the nine months ended September 30, 2012. The interest expense was substantially incurred by The Litha division on a bank overdraft and financial liabilities including a finance lease liability.

Share of Net (Income) Loss from a Joint Venture

The Biovac Institute

Paladin has an ownership interest of 61.53% in the Litha division which has an ownership interest of 85% in Biovac Consortium. Biovac Consortium has an ownership interest of 52.5% in Biovac. The Government of South Africa jointly controls and is a 47.5% shareholder of Biovac. The investment is accounted for as an investment in joint venture effective July 2, 2012 (refer to paragraph “Interest in a Joint Venture” for further details).

Paladin’s share of Biovac’s net income for the quarter ended September 30, 2013 is $337, compared to a net loss of $771 for the same comparative period last year. For the nine months ended September 30, 2013, Paladin recorded a net loss of $522 from Biovac, primarily related to losses on foreign exchange forward contract revaluations. Refer to paragraph “Interest in a Joint Venture” for further details.

Share of Net Loss (Income) from Associates

Pharmaplan

As of July 2, 2012, Paladin acquired the remaining 55.01% interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa, Paladin did not own and merged the Pharmaplan business with Litha Pharma. Effective July 2, 2012, Pharmaplan is a wholly owned subsidiary of the Litha division and is accounted for as part of the consolidation of the Litha division within Paladin’s consolidated results.

Paladin’s share of Pharmaplan’s net income for quarter and nine months ended September 30, 2013 was $nil compared to $nil and $949, respectively, for same comparative periods last year due to the merger transaction described above and its effects on the accounting for Pharmaplan results post the merger effective July 2, 2012.

Firefly

The investment in associate relates to a 30% investment in a property holding company, Firefly, held by Litha. Paladin’s share of Firefly’s net loss for the quarter ended September 30, 2013 is $20, compared to a net income of $31 for the same comparative period last year. For the nine months ended September 30, 2013, Paladin recorded a net gain of $69. Refer to paragraph “Investment in Associates” for further details.

Gain on Revaluation of Equity Investment

Prior to the Combined Transactions discussed in the section “Business combinations”, Paladin held a 44.99% interest in Pharmaplan and considered it an equity investment recorded at a value of $18,480. In conjunction with Paladin’s acquisition of the remaining 55.01% interest in Pharmaplan, Paladin, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

Provision for Income Taxes

The provision for income taxes decreased $1,914 or 33% to $3,870 for the quarter ended September 30, 2013 from $5,784 for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, income tax expense decreased $595 or 4% to $13,347 from $13,942 for the nine months ended September 30, 2012. For the three and nine-month periods ended September 30, 2013, the effective tax rate was 22% and 26%, respectively, compared to 32% and 29% for the same comparative periods last year.

Paladin Canada

The provision for income taxes decreased $1,785 or 33% to $3,702 for the quarter ended September 30, 2013 from $5,487 for the same comparative quarter last year. For the quarter ended September 30, 2013, the effective tax rate was 21% compared to 30%, for the quarter ended September 30, 2012. The decrease in tax rate in the quarter ended September 30, 2013 compared to the same period of 2012 is attributed to the recognition of the tax benefit related to previously unrecognized tax attributes during the current quarter.

The provision for income taxes decreased $1,049 or 8% to $12,597 for the nine months ended September 30, 2013 from $13,646 for the same comparative period last year. For the nine months ended September 30, 2013, the effective tax rate was 25% compared to 28%, for the nine months ended September 30, 2012. The decrease in tax rate in the quarter ended September 30, 2013 compared to the same period of 2012 is attributed to the recognition of the tax benefit related to previously unrecognized tax attributes in 2013.

Paladin Canada has the following tax pools detailed below which may be applied against taxable income:

Canada	Available $	Recognized $	Expiration
Non-capital losses
Federal	48,474	2,918	2026-2032
Provincial	48,474	2,918	2026-2032

Scientific Research and Experimental Development expenditures
Federal	79,677	58,307	N/A
Provincial	31,280	15,049	N/A
Investment tax credits
Federal	31,111	22,699	2021-2032

Foreign subsidiaries	Available $	Recognized $	Expiration
Non-capital tax losses
Barbados	20,745	3,726	2013-2021
Ireland	192,027	14,486	N/A
United States	412	130	2027-2032	(i)

(i)	The US non-capital tax losses are subject to certain restrictions by the application of Section 382 of the Internal Revenue Code of the United States.

The amount of the tax benefit claimed in the current and prior years, is subject to audit by the taxation authorities and could be reduced by a material amount in the future.

The Litha Division

The provision for income taxes decreased $129 or 43% to $168 for the quarter ended September 30, 2013 from $297 for the same comparative quarter last year. For the quarter ended September 30, 2013, the effective tax rate was (135%) compared to 34%, for the quarter ended September 30, 2012. The increase in tax rate in the quarter ended September 30, 2013 compared to the same period of 2012 is attributed to the de-recognition of previously recognized tax attributes and a net increase in permanent differences as a proportion of net income before taxes.

The provision for income taxes was $751 for the nine months ended September 30, 2013. For the nine months ended September 30, 2013, the effective tax rate was 30% compared to the South African statutory rate of 28% due to non-deductible expenses, mainly share based compensation and certain interest expenses.

Net Income

Due to the factors set forth above, net income decreased by $11,096 or 45% to $13,639 for the quarter ended September 30, 2013 from $24,735 for the same comparative quarter last year. For the nine months ended September 30, 2013, net income decreased $8,339 or 18% to $38,596 from $46,935 for the nine months ended September 30, 2012. The consolidation of Litha’s results accounted for $23 in net income and $1,276 in net income for the quarter and nine month period ended September 30, 2013, respectively, compared to $157 in net loss for the same comparative periods last year.

Net Income Attributable to Shareholders of Paladin

Due to the factors set forth above, net income attributable to shareholders of Paladin decreased by $11,295 or 45% to $13,643 for the quarter ended September 30, 2013 from $24,938 for the same comparative quarter last year. For the nine months ended September 30, 2013, net income attributable to the shareholders of Paladin decreased $9,095 or 19% to $38,043 from $47,138 for the nine months ended September 30, 2012. The consolidation of Litha’s results accounted for $18 in net loss and $598 in net income attributable to shareholders for the quarter and nine month period ended September 30, 2013, respectively, compared to $46 in net loss for the same comparative periods last year.

Net Income (Loss) Attributable to Non-Controlling Interests

The net loss attributable to non-controlling interests for the quarter ended September 30, 2013 consists of: $9 net loss for the 38.47% economic ownership of Litha not held by Paladin’s shareholders; $50 net income for the 15% non-controlling interest in Biovac Consortium not held by Litha; and, a net loss of $45 for the 49.99% economic ownership of Paladin Mexico not held by Paladin’s shareholders. The net income attributable to non-controlling interests for the nine months ended September 30, 2013 consists of: $757 for the 38.47% economic ownership of Litha not held by Paladin’s shareholders; net loss of $79 for the 15% non-controlling interest in Biovac Consortium not held by Litha; and $125 for the 49.99% economic ownership of Paladin Mexico not held by Paladin’s shareholders. The net loss attributable to non-controlling interests for the three and nine month periods ended September 30, 2012 consist of: $87 for the 55.56% economic ownership of Litha not held by Paladin’s shareholders; and $116 for the 15% non-controlling interest in the Biovac Consortium not held by Litha.

Liquidity and Capital Resources

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Paladin board of directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

Paladin believes that its existing cash, cash equivalents and marketable securities, as well as cash generated from operations are sufficient to finance its current operations, working capital requirements and future product acquisitions. At present, Paladin is actively pursuing other acquisitions that may require the use of substantial capital resources.

Paladin has a $15,000 extendable revolving unsecured credit facility in place with one of Paladin’s bankers. As at November 8, 2013, approximately $500 is being utilized for certain operational letter of credits.

The table below sets forth a summary of cash flow activity and should be read in conjunction with Paladin’s consolidated cash flows statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013 $	2012 $	2013 $	2012 $
Cash inflow from operating activities	21,672	19,384	63,078	45,907
Net cash outflow from investing activities	(45,474)	(60,070)	(112,664)	(23,952)
Net cash inflow (outflow) from financing activities	393	(2,302)	898	(3,910)
Foreign exchange rate (loss) gain on cash and cash equivalents	(42)	491	(107)	425

(Decrease) increase in cash and cash equivalents during the period	(23,451)	(42,497)	(48,795)	18,470
Cash and cash equivalents, beginning of period	93,400	133,082	118,744	72,115

Cash and cash equivalents, end of period	69,949	90,585	69,949	90,585
Marketable securities, end of period	165,723	147,095	165,723	147,095
Bank overdraft	(4,945)	(6,486)	(4,945)	(6,486)

Cash, cash equivalents and marketable securities net of bank overdraft, end of period	230,727	231,194	230,727	231,194

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Paladin Canada $	The Litha Division $	Consolidated $	Paladin Canada $	The Litha Division $	Consolidated $
Cash inflow (outflow) from operating activities	18,497	3,175	21,672	19,686	(302)	19,384

Net cash outflow from investing activities	(45,357)	(117)	(45,474)	(65,122)	(233)	(65,355)
Cash inflow upon acquisition	—	—	—	—	5,285	5,285

Total net cash (outflow) inflow from investing activities	(45,357)	(117)	(45,474)	(65,122)	5,052	(60,070)
Net cash inflow (outflow) from financing activities	2,028	(1,635)	393	(3,185)	883	(2,302)
Foreign exchange (loss) gain on cash and cash equivalents	(42)	—	(42)	491	—	491

(Decrease) increase in cash and cash equivalents during the period	(24,874)	1,423	(23,451)	(48,130)	5,633	(42,497)
Cash and cash equivalents, beginning of period	90,555	2,845	93,400	133,082	—	133,082

Cash and cash equivalents, end of period	65,681	4,268	69,949	84,952	5,633	90,585
Marketable securities, end of period	165,723	—	165,723	147,095	—	147,095
Bank overdraft	—	(4,945)	(4,945)	—	(6,486)	(6,486)

Cash, cash equivalents and marketable securities net of bank overdraft, end of period	231,404	(677)	230,727	232,047	(853)	231,194

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Paladin Canada $	The Litha Division $	Consolidated $	Paladin Canada $	The Litha Division $	Consolidated $
Cash inflow (outflow) from operating activities	58,390	4,688	63,078	46,209	(302)	45,907

Net cash (outflow) inflow from investing activities	(111,279)	(1,385)	(112,664)	(29,004)	(233)	(29,237)
Cash inflow upon acquisition	—	—	—	—	5,285	5,285

Total net cash (outflow) inflow from investing activities	(111,279)	(1,385)	(112,664)	(29,004)	5,052	(23,952)
Net cash inflow (outflow) from financing activities	5,448	(4,550)	898	(4,793)	883	(3,910)
Foreign exchange (loss) gain on cash and cash equivalents	(107)	—	(107)	425	—	425

(Decrease) increase in cash and cash equivalents during the period	(47,548)	(1,247)	(48,795)	12,837	5,633	18,470
Cash and cash equivalents, beginning of period	113,229	5,515	118,744	72,115	—	72,115

Cash and cash equivalents, end of period	65,681	4,268	69,949	84,952	5,633	90,585
Marketable securities, end of period	165,723	—	165,723	147,095	—	147,095
Bank overdraft	—	(4,945)	(4,945)	—	(6,486)	(6,486)

Cash, cash equivalents and marketable securities net of bank overdraft, end of period	231,404	(677)	230,727	232,047	(853)	231,194

Paladin’s cash, cash equivalents and marketable securities net of bank overdraft decreased by $27,231 to $230,727 at September 30, 2013 from $257,958 at December 31, 2012. The decrease is primarily a result of cash outflows for purchases of long-term financial assets of $42,190, acquisition of additional interest in Litha of $26,199, acquisition of intangible assets of $24,254 and repayment of long-term liabilities of $3,228, partially offset by cash flows generated from operating activities of $63,078 and common shares issued for cash of $5,481. Working capital (current assets less current liabilities) increased $4,636 to $260,123 at September 30, 2013 from $255,487 at December 31, 2012 primarily due to the investment in the Bioniche short-term loan partially offset by a decrease in the cash, cash equivalents and marketable securities net of bank overdraft explained above.

Cash flows from operating activities increased 12% or $2,288 to $21,672 for the quarter ended September 30, 2013 from $19,384 for the same comparative quarter last year. Cash flows from operating activities for the nine months ended September 30, 2013 increased 37% or $17,171 to $63,078 compared to $45,907 for the nine months ended September 30, 2012.

Cash flows from operating activities represent the cash flows from net earnings, excluding revenues and expenses not affecting cash, principally amortization and depreciation, deferred taxes, share-based compensation expense, foreign exchange (gains) losses, other income, share of net (income) loss from associates, share of net (income) loss from a joint venture and other finance expense in addition to net changes in non-cash balances relating to operations.

Cash flows used in investing activities were $45,474 and $60,070 for the quarters ended September 30, 2013 and 2012, respectively. During the quarter ended September 30, 2013, Paladin invested $26,208 in the acquisition of 16.99% additional interest in Litha, $12,782 in purchases of financial assets, $5,707 in purchases of marketable securities net of proceeds upon maturity, $573 in purchases of intangible assets and $283 in purchases of property, plant and equipment, partially offset by proceeds from disposal of property, plant and equipment of $70. During the quarter ended September 30, 2012, Paladin invested $18,986 in marketable securities net of cash flows generated by maturing marketable securities, invested $42,356 in acquisition of subsidiaries (net of cash acquired upon acquisition), received $1,682 in dividends from an associate, invested $404 in acquisition of property, plant and equipment, invested $82 in acquisition of intangible assets offset by proceeds of $76 in disposal of financial assets and property plant and equipment.

Cash flows used in investing activities were $112,664 and $23,952 for the nine months ended September 30, 2013 and 2012, respectively. During the nine months ended September 30, 2013 Paladin invested $42,190 towards purchases of financial assets, $26,208 for the acquisition of an additional 16.99% interest in Litha, $24,254 towards purchases of intangible assets, $19,602 towards purchases of marketable securities net of proceeds upon maturity and $643 towards purchases of property, plant and equipment, partially offset by proceeds from disposal of financial assets and intangible assets of $224. During the nine-months ended September 30, 2012 Paladin collected $19,122 from maturing marketable securities net of cash flows used to acquire marketable securities, received $3,319 in form of dividends from an associate, received $717 from disposal of intangible assets and $835 from disposal of financial assets and received $40 from the disposal of property plant and equipment. Paladin invested $42,356 towards the acquisition of subsidiaries, $4,000 towards a secured debenture, $995 towards the repayment of a balance of sale payable, invested $527 in property, plant and equipment and invested $107 in intangible assets.

Cash flows generated from financing activities were $393 compared to cash flows used in financing activities of $2,302 for the quarters ended September 30, 2013 and 2012, respectively. During the quarter ended September 30, 2013, Paladin received $2,060 from share option exercises and the issuance of common shares under the share purchase plan for cash. The cash inflows from financing activities were partially offset by a repayment of long-term liabilities of $1,039 and $628 of bank overdraft. During the quarter ended September 30, 2012, Paladin paid $3,366 to extinguish the Labopharm lease and repaid $536 of long-term liabilities. In addition, during the same quarter, Paladin received $181 from share option exercises and the issuance of common shares under the share purchase plan for cash, obtained additional loans and other balances payable of $700 and increased a bank overdraft by $719.

Cash flows generated from financing activities were $898 compared to cash flows used in financing activities of $3,910 for the nine months ended September 30, 2013 and 2012, respectively. During the nine months ended September 30, 2013, Paladin received $5,481 from share option exercises and the issuance of common shares under the share option purchase plan for cash. The cash inflows from financing activities were partially offset by a repayment of long-term liabilities of $3,228 and $1,355 of bank overdraft. During the nine months ended September 30, 2012, Paladin used $2,278 to repurchase 58,716 of its own common shares under the terms of its normal course issuer bid, paid $3,366 to extinguish the Labopharm lease, repaid $500 related to the Labopharm finance lease obligations and repaid $556 of loan indebtedness. In addition, during the same period, Paladin received $1,351 from share option exercises and the issuance of common shares under the share purchase plan for cash, obtained additional loans and other balances financing of $700 and increased a bank overdraft by $719.

SEGMENT INFORMATION

Paladin, prior to the Litha acquisition effective July 2, 2012, had one reportable segment, namely the research and, development, in-licensing, acquisition, marketing and distribution of pharmaceutical products in Canada and internationally. In accordance with IFRS, the Litha acquisition represents a significant financially distinct component of Paladin’s operations whose operating results are regularly reviewed by Paladin’s Chief Executive Officer in making decisions about resources to be allocated to the segment and in assessing its performance. For internal management reporting purposes, Paladin is now structured and presents its financial information in two separate operating segments as follows:

•	Paladin Canada: focused on the in-licensing, acquisition, marketing, distribution and development of pharmaceutical products in Canada and internationally (excluding the South African and SADC market which is part of the Litha division segment below). The Paladin Canada group carries out business mainly in Canada with certain operating revenue streams in Europe, Barbados, United States, Australia and New Zealand. Substantially all of the Paladin group tangible assets are located in Canada. In addition, the operating segment earns interest income from the investment of its excess cash.

•	The Litha Division: focused on in-licensing, acquisition, marketing, distribution, assembly and research and development of medical devices and consumables as well as in-licensing, distribution and establishing manufacturing capacity in the biotechnology area of vaccines South Africa and the SADC region.

No other operating segments have been aggregated to form the above reportable operating segments. Management monitors the operating results of its segments separately for the purpose of making decisions about resource allocation and performance assessments. Segment performance is evaluated based on revenue growth, Adjusted EBITDA, earnings before under-noted items and net income (loss) and is measured consistently with revenue growth, earnings before undernoted items and net income (loss) in the annual audited consolidated financial statements.

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Paladin Canada	The Litha Division	Consolidated	Paladin Canada	The Litha Division	Consolidated
	$	$	$	$	$	$
Revenues from external customers	42,041	28,952	70,993	37,671	29,228	66,899
Segment net income (loss)	13,616	23	13,639	24,892	(157)	24,735

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Paladin Canada	The Litha Division	Consolidated	Paladin Canada	The Litha Division	Consolidated
	$	$	$	$	$	$
Revenues from external customers	121,101	86,068	207,169	113,364	29,228	142,592
Segment net income (loss)	37,320	1,276	38,596	47,092	(157)	46,935

	Paladin	Litha	Consolidated
Segment assets	$	$	$
September 30, 2013	457,885	147,813	605,698
December 31, 2012	437,280	167,237	604,517

Segment liabilities
September 30, 2013	62,777	89,761	152,538
December 31, 2012	61,003	92,999	154,002

There are no significant inter-segment operating transactions and adjustments.

INTEREST IN A JOINT VENTURE

As part of the acquisition of Litha, Paladin acquired a 52.5% interest in Biovac on July 2, 2012—refer to the “Business Combinations” paragraph below for additional information. Biovac is a jointly controlled entity with the Government of South Africa, involved in the production and commercialization of vaccines in South Africa and SADC. The interest in the joint venture is accounted for using the equity method of accounting. The joint venture is initially recorded at fair value and adjustments are made to include Paladin’s share of Biovac’s net income. Paladin’s share of net (income) loss from the joint venture is adjusted to reflect the amortization of the fair value adjustments related to Paladin’s share of the net identifiable assets of Biovac acquired and their tax impact.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	$	$	$	$
Carrying values, beginning of period	26,860	32,882	30,476	32,882
Share of net income (loss) for the period before adjustments	513	(567)	17	(567)
Adjustments to net income (loss):
Amortization of fair value adjustments	(244)	(283)	(748)	(283)
Taxation	68	79	209	79

Share of net income (loss) from the joint venture for the period	337	(771)	(522)	(771)
Foreign exchange translation adjustments	(1,022)	(1,319)	(3,779)	(1,319)

Carrying values, end of period	26,175	30,792	26,175	30,792

Paladin is presenting selected financial information derived from Biovac’s unaudited financial statements:

Biovac’s statement of income data	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	$	$	$	$
Revenues	36,550	31,265	104,906	31,265
Cost of Sales	32,659	27,868	93,240	27,868

Gross income	3,891	3,397	11,666	3,397
Operating expenses	2,654	4,265	10,630	4,265

Earnings (loss) before under-noted items	1,237	(868)	1,036	(868)
Interest, depreciation, foreign exchange and income taxes	243	213	987	213

Net income (loss) for the period	994	(1,081)	49	(1,081)

Biovac’s balance sheet data	September 30, 2013	December 31, 2012
	$	$
Current assets	76,430	73,882
Long-term assets	29,970	30,016

Total Assets	106,400	103,898

Current liabilities	79,979	13,409
Long-term liabilities	12,372	81,766

Total Liabilities	92,351	95,175

Paladin’s share of the joint venture’s minimum capital investment commitments as at September 30, 2013 is $3,386, including ZAR18,180, €952 and £118. These commitments end in 2014.

INVESTMENT IN ASSOCIATES

On March 16, 2010, Paladin entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. Paladin paid $18,861 including a non-interest bearing loan of $2,879 (ZAR 21,000). In addition, Paladin committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, Paladin had the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR. Refer to the “Business Combinations” paragraph below for additional information.

On March 1, 2011, Paladin entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased Paladin’s ownership from 34.99% to 44.99% effective March 1, 2011. Paladin paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represented an investment subject to significant influence which was accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments were made to include Paladin’s share of Pharmaplan’s net income. Paladin’s share of net income was adjusted to reflect the amortization of the fair value adjustments related to Paladin’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

On July 2, 2012, in conjunction with the Litha acquisition further discussed in the “Business Combinations” paragraph below, Paladin acquired the 55.01% interest it did not own in Pharmaplan and in accordance with IFRS revalued and eliminated its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

Paladin, as part of the Litha acquisition further discussed in the “Business Combinations” paragraph below, acquired a 30% equity interest and has significant influence in Firefly, a private real estate property management company responsible for managing the property on which the Litha division’s headquarters are located.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	$	$	$	$
Carrying values, beginning of period	696	18,480	626	20,850
Additions in the period (i)	18	607	54	607
Eliminations in the period (ii)	—	(18,480)	—	(18,480)
Share of net (loss) income for the period before adjustments	(20)	31	69	1,899
Adjustments to net (loss) income:
Amortization of fair value adjustments	—	—	—	(886)
Taxation	—	—	—	(33)

Share of net (loss) income for the period	(20)	31	69	980
Foreign exchange translation adjustments	(31)	(25)	(86)	(25)
Share of dividends for the period	—	—	—	(3,319)

Carrying values, end of period	663	613	663	613

(i)	As part of the Litha acquisition, further discussed in the Significant transactions and business acquisitions paragraph below, Paladin acquired a 30% interest in Firefly.

(ii)	In conjunction with Paladin’s acquisition of the 55.01% interest in Pharmaplan it did not already own on July 2, 2012, Paladin in accordance with IFRS eliminated the carrying value of the Pharmaplan investment and began consolidating Pharmaplan through Litha – refer to the Significant transactions and business acquisitions paragraph below for additional details.

BUSINESS COMBINATIONS

Paladin Mexico acquisition

On January 1, 2013, Paladin acquired 50.01% of all the issued and outstanding common shares of Paladin Mexico. Paladin Mexico is a private start-up specialty pharmaceutical company headquartered in Mexico City, Mexico.

The acquisition was accounted for using the acquisition method of accounting and the results of Paladin Mexico’s operations are included in Paladin’s consolidated financial statements from January 1, 2013, the effective date of acquisition.

The consideration given for the Paladin Mexico acquisition described above is comprised of the following:

$
Cash	498
Distribution rights	290
Contingent payments (i)	362

Total consideration given	1,150

(i)	The payments are contingent upon the attainment of future revenue targets with the maximum undiscounted cash outlay of $750. The attainment of these future revenue targets is considered likely over a period of eight years.

The preliminary fair value allocation of the Paladin Mexico purchase price as at the date of acquisition was:

$
Cash and cash equivalents	507
Trade and other receivables	27
Other current assets	13

Current assets	547
Property, plant and equipment	5
Intangible assets	1,473

Total assets	2,025

Payables, accruals and provisions	(28)

Current liabilities	(28)
Deferred tax liability	(427)

Total liabilities	(455)

Net assets	1,570
Non-controlling interests	(785)

Net assets net of non-controlling interests	785
Goodwill on acquisition	365

Total consideration given to Paladin Mexico	1,150

Paladin elected to measure the non-controlling interest in Paladin Mexico of $785 using the proportionate share of its interest in Paladin Mexico’s identifiable net assets of 49.99% as per applicable IFRS guidelines.

The cash and cash equivalents, trade and other receivables, other current assets and property, plant and equipment are considered final assessments of their respective fair values for purposes of the purchase price equation. Paladin is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2013.

The goodwill of $365 represents the excess of net consideration paid / payable and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example increased market presence, expected synergies and other benefits arising from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes.

During the period from January 1, 2013 to September 30, 2013 Paladin Mexico recorded revenues of $24 and a net loss of $160.

Acquisition of additional interest in Litha

On August 27, 2013, Paladin acquired an additional 13.17% interest in the voting shares of Litha, increasing its ownership to 57.71%. On September 26, 2013 and September 30, 2013, Paladin acquired an additional 2.19% and 1.64% interest in the voting shares of Litha, respectively, increasing its ownership to 61.53%. Cash consideration of $26,208 (South African Rand “ZAR” 254,982) was paid to the non-controlling shareholders. The carrying value of the net assets at the acquisition dates was $91,772 of which $15,592, representing the carrying value of the additional interest acquired, has been recognized as an equity transaction reducing the respective non-controlling interests balances on these dates. The difference between the consideration given and the carrying value of the interest acquired of $10,616 has been recognized as an equity transaction in retained earnings in accordance with IFRS.

Pharmaplan / Litha acquisition

On February 21, 2012, Paladin entered into a strategic partnership whereby it agreed to accelerate the purchase of the remaining 55.01% interest in Pharmaplan it did not own at that date and to merge the Pharmaplan business with the pharma division of Litha, a publicly listed diversified healthcare company on the Johannesburg Stock Exchange, with headquarters in Johannesburg, South Africa (the “Combined Transactions”). On July 2, 2012, Paladin acquired the 55.01% interest in Pharmaplan for cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. Litha subsequently acquired 100% of the share capital of Pharmaplan from Paladin in exchange for cash of $15,450 (ZAR125,000) and the issuance of 169,090,909 Litha common shares at $0.3399 (ZAR2.75) per share. Paladin further acquired an additional 73,083,214 shares of Litha from third parties at $0.3399 (ZAR2.75) per share for a total net consideration of $24,943 (ZAR200,802). Upon the closing of these transactions Paladin owned 242,174,122 common shares of Litha, representing a 44.54% interest in Litha making it Litha’s single largest shareholder. The Combined Transactions described above in conjunction with certain shareholder agreements for 13.42% of Litha’s outstanding common shares gave Paladin control over more than half of the voting rights of Litha and, therefore, Paladin has included Litha within its consolidated financial statements as of July 2, 2012, the effective date of acquisition.

Prior to the Combined Transactions, Paladin held a 44.99% interest in Pharmaplan and considered it an equity investment recorded at a value of $18,480 under “Investment in an associate” on the interim unaudited consolidated balance sheet. In conjunction with Paladin’s acquisition of the remaining 55.01% interest in Pharmaplan, Paladin, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The consideration given for the Litha acquisition described above is comprised of the following:

$
Cash	47,643
Common shares of Paladin	4,000
44.99% interest in Pharmaplan	30,774

Total consideration given	82,417

The fair value allocation of the Litha purchase price as at the date of acquisition was:

$
Cash and cash equivalents	5,285
Trade and other receivables	23,661
Inventories	20,340
Income tax receivable	3,289

Current assets	52,575
Investment in an associate	607
Investment in a joint venture	27,950
Loans receivable from a joint venture	9,928
Deferred income tax assets	2,204
Property, plant and equipment	9,578
Intangible assets	104,600
Other non-current assets	410

Total assets	207,852

Bank overdraft	(6,010)
Payables, accruals and provisions	(18,073)
Finance lease liability	(790)
Income tax payable	(2,180)
Current portion of long-term liabilities	(3,771)

Current liabilities	(30,824)
Finance lease liability	(7,108)
Deferred tax liability	(27,441)
Loans from joint venture	(1,159)
Long-term liabilities	(29,891)

Total liabilities	(96,423)

Net assets	111,429
Non-controlling interests	(67,164)

Net assets net of non-controlling interests	44,265
Goodwill on acquisition	38,152

Net consideration paid and given in kind to Litha	82,417

Paladin elected to measure the non-controlling interest in Litha using the proportionate share of its interest in Litha’s identifiable net assets as per applicable IFRS guidelines and consisted of $61,799 representing 55.46% of the acquired net assets of $111,429 and $5,365 representing the fair value of Litha share options at acquisition date.

The fair value of the trade and other receivables amounted to $23,661. The gross amount of trade and other receivables was $24,127. None of the trade receivables have been impaired and were collected.

The goodwill of $38,152 represents the excess of net consideration paid and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example the assembled workforce, increased market presence, expected synergies and other benefits arising from the acquisition. The goodwill is provisionally allocated to the Litha division reporting segment. Paladin is in the process of finalizing the allocation of the goodwill to stand-alone CGUs within the Litha division. None of the goodwill recognized is expected to be deductible for income tax purposes.

The available financial information in view of several acquisitions and the deconsolidation of a major subsidiary during the year ended December 31, 2012 does not allow for meaningful and accurate disclosure of pro-forma Litha division revenues and net income (loss) had Paladin concluded this acquisition at the beginning of the year.

RELATED PARTY TRANSACTIONS

Joddes

Joddes Limited, a private Canadian corporation, together with its affiliates control in aggregate approximately 34% of the outstanding shares of Paladin as at March 31, 2013, and one director of Paladin, Paladin’s President, CEO and Chairman, is related to this group.

Paladin engages a wholly-owned subsidiary of Joddes Limited to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of Paladin. The logistics services agreement is for a period of 5 years ending in 2018 with options to renew extending the term to 2020 and beyond. This variable rate logistic services agreement invoices costs per product line depending on product-specific characteristics and contains no fixed minimum components. Either party may terminate this agreement with a twelve month notice period. Paladin also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, Paladin leases its office facilities from another wholly-owned subsidiary of Joddes Limited. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $53 as at September 30, 2013 and is included in the “Contractual obligations and commitments” paragraph below.

Paladin has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes for certain legacy and over-the-counter products. The terms of these arrangements vary whereby Paladin may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales or as a percentage of a defined product contribution.

The table below reflects all transactions and services with Joddes carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes Limited:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	$	$	$	$
Revenues	140	79	438	378
Purchases	143	3,687	1,489	8,573
Selling, general and administrative	1,106	1,812	3,677	6,020
Research and development	300	134	641	415

As at September 30, 2013, Paladin has a balance payable to a wholly-owned subsidiary of Joddes, included in Payables, accruals and provisions on the interim unaudited consolidated balance sheets of $2,230 (December 31, 2012: $1,582).

Pharmaplan

At July 1, 2012, Paladin owned a 44.99% interest in the common shares of Pharmaplan and considered this investment a related party. On July 2, 2012, Paladin acquired the 55.01% interest in Pharmaplan which it did not own for a cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. On March 1, 2011, Paladin had entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan. Paladin paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879. During the year ended December 31, 2012, Pharmaplan declared and paid dividends of ZAR60,000, Paladin’s share was ZAR26,994 or $3,319.

Litha Related Entities

During the quarter and the nine months ended September 30, 2013, the Litha division invoiced Biovac, a related joint venture, logistics fees of $1,294 (ZAR11,820) and $3,752 (ZAR34,279), respectively, compared to $1,062 (ZAR8,955) for the same comparative periods last year. In addition, during the same periods, interest earned on the loan from Biovac was $222 (ZAR2,135) and $676 (ZAR6,275), respectively, compared to $243 (ZAR2,014) for the same comparative periods last year. Both the logistic fees and the interest earned are included in the consolidated statement of income under revenues and the corresponding costs under share of net loss from a joint venture. Moreover, during the same periods, Litha has paid rental fees of $178 (ZAR1,634) and $540 (ZAR4,929), respectively, compared to $169 (ZAR1,424) for the same comparative periods last year to an associate included in the income statement under selling, general and administrative expenses and the corresponding revenues under share of net loss from an associate.

As at September 30, 2013, Paladin has loans receivable from a joint venture of $10,831 (December 31, 2012: $11,661).

All transactions with related parties, except for the Pharmaplan / Litha strategic partnership transaction described above and further discussed under the paragraph Business Combinations, are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing. The loan from Biovac is on normal commercial terms and conditions.

The following table presents the principal subsidiaries and joint venture of Paladin as at September 30, 2013:

Name	Country of registration	%		Nature of business
Principal subsidiaries
Paladin Labs Europe Ltd.	Ireland	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (Barbados) Inc.	Barbados	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (USA) Inc.	USA	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products in the United States
Litha Healthcare Group Ltd.	South Africa	61.53		Search, acquire, commercialize specialty pharmaceutical and medical products in South Africa and sub-Saharan African region
Pharmaplan (Pty) Ltd.	South Africa	61.53		Search, acquire, commercialize specialty pharmaceutical products in South Africa and sub-Saharan African region
Litha Medical (Pty) Ltd.	South Africa	61.53		Search, acquire, commercialize specialty medical devices and complementary products in South Africa and sub-Saharan African region
Joint venture
The Biologicals and Vaccines Institute of South Africa Southern Africa (Pty) Limited	South Africa	52.5	(i)	Planned manufacturing of vaccines and the distribution of vaccines in South Africa and SADC region

(i)	Paladin has an ownership interest of 61.53% in Litha which has an ownership interest of 85% in the Biovac Consortium which has an ownership interest of 52.5% in Biovac

OFF BALANCE SHEET ARRANGEMENTS

Paladin’s off balance sheet arrangements consist of contractual obligations and agreements for development, sales, marketing and distribution rights to innovative drug products. The effect of terminating these arrangements under normal operating circumstances consists of an effective transition of the remaining responsibilities and obligations to the licensor under agreed upon time frames and conditions. Please refer to the Contractual Obligations and Commitments section below for additional details. Other than these contractual obligations and commitments, Paladin does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on Paladin’s financial condition, changes in revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Paladin does not issue guarantees contemplated by the applicable IFRS standards.

FINANCIAL INSTRUMENTS

Paladin’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Paladin board of directors monitors compliance with said policy. Paladin invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

Risk management activities

As a result of its international activities, Paladin, substantially through its South African subsidiary, is exposed to foreign currency risk. Paladin’s investment in Litha is in ZAR while the Paladin’s functional and reporting currency is the CAD and as a consequence any movement in the CAD/ZAR exchange rate has a direct impact on the other comprehensive income attributable to Paladin’s shareholders. In addition, Paladin is exposed to foreign currency risk primarily related to Litha’s inventory purchases. In order to reduce this risk, Litha regularly determines its net exposure to the primary currencies (EURO, USD and British Pounds) based on the Litha’s anticipated purchases over the next 18 months. Litha then enters into foreign currency forward contracts to hedge those exposures. For operational reasons, Paladin decided not to designate those foreign currency forward contracts in hedge accounting relationships. Consequently, all changes in the fair values of such foreign currency forward contracts are recognized in income statement. With the exception of the forward contracts described above relating to Litha, Paladin does not actively use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In the normal course of business, Paladin secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such not included herein. Paladin has entered into various agreements, which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of Paladin’s normal course of business are separately disclosed. Paladin is committed to making minimum purchases of inventory, property, plant and equipment and minimum expenditures for regulatory, selling and marketing services of $15,504, including US$1,750, €5,561, ZAR18,180 and £118, to retain exclusive distribution agreements for certain products. These commitments end in 2019.

Contractual Obligations (in thousands of CAD)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Purchase and service based commitments	$15,504	$4,329	$9,502	$1,673	$—

In addition, under certain agreements, Paladin may have to pay additional consideration should Paladin achieve certain sales volumes or if certain milestones are met, such as regulatory approval in Canada. Paladin may have to pay up to $5,381 including US$4,111, €63 and £125 over a maximum period of 15 years if it achieves certain product, regulatory or sales milestones on specific products in the future. Paladin has the following commitments related to product license, trademark and distribution agreements:

Commitments (in thousands of CAD)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Milestone based commitments	$3,321	$653	$2,418	$150	$100
Revenues based commitments	$2,060	$—	$515	$1,545	$—

Paladin is also committed to invest $7,230 in secured debentures at the request of third parties with whom it has strategic commercial relationships. The commitments expire in 2014 ($3,230) and 2016 ($4,000).

INTERNAL CONTROL OVER FINANCIAL REPORTING

No changes were made to the Paladin’s internal controls over financial reporting during the quarter ended September 30, 2013 that have materially affected, or are reasonably likely to materially affect, Paladin’s internal control over financial reporting.

RISK FACTORS

For a more detailed discussion of the risk factors that could materially affect the results of operations and the financial condition of Paladin, please refer to Paladin’s Annual Information Form filed on SEDAR at www.sedar.com.

SUBSEQUENT EVENTS

On November 5, 2013, Paladin reached a definitive agreement to be acquired by Endo, a leading U.S.-based specialty pharmaceutical company, in a stock and cash transaction valued at approximately $1,700,000. Pursuant to the acquisition, both Endo and Paladin will become indirect wholly owned subsidiaries of a newly-formed Irish holding company, New Endo, as a result of the reorganization. Under the terms of the agreement, which have been unanimously approved by the boards of both companies, Paladin’s shareholders will receive 1.6331 shares of New Endo stock and $1.16 in cash, subject to adjustment, for each of Paladin’s share they own upon closing, pursuant to a plan of arrangement under Canadian law. In addition, Paladin’s shareholders will receive one common share of Knight Therapeutics, a newly-formed public company in Canada. Knight Therapeutics will own Impavido, an approved product of Paladin, indicated for the treatment of leishmaniasis with international sales of approximately $2,500, certain rights associated with that product and $1,000 in cash. The transaction values each Paladin share at $77.00, based on the 5 day volume weighted average price of Endo shares and the 5 day average currency exchange rate calculated at close of market on Friday, November 1. The transaction is expected to close in the first half of 2014, subject to certain conditions and approvals, including regulatory approvals in the U.S., Canada and South Africa, the approval of both companies’ shareholders at special meetings, the approval of the Superior Court of Québec, the registration and listing of New Endo shares and other customary closing conditions. Shareholders representing approximately 34% of Paladin’s outstanding shares have agreed to vote in favour of the transaction. These shareholders have the right to terminate this voting agreement if Endo’s volume weighted average share price declines more than 24% during an agreed reference period. Under certain circumstances, should the proposed merger terminate, Paladin may be obligated to pay Endo a termination fee of $60,000. Under certain other similar circumstances, should the proposed merger terminate, Endo may be obligated to pay Paladin a termination fee of $60,000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending acquisition of Paladin by Endo and the related pending refinancing transaction. The following unaudited pro forma condensed combined balance sheet as of September 30, 2013 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 are based upon and derived from and should be read in conjunction with the historical unaudited financial statements of Endo (which are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and are incorporated by reference into this proxy statement/prospectus) and historical unaudited financial statements of Paladin (which are available in Paladin’s Condensed Interim Financial Statements for the quarter ended September 30, 2013 and are included in this proxy statement/prospectus). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo (which are available in Endo’s Annual Report on Form 10-K for the year ended December 31, 2012 and are incorporated by reference in this proxy statement/prospectus) and historical audited financial statements of Paladin (which are available in Paladin’s Annual Report filed on SEDAR at www.sedar.com for the year ended December 31, 2012 and are included in this proxy statement/prospectus). The acquisition of Paladin will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” which is referred to in this proxy statement/prospectus as “ASC 805.” The unaudited pro forma condensed combined financial information set forth below give effect to the following:

•	the consummation of the pending acquisition of Paladin;

•	the incurrence of US$2,225.0 million in debt by New Endo and the repayment of Endo’s existing credit facilities; and

•	certain IFRS to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as Endo as further described in Note 2.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Paladin’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of September 30, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development, which is referred to in this proxy statement/prospectus as “IPR&D,” identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Paladin acquisition has not been consummated, Endo’s access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2012 and the nine months ended September 30, 2013 assume the completion of the transaction occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of September 30,

2013 assumes the transaction occurred on September 30, 2013. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed combined financial position or future results of operations that New Endo will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Paladin as presented in their respective consolidated financial statements has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information gives effect to the reorganization of Endo and Paladin into New Endo, which includes Endo’s acquisition of Paladin. The aforementioned reorganization is considered to be a transaction between entities under common control. Therefore, there are no pro forma adjustments necessary to reflect this reorganization.

Endo International Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2013

(In thousands of USD)

	Endo Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Refinancing		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$594,085	$67,976	$(122,416	)(5a)	$753,021	(5a)	$1,292,666
Accounts receivable, net	672,001	44,342	—		—		716,343
Inventories, net	416,512	46,259	23,741	(5b)	—		486,512
Prepaid expenses and other current assets	97,094	193,756	—		—		290,850
Income taxes receivable	17,193	263	—		3,763	(5c)	21,219
Deferred income taxes	245,458	13,564	—		—		259,022

Total current assets	$2,042,343	$366,160	$(98,675)		$756,784		$3,066,612

Marketable securities	2,433	—	—		—		2,433
Property and equipment, net	373,990	7,864	—		—		381,854
Goodwill	1,980,887	64,220	1,691,435	(5d)	—		3,736,542
Other intangibles, net	1,966,645	108,597	466,403	(5e)	—		2,541,645
Other assets	88,958	76,102	—		32,897	(5i)	197,957

Total assets	$6,455,256	$622,943	$2,059,163		$789,681		$9,927,043

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$267,851	$61,198	$—		$—		$329,049
Accrued expenses	994,771	33,271	—		—		1,028,042
Current portion of long-term debt	411,694	5,042	—		(23,875	)(5f)	392,861
Acquisition-related contingent consideration	1,231	—	—		—		1,231

Total current liabilities	$1,675,547	$99,511	$—		$(23,875)		$1,751,183

Deferred income taxes	461,899	20,992	132,339	(5g)	(5,466	)(5h)	609,764
Acquisition-related contingent consideration	2,856	—	—		—		2,856
Long-term debt, less current portion, net	2,644,628	21,500	—		835,513	(5i)	3,501,641
Other liabilities	332,962	7,768	—		—		340,730
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—	—		—		—
Common Stock	1,439	174,626	(174,579	)(5j)	—		1,486
Additional paid-in capital	1,143,546	6,583	1,607,824	(5j)	—		2,757,953
Retained earnings	902,144	238,732	(312,802	)(5j)	(16,491	)(5j)	811,583
Accumulated other comprehensive loss	(5,939)	(15,462)	15,462	(5j)	—		(5,939)
Treasury stock	(764,312)	—	764,312	(5j)	—		—

Total Endo International Limited stockholders’ equity	$1,276,878	$404,479	$1,900,217	(5j)	$(16,491)		$3,565,083
Noncontrolling interests	60,486	68,693	26,607	(5k)	—		155,786

Total stockholders’ equity	$1,337,364	$473,172	$1,926,824		$(16,491)		$3,720,869

Total liabilities and stockholders’ equity	$6,455,256	$622,943	$2,059,163		$789,681		$9,927,043

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

(In thousands of USD, except per share data)

	Endo Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Refinancing		Pro Forma
Revenues:
Net pharmaceutical product sales	$1,639,890	$202,446	$—		$—		$1,842,336
Devices revenues	359,867	—	—		—		359,867
Service and other revenues	190,225	—	—		—		190,225

Total revenues	$2,189,982	$202,446	$—		$—		$2,392,428
Costs & expenses:
Cost of revenues	883,063	97,454	17,445	(5l)	—		997,962
Selling, general and administrative	689,436	48,650	—		—		738,086
Research and development	113,740	7,168	—		—		120,908
Patent litigation settlement, net	—	—	—		—		—
Litigation-related and other contingencies	159,098	—	—		—		159,098
Asset impairment charges	46,994	—	—		—		46,994
Acquisition-related and integration items, net	6,165	—	—		—		6,165

Operating income (loss)	$291,486	$49,174	$(17,445)		$—		$323,215

Interest expense (income), net	129,939	(3,266)	—		32,234	(5m)	158,907
Net loss on extinguishment of debt	11,312	—	—		—		11,312
Other (income) expense, net	(51,873)	1,681	—		—		(50,192)

Income (loss) before income tax	$202,108	$50,759	$(17,445)		$(32,234)		$203,188

Income tax	72,779	13,082	(4,710	)(5n)	(11,566	)(5n)	69,585

Consolidated net income (loss)	$129,329	$37,677	$(12,735)		$(20,668)		$133,603

Less: Net income attributable to noncontrolling interests	38,758	540	—		—		39,298

Net income (loss) attributable to Endo International Limited	$90,571	$37,137	$(12,735)		$(20,668)		$94,305

Net income per share attributable to Endo International Limited
Basic	$0.80						$0.64

Diluted	$0.77						$0.62

Weighted average shares attributable to Endo International Limited
Basic	112,691					(5o)	146,512
Diluted	116,890					(5o)	152,293

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(In thousands of USD, except per share data)

	Endo Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Refinancing		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$2,297,685	$210,242	$—		$—		$2,507,927
Devices revenues	504,487	—	—		—		504,487
Service and other revenues	225,191	—	—		—		225,191

Total revenues	$3,027,363	$210,242	$—		$—		$3,237,605
Costs & expenses:
Cost of revenues	1,261,093	92,961	27,303	(5l)	—		1,381,357
Selling, general and administrative	898,847	49,726	—		—		948,573
Research and development	226,120	7,796	—		—		233,916
Patent litigation settlement, net	85,123	—	—		—		85,123
Litigation-related and other contingencies	316,425	—	—		—		316,425
Asset impairment charges	768,467	—	—		—		768,467
Acquisition-related and integration items, net	23,015	—	—		—		23,015

Operating (loss) income	$(551,727)	$59,759	$(27,303)		$—		$(519,271)

Interest expense, (income) net	182,834	(3,280)	—		34,684	(5m)	214,238
Net loss on extinguishment of debt	7,215	—	—		—		7,215
Other (income) expense, net	(193)	(13,231)	—		—		(13,424)

Income (loss) before income tax	$(741,583)	$76,270	$(27,303)		$(34,684)		$(727,300)

Income tax	(53,562)	17,646	(7,372	)(5n)	(12,179	)(5n)	(55,467)

Consolidated net (loss) income	$(688,021)	$58,624	$(19,931)		$(22,505)		$(671,833)

Less: Net income (loss) attributable to noncontrolling interests	52,316	(1,551)	—		—		50,765

Net (loss) income attributable to Endo International Limited	$(740,337)	$60,175	$(19,931)		$(22,505)		$(722,598)

Net (loss) per share attributable to Endo International Limited
Basic	$(6.40)						$(4.83)

Diluted	$(6.40)						$(4.83)

Weighted average shares attributable to Endo International Limited
Basic	115,719					(5o)	149,540
Diluted	115,719					(5o)	149,540

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands of USD, except share and per share amounts)

Note 1. Description of transaction

On November 5, 2013, Endo entered into the arrangement agreement, among Endo, Sportwell Limited (subsequently renamed Endo International Limited), a private limited company incorporated in Ireland which is to be re-registered to a public limited company (“New Endo”), Sportwell II Limited (subsequently renamed Endo Limited), a direct subsidiary of New Endo incorporated in Ireland, ULU Acquisition Corp. (subsequently renamed Endo U.S. Inc.), RDS Merger Sub, LLC, a private limited liability company organized in Delaware and an indirect subsidiary of New Endo (“Merger Sub”), 8312214 Canada Inc., a corporation incorporated under the laws of Canada and an indirect subsidiary of New Endo (“CanCo 1”), and Paladin Labs Inc., a corporation incorporated under the laws of Canada (“Paladin”). Under the terms of the arrangement agreement, (a) New Endo will cause CanCo 1 to acquire Paladin pursuant to a plan of arrangement under Canadian law (the “arrangement”) and (b) Merger Sub will merge with and into Endo, with Endo as the surviving corporation in the merger (the “merger” and, together with the arrangement, the “transactions”). As a result of the transactions, both Endo and Paladin will become indirect wholly owned subsidiaries of New Endo.

As consideration for the arrangement, Paladin shareholders will receive C$1.16 in cash and 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics in exchange for each Paladin common share held by such shareholders. Knight Therapeutics is a newly formed Canadian corporation that will hold Impavido®, Paladin’s product for the treatment of leishmaniasis. The cash consideration to be received by Paladin shareholders will be increased if Endo’s volume weighted average share price during an agreed reference period declines more than 7% relative to a reference price of US$44.4642 per share. The maximum amount by which the aggregate cash consideration to be received by Paladin shareholders would be increased by this price protection mechanism is approximately US$233 million.

As consideration for the merger, each Endo common share then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Endo. As a result, based on the number of outstanding common shares of Endo and Paladin and Paladin options as of November 5, 2013, the date the arrangement agreement was signed, upon consummation of the merger and arrangement, the former shareholders of Endo are expected to own approximately 77.4% of the capitalization of New Endo on a fully-diluted basis, and the former shareholders and holders of Paladin options are expected to own approximately 22.6% of the capitalization of New Endo on a fully-diluted basis. It is uncertain whether the transactions, as structured, will be taxable to U.S. shareholders of Endo. The ultimate tax treatment of the transactions to U.S. shareholders of Endo depends on the application of new and complex provisions of U.S. federal income tax law as well as certain facts that are subject to change and that could be affected by actions taken by Endo and other events beyond Endo’s control. More specifically, U.S. holders of Endo common stock will be required to recognize gain on the Endo share exchange if the U.S. shareholders gain amount exceeds the New Endo income amount. The U.S. shareholders gain amount has been and will continue to be affected by changes in Endo’s stock price, trading activity in Endo’s common stock, and the tax basis of U.S. holders of Endo common stock on the closing date. As a result, the U.S. shareholders gain amount cannot be known until after the closing of the merger. In this regard, Endo notes that there has been a substantial increase in Endo’s stock price during the period from the signing of the arrangement agreement to the date of this proxy statement/prospectus. The New Endo income amount will depend, in part, on the earnings and profits of Endo U.S. Inc. for the taxable year that includes the closing date (which Endo expects will be 2014). Such earnings and profits, if any, will depend on overall business conditions and the overall tax position of Endo U.S. Inc. for such taxable year and will take into account, among other things, taxable operating income and loss as well as taxable non-operating income and loss (including dispositions outside the ordinary course of business and extra-ordinary items), subject to certain adjustments, and cannot be determined until the end of the year in which the merger is completed.

New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX.

The acquisition is subject to customary conditions, including clearance by the FTC under the provisions of the HSR Act, as well as by regulatory authorities outside of the U.S. Pending these clearances, Endo anticipates closing the transaction in the first quarter of 2014.

In connection with the Paladin acquisition, Endo plans to refinance its existing secured senior credit facilities, which are referred to in this proxy statement/prospectus as the “existing term loan credit facility” at closing through a new secured senior credit facility, which will allow for total borrowings of up to US$1,525.0 million, which is referred to in this proxy statement/prospectus as the “new term loan credit facility,” and US$700.0 million of 5.75% Senior Notes due 2022 that were issued on December 19, 2013, which are referred to in this proxy statement/prospectus as the “new senior notes.” As of September 30, 2013, term loans under Endo’s existing secured senior credit facilities amounted to US$1,413.4 million.

The new senior notes were issued by Endo Finance Co., a wholly-owned subsidiary of Endo (referred to in this proxy statement/prospectus as “Endo Finance”). Upon issuance of the new senior notes, 100% of the gross proceeds were deposited with an escrow agent to be held until (i) consummation of the transactions or (ii) the earlier of the July 1, 2014 or the date that Endo has determined to terminate or abandon the transactions. If the transactions are consummated, (i) Endo Finance will merge with and into an indirect wholly-owned subsidiary of New Endo (“New Endo Finance”), with New Endo Finance surviving and assuming all of Endo Finance’s obligations under the new senior notes; (ii) an indirect wholly-owned subsidiary of New Endo will become a co-obligor of the new senior notes; (iii) the escrowed funds will be released from escrow simultaneously with the consummation of the transactions; and (iv) the net proceeds of the offering of new senior notes will be used, together with borrowings under the term loan facilities, to refinance certain existing indebtedness of Endo, to pay related fees and expenses and for general corporate purposes, which may include strategic acquisitions. If the transactions are not consummated, upon the earlier of July 1, 2014 or the date that Endo has determined to terminate or abandon the transactions, (i) Endo Finance will merge with and into Endo, with Endo surviving and assuming all of Endo Finance’s obligations under the new senior notes; (ii) the escrowed funds will be released; and (iii) the net proceeds of the offering of new senior notes will be used for general corporate purposes, which may include strategic acquisitions.

The interest rates under the new term loan credit facility are expected to be LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that new term loans will be borrowed under the new term loan credit facility at a LIBOR rate of 0.25%, plus a weighted average interest rate of 2.52% for the nine months ended September 30, 2013 and 2.53% for the year ended December 31, 2012. For the purposes of these unaudited pro forma condensed combined financial statements, we used the stated interest rate on the new senior notes of 5.75%. The interest rates used for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements may be considerably different than the actual interest rates incurred based on market conditions at the time of refinancing.

Note 2. Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Endo and Paladin. This unaudited pro forma condensed combined financial information does not give effect to immaterial probable transactions, such as the separation of Knight Therapeutics by Paladin, the acquisition of Boca Pharmacal LLC by Endo and the potential divestiture of the HealthTronics business by Endo.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which is referred to in this proxy statement/prospectus as “ASC 820”. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this proxy statement/prospectus, Endo has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Paladin assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. A final determination of the fair value of Paladin’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Paladin that exist as of the date of completion of the merger and the arrangement and, therefore, cannot be made prior to that date. Additionally, a significant portion of the merger consideration to be paid by Endo to complete the merger and the arrangement will be determined based on the trading price of Endo common stock at the time of the completion of the merger and the arrangement. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical financial statements of Paladin (which are available in Paladin’s Condensed Interim Financial Statements for the quarter ended September 30, 2013) and the historical audited financial statements of Paladin (which are available in Paladin’s Annual Report filed on SEDAR at www.sedar.com for the year ended December 31, 2012) were prepared in accordance with IFRS using the Canadian dollar which is Paladin’s functional and presentation currency. Endo’s functional and presentation currency is U.S. dollars. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. Although we believe these adjustments represent the known material adjustments necessary to present Paladin’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. In addition, we may not have identified all adjustments necessary to conform Paladin’s accounting policies to Endo’s accounting policies.

Following the acquisition, Endo will conduct a review of Paladin’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Paladin’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, Endo may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

The historical unaudited financial statements of Paladin were prepared in accordance with IFRS, using the Canadian dollar as the reporting currency. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the exchange rate of $0.9718 as of September 30, 2013, and the average exchange rate of $0.9772 and $1.0002 during the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical balance sheet and statement of operations has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements as follows:

Reclassification included in the unaudited adjusted historical balance sheet (in thousands of USD):

	As of September 30, 2013
	Before Reclassification	Reclassification	After Reclassification
Marketable securities	$161,050	$(161,050)	$—
Financial assets—current	$30,866	$(30,866)	$—
Prepaid expenses and other current assets	$1,541	$191,916	$193,457

Investment in associates	$644	$(644)	$—
Interest in a joint venture	$25,437	$(25,437)	$—
Loans receivable from a joint venture	$10,526	$(10,526)	$—
Financial assets—long term	$12,532	$(12,532)	$—
Investment tax credits recoverable	$22,058	$(22,058)	$—
Deferred income tax assets	$17,581	$(17,581)	$—
Other assets	$—	$88,778	$88,778

Bank overdraft	$4,806	$(4,806)	$—
Current portion of finance lease liability	$707	$(707)	$—
Deferred revenue	$2,069	$(2,069)	$—
Income tax payable	$24,596	$(24,596)	$—
Other balances payable	$1,093	$(1,093)	$—
Accrued expenses	$—	$33,271	$33,271

Finance lease liability	$5,782	$(5,782)	$—
Deferred revenue	$1,414	$(1,414)	$—
Other balances payable	$572	$(572)	$—
Other liabilities	$—	$7,768	$7,768

Reclassification included in the unaudited adjusted historical statement of operations (in thousands of USD):

	For the Nine Months Ended September 30, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$15,134	$(15,134)	$—
Cost of revenues	$82,320	$15,134	$97,454

Depreciation of property, plant and equipment	$946	$(946)	$—
Selling, general and administrative	$47,704	$946	$48,650

Other finance expense (income)	$1,222	$(1,222)	$—
Foreign exchange loss	$565	$(565)	$—
Share of net (income) loss from a joint venture	$510	$(510)	$—
Share of net loss (income) from associates	$(67)	$67	$—
Other (income) expense, net	$(549)	$2,230	$1,681

Interest income	$(5,967)	$5,967	$—
Interest expense, net	$2,701	$(5,967)	$(3,266)

	For the Year Ended December 31, 2012
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$16,135	$(16,135)	$—
Cost of revenues	$76,826	$16,135	$92,961

Depreciation of property, plant and equipment	$703	$(703)	$—
Selling, general and administrative	$49,023	$703	$49,726

Other finance expense (income)	$1,164	$(1,164)	$—
Foreign exchange loss	$1,211	$(1,211)	$—
Share of net (income) loss from a joint venture	$725	$(725)	$—
Share of net loss (income) from associates	$(999)	$999	$—
Gain on revaluation of equity investment	$(12,296)	$12,296	$—
Other (income) expense, net	$(3,036)	$(10,195)	$(13,231)

Interest income	$(5,461)	$5,461	$—
Interest expense, net	$2,181	$(5,461)	$(3,280)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Balance Sheet

As of September 30, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments		Paladin Adjusted Historical U.S. GAAP
Assets
Current assets:
Cash and cash equivalents	$67,976	$—		$67,976
Accounts receivable, net	44,342	—		44,342
Inventories, net	46,259	—		46,259
Prepaid expenses and other current assets	193,457	299	(a)	193,756
Income taxes receivable	263	—		263
Deferred income taxes	—	13,564	(b)	13,564

Total current assets	$352,297	$13,863		$366,160

Property and equipment, net	7,864	—		7,864
Goodwill	31,080	33,140	(c)	64,220
Other intangibles, net	108,597	—		108,597
Other assets	88,778	(12,676	)(b)	76,102

Total assets	$588,616	$34,327		$622,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,198	$—		$61,198
Accrued expenses	33,271	—		33,271
Current portion of long-term debt	5,042	—		5,042

Total current liabilities	$99,511	$—		$99,511

Deferred income taxes	19,456	1,536	(b)	20,992
Long-term debt, less current portion, net	21,500	—		21,500
Other liabilities	7,768	—		7,768
Commitments and contingencies
Stockholders’ equity:
Common Stock	174,626	—		174,626
Additional paid-in capital	6,583	—		6,583
Retained earnings	229,236	9,496	(d)	238,732
Accumulated other comprehensive loss	(12,381)	(3,081	)(c)	(15,462)

Total shareholder stockholders’ equity	$398,064	$6,415		$404,479

Noncontrolling interests	42,317	26,376	(c)	68,693
Total stockholders’ equity	$440,381	$32,791		$473,172

Total liabilities and stockholders’ equity	$588,616	$34,327		$622,943

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Nine Months Ended September 30, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$202,446	$—	$202,446

Total revenues	$202,446	$—	$202,446
Costs & expenses:
Cost of revenues	97,454	—	97,454
Selling, general and administrative	48,650	—	48,650
Research and development	7,168	—	7,168

Operating income	$49,174	$—	$49,174

Interest income, net	(3,266)	—	(3,266)
Other expense, net	1,681	—	1,681

Income before income tax	$50,759	$—	$50,759

Income tax	13,043	39 (e)	13,082

Consolidated net income (loss)	$37,716	$(39)	$37,677

Less: Net income attributable to noncontrolling interests	540	—	540

Net income (loss) attributable to Paladin Labs Inc.	$37,176	$(39)	$37,137

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2012

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments		Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$210,242	$—		$210,242

Total revenues	$210,242	$—		$210,242
Costs & expenses:
Cost of revenues	92,961	—		92,961
Selling, general and administrative	49,726	—		49,726
Research and development	7,796	—		7,796

Operating income	$59,759	$—		$59,759

Interest income, net	(3,280)	—		(3,280)
Other income, net	(13,231)	—		(13,231)

Income before income tax	$76,270	$—		$76,270

Income tax	17,904	(258	)(e)	17,646

Consolidated net income	$58,366	$258		$58,624

Less: Net income attributable to noncontrolling interests	(1,551)	—		(1,551)

Net income attributable to Paladin Labs Inc.	$59,917	$258		$60,175

Adjustments included in the column “GAAP Adjustments” are for the following:

a.	Represents certain differences regarding the tax effects of intercompany transfer of assets under IFRS to conform to U.S. GAAP. Under IFRS taxes paid on intercompany transfers of assets are recognized as tax expense is incurred. Additionally, IFRS requires the recognition of deferred taxes on temporary differences between the tax basis of assets transferred. Under U.S. GAAP taxes paid on intercompany transfers are deferred as a prepaid asset until the underlying asset is consumed or is sold to an unrelated party at which point it is recognized as tax expense.
b.	Represents certain tax classification differences under IFRS to conform to U.S. GAAP. Under IFRS deferred income tax assets and liabilities are presented as non-current whereas under U.S. GAAP a split between current and non-current is required.
c.	To conform certain noncontrolling interest transactions to U.S. GAAP. Under IFRS, for business combination transactions, noncontrolling interests can be measured at fair value, including goodwill, or alternatively at their share of the fair value of the acquiree’s net identifiable assets whereas under U.S. GAAP noncontrolling interests are measured at fair value including goodwill.
d.	Reflects the cumulative income statement effect of the IFRS to U.S. GAAP adjustments.
e.	Reflects the period income tax effect of the IFRS to U.S. GAAP adjustments noted above.

U.S. Federal Withholding Tax Consequences of the Merger to New Endo

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then New Endo should be treated as receiving a distribution from Endo U.S. Inc. prior to the merger. Such deemed distribution should be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution and should be subject to U.S. withholding tax in accordance with the Ireland-U.S. Treaty. This amount will not be known at the time of closing of the transaction. As such, it is not possible to know the exact amount of the withholding tax for purposes of the unaudited pro forma condensed combined financial information. However, we currently do not expect that such withholding tax would be material to our condensed combined statements of operations or cash flows. Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the New Endo income amount does not exceed the U.S. shareholders built-in gain amount), the deemed distribution and U.S. withholding tax rules would not apply. In such a case, the gain realized by Endo’s U.S. shareholders would be subject to U.S. federal income tax and the excise tax of Section 4985 would apply with respect to certain officers and directors of Endo.

Note 3. Preliminary estimated acquisition consideration for Paladin

Upon completion of the arrangement, each issued and outstanding Paladin common share will be converted into the right to receive $1.16 in cash, subject to adjustment, 1.6331 newly issued New Endo ordinary shares and one common share of Knight Therapeutics, and Paladin equity awards will be settled on a cash-less exercise basis for New Endo ordinary shares and common shares of Knight Therapeutics in an amount reflecting the arrangement consideration.

For the purposes of calculating the preliminary estimated acquisition consideration in the pro forma financial statements, the effective date of the merger is assumed to be November 29, 2013, on which date the share price was US$67.19 per share. The US$67.19 share price is used for pro forma purposes only. The consideration transferred will ultimately be based on the share price of Endo stock on the merger effective date, and could be materially different than the share price utilized in the pro forma financial statements. On January 22, 2014, the record date, the closing price of Endo common stock was US$67.49 per share. The change in the common stock price from November 29, 2013 is not material, and therefore no update has been made to the estimated acquisition consideration used in these pro forma financial statements.

Based on Paladin’s common shares and equity awards outstanding per the arrangement agreement and assuming that all equity awards remain outstanding as of the closing date of the merger, the preliminary estimated acquisition consideration, excluding the value of one Knight Therapeutics common share per Paladin common share, is as follows (in thousands of USD, except for per share amounts):

Preliminary Estimated Acquisition Consideration

Number of Paladin common shares to be paid through the delivery of New Endo common stock per arrangement agreement	20,710
Exchange ratio	1.6331
Number of shares of New Endo common stock—as exchanged	33,821
Endo common stock price on November 29, 2013	$67.19

Estimated fair value of 33.8 million common shares of New Endo issued to Paladin common shareholders		$2,272,449
Number of Paladin common shares to be paid in cash per arrangement agreement	20,710
Per share cash consideration for Paladin common shares (1)	$1.13

Estimated cash distribution to Paladin common shareholders		23,346
Fair value of the vested portion of Paladin stock options outstanding—1.3 million at November 29, 2013 (2)		106,317

Total preliminary estimated acquisition consideration		$2,402,112

(1)	Represents the cash consideration per the arrangement agreement of $1.16 per Paladin common share translated into USD utilizing a September 30, 2013 exchange rate of $0.9718.
(2)	Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 1.3 million vested Paladin stock options outstanding as of November 29, 2013 with an estimated fair value of US$106.3 million, which is accounted for as purchase price consideration under ASC 805.

The sensitivity table below shows a range of estimated purchase consideration amounts based on hypothetical Endo closing share prices on the merger effective date. The total purchase consideration figures below are calculated according to the terms of the arrangement agreement (in USD) (see Note 1).

Closing stock price per share of Endo common stock on merger date	$61.00	$64.00	$67.19	$70.00	$73.00
Total purchase consideration	$2.19 billion	$2.29 billion	$2.40 billion	$2.50 billion	$2.60 billion

Note 4. Preliminary estimated purchase price allocation

Since the Paladin acquisition has not been consummated, Endo’s access to information to make such estimates of a purchase price allocation is limited and therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing of the transactions. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

The preliminary allocation of the estimated purchase price to the fair value of Paladin’s assets and liabilities assumed as if the acquisition date was September 30, 2013 is presented as follows (in millions of USD):

Preliminary estimated acquisition consideration (see Note 3)		$2,402.1
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Paladin’s net assets	4a	404.4
Less net transaction costs expected to be incurred by Paladin	4a	(25.0)
Less historical Paladin goodwill and other intangible assets	4b	(172.8)

Net assets to be acquired		$206.6
Fair value adjustments of net assets acquired
Inventory	4c	23.7
Identifiable intangible assets
Product Rights and other intangibles	4d	485.0
IPR&D	4d	90.0
Non-controlling interests	4e	(26.6)
Deferred tax liabilities	4f	(132.3)

Goodwill	4g	$1,755.7

Adjustments included in the table above are for the following:

a.	Reflects the acquisition of the historical book value of net assets of Paladin as of September 30, 2013 and US$25.0 million of estimated transaction costs expected to be incurred by Paladin which will reduce net assets to be acquired.

b.	After giving effect to IFRS to U.S. GAAP adjustments, Paladin’s historical balance sheet includes US$172.8 million of goodwill and other intangible assets, which are not recorded under the acquisition method of accounting.

c.

Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. New Endo will reflect the fair value of Paladin’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on New Endo’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

d.	Of the total estimated consideration, approximately US$485.0 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of US$90.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets, may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

e.	Represents the fair value adjustment for non-controlling interest. The minority interest for Litha Healthcare Group Limited, estimated at US$71.2 million, is based on a current share price of Litha translated into USD, or approximately US$0.27 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 266.5 million shares. The estimated fair value of non-controlling interest of Laboratorios Paladin de Mexico S.A., which is referred to in this proxy statement/prospectus as “Paladin Mexico,” was estimated to be approximately US$24.1 million. To estimate the fair value of Paladin Mexico’s non-controlling interest, Endo utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.

f.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

g.	Goodwill, currently estimated at US$1,755.7 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands of USD):

Debt proceeds (1)	$2,225,000
Repayment of Endo’s existing debt (1)	(1,413,362)
Debt issuance costs (2)	(58,617)

Endo’s debt refinancing costs	$753,021

Cash transaction costs (3)	$(99,070)
Total estimated purchase price to be paid in cash (4)	(23,346)

Paladin acquisition adjustments	$(122,416)

(1)	The issuance of US$2,225.0 million in additional debt, which will be used for the repayment of US$1,413.4 million under the Endo existing term loan credit facility and other general corporate purposes;
(2)	the estimated debt issuance costs of US$58.6 million related to the issuance of additional debt;
(3)	the incurrence of US$74.1 million and US$25.0 million of estimated direct transaction costs of Endo and Paladin, respectively, associated with the Paladin Acquisition; and
(4)	the estimated payment of US$23.3 million in cash consideration to sellers for Paladin common shares (see Note 3.).

b.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. New Endo will reflect the fair value of Paladin’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on New Endo’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

c.	Represents the adjustment to income taxes receivable resulting from the Endo debt refinancing.

d.	Represents the adjustment to reflect US$1,755.7 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

e.

The adjustments reflect the incremental amount necessary to record the fair value of the Paladin intangible assets acquired of US$575.0 million. Approximately US$485.0 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of US$90.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

f.	Represents the current portion of new indebtedness from the new term loan credit facility, offset by the portion of the existing term loan credit facility.

g.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

h.	Represents the elimination of deferred taxes associated with the existing term loan credit facility.

i.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands of USD):

Endo’s borrowing related to the Paladin acquisition and related financing:
Term Loan A	$1,100,000
Term Loan B	425,000
Senior Notes	700,000
Endo debt repayment, net of US$69 million current portion	(1,343,987)

Net change	$881,013

Less current portion of long-term debt	(45,500)

Total net change	$835,513

In connection with the retirement of the existing term loan credit facility, Endo eliminated approximately US$25.7 million of unamortized debt issuance costs that had been capitalized and recorded in other assets. The elimination of the unamortized debt issuance costs was accounted for as an extinguishment of the existing term loan credit facility. Additionally, Endo estimates it will incur approximately US$58.6 million in fees in connection with borrowings under the new term loan credit facility and the new senior notes. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma condensed combined balance sheet resulting in additional pro forma expense of US$5.7 million and US$14.0 million for the nine months ended September 30, 2013 and the year ended December 31, 2012. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which ranges from 1 to 8 years. For purposes of the unaudited pro forma condensed combined statements of operations, amortization of deferred debt issuance costs is reflected using a straight line methodology, which is assumed to approximate the effective-interest method.

j.	The adjustments to equity consist of the following components (in thousands of USD):

Additional paid-in capital and common stock related to the issuance of common shares of New Endo to Paladin shareholders as merger consideration	$2,378,766
The elimination of Paladin’s historical shareholder’s equity	(404,479)
Estimated direct transaction costs of Endo	(74,070)

Paladin acquisition adjustments	$1,900,217

The elimination of unamortized debt issuance costs on the existing term loan credit facility	$(25,720)
Adjustments to income taxes receivable and deferred taxes as a result of the expected retirement of the existing term loan credit facility	9,229

Endo debt refinancing costs	$(16,491)

In addition, Endo Treasury stock in the amounts of US$764,021 and US$291 were reclassified into Additional paid-in capital and Common stock, respectively.

k.	Represents the fair value adjustment for non-controlling interest. The minority interest for Litha Healthcare Group Limited, estimated at US$71.2 million, is based on a current share price of Litha translated into USD, or approximately US$0.27 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 266.5 million shares. The estimated fair value of non-controlling interest of Paladin Mexico was estimated to be approximately US$24.1 million. To estimate the fair value of Paladin Mexico’s non-controlling interest we utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.

l.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Paladin, which were revalued upon acquisition. These assets have a weighted average useful life of 11 years.

m.	The net adjustments for the nine months ended September 30, 2013 and the year ended December 31, 2012 consist of the following components, assuming new financing consisting of (i) US$1,100.0 million aggregate principal amount of Term Loan A, (ii) US$425.0 million aggregate principal amount of Term Loan B and (iii) US$700.0 million of Senior Notes (in thousands of USD):

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$63,556	$92,455
Interest expense (including commitment fees associated with the revolving credit facility and the amortization of debt issuance costs) associated with the Existing Term Loan Credit Facility	(31,322)	(57,771)

Total interest expense adjustment	$32,234	$34,684

On an as adjusted basis, after giving effect to the application of the proceeds from the new term loan credit facility and new senior notes and the consummation of the Transactions, as of September 30, 2013, Endo’s aggregate principal debt outstanding would have consisted of US$1,552.0 million of floating rate debt and US$2,385.7 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at September 30, 2013, a  1⁄4% rise in interest rates would result in approximately US$3.9 million incremental interest expense.

n.	Estimated income tax rates of approximately 36% and 27% for Endo and Paladin, respectively, have been used for the pro forma adjustments for the nine months ended September 30, 2013 and 35% and 27% for Endo and Paladin, respectively, for the year ended December 31, 2012. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of Endo and Paladin that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

o.	Represents the adjustment to weighted average shares outstanding to account for the conversion of each Paladin outstanding share to 1.6331 newly issued New Endo shares and the diluted effect of the Paladin stock options, assuming exercise and conversion to 1.6331 newly issued New Endo shares (shares in thousands):

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Basic
Endo weighted average shares outstanding to be replaced by shares of New Endo used for basic EPS	112,691	115,719
New Endo shares to be issued in replacement of Paladin’s common shares	33,821	33,821

Pro forma weighted average shares outstanding of New Endo used for pro forma basic EPS	146,512	149,540

Diluted
Endo weighted average shares outstanding to be replaced by shares of New Endo used for diluted EPS	116,890	115,719
New Endo shares to be issued in replacement of Paladin’s common shares	33,821	33,821
Estimated New Endo shares to be issued for the outstanding Paladin stock options	1,582	—

Pro forma weighted average shares outstanding of New Endo used for pro forma diluted EPS	152,293	149,540

THE BUSINESS OF ENDO

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus. A description of the business of Endo can be found in the Endo Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 17, 2013, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 305 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 43.

Overview

Endo is a U.S.-based, specialty healthcare company focused on branded and generic pharmaceuticals, devices and services. Endo provides products to its customers which ultimately improve the lives of patients. Endo aims to maximize shareholder value by adapting to the continually evolving healthcare market and customer needs. Through Endo’s four operating segments: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through an innovative suite of branded products, generics, devices, technology and services. On January 9, 2014, Endo announced that it had entered into the HealthTronics sale agreement to sell all of the issued and outstanding shares of common stock of HealthTronics, Inc. Endo regularly evaluates and, where appropriate, executes on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that Endo believes will offer above average growth characteristics. In particular, Endo looks to continue to enhance its product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

On November 5, 2013, Endo announced the acquisition of Paladin, a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and certain emerging markets. Key products serve growing drug markets including attention deficit hyperactivity disorder, pain, urology and allergy. In addition to its Canadian operations, Paladin owns a controlling stake in Laboratorios Paladin, S.A. de C.V. in Mexico and a 61.5% ownership stake in publicly traded Litha Healthcare Group Limited in South Africa.

In June 2011, Endo acquired American Medical Systems Holdings, Inc., which is referred to in this proxy statement/prospectus as “AMS,” a leading provider of medical devices and therapies for treating male and female pelvic health conditions. The acquisition of AMS strengthened Endo’s leading core urology franchise and expanded our presence in the medical devices market. In November 2010, Endo acquired Generics International (US Parent), Inc., which is referred to in this proxy statement/prospectus as “Qualitest Pharmaceuticals,” a leading U.S. based privately-held generics company and the sixth largest U.S. generics company, as measured by prescriptions filled in the year ended December 31, 2012. Qualitest Pharmaceuticals is focused on cost-competitive, high-quality manufactured products with cost advantages or with high barriers to entry. In September 2010, Endo acquired its partner on Opana® ER, Penwest Pharmaceuticals Co., a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of its collaborators’ product candidates under licensing collaborations. In July 2010, Endo acquired HealthTronics, Inc., a provider of urological services, products and support systems to urologists, hospitals, surgery centers and clinics and manufacturer of certain related medical devices, primarily for the urology community. In February 2009, Endo completed its acquisition of Indevus Pharmaceuticals, Inc., which is now called Endo Pharmaceuticals Solutions Inc. and which is referred to in this proxy statement/prospectus as “Endo Pharmaceuticals,” a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology, endocrinology and oncology. Endo Pharmaceuticals and Qualitest segments offer a variety of branded and generic pharmaceutical products in multiple therapeutic areas.

Endo Pharmaceuticals has a portfolio of branded pharmaceuticals that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Supprelin® LA, Vantas®, Valstar® and Fortesta® Gel. Endo Pharmaceuticals comprised approximately 55% of Endo’s total revenues in 2012. Qualitest, Endo’s generics business unit, accounted for 21% of Endo’s total revenues in 2012, currently consists of products primarily focused in controlled substances, liquids, semi-solids and oral dose solids. Qualitest generally concentrates on selective generics that have barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. The AMS segment accounted for 17% of Endo’s total 2012 revenues and the HealthTronics segment accounted for 7% of Endo’s total 2012 revenues. Endo generated total revenues of US$3.03 billion for the year ended December 31, 2012.

Recent Developments

During the fourth quarter of 2013, the board of directors of Endo approved a sale of Endo’s HealthTronics business unit, consistent with its previously announced plans. On January 9, 2014, Endo announced it had entered into the HealthTronics sale agreement to sell all of the issued and outstanding shares of common stock of HealthTronics, Inc. to HT Intermediate Company, LLC. The HealthTronics business includes the following Endo business lines: lithotripsy services, prostate treatment services, medical products manufacturing, sales and maintenance and IT solutions. Under the terms of the HealthTronics sale agreement, HT Intermediate Company, LLC will make an upfront cash payment of US$85 million to Endo, subject to certain cash and working capital adjustments as described in the HealthTronics sale agreement, and Endo will deliver all of the issued and outstanding shares of common stock of HealthTronics to HT Intermediate Company, LLC. The HealthTronics sale agreement further stipulates that, upon the closing of the sale, the HealthTronics business shall have no less than US$10 million of cash, as defined in the HealthTronics sale agreement. Subsequent to the closing of the sale, HT Intermediate Company, LLC could also be required to make additional payments to Endo of up to US$45 million based on the future operating results of the HealthTronics business. Subject to certain limitations, should HT Intermediate Company, LLC sell or agree to sell all or a material portion of the HealthTronics IT solutions business to a third party within the first 18 months after the closing of Endo’s sale of the HealthTronics business, HT Intermediate Company, LLC could also be responsible to make additional payments to Endo of up to US$10 million. The transaction is expected to close in the first quarter of 2014, pending customary regulatory approvals and satisfaction of certain other customary closing conditions.

THE BUSINESS OF PALADIN

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” beginning on page 29 and elsewhere in this prospectus/proxy statement. See also “Cautionary Note Regarding Forward-Looking Statements” beginning on page 43.

Paladin is a pharmaceutical company which acquires, in-licenses, out-licenses, develops, markets and sells pharmaceutical products as well as devices and vaccines in Canada, South America, South Africa and other countries. Paladin’s principal strategy is to identify and focus on innovative pharmaceutical products in specialty therapeutic fields. Attractive therapeutic fields are those where a relatively small number of specialized physicians account for the majority of prescriptions written and in which Paladin can establish a portfolio of innovative products that meets the needs of those specialists. Paladin acquires or in-licenses the sales and marketing rights to pharmaceutical products which (i) either have existing sales in the countries Paladin seeks to commercialize the product or have been approved in other countries but have not yet been approved for sale, or (ii) which are in late-stage clinical trials. Paladin expects to continue to expand its product portfolio within existing therapeutic fields in Canada and internationally and intends to continue to leverage its expertise in specialty sales and marketing, product acquisition and in-licensing to gain a competitive advantage in delivering pharmaceutical products to the marketplace, thereby decreasing scientific risks, long development timelines and high development costs. Paladin markets its products to specialty physicians in Canada using its own specialty sales force as well as through indirect marketing. Paladin focuses on sales and marketing and outsources functions which are not core or value-added such as manufacturing and distribution.

Paladin’s primary business activities include the following:

•	developing, acquiring or in-licensing the sales and marketing rights to innovative pharmaceutical products and technology;

•	launching and marketing innovative pharmaceutical products to prescribing physicians through a direct sales force, journal advertisements, continuing medical education materials and sponsorship;

•	developing, manufacturing, selling and marketing prescription, over-the-counter, natural health and diagnostic products;

•	selling and marketing of generics, branded generics, medical devices and biotechnology vaccines in certain emerging markets;

•	making regulatory submissions to the Therapeutics Products Directorate (Canada), the Natural Health Products Directorate (Canada), the Biologics and Genetic Therapies Directorate (Canada), the FDA, the Medicines Control Council (South Africa) and the European Medicines Agency (Europe) seeking approval to market clinically-tested therapeutics;

•	designing and conducting Phase II or Phase III clinical trials internally or through third parties, as necessary, to obtain sufficient efficacy data to earn regulatory approval of new therapeutic agents;

•	partnering, co-promoting and/or out-licensing pharmaceutical products in Canada and certain international markets;

•	pursuing strategic investment opportunities in Canada and internationally designed to maximize the value of Paladin’s strong balance sheet and cash resources;

•	designing and conducting Phase IV clinical trial protocols to obtain additional clinical data to strengthen marketing claims of already approved therapeutic agents; and

•	submitting applications to regulatory authorities, provinces and private payers to approve pricing and reimbursement for products.

MANAGEMENT AND OTHER INFORMATION OF NEW ENDO

Directors of New Endo

Roger H. Kimmel

Roger H. Kimmel is currently Chairman of the Board of Endo and is Chairman of Endo’s Nominating & Governance Committee and a member of Endo’s Audit Committee and Transactions Committee. Mr. Kimmel became Chairman of the Board of Endo upon the retirement of founder Carol A. Ammon on May 30, 2007. Mr. Kimmel had been a Director of Algos Pharmaceutical Corporation since July 1996 and became a Director of Endo following its merger with Algos in July 2000. Mr. Kimmel has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins for more than five years. Mr. Kimmel is also a director of PG&E Corporation. Mr. Kimmel has been Chairman of the Board of Trustees of the University of Virginia Law School Foundation (not-for-profit) since January 2009. He has been a public speaker on corporate governance issues and private equity transactions.

Rajiv De Silva

Rajiv De Silva is President, Chief Executive Officer and a Director of Endo. Prior to joining Endo in March 2013, Mr. De Silva served as the President of Valeant Pharmaceuticals International, Inc. from October 2010 to January 2013 and served as its Chief Operating Officer, Specialty Pharmaceuticals from January 2009 until January 2013. He was responsible for all specialty pharmaceutical operations, including sales and marketing, research and development, manufacturing and business development. He has broad international experience, having managed businesses in the United States, Europe, Canada, Latin America, Asia, South Africa and Australia/New Zealand. Prior to joining Valeant, Mr. De Silva held various leadership positions with Novartis. He served as President of Novartis Vaccines USA and Head, Vaccines of the Americas at Novartis. During this time, he played a key leadership role at Novartis’ Vaccines & Diagnostics Division. Mr. De Silva also served as President of Novartis Pharmaceuticals Canada. He originally joined Novartis as Global Head of Strategic Planning for Novartis Pharma AG in Basel, Switzerland. Prior to his time at Novartis, Mr. De Silva was a Principal at McKinsey & Company and served as a member of the leadership group of its Pharmaceuticals and Medical Products Practice. Mr. De Silva has been a Director of AMAG Pharmaceuticals, Inc. since February 2012. He holds a Bachelor of Science in Engineering, Honors from Princeton University, a Master of Science from Stanford University and a Master of Business Administration with Distinction from the Wharton School at the University of Pennsylvania.

John J. Delucca

John J. Delucca has been a member of the Board of Directors since 2006 and is the Chairman of Endo’s Audit Committee and is a member of Endo’s Compensation Committee. Mr. Delucca was Executive Vice President and Chief Financial Officer of the REL Consultancy Group, a business consulting firm, until his retirement in 2004. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance & Administration, of Coty, Inc., a fragrance and beauty products company, from 1999 to 2002. From 1993 to 1999, he was Senior Vice President and Treasurer of RJR Nabisco, Inc. During his career, he also served in executive positions for Hascoe Associates, Inc., The Lexington Group, the Trump Group, International Controls Corp., and Textron, Inc. Mr. Delucca is currently a Non-Executive Director and chairs the Audit Committees of The Elliot Company, an industrial manufacturer. He previously served as a Non-Executive Director and member of the Audit Committee and Governance and Nominating Committee of Tier Technologies, Inc., a publicly traded payment solutions company. Mr. Delucca had also served as a Non-Executive Director and chair of the Audit Committee and a member of the Compensation Committee of Germany-based Elster Group.

Arthur J. Higgins

Arthur J. Higgins was appointed to the Board of Directors in December 2013 and is a member of Endo’s Compensation Committee and Transactions Committee. He is currently a Senior Advisor to Blackstone

Healthcare Partners, the dedicated healthcare team of The Blackstone Group, where he focuses on product-based healthcare acquisitions. Mr. Higgins was Chairman of the Board of Management of Bayer HealthCare AG, and Chairman of the Bayer HealthCare Executive Committee. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and CEO of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, including serving as President of the Pharmaceutical Products Division from 1998 to 2001. Mr. Higgins currently serves on the Boards of Ecolab, Inc. Resverlogix Corp. and Zimmer Holdings, Inc. He is a past member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and President of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Nancy J. Hutson, Ph.D.

Nancy J. Hutson, Ph.D. has been a member of the Board of Directors since 2009 and is Chairman of Endo’s Research & Development Committee and a member of Endo’s Compensation Committee, Nominating & Governance Committee and Transactions Committee. Dr. Hutson retired from Pfizer, Inc. in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s pharmaceutical R&D site, known as Groton/New London Laboratories, the largest R&D site of any pharmaceutical company. At Pfizer, she led 4,500 colleagues (primarily scientists) and managed a budget in excess of $1 billion. She currently is a director of Cubist Pharmaceuticals, Inc. and BioCryst Pharmaceuticals, Inc., and serves on the board of Planned Parenthood of Connecticut. Dr. Hutson owns and operates Standing Stones Farm in Ledyard, CT, which is dedicated to supporting the equestrian sport of dressage.

Michael Hyatt

Michael Hyatt is currently a Director of Endo and is Chairman of Endo’s Transactions Committee and a member of Endo’s Nominating & Governance Committee. Mr. Hyatt had been a director of Algos Pharmaceutical Corporation since November 1996 and became a director of Endo following its merger with Algos in July 2000. Mr. Hyatt is currently a senior advisor to Irving Place Capital, a leading institutional private equity firm focused on making equity investments in middle-market companies. Until 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. In June 2012, Mr. Hyatt was appointed a director of RGI-Informatics LLC, a business offering the Healthcare Analytics Solution® software as a service to the users and providers of healthcare information.

William P. Montague

William P. Montague has been a member of the Board of Directors since 2009 and is a member of Endo’s Audit Committee, Nominating & Governance Committee and Transactions Committee. Mr. Montague was Chief Executive Officer and Director of Mark IV Industries, Inc., a leading global diversified manufacturer of highly engineered systems and components for transportation infrastructure, vehicles and equipment, from November 2004 until his retirement on July 31, 2008 and as Director from March 1996. He joined Mark IV Industries in April 1972 as Treasurer/Controller, serving as Vice President of Finance from May 1974 to February 1986, then Executive Vice President and Chief Financial Officer from February 1986 to March 1996 and then as President from March 1996 to November 2004. Mr. Montague is also a director of Gibraltar Industries, Inc., a publicly traded manufacturer and distributor of products for the building and industrial markets and a director of International Imaging Materials, Inc., a privately held company that manufactures and sells a variety of thermal transfer ribbons and certain inks. In February 2013, Mr. Montague became a director of Allied Motion Technologies Inc., a publicly traded company focused exclusively on serving the motion control market.

David B. Nash, M.D., M.B.A.

David B. Nash., M.D., M.B.A. was appointed to the Board of Endo in March 2011 and is a member of Endo’s Compensation Committee and Research & Development Committee. He is the founding dean of the

Jefferson School of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 to 2008. Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement; his publications have appeared in more than 100 articles in major journals. Dr. Nash serves on the Board of Directors of Humana Inc., one of the nation’s largest publicly traded health and supplemental benefits companies. Dr. Nash also has served as a member of the Board of Trustees of Catholic Healthcare Partners in Cincinnati, Ohio. The Board of New Endo believes that Dr. Nash brings a set of attributes that enhance New Endo’s ability to help people achieve lifelong well-being. Dr. Nash is a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health.

Jill D. Smith

Jill D. Smith was appointed to the Board of Endo in September 2012 and is a member of Endo’s Audit Committee and Nominating & Governance Committee. Ms. Smith has been an international business leader for more than 25 years, including 16 years as a Chief Executive Officer of private and public companies in the technology and information services markets and was most recently Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a leading provider of satellite imagery products and services to governments and companies worldwide. Ms. Smith currently serves on the Board of SoundBite Communications, Inc., a leading provider of cloud-based customer communications and J.M. Huber, a leader in engineered materials and has served on the corporate boards of Germany-based Elster Group, Smith & Hawken and DigitalGlobe (prior to her appointment as Chairman and Chief Executive Officer). In addition, Ms. Smith is a member of the Board of Crittenton Women’s Union, among other past professional and trade association board positions.

William F. Spengler

William F. Spengler has been a member of the Board of Endo since 2008 and is a member of Endo’s Audit Committee, Compensation Committee and Research & Development Committee. From November 2010 until February 2012, Mr. Spengler was President of ChromaDex Corporation, a publicly traded company. From July 2008 until November 2010, Mr. Spengler served as Executive Vice President and Chief Financial Officer of Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport. Until March 2008, he was Executive Senior Vice President and Chief Financial Officer at MGI Pharmaceuticals Inc., an oncology- and acute care- focused biopharmaceutical company, where he had worked since 2005. Prior to joining MGI Pharma, Mr. Spengler was Executive Vice President and Chief Financial Officer at Guilford Pharmaceuticals Inc., a bioscience company, from July 2004 to October 2005. From 2002 to 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., an orthopedic products company. Mr. Spengler was previously a Vice President of Finance at Black & Decker, and prior to that spent 14 years in various finance, planning and business development positions at Bristol Myers Squibb.

Director Independence

As required under the NASDAQ listing standards, which are referred to in this proxy statement/prospectus as “NASDAQ listing standards,” a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Endo board of directors consults with internal counsel so that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director of Endo who is expected to become a director of New Endo, or any of his or her family members, and Endo, its senior management and its independent registered public accounting firm, the Endo board of directors has affirmatively determined that each director of Endo who is expected to become a director of New Endo is an independent director within the meaning of the applicable NASDAQ listing standards.

Senior Management of New Endo

The New Endo executive officers after the transactions are expected to be the same as the executive officers of Endo prior to the effective time of the transactions.

SEPARATION OF KNIGHT THERAPEUTICS

Pursuant to the arrangement agreement, prior to the effective time of the arrangement, Paladin and Knight Therapeutics will enter into the business separation agreement, providing for the transfer of the assets to be owned by, and the liabilities to be assumed by, Knight Therapeutics (or one of its affiliates) from Paladin and Barbco. The assets to be owned by Knight Therapeutics (or one of its affiliates) consist of: (i) all intellectual property rights of Paladin related to Impavido, (ii) the voucher or, if not yet issued at the time of the consummation of the transactions contemplated by the business separation agreement, any rights to the voucher, (iii) the common shares of Paladin Therapeutics, Inc., which is referred to in this proxy statement/prospectus as “Delco,” (iv) the rights of Barbco as licensor under the license agreement in place as of November 5, 2013 between Barbco and Delco and pursuant to which Barbco granted a license to Delco to make, market and sell Impavido in the United States and (v) $1,000,000 in cash. The business separation agreement will also provide that Knight Therapeutics, or one of its affiliates, as licensor, will enter into a distribution and license agreement with Barbco granting Barbco exclusive commercialization rights for Impavido for the world, other than the United States, for a ten year term. Barbco will become an indirect subsidiary of New Endo as of the effective time of the arrangement. Under the distribution and license agreement, Barbco shall pay to Knight Therapeutics, or one of its affiliates, as the case may be, a fee of 22.5% of gross sales resulting from the worldwide commercialization of Impavido, other than the United States. In addition, under the distribution and license agreement, Barbco will be responsible for all regulatory services, product manufacturing, quality services, supply chain management and commercialization activities related to Impavido for all markets except the U.S. For more information on Knight Therapeutics and on the business separation agreement, see Annex H of this proxy statement/prospectus.

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for shares of Endo common stock and Paladin common shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Paladin by Endo as if the transactions had occurred on January 1, 2012.

Presented below are Endo’s and Paladin’s historical per share data for the nine months ended September 30, 2013 and the year ended December 31, 2012 and unaudited condensed combined pro forma per share data for the nine months ended September 30, 2013 and the year ended December 31, 2012. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. New Endo was incorporated in Ireland on October 31, 2013 for the purpose of facilitating the transactions and does not maintain any material balances nor has it had any material activity since formation. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Paladin pro forma equivalent data per common share financial information is calculated by multiplying the pro forma data per common share amounts by the exchange ratio (1.6331 of a New Endo ordinary share for each Paladin common share). The exchange ratio does not include $1.16 per share cash portion of the arrangement consideration or the one common share of Knight Therapeutics per Paladin common share to be paid to Paladin shareholders in the arrangement. The pro forma information described below includes certain adjustments and assumptions regarding the combined company after giving effect to the transactions.

The following information should be read in conjunction (i) with the audited financial statements of Endo, which are incorporated by reference in this proxy statement/prospectus, (ii) Paladin’s Annual Report for the year ended December 31, 2012 previously filed with SEDAR, and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial Data of Paladin,” and “Selected Historical Financial Data of Endo” sections of this proxy statement/prospectus, beginning on page 234, 145 and 147, respectively. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

Endo Historical Data Per Common Share	As of and for the Nine Months Ended September 30, 2013	As of and for the Fiscal Year Ended December 31, 2012
Net income (loss)	US$90,571	US$(740,337)
Net income per common share
Basic	US$0.80	US$(6.40)
Diluted	US$0.77	US$(6.40)
Book value per common share	US$11.65	US$10.23

Paladin Historical Data Per Common Share	As of and for the Nine Months Ended September 30, 2013	As of and for the Fiscal Year Ended December 31, 2012
Net income	$38,043	$59,906
Net income per common share
Basic	$1.85	$2.94
Diluted	$1.80	$2.86
Cash dividends declared per common share	N/A	N/A
Book value per common share	$21.89	$22.08

Combined Unaudited Pro Forma Data Per Common Share	As of and for the Nine Months Ended September 30, 2013	As of and for the Fiscal Year Ended December 31, 2012
Net income (loss)	US$109,848	US$(726,173)
Net income per common share
Basic	US$0.75	US$4.86
Diluted	US$0.72	US$4.82
Cash dividends declared per common share	N/A	N/A
Book value per common share	US$24.91	N/A

Paladin Unaudited Pro Forma Equivalent Data Per Common Share	As of and for the Nine Months Ended September 30, 2013	As of and for the Fiscal Year Ended December 31, 2012
Net income	$38,043	$59,906
Net income per common share
Basic	$3.02	$4.64
Diluted	$2.94	$4.67
Book value per common share	$35.75	$36.06

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Shares of Endo common stock are listed and traded on NASDAQ under the symbol “ENDP.” Paladin common shares are listed and traded on TSX under symbol “PLB.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of shares of Endo common stock, as reported on NASDAQ, and of Paladin common shares, as reported on TSX. In addition, the table also sets forth the cash dividends per share declared by Endo with respect to its common stock and Paladin with respect to its common shares. On January 22, 2014, the record date for the Endo special meeting, there were 115,487,596 shares of Endo common stock outstanding. On January 21, 2014, the record date for the Paladin special meeting, there were 20,765,385 Paladin common shares outstanding. Neither Endo nor Paladin has declared or paid any cash dividends on its common shares.

	Endo		Paladin
	High	Low	High	Low
For the quarterly period ended:
2011
First Quarter	US$38.51	US$32.14	$35.95	$30.80
Second Quarter	US$44.53	US$36.65	$45.08	$35.00
Third Quarter	US$42.09	US$26.76	$45.60	$32.41
Fourth Quarter	US$36.41	US$26.02	$44.28	$33.01
2012
First Quarter	US$39.29	US$32.82	$45.88	$39.16
Second Quarter	US$38.96	US$28.83	$49.07	$36.76
Third Quarter	US$33.86	US$28.89	$51.89	$40.60
Fourth Quarter	US$33.03	US$25.49	$45.56	$39.01
2013
First Quarter	US$33.32	US$25.01	$50.00	$41.82
Second Quarter	US$39.82	US$30.39	$54.00	$46.84
Third Quarter	US$46.09	US$36.17	$62.96	$53.53
Fourth Quarter	US$67.62	US$43.12	$118.99	$62.00

DESCRIPTION OF NEW ENDO ORDINARY SHARES

The following description of New Endo’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts and the complete text of New Endo’s memorandum and articles of association substantially in the form attached as Annex E to this proxy statement/prospectus, which is referred to in this proxy statement/prospectus as the “New Endo’s memorandum and articles of association.” You should read those laws and documents carefully.

There are differences between the Endo charter documents and New Endo’s memorandum and articles of association as they will be in effect after the closing, especially as they relate to changes (i) that are required by Irish law or (ii) that are necessary in order to preserve the current rights of shareholders and powers of the board of directors of New Endo following the completion of the merger. Certain provisions of the Endo charter documents will not be replicated in New Endo’s memorandum and articles of association because Irish law would not permit such replication, and certain provisions will be included in New Endo’s memorandum and articles of association although they were not in the Endo charter documents because Irish law requires such provisions to be included in the memorandum and articles of association of an Irish public limited company. See “Comparison of the Rights of Holders of Endo’s Common Stock and New Endo’s Ordinary Shares” beginning on page 277. Except where otherwise indicated, the description below reflects New Endo’s memorandum and articles of association. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of New Endo as they will be in effect from and after the effective time.

Capital Structure

Authorized Share Capital

Immediately prior to the consummation of the merger, the authorized share capital of New Endo will be €40,000 and US$100,000 divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of US$0.0001 each.

New Endo may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of New Endo’s shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of New Endo may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of New Endo authorize the board of directors of New Endo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which is expected to be effective before the completion of the transactions.

The rights and restrictions to which the New Endo ordinary shares will be subject will be prescribed in New Endo’s articles of association. New Endo’s articles of association permit its board of directors, without shareholder approval, to determine certain terms of the preferred shares issued by New Endo, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

The New Endo board of directors will be authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, New Endo’s articles of association do not provide for the issuance of fractional shares of New Endo, and the official Irish register of New Endo will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of New Endo would result in any New Endo shareholder becoming entitled to fractions of a share, the New Endo board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize any person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

In connection with the completion of the transactions, New Endo is expected to (i) issue approximately 35.4 million New Endo ordinary shares with a nominal value of US$0.0001 each to the former shareholders of Paladin based on the number of Paladin common shares outstanding as of the record date and (ii) deliver to Endo shareholders a number of New Endo ordinary shares with a nominal value of US$0.0001 each equal to the number of shares of Endo common stock outstanding as of the closing date. All shares issued upon consummation of the transaction will be issued as fully paid-up and non-assessable.

Preemption Rights and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Endo has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of New Endo cast at a general meeting (referred to under Irish law as a “special resolution”), this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Endo on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of New Endo provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which New Endo is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. New Endo will be subject to the rules of NASDAQ, TSX and the Code that require shareholder approval of certain equity plan and share issuances. New Endo’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the transaction, New Endo will assume Endo’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Endo are equal to, or in excess of, the aggregate of New Endo’s called up share capital plus undistributable reserves and the distribution does not reduce New Endo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Endo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Endo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not New Endo has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of New Endo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of New Endo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office. New Endo and Paladin will be taking steps to create distributable reserves, on which Endo and Paladin shareholders will vote at special meetings. See “Creation of Distributable Reserves of New Endo,” beginning on page 144.

New Endo’s memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The New Endo board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency. The New Endo board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Endo in relation to the shares of New Endo. See “Creation of Distributable Reserves of New Endo” beginning on page 144.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Certain Tax Consequences of the Merger and the Arrangement—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page 114.

Share Repurchases, Redemptions and Conversions

Overview

New Endo’s memorandum and articles of association provide that any ordinary share that New Endo has agreed to acquire shall be deemed to be a redeemable share, unless the board of New Endo resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by New Endo will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by New Endo,” beginning on page 266. If the New Endo memorandum and articles of association did not contain such provision, all repurchases by New Endo would be subject to many of the same rules that apply to purchases of New Endo ordinary shares by subsidiaries described below under “Purchases by Subsidiaries of New Endo,” including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Acts, includes NASDAQ but does not include TSX.

Except where otherwise noted, references elsewhere in this proxy statement/prospectus to repurchasing or buying back ordinary shares of New Endo refer to the redemption of ordinary shares by New Endo or the purchase of ordinary shares of New Endo by a subsidiary of New Endo, in each case in accordance with the New Endo memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by New Endo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “Creation of Distributable Reserves of New Endo,” New Endo will not have any or sufficient distributable reserves immediately following the effective time; however, it will take steps to create such distributable reserves. See “—Dividends” beginning on page 265 and “Risk Factors” beginning on page 29. New Endo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Endo. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of the New Endo memorandum and articles of association described above, shareholder approval will not be required to redeem New Endo ordinary shares.

New Endo may also be given an additional general authority to purchase its own shares on market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Endo subsidiaries as described below.

The New Endo board of directors may also issue preferred shares, which may be redeemed at the option of either New Endo or the shareholder, depending on the terms of such preferred shares. See “—Capital Structure—Authorized Share Capital,” beginning on page 264.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Endo at any time must not exceed 10% of the nominal value of the issued share capital of New Endo. New Endo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Endo or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Endo

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of New Endo either on market or off market. For a subsidiary of New Endo to make purchases on market of New Endo ordinary shares, the New Endo shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of New Endo ordinary shares is required. For a purchase by a subsidiary of New Endo off-market, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Endo shareholders at the registered office of New Endo.

In order for a subsidiary of New Endo to make an on-market purchase of New Endo’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ is specified as a recognized stock exchange for this purpose by Irish company law. TSX is not specified as a recognized stock exchange for the purpose of Irish company law.

The number of shares held by the subsidiaries of New Endo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Endo. While a subsidiary holds shares of New Endo, it cannot exercise any voting rights in respect of those shares. The acquisition of New Endo ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The New Endo memorandum and articles of association provide that New Endo will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as New Endo and will only be applicable to shares of New Endo that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, New Endo may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

New Endo may, by ordinary resolution, reduce its authorized share capital in any way. New Endo also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of New Endo’s shareholders) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Acts.

Annual Meetings of Shareholders

New Endo will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting. Each general meeting shall be held at such time and place as designated by the New Endo board of directors and as specified in the notice of meeting. Subject to section 140 of the Irish Companies Act 1963, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of the memorandum and articles of association of New Endo relating to general meetings shall apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.

The memorandum and articles of association of New Endo provide that a resolution may only be put to vote at a general meeting of New Endo or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board of directors; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, section 132 of the Irish Companies Act 1963; (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vi) it is proposed in accordance with the procedures and requirements set out in the articles with respect to nominations of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the New Endo shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Endo board of directors has 21 days to convene a meeting of New Endo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Endo board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Endo’s receipt of the requisition notice.

If the New Endo board of directors becomes aware that the net assets of New Endo are not greater than half of the amount of New Endo’s called-up share capital, it must convene an extraordinary general meeting of New Endo’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Quorum for General Meetings

The New Endo memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more New Endo shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of New Endo entitled to vote at the meeting in question constitute a quorum.

Voting

Each New Endo shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Endo’s shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of New Endo cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business” at a general meeting. Most matters are deemed “special,” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the reappointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Irish law requires special resolutions of the New Endo shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of New Endo;

•	amending the articles of association of New Endo;

•	approving a change of name of New Endo;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	re-registration of New Endo from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of New Endo ordinary shares off market;

•	reduction of issued share capital;

•	resolving that New Endo be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Neither Irish law nor any constitutional document of New Endo places limitations on the right of non-resident or foreign owners to vote or hold New Endo ordinary shares.

Under the New Endo articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of New Endo must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of the articles of association of New Endo relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more persons holding or representing by proxy at least one-half of the issued shares of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Endo and any act of the Irish government which alters the memorandum of New Endo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Endo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Endo; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Endo which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of New Endo will also have the right to inspect all books, records and vouchers of New Endo. The auditors’ report must be circulated to the shareholders with New Endo’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at New Endo’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of the shares of New Endo. Where the holders of 80% or more of New Endo’s ordinary shares have accepted an offer for their shares in New Endo, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of New Endo were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for New Endo to be acquired by way of a transaction with a European Union-incorporated company under the European Union Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If New Endo is being merged with another European Union company under the European Union Cross-Border Mergers Directive 2005/56/EC and the consideration payable to New Endo shareholders is not all in the form of cash, New Endo shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as New Endo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Switzerland, Turkey, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, New Endo shareholders must notify New Endo if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of New Endo; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of New Endo ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of New Endo, the shareholder must notify New Endo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Endo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. New Endo must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement.

If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Endo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, New Endo, under the Companies Acts, may, by notice in writing, require a person whom New Endo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Endo’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of New Endo, to provide additional information, including the person’s own past or present interests in shares of New Endo. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Endo may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares, or, in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from New Endo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event New Endo is in an offer period pursuant to the Irish Takeover Rules 2007, as amended, which are referred to in this proxy statement/prospectus as the “Irish Takeover Rules” or the “Takeover Rules,” accelerated disclosure provisions apply for persons holding an interest in New Endo securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Endo will be governed by the Irish Takeover Panel Act 1997, which is referred to in this proxy statement/prospectus as the “Takeover Panel Act,” and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which is referred to in this proxy statement/prospectus as the “Panel.” The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in New Endo may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in New Endo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in New Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in New Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding New Endo ordinary shares, the offer price must be no less than the highest price paid for New Endo ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired New Endo ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total New Endo ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per New Endo ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total New Endo ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of New Endo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of New Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of New Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, the New Endo board of directors is not permitted to take any action which might frustrate an offer for the shares of New Endo once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by New Endo’s shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	New Endo shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the New Endo memorandum and articles of association may be considered to have anti-takeover effects, including those described in the following sections of this proxy statement/prospectus: “Description of New Endo Ordinary Shares—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “Description of New Endo Ordinary Shares—Preemption Rights, Share Warrants and Options,” “Description of New Endo Ordinary Shares—Disclosure of Interests in Shares,” “Comparison of the Rights of Holders of Shares of Endo Common Stock and New Endo Ordinary Shares—Removal of Directors; Vacancies,” “Comparison of the Rights of Holders of Shares of Endo Common Stock and New Endo Ordinary Shares—Amendments of Governing Documents,” “Comparison of the Rights of Holders of Shares of Endo Common Stock and New Endo Ordinary Shares—Calling Special Meetings of Shareholders” and “Comparison of the Rights of Holders of Shares of Endo Common Stock and New Endo Ordinary Shares—Notice Provisions.”

Corporate Governance

Governance, Compensation and Nominating Committees

Under National Instrument 58-101 (Canada)—Disclosure of Corporate Governance Practices, New Endo is required to disclose information relating to its corporate governance practices.

New Endo is a new issuer, but its board of directors will be comprised of the same individuals as the current board of directors of Endo and the mandates of the committees of its board of directors are expected to be substantially the same as the current mandates of the committees of the board of directors of Endo. Therefore, New Endo anticipates that its corporate governance practices will be substantially the same as the current corporate governance practices of Endo and the following disclosure assumes that this will be the case.

The corporate governance standards under Canadian best practices guidelines and related disclosure requirements are very similar to the U.S. standards, including the rules of the NASDAQ stock market, described above. See “The Merger and the Arrangement—Applicable Canadian Securities Laws—Ongoing Canadian Reporting Obligations of New Endo” beginning on page 101 for a description of New Endo’s cross-border compliance with U.S. and Canadian securities laws, including corporate governance requirements, following the plan of arrangement.

Below are summaries of the purpose of each proposed committee of New Endo’s board of directors.

Audit Committee

The purpose of the New Endo audit committee, which is referred to in this proxy statement/prospectus as the “audit committee,” shall be to provide assistance to New Endo’s board of directors in fulfilling its (1) legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of New Endo and its subsidiaries and (2) oversight responsibility relating to: (i) the integrity of New Endo’s financial statements; (ii) the effectiveness of New Endo’s internal control over financial reporting; (iii) the effectiveness of New Endo’s disclosure controls and procedures; (iv) New Endo’s efforts at compliance with legal and regulatory requirements; (v) the independent registered public accounting firm’s qualifications and independence; and (vi) the performance of New Endo’s internal audit function and independent registered public accounting firm. Each member of the audit committee is financially literate and at least one has been determined to be a financial expert.

Compensation Committee

The purpose of the New Endo compensation committee, which is referred to in this proxy statement/prospectus as the “compensation committee,” shall be to review, approve or, if appropriate, make recommendations to the New Endo board of directors regarding:

•	the annual incentive compensation aggregate award and approval of awards of incentive compensation to New Endo executive officers;

•	the granting of compensation increases to New Endo executive officers;

•	the aggregate value of long-term incentives (stock options, restricted stock, etc.) to employees and individual awards of such to New Endo executive officers;

•	material changes to New Endo benefit plans;

•	the granting of or changes, extensions or renewals to any employment contracts;

•	material changes in employment policies; and

•	the appointment of new executive officers of New Endo.

Nominating and Governance Committee

The purpose of the New Endo nominating and governance committee, which is referred to in this proxy statement/prospectus as the “nominating and governance committee,” is to identify and to recommend to the New Endo board of directors individuals qualified to serve as directors of New Endo and to advise the New Endo board of directors with respect to the board of directors composition, governance practices and procedures

Research and Development Committee

The purpose of the New Endo research and development committee, which is referred to in this proxy statement/prospectus as the “research and development committee,” shall be, among other things, to provide advice and counsel to New Endo’s management and the transactions committee in connection with decisions regarding the allocation, deployment, utilization of, and investment in New Endo’s scientific assets.

Transactions Committee

The purpose of the New Endo transactions committee, which is referred to in this proxy statement/prospectus as the “transactions committee,” shall be to provide advice and guidance to New Endo’s management in connection with the exploration of strategic acquisition and licensing opportunities as well as any overture for merger with New Endo, or sale of New Endo or other like event.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of New Endo is Endo International Limited. New Endo was incorporated in Ireland on October 31, 2013 as a private limited company, under the name Sportwell Limited (registration number 534814). New Endo will be re-registering to a public limited company. New Endo’s fiscal year ends on December 31 and New Endo’s registered office is at 25/28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland. See “The Companies” beginning on page 119.

Duration; Dissolution; Rights upon Liquidation

New Endo’s duration will be unlimited. New Endo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. New Endo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Endo has failed to file certain returns.

The rights of the shareholders to a return of New Endo’s assets on dissolution or winding up, following the settlement of all claims of creditors are prescribed in New Endo’s articles of association and may be further prescribed in the terms of any preferred shares issued by the directors of New Endo from time to time.

Uncertificated Shares

Unless otherwise provided for by the New Endo board of directors or the rights attaching to or by the terms of issue of any particular shares in the capital of New Endo, or to the extent required by any stock exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a member in New Endo’s register of members will be entitled to receive a share certificate for any or all shares of each class held by him or her (nor on transferring a part of holding to a certificate for the balance).

Stock Exchange Listing

It is a mutual condition to the completion of the arrangement that the New Endo ordinary shares be approved for listing on NASDAQ and conditionally approved for listing on TSX. New Endo has applied to list the New Endo ordinary shares to be issued or made issuable pursuant to the arrangement and the merger on NASDAQ and TSX. Listing will be subject to New Endo fulfilling all the listing requirements of NASDAQ and TSX. New Endo’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The New Endo ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The New Endo ordinary shares to be issued pursuant to the transactions will be duly and validly issued and fully-paid.

Transfer and Registration of Shares

The transfer agent for New Endo (provided it maintains an office in Ireland) will maintain the share register, registration in which will be determinative of membership in New Endo. A shareholder of New Endo who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New Endo’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on New Endo’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares.

An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on New Endo’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of New Endo ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. New Endo’s articles of association allow New Endo, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, New Endo is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the New Endo ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in New Endo ordinary shares has been paid unless one or both of such parties is otherwise notified by New Endo.

New Endo’s memorandum and articles of association, as they will be in effect as of the effective time of the acquisition, delegate to New Endo’s secretary (or duly appointed nominee) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of New Endo ordinary shares occurring through normal electronic systems, New Endo intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that New Endo notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from New Endo for this purpose) or request that New Endo execute an instrument of transfer on behalf of the transferring party in a form determined by New Endo. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to New Endo’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on New Endo’s official Irish share register (subject to the matters described below). The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

COMPARISON OF THE RIGHTS OF HOLDERS OF ENDO COMMON STOCK AND NEW ENDO ORDINARY SHARES

The rights of Endo shareholders and the relative powers of the Endo board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Endo charter documents. As a result of the merger, each outstanding share of Endo common stock will be canceled and automatically converted into the right to receive one New Endo ordinary share. Because New Endo will be, at the effective time, a public limited company incorporated in Ireland, the rights of the shareholders of New Endo will be governed by applicable Irish law, including the Companies Acts, and by the New Endo memorandum and articles of association.

Many of the principal attributes of Endo common stock and New Endo ordinary shares will be similar. However, there are differences between the rights of shareholders of Endo under Delaware law and the rights of shareholders of New Endo following the merger under Irish law. In addition, there are differences between the Endo charter documents and New Endo’s memorandum and articles of association as they will be in effect from and after the effective time, including (i) as required by Irish law (i.e., as a result of differences in Irish law and Delaware law, New Endo’s memorandum and articles of association include provisions not included in the Endo charter documents and exclude provisions that are in the Endo charter documents), or (ii) as necessary in order to preserve the current rights of shareholders and powers of the board of directors of Endo as compared to those of New Endo following the effective time.

The following is a summary comparison of the material differences between the rights of Endo shareholders under the DGCL and the Endo charter documents and the rights Endo shareholders will have as shareholders of New Endo under the Companies Acts and New Endo’s memorandum and articles of association effective following the merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or Irish law. Such rights or obligations generally apply equally to Endo common stock and New Endo ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the DGCL, the Companies Acts, the Endo charter documents and the memorandum and articles of association of New Endo as they will be in effect from and after the effective time. Effective as of the effective time, the New Endo memorandum and articles of association will be substantially in the form set forth in Annex E to this proxy statement/prospectus. The Endo charter documents are exhibits to its Annual Report on Form 10–K for the fiscal year ended December 31, 2012, which is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 305.

	Endo	New Endo
Authorized Capital Stock

The authorized capital stock of Endo consists of 390,000,000 shares, of which 350,000,000 shares have been designated common stock, each having a par value of $0.01 per share, and 40,000,000 shares of which have been designated preferred stock, each having a par value of $0.01 per share.

Under Delaware law, the board of directors without shareholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

Immediately prior to the consummation of the transactions, the authorized share capital of New Endo will be €40,000 and US$100,000 divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of US$0.0001 each.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary

	Under the Endo certificate of incorporation, the board of directors without shareholder approval may designate one or more series of preferred stock and establish from time to time the number of shares to be included in each such series, and fix the designation, full or limited, or no voting powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.	resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (approval by a simple majority of the votes cast at a general meeting of New Endo’s shareholders). New Endo’s memorandum and articles of association authorizes the New Endo board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of the articles of association.

Reduction of Capital	Under Delaware law, Endo, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	New Endo may, by ordinary resolution, reduce its authorized share capital in any way. New Endo also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of New Endo’s shareholders) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Acts.

Pre-emption Rights	Endo’s shareholders do not have pre-emptive rights to acquire newly issued shares.	Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Endo has opted out of these pre-emption rights in its memorandum and articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by special resolution, this opt-out must be so renewed in accordance with Irish statutory requirements if it is to remain effective. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Endo on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders.

Statutory pre-emption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Consideration for Shares	Under Delaware law, capital stock issued by Endo may be paid in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.

Under Irish law, New Endo is prohibited from allotting shares without consideration. New Endo cannot allot a share except as paid up at least as to one-quarter of the nominal value of the share and the whole of any premium paid on it.

This restriction does not apply to shares allotted in pursuance of an employees’ share scheme where at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by Endo

Before payment of any dividend, Endo’s board of directors may set aside funds it deems proper as a reserve to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Endo property, or for any proper purpose.

Under Delaware law, the board of directors may declare and pay dividends to the holders of the Endo capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year. The amount of surplus is determined by reference to the current market value of assets less liabilities rather than book value. Dividends may be paid in cash, in shares of Endo capital stock or in other property.

Dividends and Distributions by New Endo

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Endo are equal to, or in excess of, the aggregate of New Endo’s called up share capital plus undistributable reserves and the distribution does not reduce New Endo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Endo’s accumulated unrealized profits, so far

Share Repurchases and Redemptions by Endo

Under applicable Delaware law, Endo may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If Endo were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Purchases by Subsidiaries of Endo

Under Delaware law, shares of Endo capital stock may be acquired by subsidiaries of Endo without shareholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

as not previously utilized by any capitalization, exceed New Endo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not New Endo has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of New Endo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of New Endo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office. New Endo and Paladin will be taking steps to create distributable reserves, on which Endo and Paladin shareholders will vote at special meetings.

New Endo’s memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The New Endo board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The New Endo board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Endo in relation to the shares of New Endo.

Share Repurchases and Redemptions by New Endo

New Endo’s memorandum and articles of association provide that any ordinary share that New Endo has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by New Endo may technically be effected as a redemption.

Under Irish law, New Endo may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. New Endo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Endo. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption.

New Endo may also be given authority to purchase its own shares on market by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Endo’s subsidiaries. New Endo may also issue preferred shares, which may be redeemed at the option of either New Endo or the shareholder, depending on the terms of such preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Endo at any time must not exceed 10% of the nominal value of the issued share capital of New Endo.

New Endo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Endo or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Endo

Under Irish law, New Endo’s subsidiaries may purchase shares of New Endo either “on market” on a recognized stock exchange such as NASDAQ, or “off market.” NASDAQ, on which the shares of New Endo are expected to be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law. TSX is not specified as a recognized stock exchange for the purpose of Irish company law.

For a subsidiary of New Endo to make on market purchases of New Endo ordinary shares, the shareholders of New Endo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of New Endo ordinary shares is required. For a purchase by a subsidiary of shares of New Endo off market, the proposed purchase contract must be authorized by special resolution of New Endo shareholders before the contract is entered into. The person whose New Endo ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Endo shareholders at the registered office of New Endo.

The number of shares held by the subsidiaries of New Endo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Endo. While a subsidiary holds shares of New Endo, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of New Endo ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Under New Endo’s memorandum and articles of association, upon recommendation of the New Endo board of directors, the shareholders by ordinary resolution may authorize the board of directors to capitalize any amount for the time being standing to the credit of any of New Endo’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Bonus Shares	Endo may make distributions to its shareholders in the form of a stock dividend, which has a consequence similar to the issuance of bonus shares. See “—Dividends, Distributions, Repurchases and Redemptions” beginning on page 279.	Under New Endo’s memorandum and articles of association, upon recommendation of the New Endo board of directors, the shareholders by ordinary resolution may authorize the board of directors to capitalize any amount for the time being standing to the credit of any of New Endo’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares and Calls on Shares	Endo has no lien on its outstanding shares under Delaware law and has no outstanding partially paid shares on which it could call for payment.

The New Endo memorandum and articles of association provide that New Endo will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share.

Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These articles are standard provisions in the memorandum and articles of association of an Irish public limited company such as New Endo and will only be applicable to shares of New Endo that have not been fully paid up.

Forfeiture of Shares	Not applicable	Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The article is a standard provision in the memorandum and articles of association of an Irish public limited company such as New Endo and will only be applicable to shares of New Endo that have not been fully paid up.

Election of Directors

The Endo charter and bylaws provide that the number of directors constituting the Endo board of directors is not to be less than seven nor more than eleven, the exact number to be fixed by resolution of the Endo board of directors or by a resolution adopted by the majority of the shareholders of the common stock. The number of directors is currently fixed at ten.

Endo’s board of directors is not divided into classes.

Under Endo’s bylaws, directors are elected by a majority of the votes cast at a meeting for the election of directors where a quorum is present. However, if as of the date fourteen days in advance of the date Endo files its proxy statement the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented and entitled to vote.

The Companies Acts provide for a minimum of two directors on the board of an Irish company. New Endo’s memorandum and articles of association provide that unless otherwise determined by New Endo by ordinary resolution, the number of directors on the board shall be not less than five nor more than twelve. The exact number of directors shall be fixed from time to time by resolution of the board of directors.

At the effective time, assuming each current director of Endo becomes a director of New Endo, the New Endo board will consist of ten members.

At each annual general meeting of New Endo, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board, he will be designated to fill the vacancy arising.

Each director shall hold office until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The directors of New Endo may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed the number fixed by or in accordance with New Endo’s articles as the maximum number of directors. A director who is so appointed will hold office only until the next following annual general meeting. If not reappointed at such annual general meeting, such director will vacate office at the conclusion thereof.

Removal of Directors; Vacancies	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Endo’s bylaws provides that any vacancy or newly created directorship resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if that number is less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting or until their successor is duly elected and qualified, or until their earlier death, resignation or removal.	Under the Companies Acts and notwithstanding anything contained in New Endo’s memorandum and articles of association or in any agreement between New Endo and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Endo in respect of his removal. New Endo’s memorandum and articles of association provide that the board of directors may fill any vacancy occurring on the board of directors. If the New Endo board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on the board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed.

Quorum of the Board	The quorum necessary for transaction of business by the board of directors consists of a majority of the entire board of directors.	The quorum necessary for transaction of business by the board of directors may be fixed by the board of directors and unless so fixed will be a majority of the directors in office.

Duties of Directors	Under Delaware law, a company’s directors are charged with fiduciary	The directors of New Endo have certain statutory and fiduciary duties.

	duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.	All of the directors have equal and overall responsibility for the management of New Endo (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like New Endo, directors are under a specific duty to appoint a secretary who has the requisite knowledge and experience to discharge the role.

Conflicts of Interest of Directors	Under Delaware law and the Endo bylaws, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with New Endo are required to declare the nature of their interest at a meeting of the board of directors of New Endo. New Endo is required to maintain a register of declared interests, which must be available for shareholder inspection.

New Endo’s memorandum and articles of association provide that a director must declare any interest he or she may have in a contract with New Endo at a meeting of the board of directors or otherwise provide notice shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

to the board of directors. No director shall be prevented by his or her office from contracting with New Endo, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.

Under the New Endo memorandum and articles of association, a director of New Endo may be a director of, other officer of, or otherwise interested in, any company promoted by New Endo or in which New Endo is interested, and such director will not be accountable to New Endo for any remuneration received from such employment or other interest provided that he or she has declared the nature of his or her position with, or interest in, such company to the board.

The memorandum and articles of association further provide that (i) no director will be prevented from contracting with New Endo because of his or her position as a director, (ii) any contract entered into between a director and New Endo will not be subject to avoidance, and (iii) no director will be liable to account to New Endo for any profits realized by virtue of any contract between such director and New Endo because the director holds such office or the fiduciary relationship established thereby, provided that director has declared the nature of his or her interest in such contract or transaction to the board and the contract or transaction is approved by a majority of the disinterested directors.

A director of New Endo will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors	Delaware law permits a corporation to indemnify officers and directors for	Pursuant to New Endo’s memorandum and articles of association, its directors actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

Endo’s bylaws provide for indemnification by Endo of its directors and officers to the fullest extent permitted by law.

Endo may be authorized pay expenses incurred by directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, including pending or threatened actions, suits or proceedings; provided, however, that the indemnification will only be authorized in a civil action, suit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Endo, or, in a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Authorization for indemnification shall be made in specific cases where the standard of conduct (i.e. good faith for civil suits, or no reasonable belief of unlawful conduct for criminal suits) has been met. The determination of whether such standards of conduct has been met will be made by: (i) a majority vote of the directors not party to the action, suit or proceeding (even if less than a quorum), (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (ii) by the shareholders. If the director or officer has been success on the merits, however, he or she shall be indemnified without need for authorization.

In addition, any director or officer may apply to the Delaware Court of Chancery for indemnification to the and secretary are indemnified to the extent permitted by the Companies Acts. New Endo may indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or secretary, or in which he/she is acquitted. This restriction in the Companies Acts does not apply to executives who are not directors or the secretary of New Endo. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

New Endo’s memorandum and articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of New Endo, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her or her duty to the company

The directors of New Endo may, on a case-by-case basis, decide at their discretion that it is in the best interests of New Endo to indemnify an individual director from any liability arising from his or her position as a director of New Endo. However, this discretion must be exercised bona fide in the best interests of New Endo as a whole.

In addition, due to more restrictive provisions of Irish law in relation to extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be the determination by the court that indemnification is proper in the circumstances because the person has met the applicable standards of conduct set forth in the bylaws.

Expenses shall be paid by Endo in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Endo as authorized in the bylaws.

the indemnification of directors and the secretary, in connection with the merger, it is expected that New Endo will indemnify its directors and certain officers, as well as individuals serving as directors or officers of its subsidiaries, pursuant to indemnification agreements existing or to be entered into by Endo as a subsidiary of New Endo. It is expected that the indemnification and expense advancement to be provided to the directors and certain officers of New Endo under the indemnification agreements will, to the extent permitted by Irish law, be the same or substantially similar to that afforded in the current indemnification agreements between Endo and its officers and directors.

Limitation on Director Liability	Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit. Endo’s certificate of incorporation includes such a provision.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Annual Meetings	Under Delaware law, an annual meeting of shareholders is required for the election of directors and for such other proper business as may be conducted thereat. Under Endo’s bylaws, an annual meeting of shareholders shall be held at a place	New Endo will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general and time designated by the board of directors.

Under Delaware law, the Delaware Chancery Court may order a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

meeting. Each general meeting shall be held at such time and place as designated by the New Endo board of directors and as specified in the notice of meeting. Subject to section 140 of the Irish Companies Act 1963, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of the memorandum and articles of association of New Endo relating to general meetings shall apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.

The memorandum and articles of association of New Endo provide that a resolution may only be put to vote at a general meeting of New Endo or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of a court of competent jurisdiction; (iii) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, section 132 of the Irish Companies Act 1963; (iv) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (v) it is proposed in accordance with the procedures and requirements set out in the articles with respect to nominations of directors.

Special/Extraordinary General Meetings	Under Delaware law, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws. The Endo bylaws provide that a special meeting of shareholders may be called by any officer of Endo at the request in writing of majority of the board of directors or at the request in writing of shareholders owning a majority of the Endo capital stock issued, outstanding and entitled to vote.

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the New Endo shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Endo board of directors has 21 days to convene a meeting of New Endo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Endo board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Endo’s receipt of the requisition notice.

If the New Endo board of directors becomes aware that the net assets of New Endo are not greater than half of the amount of New Endo’s called-up share capital, it must convene an extraordinary general meeting of New Endo’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Record Date; Notice Provisions	Under Endo’s bylaws, the board of directors may fix, in advance, a record date, not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days prior to any other action. The record date termination shall apply to any adjournment of the meeting, but the	New Endo’s memorandum and articles of association provide that the board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the board of directors may fix a new record date for the adjourned meeting.

Under Delaware law, written notice of general and special meetings of Endo shareholders must be given not less than 10 nor more than 60 days before the date of the meeting.

meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by the directors.

If the register of shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of shareholders.

Notice of an annual or extraordinary general meeting must be given to all New Endo shareholders and to the auditors of New Endo. The New Endo memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and the New Endo memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Advance Notice of Director Nominations and Other Proposals	Endo’s bylaws allow shareholders to nominate persons for election to the board of directors at the annual meeting of shareholders and to propose other business to be brought before the annual meeting. However, nominations and other proposals may only be made by a shareholder who has given timely written notice to the secretary of Endo before the annual meeting.

The Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Special/Extraordinary General Meetings.”

New Endo’s memorandum and articles of association provide that

For director nominations and other shareholder proposals to be timely under Endo’s bylaws, a shareholder’s nomination or other proposal must be delivered to the secretary of Endo at Endo’s principal executive offices not later than the close of business on the 60th day nor earlier than close of business on the 90th day prior to the first anniversary of the immediately preceding annual meeting; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made, which occurs first.

Director nominations and other proposals must include all of the information specified for inclusion therein by Endo’s bylaws.

shareholder nominations of persons to be elected to the board of directors at an annual general meeting must be made following written notice to the secretary of New Endo executed by a shareholder accompanied by certain background and other information specified in the memorandum and articles of association.

Such written notice and information must be received by the secretary of New Endo not less than 60 days nor more than 90 days before the first anniversary of the date of New Endo’s proxy statement for the prior year’s annual general meeting.

Quorum at Meetings	Under Endo’s by-laws, a quorum consists of the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of capital stock.	The New Endo memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more New Endo shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of New Endo entitled to vote at the meeting in question constitute a quorum.

Voting Rights

Each share of Endo capital stock entitles the holders thereof to one vote. Shares of a series of preferred stock designated by the board of directors would have such voting rights as are specified in the resolution designating such series.

Under Endo’s bylaws, except as otherwise required by law, or by the Endo charter, any question brought before any meeting of shareholders shall be decided by the vote of the

Each New Endo shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Endo’s shareholders cast at a general meeting at which a quorum is present. Ordinary holders of a majority of the stock represented and entitled to vote at the meeting.

resolutions, by contrast, require a simple majority of the votes of New Endo cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business” at a general meeting. Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the reappointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Action by Written Consent

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the Endo bylaws, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s memorandum and articles of association permit written resolutions of shareholders. New Endo’s articles of association permit written resolutions of the shareholders where such resolutions are unanimous.

Derivative or Other Suits	Under Delaware law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and	In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of New Endo if a wrong committed against New Endo would otherwise go unredressed.

maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

•   where an ultra vires or illegal act is perpetrated;

•   where more than a bare majority is required to ratify the “wrong” complained of;

•   where the shareholders’ personal rights are infringed;

•   where a fraud has been perpetrated upon a minority by those in control; or

•   where the justice of the case requires a minority to be permitted to institute proceedings.

Irish law also permits shareholders of New Endo to bring proceedings against New Endo where the affairs of New Endo are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under Delaware law, a shareholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person’s interest as a shareholder.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Endo and any act of the Irish government that alters the memorandum of New Endo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Endo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Endo; (iv) receive copies of balance sheets and directors’

and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Endo that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Disclosure of Interests in Shares	Neither Delaware law nor the Endo charter documents impose any obligation with respect to disclosure by shareholders of their interests in Endo shares.

Under the Companies Acts, each New Endo shareholder must notify New Endo if, as a result of a transaction, the shareholder will become interested in 5% or more of the relevant share capital of New Endo (i.e., voting shares), or if as a result of a transaction a shareholder who was interested in more than 5% of the relevant share capital of New Endo ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of New Endo, the shareholder must notify New Endo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Endo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. New Endo must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Endo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to a court to have the rights attaching to such shares reinstated. In addition, New Endo, under the Companies Acts, may, by notice in writing, require a person whom New Endo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Endo’s relevant share capital: (i) to indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of New Endo, to provide additional information, including the person’s own past or present interests in shares of New Endo.

Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Endo may apply to court for an order directing that the affected shares be subject to certain restrictions, including on transfer, voting and right to receive payments. The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

Business Combinations	Under Delaware law, with limited exceptions, a merger, consolidation or sale of all or substantially all of the assets of Endo must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Certain implications of Section 203 of the DGCL on business combinations are described under “—Anti—takeover Measures.”

Shareholder approval in connection with a business combination involving New Endo would be required under the following circumstances:

•   in connection with a takeover by scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme;

•   in connection with a general takeover offer, for all of the shares of New Endo, the holders of 80% or more of New Endo’s shares would have to accept the offer for their shares in order for the remaining shareholders to be statutorily required to transfer their shares; and

•   in connection with an acquisition of New Endo by way of a merger with a European Union company under the European Union Cross-Border Mergers Directive 2005/56/EC by a special resolution of the shareholders.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

A scheme of arrangement is a statutory procedure under the Irish Companies Acts that enables a company to make a compromise or arrangement with its shareholders.

Although schemes of arrangement can be used for a variety of purposes, they are frequently used as a means of implementing a takeover of a public listed company. In the context of a takeover, under a scheme of arrangement the shareholders in the target company agree to the cancellation of the entire issued share capital of the company. Using the resulting capital reserves, new shares are issued to the buyer, in exchange for payment of cash or shares (or both) in the acquiring company.

A scheme of arrangement must be approved by the Irish High Court and a majority of shareholders representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme. Once sanctioned in this way, all of the shares in the target company are cancelled, regardless of whether the individual shareholder voted in favor of the scheme.

Appraisal Rights

Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above.

In addition, appraisal rights are not available for shareholders of a surviving corporation in a merger if the merger did not require the vote of the shareholders of the surviving corporation.

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as New Endo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland, Switzerland, Turkey and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Anti-takeover Measures	Under Delaware law, certain anti-takeover provisions apply to Endo as a publicly-traded company that may have the effect of making it more difficult for a third party to acquire Endo. In particular, Section 203 of the	Any transaction in which a third party seeks to acquire 30% or more of the voting rights of New Endo and other acquisitions of New Endo securities will be governed by the Irish Takeover Rules, and will be regulated by Irish

DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless, among other exceptions, prior to such time the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such shareholder becoming an interested shareholder.

In addition, under the Endo charter and bylaws, certain provisions may make it difficult for a third party to acquire Endo, or for a change in the composition of the board of directors or management to occur, including the authorization of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of common stock to elect all of the directors standing for election; and the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings.

Takeover Rules and certain important aspects of the Irish Takeover Rules are described under “Description of New Endo Ordinary Shares—Anti-Takeover Provisions.”

Rights Agreement	Endo has not adopted a shareholder rights plan.

The New Endo memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.

However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.

Subject to the Irish Takeover Rules described in “—Anti-takeover Measures” and “Description of New Endo Ordinary Shares— Anti-Takeover Provisions,” the board of directors also has power to issue any authorized and unissued shares of New Endo on such terms and conditions as it may determine and any such action should be taken in the best interests of New Endo. The terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Variation of Rights Attaching to a Class or Series of Shares	Under Endo’s certificate of incorporation, the board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.	Any variation of class rights attaching to the issued shares of New Endo must be approved by a special resolution of the New Endo shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares. Any issuance of preferred shares would require the approval of New Endo shareholders in general meeting.

Amendments of Constituent Documents	Under Delaware law, Endo’s certificate of incorporation may be amended if the board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders. If a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment,	Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective.

Dissolution

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s shareholders.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Endo would be distributed to shareholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Endo’s bylaws may be amended by the approval of the entire board of directors, or of the holders of a majority of holders of a majority of the outstanding capital stock entitled to vote on the amendment, provided, however that notice of such amendment must be contained in the notice of such a meeting of the directors of shareholders.

The rights of New Endo shareholders to a return of New Endo’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Endo’s memorandum and articles of association or the terms of any preferred shares that may be issued by New Endo from time to time. The holders of New Endo preferred shares may have the right to priority in a dissolution or winding up of New Endo. If the New Endo memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to New Endo shareholders in proportion to the paid-up nominal value of the shares held. The New Endo memorandum and articles of association provide that the ordinary shareholders of New Endo are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

New Endo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. New Endo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Endo has failed to file certain returns.

Enforcement of Judgment Rendered by U.S. Court	A judgment for the payment of money rendered by a court in the U.S. based on civil liability generally would be enforceable elsewhere in the U.S.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment may be deemed to be enforceable by an Irish Court in Ireland:

•   the judgment must be for a definite sum;

•   the judgment must be final and conclusive; and

•   the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

LEGAL MATTERS

A&L Goodbody, Irish counsel for New Endo, will provide an opinion regarding the validity of the New Endo ordinary shares to be issued in the transactions.

EXPERTS

The consolidated financial statements of Paladin Labs Inc. as of December 31, 2012, December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2012, appearing in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Endo’s Annual Report on Form 10-K, and the effectiveness of Endo’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE PERSONS WHO MAY BE DIRECTORS AND EXECUTIVE OFFICERS OF NEW ENDO MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW ENDO MAY BE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR NEW ENDO, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW ENDO IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. NEW ENDO HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are Endo shareholders will be “householding” this proxy statement/prospectus. A single proxy statement/prospectus may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Endo will promptly deliver, upon written or oral request to the address or telephone number below, a separate copy of this proxy statement/prospectus to a shareholder at a shared address to which a single proxy statement/prospectus was delivered. Requests for additional copies should be directed to Endo Health Solutions Inc., Attention: Investor Relations, at 1400 Atwater Drive, Malvern, PA 19355, or by telephone to Endo’s Investor Relations department at (484) 216-0000. Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

Endo files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Endo files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Endo. The SEC’s Internet site can be found at http://www.sec.gov.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New Endo in addition to being a proxy statement of Endo for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows Endo to incorporate by reference the information Endo files with it, which means that Endo and New Endo can disclose important information to you by referring you to another document that Endo has filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this proxy statement/ prospectus. The following documents, which have been filed with the SEC by Endo (SEC File No. 001-15989), are hereby incorporated by reference into this proxy statement/prospectus:

•	Endo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013;

•	the information specifically incorporated by reference into Endo’s Annual Report on Form 10-K for the year ended December 31, 2012 from Endo’s definitive proxy statement on Schedule 14A for Endo’s 2012 Annual Meeting of Shareholders, filed with the SEC on April 11, 2013;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 7, 2013;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on August 6, 2013;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 5, 2013; and

•	Endo’s Current Reports on Form 8-K, filed with the SEC on January 4, 2013, January 7, 2013 (two reports), February 20, 2013, February 25, 2013, February 28, 2013, March 6, 2013, March 8, 2013, March 29, 2013, May 7, 2013, May 23, 2013, June 4, 2013 (two reports), June 5, 2013, June 10, 2013, June 20, 2013, August 6, 2013, August 28, 2013, September 10, 2013, November 5, 2013, November 6, 2013, November 12, 2013, December 3, 2013, December 11, 2013, December 13, 2013, December 16, 2013, December 17, 2013, December 19, 2013 and January 9, 2014.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this proxy statement/prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Endo pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the earlier of the effective time and the termination of the arrangement agreement, shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Endo that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Endo will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Endo Health Solutions Inc., Attn: Investor Relations, 1400 Atwater Drive, Malvern, PA 19355, telephone: (484) 216-0000.

Report of Independent Auditors

To the Shareholders of Paladin Labs Inc.

We have audited the accompanying consolidated financial statements of Paladin Labs Inc., which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paladin Labs Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young LLP1

Montréal, Canada

March 1, 2013

1CPA auditor, CA, public accountancy permit no. A113209

Consolidated Balance Sheets

		December 31,
(In thousands of Canadian dollars)	Notes	2012	2011
ASSETS
Current
Cash and cash equivalents	6	118,744	72,115
Marketable securities	7	146,258	166,894
Trade and other receivables	8	38,587	20,208
Inventories	9	37,441	13,327
Income tax receivable	10	5,479	718
Other current assets	11	1,661	1,476

Total current assets		348,170	274,738

Investment in associates	12	626	20,850
Interest in a joint venture	13	30,476	—
Loans receivable from a joint venture	14	11,661	—
Financial assets	15	4,561	9,311
Investment tax credits recoverable	26	24,840	24,674
Deferred income tax assets	10	25,402	40,613
Property, plant and equipment	16	9,754	162
Intangible assets	17	112,851	27,565
Goodwill	18	36,176	—

Total assets		604,517	397,913

LIABILITIES AND EQUITY
Current
Bank overdraft	6	7,044	—
Payables, accruals and provisions	19	50,165	38,849
Current portion of finance lease liability	21	796	984
Deferred revenue		2,734	2,999
Income tax payable	10	24,140	22,205
Other balances payable		2,000	2,306
Current portion of long-term liabilities	22	5,804	—

Total current liabilities		92,683	67,343

Finance lease liability	21	6,843	5,745
Deferred revenue		1,734	2,099
Deferred tax liability	10	24,415	—
Long-term liabilities	22	28,327	—

Total liabilities		154,002	75,187

Equity
Share capital	23	172,282	166,681
Other paid-in capital		7,039	5,144
Other capital reserves		(4,076)	553
Retained earnings		208,461	150,348

Attributable to shareholders of the Company		383,706	322,726
Non-controlling interests		66,809	—

Total equity		450,515	322,726

Total liabilities and equity		604,517	397,913

Commitments (note 32)

See accompanying notes

Consolidated Statements of Income

(In thousands of Canadian dollars except for share and per share amounts)		Years Ended December 31,
	Notes	2012	2011
Revenues	20, 24, 30	210,200	141,466
Cost of sales	20	76,810	39,294

Gross income		133,390	102,172

Expenses (income)
Selling, general and administrative	20	49,013	31,983
Research and development	10, 20, 26	7,794	9,773
Interest income	27	(5,460)	(7,296)

Earnings before under-noted items		82,043	67,712

Amortization of intangible assets	17	16,132	22,028
Depreciation of property, plant and equipment	16	703	136
Other finance expense (income)	27	1,164	(8,687)
Other income	28	(3,035)	(97)
Foreign exchange loss		1,211	80
Interest expense	27	2,181	18
Share of net loss from a joint venture	13	725	—
Share of net income from associates	12	(999)	(1,756)

Income before income tax and under-noted items		63,961	55,990

Purchase gain on business combination	5	—	(17,070)
Gain on revaluation of equity investment	5	(12,294)	—
Restructuring, shutdown and other costs	5	—	8,795

Income before income tax		76,255	64,265
Provision for income taxes	10	17,900	14,114

Net income for the year		58,355	50,151

Attributable to:
Shareholders of the Company		59,906	50,151
Non-controlling interests		(1,551)	—

Attributable to shareholders of the Company

Basic earnings per share	29	2.94	2.51
Diluted earnings per share	29	2.86	2.43

Weighted average number of shares outstanding
Basic	29	20,347,805	19,970,658
Diluted	29	20,946,178	20,659,276

See accompanying notes

Consolidated Statements of Comprehensive Income

(in thousands of Canadian dollars)	Years ended December 31
	2012	2011
Net income for the year	58,355	50,151
Other comprehensive (loss) income:
Exchange differences on translation of foreign operations (net of tax of $nil)	(8,068)	—
Change in fair value of available-for-sale financial instruments (net of $nil taxes (2011 –($31)))	(975)	748
Reclassification adjustment for losses on available-for-sale financial instruments included in net income in the year (net of $nil taxes (2011—$1))	51	(370)

Other comprehensive (loss) income for the year	(8,992)	378

Total comprehensive income for the year	49,363	50,529

Attributable to:
Shareholders of the Company	55,277	50,529
Non-controlling interests	(5,914)	—

See accompanying notes

Consolidated Statements of Cash Flows

(In thousands of Canadian dollars)		Years Ended December 31,
	Notes	2012	2011
Operating activities
Net income for the year		58,355	50,151
Adjustments reconciling net income to operating cash flows
Amortization of intangible assets	17	16,132	22,028
Deferred tax	10	15,845	2,577
Share-based compensation expense	23	3,216	1,946
Other finance expense (income)	27	1,164	(8,687)
Unrealized foreign exchange loss (gain)		1,143	(7)
Gain on revaluation of equity investment	5	(12,294)	—
Other income	28	(2,838)	—
Depreciation of property, plant and equipment	16	726	187
Share of net income from associates	12	(999)	(1,756)
Share of net loss from a joint venture	13	725	—
Purchase gain on business combination	5	—	(17,070)
Restructuring, shutdown and other costs	5	—	3,946

		81,175	53,315

Net change in non-cash balances relating to operations	33	(11,572)	14,798

Cash inflow from operating activities		69,603	68,113

Investing activities
Disposals and maturities of marketable securities		187,575	78,373
Dividends from an associate	12	3,319	2,871
Proceeds from disposal of financial assets	15	6,620	102,119
Proceeds from disposal of intangible assets	17	1,466	—
Proceeds from disposal of property, plant and equipment	16	220	—
Acquisition of subsidiaries, net of cash acquired	5	(42,358)	(1,109)
Purchases of marketable securities		(167,615)	(201,618)
Purchases of financial assets	15	(4,000)	(89,873)
Payment of other balances payable		(995)	(250)
Purchases of property, plant and equipment	16	(1,453)	(78)
Additions to intangible assets	17	(1,111)	(7,617)
Investment in an associate	12	—	(2,936)

Net cash outflow from investing activities		(18,332)	(120,118)

Financing activities
Common shares issued for cash, net of issue costs of $nil (2011: $1,643)	23	1,478	41,918
Increase in bank overdraft	6	1,353
Repurchase of shares	23	(2,278)	(580)
Settlement of finance lease liability	21	(3,366)	—
Repayment of long-term liabilities	22	(1,766)	(13,241)
Payment of obligation under finance lease	21	(500)	(167)

Net cash (outflow) inflow from financing activities		(5,079)	27,930

Foreign exchange gain (loss) on cash and cash equivalents		437	(105)
Increase (decrease) in cash and cash equivalents during the year		46,629	(24,180)
Cash and cash equivalents, beginning of year		72,115	96,295

Cash, cash equivalents, end of year		118,744	72,115

Supplemental cash flow information
Interest received		5,024	5,146
Interest paid		1,198	—
Income taxes paid		3,317	149

Amounts received (paid) for interest and income taxes were reflected as operating cash flows in the consolidated statements of cash flows.

See accompanying notes

Consolidated Statements of Changes in Equity

	Equity attributable to shareholders of the Company
(In thousands of Canadian dollars)	Note	Share capital	Other paid-in capital	Other capital reserves (deficit)	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interests	Total equity
Balance as at January 1, 2011		123,136	4,892	175	100,642	—	228,845	—	228,845
Net income for the year					50,151		50,151		50,151
Other comprehensive income for the year				378			378		378
Shares issued	23	41,986					41,986		41,986
Shares repurchased	23	(135)			(445)		(580)		(580)
Share-based incentive plans	23		1,946				1,946		1,946
Transfers upon exercise of share options		1,694	(1,694)				—		—

Balance as at December 31, 2011		166,681	5,144	553	150,348	—	322,726	—	322,726

Balance as at January 1, 2012		166,681	5,144	553	150,348	—	322,726	—	322,726
Net income for the year					59,906		59,906	(1,551)	58,355
Other comprehensive loss for the year				(924)		(3,705)	(4,629)	(4,363)	(8,992)
Shares issued	23	5,541					5,541		5,541
Shares repurchased	23	(485)			(1,793)		(2,278)		(2,278)
Share-based incentive plans	23		2,440				2,440	776	3,216
Transfers upon exercise of share options		545	(545)				—		—
Non-controlling interest arising on a business combination	5						—	71,947	71,947

Balance as at December 31, 2012		172,282	7,039	(371)	208,461	(3,705)	383,706	66,809	450,515

See accompanying notes

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(In thousands of Canadian dollars except for share and per share amounts)

(All other currencies are in thousands)

1. PRESENTATION OF FINANCIAL STATEMENTS

Description of the Business

Paladin Labs Inc., together with its subsidiaries, hereinafter referred to as “the Company”, is an international specialty pharmaceutical public listed company continued under the Canada Business Corporations Act, focused on researching, developing, acquiring, in-licensing, marketing and distributing innovative pharmaceutical products, medical devices and vaccines.

Basis of Preparation and Statement of Compliance

These consolidated financial statements include the accounts of the Company and all its subsidiaries, including the accounts of Litha Healthcare Group Limited (“Litha”) as of July 2, 2012, the effective date of acquisition (described in more detail in Note 5). These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) on a historical cost basis, except for items that are required to be accounted for at fair value and in accordance IAS 1, Presentation of Financial Statements. These consolidated financial statements have been prepared in accordance with those IFRS standards and IFRIC interpretations issued and effective or issued and early adopted as at the time of preparing these statements. The policies set out below have been consistently applied to all the periods presented.

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. In the process of applying the Company’s accounting policies, management has made judgments and estimates of which those determined to have the most significant effect on the amounts recognized in the consolidated financial statements are disclosed in Note 3.

These consolidated financial statements were authorised for issue by the Company’s Board of Directors on March 1, 2013.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements of the Company include the accounts of Paladin Labs Inc. and all its subsidiaries (see note 20). Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases.

Transactions and balances between subsidiaries are eliminated and no income is recognized on sales between subsidiaries until the products are sold to customers outside the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions with no effect on net income or on other comprehensive income.

Effective July 2, 2012 and as at December 31, 2012, the Company owned a 44.54% interest in Litha and through certain shareholder agreements representing 13.42% of Litha’s outstanding common shares the Company has control over more than half of the voting rights of Litha and, therefore, consolidates Litha.

Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Company elects whether to measure the non-controlling interest in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss.

Goodwill (the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interest over the net identifiable assets acquired and liabilities assumed) is initially measured at cost. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the gain is recognized in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in such circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Foreign Currency Translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements of the Company are presented in Canadian dollars (“CAD”), which is the parent Company’s functional and presentation currency.

(b) Transactions and balances

Foreign currency transactions are initially recorded by the Company’s entities at their respective functional currency using the exchange rates prevailing at the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the period-end rates of exchange. Non-monetary assets and liabilities are translated at the historical exchange rates. Exchange gains and losses arising from the translation of foreign currency items, except those related to available-for-sale securities which are reflected in other comprehensive income, are recognized in the consolidated statement of income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income or net income are also recognized in other comprehensive income or net income, respectively).

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

(c) Company’s subsidiaries

On consolidation the assets and liabilities of foreign operations are translated into CAD at the rate of exchange prevailing at the reporting date and their statements of income are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the consolidated statement of income.

Cash and Cash Equivalents

Cash and cash equivalents comprise current balances with banks and similar institutions and highly liquid investments with original maturities of three months or less. They are readily convertible into known amounts of cash and have an insignificant risk of changes in value.

Marketable Securities

Marketable securities consist of debt securities which are principally traded in liquid markets. Marketable securities that are classified as “available-for-sale” are initially measured at fair value with any resulting subsequent changes in the fair value being charged or credited to other comprehensive income and when ultimately sold to net income. Fair values for marketable securities are obtained using quoted active market prices for such securities.

Trade Receivables

Trade receivables are carried at original invoice amount less any provisions for product returns, credits and doubtful accounts. Provisions for returns are made where the returns or exchange of products are allowed under the Company’s policy. Provisions for doubtful accounts are made where there is evidence of a risk of non-payment, taking into account ageing, previous experience and general economic conditions. When a trade receivable is determined to be uncollectable it is written off, firstly against any provision available and then to the consolidated statement of income. Subsequent recoveries of amounts previously provided for are credited to the consolidated statement of income. Long-term receivables are discounted to current values using appropriate rates of interest.

Inventories

Inventory is valued at the lower of cost, determined on a first-in, first-out basis, and net realizable value. The cost of finished goods and work-in-progress includes direct costs and an allocation of overhead. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and applicable selling expenses.

Investments in Associates and Interest in a Joint Venture

The Company accounts for investments in associates and its interest in a joint venture using the equity method. An associate is an entity in which the Company has significant influence. The Company has an interest in a joint venture, which is a jointly controlled entity, whereby the venturers have a contractual arrangement that establishes joint control over the economic activities of the entity. The arrangement requires unanimous agreement for financial and operating decisions among the venturers.

Investments in associates and the Company’s interest in a joint venture are carried in the consolidated balance sheet at the Company’s share of the associates’ and joint venture’s net assets at date of acquisition and of its post-acquisition retained net income or losses, net of the amortization of fair value adjustments, taxation and dividends received. Goodwill relating to associates or joint venture is included in the carrying amount of the investments and is neither amortized nor individually tested for impairment.

The consolidated statement of income reflects the share of the results of operations of the associates and the joint venture. Where there has been a change recognized directly in the equity of the associate or joint venture, the Company recognizes its share of any changes and discloses this, when applicable, in the consolidated statement of changes in equity. Unrealized gains and losses resulting from transactions between the Company and the associates or the joint venture are eliminated to the extent of the interest in the associates or the joint venture.

The share of net income from associates and the share of net income or loss from a joint venture is shown on the face of the consolidated statement of income less amortization and tax effect of fair value adjustments. This is the net income or loss attributable to shareholders of the associates and the joint venture and therefore is income after tax. When the Company’s share of losses in associates or a joint venture equals or exceeds its interest in the associates or joint venture the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associates or joint venture.

The financial statements of the associates and joint venture are prepared for the same reporting period as the Company. Where necessary, adjustments are made to bring the accounting policies and classifications in line with those of the Company.

After application of the equity method, the Company determines whether it is necessary to recognize an additional impairment loss on the Company’s investment in its associates and interest in its joint venture. The Company determines at each reporting date whether there is any objective evidence that the investment in the associate or the interest in the joint venture is impaired. If this is the case the Company calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value and recognizes the amount in the “share of net income from associates” or “share of net income from the joint venture” in the consolidated statement of income.

Upon loss of significant influence or joint control over the associates or joint venture, the Company measures and recognizes any remaining investment at its fair value. Any difference between the carrying amount of the associates or joint venture upon loss of significant influence or joint control and the fair value of the remaining investment and any proceeds from disposal is recognized in the consolidated statement of income.

Financial Instruments—Initial Recognition and Subsequent Measurement

(a) Available-for-sale financial investments

Investments classified as available-for-sale are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value using quoted market prices, if available, or are carried at cost for investments held in private entities, where there are no quoted market prices in an active market. Unrealized gains and losses on available-for-sale investments are recognized directly in equity as other comprehensive income in “Other capital reserves (deficit)” until the investment is sold, at which time the cumulative gain or loss is recognized in “Other finance (income) expense”. Purchases and sales of available-for-sale investments are accounted for on the trade date. Impairments arising from the significant or prolonged decline in fair value of an investment reduce the carrying amount of the asset directly and are charged to the consolidated statement of income. Impairments on equity investments classified as available-for-sale are not reversed until disposal of the instrument. On disposal or impairment of the investments, any gains and losses that have been deferred in equity are recognized in the consolidated statement of income. On disposal of investments, fair value movements are reclassified from “Other capital reserves (deficit)” to the consolidated statement of income based on average cost for shares acquired at different times.

(b Loans and receivables

Investments classified as loans and receivables are initially recorded at fair value with subsequent measurements recorded at amortized cost using the effective interest method, less impairment, if any. The interest accretion is captured under “Other finance (income) expense” on the consolidated statement of income.

(c) Derivative financial instruments

Derivative financial instruments are carried at fair value with changes in the fair value being charged or credited to the consolidated statement of income under “Other finance (income) expense” during the year. Fair value of conversion options within convertible term notes and common share purchase warrants are obtained using the Black-Scholes option pricing valuation model.

(d) Financial liabilities

Payables, accruals and provisions, other balances payable and long-term liabilities are classified as financial liabilities. They are initially measured at their fair value. Subsequent measurements are recorded at amortized cost using the effective interest rate method. The interest accretion is captured under “Other finance (income) expense” on the consolidated statement of income.

(e) Impairment of financial assets

The Company assesses at each reporting date whether there is any objective evidence that a financial asset or group of financial assets is impaired. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include the following:

•	Significant financial difficulty of the issuer or counterparty;

•	Default or delinquency in interest or principal payments or it has become probable that the debtor will enter bankruptcy or financial reorganization;

•	An adverse change in legal factors or in the business climate that could affect the value of an asset; and

•	Current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of an asset.

(f) Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) or financial liability is derecognized when:

•	The rights/obligations to receive/disburse cash flows from the asset/liability have expired/discharged; and

•	The Company has transferred its rights/obligations to receive/disburse cash flows from the asset/liability.

Property, Plant and Equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and/or accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the consolidated statement of income during the year in which they are incurred.

Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Building under finance lease	Over the life of the lease
Machinery and equipment	2-20 years
Motor vehicles	4-5 years
Computer equipment and software	3-4 years
Furniture and fixtures	2-3 years

The Company periodically reviews the useful lives and the carrying values of its property, plant and equipment and as a result the useful life of property, plant and equipment may be adjusted accordingly. On disposal of property, plant and equipment, the cost and related accumulated depreciation and impairments are removed from the consolidated financial statements and the net amount, less any proceeds, is included in the consolidated statement of income.

Intangible Assets

In the normal course of business, the Company secures development, sales, marketing and distribution rights to innovative and mature drug products. Intangible assets acquired are recorded at cost and consist primarily of pharmaceutical, product licenses and rights, intellectual property and process know-how covered by certain patented and non-patented information. Milestones and other license payments determined to have a high likelihood of attainment, subsequent to the regulatory approval of the product, are capitalized based upon the Company’s periodic review and assessment of the product’s expected performance. Intangible assets with finite lives are amortized on a straight-line basis over the lesser of the term of the agreement, the life of the patent or the expected useful life of the product once they are available for commercialization. The amortization terms generally range from 2 to 15 years. The Company periodically reviews the useful lives and the carrying values of its intangible assets. As a result, the useful life of intangible assets may be adjusted accordingly.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit (“CGU”) level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Impairment of Non-Financial Assets

The Company assesses at each reporting period whether there is an indication that an asset may be impaired. An impairment loss is recognized when the carrying amount of an asset, or its CGU, exceeds its recoverable amount. The recoverable amount is the greater of the asset’s or CGU’s fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less costs to sell, an appropriate valuation model is used. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

In addition, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use, if any, are tested for impairment annually, as well as whenever there is an indication that the carrying amount of the asset or the CGU to which an asset has been allocated exceeds its recoverable amount. Impairment losses are charged to the consolidated statement of income in the year concerned. Impairments of goodwill are not reversed. Impairment losses on other long-term assets are only reversed if there has been a change in estimates used to determine the recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognized.

Payables, Accruals and Provisions

Payables, accruals and provisions are initially measured at fair value with subsequent measurement recorded at amortized cost using the effective interest rate method. Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The recognized provisions are mostly related to business acquisitions and product-related agreement exposures and are part of the normal course of business.

Restructuring Provisions

Restructuring provisions are recognized only when general recognition criteria for provisions are fulfilled. Additionally, the Company follows a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and appropriate timeline. The employees affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Leases

Leases are classified as either operating or finance, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.

(a) Operating lease

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease (net of any incentives received from the lessor) are recognized in the consolidated statement of income on a straight-line basis over the period of the lease.

(b) Finance lease

Leases in which substantially all the risks and rewards of ownership are transferred to the Company are classified as finance leases. Assets meeting finance lease criteria are capitalized at the lower of the present value of the related lease payments or the fair value of the leased asset at the inception of the lease. Minimum lease payments are distributed between the finance charge and the liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Other Balances Payable

As part of acquisitions of intangible assets, the Company may assume obligations to pay out certain future contractually pre-defined amounts upon meeting specific timelines or specific regulatory or sales related milestones. These obligations are recorded when the likelihood of attainment is deemed likely and are initially measured at fair value with subsequent measurements recorded at amortized cost using the effective interest rate method. The long-term other balances payable are discounted to current values using appropriate rates of interest.

Share-Based Compensation Plans

The Company has share-based compensation plans, which are described in Note 23. The cost of share-based compensation plans is recognized, together with a corresponding increase in other paid-in capital and non-controlling interest in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense is recognised at each reporting date until the vesting date and reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The movement in cumulative expense recognized for the period is recorded under Selling, general and administrative expenses and Research and development expenses on the consolidated statements of income. No expense is recognized for awards that do not ultimately vest. Any consideration paid by employees on exercise of share options or purchase of shares is credited to share capital. The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (further details are given in Note 29).

Share Buy-Back Plans

The Company from time to time initiates a share buy-back plan, which is described in Note 23. The common shares are repurchased by the Company and later cancelled. The difference between the amounts paid for the common shares and the weighted average common share value is recorded to retained earnings according to applicable accounting standards.

Share Issue Costs

Share issue costs incurred by the Company are recorded as a reduction of share capital.

Revenue Recognition

Revenue is recognized when the product is delivered to the Company’s customers, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product. Revenue from product sales is recognized net of sales discounts, credits and allowances. Revenue related to service arrangements, where the Company earns a distribution fee on net sales or earns co-promotion revenue, is recognized when the service is provided and is recorded on a net basis. Revenue related to royalty arrangements with partners, where the Company earns a royalty fee based on certain pre-determined terms relating to the net sales of products is recognized as such terms are met alongside the recording of partner product revenues. In certain circumstances, returns or exchange of products are allowed under the Company’s policy and provisions are maintained accordingly. Revenue is recorded net of these provisions. In certain situations, such as initial product launches for which the Company has limited comparable information or where the market or client acceptance has not been clearly established, the Company may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result the Company will defer the recognition of revenue for these product sales until such criteria are met.

Interest Income/Expense

Interest income or expense is recognized on a time-proportion basis. For all financial instruments measured at amortized cost and interest bearing financial assets classified as available-for-sale, interest income or expense is recorded using the effective interest rate method, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

Government Assistance

Amounts received or receivable resulting from government assistance programs, including grants and investment tax credits for research and development, are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the amount relates to an expense item, it is recognized as income on a systematic basis as a reduction to the costs that it is intended to compensate. When the grant relates to an asset, it reduces the carrying amount of the asset and is then recognized as income over the useful life of the depreciable asset by way of a reduced depreciation charge.

Research And Development

Research and development expenditures are charged to the consolidated statement of income in the year in which they are incurred. Milestones and other license payments paid prior to regulatory approval of the product are generally expensed when the event requiring payment of the milestone occurs. Development expenditures are capitalized when the criteria for recognizing an asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly likely. Property, plant and equipment used for research and development is depreciated in accordance with the Company’s policy.

Employment Benefits

The Company has an employee deferred income sharing plan available to all permanent employees pursuant to which the Company matches a contribution of up to 4% and 5% of an employee’s salary in the form of a registered retirement savings plan contribution. The Company’s contributions are charged to the consolidated statement of income as incurred.

Income Taxes

Income tax expense is comprised of current and deferred tax. Tax expenses are recognized in the consolidated statement of income except to the extent they relate to items recognized directly in shareholders’ equity, in which case the related tax is recognized in shareholders’ equity.

(a) Current Income Tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Company operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

(b) Deferred Tax

Deferred tax is provided using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax is calculated based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates that are expected to apply to the year of realization or settlement based on tax rates and tax laws enacted or substantially enacted at the reporting date.

Deferred tax assets (liabilities) are recognized for all deductible (taxable) temporary differences and carry forwards of unused tax losses and Scientific Research and Experimental Development (“SR&ED”) expenditures, to the extent that it is probable that taxable income will be available against which the deductible temporary differences, and the carry forward of unused tax losses and SR&ED expenditures can be utilized except:

•	where the deferred tax asset (liability) relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit or loss nor taxable income or loss; and

•	in respect of taxable temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognized deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in comprehensive income or directly in shareholders’ equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority. Deferred tax liabilities and assets are not discounted.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognized subsequently if new information about facts and circumstances changed. The adjustment would be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it was incurred within the measurement period or in the statement of income after the end of the measurement period.

(c) Sales Tax

Revenues, expenses and assets are recognized net of amount of sales tax except:

•	where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized in the cost of acquisition of the asset or as part of the expense item, as applicable; and

•	receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables and payables in the consolidated balance sheet.

3. SIGNIFICANT ACCOUNTING ESTIMATES, JUDGEMENTS AND ASSUMPTIONS

In preparing the consolidated financial statements, management is required to make estimates, judgements and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the consolidated financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting estimates and judgements made.

Revenue Recognition

Revenue is recognized when title and risk of loss is passed to the customer and reliable estimates can be made of relevant deductions. Gross revenue is reduced by discounts, credits, allowances and product returns.

Accruals are made at the time of sale for the estimated discounts, credits, allowances and product returns, based on available market information and historical experience. Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change. The level of accrual is reviewed and adjusted regularly in light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Company.

In certain situations, such as initial product launches for which the Company has limited comparable information or where the market or client acceptance has not been clearly established, the Company may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result the Company will defer the recognition of revenue for these product sales until such criteria are met.

Inventory Valuation

The reserve for inventory primarily consists of all or a portion of the inventory which has reached its expiration or is not expected to be sold, based on the specific facts and circumstances. In order to determine whether the inventory is properly stated at the lower of cost or net realizable value, management reviews the amount of inventory on hand, the remaining shelf life and estimates the time required to sell such inventory taking into account current and expected market conditions and competition.

Assets Arising From Business Combinations

During 2012, the Company invested $47,643 (2011: $20,448) on business acquisitions (refer to Note 5). Based on existing accounting standards the Company allocated the cost of the acquisition to the underlying net assets acquired based on their respective estimated fair values. As part of this allocation process, the Company must identify and attribute values and estimated lives to the identifiable assets acquired, mainly intangible assets.

These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and weighted cost of capital rates such as length of license agreement, expected market penetration, terminal values and country specific risk. These estimates and assumptions determine the amount allocated to identifiable intangible assets and goodwill, as well as the amortization period for identifiable intangible assets with finite lives. If future events or results differ adversely from these estimates and assumptions, the Company could record increased amortization or impairment charges in the future.

Intangible Assets

The factors that drive the actual economic useful life of the intangible assets are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition from products prescribed for similar indications, introductions of competing products, the impact of promotional efforts, adverse patient reactions to products or similar products including negative publicity and many other issues. The terms generally range from 2 to 15 years. Capitalized milestones and other license payments are based on future cash flows that are derived from business forecasts and are inherently judgemental.

Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Impairment tests are based on risk-adjusted future cash flows discounted using the Company’s weighted average cost of capital. These future cash flows are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment reviews to change with a consequential adverse effect on the future results of the Company.

Income Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective company’s domicile.

Deferred tax assets are recognized for all unused tax losses and SR&ED expenditures carried forward to the extent that it is probable that taxable profit will be available against which the losses and SR&ED expenditures can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Further details on taxes are disclosed in Note 10.

4. RECENT ACCOUNTING PRONOUNCEMENTS

Certain new standards, interpretations and amendments to existing standards issued by the IASB or IFRIC that are not yet effective up to the date of issuance of the Company’s consolidated financial statements are listed below. These standards are mandatory for accounting periods beginning January 1, 2013 with the exception of IFRS 9 which is mandatory for accounting periods starting with January 1, 2015. The Company is assessing the impact of these pronouncements on its consolidated results and financial position. The Company intends to adopt these standards when they become effective.

•	IFRS 9—Financial Instruments (Classification and Measurement)

•	IFRS 10—Consolidated Financial Statements

•	IFRS 11—Joint Arrangements

•	IFRS 12—Disclosure of Interest in Other Entities

•	IFRS 13—Fair value measurements

•	IAS 1—Presentation of financial statements

•	IAS 28—Investments in Associates and Joint Ventures

5. SIGNIFICANT TRANSACTIONS AND BUSINESS COMBINATIONS

Pharmaplan / Litha acquisition

On February 21, 2012, the Company entered into a strategic partnership whereby it agreed to accelerate the purchase of the remaining 55.01% interest in Pharmaplan it did not own at that date and to merge the Pharmaplan business with the pharma division of Litha, a publicly listed diversified healthcare company on the Johannesburg Stock Exchange (“JSE”), with headquarters in Johannesburg, South Africa (the “Combined Transactions”). On July 2, 2012, the Company acquired the 55.01% interest in Pharmaplan for cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. Litha subsequently acquired 100% of the share capital of Pharmaplan from the Company in exchange for cash of $15,450 (South African Rand (“ZAR”) 125,000) and the issuance of 169,090,909 Litha common shares at $0.3399 (ZAR2.75) per share. The Company further acquired an additional 73,083,214 shares of Litha from third parties at $0.3399 (ZAR2.75) per share for a total net consideration of $24,943 (ZAR200,802). Upon the closing of these transactions the Company owns 242,174,122 common shares of Litha, representing a 44.54% interest in Litha making it Litha’s single largest shareholder. The

Combined Transactions described above in conjunction with certain shareholder agreements for 13.42% of Litha’s outstanding common shares give the Company control over more than half of the voting rights of Litha and, therefore, the Company has included Litha within its consolidated financial statements as of July 2, 2012, the effective date of acquisition.

Prior to the Combined Transactions, the Company held a 44.99% interest in Pharmaplan (Note 12) and considered it an equity investment recorded at a value of $18,480 under “Investment in an associate” on the consolidated balance sheet. In conjunction with the Company’s acquisition of the remaining 55.01% interest in Pharmaplan, the Company, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The consideration given for the Litha acquisition described above is comprised of the following:

Cash	$47,643
Common shares of the Company	4,000
44.99% interest in Pharmaplan	30,774

Total consideration given	$82,417

The preliminary fair value allocation of the Litha purchase price as at the date of acquisition was:

Cash and cash equivalents	$5,285
Trade and other receivables	23,661
Inventories	20,340
Income tax receivable	3,289

Current assets	52,575
Investment in an associate	607
Investment in a joint venture	27,950
Loans receivable from a joint venture	9,928
Deferred income tax assets	2,204
Property, plant and equipment	9,578
Intangible assets	104,600
Other non-current assets	410

Total assets	207,852

Bank overdraft	(6,010)
Payables, accruals and provisions	(18,073)
Finance lease liability	(790)
Income tax payable	(2,180)
Current portion of long-term liabilities	(3,771)

Current liabilities	(30,824)
Finance lease liability	(7,108)
Deferred tax liability	(27,441)
Loans from joint venture	(1,159)
Long-term liabilities	(29,891)

Total liabilities	(96,423)

Net assets	111,429
Non-controlling interests	(67,164)

Net assets net of non-controlling interests	44,265

Goodwill on acquisition	38,152

Net consideration paid and given in kind to Litha	$82,417

The Company elected to measure the non-controlling interest in Litha using the proportionate share of its interest in Litha’s identifiable net assets as per applicable IFRS guidelines and consists of $61,799 representing 55.46% of the acquired net assets of $111,429 and $5,365 representing the fair value of Litha share options at acquisition date.

The fair value of the trade and other receivables amounts to $23,661. The gross amount of trade and other receivables is $24,127. None of the trade receivables have been impaired and it is expected that the full contractual amounts can be collected.

The cash and cash equivalents, bank overdraft, trade and other receivables, inventories, loans receivable from a joint venture, finance lease liability and long-term liabilities balances are considered final assessments of their respective fair values for purposes of the purchase price equation. The Company is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2013.

The goodwill of $38,152 represents the excess of net consideration paid and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example the assembled workforce, increased market presence, expected synergies and other benefits arising from the acquisition. The goodwill is provisionally allocated to the Litha reporting segment. The Company is in the process of finalizing the allocation of the goodwill to stand-alone CGUs within Litha. None of the goodwill recognized is expected to be deductible for income tax purposes.

During the period from July 2, 2012 to December 31, 2012 Litha recorded revenues of $56,327 (ZAR480,260) and a net loss of $2,710 (ZAR24,682) after net fair value adjustments on acquisition. The available financial information in view of several acquisitions and the deconsolidation of a major subsidiary during the year ended December 31, 2012 does not allow for meaningful and accurate disclosure of pro-forma Litha revenues and net income (loss) had the Company concluded this acquisition at the beginning of the year.

Labopharm acquisition

On October 7, 2011, the Company acquired all of the issued and outstanding common shares of Labopharm Inc. (“Labopharm”)(TSX: DDS) at a price of $0.2857 per share in cash, for a total cash consideration of $20,448, and the settlement of a loan receivable of $9,712 for a total purchase price of $30,160. Labopharm was an international specialty pharmaceutical corporation focused on improving and out-licensing existing drugs by incorporating its proprietary and advanced controlled-release technologies.

The acquisition was accounted for using the acquisition method of accounting and the results of Labopharm’s operations are included in the Company’s consolidated financial statements from October 7, 2011, the effective date of acquisition. The purchase price was allocated as follows:

Cash and cash equivalents	$19,339
Trade and other receivables	3,467
Inventories	2,058
Investments tax credits receivable	1,965
Other current assets	328

Current assets	27,157
Investment tax credits recoverable	9,789
Deferred tax assets	15,959
Property, plant and equipment and finance lease asset	3,996
Intangible assets	19,997

Total assets	76,898

Payables, accruals and provisions	(5,749)
Deferred revenue	(1,453)
Loans payable	(13,227)
Finance lease liability	(984)

Current liabilities	(21,413)
Deferred revenue	(2,338)
Finance lease liability	(5,917)

Total liabilities	(29,668)

Net assets acquired	47,230
Consideration paid	(20,448)
Settlement of loan receivable	(9,712)

Purchase gain on business combination	$17,070

The excess of the net assets acquired over the purchase price represents a purchase gain and immediately following the acquisition, in accordance with appropriate accounting standards, the Company initiated a restructuring plan with respect to the Labopharm operating activities. The following unusual expenses and provisions were taken at this time in conjunction with the restructuring plan and have been included in “Restructuring, shutdown and other costs” on the consolidated statement of income.

Purchase gain on business combination	$17,070
Restructuring costs	(4,135)
Shutdown and other costs	(4,660)

Total costs	(8,795)

Net gain on business combination	$8,275

The majority of the shutdown and other costs relate to the write down of a finance lease building of $3,946, which the Company had acquired as part of the Labopharm acquisition, further discussed in Note 16. In addition, the shutdown and other costs include $350 contractual and transition related costs.

During the period from October 7, 2011 to December 31, 2011 Labopharm recorded revenues of $2,630 and a net loss of $8,186 primarily due to the one-time impact of the restructuring, shutdown and other costs.

Prostrakan Facility

On January 11, 2011, the Company invested $77,232 (£50,000) in ProStrakan Group plc (“Prostrakan”) through the acquisition by way of assignment of ProStrakan’s existing secured debt facility with the addition of certain conversion rights. The secured facility was amended and provided by the Company in CAD at a rate of interest of 10.5%. The amended secured facility (“Facility”) was repayable in full at the end of three years and the Company had the option to convert the outstanding principal debt into new ProStrakan ordinary shares at any point after the initial nine months of the term of the amended agreement. In the event of a change in control of ProStrakan during this same initial time period, along with the Company consenting to early redemption, the Company was entitled to receive a payment equivalent to the balance of interest for the first year of the loan together with a break fee of $3,089 (£2,000). The strike price for the conversion rights was set at £1.10 per share, a 24% premium to the closing price of ProStrakan’s common shares on December 14, 2010.

According to financial instruments accounting standards, the Facility was initially recognized at its respective fair value through the bifurcation of the conversion option and early redemption option which were classified and subsequently re-measured as derivative assets. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk and a 25% likelihood of conversion, using the following assumptions, as at January 11, 2011: volatility factor: 59.43%, risk free interest rate: 2.01% and time to expiry: 3 years. The fair value of the early redemption option, as at January 11, 2011, was obtained using a probability factor of 75% and a discount factor of 20.8%. The allocated loan portion of the Facility was classified as “Loans and receivables” and recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest rate method at a rate of 20.8% per year.

On February 21, 2011, in connection with the proposed acquisition of ProStrakan by Kyowa Hakko Kirin Co., Ltd. (“KHK”), the Company consented to the repayment of its Facility subject to closing of the acquisition. On March 31, 2011, pursuant to the approval of the acquisition of Prostrakan by KHK, the conversion option was deemed to have a fair value of $nil and the early redemption option was re-measured using a probability factor of 100%.

On May 17, 2011, the Company received gross proceeds of $86,432 representing the aggregate of: the principal of the ProStrakan Facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the outstanding balance of interest payable for the first year of $5,333, resulting in a gain on early redemption of $8,422. The Company has recorded interest accretion of $1,004 for the year ended December 31, 2011. Both the gain on redemption and the interest accretion are included in “Other finance income” on the consolidated statement of income. Moreover, the Company retained the rights to the products it had previously been licensed in connection with the agreement.

Afexa Offer

On August 10, 2011, the Company issued a take-over bid circular making an offer to purchase (the “Offer”), on the terms and subject to the conditions of the Offer, any and all of the issued and outstanding common shares (the “Afexa Common Shares”) of Afexa Life Sciences Inc. (“Afexa”), together with any associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of Afexa, which included Afexa Common Shares that might have become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Afexa’s Stock Option Plan together with their associated SRP Rights. Under the terms of the Offer, Afexa Shareholders had an alternative to either receive $0.55 in cash (the “Cash Alternative”) or 0.013 common shares (“Paladin Shares”) of the Company (the “Share Alternative”).

On August 30, 2011, Valeant Pharmaceuticals International Inc. (“Valeant”—NYSE/TSX: VRX), through a subsidiary, made a competing offer to acquire the issued and outstanding common shares of Afexa for $0.71 per share. Following this offer, on September 26, 2011, the Company increased its Offer (“Enhanced Offer”) to acquire any and all of the issued and outstanding common shares of Afexa to $0.81 per share. On September 30, 2011 Valeant further announced it had increased its bid to $0.85 per share. On October 3, 2011, the Company announced that it would not take up any shares under its Enhanced Offer to acquire any and all of the issued and outstanding common shares of Afexa due to the nonfulfillment of a condition to the Company’s Offer. In addition, on October 17, 2011, the Company tendered its shares in Afexa to Valeant for a gain on disposition of $5,081 included in “Other finance income” on the consolidated statement of income.

6. CASH AND CASH EQUIVALENTS AND BANK OVERDRAFT

	2012	2011
Cash at banks	$51,239	$17,957
Short-term deposits	64,224	49,082
Restricted cash	3,281	—
Commercial paper	—	5,076

Cash and cash equivalents	118,744	72,115

Bank overdraft	(7,044)	—

Cash and cash equivalents and bank overdraft	$111,700	$72,115

The effective interest rate on cash and cash equivalents at December 31, 2012 was approximately 1.35% (December 31, 2011: 1.09%).

In connection with the Litha acquisition, further discussed in Note 5, the Company placed $3,281 (ZAR26,544) in escrow as security for its obligations towards Litha as part of the Pharmaplan sale. These funds are restricted in escrow until January 2, 2014.

The effective interest rate on the bank overdraft utilized by the Company’s South African subsidiary was approximately 8%. The overdraft facility is secured by a cession of certain trade receivables, inventories, by a notarial bond over certain fixed property, plant, equipment and cross guarantees for all of the companies in the group except for The Biovac Consortium Proprietary Limited.

7. MARKETABLE SECURITIES

	2012	2011
Guaranteed investment certificates, earning effective interest at rates ranging from 1.27% to 2.05% (December 31, 2011: 1.27% to 1.91%) and maturing on various dates from January 2013 to February 2014	$82,525	$87,256
Other interest bearing accounts, earning effective interest at rates ranging from 1.54% to 1.65% (December 31, 2011: 1.43% to 1.75%) and maturing on various dates from May 2013 to November 2013	20,826	12,730
Commercial paper, earning effective interest at rates ranging from 1.30% to 1.76% (December 31, 2011: 1.53% to 2.07%) and maturing on various dates from March 2013 to April 2014	29,768	26,106
Discount notes, earning effective interest at rates ranging from 1.91% to 3.02% (December 31, 2011: 1.46% to 2.40%) and maturing on various dates from June 2013 to November 2013	9,942	29,487
Corporate bonds, earning effective interest at 2.16% (December 31, 2011: 1.60%) and maturing on March 2013	1,986	4,791
Government bonds, earning effective interest at 1.65% (December 31, 2011: 0.21% to 1.63%) and maturing on September 2013	1,211	6,524

	$146,258	$166,894

The entire balance of marketable securities is classified as “Available-for-sale” and presented as a current asset. The effective rate of return on marketable securities is approximately 1.73% (December 31, 2011: 1.58%).

8. TRADE AND OTHER RECEIVABLES

	2012	2011
Trade receivables, net of provisions	$34,560	$15,994
Interest receivable	1,196	1,587
Other receivables	2,831	2,627

Trade and other receivables	$38,587	$20,208

The following table provides the change in the provision for doubtful accounts and product returns for trade receivables:

Provision for doubtful accounts and product returns	2012	2011
Balance as of January 1st	$6,454	$6,092
Additions from business combinations	194	—
Charge for the year	1,116	573
Utilized	(743)	(211)

Balance as at December 31st	$7,021	$6,454

The following table provides details on trade receivables past due but not provisioned:

	2012	2011
Trade receivables not passed due	$19,526	$17,701
Trade receivables passed due and not provisioned
Under 30 days	13,889	4,318
31 to 60 days	5,436	324
61 to 90 days	1,880	—
Over 90 days	250	—
Allowance for product returns	(6,421)	(6,349)

Trade receivables, net of provisions	$34,560	$15,994

Trade and other receivables corresponding to the Company’s South African subsidiary with a carrying value of $19,837 as at December 31, 2012 were pledged as security for its overdraft and long-term liabilities further discussed in Notes 6, 22 and 31.

9. INVENTORIES

	2012	2011
Raw materials	$2,903	$2,229
Work in progress	1,273	1,829
Finished goods	35,803	10,444
Provision for obsolescence	(2,538)	(1,175)

Inventories at the lower of cost and net realizable value	$37,441	$13,327

During the year ended December 31, 2012, inventories of $52,773 were recognized as cost of sales, including provisions for write-downs to net realizable value of $191. During the year ended December 31, 2011, inventories of $33,175 were recognized as cost of sales, including provisions for write-downs to net realizable value of $420.

Inventories corresponding to the Company’s South African subsidiary, with a value at lower of cost and net realizable value of $22,908 as at December 31, 2012, were pledged as security for its overdraft and long-term liabilities further discussed in Notes 6, 22 and 31.

10. INCOME TAX

The major components of income tax expense for the years ended December 31, 2012 and 2011 are:

Consolidated statements of income	2012	2011
Current income tax:
Current income tax charge	$1,642	$10,388
Adjustments in respect of current income taxes of prior years	413	1,149
Deferred tax:
Relating to origination and reversal of temporary differences	16,999	3,548
Adjustments in respect of deferred income taxes of prior years	(1,154)	(971)

Provision for income taxes	$17,900	$14,114

Consolidated statements of comprehensive income	2012	2011
Deferred tax related to items charged or credited directly to shareholders’ equity during the year:
Benefit on tax deductible share issue costs	$—	$(614)
Unrealized loss on available-for-sale financial assets	—	(31)

Income tax charged directly to shareholders’ equity	$—	$(645)

A reconciliation between tax expense and the product of accounting income multiplied by Canada’s domestic tax rate for the years ended December 31, 2012 and 2011 is as follows:

	2012	2011
Accounting income before income tax	$76,255	$64,265
At Canada’s statutory income tax rate of 26.9% (2011: 28.4%)	20,513	18,251
Utilization of previously unrecognized tax losses and other tax attributes	—	(467)
Net adjustments to unrecognized tax benefits	(742)	—
Labopharm acquisition non-taxable net gain (note 5)	—	(4,848)
Pharmaplan non-taxable net revaluation gain (note 5)	(3,307)	—
Unrecognized tax benefits of losses carried forward and other differences	694	201
Non-taxable portion of capital gains realized	—	(841)
Taxable benefit of impairment of financial assets not recognized	—	1,526
Non-deductible expenses for tax purposes	992	1,888
Effect of income taxes recorded at rates different from the Canadian tax rate	(166)	(1,642)
Other differences	(84)	46

At the effective income tax rate of 23.5% (2011: 22.0%)	$17,900	$14,114

Deferred Tax

Deferred tax relates to the following:

	Consolidated Balance Sheets		Consolidated Statements of Income
Deferred tax asset (liability)	December 31,		Years ended December 31
	2012	2011	2012	2011
Assets
Tangible and intangible depreciable assets	$3,594	$4,521	$(927)	$919
Inventory reserves	357	814	(244)	480
Receivable provisions	1,666	1,698	(101)	26
Provisions	2,070	4,113	(2,587)	1,916
Donations	26	100	(74)	(12)
Financing fees	643	1,011	(368)	(290)
Losses available to offset against future taxable income	10,329	9,209	(277)	(4,148)
SR&ED expenditures	13,363	28,039	(14,676)	(1,810)
Investment tax credits	(6,682)	(6,637)	(45)	(7)
Deferred revenues	95	(2,238)	2,241	271
Losses available to offset against future taxable capital gains	—	—	—	—
Other	(59)	(17)	(42)	78

Deferred tax assets	25,402	40,613	(17,100)	(2,577)

Liabilities
Intangible depreciable assets	(24,415)	—	1,255	—

Deferred tax liabilities	(24,415)	—	1,255	—

Deferred tax in profit and loss			(15,845)	(2,577)
Deferred tax asset/(liability) acquired at acquisition date			(25,237)	15,959
Foreign exchange variation since acquisition			1,456	—

Deferred tax asset/(liability) acquired at acquisition date			(23,781)	15,959

Financing fees				614
Other comprehensive income			—	31
Deferred tax asset recognized in equity			—	645

Net total deferred tax asset	$987	$40,613	$(39,626)	$14,027

Reconciliation of deferred tax assets, net

	2012	2011
Opening balance as of January 1st	$40,613	$26,586
Tax expense during the year recognized in the consolidated statement of income	(15,845)	(2,577)
Tax income during the year recognized in shareholders’ equity	—	645
Deferred tax acquired in business combinations (note 5)	(23,781)	15,959

Ending balance as of December 31st	$987	$40,613

The Company offsets tax assets and liabilities if and only if it has a legally enforceable right to offset current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authorities.

In the next 12 months, the Company expects to recover or settle $13,213 of its deferred tax assets.

As at December 31, 2012, the Company had Scientific Research and Experimental Development (“SR&ED”) expenditures available for Canadian federal and provincial income tax purposes, amounting to approximately $71,701 and $42,877, respectively, which may be applied against taxable income of future years for an indefinite period of which $57,469 and $39,850 respectively have been recognized in the consolidated financial statements. If the Company had recognized all deferred tax assets for SR&ED expenditures, the net income would increase by $2,495.

The Company has non-capital tax losses which may be applied against taxable income for Canadian federal and Québec income tax purposes of $29,530 and $29,429, respectively, which expire between 2030 and 2032. The Company has recognized the tax benefit on $20,491 and $20,626 of these losses for Canadian federal and Québec income tax purposes, respectively. If the Company had recognized all deferred tax assets for non-capital tax losses, the net income would increase by $2,404.

Non-capital losses Expires in	Federal	Québec
2030	$25,375	$25,148
2031	1,708	1,708
2032	2,447	2,573

	$29,530	$29,429

As part of the Labopharm acquisition, the Company has tax losses which arose in Ireland, Barbados and the United States. The Irish losses of $198,243 (2011: $203,586) are available indefinitely for offset against future taxable profits of the company in which the losses arose subject to certain restrictions on continuing the operations of the Irish company. However, these losses relate to a subsidiary that has a history of losses, they do not expire and may not be used to offset taxable income elsewhere in the Company. The Company has reorganized the operations of the Irish subsidiary so that it will generate taxable income. The Company has recognized the tax benefit on $19,612 ($2011: 24,799) of these losses for Irish tax purposes to the extent of the future tax liability recognized as part of the Purchase Price Equation plus additional tax attributes of $5,085 (2011: $6,051) reflecting future income streams from the reorganization of the Company. If the Company were able to recognize all unrecognized deferred tax assets for these non-capital tax losses, the Company’s consolidated net income would increase by $22,329 (2011: $22,348).

The losses which arose in Barbados of $22,797 (2011: $24,224) are available to reduce taxable income of future years. These losses carryforward and expire as follows:

Non-capital losses Expires in	Barbados
2013	$3,765
2014	3,158
2015	—
2016	3,955
2017	8,327
2018	2,131
2019	427
2021	1,034

$22,797

The Company has reorganized the operations of the Barbados subsidiaries so that it will generate taxable income and therefore recognized the tax benefit on $5,781 (2011: $6,103) of the losses for Barbados tax purposes. If the Company were able to recognize all unrecognized deferred tax assets for these non-capital tax losses, the Company’s consolidated net income would increase by $425.

The losses which arose in the United States of $359 (2011: $932) are available to reduce taxable income of future years subject to certain restrictions by the application of Section 382 of the Internal Revenue Code of the United States. None of these losses have been recognized.

As part of the Litha acquisition, the Company has tax losses which arose in South Africa. The losses of $7,635 are available indefinitely for offset against future taxable profits of the company in which the losses arose. The Company has recognized the tax benefit on the entire balance of losses available.

At December 31, 2012, there was no recognized deferred tax liability (2011: $Nil) for taxes that would be payable on the unremitted earnings of the Company’s subsidiaries. The Company has determined that undistributed profits of its subsidiaries will not be distributed in the foreseeable future, as the Company has an agreement with its subsidiaries that the profits of the subsidiary will not be distributed until it obtains the consent of the Company. The parent company does not foresee giving such consent at the reporting date.

As at December 31, 2011, a tax liability was recorded on the associate of the Company (Pharmaplan) which distributed its profits regularly. The tax accrued on undistributed earnings of the associate at that date was $226 and was recorded against the share in the income of the associate. The taxation act of South Africa was amended effective April 1, 2012 to repeal the Secondary Tax on Companies (“STC”) which applied to the payer company on payment of dividends to shareholders. The STC was replaced by a withholding tax. The STC liability accrued on undistributed earnings of Pharmaplan was reversed as of April 1st, 2012. See Notes 5 and 12.

At December 31, 2012, the Company has net realized and unrealized capital losses of $4,854 (2011: $7,180) associated with portfolio and available-for-sale financial investments. Capital losses may only be used to offset future capital gains for Canadian federal and Québec income tax purposes. It is uncertain the Company will generate sufficient capital gains in the future to be able to recover these unrealized capital losses, if and when they are realized, and as such, no deferred tax asset has been recognized in the year ended December 31, 2012. If the Company were able to recognize all unrecognized deferred tax assets and all of these capital losses were realized for tax purposes, the Company’s consolidated net income would increase by $653.

11. OTHER CURRENT ASSETS

	2012	2011
Financial assets
Deposits (i)	$802	$308
Non-financial assets
Deferred costs (ii)	274	655
Prepayments	585	513

Other current assets	$1,661	$1,476

(i)	Deposits consist of deposits on account with suppliers.
(ii)	Deferred costs consist of deferred product costs associated with deferred revenue.

12. INVESTMENT IN ASSOCIATES

On March 16, 2010, the Company entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. The Company paid $18,861 including a non-interest bearing loan of $2,879 (ZAR21,000). In addition, the Company committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, the Company had the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR. Refer to Note 5 for additional information.

On March 1, 2011, the Company entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased the Company’s ownership from 34.99% to 44.99% effective March 1, 2011. The Company paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represented an investment subject to significant influence which was accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments are made to include the Company’s share of Pharmaplan’s net income. The Company’s share of net income is adjusted to reflect the amortization of the fair value adjustments related to the Company’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

The Company is presenting selected financial information derived from Pharmaplan’s IFRS compliant unaudited financial statements for information purposes.

Pharmaplan’s statement of income data	For the period from January 1 to July 1, 2012	Year ended December 31, 2011
Revenues	$24,411	$46,346
Cost of sales	12,515	22,524

Gross income	11,896	23,822
Earnings before under-noted items	5,711	13,563
Interest, depreciation and income taxes	1,948	4,361

Net income for the period	$3,763	$9,202

On July 2, 2012, in conjunction with the Litha acquisition further discussed in Note 5, the Company acquired the 55.01% interest it did not own in Pharmaplan and in accordance with IFRS revalued and eliminated its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The Company, as part of the Litha acquisition further discussed in Note 5, acquired a 30% equity interest and has significant influence in Firefly Investments Ltd. (“Firefly”), a private real estate property management company responsible for managing the property on which Litha’s headquarters are located.

	Year ended December 31, 2012	Year ended December 31, 2011
Carrying values, beginning of year	$20,850	$15,739
Additions in the year	607	5,975
Eliminations in the year	(18,480)	—
Share of net income for the year before adjustments	1,918	4,018
Adjustments to net income:
Amortization of fair value adjustments	(886)	(1,764)
Taxation	(33)	(498)

Share of net income for the year	999	1,756
Foreign exchange translation adjustments	(31)	—
Share of dividends received in the year	(3,319)	(2,620)

Carrying values, end of year	$626	$20,850

13. INTEREST IN A JOINT VENTURE

Investment in The Biologicals and Vaccines Institute of Southern Africa Proprietary Limited (“Biovac”)

As part of the acquisition of Litha, the Company acquired a 52.5% interest in Biovac on July 2, 2012—refer to Note 5 for additional details. Biovac is a jointly controlled entity with the Government of South Africa, involved in the production and commercialization of vaccines in South Africa and South African Development Community (“SADC”). The interest in the joint venture is accounted for using the equity method of accounting. The joint venture is initially recorded at fair value and adjustments are made to include the Company’s share of Biovac’s net income (loss). The Company’s share of net income (loss) from the joint venture is adjusted to reflect the amortization of the fair value adjustments related to the Company’s share of the net identifiable assets of Biovac acquired and their tax impact.

For the period from July 2 to December 31, 2012
Carrying value, July 2, 2012	$32,882
Share of net loss for the period before adjustments	(328)
Adjustments to net loss:
Amortization of fair value adjustments	(551)
Taxation	154

Share of net loss from the joint venture for the period	(725)
Foreign exchange translation adjustments	(1,681)

Carrying value, December 31, 2012	$30,476

The Company is presenting selected financial information derived from Biovac’s unaudited financial statements:

Biovac’s statement of income data	For the period from July 2 to December 31, 2012
Revenues	$59,130
Loss before under-noted items	(307)

Interest, depreciation and income taxes	(318)

Net income	$(625)

Biovac’s balance sheet data	2012
Current assets	$73,882
Long-term assets	30,016

Total Assets	$103,898

Current liabilities	13,409
Long-term liabilities	81,766

Total Liabilities	$95,175

The Company’s share of the joint venture’s minimum capital investment commitments as at December 31, 2012 is $4,062, including ZAR13,965, €1,691 and £128. These commitments end in 2013.

14. LOANS RECEIVABLE FROM A JOINT VENTURE

The Company, through its South African subsidiary, has entered into various loan agreements related to its investment in the joint venture, as follows:

	2012	2011
Industrial Development Corporation (“IDC”) loan receivable	$9,906	$—
Technology Innovations Agency (‘TIA”) loan receivable	1,755	—

	$11,661	$—

IDC onward loan

The IDC bank loan was provided to Biovac bearing the same terms and conditions as the original loan from IDC as further discussed in Note 22. This loan receivable is secured by a mortgage bond of $8,790 (ZAR75,000) and a notarial bond of $5,860 (ZAR50,000) over all movable assets of Biovac excluding inventory, trade and other receivables and property, plant and equipment.

TIA loan

The TIA loan was provided to Biovac bearing the same terms and conditions as the original loan from TIA as further discussed in Note 22. This onward loan is unsecured.

15. FINANCIAL ASSETS

	Year ended December 31, 2012
	Carrying value beginning of period	Additions	Additions from business combination	Net fair value movements	Disposals/ Payments received	Carrying value end of period
Available-for-sale investments	$2,385	$—	$—	$(823)	$(934)	$628
Loans and receivables	5,562	4,000	410	200	(6,412)	3,760
Derivatives	1,364	—	—	(697)	(494)	173

	$9,311	$4,000	$410	$(1,320)	$(7,840)	$4,561

	Year ended December 31, 2011
	Carrying value beginning of period	Additions	Net fair value movements	Disposals/ Payments received	Carrying value end of period
Available-for-sale investments	$7,394	$11,641	$(209)	$(16,441)	$2,385
Loans and receivables	14,725	68,249	9,171	(86,583)	5,562
Derivatives	716	9,983	(913)	(8,422)	1,364

	$22,835	$89,873	$8,049	$(111,446)	$9,311

(a) Available-for-sale investments

	2012	2011
Investment in common shares of Isotechnika Pharma Inc., a public company listed on the Toronto Stock Exchange (see note (i) below)	$424	$1,223
Investment in common shares of Somaxon Pharmaceuticals Inc., a public company listed on the NASDAQ (see note (ii) below)	—	1,000
Other quoted equity shares	204	162

	$628	$2,385

(i)	Isotechnika Pharma Inc. (“Isotechnika”) is an international biopharmaceutical company dedicated to the discovery, development and commercialization of novel immunosuppressive therapeutics for the treatment of autoimmune diseases and for use in the prevention of organ rejection in transplantation.

During 2011, the Company disposed of a portion of its investment in Isotechnika for proceeds of $3,313 and recorded a loss of $2. During the quarter ended December 31, 2011, the Company, as part of its on-going assessment of investment carrying values, due to the significant long-term decline in fair value determined its investment in Isotechnika to be permanently impaired, and recorded a write-down of $1,324 in “Other finance expense (income)” on the consolidated statement of income.

During 2012, the Company disposed of a portion of its investment in Isotechnika for proceeds of $196 and recorded a loss of $178.

(ii)	Somaxon Pharmaceuticals Inc. (“Somaxon”) is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. On June 8, 2011, as part of the commercialisation agreement for Silenor®, the Company acquired 2,184,769 shares for $4,866 (USD$5,000).

During the quarter ended December 31, 2011, the Company, as part of its on-going assessment of investment carrying values, due to the significant prolonged decline in fair value determined its investment in Somaxon to be permanently impaired, and recorded a write-down of $3,731 in “Other finance expense (income)” on the consolidated statement of income.

During 2012, the Company disposed of its investment in Somaxon for proceeds of $738 and recorded a loss of $397.

(b) Loans and receivables and derivatives

	2012	2011
Investment in a Secured Convertible Debenture in SpePharm Holding B.V., a private company in the Netherlands (see note (i) below)
Loans and receivables allocated amount	$—	$5,119
Conversion option	—	576
Foreign exchange forward	—	231
Investment in a Secured Convertible Debenture in Immuron Ltd, a public company listed on the Australian Securities Exchange (see note (ii) below)
Loans and receivables allocated amount	580	443
Conversion option	173	557
Investment in a Secured Debenture in Nuvo Research Inc., a public company listed on the Toronto Stock Exchange (see note (iii) below)	2,780	—
Other loans	400	—

Loans and receivables	3,760	5,562

Derivatives	173	1,364

Loans and receivables and derivatives	$3,933	$6,926

(i)	On February 26, 2010, the Company invested $5,781 (€4,000) in SpePharm Holding B.V. (“SpePharm”) through a secured convertible debenture (“Debenture”) bearing 15% interest. The Company also received 250,000 warrants and had the option to convert both the Debenture and the warrants into common shares of SpePharm (representing a less than 15% ownership in SpePharm common shares at the time of acquisition) at the earliest of the receipt of a repayment notice or September 30, 2012 at an average conversion price of €2.40 per share. In accordance with the financial instruments accounting standards, the Debenture and warrants were initially recognized at their respective fair value through the bifurcation of the conversion option using the fair value of the debt component, calculated using comparable market rates for SpePharm at an effective interest rate of 20%, and the conversion option and warrants using residual method. The conversion option and warrants were classified as “Derivatives” and in compliance with IAS 39 were carried at cost as there were no quoted market prices in an active market for such instruments. Fair value has not been disclosed because fair value cannot be measured reliably. The loan portion was classified as “Loans and receivables”, recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest method.

On March 12, 2012, the Company signed an addendum to the Debenture, extending the maturity date to January 31, 2013 under the same terms and conditions. During the quarter ended December 31, 2012, the Company forfeited the conversion option and the warrants and recorded a derivative loss of $576 and received full redemption proceeds of $5,192 (€4,000) in addition to all remaining unpaid interest.

On March 31, 2010, the Company had entered into a foreign exchange forward contract (“Forward”) to cover the foreign exchange exposure related to the SpePharm investment. The Forward was classified as “Derivatives” and subsequently re-measured at fair value. The Forward had a notional amount of €4,000 and a conversion rate CAD/EURO of 1.3901. Upon expiry, on October 15, 2012, the Company received proceeds of $494.

For the year ended December 31, 2012, the Company recorded a gain on the forward of $263 (2011: $91) and recorded accreted interest on the allocated loan portion of the above debenture of $172 (2011: $225) in the consolidated statement of income.

(ii)	On November 28, 2011, in connection with the acquisition of the rights to Travelan® for Canada, Sub-Saharan Africa and Latin America from Immuron Ltd (“Immuron”), the Company entered into a funding agreement with Immuron under which the Company provided $1,000 bearing 10% interest in the form of a secured convertible debenture (“Immuron Debenture”).

According to financial instruments accounting standards, the loan and conversion option of the Immuron Debenture were initially recognized as a pro-rata of their respective weighted average fair values. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk, using the following assumptions, as at December 31, 2012: volatility factor: 188% (2011: 160%), risk free interest rate: 2.82% (2011: 3.1%) and time to expiry: 2 years (2011: 3 years). The fair value of the loan portion of the Immuron Debenture was obtained by determining the present value of the interest and the principal using a discount rate of 19%. The conversion option and warrants were classified as “Derivatives” and in compliance with IAS 39 are carried at fair value. The loan portion was classified as “Loans and receivables”, recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest method.

For the year ended December 31, 2012, the Company recorded an unrealized loss on the derivative financial instrument described above of $384 (2011: $nil) and accreted interest on the loan portion of the above debenture of $137 (2011: $nil).

(iii)	On May 24, 2012, in connection with the acquisition of the rights to Synera® for Canada from Nuvo Research Inc. (“Nuvo”), the Company entered into a funding agreement with Nuvo under which the Company agreed to loan Nuvo $8,000 in two equal tranches of $4,000 each, as a secured debenture (“Nuvo Debenture”) bearing 15% interest that matures on May 26, 2016. The first tranche was advanced on May 25, 2012 and the second tranche can be drawn by Nuvo by May 25, 2013 under certain conditions.

According to the financial instruments accounting standards, the Nuvo Debenture was classified as “Loans and receivables”, recorded at fair value at the effective interest rate of 15% upon initial measurement and subsequently recorded at amortized cost using the effective interest method.

16. PROPERTY, PLANT AND EQUIPMENT

	Building under finance lease	Machinery and equipment	Motor vehicles	Furniture and fixtures	Computer equipment and software	Total
Cost as at December 31, 2010	$—	$75	$—	$336	$185	$596

Additions	—	52	—	—	26	78
Additions from business combinations (Note 5)	3,946	—	—	—	50	3,996
Disposals and write-offs	(3,946)	—	—	—	—	(3,946)

Cost as at December 31, 2011	—	127	—	336	261	724

Additions	—	809	52	139	453	1,453
Additions from business combinations (Note 5)	7,898	538	320	421	401	9,578
Disposals and write-offs	—	(156)	(42)	(6)	(56)	(260)
Foreign currency translation	(417)	(28)	(17)	(23)	(21)	(506)

Cost at December 31, 2012	$7,481	$1,290	$313	$867	$1,038	$10,989

Accumulated depreciation as at December 31, 2010	$—	$19	$—	$255	$101	$375

Depreciation charge	—	51	—	74	62	187
Disposal and write-offs	—	—	—	—	—	—

Accumulated depreciation as at December 31, 2011	—	70	—	329	163	562

Depreciation charge	284	105	54	75	208	726
Disposal and write-offs	—	—	—	—	(53)	(53)
Foreign currency translation	—	—	—	—	—	—

Accumulated depreciation as at December 31, 2012	$284	$175	$54	$404	$318	$1,235

Net book value as at December 31, 2011	$—	$57	$—	$7	$98	$162

Net book value as at December 31, 2012	$7,197	$1,115	$259	$463	$720	$9,754

Depreciation expense of $23 (2011: $51) has been charged to cost of goods sold. As part of the acquisition of Labopharm, the Company had acquired a finance lease building which was written down to $nil subsequent to the business combination and to the restructuring plan initiated at Labopharm. The Company’s restructuring plan entailed a full transfer of operating activities to its current existing head office and the building presented no further economic benefit to the Company.

The property, plant and equipment corresponding to the Company’s South African subsidiary, with a net book value of $9,340 as at December 31, 2012, has been pledged as security for its long-term liabilities further discussed in Notes 22 and 31.

17. INTANGIBLE ASSETS

Cost as at December 31, 2010	$106,882

Additions	9,542
Additions from business combinations (Note 5)	19,997

Cost as at December 31, 2011	136,421

Additions (i)	3,111
Additions from business combinations (Note 5)	104,600
Disposals and write-offs (i)	(2,045)
Foreign currency translation	(5,417)

Cost as at December 31, 2012	$236,670

Accumulated amortization as at December 31, 2010	86,288

Amortization charge	22,028
Disposals and write-offs	540

Accumulated amortization as at December 31, 2011	108,856

Amortization charge	16,132
Disposals and write-offs	(1,192)
Foreign currency translation	23

Accumulated amortization as at December 31, 2012	$123,819

Net book value as at December 31, 2011	$27,565

Net book value as at December 31, 2012	$112,851

(i)	Included in the additions and disposals and write-offs for the year 2012 is a balance of sale payable of $2,000 and ($853), respectively.

The carrying amount and the remaining amortization period of the Company’s major intangible assets are as follows:

	2012	2011	Remaining amortization period in months at December 31, 2012
Tramadol license for Canada and rest of the world	$11,665	$18,331	21 months
Dermatology-based license agreement for South Africa	4,576	—	174 months

18. GOODWILL

Cost as at December 31, 2011	$—
Additions from business combinations (Note 5)	38,152
Foreign currency translation	(1,976)

Cost and net book value as at December 31, 2012	$36,176

The goodwill is provisionally allocated to the Litha reporting segment. The Company is in the process of finalizing the allocation of the goodwill to stand-alone CGUs within Litha. None of the goodwill recognized is expected to be deductible for income tax purposes. As Litha was acquired on July 2, 2012, the consideration paid is the best indicator of fair value for this reporting segment as at December 31, 2012.

19. PAYABLES, ACCRUALS AND PROVISIONS

	2012	2011
Trade payables	$27,855	$17,796
Accrued expenses	12,736	13,016
Provisions	4,745	6,767
Payables to related parties	2,771	1,087
Finance liabilities	1,200	—
Other payables	858	183

	$50,165	$38,849

The following table presents the change in the provisions:

	Restructuring- related provisions	Product-related provisions	Total provisions
Balance at December 31, 2010	$—	$2,912	$2,912

Additions from business combinations (Note 5)	2,333	—	2,333
Charges	4,500	769	5,269
Utilization	(3,202)	(545)	(3,747)

Balance at December 31, 2011	3,631	3,136	6,767

Charges	—	1,876	1,876
Utilization	(3,367)	(531)	(3,898)

Balance at December 31, 2012	$264	$4,481	$4,745

Restructuring-related provisions relate to the restructuring plan initiated by the Company in conjunction with the Labopharm acquisition in 2011 as discussed in Note 5. These provisions primarily provide for severance obligations and certain contract settlement costs. The restructuring program is complete with certain costs remaining to be paid out in early 2013. The other provisions are mostly product agreement related exposures and are part of the normal course of business.

20. RELATED PARTY DISCLOSURES

Joddes Limited (“Joddes”), a private Canadian corporation, together with its affiliates control in aggregate approximately 34% of the outstanding shares of the Company as at December 31, 2012, and one director of the Company, the Company’s President and CEO, is related to this group.

The Company engages a wholly-owned subsidiary of Joddes to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of the Company. The Company also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, the Company leases its office facilities from another wholly-owned subsidiary of Joddes. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $289 as at December 31, 2012 and is included in the purchase and service based commitments in Note 32.

The Company has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes for certain legacy and over-the-counter products. The terms of these arrangements vary whereby the Company may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales or as a percentage of a defined product contribution.

The table below reflects all transactions and services with Joddes carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes:

	Year ended December 31
	2012	2011
Revenues	$617	$2,651
Purchases	$11,069	$11,114
Selling, general and administrative	$7,881	$8,552
Research and development	$671	$730

As at December 31, 2012, the Company has a balance payable to a wholly-owned subsidiary of Joddes, included in Payables, accruals and provisions on the consolidated balance sheet, of $1,582 (December 31, 2011: $1,087).

Pharmaplan

At July 1, 2012, the Company owned a 44.99% interest in the common shares of Pharmaplan and considered this investment a related party. On July 2, 2012, the Company acquired the 55.01% interest in Pharmaplan which it did not own for a cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. In conjunction with the acquisition of the remaining 55.01% interest in Pharmaplan the Company, in accordance with IFRS, revalued its investment in Pharmaplan at $30,774 and recorded a gain of $12,294 under “Gain on revaluation of equity investment” in the consolidated statement of income.

During the year ended December 31, 2012, Pharmaplan declared and paid dividends of ZAR60,000, the Company’s share was ZAR26,994 or $3,319. During the year ended December 31, 2011, Pharmaplan declared and paid dividends of ZAR45,000, the Company’s share was ZAR20,246 or $2,620.

On March 1, 2011, the Company had entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan. The Company paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879.

Litha related entities

During the six months ended December 31, 2012, Litha invoiced Biovac, a related joint venture, logistics fees of $2,006 (ZAR17,115) which are included in the consolidated statement of income under revenues and the corresponding costs under share of net loss from a joint venture. In addition, during the same period, Litha has paid rental fees of $344 (ZAR2,937) to an associate. In addition, Litha paid underwriting fees of $586 (ZAR5,000) to one of its significant shareholders.

All transactions with related parties, except for the Pharmaplan strategic partnership transaction described above, are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing.

The following table presents the principal subsidiaries and joint venture of the Company as at December 31, 2012.

Name	Country of registration	%		Nature of business
Principal subsidiaries
Labopharm Europe Ltd.	Ireland	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (Barbados) Inc.	Barbados	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (USA) Inc.	USA	100		Develop, acquire, in-license, market and distribute innovative pharmaceutical products in the United States
Litha Healthcare Group Ltd.	South Africa	44.54		Search, acquire, commercialize specialty pharmaceutical and medical products in South Africa and sub-Saharan African region
Pharmaplan (Pty) Ltd.	South Africa	44.54		Search, acquire, commercialize specialty pharmaceutical products in South Africa and sub-Saharan African region
Litha Medical (Pty) Ltd.	South Africa	44.54		Search, acquire, commercialize specialty medical devices and complementary products in South Africa and sub-Saharan African region
Joint venture
The Biologicals and Vaccines	South Africa	52.5	(i)	Planned manufacturing of vaccines and the distribution of vaccines in
Institute of Southern Africa (Pty) Limited				South Africa and SADC region

(i)	The Company has an ownership interest of 44.54% in Litha which has an ownership interest of 85% in the Biovac Consortium Proprietary Limited (‘Biovac Consortium”) which has an ownership interest of 52.5% in Biovac.

21. FINANCE LEASE LIABILITY

As part of the Labopharm acquisition, further discussed in Note 5, the Company had acquired a finance lease for a building in Laval, Québec. The lease had terms of renewal but no purchase options and escalation clauses. The renewal was at the Company’s option. The finance lease present value was calculated using a 3.25% interest rate and according to the original terms had a maturity date of March 31, 2018. During 2012, the Company fully discharged its finance lease liability through an assignment agreement, disbursed $3,366 and recorded a net gain of $2,108 which is included in the consolidated statements of income under other income.

As part of the Litha acquisition, further discussed in Note 5, the Company has acquired a finance lease for a building in which Litha’s headquarters are located that is owned and managed by an associate—refer to Note 12 for additional details. The lease has an original term of ten years with a three-year renewal period at the Company’s option which extends the term to April 1, 2025, an 8% yearly escalation clause and no purchase options. The finance lease present value is calculated using a 10.21% interest rate.

Future minimum lease payments under the finance lease together with the present value of the net minimum lease payments are as follows:

	December 31, 2012		December 31, 2011
	Minimum Payments	Present value of the payments	Minimum Payments	Present value of the payments
Within one year	$805	$796	$1,000	$984
Between one and five years	3,726	701	4,562	4,146
More than five years	10,143	6,142	1,938	1,599

Total minimum lease payments	14,674	7,639	7,500	6,729
Less: finance charges	(7,035)	—	(771)	—

Present value of minimum lease payments	$7,639	$7,639	$6,729	$6,729

Current finance lease liability	$—	$796	$—	$984
Long-term finance lease liability	$—	$6,843	$—	$5,745

22. LONG-TERM LIABILITIES

	2012	2011
Rand Merchant Bank (“RMB”) term loan (i)	$1,775	$—
RMB preference share loan (ii)	2,930	—
Heber Biotech loan (iii)	1,099	—

Current portion of long-term liabilities	5,804	—

RMB term loan (i)	5,462	—
RMB preference share loan (ii)	11,205	—
IDC bank loan (iv)	9,906	—
TIA loan (v)	1,754	—

Long-term portion of long-term liabilities	28,327	—

Long-term liabilities	$34,131	—

(i)	The RMB loan was issued in 2011 at a fixed interest rate of 10.12% for $8,204 (ZAR70,000) and a variable rate of the Johannesburg Interbank Agreed Rate (“JIBAR”) plus 3.1% (8.23% as at December 31, 2012) for $1,172 (ZAR10,000) of the total $9,376 (ZAR80,000) RMB term loan. The loan is repayable quarterly over a five year period. All subsidiaries of Litha with the exception of Biovac Consortium have provided cross guarantees, cession of trade receivables, inventories and a notarial bond over their property plant and equipment to RMB.
(ii)	The RMB preference share loan of $14,650 (ZAR125,000) was issued in 2012 at a rate of 72% of JIBAR plus 3.55% (7.24% as at December 31, 2012) and is repayable over a five year period into a redemption reserve account. The funds held in the redemption account, within three years after issuance at Litha’s election and automatically thereafter, are utilized to redeem the preference share loan. The RMB preference share loan, in accordance to IFRS, was categorized as a financial liability. As at December 31, 2012, the balance in the redemption reserve account was $nil. In addition to the security provided above, RMB has a cession of the redemption reserve account.
(iii)	The Heber Biotech loan is due on demand, is unsecured and does not bear interest.
(iv)

The IDC bank loan was issued in 2011 for an original amount of $8,790 (ZAR75,000) at a fixed interest rate of 8.7%. Interest is payable on the loan within six months from the end of each financial year following the third anniversary of the first drawdown date (August 2011) equal to 35% of the net profit of Biovac plus 3% of the real after tax internal rate of return calculated on the advances made under the loan. As security, the shareholders of Biovac have provided a cession of the shareholder loans advanced to Biovac Consortium and a cession and pledge of all the shares in Biovac by the shareholders, in each case, in favor of the IDC. In addition, Biovac Consortium provided a cession of proceeds received from certain security (comprising a general notarial bond of $5,860 (ZAR50,000) and a mortgage bond of $8,790 (ZAR75,000) over a property in Cape Town held by Biovac Consortium in Biovac) and cession of all proceeds received from Biovac including all dividends and repayment of shareholders’ loans.
(v)	The TIA loan of $1,218 (ZAR12,097) was issued in 2009 for the benefit of Biovac and has a total term of four years. Repayments are made quarterly over four years commencing in year three. Interest is charged at prime less 7.5% (1% as at December 31, 2012) during the disbursement period, and prime less 1.89% (6.61% as at December 31, 2012) during the repayment period and is unsecured.

The Company has a $8,000 extendable revolving unsecured credit facility in place with one of the Company’s bankers which may be used to manage foreign exchange exposure or for general corporate purposes. As at December 31, 2012, approximately $1,000 is being utilized for certain operational letter of credits (2011: $837).

23. SHARE CAPITAL

Authorized

100,000,000 common shares without nominal or par value.

Issued and outstanding

	Year ended December 31, 2012
	Balance beginning of year	Issued through a private placement (i)	Exercise of share options	Employee share purchase plan	Share buy-back	Balance end of period
Number of shares	20,270,836	88,948	96,727	7,565	(58,716)	20,405,360
Amount ($)	166,681	4,000	1,760	326	(485)	172,282

	Year ended December 31, 2011
	Balance beginning of year	Issued through a private placement (ii)	Exercise of share options	Employee share purchase plan	Share buy-back	Balance end of period
Number of shares	18,803,384	1,150,000	325,898	8,258	(16,704)	20,270,836
Amount ($)	123,136	38,607	4,773	300	(135)	166,681

(i)	On July 2, 2012, as part of the Pharmaplan / Litha acquisition the Company issued 88,948 common shares at a price of $44.97 per common share for a total of $4,000—refer to Note 5 for additional details.
(ii)	On February 24, 2011, the Company issued 1,150,000 common shares including an over-allotment of 150,000 common shares pursuant to a bought deal share offering at a price of $35.00 per common share for total gross proceeds to the Company of $40,250. In conjunction with the offering, the Company incurred share issue costs of approximately $1,643, net of taxes, and recorded these as a reduction of share capital.

Share Option Plans

The Company has an equity-settled Share Option Plan (“Paladin Plan”) in place for the benefit of certain employees, directors and officers of the Company to purchase an aggregate maximum of 4,432,405 common shares. Options issued to employees under the Paladin Plan expire seven years from the grant date and generally vest over three to four years. A significant portion of the Company’s share options issued to employees are exercisable and may become vested depending upon the level of achievement of financial performance targets by the Company, as measured cumulatively over three financial years beginning with the reference financial year in which the options are granted. Certain other options vest in equal annual tranches with the passage of time. Options issued to the Board of Directors under the Paladin Plan expire seven years from the grant date, vest immediately upon grant and are expensed in the year they are granted. Share-based compensation is accounted for using the fair value method using the Black-Scholes option-pricing model. The attributed exercise price for option grants per the Paladin Plan cannot be less than the closing price per common share on the date of the grant. As at December 31, 2012, 1,399,311 (December 31, 2011—1,645,496) common share options remain available under the Plan.

The Company’s South African subsidiary, Litha, has an equity-settled Share Incentive Scheme (“Litha Plan”) in place for the benefit of certain South African employees and directors of Litha to purchase an aggregate maximum of 60,000,000 common shares. Options issued to employees under the Litha Plan expire five years from the grant date and vest according to the following schedule: for options issued prior to January 1, 2010, the vesting period is five years with 25% of the options vesting two years from the grant date and a further 25% on each subsequent anniversary thereof; for options issued after January 1, 2010, the vesting period is three years with all options vesting at the end of year three. The attributed exercise price for option grants is the closing price per common share on the date of the grant. As at December 31, 2012, 24,539,304 common share options remain available under the Litha Plan.

Share Purchase Plan

The Company has a Share Purchase Plan (“Purchase Plan”) allowing permanent employees and directors of the Company to purchase up to 200,000 common shares at listed market prices from treasury. During the year ended December 31, 2012, 7,565 (2011: 8,258) shares were issued from treasury at fair market value under the Purchase Plan. As at December 31, 2012, 100,541 (2011: 108,106) common shares reserved for stock purchase arrangements remain available under the Purchase Plan.

Under the Purchase Plan, the Company will contribute 25% of employees’ contributions to a maximum of 10% of the employees’ salary in the form of common shares if the employee remains employed by the Company and has held the original shares for two years from the original purchase date. The Company’s contribution in common shares is calculated using the lesser of the original common share value at the original purchase date and the date of the Company’s contribution.

During the year ended December 31, 2012, the Company issued 1,471 shares (2011: 1,868) representing its 25% contribution.

Share option issuances and compensation expense

The Company recorded share option compensation expense with a corresponding credit to other paid-in capital and determined the fair value of share options under the Black-Scholes option pricing model using the following assumptions:

	Years ended December 31
	2012	2011
Share-based compensation expense	$2,440	$1,946
Weighted average fair value of options	$10.88	$9.98
Weighted average risk-free interest rate	1.30%	2.24%
Dividend yield	Nil	Nil
Weighted average volatility factor	29%	31%
Annualized forfeiture rate	7.09%	7.36%
Weighted average expected life	4.1 years	4.0 years

In addition, the Company has recorded a share option compensation expense related to the Litha plan, with a corresponding credit to non-controlling interest and determined the fair value of share options under the Black-Scholes option pricing model using the following assumptions:

Six months ended December 31, 2012
Share-based compensation expense	$776
Weighted average fair value of options	$0.23
Weighted average risk-free interest rate	5.99%
Dividend yield	Nil
Weighted average volatility factor	42%
Annualized forfeiture rate	5.16%
Weighted average expected life	2.3 years

The changes to the number of share options granted by the Company and their weighted average exercise price are as follows:

	2012		2011
	Weighted average exercise price		Weighted average exercise price
	#	$	#	$
Balance at January 1st	1,215,175	$20.02	1,286,177	$13.38
Options granted	344,155	43.64	329,539	35.87
Options exercised	(96,727)	12.56	(325,898)	9.45
Options expired/forfeited	(48,985)	29.48	(74,643)	21.68

Balance at December 31st	1,413,618	25.95	1,215,175	20.02

Options exercisable at December 31st	586,032	15.47	411,338	13.80

The range of exercise prices for share options outstanding at December 31, 2012 was $6.60 to $46.75. The weighted average remaining contractual life for the share options outstanding at December 31, 2012 is 51 months. The expected life of the share options is based on historical data and current expectation and is not necessarily indicative of exercise patterns that may occur. Volatility is determined based on the four-year share price history. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

The changes to the number of share options granted by Litha and their weighted average exercise price are as follows:

	2012
	Weighted average exercise price
	#	ZAR
Balance at July 2nd	26,202,435	2.15
Options granted	9,258,261	3.02

Balance at December 31st	35,460,696	2.38

Options exercisable at December 31st	903,633	0.87

The range of exercise prices for share options outstanding at December 31, 2012 was $0.85 to $3.70. The weighted average remaining contractual life for the share options outstanding at December 31, 2012 is 27 months. The expected life of the share options is based on historical data and current expectation and is not necessarily indicative of exercise patterns that may occur. Volatility is determined based on the two-year share price history. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

Share Buyback

On May 26, 2011, the Company received regulatory approval from the Toronto Stock Exchange (‘TSX”) to carry out a normal course issuer bid effective May 30, 2011. The Company has been authorized to purchase up to 935,367 of its common shares in the twelve-month period following the bid’s effective date.

The Company has an automatic share purchase plan with a broker in order to facilitate repurchases of its common shares under its normal course issuer bid. The Company’s broker may repurchase shares under the normal course issuer bid at any time including, without limitation, when the Company would ordinarily not be permitted to due to regulatory restrictions or self-imposed blackout periods.

During the year ended December 31, 2012, under the terms of the normal course issuer bid approved in 2011, the Company repurchased and cancelled 58,716 common shares at an average price of $38.79 for cash consideration of $2,278 resulting in an excess of purchase price over stated capital of common shares of $1,793 which was charged to retained earnings. The normal course issuer bid expired on May 29, 2012.

During the year ended December 31, 2011, under the terms of the normal course issuer bid approved in 2011, the Company repurchased and cancelled 16,704 common shares at an average price of $34.72 for cash consideration of $580 resulting in an excess of purchase price over stated capital of common shares of $445 which was charged to retained earnings.

24. REVENUES

	Years ended December 31
	2012	2011
Product revenues	$205,633	$135,429
Royalty and license revenues	4,567	6,037

	$210,200	$141,466

25. EMPLOYEE BENEFIT EXPENSES

	Years ended December 31
	2012	2011
Wages and salaries	$17,257	$11,660
Cost of share-based incentive plans	3,269	2,008
Severance payments (i)	—	2,743
Other employee costs	2,875	1,956

	$23,401	$18,367

(i)	Severance payments relate to payments made as a result of the acquisition of Labopharm.

The compensation earned by key management personnel (including Directors) in aggregate was as follows:

	Years ended December 31
	2012	2011
Wages and salaries	$2,876	$2,553
Cost of share-based incentive plans	1,833	1,244
Other employee costs	322	309

	$5,031	$4,106

The Company’s Canadian key management personnel (excluding directors) have entered into an agreement whereby, in the event of a change of control, Canadian key management would receive base salary compensation assuming his or her employment was terminated as a result of a change of control. The amount of the compensation is calculated based on the product of yearly base salary and years of service multiple amounting to $2,937 as at December 31, 2012 (2011—$2,848).

26. RESEARCH AND DEVELOPMENT

The Company incurred research and development expenditures, which are eligible for investment tax credits. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities.

The amounts can be summarized as follows:

	Years ended December 31
	2012	2011
Research and development expenditures	$8,464	$10,098
Government and private assistance	(25)	(91)
Investment tax credits related to prior years	(645)	(224)
Investment tax credits	—	(10)

	$7,794	$9,773

The 2011 acquisition by the Company of Labopharm increased the Company’s available SR&ED investment tax credits by $9,789 as described in Note 5.

The Company has Canadian federal investment tax credits from SR&ED expenditures amounting to $31,186 (2011: $31,084) which expire between 2017 and 2031 of which $24,840 (2011: $24,674) have been recognized in the consolidated balance sheets under the caption “Investment tax credits recoverable”.

Investment tax credits	$
Expiring in
2017	388
2018	1,066
2019	375
2020	1,672
2021	2,940
2022	1,769
2023	2,847
2024	4,365
2025	3,533
2026	3,745
2027	3,765
2028	2,252
2029	1,458
2030	941
2031	70

$31,186

27. OTHER FINANCE EXPENSE (INCOME)

	Years ended December 31
	2012 $	2011 $
Interest income arising from:
—cash and cash equivalents	(3,895)	(2,568)
—loans and receivables	(1,565)	(4,728)

Interest income	(5,460)	(7,296)

Interest expense arising from:
—bank overdraft	24	—
—loans and long-term liabilities	1,734	—
—finance lease liability	374	—
—other interest expense	49	18

Interest expense	2,181	18

Other finance expense (income) arising from:
—accreted interest income	(372)	(1,216)
—net loss (gain) on equity investments	575	(49)
—net gain on loans and receivable	—	(8,422)
—net loss on derivative financial instruments	961	1,000

Other finance expense (income)	1,164	(8,687)

28. OTHER INCOME

	Years ended December 31
	2012 $	2011 $
Settlement of finance lease liability	(2,108)	—
Disposal of intangible assets	(974)	(97)
Other loss	47	—

	(3,035)	(97)

29. EARNINGS PER SHARE

Basic

Basic earnings per share are calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of common shares outstanding during the year.

	Years ended December 31
	2012	2011
Net income attributable to shareholders of the Company	$59,906	$50,151
Weighted average number of common shares outstanding	20,347,805	19,970,658

Basic earnings per share	$2.94	$2.51

Diluted

Diluted earnings per share have been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. A potentially dilutive share for the Company consists of employee share options where the exercise price is below the average market price of the Company’s shares during the year and any performance conditions attached to the employee share options have been met at the balance sheet date.

	Years ended December 31
	2012	2011
Net income attributable to shareholders of the Company	$59,906	$50,151
Weighted average number of common shares outstanding	20,347,805	19,970,658
Adjustment for share options	598,373	688,618
Weighted average number of common shares outstanding (diluted)	20,946,178	20,659,276

Diluted earnings per share	$2.86	$2.43

30. SEGMENT INFORMATION

The Company, prior to the Litha acquisition effective July 2, 2012, had one reportable segment, namely the research and, development, in-licensing, acquisition, marketing and distribution of pharmaceutical products in Canada and internationally. In accordance with IFRS, the Litha acquisition represents a significant financially distinct component of the Company’s operations whose operating results are regularly reviewed by the Company’s Chief Executive Officer in making decisions about resources to be allocated to the segment and in assessing its performance. For internal management reporting purposes, the Company is now structured and presents its financial information in two separate operating segments as follows:

1.	Paladin Canada and rest of the world excluding Africa (“Paladin”): focused on the in-licensing, acquisition, marketing, distribution and development of pharmaceutical products in Canada and internationally (excluding the South African and SADC market which is part of the Africa (Litha) segment below). The Paladin group carries out business mainly in Canada with certain operating revenue streams in Europe, Barbados, United States of America, Australia and New Zealand. Substantially all of the Paladin group tangible assets are located in Canada. In addition, the operating segment earns interest income from the investment of its excess cash.

2.	Africa (“Litha”): focused on in-licensing, acquisition, marketing, distribution, assembly and research and development of medical devices and consumables as well as in-licensing, distribution and establishing manufacturing capacity in the biotechnology area of vaccines South Africa and the SADC region.

No other operating segments have been aggregated to form the above reportable operating segments. Management monitors the operating results of its segments separately for the purpose of making decisions about resource allocation and performance assessments. Segment performance is evaluated based on revenue growth, earnings before under-noted items and net income (loss) and is measured consistently with revenue growth, earnings before undernoted items and net income (loss) in the annual audited consolidated financial statements.

Year ended December 31, 2012	Paladin	Litha	Consolidated
Revenues from external customers	$153,873	$56,327	$210,200
Segment net income (loss)	$61,065	$(2,710)	$58,355

Cash flows from operating activities	$68,048	$1,555	$69,603
Cash flows from investing activities	$(22,705)	$4,373	$(18,332)
Cash flows from financing activities	$(4,666)	$(413)	$(5,079)

Year ended December 31, 2012	Paladin	Litha	Consolidated

Segment assets
December 31, 2012	$437,280	$167,237	$604,517
December 31, 2011	$397,913	$—	$397,913

Segment liabilities
December 31, 2012	$61,003	$92,999	$154,002
December 31, 2011	$75,187	$—	$75,187

Investment in associates
December 31, 2012	$—	$626	$626
December 31, 2011	$20,850	$—	$20,850

Investment in a joint venture
December 31, 2012	$—	$30,476	$30,476
December 31, 2011	$—	$—	$—

There are no significant inter-segment operating transactions and adjustments.

Revenues by geographic region are detailed as follows:

	Years ended December 31
	2012	2011
Canada	$142,940	$133,376
Rest of the world excluding Canada and Africa	10,933	8,090

Canada and rest of the world excluding Africa	153,873	141,466
Africa	56,327	—

	$210,200	$141,466

Long-term assets by geographic region are comprised of intangible assets, goodwill, investment in a joint venture, property, plant and equipment and investment in associates, detailed as follows:

	2012	2011
Canada	$14,243	$21,014
Rest of the world excluding Canada and Africa	4,271	6,713

Canada and rest of the world excluding Africa	$18,514	$27,727
Africa	171,369	20,850

	$189,883	$48,577

31. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT OBJECTIVES

The Company’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. The Company invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

	Carrying amount		Fair Value
	2012	2011	2012	2011
Financial assets
Cash and cash equivalents	$118,744	$72,115	$118,744	$72,115
Marketable securities	146,258	166,894	146,258	166,894
Trade and other receivables	38,587	19,305	38,587	19,305
Other current assets	412	308	412	308
Loans receivable from a joint venture	11,661	—	11,661	—
Other financial assets
Loans and other receivables	3,760	5,562	3,760	5,562
Available-for-sale financial investments	628	2,385	628	2,385
Derivatives	173	1,364	173	1,364

Total financial assets	$320,223	$267,933	$320,223	$267,933

Financial liabilities
Bank overdraft	$7,044	$—	$7,044	$—
Payables, accruals and provisions	50,165	38,849	50,165	38,849
Other balances payable	2,000	2,306	2,000	2,306
Current portion of long-term liabilities	5,804	—	5,804	—
Long-term portion of long-term liabilities	28,327	—	28,327	—

Total financial liabilities	$93,340	$41,155	$93,340	$41,155

Financial assets and liabilities—fair values

The carrying amounts of cash and cash equivalents, marketable securities, trade and other receivables, other current assets, bank overdraft, payables, accruals and provisions and the other balances payable are a reasonable estimate of their fair values because of the short maturity of these instruments.

The long-term liabilities were recorded at their discounted value, using discount rates between 5.5% and 10.18% (December 31, 2011: 3.25%), and approximates their fair value.

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

•	Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

•	Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

	2012	Level 1	Level 2	Level 3
Assets measured at fair value
Marketable securities	$146,258	$143,060	$3,198	$—
Available-for-sale financial investments	628	628	—	—
Derivatives	173	—	173	—

Total	$147,059	$143,688	$3,371	$—

	2011	Level 1	Level 2	Level 3
Assets measured at fair value
Marketable securities	$166,894	$155,579	$11,315	$—
Available-for-sale financial investments	2,385	2,385	—	—
Derivatives	1,364	231	1,133	—

Total	$170,643	$158,195	$12,448	$—

Management of Capital

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and to maintain a flexible capital structure which optimizes the cost of capital at acceptable risk.

The Company’s capital structure is composed of equity attributable to the shareholders of the Company. The basis for the Company’s capital structure is dependent on the Company’s expected growth and changes in the business environment. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new common shares, issue debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents, marketable securities, loans receivable from a joint venture, financial assets, bank overdraft and long-term liabilities. The details of the Company’s normal course issuer bids are disclosed in Note 23.

The Company expects that its current capital resources will be sufficient to carry on its operations for the foreseeable future and is not subject to any capital requirements imposed by a regulator or third parties other than certain covenants under the term of certain of its long-term liabilities and bank overdraft agreements. The Company is in compliance with these covenants and monitors them on an ongoing basis.

Liquidity Risk

All financial liabilities with the exception of the long-term portion of the long-term liabilities are current. The Company generates sufficient cash from operating activities to fund its operations and fulfill its obligations as they become due. The Company has sufficient funds available through its cash, cash equivalents and marketable securities, should its cash requirements exceed cash generated from operations to cover all financial liability obligations. As at December 31, 2012, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as set out in Note 32 and the restricted cash balance (Note 6) relating to the acquisition of Litha.

The following table is a maturity analysis for the Company’s financial liabilities with maturities that are greater than one year at December 31, 2012 for each of the next five years and thereafter based on contractual undiscounted payments.

	2013	2014	2015	2016	2017	Thereafter	Total
Long-term liabilities	$4,706	$6,302	$5,089	$4,086	$2,197	$8,780	$31,160
Interest payable on long-term liabilities	1,544	1,629	745	336	77	5,048	9,379

Total	$6,250	$7,931	$5,834	$4,422	$2,274	$13,828	$40,539

Concentration of Credit Risk and Major Customers

The Company considers its maximum credit risk to be $42,520 (December 31, 2011: $26,231) which is the total of the following financial assets: trade and other receivables, loans and other receivables and derivatives. The Company’s cash, cash equivalents, marketable securities, short-term and long-term investments are held through various financial institutions. Marketable securities are mainly investments in liquid, high-grade investment securities. They are subject to minimal risk of changes in value and generally have an original maturity from three months to eighteen months from the date of purchase.

The Company is exposed to credit risk from its customers and continually monitors its customers’ credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. In line with other pharmaceutical companies, the Company sells its products through a small number of wholesalers and retail pharmacy chains in addition to hospitals, pharmacies, physicians and other groups. For the year ended December 31, 2012, two customers of Paladin, a major wholesale distributor and a major retail chain, represented 24% and 11% of revenues, respectively (December 31, 2011: 30% and 15%). As at December 31, 2012, two customers of Paladin, a major wholesale distributor and a major retail chain, represented in aggregate 17% of trade and other receivables (December 31, 2011: 14% and 21%). These above concentrations on the Company’s customers are considered normal for the Company and its industry.

The marketable securities balance, further discussed in Note 7, is invested within four large Canadian and one large US financial institutions (December 31, 2011: four large Canadian and one large US financial institutions), comprised of three investments in discount notes (December 31, 2011: nine), forty-six guaranteed investment certificate investments (December 31, 2011: twenty-nine), eight investments in commercial paper (December 31, 2011: eight), one investment in corporate bonds (December 31, 2011: one) and one investment in a bond guaranteed by a Provincial government (December 31, 2011: three).

An additional source of credit risk for the Company arises from its strategic investments in third-parties with whom it has strategic commercial relationships. In connection with license arrangements with third parties, as at December 31, 2012, the Company has a net investment of $3,760 through secured debentures of which one is convertible into common shares of the investment companies. In addition, the Company’s has a net investment of $11,661 representing loans to a joint venture. The Company continuously monitors the risks associated with these amounts.

Foreign Exchange Risk

The Company, with the exception of Litha discussed separately below, principally operates within Canada in Canadian dollars, however, a portion of the Company’s revenues, expenses, and current assets and liabilities, are predominantly denominated in ZAR, United States dollars (“USD”) and EURO. This results in financial risk due to fluctuations in the value of the ZAR, USD and EURO relative to CAD. The Company has significant monetary assets and liabilities denominated in ZAR, USD and EURO that are required to be revalued in CAD at each period end.

The following forward exchange contracts to ZAR remain outstanding as at December 31, 2012, with maturity dates between January 1, 2013 to August 26, 2013:

Instrument currency	Notional amount of contracts outstanding	Forward exchange rate
USD	20,829	7.97 to 9.35
EURO	7,955	10.89 to 11.89
GBP	3,351	13.95 to 14.90

The above forward exchange contracts have an estimated fair value of $1,200 as at December 31, 2012 and are presented under “Payables, accruals and provisions” on the consolidated balance sheet. With the exception of the forward contracts described above relating to Litha, the Company does not actively use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk. Fluctuations in foreign exchange rates could cause unanticipated fluctuations in the Company’s operating results, financial position or cash flows. The significant balances in foreign currencies are as follows:

	2012			2011
	USD	EURO	ZAR	USD	EURO	ZAR
Cash and cash equivalents	1,820	6,690	136,662	1,907	2,699	26,884
Trade and other receivables	272	1,182	169,256	784	2,091	—
Payables, accruals and provisions	(7,705)	(1,584)	(100,409)	(3,460)	(1,635)	—

These three currencies are the major currencies in which the Company’s financial instruments are denominated. The Company has considered movements in these currencies over the last three years and has concluded that a 10% movement in rates is a reasonable benchmark. Based on the aforementioned net exposure as at December 31, 2012 and assuming that all other variables remain constant, a 10% movement in the CAD/USD, CAD/EURO and CAD/ZAR exchange rate would have an effect of $2,022 (December 31, 2011: $677) on net income and $656 (2011: $nil) on other comprehensive income.

The Company’s investment in Litha is in ZAR and Litha’s functional currency is the ZAR while the Company’s functional and reporting currency is the CAD. Litha’s net assets as of December 31, 2012 amount to ZAR1,232,727 and assuming that all other variables remain constant, a 10% movement in the CAD/ZAR exchange rate would have an effect of $14,448 on other comprehensive income of which $6,435 is attributable to the Company’s shareholders and $8,013 to non-controlling interests.

Equity Price Risk

Equity price risk arises from changes in market prices of the available-for-sale equity securities. The carrying values of investments subject to equity price risk are, in almost all instances, based on quoted market prices as of the balance sheet dates with an estimated fair value of $628 at December 31, 2012 (December 31, 2011: $2,385). The Company monitors its equity investments for impairment on a periodic basis. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

The Company manages the equity price risk through the use of strict investment policies approved by the Board of Directors. Reports on the equity portfolio are submitted to the Company’s Investment Committee on a regular basis. The Company’s Board of Directors reviews and approves all equity investment decisions.

A hypothetical 10% adverse change in the stock prices of the Company’s available-for-sale equity securities would result in an approximate $63 other comprehensive income (loss) (December 31, 2011: $239). The

Company does not include in the analysis above investments which are subject to significant influence. The adverse change above does not reflect what could be considered the best or worst case scenarios. Indeed, results could be worse due both to the nature of equity markets and the concentrations existing in the Company’s equity investment portfolio, in particular where there is less liquidity available as in the case of the small capitalization companies included in the available-for-sale equity securities.

Interest Rate Risk

The Company is subject to interest rate risk on its cash, cash equivalents, marketable securities, bank overdraft and long term liabilities. Details regarding maturity dates and effective interest rates are described in Notes 6, 7 and 22. The Company does not believe that the results of operations or cash flows would be materially affected to any significant degree by a sudden change in market interest rates relative to interest rates on the investments, owing to the relatively short-term nature of the marketable securities and currently low market yields.

The Company has considered movements in the interest rates over the last three years and has concluded that a 2% movement in interest rates is a reasonable benchmark. The Company’s net exposure as at December 31, 2012 is $28,416, representing the balance of the bank overdraft and the long-term liabilities with variable interest rates. Assuming that all other variables remain constant, a 2% movement in the interest rates would have an effect of $568 (December 31, 2011: $nil) on net income.

Collateral

The Company, through its Litha subsidiary, has long-term liabilities with two parties to which the Company has provided security in the form of guarantees, cession of trade debtors, inventories and loans from a joint venture, cession and pledge of all the shares in Biovac and a notarial bond over property, plant and equipment in South Africa. In aggregate, as at December 31, 2012, the Company has provided collateral in the aggregate amount of $81,542.

32. COMMITMENTS

In the normal course of business, the Company secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such not included herein. Similarly, the Company has entered into various product agreements which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of the Company’s normal course of business are separately disclosed and are classified into three major categories: revenue based, milestone based, and purchase and services based commitments.

Revenue Based Commitments

The Company may have to pay up to $2,115 (2011—$5,464) including US$2,000 (2011—US$5,250) if it achieves specific sales volumes on specific products in the future, over a maximum of five years (2011—ten years).

Milestone Based Commitments

The Company has also committed to fund certain research and development expenditures of third parties of $828 (2011 —$1,160) including €250 (2011—€500) over the next two years. In addition, certain additional payments may be required under these agreements if milestones are met, such as regulatory approval in Canada. Based on the outcome of these milestones, the Company may have to pay up to $2,901 (2011—$5,333), including US$2,461 (2011—US$4,211) and £125 (2011—£500), over a maximum period of 15 years (2011—15 years).

Purchase and Service Based Commitments

The Company is committed to making minimum purchases of inventory, and minimum expenditures for regulatory, selling and marketing services of $75,069 (2011—$10,428), including US$37,231 (2011: US$nil), €18,718 (2011—€2,788), ZAR36,266 (2011— ZARniI) and £3,443 (2011—£nil), to retain exclusive distribution agreements for certain products. These commitments end in 2018.

Operating Lease Commitments

The Company has various non-cancellable operating lease agreements for office space, a manufacturing facility and certain Company vehicles as follows:

2012
Rental payments due within one year	$1,021
Rental payments due between one and five years	411
Rental payments due after five years	—

$1,432

Lease and rental expense for the year ended December 31, 2012 were $722 (2011: $554), which is included in selling, general and administrative expenses in the consolidated statements of income.

Other Contractual Commitments

The Company is committed to invest $4,000 and $500 under a secured debenture and a secured convertible debenture at the request of third party license partners with whom it has a strategic commercial relationship. The $4,000 commitment expires in May 2013.

33. SUPPLEMENTAL DISCLOSURE FOR CONSOLIDATED STATEMENTS OF CASH FLOWS

Effect on cash flows of changes in working capital and other non-cash balances are as follows:

	2012	2011
Decrease in trade and other receivables	$3,349	$5,171
Decrease (increase) in inventories	(4,834)	2,608
Decrease in payables, accruals and provisions	(7,607)	(3,801)
Decrease in deferred revenue	(630)	(632)
Increase (decrease) in income taxes payable	(1,535)	10,951
Other working capital non-cash balances	(315)	501

	$(11,572)	$14,798

34. PRODUCT PRICING REGULATION ON CERTAIN PATENTED DRUG PRODUCTS

Certain patented drug products within the Company’s portfolio of products are subject to product pricing regulation by the Patented Medicine Prices Review Board (PMPRB). The PMPRB’s objective is to ensure that prices of patented products in Canada are not excessive. For new patented products, the price in Canada is limited to either the cost of existing drugs sold in Canada or the median of prices for the same drug sold in other specified industrial countries. For existing patented products prices cannot increase by more than the Consumer Price Index. The PMPRB monitors compliance through a review of the average transaction price of each patented drug product as reported by the Company over a recurring six-month reporting period.

Report of Independent Auditors

To the Shareholders of Paladin Labs Inc.

We have audited the accompanying consolidated financial statements of Paladin Labs Inc., which comprise the consolidated balance sheets as of December 31, 2011 and 2010, and January 1, 2010, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and 2010, and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paladin Labs Inc. as at December 31, 2011 and 2010 and January 1, 2010, and the consolidated results of its operations and its cash flows for the years ended December 31, 2011 and 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young LLP1

Montréal, Canada

February 15, 2012

[1]	CA auditor permit no. 16652

Consolidated Balance Sheets

(In thousands of Canadian dollars)		December 31,		January 1, 2010
As at	Notes	2011	2010
			[Note 33]	[Note 33]
ASSETS
Current
Cash and cash equivalents	6	72,115	96,295	31,227
Marketable securities	7	166,894	43,094	74,142
Trade and other receivables	8	20,208	21,912	15,243
Inventories	9	13,327	13,877	12,361
Income tax receivable	10	718	17	5,406
Other current assets	11	1,476	4,717	1,592

Total current assets		274,738	179,912	139,971

Investment in associates	12	20,850	15,739	—
Financial assets	13	9,311	22,835	62
Investment tax credits recoverable	23	24,674	14,736	14,903
Deferred income tax assets	10	40,613	26,586	33,062
Property, plant and equipment	14	162	221	691
Pharmaceutical product licenses and rights	15	27,565	20,594	42,543

Total assets		397,913	280,623	231,232

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Payables, accruals and provisions	16,17	38,849	36,901	24,056
Finance lease liability	19	984	—	—
Deferred revenue		2,999	1,939	1,776
Income tax payable	10	22,205	11,254	7,109
Balances of sale payable	18	1,809	1,145	1,650

Total current liabilities		66,846	51,239	34,591
Finance lease liability	19	5,745	—	—
Deferred revenue		2,099	—	—
Balances of sale payable	18	497	539	1,743

Total liabilities		75,187	51,778	36,334

Shareholders’ equity
Share capital	20	166,681	123,136	119,652
Other paid-in capital		5,144	4,892	4,362
Other capital reserves		553	175	98
Retained earnings		150,348	100,642	70,786

Total shareholders’ equity		322,726	228,845	194,898

Total liabilities and shareholders’ equity		397,913	280,623	231,232

Commitments (note 29)

Subsequent events (note 32)

See accompanying notes

Consolidated Statements of Income

(In thousands of Canadian dollars except for share and per share amounts)		Years Ended December 31,
	Notes	2011	2010
			[Note 33 ]
Revenues	17,21	$141,466	$127,989
Cost of sales	17	39,294	34,127

Gross income		102,172	93,862

Expenses (income)
Selling, general and administrative	17	32,119	30,525
Research and development	10, 17, 23	9,773	9,118
Interest income	24	(7,298)	(2,222)

Earnings before under-noted items		67,558	56,441

Amortization of pharmaceutical product licenses and rights	15	22,028	22,844
Other finance income	24	(8,687)	(6,496)
Other income	25	(97)	(540)
Foreign exchange loss		80	59
Share of net income of an associate	12	(1,756)	(800)

Income before income tax and under-noted items		55,990	41,374

Purchase gain on business combination	5	(17,070)	—
Restructuring, shutdown and other costs	5	8,795	—

Income before income tax		64,265	41,374
Provision for income taxes	10	14,114	11,518

Net income for the year		$50,151	$29,856

Attributable to shareholders

Basic earnings per share	26	$2.51	$1.60
Diluted earnings per share	26	$2.43	$1.54

Weighted average number of shares outstanding
Basic	26	19,970,658	18,700,808
Diluted	26	20,659,276	19,362,892

See accompanying notes

Consolidated Statements of Comprehensive Income

(in thousands of Canadian dollars)	Years ended December 31
	2011	2010
		[Note 33	]
Net income for the year	$50,151	$29,856
Other comprehensive income:
Change in fair value of available-for-sale financial instruments [net of ($31) taxes [2010—($44)]]	748	251
Reclassification adjustment for losses on available-for-sale financial instruments included in net income in the year [net of $1 taxes [2010—$30]]	(370)	(174)

Other comprehensive income for the year	378	77

Total comprehensive income attributable to shareholders for the year	$50,529	$29,933

See accompanying notes

Consolidated Statements of Cash Flows

(In thousands of Canadian dollars )		Years Ended December 31,
	Notes	2011	2010
Operating activities
Net income for the year		$50,151	$29,856
Adjustments reconciling net income to operating cash flows
Amortization of pharmaceutical product licenses and rights	5	22,028	22,844
Deferred tax	10	2,577	6,585
Share-based compensation expense	20	1,946	1,715
Other finance income	24	(8,687)	(6,496)
Unrealized foreign exchange (gain) loss		(7)	135
Depreciation of property, plant and equipment	14	187	563
Share of net income of an associate	12	(1,756)	(800)
Purchase gain on business combination	5	(17,070)	—
Restructuring, shutdown and other costs	5	3,946	—

		53,315	54,402

Net change in non-cash balances relating to operations	30	14,798	13,838

Cash inflow from operating activities		68,113	68,240

Investing activities
Purchase of financial assets	13	(89,873)	(17,003)
Purchases of marketable securities		(201,618)	(133,670)
Purchase of pharmaceutical product licenses and rights	15	(7,617)	—
Investment in an associate	12	(2,936)	(18,861)
Acquisition of subsidiaries, net of cash acquired	5	(1,109)	—
Repayment of balances of sale payable		(250)	(1,650)
Purchases of property, plant and equipment	14	(78)	(93)
Proceeds from disposal of financial assets	13	102,119	391
Disposal and maturities of marketable securities		78,373	164,698
Dividends from an associate	12	2,871	792

Net cash outflow from investing activities		(120,118)	(5,396)

Financing activities
Common shares issued for cash, net of issue costs of $1,643	20	41,918	2,259
Repayment of debt	5	(13,241)	—
Repurchase of shares	20	(580)	—
Repayment of obligation under finance lease	19	(167)	—

Net cash inflow from financing activities		27,930	2,259

Foreign exchange loss on cash and cash equivalents		(105)	(35)
(Decrease) increase in cash and cash equivalents during the year		(24,180)	65,068
Cash and cash equivalents, beginning of year		96,295	31,227

Cash, cash equivalents, end of year		$72,115	$96,295

Supplemental cash flow information
Interest received		5,146	2,709
Income taxes (paid) received		(149)	4,408

Amounts received for interest and paid for income taxes were reflected as operating cash flows in the consolidated statements of cash flows.

See accompanying notes

Consolidated Statements of Changes in Equity

(In thousands of Canadian dollars)	Note	Share capital	Other paid-in capital	Other capital reserves	Retained earnings	Total shareholders’ equity
			[Note 33]		[Note 33]
Balance as at January 1, 2010		119,652	4,362	98	70,786	194,898
Net income for the year					29,856	29,856
Other comprehensive income for the year				77		77
Shares issued	20	2,300				2,300
Share-based incentive plans	20		1,714			1,714
Transfers upon exercise of share options		1,184	(1,184)			—

Balance as at December 31, 2010		123,136	4,892	175	100,642	228,845

Balance as at January 1, 2011		123,136	4,892	175	100,642	228,845
Net income for the year					50,151	50,151
Other comprehensive income for the year				378		378
Shares issued	20	41,986				41,986
Shares repurchased	20	(135)			(445)	(580)
Share-based incentive plans	20		1,946			1,946
Transfers upon exercise of share options		1,694	(1,694)			—

Balance as at December 31, 2011		166,681	5,144	553	150,348	322,726

See accompanying notes

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and January 1, 2010

(In thousands of Canadian dollars except for share and per share amounts)

1. PRESENTATION OF FINANCIAL STATEMENTS

DESCRIPTION OF THE BUSINESS

Paladin Labs Inc., together with its subsidiaries, hereinafter referred to as “the Company”, is a specialty pharmaceutical public company continued under the Canada Business Corporations Act, focused on researching, developing, acquiring, in-licensing, marketing and distributing innovative pharmaceutical products.

BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE

These consolidated financial statements of the Company have been prepared for the year ended December 31, 2011 in accordance with International Financial Reporting Standards [IFRS] as issued by the International Accounting Standards Board [IASB]. The consolidated financial statements have been prepared on a historical cost basis, except for items that are required to be accounted for at fair value. Furthermore, they have been prepared in accordance IAS 1, Presentation of Financial Statements, and are covered by IFRS 1, First-time Adoption of IFRS. These consolidated financial statements have been prepared in accordance with those IFRS standards and IFRIC interpretations issued and effective or issued and early adopted as at the time of preparing these statements. The policies set out below have been consistently applied to all the periods presented.

For all periods up to and including the year ended December 31, 2010, the Company prepared its consolidated financial statements in accordance with Canadian generally accepted accounting principles [Canadian GAAP]. These consolidated financial statements, for the period ended December 31, 2011, are the first the Company has prepared in accordance with IFRS. Accordingly, the Company has prepared consolidated financial statements which comply with IFRS applicable for periods beginning on January 1, 2011 as described in the accounting policies. In preparing these consolidated financial statements, the Company’s opening balance sheet was prepared as at January 1, 2010, the Company’s date of transition to IFRS. Note 33 explains the principal adjustments made by the Company in restating its Canadian GAAP consolidated balance sheet as at January 1, 2010 and its previously published Canadian GAAP consolidated financial statements as at December 31, 2010 and for the year then ended.

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. In the process of applying the Company’s accounting policies, management has made judgments and estimates disclosed in Note 3, which have the most significant effect on the amounts recognized in the consolidated financial statements.

These consolidated financial statements were authorised for issue by the Company’s Board of Directors on February 15, 2012.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements of the Company include the accounts of Paladin Labs Inc. and all its subsidiaries [see note 17] and include the Company’s share of the results and net assets of its associates. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases.

The entities over which the Company has the ability to exercise significant influence are accounted for as associates. The Company’s investment in its associates is accounted for using the equity method of accounting.

Transactions and balances between subsidiaries are eliminated and no income is recognized on sales between subsidiaries until the products are sold to customers outside the Company. The relevant proportion of income on transactions with associates is also deferred until the products are sold to third parties. The financial statements of the subsidiaries and associates are prepared for the same reporting period as the Company, using consistent accounting policies.

BUSINESS COMBINATIONS AND GOODWILL

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value. Acquisition costs incurred are expensed and included in administrative expenses.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration deemed to be an asset or liability will be recognized in accordance with IAS 39 either in income or loss or as change to other comprehensive income.

Goodwill arising on the acquisition of interests in subsidiaries and associates, representing the excess of the acquisition cost over the Company’s share of the fair values of the identifiable assets, liabilities and contingent liabilities acquired, is capitalized as a separate item in the case of subsidiaries and as part of the cost of investment in the case of associates. Goodwill is denominated in the currency of the entity acquired. Where the cost of acquisition is below the fair value of the net assets acquired, the difference is recognized directly in the consolidated statement of income.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company’s cash generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

FOREIGN CURRENCY TRANSLATION

[a] Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates [the “functional currency”]. The consolidated financial statements of the Company are presented in Canadian dollars [“CAD”], which is the parent Company’s functional and presentation currency.

[b] Transactions and balances

Foreign currency transactions are initially recorded by the Company’s entities at their respective functional currency using the exchange rates prevailing at the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the period-end rates of exchange. Non-monetary assets and liabilities are translated at the historical exchange rates. Exchange gains and losses arising from the translation of foreign currency items, except those related to available-for-sale securities which are reflected in other comprehensive income, are recognized in the consolidated statement of income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income or net income are also recognized in other comprehensive income or net income, respectively).

[c] Company’s subsidiaries

On consolidation the assets and liabilities of foreign operations are translated into CAD at the rate of exchange prevailing at the reporting date and their statements of income are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the consolidated statement of income.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise current balances with banks and similar institutions and highly liquid investments with original maturities of three months or less. They are readily convertible into known amounts of cash and have an insignificant risk of changes in value.

MARKETABLE SECURITIES

Marketable securities consist of equity and debt securities which are principally traded in liquid markets. Marketable securities that are classified as “available-for-sale” are initially measured at fair value with any resulting subsequent changes in the fair value being charged or credited to other comprehensive income and when ultimately sold to net income. Fair values for marketable securities are obtained using quoted active market prices for such securities.

TRADE RECEIVABLES

Trade receivables are carried at original invoice amount less any provisions for product returns, credits and doubtful accounts. Provisions for returns are made where the returns or exchange of products are allowed under the Company’s policy. Provisions for doubtful accounts are made where there is evidence of a risk of non-payment, taking into account ageing, previous experience and general economic conditions. When a trade receivable is determined to be uncollectable it is written off, firstly against any provision available and then to the consolidated statement of income. Subsequent recoveries of amounts previously provided for are credited to the consolidated statement of income. Long-term receivables are discounted to current values using appropriate rates of interest.

INVENTORIES

Inventory is valued at the lower of cost, determined on a first-in, first-out basis, and net realizable value. The cost of finished goods and work-in-progress includes direct costs and an allocation of overhead. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and applicable selling expenses.

INVESTMENTS IN ASSOCIATES

The Company accounts for investments in associates using the equity method. An associate is an entity in which the Company has significant influence. Investments in associates are carried in the consolidated balance sheet at the Company’s share of the associates’ net assets at date of acquisition and of its post-acquisition retained net income or losses, net of the amortization of fair value adjustments, taxation and dividends received. Goodwill relating to associates is included in the carrying amount of the investment and is neither amortized nor individually tested for impairment.

The consolidated statement of income reflects the share of the results of operations of the associate. Where there has been a change recognized directly in the equity of the associate, the Company recognizes its share of any changes and discloses this, when applicable, in the consolidated statement of changes in equity. Unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.

The share of net income of an associate is shown on the face of the consolidated statement of income. This is the net income attributable to equity holders of the associate and therefore is income after tax. When the Company’s share of losses in an associate equals or exceeds its interest in the associate the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

The financial statements of the associate are prepared for the same reporting period as the Company. Where necessary, adjustments are made to bring the accounting policies and classifications in line with those of the Company.

After application of the equity method, the Company determines whether it is necessary to recognize an additional impairment loss on the Company’s investment in its associate. The Company determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case the Company calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount in the “share of net income of an associate” in the consolidated statement of income.

Upon loss of significant influence over the associate, the Company measures and recognizes any remaining investment at its fair value. Any difference between the carrying amount of the associate upon loss of significant influence and the fair value of the remaining investment and any proceeds from disposal is recognized in the consolidated statement of income.

FINANCIAL INSTRUMENTS—INITIAL RECOGNITION AND SUBSEQUENT MEASUREMENT

[a] Available-for-sale financial investments

Investments classified as available-for-sale are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value using quoted market prices, if available, or are carried at cost for investments held in private entities, where there are no quoted market prices in an active market. Unrealized gains and losses on available-for-sale investments are recognized directly in equity as other comprehensive income in the “Other capital reserves” until the investment is sold, at which time the cumulative gain or loss is recognized in “Other finance income”. Purchases and sales of available-for-sale investments are accounted for on the trade date. Impairments arising from the significant or prolonged decline in fair value of an investment reduce the carrying amount of the asset directly and are charged to the consolidated statement of income. Impairments on equity investments classified as available-for-sale are not reversed until disposal of the instrument. On disposal or impairment of the investments, any gains and losses that have been deferred in equity are recognized in the consolidated statement of income. On disposal of investments, fair value movements are reclassified from “Other capital reserves” to the consolidated statement of income based on average cost for shares acquired at different times.

[b] Loans and receivables

Investments classified as loans and receivables are initially recorded at fair value with subsequent measurements recorded at amortized cost using the effective interest method, less impairment, if any. The interest accretion is captured under “Other finance income” on the consolidated statement of income.

[c] Derivative financial instruments

Derivative financial instruments are carried at fair value with changes in the fair value being charged or credited to the consolidated statement of income under “Other finance income” during the year. Fair value of conversion options within convertible term notes and common share purchase warrants are obtained using the Black-Scholes option pricing valuation model.

[d] Financial liabilities

Payables, accruals and provisions and Balances of sale payable are classified as financial liabilities. They are initially measured at their fair value. Subsequent measurements are recorded at amortized cost using the effective interest rate method. The interest accretion is captured under “Other finance income” on the consolidated statement of income.

[e] Impairment of financial assets

The Company assesses at each reporting date whether there is any objective evidence that a financial asset or group of financial assets is impaired. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include the following:

•	Significant financial difficulty of the issuer or counterparty;

•	Default or delinquency in interest or principal payments or it has become probable that the debtor will enter bankruptcy or financial reorganization;

•	An adverse change in legal factors or in the business climate that could affect the value of an asset; and

•	Current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of an asset.

[f] Derecognition

A financial asset [or, where applicable, a part of a financial asset or part of a group of similar financial assets] or financial liability is derecognized when:

•	The rights/obligations to receive/disburse cash flows from the asset/liability have expired/discharged; and

•	The Company has transferred its rights/obligations to receive/disburse cash flows from the asset/liability.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at historical cost less accumulated depreciation and/or accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the consolidated statement of income during the year in which they are incurred.

Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment and software	3 years
Furniture and fixtures	2-3 years
Machinery and equipment	2-5 years
Leasehold improvements	Over the life of the lease

On disposal of property, plant and equipment, the cost and related accumulated depreciation and impairments are removed from the consolidated financial statements and the net amount, less any proceeds, is included in the consolidated statement of income.

PHARMACEUTICAL PRODUCT LICENSES AND RIGHTS

In the normal course of business, the Company secures development, sales, marketing and distribution rights to innovative and mature drug products. Pharmaceutical product licenses and rights acquired are recorded at cost and consist primarily of process know-how covered by certain patented and non-patented information. Milestones and other license payments determined to have a high likelihood of attainment, subsequent to the regulatory approval of the product, are capitalized based upon the Company’s periodic review and assessment of the product’s expected performance. Pharmaceutical product licenses and rights with finite lives are amortized on a straight-line basis over the lesser of the term of the agreement, the life of the patent or the expected useful life of the product once they are available for commercialization. The amortization terms generally range from 2 to 10 years. The Company periodically reviews the useful lives and the carrying values of its intangible assets. As a result, the useful life of pharmaceutical product licenses and rights may be reduced.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The Company assesses at each reporting period whether there is an indication that an asset may be impaired. An impairment loss is recognized when the carrying amount of an asset, or its cash generating unit [“CGU”], exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount is the greater of the asset’s or CGU’s fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less cost to sell, an appropriate valuation model is used. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

In addition, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use, if any, are tested for impairment annually. Impairment losses are charged to the consolidated statement of income in the year concerned. Impairments of goodwill are not reversed. Impairment losses on other long-term assets are only reversed if there has been a change in estimates used to determine the recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognized.

PAYABLES, ACCRUALS AND PROVISIONS

Payables, accruals and provisions are initially measured at fair value with subsequent measurement recorded at amortized cost using the effective interest rate method. Provisions are recognized when the Company has a present obligation [legal or constructive] as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The recognized provisions are mostly related to business acquisitions and product-related agreement exposures and are part of the normal course of business.

RESTRUCTURING PROVISIONS

Restructuring provisions are recognized only when general recognition criteria for provisions are fulfilled. Additionally, the Company follows a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and appropriate timeline. The employees affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

LEASES

Leases are classified as either operating or finance, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.

Operating lease

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease [net of any incentives received from the lessor] are recognized in the consolidated statement of income on a straight-line basis over the period of the lease.

Finance lease

Leases in which substantially all the risks and rewards of ownership are transferred to the Company are classified as finance leases. Assets meeting finance lease criteria are capitalized at the lower of the present value of the related lease payments or the fair value of the leased asset at the inception of the lease. Minimum lease payments are distributed between the finance charge and the liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

BALANCES OF SALE PAYABLE

As part of business acquisitions and acquisitions of pharmaceutical product licenses and rights, the Company may assume obligations to pay out certain future contractually pre-defined amounts upon meeting specific timelines or specific regulatory or sales related milestones. These obligations are recorded when the likelihood of attainment is deemed likely and are initially measured at fair value with subsequent measurements recorded at amortized cost using the effective interest rate method. The long-term balances of sale payable are discounted to current values using appropriate rates of interest.

SHARE-BASED COMPENSATION PLANS

The Company has share-based compensation plans, which are described in note 20. The cost of share-based compensation plans is recognized, together with a corresponding increase in other paid-in capital in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense is recognised at each reporting date until the vesting date and reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The statement of income expense or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized under Selling, general and administrative expenses and Research and development expenses on the consolidated statement of income. No expense is recognized for awards that do not ultimately vest. Any consideration paid by employees on exercise of share options or purchase of shares is credited to share capital. The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share [further details are given in note 26].

SHARE BUY-BACK PLANS

The Company from time to time initiates a share buy-back plan, which is described in note 20. The common shares are repurchased by the Company and later cancelled. The difference between the amounts paid for the common shares and the weighted average common share value is recorded to other paid-in capital or retained earnings according to applicable accounting standards.

SHARE ISSUE COSTS

Share issue costs incurred by the Company are recorded as a reduction of share capital.

REVENUE RECOGNITION

Revenue is recognized when the product is delivered to the Company’s customers, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product. Revenue from product sales is recognized net of sales discounts, credits and allowances. Revenue related to service arrangements, where the Company earns a distribution fee on net sales or earns co-promotion revenue, is recognized when the service is provided and is recorded on a net basis. Revenue related to royalty arrangements with partners, where the Company earns a royalty fee based on certain pre-determined terms relating to the net sales of products is recognized as such terms are met alongside the recording of partner product revenues. In certain circumstances, returns or exchange of products are allowed under the Company’s policy and provisions are maintained accordingly. Revenue is recorded net of these provisions. In certain situations, such as initial product launches for which the Company has limited comparable information or where the market or client acceptance has not been clearly established, the Company may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result the Company will defer the recognition of revenue for these product sales until such criteria are met.

INTEREST INCOME/EXPENSE

Interest income or expense is recognized on a time-proportion basis. For all financial instruments measured at amortized cost and interest bearing financial assets classified as available-for-sale, interest income or expense is recorded using the effective interest rate method, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

GOVERNMENT ASSISTANCE

Amounts received or receivable resulting from government assistance programs, including grants and investment tax credits for research and development, are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the amount relates to an expense item, it is recognized as income on a systematic basis as a reduction to the costs that it is intended to compensate. When the grant relates to an asset, it reduces the carrying amount of the asset and is then recognized as income over the useful life of the depreciable asset by way of a reduced depreciation charge.

RESEARCH AND DEVELOPMENT

Research and development expenditures are charged to the consolidated statement of income in the year in which it is incurred. Milestones and other license payments paid prior to regulatory approval of the product are generally expensed when the event requiring payment of the milestone occurs. Development expenditures are capitalized when the criteria for recognizing an asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly likely. The Company has not capitalized any such expenditures to date. Property, plant and equipment used for research and development is depreciated in accordance with the Company’s policy.

EMPLOYMENT BENEFITS

The Company has an employee deferred income sharing plan available to all permanent employees pursuant to which the Company matches a contribution of up to 4% of an employee’s salary in the form of a registered retirement savings plan contribution. The Company’s contributions are charged to the consolidated statement of income as incurred.

INCOME TAXES

Income tax expense comprises current and deferred tax. Tax expenses are recognized in the consolidated statement of income except to the extent they relate to items recognized directly in shareholders’ equity, in which case the related tax is recognized in shareholders’ equity.

Current Income Tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Company operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred Tax

Deferred tax is provided using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax is calculated based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates that are expected to apply to the year of realization or settlement based on tax rates and tax laws enacted or substantially enacted at the reporting date.

Deferred tax assets [liabilities] are recognized for all deductible [taxable] temporary differences and carry forwards of unused tax losses and Scientific Research and Experimental Development [“SR&ED”] expenditures, to the extent that it is probable that taxable income will be available against which the deductible temporary differences, and the carry forward of unused tax losses and SR&ED expenditures can be utilized except:

•	where the deferred tax asset [liability] relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit or loss nor taxable income or loss; and

•	in respect of taxable temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognized deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in comprehensive income or directly in shareholders’ equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority. Deferred tax liabilities and assets are not discounted.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognized subsequently if new information about facts and circumstances changed. The adjustment would be treated as a reduction to goodwill [as long as it does not exceed goodwill] if it was incurred within the measurement period or in the statement of income after the end of the measurement period.

Sales Tax

Revenues, expenses and assets are recognized net of amount of sales tax except:

•	where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized in the cost of acquisition of the asset or as part of the expense item, as applicable; and

•	receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables and payables in the consolidated balance sheet.

3. SIGNIFICANT ACCOUNTING ESTIMATES, JUDGEMENTS AND ASSUMPTIONS

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the consolidated financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting estimates and judgements made.

REVENUE RECOGNITION

Revenue is recognized when title and risk of loss is passed to the customer and reliable estimates can be made of relevant deductions. Gross revenue is reduced by discounts, credits, allowances and product returns. Accruals are made at the time of sale for the estimated discounts, credits, allowances and product returns, based on available market information and historical experience. Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change. The level of accrual is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Company.

In certain situations, such as initial product launches for which the Company has limited comparable information or where the market or client acceptance has not been clearly established, the Company may determine that it has not met the requirements for recognition of revenue, such as the ability to reasonably determine provisions for product returns, as a result the Company will defer the recognition of revenue for these product sales until such criteria are met.

INVENTORY VALUATION

The reserve for inventory is equal to all or a portion of the inventory which has reached its expiration or is close to expiration and not expected to be sold, based on the specific facts and circumstances. In order to determine whether the inventory is properly stated at the lower of cost or net realizable value, management reviews the amount of inventory on hand, the remaining shelf life and estimates the time required to sell such inventory taking into account current and expected market conditions and competition.

ASSETS ARISING FROM BUSINESS COMBINATIONS AND INVESTMENTS IN ASSOCIATES

In 2011, the Company invested $36,135 on business acquisitions and investments in associates [refer to notes 5 and 12]. Based on existing accounting standards the Company allocated the cost of the acquisition to the underlying net assets acquired based on their respective estimated fair values. As part of this allocation process, the Company must identify and attribute values and estimated lives to the intangible assets acquired. These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and weighted cost of capital such as length of license agreement, expected market penetration, terminal values and country risk. These estimates and assumptions determine the amount allocated to identifiable intangible assets and goodwill, as well as the amortization period for identifiable intangible assets with finite lives. If future events or results differ adversely from these estimates and assumptions, the Company could record increased amortization or impairment charges in the future.

PHARMACEUTICAL PRODUCT LICENSES AND RIGHTS

The factors that drive the actual economic useful life of the pharmaceutical product licenses and rights are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, introductions of competing products, the impact of promotional efforts, adverse patient reactions to products or similar products and many other issues. The terms generally range from 2 to 10 years. Capitalized milestones and other license payments are based on future cash flows that are derived from business forecasts and are inherently judgemental.

Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Impairment tests are based on risk-adjusted future cash flows discounted using the Company’s weighted average cost of capital. These future cash flows are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment reviews to change with a consequential adverse effect on the future results of the Company.

INCOME TAXES

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective counties in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective company’s domicile. As the Company assesses the probability for litigation and subsequent cash outflows with respect to taxes as remote, no contingent liability has been recognized.

Deferred tax assets are recognized for all unused tax losses and SR&ED expenditures carried forward to the extent that it is probable that taxable profit will be available against which the losses and SR&ED expenditures can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Further details on taxes are disclosed in Note 10.

SHARE-BASED COMPENSATION EXPENSE

The Company has share-based compensation plans and applies the fair value method of accounting for such plans. The calculation of share-based compensation is dependent on estimates to determine the fair value. The fair value of the option is calculated using the Black-Scholes option-pricing model, which requires making assumptions including, the volatility of the market price of the Company’s common shares and the expected life of the option [see note 20 for details]. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome. The expected life of the share options is based on historical data and current expectation and is not necessarily indicative of exercise patterns that may occur.

4. RECENT ACCOUNTING PRONOUNCEMENTS

Certain new standards, interpretations and amendments to existing standards issued by the IASB or IFRIC that are not yet effective up to the date of issuance of the Company’s consolidated financial statements are listed below. The Company is assessing the impact of these pronouncements on its consolidated results and financial position. The Company intends to adopt those standards when they become effective.

•	IAS 1—Presentation of Financial Statements

•	IFRS 9—Financial Instruments

•	IFRS 10—Consolidated Financial Statements

•	IFRS 12—Disclosure of Interests in Other Entities

•	IAS 28—Investments in Associates and Joint Ventures

•	IFRS 13—Fair Value Measurement

5. SIGNIFICANT TRANSACTIONS AND BUSINESS COMBINATIONS

Prostrakan Facility

On January 11, 2011, the Company invested $77,232 [£50,000] in ProStrakan Group plc [“Prostrakan”] through the acquisition by way of assignment of ProStrakan’s existing secured debt facility with the addition of certain conversion rights. The secured facility was amended and provided by the Company in CAD at a rate of interest of 10.5%. The amended secured facility [“Facility”] was repayable in full at the end of three years and the Company had the option to convert the outstanding principal debt into new ProStrakan ordinary shares at any point after the initial nine months of the term of the amended agreement. In the event of a change in control of ProStrakan during this same initial time period, along with the Company consenting to early redemption, the Company was entitled to receive a payment equivalent to the balance of interest for the first year of the loan together with a break fee of $3,089 [£2,000]. The strike price for the conversion rights was set at £1.10 per share, a 24% premium to the closing price of ProStrakan’s common shares on December 14, 2010.

According to financial instruments accounting standards, the Facility was initially recognized at its respective fair value through the bifurcation of the conversion option and early redemption option being classified and subsequently re-measured as derivative assets. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk and a 25% likelihood of conversion, using the following assumptions, as at January 11, 2011: volatility factor: 59.43%, risk free interest rate: 2.01% and time to expiry: 3 years. The fair value of the early redemption option, as at January 11, 2011, was obtained using a probability factor of 75% and a discount factor of 20.8%. The allocated loan portion of the Facility was classified as “Loans and receivables” and recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest rate method at a rate of 20.8% per year.

On February 21, 2011, in connection with the proposed acquisition of ProStrakan by Kyowa Hakko Kirin Co., Ltd. [“KHK”], the Company consented to the repayment of its Facility subject to closing of the acquisition. On March 31, 2011, the general meeting of Prostrakan’s shareholders approved the acquisition of ProStrakan by KHK. As a result the conversion option was deemed to have a fair value of $nil and the early redemption option was re-measured using a probability factor of 100%.

On May 17, 2011, the Company received gross proceeds of $86,432 representing the aggregate of: the principal of the ProStrakan Facility of $77,232; the interest accrued at May 17, 2011 of $778; a break free of $3,089; and the outstanding balance of interest payable for the first year of $5,333, resulting in a gain on early redemption of $8,422. The Company has recorded interest accretion of $1,004 for the year ended December 31, 2011. Both the gain on redemption and the interest accretion are included in “Other finance income” on the consolidated statement of income. Moreover, the Company has retained the rights to the products it had previously been licensed in connection with the agreement.

Afexa Offer

On August 10, 2011, the Company issued a take-over bid circular making an offer to purchase [the “Offer”], on the terms and subject to the conditions of the Offer, any and all of the issued and outstanding common shares [the “Afexa Common Shares”] of Afexa Life Sciences Inc. [“Afexa”], together with any associated rights [the “SRP Rights”] issued under the Shareholder Rights Plan of Afexa, which included Afexa Common Shares that might have become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Afexa’s Stock Option Plan together with their associated SRP Rights. Under the terms of the Offer, Afexa Shareholders had an alternative to either receive $0.55 in cash [the “Cash Alternative”] or 0.013 common shares [“Paladin Shares”] of the Company [the “Share Alternative”].

On August 30, 2011, Valeant Pharmaceuticals International Inc. [“Valeant”—NYSE/TSX: VRX], through a subsidiary, made a competing offer to acquire the issued and outstanding common shares of Afexa for $0.71 per share. Following this offer, on September 26, 2011, the Company increased its Offer [“Enhanced Offer”] to acquire any and all of the issued and outstanding common shares of Afexa to $0.81 per share. On September 30, 2011 Valeant further announced it had increased its bid to $0.85 per share. On October 3, 2011, the Company announced that it would not take up any shares under its Enhanced Offer to acquire any and all of the issued and outstanding common shares of Afexa due to the nonfulfillment of a condition to the Company’s Offer. In addition, on October 17, 2011, the Company tendered its shares in Afexa to Valeant for a gain on disposition of $5,081 included in “Other finance income” on the consolidated statement of income.

Acquisition of Labopharm

On October 7, 2011, the Company acquired all of the issued and outstanding common shares of Labopharm Inc. [“Labopharm”][TSX: DDS] at a price of $0.2857 per share in cash, for a total cash consideration of $20,448, and the settlement of a loan receivable of $9,712 [refer to note 13] for a total purchase price of $30,160. Labopharm is an international specialty pharmaceutical corporation focused on improving and out-licensing existing drugs by incorporating its proprietary and advanced controlled-release technologies. The acquisition of Labopharm further strengthens the Company’s pain franchise through the addition of an established revenue stream in international markets.

The acquisition was accounted for using the acquisition method of accounting and the results of Labopharm’s operations are included in the Company’s consolidated financial statements from October 7, 2011, the effective date of acquisition. The purchase price was preliminarily allocated as follows:

Cash and cash equivalents	$19,339
Trade and other receivables	3,467
Inventories	2,058
Investments tax credits receivable	1,965
Other current assets	328

Current assets	27,157
Investment tax credits recoverable	9,789
Deferred tax assets	15,959
Property, plant and equipment and finance lease asset	3,996
Pharmaceutical product licenses and rights	19,997

Total assets	76,898

Payables, accruals and provisions	(5,749)
Deferred revenue	(1,453)
Loans payable	(13,227)
Finance lease liability	(984)

Current liabilities	(21,413)
Deferred revenue	(2,338)
Finance lease liability	(5,917)

Total liabilities	(29,668)

Net assets acquired	47,230
Consideration paid	(20,448)
Settlement of loan receivable	(9,712)

Purchase gain on business combination	$17,070

The cash and cash equivalents, trade and other receivables and inventories balances are considered final assessments of their respective fair values for purposes of the purchase price equation. The Company is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2012.

The excess of the net assets acquired over the purchase price represents a purchase gain and immediately following the acquisition, in accordance with appropriate accounting standards, the Company initiated a restructuring plan with respect to the Labopharm operating activities. The following unusual expenses and provisions were taken at this time in conjunction with the restructuring plan and have been included in “Restructuring, shutdown and other costs” on the consolidated statement of income.

Purchase gain on business combination	$17,070
Restructuring costs	(4,135)
Shutdown and other costs	(4,660)

Total costs	(8,795)

Net gain on business combination	$8,275

The majority of the shutdown and other costs relate to the write down of a finance lease building of $3,946, which the Company had acquired as part of the Labopharm acquisition, further discussed in note 14. In addition, the shutdown and other costs include $350 contractual and transition related costs.

During the period from October 7, 2011 to December 31, 2011 Labopharm recorded revenues of $2,630 and a net loss of $8,186 primarily due to the one-time impact of the restructuring, shutdown and other costs.

6. CASH AND CASH EQUIVALENTS

	December 31, 2011	December 31, 2010	January 1, 2010
Cash at banks	$17,957	$96,001	$18,636
Short-term deposits	49,082	294	10,749
Commercial paper	5,076	—	1,842

	$72,115	$96,295	$31,227

The effective interest rate on cash and cash equivalents at December 31, 2011 was approximately 1.09% [December 31, 2010: approximately 0.72%; January 1, 2010: approximately 0.32%].

The Company has an extendable one-year agreement in place with one of the Company’s bankers for a $5,000 revolving unsecured credit facility. As at December 31, 2011, $837 is being utilized for the Company’s use of forward contracts to manage certain foreign exchange exposures. The credit facility may also be used for general corporate purposes.

7. MARKETABLE SECURITIES

	December 31, 2011	December 31, 2010	January 1, 2010
Guaranteed investment certificates, earning effective interest at rates ranging from 1.27% to 1.91% [December 31, 2010: 1.55% to 2.05%; January 1, 2010: 0.90% to 1.30%] and maturing on various dates from February 2012 to December 2012	$99,986	$18,756	$12,700
Discount notes, earning effective interest at rates ranging from 1.46% to 2.40% [December 31, 2010: 1.29% to 2.40%; January 1, 2010: 0.55% to 2.36%] and maturing on various dates from January 2012 to December 2012	29,487	14,950	5,868
Commercial paper, earning effective interest at rates ranging from 1.53% to 2.07% [December 31, 2010: 1.10% to 1.83%; January 1, 2010: 0.22% to 1.25%] and maturing on various dates from February 2012 to November 2012	26,106	7,397	13,766
Government bonds, earning effective interest at rates ranging from 0.21% to 1.63% [December 31, 2010: 1.67% to 1.70%; January 1, 2010: 0.51% to 1.16%] and maturing on various dates from January 2012 to June 2012	6,524	1,991	19,289
Corporate bonds, earning effective interest at 1.60% [January 1, 2010: 0.39% to 4.20%] and maturing on April 2012	4,791	—	22,519

	$166,894	$43,094	$74,142

The entire balance of marketable securities is classified as “Available-for-sale”. The effective rate of return on marketable securities is approximately 1.58% [December 31, 2010: 1.40%; January 1, 2010: 1.07%].

8. TRADE AND OTHER RECEIVABLES

	December 31, 2011	December 31, 2010	January 1, 2010
Trade receivables, net of provisions	$15,994	$19,222	$11,155
Interest receivable	1,587	390	386
Investment tax credits receivable	—	—	57
Other receivables	2,627	2,300	3,645

	$20,208	$21,912	$15,243

The following table provides the change in the provision for doubtful accounts and product returns for trade receivables:

	2011	2010
Provision for doubtful accounts and product returns
Balance as of January 1st	$6,092	$5,021
Charge for the year	573	1,174
Utilized	(211)	(103)

Balance as at December 31st	$6,454	$6,092

The following table provides details on trade receivables past due but not provisioned:

	December 31, 2011	December 31, 2010	January 1, 2010
Trade receivables not passed due	$17,701	$11,901	$10,200
Trade receivables passed due and not provisioned
Under 30 days	4,318	5,598	4,402
31 to 60 days	324	1,619	1,269
61 to 90 days	—	1,902	202
Over 90 days	—	4,191	—
Allowance for product returns	(6,349)	(5,989)	(4,918)

Total trade receivables, net of provisions	$15,994	$19,222	$11,155

9. INVENTORIES

	December 31, 2011	December 31, 2010	January 1, 2010
Raw materials	$2,229	$721	$794
Work in progress	1,829	1,230	324
Finished goods	10,444	12,681	11,648
Provision for obsolescence	(1,175)	(755)	(405)

Total inventories at the lower of cost and net realizable value	$13,327	$13,877	$12,361

During the year ended December 31, 2011, inventories in the amount of $33,175 were recognized as cost of sales, including provisions for write-downs to net realizable value of $420. During the year ended December 31,

2010, inventories in the amount of $29,337 were recognized as cost of sales, including provisions for write-downs to net realizable value of $350.

10. INCOME TAX

The major components of income tax expense for the years ended December 31, 2011 and 2010 are:

Consolidated statement of income

	2011	2010
Current income tax:
Current income tax charge	$10,388	$5,042
Adjustments in respect of current income taxes of prior years	1,148	—
Deferred tax:
Relating to origination and reversal of temporary differences	3,548	6,476
Adjustments in respect of deferred income taxes of prior years	(970)	—

Provision for income taxes	$14,114	$11,518

Consolidated statement of other comprehensive income

	2011	2010
Deferred tax related to items charged or credited directly to shareholders’ equity during the year:
Benefit on tax deductible share issue costs	$(614)	$—
Unrealized loss on available-for-sale financial assets	(31)	—

Income tax charged directly to shareholders’ equity	$(645)	$—

A reconciliation between tax expense and the product of accounting income multiplied by Canada’s domestic tax rate for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010
Accounting income before income tax	$64,265	$41,374
At Canada’s statutory income tax rate of 28.4% [2010: 29.9%]	18,251	12,371
Utilization of previously unrecognized tax losses and other tax attributes	(467)	(789)
Isotechnika agreements amendment	—	(1,547)
Labopharm acquisition non-taxable net gain (note 5)	(4,848)	—
Unrecognized tax benefits of losses carried forward and other differences	201	—
Non-taxable portion of capital gains realized	(841)	—
Taxable benefit of impairment of financial assets not recognized	1,526	—
Non-deductible expenses for tax purposes	1,888	1,509
Effect of income taxes recorded at rates different from the Canadian tax rate	(1,642)	(108)
Other differences	46	82

At the effective income tax rate of 22.0% [2010: 27.8%]	$14,114	$11,518

Deferred Tax

Deferred tax relates to the following:

Deferred tax asset (liability)	Consolidated Balance Sheets			Consolidated Statements of income
	December 31, 2011	December 31, 2010	January 1, 2010	Years Ended December 31,
				2011	2010
Assets
Tangible and intangible depreciable assets	$4,521	$5,334	$6,121	$(813)	$(787)
Inventory reserves	814	334	207	480	127
Receivable provisions	1,698	1,672	1,456	26	216
Provisions	4,113	1,092	1,041	3,021	51
Donations	100	112	—	(12)	112
Financing fees	1,011	687	1,062	(290)	(375)
Losses available to offset against future taxable income	9,209	4,588	8,619	4,621	(4,031)
SR&ED expenditures	28,039	16,775	18,684	11,264	(1,909)
Losses available to offset against future taxable capital gains	—	—	101	—	(101)
Other	—	84	30	(115)	41

Deferred tax assets	49,505	30,678	37,321	18,182	(6,656)

Liabilities
Investment tax credits	(6,637)	(3,997)	(4,241)	(2,640)	244
Deferred revenues	(2,238)	—	—	(2,238)	—
Other	(17)	(95)	(18)	78	(77)

Deferred tax liabilities	(8,892)	(4,092)	(4,259)	(4,800)	167

Deferred tax in profit and loss				13,382	(6,489)

Financing fees				614	—
Other comprehensive income				31	13

Deferred tax asset recognized in equity				645	13

Net total deferred tax asset	$40,613	$26,586	$33,062	$14,027	$(6,476)

Reconciliation of deferred tax assets, net

	2011	2010
Opening balance as of January 1st	$26,586	$33,062
Tax expense during the year recognized in the consolidated statement of income	(2,577)	(6,489)
Tax income during the year recognized in shareholders’ equity	645	13
Deferred tax acquired in business combinations	15,959	—

Ending balance as of December 31st	$40,613	$26,586

The Company offsets tax assets and liabilities if and only if it has a legally enforceable right to offset current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authorities.

In the next 12 months, the Company expects to recover or settle $9,000 of its deferred tax assets.

As at December 31, 2011, the Company had Scientific Research and Experimental Development [“SR&ED”] expenditures available for Canadian federal and provincial income tax purposes, amounting to approximately $130,203 and $99,025, respectively, which may be applied against taxable income of future years for an indefinite period of which $118,125 and $86,993 respectively have been recognized in the consolidated financial statements. If the Company had recognized all deferred tax assets for SR&ED expenditures, the income would increase by $3,243.

The Company has non-capital tax losses which may be applied against taxable income for Canadian federal and Québec income tax purposes in the amount of $28,746 and $22,343, respectively, which expire between 2025 and 2031. The Company has recognized the tax benefit on $23,245 and $19,271 of these losses for Canadian federal and Québec income tax purposes, respectively. If the Company had recognized all deferred tax assets for non-capital tax losses, the income would increase by $1,191.

Non-capital losses	Federal	Québec
Expires in
2025	$1,451	$64
2026	1,915	476
2027	293	679
2028	3,973	—
2029	—	—
2030	19,333	19,343
2031	1,781	1,781

	$28,746	$22,343

As part of the Labopharm acquisition, the Company has tax losses which arose in Ireland, Barbados and the United States. The Irish losses of $203,586 are available indefinitely for offset against future taxable profits of the company in which the losses arose subject to certain restrictions on continuing the operations of the Irish company. However, these losses relate to a subsidiary that has a history of losses, they do not expire and may not be used to offset taxable income elsewhere in the Company. The Company has plans to reorganize the operations of the Irish subsidiary that will generate taxable income. The Company has recognized the tax benefit on $24,799 of these losses for Irish tax purposes to the extent of the future tax liability recognized as part of the Purchase Price Equation plus additional tax attributes of $6,051 reflecting future income streams from the reorganization of the Company. If the Company were able to recognize all unrecognized deferred tax assets for these non-capital tax losses, the Company’s consolidated net income would increase by $22,348.

The losses which arose in Barbados of $24,224 are available to reduce taxable income of future years. These losses carryforward and expire as follows:

Non-capital losses	Barbados
Expires in
2012	$1,376
2013	4,145
2014	3,282
2015	—
2016	4,110
2017	8,653
2018	2,214
2019	444

$24,224

The Company has plans to reorganize the operations of the Barbados subsidiary that will generate taxable income and therefore recognized the tax benefit on $6,103 of the losses for Barbados tax purposes. If the Company were able to recognize all unrecognized deferred tax assets for these non-capital tax losses, the Company’s consolidated net income would increase by $453.

The losses which arose in the United States of $932 [2010: $320, 1 January 2010: $132] are available to reduce taxable income of future years subject to certain restrictions by the application of Section 382 of the Internal Revenue Code of the United States. None of these losses have been recognized.

At December 31, 2011, there was no recognized deferred tax liability [2010: $Nil, 1 January 2010: $Nil] for taxes that would be payable on the unremitted earnings of the Company’s subsidiaries. The Company has determined that undistributed profits of its subsidiaries will not be distributed in the foreseeable future, as the Company has an agreement with its subsidiaries that the profits of the subsidiary will not be distributed until it obtains the consent of the Company. The parent company does not foresee giving such consent at the reporting date.

A tax liability is recorded on the associate of the Company [Pharmaplan] which distributes its profits regularly. The tax accrued on undistributed earnings of the associate at the reporting date is $226 and is recorded against the share in the income of the associate. See Note 12.

At December 31, 2011, the Company has unrealized capital losses in the amount of $5,068 associated with portfolio and available-for-sale financial investments. Capital losses may only be used to offset future capital gains for Canadian federal and Québec income tax purposes. It is uncertain the Company will generate sufficient capital gains in the future to be able to recover these unrealized capital losses, if and when they are realized, and as such, no deferred tax asset has been recognized in the year ended December 31, 2011. If the Company were able to recognize all unrecognized deferred tax assets and all of these capital losses were realized for tax purposes, the Company’s consolidated net income would increase by $682.

During the year ended December 31, 2010, in connection with the Company’s previously disclosed tax contingency, the Company received notices of re-assessment from the Canada Revenue Agency [“CRA”] and the Ontario Minister of Finance [“OMF”] reversing their original position on the use of certain non-capital losses acquired as part of the Dimethaid Health Care Ltd. [subsequently renamed Squire Pharmaceuticals Inc. [“Squire”]] acquisition from Nuvo Research Inc. [“Nuvo”].

As previously disclosed, on various dates during fiscal 2008 and 2009 the Company had received notices of reassessment from the CRA relating to the taxation years ending August 16, 2005, July 31, 2006, July 31, 2007, and December 31, 2008 and from the OMF for the taxation year ended August 16, 2005, containing adjustments relating to the use of certain non-capital losses. The notices of assessment and re-assessment, if they had stood as a result of the CRA’s position, amounted to a total tax liability exposure to the federal and relevant provincial governments of approximately $11,625 including interest and penalties. The Company filed Notices of Objection through the CRA appeals process on October 23, 2008. Furthermore, the Company, under the terms of the Share Purchase Agreement [“SPA”] for Squire with Nuvo holds indemnities with respect to the status of the Squire tax accounts and certain tax asset values the Company as well as all costs relating to reassessment including advisory fees, interest and penalties, as applicable. In addition, Nuvo had issued additional security over the indemnity obligations by entitling the Company to the benefit of security over certain assets and product revenue streams of Nuvo and certain of its subsidiaries.

In connection with the appeals process, during the years ended December 31, 2009 and 2008, the Company had posted a deposit of $3,752 to the CRA and $500 to the OMF, representing up to one half of the tax and interest assessed. In addition, during 2009, the Company issued a bank guarantee of $720 to the OMF through its revolving unsecured credit facility. As a result of the Company’s success in the appeal process, the Company received $3,936 from the CRA on January 20, 2010 and $524 from the OMF during the second quarter of 2010, representing a refund for the full amount of the deposits above, along with accrued interest of $208. In addition, the bank guarantee previously issued to the OMF expired on February 1, 2010 without being drawn-down by the OMF.

11. OTHER CURRENT ASSETS

	December 31, 2011	December 31, 2010	January 1, 2010
Financial assets
Deposits [i]	$308	$3,480	$515
Non-financial assets
Deferred costs [ii]	655	866	874
Prepayments	513	371	203

	$1,476	$4,717	$1,592

(i)	Deposits consist of deposits on account with suppliers. In addition, at December 31, 2010, the deposits included an advance towards the purchase of Pharmaplan [Pty] Ltd.—refer to note 12.
(ii)	Deferred costs consist of deferred product costs associated with deferred revenue.

12. INVESTMENT IN AN ASSOCIATE

	Year ended December 31, 2011	290 days ended December 31, 2010
Carrying values, beginning of period	$15,739	$—
Additions in the period	5,975	15,982
Share of net income for the period before adjustments	4,018	1,908
Adjustments to net income:
Amortization of fair value adjustments	(1,764)	(1,108)
Taxation	(498)	—
Share of net income for the period	1,756	800
Share of dividends received in the period	(2,620)	(1,043)

Carrying values, end of period	$20,850	$15,739

Investment in Pharmaplan [Pty] Ltd [“Pharmaplan”]

On March 16, 2010, the Company entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. The Company paid $18,861 including a non-interest bearing loan of $2,879 [South African Rand [“ZAR”] 21,000]. In addition, the Company committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, the Company has the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR.

On March 1, 2011, the Company entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased the Company’s ownership from 34.99% to 44.99% effective March 1, 2011. The Company paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represents an investment subject to significant influence which is accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments are made to include the Company’s share of Pharmaplan’s net income. The Company’s share of net income is adjusted to reflect the amortization of the fair value adjustments related to the Company’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

The total cost was allocated to the Company’s share of net identifiable assets acquired on the basis of their fair values using the purchase method of accounting. The allocation of the cost of the investment in Pharmaplan for the March 16, 2010 and March 1, 2011 purchases is identified herein below:

	March 16, 2010 34.99% purchase	March 1, 2011 10% purchase	Total 44.99% purchase
Net book value of identifiable assets acquired	$2,486	$1,089	$3,575
Definite life intangibles	10,665	3,723	14,388
Indefinite life intangibles	278	80	358
Future income tax liabilities	(3,064)	(1,065)	(4,129)
Goodwill	5,617	2,148	7,765

	$15,982	$5,975	$21,957

The Company is presenting selected financial information derived from Pharmaplan’s audited financial statements in South African Rand using South African GAAP converted into IFRS in CAD for information purposes.

Pharmaplan’s statement of income data	Year ended December 31, 2011	290 days ended December 31, 2010
Revenues	$46,346	$35,507
Cost of sales	22,524	14,737

Gross income	23,822	20,770
Operating expenses	10,259	12,759

Earnings before under-noted items	13,563	8,011
Interest, amortization and income taxes	4,361	2,550

Net income for the period	$9,202	$5,461

Pharmaplan’s balance sheet data	December 31, 2011	December 31, 2010
Total assets	$17,754	$18,943
Total liabilities	$5,990	$8,281

13. FINANCIAL ASSETS

	Year ended December 31, 2011
	Carrying value beginning of period	Additions	Net fair value movements	Disposals	Carrying value end of period
Available-for-sale investments	$7,394	$11,641	$(209)	$(16,441)	$2,385
Loans and receivables	14,725	68,249	9,171	(86,583)	5,562
Derivatives	716	9,983	(913)	(8,422)	1,364

	$22,835	$89,873	$8,049	$(111,446)	$9,311

	Year ended December 31, 2010
	Carrying value beginning of period	Additions	Net fair value movements	Disposals	Carrying value end of period
Available-for-sale investments	$62	$7,622	$99	$(389)	$7,394
Loans and receivables	—	15,175	(215)	(235)	14,725
Derivatives	—	576	140	—	716

	$62	$23,373	$24	$(624)	$22,835

[a] Available-for-sale investments

	December 31, 2011	December 31, 2010	January 1, 2010
Investment in common shares of Isotechnika Pharma Inc., a public company listed on the Toronto Stock Exchange [see note [i] below]	$1,223	$5,862	$—
Investment in common shares of Somaxon Pharmaceuticals, a public company listed on the NASDAQ [see note [ii] below]	1,000	—	—
Other quoted equity shares	162	1,532	62

	$2,385	$7,394	$62

(i)	Isotechnika Pharma Inc. [“IsoPharma”] is an international biopharmaceutical company dedicated to the discovery, development and commercialization of novel immunosuppressive therapeutics for the treatment of autoimmune diseases and for use in the prevention of organ rejection in transplantation. On June 18, 2009, as part of the acquisition of Isotechnika Inc., the Company, as per applicable accounting standards, eliminated the value assigned to its investment in common shares of IsoPharma against the excess of the amounts assigned to assets acquired and undiscounted liabilities assumed over the cost of the total purchase price [“negative goodwill”]. As a result the Company’s investment in IsoPharma had a carrying value of $nil effective June 18, 2009. The Company on acquisition held significant influence and accounted for its interest in common shares of IsoPharma using the equity method of accounting. Since the Company’s acquisition, IsoPharma had incurred net losses from operations and as the Company was not committed to make further capital contributions to IsoPharma, the Company had not recorded its share of IsoPharma’s net loss since acquisition as per applicable accounting standards. Effective October 27, 2010, the Company lost its significant influence over IsoPharma at which time its investment was measured at fair value and for which the Company recorded an unrealized gain of $6,207 in “Other finance income” on the consolidated statement of income. This investment is classified as available-for-sale from that date.

During 2011, the Company disposed of a portion of its investment in Isopharma for proceeds of $3,313 and recorded a loss of $2. During the quarter ended December 31, 2011, the Company, as part of its on-going assessment of investment carrying values, determined its investment in Isotechnika to be permanently impaired, due to the significant long-term decline in fair value, and recorded a write-down in the amount of $1,324 in “Other finance income” on the consolidated statement of income.

Somaxon Pharmaceuticals, Inc. [“Somaxon”] is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. On June 8, 2011, as part of the commercialisation agreement for Silenor®, the Company acquired 2,184,769 shares for $4,866 [USD$5,000].

During the quarter ended December 31, 2011, the Company, as part of its on-going assessment of investment carrying values, determined its investment in Somaxon to be permanently impaired, due to the significant decline in fair value, and recorded a write-down in the amount of $3,731 in “Other finance income” on the consolidated statement of income.

[b] Loans and receivables and derivatives

	December 31, 2011	December 31, 2010	January 1, 2010
Investment in a Secured Convertible Debenture in SpePharm
Holding B.V., a private company in the Netherlands [see note [i] below]
Loans and receivables allocated amount	$5,119	$4,960	$—
Conversion option	576	576	—
Foreign exchange forward	231	140	—
Investment in a Secured Convertible Debenture in Immuron, a public company listed on the Australian Securities Exchange [see note [ii] below]
Loans and receivables allocated amount	443	—	—
Conversion option	557	—	—
Investment in a Loan in Labopharm Inc. a company previously listed on the Toronto Stock Exchange and NASDAQ [see note [iii] below]	—	9,765	—

Loans and receivables	5,562	14,725	—

Derivatives	1,364	716	—

Loans and receivables and derivatives	$6,926	$15,441	$—

(i)	On February 26, 2010, the Company invested $5,781 [€4,000] in SpePharm Holding B.V. [“SpePharm”] through a secured convertible debenture [“Debenture”] bearing 15% interest. The Company also received 250,000 warrants and has the option to convert both the Debenture and the warrants into common shares of SpePharm [representing a less than 15% ownership in SpePharm common shares] at the earliest of the receipt of a repayment notice or September 30, 2012 at an average conversion price of €2.40 per share. According to the financial instruments accounting standards, the Debenture and warrants were initially recognized at their respective fair value through the bifurcation of the conversion option using the fair value of the debt component, calculated using comparable market rates for SpePharm at an effective interest rate of 20%, and the conversion option and warrants using residual method. The conversion option and warrants were classified as “Derivatives” and in compliance with IAS 39 are carried at cost as there are no quoted market prices in an active market for such instruments. Fair value has not been disclosed because fair value cannot be measured reliably. The loan portion was classified as “Loans and receivables”, recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest method.

On March 31, 2010, the Company entered into a foreign exchange forward contract [“Forward”] expiring on October 15, 2012 to cover the foreign exchange exposure related to the SpePharm investment. The Forward was classified as “Derivatives” and subsequently re-measured at fair value. The Forward has a notional amount of €4,000 and a conversion rate CAD/EURO of 1.3901.

For the year ended December 31, 2011, the Company recorded an unrealized gain on the forward of $91 [2010: $140] and recorded accreted interest on the allocated loan portion of the above debenture of $225 [2010: ($179)] in the consolidated statement of income.

(ii)	On November 28, 2011, in connection with the acquisition of the rights to Travelan® for Canada, Sub-Saharan Africa and Latin America from Immuron Ltd [“Immuron”], the Company entered into a funding agreement with Immuron under which the Company provided $1,000 bearing 10% interest in the form of a secured convertible debenture [“Immuron Debenture”].

According to financial instruments accounting standards, the loan and conversion option of the Immuron Debenture were initially recognized as a pro-rata of their respective weighted average fair values. The fair value of the conversion option was obtained by using the Black-Scholes option pricing model, adjusted for credit risk, using the following assumptions, as at December 31, 2011: volatility factor: 160%, risk free interest rate: 6.25% and time to expiry: 3 years. The fair value of the loan portion of the Immuron Debenture was obtained by determining the present value of the interest and the principal using a discount rate of 19%. The conversion option and warrants were classified as “Derivatives” and in compliance with IAS 39 are carried at fair value. The loan portion was classified as “Loans and receivables”, recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest method.

(iii)	On October 13, 2010 the Company advanced $10,000 to Labopharm Inc. [“Labopharm”] against the future product supply of Tridural® for distribution in Canada. Labopharm was to repay the cash advance through partial credits against future product supplied to the Company. The cash advance bore interest at a rate of 16% per annum and was to mature on May 1, 2012. The loan was classified as “Loans and receivables” and recorded at fair value upon initial measurement and subsequently recorded at amortized cost using the effective interest rate method.

On October 7, 2011, as part of the Company’s acquisition of Labopharm, the related loan receivable was eliminated as part of the purchase consideration given. Refer to Note 5 for further details.

14. PROPERTY, PLANT AND EQUIPMENT

	Building under capital lease	Machinery and equipment	Furniture and fixtures	Computer equipment and software	Total
Cost as at January 1, 2010	$—	$687	$347	$352	$1,386
Additions	—	57	22	14	93
Disposals and write-offs	—	(669)	(33)	(181)	(883)

Cost as at December 31, 2010	—	75	336	185	596

Additions	—	52	—	26	78
Additions from business combination	3,946	—	—	50	3,996
Disposals and write-offs	(3,946)	—	—	—	(3,946)

Cost as at December 31, 2011	$—	$127	$336	$261	$724

Accumulated depreciation as at January 1, 2010	$—	$384	$112	$199	$695

Depreciation charge	—	304	176	83	563
Disposals and write-offs	—	(669)	(33)	(181)	(883)

Accumulated depreciation as at December 31, 2010	—	19	255	101	375

Depreciation charge	—	51	74	62	187
Disposals and write-offs	—	—	—	—	—

Accumulated depreciation as at December 31, 2011	$—	$70	$329	$163	$562

Net book value as at January 1, 2010	$—	$303	$235	$153	$691

Net book value as at December 31, 2010	$—	$56	$81	$84	$221

Net book value as at December 31, 2011	$—	$57	$7	$98	$162

Depreciation expense of $51 [2010: $316] has been charged to cost of goods sold and $136 [2010: $247] in selling, general and administrative expenses. As part of the acquisition of Labopharm, the Company has acquired a finance lease building which was written down to $nil immediately post business combination and subsequent to the restructuring plan initiated at Labopharm. The Company’s restructuring plan entails a full transfer of operating activities to its current existing head office and the building presents no further economic benefit to the Company.

15. PHARMACEUTICAL PRODUCT LICENSES AND RIGHTS

Cost as at January 1, 2010	$105,987
Additions	895

Cost as at December 31, 2010	106,882

Additions	9,542
Additions from business combination	19,997

Cost as at December 31, 2011	$136,421

Accumulated amortization as at January 1, 2010	$63,444

Amortization charge	22,844

Accumulated amortization as at December 31, 2010	86,288

Amortization charge	22,028
Disposals and write-offs	540

Accumulated amortization as at December 31, 2011	$108,856

Net book value as at January 1, 2010	$42,543

Net book value as at December 31, 2010	$20,594

Net book value as at December 31, 2011	$27,565

The carrying amount and the remaining amortization period of the major product licenses and rights are as follows:

	December 31, 2011	Carrying amount December 31, 2010	January 1, 2010	Remaining amortization period in months at December 31,2011
OAD Tramadol, Tempra® and Dexedrine®	$23,586	$8,865	$17,930	25 to 33 months

16. PAYABLES, ACCRUALS AND PROVISIONS

	December 31, 2011	December 31, 2010	January 1, 2010
Trade payables	$17,796	$21,678	$10,210
Accrued expenses	13,016	11,189	10,558
Provisions	6,767	2,912	2,047
Payables to related parties	1,087	835	1,122
Other payables	183	287	119

	$38,849	$36,901	$24,056

The following table presents the change in the provisions:

	Restructuring related provisions	Other Provisions	Total provisions
Balance at January 1, 2010	$—	$2,047	$2,047
Charges	—	1,216	1,216
Utilization	—	(351)	(351)

Balance at December 31, 2010	—	2,912	2,912
Additions from business combinations	2,333	—	2,333
Charges	4,500	769	5,269
Utilization	(3,202)	(545)	(3,747)

Balance at December 31, 2011	$3,631	$3,136	$6,767

Restructuring related provisions relate to the restructuring plan initiated by the Company in conjunction with the Labopharm acquisition in 2011 as discussed in note 5. These provisions primarily provide for severance obligations and certain contract settlement costs. The restructuring program is expected to be completed in 2012. The other provisions are mostly product agreement related exposures and are part of the normal course of business.

17. RELATED PARTY DISCLOSURES

Joddes Limited [“Joddes”], a private Canadian corporation, together with its affiliates own in aggregate approximately 34% of the outstanding shares of the Company as at December 31, 2011, and one director of the Company, the Company’s President and CEO, is related to this group.

The Company engages a wholly-owned subsidiary of Joddes to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of the Company. The Company also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, the Company leases its office facilities from another wholly-owned subsidiary of Joddes. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $605 as at December 31, 2011 and is included in the purchase and service based commitments in Note 29.

The Company has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes for certain legacy and over-the-counter products. The terms of these arrangements vary whereby the Company may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales, certain guaranteed minimum annual payments, or as a percentage of a defined product contribution.

During the year ended December 31, 2010, the Company accounted for IsoPharma as an investment subject to significant influence and considered IsoPharma a related party. Effective October 27, 2010 the Company was no longer considered to have significant influence and thus, no longer considers IsoPharma a related party.

Effective November 1, 2006, the Company acquired the Canadian distribution rights to Metadol® from a wholly-owned subsidiary of Joddes for cash consideration of $15,000. Under the terms of the agreement, the Company had the option to purchase the Canadian license for Metadol® on the fourth anniversary of the agreement for $1 and receive a reimbursement of up to $3,750 subject to certain acquisition related conditions. The Company exercised its right and acquired the Canadian license for Metadol® on November 1, 2010. Furthermore, the Company has not received or earned any reimbursement with respect to the acquisition related conditions which have expired as at December 31, 2010. The acquisition of the Canadian distribution rights and license to Metadol® was not in the normal course of operations and was recorded at an agreed upon exchange amount in accordance with the requirements of applicable accounting standards.

The table below reflects all transactions and services with Joddes carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes:

	Years ended December 31
	2011	2010
Revenues	$2,651	$4,419
Purchases	$11,114	$12,463
Selling, general and administrative	$8,552	$7,575
Research and development	$730	$2,817

As at December 31, 2011, the Company has a balance payable to a wholly-owned subsidiary of Joddes, included in Payables, accruals and provisions on the consolidated balance sheet, of $1,087 [December 31, 2010: $835; January 1, 2010: $1,122].

Pharmaplan

The Company owns a 44.99% interest in the common shares of Pharmaplan and considers this investment a related party. During the year ended December 31, 2011, Pharmaplan declared and paid dividends of ZAR45,000, the Company’s share amounting to ZAR20,246 or $2,620. During the year ended December 31, 2010, Pharmaplan declared dividends of ZAR20,000, the Company’s share amounting to ZAR7,000 or $1,043, of which $792 was received during the year ended December 31, 2010 and $251 was received during the three months ended March 31, 2011. On March 1, 2011, the Company entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan, as further discussed in note 12. The Company paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879. The Company is committed to pay additional future consideration by increasing its ownership position to 49.99% by March 2013, with such additional consideration based upon Pharmaplan’s future financial results, payable in ZAR.

All transactions with related parties are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing.

The key management personnel compensation is disclosed in Note 22.

The following table presents the principal subsidiaries and associates of the Company as at December 31, 2011. The equity share capital of these undertakings is wholly-owned by the Company except where its percentage interest is shown otherwise and where the Company has significant influence.

Name of subsidiary/associate	Country of registration	%	Nature of business
Labopharm Inc.	Canada	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Labopharm Europe Ltd.	Ireland	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Labopharm Barbados Ltd.	Barbados	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (Barbados) Inc.	Barbados	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products internationally
Paladin Labs (USA) Inc.	USA	100	Develop, acquire, in-license, market and distribute innovative pharmaceutical products in the United States
Pharmaplan (Pty) Ltd.	South Africa	44.99	Search, acquire, commercialize specialty pharmaceutical products in South Africa and sub-Saharan African region

18. BALANCES OF SALE PAYABLE

	December 31, 2011	December 31, 2010	January 1, 2010
Balances of sale payable from business acquisitions	$—	$—	$1,991
Balances of sale payable from acquisition of pharmaceutical product licenses and rights	2,306	1,684	1,402

	2,306	1,684	3,393
Short-term portion of the balances of sale payable	1,809	1,145	1,650
Long-term portion of the balances of sale payable	$497	$539	$1,743

19. FINANCE LEASE LIABILITY

As part of the Labopharm acquisition, further discussed in note 5, the Company has acquired a finance lease for a building in Laval, Québec. The lease has terms of renewal but no purchase options and escalation clauses. The renewal is at the Company’s option. The finance lease present value was calculated using a 3.25% interest rate and matures on March 31, 2018. Future minimum lease payments under the finance lease together with the present value of the net minimum lease payments are as follows:

	December 31, 2011		December 31, 2010
	Minimum payments $	Present value of the payments $	Minimum payments $	Present value of the payments $
Within one year	1,000	984	—	—
Between one and five years	4,562	4,146	—	—
More than five years	1,938	1,599	—	—

Total minimum lease payments	7,500	6,729	—	—
Less: finance charges	(771)	—	—	—

Present value of minimum lease payments	6,729	6,729	—	—
Current finance lease liability		984		—
Long-term finance lease liability		5,745		—

20. SHARE CAPITAL

Authorized

100,000,000 common shares without nominal or par value.

Issued and outstanding

	Year ended December 31, 2011
	Balance beginning of year	Issued upon common share offering [i]	Exercise of share options	Employee share purchase plan	Share buy- back	Balance end of period
Number of shares	18,803,384	1,150,000	325,898	8,258	(16,704)	20,270,836
Amount ($)	123,136	38,607	4,773	300	(135)	166,681

	Year ended December 31, 2010
	Balance beginning of year	Issued upon common share offering [i]	Exercise of share options	Employee share purchase plan	Share buy-back	Balance end of period
Number of shares	18,563,250	—	231,526	8,608	—	18,803,384
Amount ($)	119,652	—	3,274	210	—	123,136

(i)	On February 24, 2011, the Company issued 1,150,000 common shares including an over-allotment of 150,000 common shares pursuant to a bought deal share offering at a price of $35.00 per common share for total gross proceeds to the Company of $40,250. In conjunction with the offering, the Company incurred share issue costs of approximately $1,643, net of taxes, and recorded these as a reduction of share capital.

SHARE OPTION PLAN

The Company has an equity-settled Share Option Plan [“Plan”] in place for the benefit of key employees, directors and officers of the Company to purchase an aggregate maximum of 4,432,405 [2010—3,000,000]

common shares. Options issued to employees under the Plan expire seven years from the grant date and generally vest over three to four years. A significant portion of the Company’s share options issued to employees are exercisable and may become vested depending upon the level of achievement of financial performance targets by the Company, as measured cumulatively over three financial years beginning with the reference financial year in which the options are granted. Certain other options vest in equal annual tranches with the passage of time. Options issued to the Board of Directors under the Plan expire seven years from the grant date, vest immediately upon grant and are expensed in the year they are granted. In addition, share options issued to non-employees vest immediately and are expensed in the year they are granted. Share-based compensation is accounted for using the fair value method using the Black-Scholes option-pricing model. The attributed exercise price for option grants per the Plan cannot be less than the closing price per common share on the date of the grant. As at December 31, 2011, 1,616,303 [December 31, 2010 – 438,794] common share options remain available under the Plan.

SHARE PURCHASE PLAN

The Company has a Share Purchase Plan [“Purchase Plan”] allowing permanent employees and directors of the Company to purchase up to 200,000 common shares at fair market value from treasury. During the year ended December 31, 2011, 8,258 [2010: 8,608] shares were issued from treasury at fair market value under the Purchase Plan. As at December 31, 2011, 108,106 [2010: 116,364] common shares reserved for stock purchase arrangements remain available under the Purchase Plan.

Under the Purchase Plan, the Company will contribute 25% of employees’ contributions to a maximum of 10% of the employees’ salary in the form of common shares if the employee remains employed by the Company and has held the original shares for two years from the original purchase date. The Company’s contribution in common shares is calculated using the lesser of the original common share value at the original purchase date and the date of the Company’s contribution.

During the year ended December 31, 2011, the Company issued 1,868 shares [2010: 1,610] representing its 25% contribution.

Share option issuances and compensation expense

The Company recorded share option compensation expense with a corresponding credit to other paid-in capital and determined the fair value of share options under the Black-Scholes option pricing model using the following assumptions:

	Years ended December 31
	2011	2010
Share-based compensation expense	$1,946	$1,715
Weighted average fair value of options	$9.98	$6.26
Weighted average risk-free interest rate	2.24%	2.30%
Dividend yield	Nil	Nil
Weighted average volatility factor	31%	34%
Annualized forfeiture rate	7.36%	7.36%
Weighted average expected life	4 years	4 years

The changes to the number of share options granted by the Company and their weighted average exercise price are as follows:

	2011		2010
	#	Weighted average exercise price	#	Weighted average exercise price
Balance at January 1st	1,286,177	$13.38	1,246,518	$10.65
Options granted	329,539	35.87	365,951	20.17
Options exercised	(325,898)	9.45	(231,526)	9.03
Options expired/forfeited	(74,643)	21.68	(94,766)	14.31

Balance at December 31st	1,215,175	20.02	1,286,177	13.38

Options exercisable at December 31st	411,338	$13.80	444,385	$10.29

The range of exercise prices for share options outstanding at December 31, 2011 was $4.19 to $40.85. The weighted average remaining contractual life for the share options outstanding at December 31, 2011 is 38 months. The expected life of the share options is based on historical data and current expectation and is not necessarily indicative of exercise patterns that may occur. Volatility is determined based on the four-year share price history. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

SHARE BUYBACK

On May 26, 2011, the Company received regulatory approval from the Toronto Stock Exchange [“TSX”] to carry out a normal course issuer bid effective May 30, 2011. The Company has been authorized to purchase up to 935,367 of its common shares in the twelve-month period following the bid’s effective date.

The Company has an automatic share purchase plan with a broker in order to facilitate repurchases of its common shares under its normal course issuer bid. The Company’s broker may repurchase shares under the normal course issuer bid at any time including, without limitation, when the Company would ordinarily not be permitted to due to regulatory restrictions or self-imposed blackout periods.

During the year ended December 31, 2011, under the terms of the normal course issuer bid approved in 2011, the Company repurchased and cancelled 16,704 common shares at an average price of $34.72 for cash consideration of $580 resulting in an excess of purchase price over stated capital of common shares of $445 which was charged to retained earnings.

During the year ended December 31, 2010, under the terms of the normal course issuer bid approved in 2010, the Company did not repurchase any of its common shares.

21. REVENUES

	Years ended December 31
	2011	2010
Product revenues	$135,429	$121,883
Royalty and license revenues	6,037	6,106

	$141,466	$127,989

22. EMPLOYEE BENEFIT EXPENSES

	Years ended December 31
	2011	2010
Wages and salaries	$11,660	$12,931
Cost of share-based incentive plans	2,008	1,716
Severance payments [i]	2,743	—
Other employee costs	1,956	1,542

	$18,367	$16,189

(i)	Severance payments relate to payments made as a result of the acquisition of Labopharm

The compensation earned by key management personnel [including Directors] in aggregate was as follows:

	Years ended December 31
	2011	2010
Wages and salaries	$2,553	$2,961
Cost of share-based incentive plans	1,244	1,104
Other employee costs	309	248

	$4,106	$4,313

The Company’s key management personnel [excluding directors] have entered into an agreement whereby, in the event of a change of control, key management would receive base salary compensation assuming his or her employment was terminated as a result of a change of control. The amount of the compensation is calculated based on the product of yearly base salary and a years of service multiple amounting to $2,848 as at December 31, 2011.

23. RESEARCH AND DEVELOPMENT

The Company incurred research and development expenditures, which are eligible for investment tax credits. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities.

The amounts can be summarized as follows:

	Years ended December 31
	2011	2010
Research and development expenditures	$10,098	$9,581
Government and private assistance	(91)	(379)
Investment tax credits related to prior years	(224)	(35)
Investment tax credits	(10)	(49)

	$9,773	$9,118

The acquisition by the Company of Labopharm increased the Company’s available SR&ED investment tax credits by $9,789 as described in Note 5.

The Company has Canadian federal investment tax credits from SR&ED expenditures amounting to $31,084 [December 31, 2010: $20,025; January 1, 2010: $23,187] which expire between 2016 and 2030 of which $24,674 [December 31, 2010: $14,736; January 1, 2010: $14,903] have been recognized in the consolidated balance sheets under the caption “Investment tax credits recoverable”.

Investment tax credits
Expiring in
2016	$16
2017	496
2018	1,066
2019	375
2020	1,672
2021	2,941
2022	1,769
2023	2,847
2024	4,365
2025	3,533
2026	3,745
2027	3,770
2028	2,252
2029	1,571
2030	666

$31,084

24. FINANCE INCOME

	Years ended December 31
	2011	2010
Interest income arising from:
—cash and cash equivalents	$(2,550)	$(1,199)
—loans and receivables	(4,728)	(1,023)

Interest income	$(7,278)	$(2,222)

Other finance income:
—accreted interest income	$(1,216)	$(158)
—net gain on equity investments	(49)	(6,338)
—net gain on loans and receivable	(8,422)	—
—net loss on derivative financial instruments	1,000	—

Other finance income	$(8,687)	$(6,496)

25. OTHER INCOME

	Years ended December 31
	2011	2010
Disposal of other assets	$(97)	$(348)
Other income	—	(192)

	$(97)	$(540)

26. EARNINGS PER SHARE

Basic

Basic earnings per share are calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of common shares outstanding during the year.

	Years ended December 31
	2011	2010
Net income attributable to shareholders of the Company	$50,151	$29,856
Weighted average number of common shares outstanding	19,970,658	18,700,808

Basic earnings per share	$2.51	$1.60

Diluted

Diluted earnings per share have been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. A potentially dilutive share forms part of the employee share option plan where its exercise price is below the average market price of the Company’s shares during the year and any performance conditions attached to the plan have been met at the balance sheet date.

	Years ended December 31
	2011	2010
Net income attributable to shareholders of the Company	$50,151	$29,856
Weighted average number of common shares outstanding	19,970,658	18,700,808

Adjustment for share options	688,618	662,084
Weighted average number of common shares outstanding [diluted]	20,659,276	19,362,892

Diluted earnings per share	$2.43	$1.54

27. SEGMENT INFORMATION

The Company operates in a single business segment focused on researching, developing, acquiring, in-licensing, marketing and distributing pharmaceutical products in Canada and internationally. In addition, the Company earns interest income from the investment of its excess cash. The Company carries out business principally in Canada, South Africa, Barbados, the United States, Europe, Australia and New Zealand, and substantially all of the Company’s tangible assets are located in Canada.

Revenues by geographic region are detailed as follows:

	Years ended December 31
	2011	2010
Canada	$133,376	$123,191
International	8,090	4,798

	$141,466	$127,989

Long-term assets by geographic region are comprised of pharmaceutical product licenses and rights, property, plant and equipment and an investment in an associate, detailed as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
Canada	$21,014	$16,414	$33,246
International	27,563	20,140	9,988

	$48,577	$36,554	$43,234

28. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT OBJECTIVES

The Company’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. The Company invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

	Carrying amount			Fair Value
	December 31, 2011	December 31 2010	January 1, 2010	December 31, 2011	December 31 2010	January 1, 2010
Financial assets
Cash and cash equivalents	$72,115	$96,295	$31,227	$72,115	$96,295	$31,227
Marketable securities	166,894	43,094	74,142	166,894	43,094	74,142
Trade and other receivables	19,305	21,894	14,553	19,305	21,894	14,553
Other current assets	308	3,480	515	308	3,480	515
Other financial assets
Loans and other receivables	5,562	14,725	—	5,562	14,725	—
Available-for-sale financial investments	2,385	7,394	62	2,385	7,394	62
Derivatives	1,364	716	—	1,364	716	—

Total financial assets	267,933	187,598	120,499	267,933	187,598	120,499

Financial liabilities
Payables, accruals and provisions	38,849	36,901	24,056	38,849	36,901	24,056
Balances of sale payable	1,809	1,145	1,650	1,809	1,145	1,650
Long-term balances of sale payable	497	539	1,743	497	539	1,743

Total financial liabilities	$41,155	$38,585	$27,449	$41,155	$38,585	$27,449

Financial assets and liabilities—fair values

The carrying amounts of cash and cash equivalents, marketable securities, trade and other receivables, certain other current assets, payables, accruals and provisions, and the short term portion of the balances of sale payable are a reasonable estimate of their fair values because of the short maturity of these instruments.

The long-term portion of the balances of sale payable has been recorded at its discounted value, using a discount rate of 3.25% [December 31, 2010: 3.25%; January 1, 2010: 2.50%], and approximates its fair value.

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted [unadjusted] prices in active markets for identical assets or liabilities

Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

	December 31, 2011 $	Level 1 $	Level 2 $	Level 3 $
Assets measured at fair value
Marketable securities	$166,894	$155,579	$11,315	$—
Available-for-sale financial investments	2,385	2,385	—	—
Derivatives	1,364	231	1,133	—

Total	$170,643	$158,195	$12,448	$—

	December 31, 2010 $	Level 1 $	Level 2 $	Level 3 $
Assets measured at fair value
Marketable securities	$43,094	$41,103	$1,991	$—
Available-for-sale financial investments	7,394	7,394	—	—
Derivatives	716	140	576	—

Total	$51,204	$48,637	$2,567	$—

	January 1, 2010 $	Level 1 $	Level 2 $	Level 3 $
Assets measured at fair value
Marketable securities	$74,142	$32,334	$41,808	$—
Derivatives	62	62	—	—

Total	$74,204	$32,396	$41,808	$—

MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are:

•	to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders;

•	to maintain a flexible capital structure which optimizes the cost of capital at acceptable risk.

In the management of capital, the Company includes shareholders’ equity alone in the definition of capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new common shares, issue debt, acquire or dispose of assets or adjust the amount of cash, short-term and long-term investments balances.

The Company expects that its current capital resources will be sufficient to carry on its operations for the foreseeable future and is not subject to any capital requirements imposed by a regulator or third parties.

LIQUIDITY RISK

All financial liabilities with the exception of the long-term portion of the Balances of sale payable and the long-term portion of the finance lease liability are current. The Company generates sufficient cash from operating activities to fund its operations and fulfill its obligations as they become due. The Company has sufficient funds available through its cash, cash equivalents and marketable securities, should its cash requirements exceed cash generated from operations to cover all financial liability and finance lease obligations. As at December 31, 2011, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as set out in Note 29.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

The Company considers its maximum credit risk to be $26,231 [December 31, 2010: $37,335; January 1, 2010: $14,553] which is the total of the following financial assets: trade and other receivables, loans and other receivables and derivatives. The Company’s cash, cash equivalents, marketable securities, short-term and long-term investments are held through various institutions. Marketable securities are mainly investments in liquid, high-grade investment securities. They are subject to minimal risk of changes in value and generally have an original maturity from three months to eighteen months from the date of purchase.

The Company is exposed to credit risk from its customers and continually monitors its customers’ credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. In line with other pharmaceutical companies, the Company sells its products through a small number of wholesalers and retail pharmacy chains in addition to hospitals, pharmacies, physicians and other groups. For the year ended December 31, 2011, two customers, a major wholesale distributor and a major retail chain, represented 30% and 15% of revenues, respectively [December 31, 2010: 32% and 16%]. As at December 31, 2011, two customers, a major wholesale distributor and a major retail chain, represented 12% and 17% of trade accounts receivable, respectively [December 31, 2010: 6% and 13%; January 1, 2010: 10% and 14%]. These above concentrations on the Company’s customers are considered normal for the Company and its industry.

The marketable securities balance, further discussed in note 7, is invested within four large Canadian and one large US financial institutions [December 31, 2010 and January 1, 2010: four large Canadian and one large US financial institutions], comprised of nine investments in discount notes [December 31, 2010: seven; January 1, 2010: two], twenty-nine guaranteed investment certificate investments [December 31, 2010: five; January 1, 2010: five], eight investments in commercial paper [December 31, 2010: three; January 1, 2010: seven], one investment in corporate bonds [December 31, 2010: nil; January 1, 2010: thirteen] and three investments in bonds guaranteed by various Canadian, Provincial, and foreign governments [December 31, 2010: two; January 1, 2010: seven].

Another source of credit risk for the Company arises from its strategic investments in third-parties with whom it has strategic commercial relationships. In connection with license arrangements with SpePharm and Immuron, the Company invested €4,000 [$5,751] and $1,000, respectively, through secured convertible debentures. The Company continuously monitors the risks associated with these amounts.

FOREIGN EXCHANGE RISK

The Company principally operates within Canada, however, a portion of the Company’s revenues, expenses, and current assets and liabilities, are predominantly denominated in United States dollars [“USD”], EURO and ZAR. This results in financial risk due to fluctuations in the value of the USD, EURO and ZAR relative to CAD. The Company has significant monetary assets and liabilities denominated in USD, EURO and ZAR that are required to be revalued in CAD at each period end. On March 31, 2010, the Company entered into a €4,000 notional amount forward foreign exchange contract expiring on October 15, 2012 to cover the foreign exchange exposure related to a certain investment denominated in EURO.

With the exception of the forward contract described above, the Company does not currently use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk. Fluctuations in foreign exchange rates could cause unanticipated fluctuations in the

Company’s operating results, financial position or cash flows. The significant balances in foreign currencies are as follows:

	December 31, 2011			December 31, 2010			January 1, 2010
	USD	EURO	ZAR	USD	EURO	ZAR	USD	EURO	ZAR
Cash and cash equivalents	1,907	2,699	26,884	1,869	2,588	21,000	1,845	581	—
Marketable securities	—	1	—	—	—	—	—	—	—
Trade and other receivables	784	2,091	—	647	209	1,750	138	1,499	—
Other current assets	—	—	—	—	—	5,249	—	—
Payables, accruals andprovisions	(3,460)	(1,635)	—	(3,078)	(344)	—	(660)	(209)	—

These three currencies are the major currencies in which the Company’s financial instruments are denominated. The Company has considered movements in these currencies over the last three years and has concluded that a 10% movement in rates is a reasonable benchmark. Based on the aforementioned net exposure as at December 31, 2011, and assuming that all other variables remain constant, a ten-point increase or decrease in the CAD/USD, CAD/EURO and CAD/ZAR exchange rate would have an effect of $677 [December 31, 2010: $694; January 1, 2010: $419] on net income.

EQUITY PRICE RISK

Equity price risk arises from changes in market prices of the available-for-sale equity securities. The carrying values of investments subject to equity price risk are, in almost all instances, based on quoted market prices as of the balance sheet dates with an estimated fair value of $2,385 at December 31, 2011 [December 31, 2010: $7,394; January 1, 2010: $62]. The Company monitors its equity investments for impairment on a periodic basis. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

The Company manages the equity price risk through the use of strict investment policies approved by the Board of Directors. Reports on the equity portfolio are submitted to the Company’s Investment Committee on a regular basis. The Company’s Board of Directors reviews and approves all equity investment decisions.

A hypothetical 10% adverse change in the stock prices of the Company’s available-for-sale equity securities would result in an approximate $239 other comprehensive income (loss) [December 31, 2010: $739; January 1, 2010: $6]. The Company does not include in the analysis above investments which are subject to significant influence. The adverse change above does not reflect what could be considered the best or worst case scenarios. Indeed, results could be worse due both to the nature of equity markets and the concentrations existing in the Company’s equity investment portfolio, in particular where there is less liquidity available as in the case of the small capitalization companies included in the available-for-sale equity securities.

INTEREST RATE RISK

The Company is subject to interest rate risk on its cash, cash equivalents and marketable securities. Details regarding maturity dates and effective interest rates are described in Notes 6 and 7.

The Company does not believe that the results of operations or cash flows would be materially affected to any significant degree by a sudden change in market interest rates relative to interest rates on the investments, owing to the relatively short-term nature of the marketable securities and currently low market yields.

29. COMMITMENTS

In the normal course of business, the Company secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such not included herein. Similarly, the Company has entered into various product agreements which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of the Company’s normal course of business are separately disclosed and are classified into three major categories: revenue based, milestone based, and purchase and services based commitments.

REVENUE BASED COMMITMENTS

The Company may have to pay up to $5,464 [2010—$11,922] including US$5,250 [2010—US$5,250] if it achieves specific sales volumes on specific products in the future, over a maximum of ten years [2010—ten years].

MILESTONE BASED COMMITMENTS

The Company has also committed to fund certain research and development expenditures of third parties in the amount of $1,160 [2010—$1,499] including €500 [2010—€750] over the next two years. In addition, certain additional payments may be required under these agreements if milestones are met, such as regulatory approval in Canada. Based on the outcome of these milestones, the Company may have to pay up to $5,333 [2010—$6,611], including US$4,211 [2010—US$4,861] and £500 [2010—£500], over a maximum period of 15 years [2010—15 years].

PURCHASE AND SERVICE BASED COMMITMENTS

The Company is committed to making minimum purchases of inventory, and minimum expenditures for regulatory, selling and marketing services in the amount of $10,428 [2010—$17,921], including €2,788 [2010—€3,385], to retain exclusive distribution agreements for certain products. The Company, as further discussed in note 12 is also committed to purchase an additional 5% interest in Pharmaplan’s common shares in 2013, currently estimated to amount to $3,714 [ZAR29,500] and subject to change based upon Pharmaplan’s future operating results in ZAR. These commitments end in 2015.

OPERATING LEASE COMMITMENTS

The Company has various non-cancellable operating lease agreements for office space, a manufacturing facility and certain Company vehicles.

	2011	2010
Rental payments due within one year	$552	$487
Rental payments due between one and five years	535	705
Rental payments due after five years	—	—

	$1,087	$1,192

Lease and rental expense for the year ended December 31, 2011 were $554 [2010: $639], which is included in selling, general and administrative expenses in the consolidated statements of income.

OTHER CONTRACTUAL COMMITMENTS

The Company is committed to invest $500 in form of a secured convertible debenture at the request of a third party with whom it has a strategic commercial relationship. The commitment expires on June 23, 2012.

30. SUPPLEMENTAL DISCLOSURE FOR CONSOLIDATED STATEMENTS OF CASH FLOWS

Effect on cash flows of changes in working capital and other non-cash balances are as follows:

	2011	2010
Decrease (increase) in trade and other receivables	$5,171	$(6,669)
Decrease (increase) in inventories	2,608	(1,516)
Increase (decrease) in payables, accruals and provisions	(3,801)	12,845
Increase (decrease) in deferred revenue	(632)	163
Increase in income taxes payable	10,951	4,145
Other working capital non-cash balances	501	4,870

	$14,798	$13,838

31. PRODUCT PRICING REGULATION ON CERTAIN PATENTED DRUG PRODUCTS

Certain patented drug products within the Company’s portfolio of products are subject to product pricing regulation by the Patented Medicine Prices Review Board [PMPRB]. The PMPRB’s objective is to ensure that prices of patented products in Canada are not excessive. For new patented products, the price in Canada is limited to either the cost of existing drugs sold in Canada or the median of prices for the same drug sold in other specified industrial countries. For existing patented products prices cannot increase by more than the Consumer Price Index. The PMPRB monitors compliance through a review of the average transaction price of each patented drug product as reported by the Company over a recurring six-month reporting period.

32. SUBSEQUENT EVENTS

Subsequent to the year ended December 31, 2011, the Company entered into a strategic partnership whereby it will accelerate the purchase of the remaining 55.01% interest in Pharmaplan the Company currently does not own and merge the Pharmaplan business with the pharma division of Litha Healthcare Group Limited [“Litha”], a publicly listed diversified healthcare company on the Johannesburg Stock Exchange, with headquarters in Johannesburg, South Africa [“the combined transactions”]. Under the terms of the combined transactions and subject to certain regulatory and shareholder approvals, the Company will acquire the 55.01% interest in Pharmaplan for a cash consideration of approximately $38,150 and the issuance of 88,948 of its common shares at $44.97 per share. Litha will then acquire 100% of the share capital of Pharmaplan from the Company in exchange for cash and the issuance of 169,090,909 shares in Litha at $0.3553 [ZAR2.75] per share. The Company has also agreed to acquire an additional 72,989,078 shares of Litha from an existing Litha shareholder, the Blackstar Group, at $0.3553 [ZAR2.75] per share. The combined transactions, on an aggregate basis, are anticipated to deploy approximately $48,000 in cash and have the Company issue 88,948 of its common shares at $44.97 per share and should result in the Company owning an approximate 45% interest in Litha, making it Litha’s single largest shareholder upon closing. The combined transactions described above in conjunction with certain shareholder agreements are expected to result in the Company having control over Litha’s operations and it is anticipated to consolidate Litha within the Company’s consolidated financial statements effective July 2, 2012, the expected closing date. The Company is currently assessing the effects of this transaction on its consolidated financial statements.

33. TRANSITION TO IFRS

The consolidated financial statements for the period ended December 31, 2011 are the Company’s first annual financial statements that comply with IFRS. These consolidated financial statements have been prepared as described in Note 2.

The Company’s transition date was January 1, 2010. The Company prepared its opening IFRS balance sheet at that date. The reporting date of these consolidated financial statements is December 31, 2011. The Company’s IFRS adoption date is January 1, 2011.

In preparing these consolidated financial statements in accordance with IFRS 1, the Company has applied the mandatory exceptions and certain of the optional exemptions from full retrospective application of IFRS for first time adopters. The Company has also applied the transitional provision in IFRIC 4, “Determining whether an arrangement contains a lease”, and has assessed all arrangements as at the date of transition.

IFRS EXEMPTION OPTIONS

[a] Business combinations exemption

The Company has elected to apply the business combinations exemption and it has not restated business combinations that took place prior to the January 1, 2010 transition date.

[b] Share-based payment transaction exemption

The Company has elected to apply the share-based payment exemption. It applied IFRS 2 from January 1, 2010 to those share options that were issued after November 7, 2002 but that have not vested by January 1, 2010.

IFRS MANDATORY EXCEPTIONS

[a] Estimates

Hindsight is not used to create or revise estimates. The estimates previously made by the Company under Canadian GAAP were not revised for application of IFRS.

[b] Derecognition of financial assets and financial liabilities

The derecognition requirements in IAS39 were applied prospectively for transactions occurring on or after January 1, 2004.

RECONCILIATION OF CANADIAN GAAP TO IFRS

IFRS 1 requires an entity to reconcile shareholder’s equity, comprehensive income and cash flows for prior periods. The Company’s first time adoption of IFRS did not have a significant impact on the total consolidated operating, investing or financing cash flows. The following represents the reconciliations from Canadian GAAP to IFRS on the Company’s consolidated financial statements as of January 1, 2010 and December 31, 2010 and for the year ended December 31, 2010.

[a] Shareholders’ equity

As of	December 31, 2010	January 1, 2010
Shareholders’ equity under Canadian GAAP	$228,587	$194,802
Differences increasing (decreasing) reported shareholders’ equity:
Share-based compensation	7	(46)
Income taxes	251	142

Total shareholders’ equity under IFRS	$228,845	$194,898

[b] Comprehensive income

For the year to date period ended	December 31, 2010
Comprehensive income under Canadian GAAP	$29,824
Differences increasing (decreasing) reported income:
Share-based compensation	(53)
Income taxes	162

Comprehensive income under IFRS	$29,933

CHANGES IN ACCOUNTING POLICIES

SHARE-BASED COMPENSATION

IFRS 2 is effective for the Company as of January 1, 2010 and is applicable to share options and grants that are unvested at that date. The transition rules in IFRS 1 and IFRS 2 as applied by the Company result in the following:

•	Share options prior to November 7, 2002 are not taken into account for IFRS 2;

•	Share options subsequent to November 7, 2002 are only taken into account if they have not vested as at January 1, 2010; and,

•	From January 1, 2010, all share options and other share-based payments will be expensed in accordance with the policy stated in note 2.

The table below reflects the significant differences between the Company’s previous Canadian GAAP accounting policies and the current IFRS policies applied by the Company:

	CANADIAN GAAP	IFRS
SHARE-BASED COMPENSATION

RECOGNITION OF EXPENSE	For grants of share-based awards with graded vesting, the total fair value of the award is recognized on a straight-line basis over the employment period necessary to vest the award.	Each tranche in an award with graded vesting is considered a separate grant with a different vesting date and fair value. Each grant is accounted for on that basis. As a result, the Company adjusted its expense for share-based awards to reflect this difference in recognition.

FORFEITURES	Forfeitures of awards are recognized as they occur.	An estimate is required of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. As a result, the Company adjusted its expense to reflect this difference.

	CANADIAN GAAP	IFRS
INCOME TAXES

INTERCOMPANY TRANSACTIONS	Recognition of a deferred tax asset or liability for a temporary difference arising from intercompany transactions is prohibited. Such temporary differences may arise when the tax base of the asset in the buyer’s jurisdiction differs from the carrying amount of the asset in the consolidated financial statements. Further, cash tax paid or recovered as a result of a transfer of an asset is recorded as a deferred tax asset or liability in the financial statements and recognized through tax expense when the asset leaves the Company or is otherwise utilized.	There are no such exceptions under IFRS. Therefore, deferred tax is recognized for temporary differences arising on intercompany transactions measured at the tax rate of the buyer, and cash tax paid or recovered on intercompany transactions is recognized in the period incurred. As a result, the Company reversed certain tax deferrals on intercompany transactions.

ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES IN BUSINESS COMBINATIONS	Changes to provisions for uncertain tax position relating to pre-acquisition periods are adjusted through the purchase price allocation, first reducing goodwill and intangible assets associated with the business combination and, only after exhausting those amounts, reducing income tax expense.	Changes to pre-acquisition provisions for uncertain tax positions beyond 12 months of the acquisition date are recorded to the consolidated statement of income. As a result, the Company adjusted its tax expense to reflect this difference.

PRESENTATION RECLASSIFICATIONS

The table below reflects the presentation reclassifications between the Company’s previous Canadian GAAP and the current IFRS consolidated financial statements:

	CANADIAN GAAP	IFRS
DEFERRED TAX	Deferred taxes are split between current and non-current components on the basis of either the underlying asset or liability or the expected reversal of items not related to an asset or liability.	All deferred tax assets and liabilities are classified as non-current.

OTHER RECEIVABLES	Other receivables and interest receivable were classified under “Other current assets” on the consolidated balance sheet.	Other receivables and interest receivable are classified under “Trade and other receivables” on the consolidated balance sheet.

	CANADIAN GAAP	IFRS

ACCOUNTS PAYABLE TO RELATED PARTIES	Accounts payable to related parties were disclosed separately on the consolidated balance sheet.	Accounts payable to related parties are classified under “Payables, accruals and provisions” on the consolidated balance sheet.

INVESTMENT IN AN ASSOCIATE	Investment in an associate was classified under “Investments” on the consolidated balance sheet.	Investment in an associate is disclosed separately on the consolidated balance sheet.

GENERAL AND ADMINISTRATIVE EXPENSES	General and administrative expenses were disclosed separately on the consolidated statement of income.	General and administrative expenses are classified under “Selling, general and administrative” on the consolidated statement of income.

ACCRETED INTEREST	Accreted interest was classified under “Interest Income” on the consolidated statement of income.	Accreted interest is classified under “Other Finance Income” on the consolidated statement of income.

TRANSLATION OF FOREIGN CURRENCY DEFERRED TAX BALANCES	The translation of foreign currency deferred tax balances was classified under “Foreign exchange loss” on the consolidated statement of income.	The translation of foreign currency deferred tax balances is classified under “Provision for income taxes” on the consolidated statement of income.

Reconciliation of Consolidated Balance Sheet as of January 1, 2010

Canadian GAAP accounts	Canadian GAAP balance	Adjustments	Reclassifications	IFRS balance	IFRS accounts
ASSETS					ASSETS
Current					Current
Cash and cash equivalents	31,227			31,227	Cash and cash equivalents
Marketable securities	74,142			74,142	Marketable securities
Accounts receivable	14,167		1,076	15,243	Trade and other receivables
Inventories	12,361			12,361	Inventories
Investment tax credits recoverable	776			776	Investment tax credits recoverable
Income taxes receivable	4,630			4,630	Income tax receivable
Future income tax assets	6,196		(6,196)	—	N/A
Other current assets	2,668		(1,076)	1,592	Other current assets

Total current assets	146,167	—	(6,196)	139,971	Total current assets

N/A	—			—	Investment in an associate
Investments	62			62	Financial assets
Investment tax credits recoverable	14,903			14,903	Investment tax credits recoverable
Future income tax assets	31,029	96	1,937	33,062	Deferred income tax assets
Property, plant and equipment	691			691	Property, plant and equipment
Pharmaceutical product licenses and rights	42,543			42,543	Pharmaceutical product licenses and rights

Total assets	235,395	96	(4,259)	231,232	Total assets

Canadian GAAP accounts	Canadian GAAP balance	Adjustments	Reclassifications	IFRS balance	IFRS accounts
LIABILITIES AND SHAREHOLDERS’ EQUITY					LIABILITIES AND SHAREHOLDERS’ EQUITY
Current					Current
Accounts payable and accrued liabilities	22,934		1,122	24,056	Payables, accruals and provisions
Accounts payable to related parties	1,122		(1,122)	—	N/A
Income taxes payable	7,109			7,109	Income tax payable
Deferred revenues	1,776			1,776	Deferred revenues
Balance of sale payable	1,650			1,650	Balances of sale payable
Future income tax liabilities	252		(252)	—	N/A

Total current liabilities	34,843	—	(252)	34,591	Total current liabilities
Balance of sale payable	1,743			1,743	Balances of sale payable
Future income tax liabilities	4,007		(4,007)	—	N/A

Total liabilities	40,593	—	(4,259)	36,334	Total liabilities

Shareholders’ equity					Shareholders’ equity
Capital stock	119,652			119,652	Share capital
Other paid-in capital	4,408	(46)		4,362	Other paid-in capital
Accumulated other comprehensive income	98			98	Other capital reserves
Retained earnings	70,644	142		70,786	Retained earnings

Total shareholders’ equity	194,802	96	—	194,898	Total shareholders’ equity

Total liabilities and shareholders’ equity	235,395	96	(4,259)	231,232	Total liabilities and shareholders’ equity

Reconciliation of Consolidated Balance Sheet as of December 31, 2010:

Canadian GAAP accounts	Canadian GAAP balance	Adjustments	Reclassifications	IFRS balance	IFRS accounts
ASSETS					ASSETS
Current					Current
Cash and cash equivalents	96,295			96,295	Cash and cash equivalents
Marketable securities	43,094			43,094	Marketable securities
Accounts receivable	21,504		408	21,912	Trade and other receivables
Inventories	13,877			13,877	Inventories
Investment tax credits recoverable	—			—	Investment tax credits recoverable
Income taxes receivable	17			17	Income tax receivable
Future income tax assets	8,042		(8,042)	—	N/A
Other current assets	5,125		(408)	4,717	Other current assets

Total current assets	187,954	—	(8,042)	179,912	Total current assets

Canadian GAAP accounts	Canadian GAAP balance	Adjustments	Reclassifications	IFRS balance	IFRS accounts
N/A	—		15,739	15,739	Investment in an associate
Investments	38,574		(15,739)	22,835	Financial assets
Investment tax credits recoverable	14,736			14,736	Investment tax credits recoverable
Future income tax assets	22,378	258	3,950	26,586	Deferred income tax assets

Property, plant and equipment	221			221	Property, plant and equipment
Pharmaceutical product licenses and rights	20,594			20,594	Pharmaceutical product licenses and rights

Total assets	284,457	258	(4,092)	280,623	Total assets

LIABILITIES AND SHAREHOLDERS’ EQUITY					LIABILITIES AND SHAREHOLDERS’ EQUITY
Current					Current
Accounts payable and accrued liabilities	36,066		835	36,901	Payables, accruals and provisions
Accounts payable to related parties	835		(835)	—	N/A
Income taxes payable	11,254			11,254	Income tax payable
Deferred revenues	1,939			1,939	Deferred revenues
Balance of sale payable	1,145			1,145	Balances of sale payable
Future income tax liabilities	26		(26)	—	N/A

Total current liabilities	51,265	—	(26)	51,239	Total current liabilities
Balance of sale payable	539			539	Balances of sale payable
Future income tax liabilities	4,066		(4,066)	—	N/A

Total liabilities	55,870	—	(4,092)	51,778	Total liabilities

Shareholders’ equity					Shareholders’ equity
Capital stock	123,136			123,136	Share capital
Other paid-in capital	4,885	7		4,892	Other paid-in capital
Accumulated other comprehensive income	175			175	Other capital reserves
Retained earnings	100,391	251		100,642	Retained earnings

Total shareholders’ equity	228,587	258	—	228,845	Total shareholders’ equity

Total liabilities and shareholders’ equity	284,457	258	(4,092)	280,623	Total liabilities and shareholders’ equity

Reconciliation of Consolidated Statement of income and Consolidated Statement of Comprehensive Income for the Twelve Months ended December 31, 2010

Canadian GAAP accounts	Canadian GAAP Balance	Adjustments	Reclassifications	IFRS Balance	IFRS accounts
Revenues	127,989			127,989	Revenues
Cost of sales	34,127			34,127	Cost of sales

Gross profit	93,862	—	—	93,862	Gross income

Expenses (income)					Expenses (income)
Selling and marketing	22,079	29	8,417	30,525	Selling, general and administrative
General and administrative	8,417		(8,417)	—	N/A
Research and development	9,094	24		9,118	Research and development
Interest income	(2,380)		158	(2,222)	Interest income

Earnings before under-noted items	56,652	(53)	(158)	56,441	Earnings before under-noted items

Amortization of pharmaceutical product licenses and rights	22,844			22,844	Amortization of pharmaceutical product licenses and rights
Unrealized gain on investments	(6,347)	9	(158)	(6,496)	Other finance income
Net realized loss on investments	9	(9)		—	N/A
Other income	(540)			(540)	Other income
Foreign exchange loss	100		(41)	59	Foreign exchange (gain) loss
Share of net income in a company subject to significant influence	(800)			(800)	Share of net income of an associate

Income before income taxes	41,386	(53)	41	41,374	Income before income tax

Provision for income taxes	11,639	(162)	41	11,518	Provision for income taxes

Net income for the year	29,747	109	—	29,856	Net income for the year

Change in fair value of available for-sale financial instruments	251			251	Change in fair value of available-for-sale financial instruments

Reclassification adjustments for losses on available-for-sale financial instruments included in net income during the year	(174)			(174)	Reclassification adjustments for gains on available-for-sale financial instruments included in net income during the year

Other comprehensive income for the year	77	—	—	77	Other comprehensive income for the year

Total comprehensive income for the year	29,824	109	—	29,933	Total comprehensive income attributable to shareholders for the year

Basic earnings per share	1.59	0.01	—	1.60	Basic earnings per share
Diluted earnings per share	1.54	—	—	1.54	Diluted earnings per share

Reconciliation of Consolidated Statement of Cash Flows the year ended December 31, 2010

There are no material differences between the consolidated statement of cash flows presented under IFRS and the consolidated statement of cash flows presented under previous Canadian GAAP.

Interim Consolidated Balance Sheets

(In thousands of Canadian dollars) (unaudited)	Notes	September 30, 2013	December 31, 2012
ASSETS
Current
Cash and cash equivalents		69,949	118,744
Marketable securities		165,723	146,258
Trade and other receivables		45,629	38,587
Inventories		47,601	37,441
Financial assets		31,762	—
Income tax receivable		271	5,479
Other current assets		1,586	1,661

Total current assets		362,521	348,170

Investment in associates	4	663	626
Interest in a joint venture	5	26,175	30,476
Loans receivable from a joint venture		10,831	11,661
Financial assets		12,896	4,561
Investment tax credits recoverable		22,699	24,840
Deferred income tax assets		18,091	25,402
Property, plant and equipment		8,092	9,754
Intangible assets		111,748	112,851
Goodwill	2	31,982	36,176

Total assets		605,698	604,517

LIABILITIES AND EQUITY
Current
Bank overdraft		4,945	7,044
Payables, accruals and provisions		62,974	50,165
Current portion of finance lease liability		728	796
Deferred revenue		2,129	2,734
Income tax payable		25,309	24,140
Other balances payable		1,125	2,000
Current portion of long-term liabilities		5,188	5,804

Total current liabilities		102,398	92,683

Finance lease liability		5,950	6,843
Deferred revenue		1,455	1,734
Deferred tax liability		20,022	24,415
Other balances payable		589	—
Long-term liabilities		22,124	28,327

Total liabilities		152,538	154,002

Equity
Share capital	6	179,693	172,282
Other paid-in capital		6,774	7,039
Other capital reserves		(12,740)	(4,076)
Retained earnings		235,888	208,461

Attributable to shareholders of the Company		409,615	383,706
Non-controlling interests	2	43,545	66,809

Total equity		453,160	450,515

Total liabilities and equity		605,698	604,517

Commitments (note 9)

See accompanying notes

Interim Consolidated Income Statement

(In thousands of Canadian dollars except for share and per share amounts) (unaudited)		Three Months Ended September 30,		Nine Months Ended September 30,
	Notes	2013	2012	2013	2012
Revenues	8	70,993	66,899	207,169	142,592
Cost of sales		29,706	27,253	84,241	48,422

Gross income		41,287	39,646	122,928	94,170

Expenses (income)
Selling, general and administrative	8	16,057	16,817	48,817	33,505
Research and development		2,548	1,554	7,335	5,981
Interest income		(2,722)	(1,448)	(6,106)	(3,337)

Earnings before under-noted items		25,404	22,723	72,882	58,021

Amortization of intangible assets		5,551	4,761	15,487	10,568
Depreciation of property, plant and equipment		321	206	968	257
Other finance expense (income)		468	(45)	1,251	850
Other income		(13)	(2,189)	(562)	(3,106)
Foreign exchange loss		980	84	578	122
Interest expense		905	941	2,764	956
Share of net (income) loss from a joint venture	5	(337)	771	522	771
Share of net loss (income) from associates	4	20	(31)	(69)	(980)

Income before income tax and under-noted items		17,509	18,225	51,943	48,583

Gain on revaluation of investments		—	12,294	—	12,294

Income before income tax		17,509	30,519	51,943	60,877
Provision for income taxes		3,870	5,784	13,347	13,942

Net income for the period		13,639	24,735	38,596	46,935

Attributable to:
Shareholders of the Company		13,643	24,938	38,043	47,138
Non-controlling interests		(4)	(203)	553	(203)

Attributable to shareholders of the Company

Basic earnings per share		0.66	1.22	1.85	2.32
Diluted earnings per share		0.64	1.19	1.80	2.25

Weighted number of shares outstanding
Basic		20,645,543	20,390,981	20,556,584	20,329,409
Diluted		21,271,658	21,001,756	21,145,926	20,940,233

See accompanying notes

Interim Consolidated Statements of Comprehensive Income

	Three months ended September 30		Nine months ended September 30
(in thousands of Canadian dollars)(unaudited)	2013	2012	2013	2012
Net income for the period	13,639	24,735	38,596	46,935

Other comprehensive (loss) income to be reclassified to income or loss in subsequent periods:
Exchange differences on translation of foreign operations (net of tax of $nil)	(5,089)	(6,258)	(18,242)	(6,258)
Change in fair value of available-for-sale financial instruments (net of tax $nil)	(117)	(460)	(353)	(1,159)
Reclassification adjustment for losses (gains) on available-for-sale financial instruments included in net income in the period (net of tax $nil)	19	45	89	(72)
Other comprehensive loss for the period	(5,187)	(6,673)	(18,506)	(7,489)

Total comprehensive income for the period	8,452	18,062	20,090	39,446

Attributable to:
Shareholders of the Company	10,973	21,530	29,379	42,914
Non-controlling interests	(2,521)	(3,468)	(9,289)	(3,468)

See accompanying notes

Interim Consolidated Statements of Cash Flows

		Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands of Canadian dollars except for share and per share amounts) (unaudited)	Notes	2013	2012	2013	2012
Operating activities
Net income for the year		13,639	24,735	38,596	46,935
Adjustments reconciling net income to operating cash flows
Amortization of intangible assets		5,551	4,761	15,487	10,568
Deferred tax		3,128	4,316	7,258	11,617
Share-based compensation expense	6	743	923	2,485	2,250
Other finance expense (income)		500	(50)	1,283	846
Unrealized foreign exchange loss (gain)		924	(201)	(1,369)	(324)
Gain on revaluation of equity investment		—	(12,294)	—	(12,294)
Other income		(38)	(2,118)	(364)	(2,835)
Depreciation of property, plant and equipment		370	211	1,100	266
Share of net (income) loss from a joint venture	5	(337)	771	522	771
Share of net loss (income) from associates	4	20	(31)	(69)	(980)

		24,500	21,023	64,929	56,820

Net change in non-cash balances related to operations	10	(2,828)	(1,639)	(1,851)	(10,913)

Cash inflow from operating activities		21,672	19,384	63,078	45,907

Investing activities
Disposals and maturities of marketable securities		40,093	24,938	109,928	140,101
Dividends from an associate	4	—	1,682	—	3,319
Proceeds from disposal of financial assets		9	36	76	835
Proceeds from disposal of intangible assets		—	—	50	717
Proceeds from disposal of property, plant and equipment		70	40	98	40
Acquisition of subsidiaries, net of cash acquired	2	(26,208)	(42,356)	(26,199)	(42,356)
Purchases of marketable securities		(45,800)	(43,924)	(129,530)	(120,979)
Purchases of financial assets		(12,782)	—	(42,190)	(4,000)
Purchases of intangible assets		(573)	(82)	(24,254)	(107)
Purchases of property, plant and equipment		(283)	(404)	(643)	(527)
Payment of other balances payable		—	—	—	(995)

Net cash outflow from investing activities		(45,474)	(60,070)	(112,664)	(23,952)

Financing activities
Common shares issued for cash	6	2,060	181	5,481	1,351
Increase in loans and other balances payable		—	700	—	700
(Decrease) increase in bank overdraft		(628)	719	(1,355)	719
Repurchase of shares	6	—	—	—	(2,278)
Extinguishment of finance lease		—	(3,366)	—	(3,366)
Repayment of long-term liabilities		(1,039)	(536)	(3,228)	(536)
Payment of obligation under finance lease		—	—	—	(500)

Net cash inflow (outflow) from financing activities		393	(2,302)	898	(3,910)

Foreign exchange rate (loss) gain on cash and cash equivalents		(42)	491	(107)	425
(Decrease) increase in cash and cash equivalents during the period		(23,451)	(42,497)	(48,795)	18,470
Cash and cash equivalents, beginning of period		93,400	133,082	118,744	72,115

Cash and cash equivalents, end of period		69,949	90,585	69,949	90,585

Supplemental cash flow information
Interest received		1,480	954	3,564	3,120
Interest paid		(628)	(172)	(1,919)	(172)
Income taxes recovered (paid)		620	(176)	1,764	(1,468)

Cash and cash equivalents		69,949	90,585
Marketable securities		165,723	147,095
Bank overdraft		(4,945)	(6,486)

		230,727	231,194

Amounts received (paid) for interest and paid for income taxes were reflected as operating cash flows in the interim consolidated statements of cash flows.

See accompanying notes

Interim Consolidated Statements of Changes in Equity

	Equity attributable to shareholders of the Company
(In thousands of Canadian dollars)(unaudited)	Note	Share capital	Other paid-in capital	Other capital reserves (deficit)	Retained earnings	Foreign currency translation reserve	Total	Non-controlling interests	Total equity
Balance as at January 1, 2012		166,681	5,144	553	150,348	—	322,726	—	322,726
Net income for the year					47,138		47,138	(203)	46,935
Other comprehensive loss for the period				(1,231)		(2,790)	(4,021)	(3,468)	(7,489)
Shares issued	6	5,406					5,406	—	5,406
Shares repurchased	6	(485)			(1,793)		(2,278)	—	(2,278)
Share-based incentive plans	6		1,896				1,896	350	2,246
Transfers upon exercise of share options		524	(524)				—	—	—
Non-controlling interest arising on a business combination								72,288	72,288

Balance as at September 30, 2012		172,126	6,516	(678)	195,693	(2,790)	370,867	68,967	439,834

Acquisition of non-controlling interests
Balance as at January 1, 2013		172,282	7,039	(371)	208,461	(3,705)	383,706	66,809	450,515
Net income for the period					38,043		38,043	553	38,596
Other comprehensive loss for the period				(264)		(8,400)	(8,664)	(9,842)	(18,506)
Shares issued	6	5,503					5,503	–	5,503
Share-based incentive plans	6		1,643				1,643	832	2,475
Transfers upon exercise of share options		1,908	(1,908)				—	—	—
Non-controlling interest arising on a business combination	2						—	785	785
Acquisition of non-controlling interests	2				(10,616)		(10,616)	(15,592)	(26,208)

Balance as at September 30, 2013		179,693	6,774	(635)	235,888	(12,105)	409,615	43,545	453,160

See accompanying notes

Notes to Condensed Interim Consolidated Financial Statements

(In thousands of Canadian dollars except for share and per share amounts)

(All other currencies are in thousands)

(unaudited)

1. PRESENTATION OF FINANCIAL STATEMENTS

DESCRIPTION OF THE BUSINESS

Paladin Labs Inc., together with its subsidiaries, hereinafter referred to as “the Company”, is an international specialty pharmaceutical public listed company continued under the Canada Business Corporations Act, focused on researching, developing, acquiring, in-licensing, marketing and distributing innovative pharmaceutical products, medical devices and vaccines.

BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE

These consolidated financial statements include the accounts of the Company and all its subsidiaries, including the accounts of Litha Healthcare Group Limited (“Litha”) as of July 2, 2012 and Ativa Pharma S.A. subsequently renamed Laboratorios Paladin SA (“Paladin Mexico”) as of January 1, 2013, the effective dates of acquisition (described in more detail in Note 2). These interim financial statements were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2012, except for the adoption of new standards and interpretations effective as of January 1, 2013. The interim financial statements are in compliance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”). Accordingly, certain information and footnote disclosure normally included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed.

The preparation of the Company’s interim financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements have been set out in note 3 of the Company’s annual audited consolidated financial statements for the year ended December 31, 2012. These interim financial statements should be read in conjunction with the Company’s annual audited consolidated financial statements for the year ended December 31, 2012, which are included in the Company’s 2012 annual report. These interim financial statements were authorized for issue by the Company’s Board of Directors on November 13, 2013.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company has adopted the following new standards and interpretations effective as of 1 January 2013:

IAS 1 Amendment, Presentation of Items of Other Comprehensive Income

The Company has adopted the amendments to IAS 1 effective January 1, 2013. These amendments required the Company to group other comprehensive income items by those that will be reclassified subsequently to income or loss and those that will not be reclassified. These changes did not result in any adjustments or presentation reclassifications to other comprehensive income or comprehensive income.

IAS 34 Interim financial reporting and segment information for total assets and liabilities (Amendment)

The amendment clarifies the requirements in IAS 34 relating to segment information for total assets and liabilities for each reportable segment to enhance consistency with the requirements in IFRS 8 Operating

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. PRESENTATION OF FINANCIAL STATEMENTS (CONT’D)

Segments. Total assets and liabilities for a reportable segment need to be disclosed only when the amounts are regularly provided to the chief operating decision maker and there has been a material change in the total amount disclosed in the entity’s previous annual consolidated financial statements for that reportable segment. The Company already provides this disclosure as total segment assets and liabilities were reported to the chief operating decision maker.

IFRS 7 Financial Instruments: Disclosures—Offsetting Financial Assets and Financial Liabilities—Amendments to IFRS 7

The amendment requires an entity to disclose information about rights to set-off financial instruments and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognized financial instruments that are set off in accordance with IAS 32. The disclosures also apply to recognised financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether the financial instruments are set off in accordance with IAS 32. As the Company is not setting off financial instruments in accordance with IAS 32 and does not have relevant offsetting arrangements, the amendment does not have an impact on the Company.

IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the guidance on control and consolidation in IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation—Special Purpose Entities. IFRS 10 requires consolidation of an investee only if the investor possesses power over the investee, has exposure to variable returns from its involvement with the investee and has the ability to use its power over the investee to affect its returns. Detailed guidance is provided on applying the definition of control. The accounting requirements for consolidation have remained largely consistent with IAS 27. The Company assessed its consolidation conclusions on January 1, 2013 and determined that the adoption of IFRS 10 did not result in any change in the consolidation status of any of its subsidiaries and investees.

IFRS 11 Joint Arrangements and IAS 28R Investments in Associates and Joint Ventures

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities—Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture under IFRS 11 must be accounted for using the equity method. The adoption of IFRS 11 did not result in any changes in the Company’s accounting for its joint arrangement.

IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 sets out the requirements for disclosures relating to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. None of these disclosure requirements are applicable for interim condensed consolidated financial statements, unless significant events and transactions in the interim period require that they are provided. Accordingly, the Company has not made such disclosures.

IFRS 13 Fair Value Measurement

IFRS 13 provides a single framework for measuring fair value. The measurement of the fair value of an asset or liability is based on assumptions that market participants would use when pricing the asset or liability under

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. PRESENTATION OF FINANCIAL STATEMENTS (CONT’D)

current market conditions, including assumptions about risk. The Company adopted IFRS 13 on January 1, 2013 on a prospective basis. The adoption of IFRS 13 did not require any adjustments to the valuation techniques used by the Company to measure fair value and did not result in any measurement adjustments as at January 1, 2013.

Future changes to accounting standards:

IFRS 9 Financial Instruments (Classification and Measurement)

In November 2009, the IASB issued IFRS 9 introducing new requirements for classifying and measuring financial assets. In October 2010, the IASB reissued IFRS 9, incorporating new requirements on accounting for financial liabilities, and carrying over from IAS 39 the requirements for derecognition of financial assets and financial liabilities. In December 2011, the IASB amended IFRS 9, deferring the mandatory effective date to annual periods beginning on or after January 1, 2015. The amendment also provides relief from restating comparative information and required disclosures in IFRS 7 Financial Instruments: Disclosures. The Company is assessing the impact of this standard on its consolidated results and financial position.

2. BUSINESS COMBINATIONS

Paladin Mexico acquisition

On January 1, 2013, the Company acquired 50.01% of all the issued and outstanding common shares of Paladin Mexico, a private start-up specialty pharmaceutical company headquartered in Mexico City, Mexico.

The acquisition was accounted for using the acquisition method of accounting and the results of Paladin Mexico’s operations are included in the Company’s consolidated financial statements from January 1, 2013, the effective date of acquisition.

The consideration given for the Paladin Mexico acquisition described above is comprised of the following:

$
Cash	498
Distribution rights	290
Contingent payments (i)	362

Total consideration given	1,150

(i)	The payments are contingent upon the attainment of future revenue targets with the maximum undiscounted cash outlay of $750. The attainment of these future revenue targets is considered likely over a period of eight years.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2. BUSINESS COMBINATIONS (CONT’D)

The preliminary fair value allocation of the Paladin Mexico purchase price as at the date of acquisition was:

$
Cash and cash equivalents	507
Trade and other receivables	27
Other current assets	13

Current assets	547
Property, plant and equipment	5
Intangible assets	1,473

Total assets	2,025

Payables, accruals and provisions	(28)

Current liabilities	(28)
Deferred tax liability	(427)

Total liabilities	(455)

Net assets	1,570
Non-controlling interests	(785)

Net assets net of non-controlling interests	785
Goodwill on acquisition	365

Total consideration given to Paladin Mexico	1,150

The Company elected to measure the non-controlling interest in Paladin Mexico of $785 using the proportionate share of its interest in Paladin Mexico’s identifiable net assets of 49.99% as per applicable IFRS guidelines. The cash and cash equivalents, trade and other receivables, other current assets and property, plant and equipment are considered final assessments of their respective fair values for purposes of the purchase price equation. The Company is in the process of finalizing the remaining balances of the purchase price allocation which will be completed during 2013. The goodwill of $365 represents the excess of net consideration paid / payable and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example increased market presence, expected synergies and other benefits arising from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes.

During the period from January 1, 2013 to September 30, 2013 Paladin Mexico recorded revenues of $24 and a net loss of $250.

Acquisition of additional interest in Litha

On August 27, 2013, the Company acquired an additional 13.17% interest in the voting shares of Litha, increasing its ownership to 57.71%. On September 26, 2013 and September 30, 2013, the Company acquired an additional 2.19% and 1.64% interest in the voting shares of Litha, respectively, increasing its ownership to 61.53%. Cash consideration of $26,208 (South African Rand “ZAR” 254,982) was paid to the non-controlling shareholders. The carrying value of the net assets at the acquisition dates was $91,772 of which $15,592, representing the carrying value of the additional interest acquired, has been recognized as an equity transaction reducing the respective non-controlling interests balances on these dates. The difference between the consideration given and the carrying value of the interest acquired of $10,616 has been recognized as an equity transaction in retained earnings in accordance with IFRS.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2. BUSINESS COMBINATIONS (CONT’D)

Pharmaplan / Litha acquisition

On February 21, 2012, the Company entered into a strategic partnership whereby it agreed to accelerate the purchase of the remaining 55.01% interest in Pharmaplan (Pty) Ltd. (“Pharmaplan”) it did not own at that date and to merge the Pharmaplan business with the pharma division of Litha, a publicly listed diversified healthcare company on the Johannesburg Stock Exchange, with headquarters in Johannesburg, South Africa (the “Combined Transactions”). On July 2, 2012, the Company acquired the 55.01% interest in Pharmaplan for cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. Litha subsequently acquired 100% of the share capital of Pharmaplan from the Company in exchange for cash of $15,450 (ZAR125,000) and the issuance of 169,090,909 Litha common shares at $0.3399 (ZAR2.75) per share. The Company further acquired an additional 73,083,214 shares of Litha from third parties at $0.3399 (ZAR2.75) per share for a total net consideration of $24,943 (ZAR200,802). Upon the closing of these transactions the Company owned 242,174,122 common shares of Litha, representing a 44.54% interest in Litha making it Litha’s single largest shareholder. The Combined Transactions described above in conjunction with certain shareholder agreements for 13.42% of Litha’s outstanding common shares gave the Company control over more than half of the voting rights of Litha and, therefore, the Company has included Litha within its consolidated financial statements as of July 2, 2012, the effective date of acquisition.

Prior to the Combined Transactions, the Company held a 44.99% interest in Pharmaplan and considered it an equity investment recorded at a value of $18,480 under “Investment in associates” on the interim unaudited consolidated balance sheet. In conjunction with the Company’s acquisition of the remaining 55.01% interest in Pharmaplan, the Company, in accordance with IFRS, revalued its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The consideration given for the Litha acquisition described above is comprised of the following:

$
Cash	47,643
Common shares of the Company	4,000
44.99% interest in Pharmaplan	30,774

Total consideration given	82,417

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2. BUSINESS COMBINATIONS (CONT’D)

The fair value allocation of the Litha purchase price as at the date of acquisition was:

$
Cash and cash equivalents	5,285
Trade and other receivables	23,661
Inventories	20,340
Income tax receivable	3,289

Current assets	52,575
Investment in an associate	607
Investment in a joint venture	27,950
Loans receivable from a joint venture	9,928
Deferred income tax assets	2,204
Property, plant and equipment	9,578
Intangible assets	104,600
Other non-current assets	410

Total assets	207,852

Bank overdraft	(6,010)
Payables, accruals and provisions	(18,073)
Finance lease liability	(790)
Income tax payable	(2,180)
Current portion of long-term liabilities	(3,771)

Current liabilities	(30,824)
Finance lease liability	(7,108)
Deferred tax liability	(27,441)
Loans from joint venture	(1,159)
Long-term liabilities	(29,891)

Total liabilities	(96,423)

Net assets	111,429
Non-controlling interests	(67,164)

Net assets net of non-controlling interests	44,265
Goodwill on acquisition	38,152

Net consideration paid and given in kind to Litha	82,417

The Company elected to measure the non-controlling interest in Litha using the proportionate share of its interest in Litha’s identifiable net assets as per applicable IFRS guidelines and consisted of $61,799 representing 55.46% of the acquired net assets of $111,429 and $5,365 representing the fair value of Litha share options at acquisition date.

The fair value of the trade and other receivables amounted to $23,661. The gross amount of trade and other receivables was $24,127. None of the trade receivables have been impaired and were collected.

The goodwill of $38,152 represents the excess of net consideration paid and given in kind over the net assets and non-controlling interest acquired and comprises the value of intangible assets that do not qualify for separate recognition; for example the assembled workforce, increased market presence, expected synergies and other benefits arising from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2. BUSINESS COMBINATIONS (CONT’D)

The available financial information in view of several acquisitions and the deconsolidation of a major subsidiary during the year ended December 31, 2012 does not allow for meaningful and accurate disclosure of pro-forma Litha revenues and net income (loss) had the Company concluded this acquisition at the beginning of the year.

3. FINANCIAL INSTRUMENTS

The Company’s Investment Policy regulates the investment activities relating to cash resources. An Investment Committee composed of representatives from management and the Board of Directors monitors compliance with said policy. The Company invests in strategic investments in the form of equity or strictly in liquid, high-grade investment securities with varying terms to maturity, selected with regard to the expected timing of investments and expenditures for continuing operations and prevailing interest rates.

	Carrying amount		Fair Value
	September 30, 2013 $	December 31, 2012 $	September 30, 2013 $	December 31, 2012 $
Financial assets
Cash and cash equivalents	69,949	118,744	69,949	118,744
Marketable securities	165,723	146,258	165,723	146,258
Trade and other receivables	41,731	38,587	41,731	38,587
Other current assets	259	412	259	412
Loans receivable from a joint venture	10,831	11,661	10,831	11,661
Other financial assets
Loans and other receivables	40,975	3,760	40,975	3,760
Available-for-sale financial investments (i)	2,830	628	2,830	628
Derivatives	853	173	853	173

Total financial assets	333,151	320,223	333,151	320,223

Financial liabilities
Bank overdraft	4,945	7,044	4,945	7,044
Payables, accruals and provisions	62,974	50,165	62,974	50,165
Other balances payable	1,125	2,000	1,125	2,000
Current portion of long-term liabilities	5,188	5,804	5,188	5,804
Long-term portion of other balances payable	589	—	589	—
Long-term portion of long-term liabilities	22,124	28,327	22,124	28,327

Total financial liabilities	96,945	93,340	96,945	93,340

(i)	In January 2013, the Company invested $2,000 in the share capital of a private entity based in Austria. The Company measures its investment at cost, as the fair value cannot be measured reliably. As at September 30, 2013, the Company has no plans to dispose of its investment.

Financial assets and liabilities—fair values

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

3. FINANCIAL INSTRUMENTS (CONT’D)

Level 2: valuation techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3: valuation techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

	September 30, 2013 $	Level 1 $	Level 2 $	Level 3 $
Recurring fair value measurements
Marketable securities	165,723	165,723	—	—
Available-for-sale financial investments	831	831	—	—
Derivatives	853	—	853	—

Total	167,407	166,554	853	—

	December 31, 2012 $	Level 1 $	Level 2 $	Level 3 $
Recurring fair value measurements
Marketable securities	146,258	143,060	3,198	—
Available-for-sale financial investments	628	628	—	—
Derivatives	173	—	173	—

Total	147,059	143,688	3,371	—

The Company used the following techniques to value financial instruments categorized in Level 2:

•	The fair value of bonds was determined by obtaining quoted market prices or executable dealer quotes for identical or similar instruments in inactive markets.

•	The fair value of the conversion feature is calculated using the Black Scholes valuation model. The inputs in the Black Scholes model are derived from directly and indirectly observable market data.

•	The fair value of forward exchange contracts is determined using the forward exchange rates at the measurement date, with the resulting value discounted back to present values.

RISK MANAGEMENT ACTIVITIES

As a result of its international activities, the Company, substantially through its South African subsidiary, is exposed to foreign currency risk. The Company’s investment in Litha is in ZAR while the Company’s functional and reporting currency is the CAD and as a consequence any movement in the CAD/ZAR exchange rate has a direct impact on the other comprehensive income attributable to the Company’s shareholders. In addition, the Company is exposed to foreign currency risk mainly on part of its South African subsidiary’s purchases. In order to reduce this risk, the Company regularly determines its net exposure to the primary currencies (EURO, United States dollars (“USD”) and British Pounds (“GBP”)) based on the Company’s predicted purchases over the next 18 months. The Company then enters into foreign currency forwards to hedge those exposures. For operational reasons, the Company decided not to designate those foreign currency forward contracts in hedge accounting relationships. Consequently, all changes in the fair values of such foreign currency forward contracts are recognized in the income statement.

With the exception of the forward contracts described above relating to Litha, the Company does not actively use derivative financial instruments to reduce its foreign exchange exposure and often relies on natural hedges to mitigate foreign currency risk.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

4. INVESTMENT IN ASSOCIATES

On March 16, 2010, the Company entered into a strategic investment to acquire an initial 34.99% ownership interest in Pharmaplan, a privately-owned specialty pharmaceutical company based in Johannesburg, South Africa. The Company paid $18,861 including a non-interest bearing loan of $2,879 (ZAR 21,000). In addition, the Company committed to additional future consideration by increasing its ownership position by 5% per year over the next 3 years to 49.99%, with such additional consideration based upon Pharmaplan’s future financial results. In addition, the Company had the option to increase its ownership interest in Pharmaplan to 100% in 2013, at a purchase price determined using Pharmaplan’s future financial results, payable in ZAR. Refer to Note 2 for additional information.

On March 1, 2011, the Company entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to the acquisition of a total 10% ownership interest in Pharmaplan. This increased the Company’s ownership from 34.99% to 44.99% effective March 1, 2011. The Company paid $5,975 including the settlement of the non-interest bearing loan mentioned above.

The equity interest acquired in Pharmaplan represented an investment subject to significant influence which was accounted for using the equity method from the date of the acquisition, March 16, 2010. The investments were initially recorded at cost and adjustments were made to include the Company’s share of Pharmaplan’s net income. The Company’s share of net income was adjusted to reflect the amortization of the fair value adjustments related to the Company’s share of the net identifiable assets of Pharmaplan acquired and the tax impact on the distributable earnings.

On July 2, 2012, in conjunction with the Litha acquisition further discussed in Note 2, the Company acquired the 55.01% interest it did not own in Pharmaplan and in accordance with IFRS revalued and eliminated its original investment in Pharmaplan as of July 2, 2012 at $30,774 and recorded a gain of $12,294.

The Company, as part of the Litha acquisition further discussed in Note 2, acquired a 30% equity interest and has significant influence in Firefly Investments Ltd. (“Firefly”), a private real estate property management company responsible for managing the property on which Litha’s headquarters are located.

	Three months ended September 30		Nine months ended September 30
	2013 $	2012 $	2013 $	2012 $
Carrying values, beginning of period	696	18,480	626	20,850
Additions in the period (i)	18	607	54	607
Eliminations in the period (ii)	—	(18,480)	—	(18,480)
Share of net income for the period before adjustments	(20)	31	69	1,899
Adjustments to net income:
Amortization of fair value adjustments	—	—	—	(886)
Taxation	—	—	—	(33)

Share of net income for the period	(20)	31	69	980
Foreign exchange translation adjustments	(31)	(25)	(86)	(25)
Share of dividends for the period	—	—	—	(3,319)

Carrying values, end of period	663	613	663	613

(i)	As part of the Litha acquisition, further discussed in Note 2, the Company acquired a 30% interest in Firefly.
(ii)	In conjunction with the Company’s acquisition of the 55.01% interest in Pharmaplan it did not already own on July 2, 2012, the Company in accordance with IFRS eliminated the carrying value of the Pharmaplan investment and began consolidating Pharmaplan through Litha – refer to Note 2 for additional details.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

5. INTEREST IN A JOINT VENTURE

Investment in The Biological and Vaccines Institute of Southern Africa Proprietary Limited (“Biovac”)

As part of the acquisition of Litha, the Company acquired a 52.5% interest in Biovac on July 2, 2012—refer to Note 2 for additional information. Biovac is a jointly controlled entity with the Government of South Africa, involved in the production and commercialization of vaccines in South Africa and South African Development Community (“SADC”). The interest in the joint venture is accounted for using the equity method of accounting. The joint venture is initially recorded at fair value and adjustments are made to include the Company’s share of Biovac’s net income. The Company’s share of net (income) loss from the joint venture is adjusted to reflect the amortization of the fair value adjustments related to the Company’s share of the net identifiable assets of Biovac acquired and their tax impact.

	Three months ended September 30		Nine months ended September 30
	2013 $	2012 $	2013 $	2012 $
Carrying values, beginning of period	26,860	32,882	30,476	32,882
Share of net income for the period before adjustments	513	(567)	17	(567)
Adjustments to net income:
Amortization of fair value adjustments	(244)	(283)	(748)	(283)
Taxation	68	79	209	79

Share of net income (loss) from the joint venture for the period	337	(771)	(522)	(771)
Foreign exchange translation adjustments	(1,022)	(1,319)	(3,779)	(1,319)

Carrying values, end of period	26,175	30,792	26,175	30,792

The Company is presenting selected financial information derived from Biovac’s unaudited financial statements:

	Three months ended September 30		Nine months ended September 30
Biovac’s statement of income data	2013 $	2012 $	2013 $	2012 $
Revenues	36,550	31,265	104,906	31,265
Cost of Sales	32,659	27,868	93,240	27,868

Gross income	3,891	3,397	11,666	3,397
Operating expenses	2,654	4,265	10,630	4,265

Earnings (loss) before under-noted items	1,237	(868)	1,036	(868)
Interest, depreciation, foreign exchange and income taxes	243	213	987	213

Net income (loss) for the period	994	(1,081)	49	(1,081)

	September 30, 2013	December 31, 2012
Biovac’s balance sheet data	$	$
Current assets	76,430	73,882
Long-term assets	29,970	30,016

Total Assets	106,400	103,898

Current liabilities	79,979	13,409
Long-term liabilities	12,372	81,766

Total Liabilities	92,351	95,175

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

5. INTEREST IN A JOINT VENTURE (CONT’D)

The Company’s share of the joint venture’s minimum capital investment commitments as at September 30, 2013 is $3,386, including ZAR18,180, €952 and £118. These commitments end in 2014.

6. SHARE CAPITAL

Authorized

100,000,000 common shares without nominal or par value.

Issued and outstanding

	Nine months ended September 30, 2013
	Balance beginning of year	Exercise of share options	Employee share purchase plan	Balance end of period
Number of shares	20,405,360	293,571	4,650	20,703,581
Amount ($)	172,282	7,164	247	179,693

Share option issuances and option compensation expense

Paladin

The Company recorded share option compensation expense with a corresponding credit to other paid-in capital and determined the fair value of share options under the Black-Scholes option pricing model using the following assumptions:

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Share-based compensation expense	$588	$569	$1,643	$1,896
Weighted average fair value of options	$13.28	$11.63	$10.87	$10.94
Weighted average risk-free interest rate	1.57%	1.12%	1.27%	1.30%
Dividend yield	Nil	Nil	Nil	Nil
Weighted average volatility factor	25.90%	29.18%	26.60%	29.40%
Annualized forfeiture rate	7.08	7.09	7.08	7.09
Weighted average expected life	4 years	4 years	4 years	4 years

The changes to the number of share options granted by the Company and their weighted average exercise price are as follows:

	2013		2012
	Weighted average exercise price		Weighted average exercise price
	#	$	#	$
Balance at January 1	1,413,618	25.95	1,215,175	20.02
Options granted	309,702	51.08	327,955	43.69
Options exercised	(293,571)	17.91	(94,035)	12.27
Options expired/forfeited	(96,964)	42.21	(40,718)	28.23

Balance at September 30	1,332,785	32.38	1,408,377	25.81

Options exercisable at September 30	601,829	18.78	577,724	15.31

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

6. SHARE CAPITAL (CONT’D)

Litha

The Company has recorded a share option compensation expense related to the Litha plan, with a corresponding credit to non-controlling interest and determined the fair value of share options under the Black-Scholes option pricing model using the following assumptions:

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Share-based compensation expense	$155	$354	$842	$354
Weighted average fair value of options	$0.20	$0.24	$0.20	$0.24
Weighted average risk-free interest rate	5.97%	5.99%	5.97%	5.99%
Dividend yield	Nil	Nil	Nil	Nil
Weighted average volatility factor	35%	42%	35%	42%
Annualized forfeiture rate	5.16%	5.16	5.16%	5.16
Weighted average expected life	2 years	2 years	2 years	2 years

The changes to the number of share options granted by Litha and their weighted average exercise price are as follows:

	2013
	Weighted average exercise price
	#	ZAR
Balance at January 1	35,460,696	2.38
Options exercised	(277,502)	1.15
Options expired/forfeited	(1,893,518)	2.32

Balance at September 30	33,289,676	2.44

Options exercisable at September 30	19,220,258	2.12

SHARE BUYBACK

On February 28, 2013, the Company received regulatory approval from the Toronto Stock Exchange (“TSX”) to carry out a normal course issuer bid effective March 4, 2013. The Company had been authorized to purchase up to 906,669 of its common shares in the twelve-month period following the bid’s effective date. The Company has not repurchased any of its common shares during the nine months ended September 30, 2013.

7. SEGMENT INFORMATION

The Company, prior to the Litha acquisition effective July 2, 2012, had one reportable segment, namely the research, development, acquisition, in-licensing, marketing and distribution of pharmaceutical products in Canada and internationally. In accordance with IFRS, the Litha acquisition represents a significant financially distinct aspect of the Company’s operations whose operating results are regularly reviewed by the Company’s chief executive officer to make decisions about resources to be allocated to the segment and assess its performance. For internal management reporting purposes, the Company is now structured and its financial information is presented in two separate operating segments as follows:

(1)	Paladin Canada and rest of the world—focused on the in-licensing, acquisition, marketing, distribution and development of pharmaceutical products in Canada and internationally (excluding the

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

7. SEGMENT INFORMATION (CONT’D)

South African and SADC market which is part of the Africa (Litha) segment below). The Paladin group carries out business mainly in Canada with certain operating revenue streams in Europe, Barbados, United States of America, Australia and New Zealand. Substantially all of the Paladin group tangible assets are located in Canada. In addition, the operating segment earns interest income from the investment of its excess cash.

(2)	Africa (Litha)—focused on the wholesale and distribution of pharmaceuticals, the wholesale distribution and assembly of medical devices and consumables and the supply of vaccines to South Africa and the SADC countries.

No other operating segments have been aggregated to form the above reportable operating segments. Management monitors the operating results of its segments separately for the purpose of making decisions about resource allocation and performance assessments. Segment performance is evaluated based on revenue growth and operating net income or loss and is measured consistently with revenue growth and operating net income or loss in the consolidated financial statements.

	Three months ended September 30, 2013			Three months ended September 30, 2012
	Paladin $	Litha $	Consolidated $	Paladin $	Litha $	Consolidated $
Revenues from external customers	42,041	28,952	70,993	37,671	29,228	66,899
Segment net income (loss)	13,616	23	13,639	24,892	(157)	24,735

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	Paladin $	Litha $	Consolidated $	Paladin $	Litha $	Consolidated $
Revenues from external customers	121,101	86,068	207,169	113,364	29,228	142,592
Segment net income (loss)	37,320	1,276	38,956	47,092	(157)	46,935

Segment assets	Paladin $	Litha $	Consolidated $
September 30, 2013	457,885	147,813	605,698
December 31, 2012	437,280	167,237	604,517

Segment liabilities
September 30, 2013	62,777	89,761	152,538
December 31, 2012	61,003	92,999	154,002

There are no significant inter-segment operating transactions and adjustments.

8. RELATED PARTY DISCLOSURES

Joddes

Joddes Limited (“Joddes”), a private Canadian corporation, together with its affiliates control in aggregate approximately 34% of the outstanding shares of the Company as at September 30, 2013, and one director of the Company, the Company’s President, CEO and Chairman, is related to this group.

The Company engages a wholly-owned subsidiary of Joddes to provide logistics services including: customer service, warehousing, shipping, invoicing, collection services and certain manufacturing and selling services on behalf of the Company. The logistics services agreement is for a period of 5 years ending in 2018 with options to

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

8. RELATED PARTY DISCLOSURES (CONT’D)

renew extending the term to 2020 and beyond. This variable rate logistic services agreement invoices costs per product line depending on product-specific characteristics and contains no fixed minimum components. Either party may terminate this agreement with a twelve month notice period. The Company also engages this affiliate to perform certain research and development and selling services on a contractual pay-for-use basis. In addition, the Company leases its office facilities from another wholly-owned subsidiary of Joddes. This lease is for a period of 10 years, ending in 2013 and includes minimum annual payments for a total remaining committed amount of $53 as at September 30, 2013 and is included in the purchase and service based commitments in Note 9.

The Company has also entered into contractual royalty agreements with a wholly-owned subsidiary of Joddes for certain legacy and over-the-counter products. The terms of these arrangements vary whereby the Company may earn a royalty fee based on certain established terms relating to the performance of the respective products such as through a percentage of net sales or as a percentage of a defined product contribution.

The table below reflects all transactions and services with Joddes carried in the normal course of operations, which include those referred to in the agreements described above, as well as revenues from a wholly-owned subsidiary of Joddes:

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
	$	$	$	$
Revenues	140	79	438	378
Purchases	143	3,687	1,489	8,573
Selling, general and administrative	1,106	1,812	3,677	6,020
Research and development	300	134	641	415

As at September 30, 2013, the Company has a balance payable to a wholly-owned subsidiary of Joddes, included in Payables, accruals and provisions on the interim unaudited consolidated balance sheets, of $2,230 (December 31, 2012: $1,582).

Pharmaplan

At July 1, 2012, the Company owned a 44.99% interest in the common shares of Pharmaplan and considered this investment a related party. On July 2, 2012, the Company acquired the 55.01% interest in Pharmaplan which it did not own for a cash consideration of $38,150 and the issuance of 88,948 common shares at $44.97 per share. On March 1, 2011, the Company had entered into an agreement with Pharmaplan to accelerate the purchase of Pharmaplan shares leading to an acquisition of a total of 10% ownership interest in Pharmaplan. The Company paid $5,975 which included the settlement of a previous investment in a non-interest bearing loan in Pharmaplan of $2,879. During the year ended December 31, 2012, Pharmaplan declared and paid dividends of ZAR60,000, the Company’s share was ZAR26,994 or $3,319.

Litha related entities

During the quarter and the nine months ended September 30, 2013, Litha invoiced Biovac, a related joint venture, logistics fees of $1,294 (ZAR11,820) and $3,752 (ZAR34,279), respectively, compared to $1,062 (ZAR8,955) for the same comparative periods last year. In addition, during the same periods, interest earned on the loan to Biovac was $222 (ZAR2,135) and $676 (ZAR6,275), respectively, compared to $243 (ZAR2,014) for the same comparative periods last year. Both the logistic fees and the interest earned are included in the consolidated

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

8. RELATED PARTY DISCLOSURES (CONT’D)

statement of income under revenues and the corresponding costs under share of net loss from a joint venture. Moreover, during the same periods, Litha has paid rental fees of $178 (ZAR1,634) and $540 (ZAR4,929), respectively, compared to $169 (ZAR1,424) for the same comparative periods last year to an associate included in the income statement under selling, general and administrative expenses and the corresponding revenues under share of net loss from an associate.

As at September 30, 2013, the Company has loans receivable from a joint venture of $10,831 (December 31, 2012: $11,661).

All transactions with related parties, except for the Pharmaplan / Litha strategic partnership transaction described above and further disclosed in Note 2, are carried out in the normal course of operations. The accounts payable to related parties are on normal commercial terms and conditions and are non-interest bearing.

9. COMMITMENTS

In the normal course of business, the Company secures development, sales, marketing and distribution rights to innovative drug products requiring royalties or product payments considered normal operating commitments and as such not included herein. Similarly, the Company has entered into various product agreements which include contractual obligations extending beyond the current year. These obligations due to their significance and/or being considered outside of the Company’s normal course of business are separately disclosed and are classified into three major categories: revenue based, milestone based, and purchase and services based commitments.

REVENUE BASED COMMITMENTS

The Company may have to pay up to $2,061 (US$2,000) (2012—$2,115 (US$2,000)) if it achieves specific sales volumes on specific products in the future, over a maximum of five years (2012—five years).

MILESTONE BASED COMMITMENTS

The Company has also committed to fund certain research and development expenditures of third parties of $587 (2012—$828) including €63 (2012—€250) over the next year (2012—two years). In addition, certain additional payments may be required under these agreements if milestones are met, such as regulatory approval in Canada. Based on the outcome of these milestones, the Company may have to pay up to $2,734 (2012—$2,901), including US$2,111 (2012—US$2,461) and £125 (2012—£125), over a maximum period of 15 years (2012—15 years).

PURCHASE AND SERVICE BASED COMMITMENTS

The Company is committed to making minimum purchases of inventory, property, plant and equipment and minimum expenditures for regulatory, selling and marketing services of $15,504 (2012—$19,658), including US$1,750 (2012: US$1,750), €5,561 (2012—€9,390), ZAR18,180 (2012: ZAR13,965) and £118 (2012—£128), to retain exclusive distribution agreements for certain products. These commitments end in 2019.

OTHER CONTRACTUAL COMMITMENTS

The Company is also committed to invest $4,000 in a secured debenture at the request of a third party with whom it has strategic commercial relationships. The commitment expires in 2016.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

10. SUPPLEMENTAL DISCLOSURE FOR CONSOLIDATED STATEMENTS OF CASH FLOWS

Effect on cash flows of changes in working capital and other non-cash balances are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013 $	2012 $	2013 $	2012 $
(Increase) decrease in trade and other receivables	(3,571)	1,037	(9,893)	(74)
(Increase) decrease in inventories	(5,568)	1,862	(13,553)	(1,416)
Increase (decrease) in payables, accruals and provisions	7,814	(5,658)	16,953	(8,549)
Decrease in deferred revenue	(1,813)	(903)	(884)	(1,444)
Increase in income taxes payable	1,063	784	5,329	313
Other working capital non-cash balances	(753)	1,239	197	257

	(2,828)	(1,639)	(1,851)	(10,913)

11. SUBSEQUENT EVENTS

On November 5, 2013, the Company reached a definitive agreement to be acquired by Endo Health Solutions Inc. (“Endo”), a leading U.S.-based specialty pharmaceutical company, in a stock and cash transaction valued at approximately $1,700,000. Pursuant to the acquisition, both Endo and the Company will be acquired by a newly-incorporated Irish holding company (“New Endo”). Under the terms of the agreement, which have been unanimously approved by the boards of both companies, the Company’s shareholders will receive 1.6331 shares of New Endo stock, $1.16 in cash, subject to adjustment, for each of the Company’s share they own upon closing, pursuant to a plan of arrangement under Canadian law and one common share of Knight Therapeutics Inc. (“Knight”), a newly-formed public company in Canada. Knight will own Impavido®, an approved product of the Company, indicated for the treatment of leishmaniasis with international sales of approximately $2,500, certain rights associated with that product and $1,000 in cash. The transaction values each Paladin share at $77.00, based on the 5 day volume weighted average price of Endo shares and the 5 day average currency exchange rate calculated at close of market on Friday, November 1. The transaction is expected to close in the first half of 2014, subject to certain conditions and approvals, including regulatory approvals in the U.S., Canada and South Africa, the approval of both companies’ shareholders at special meetings, the approval of the Superior Court of Québec, the registration and listing of New Endo shares and other customary closing conditions. Shareholders representing approximately 34% of the Company’s outstanding shares have agreed to vote in favor of the transaction. These shareholders have the right to terminate this voting agreement if Endo’s volume weighted average share price declines more than 24% during an agreed reference period. Under certain circumstances, should the proposed merger terminate, the Company may be obligated to pay Endo a termination fee of $60,000. Under certain other similar circumstances, should the proposed merger terminate, Endo may be obligated to pay the Company a termination fee of $60,000.

Annex A

ARRANGEMENT AGREEMENT

AMONG

ENDO HEALTH SOLUTIONS INC.,

SPORTWELL LIMITED,

SPORTWELL II LIMITED,

ULU ACQUISITION CORP.,

RDS MERGER SUB, LLC,

8312214 CANADA INC.

AND

PALADIN LABS INC.

November 5, 2013

ARTICLE 1 INTERPRETATION		A-5

1.1	Definitions	A-5
1.2	Currency	A-20
1.3	Interpretation Not Affected by Headings	A-20
1.4	Knowledge and Disclosure	A-20
1.5	Extended Meanings, Etc.	A-20
1.6	Date of any Action	A-21
1.7	Schedules	A-21

ARTICLE 2 THE ARRANGEMENT AND MERGER		A-21

2.1	The Arrangement	A-21
2.2	The Merger	A-24
2.3	The Closing	A-29
2.4	Preparation of Joint Proxy Statement/Circular and Form S-4	A-29
2.5	Shareholder Meetings	A-31
2.6	Holdco Alternative	A-32

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		A-34

3.1	Representations and Warranties of the Company	A-34
3.2	Representations and Warranties of Parent	A-54
3.3	Representations and Warranties of IrishCo	A-60
3.4	Representations and Warranties of Interco	A-60
3.5	Survival of Representations and Warranties	A-61

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		A-61

4.1	Covenants of the Company	A-61
4.2	Covenants of Parent	A-64

ARTICLE 5 ADDITIONAL COVENANTS		A-65

5.1	Access to Information	A-65
5.2	Consents and Approvals	A-65
5.3	Covenants of the Company Regarding the Arrangement and the Merger	A-67
5.4	Covenants of the Parent Regarding the Arrangement and the Merger	A-68
5.5	Parent Guarantee	A-68
5.6	Employee Matters	A-68
5.7	Indemnification and Insurance	A-69
5.8	Rule 16b-3 Actions	A-70
5.9	Stock Exchange Listings	A-70
5.10	Takeover Statutes	A-71
5.11	Creation of Distributable Reserves	A-71
5.12	IrishCo and InterCo Resolutions	A-72
5.13	Financing Cooperation	A-72
5.14	Board of Directors	A-74
5.15	Separation	A-74
5.16	IrishCo Euro Shares	A-74
5.17	Whitewash Requirements	A-75

ARTICLE 6 ACQUISITION PROPOSALS		A-75

6.1	Company Non-Solicitation	A-75
6.2	Parent Right to Match	A-76
6.3	Parent Non-Solicitation	A-78
6.4	Parent Third Party Proposals	A-79

ARTICLE 7 TERMINATION		A-81

7.1	Termination	A-81
7.2	Termination Fee	A-82
7.3	Void upon Termination	A-83

ARTICLE 8 CONDITIONS PRECEDENT		A-83

8.1	Mutual Conditions Precedent	A-83
8.2	Additional Conditions Precedent to the Obligations of the Company	A-84
8.3	Additional Conditions Precedent to the Obligations of Parent	A-85
8.4	Conditions Precedent to the Merger	A-85

ARTICLE 9 GENERAL		A-86

9.1	Notices	A-86
9.2	Expenses	A-87
9.3	No Assignment	A-87
9.4	Benefit of Agreement	A-87
9.5	Public Announcements	A-87
9.6	Governing Law; Attornment; Service of Process; Waiver of Jury Trial	A-87
9.7	Entire Agreement	A-88
9.8	Third Party Beneficiaries	A-88
9.9	Amendment	A-89
9.10	Waiver and Modifications	A-89
9.11	Severability	A-89
9.12	Further Assurances	A-90
9.13	Injunctive Relief	A-90
9.14	No Recourse	A-90
9.15	Counterparts	A-90

SCHEDULE A FORM OF PLAN OF ARRANGEMENT		A-1
SCHEDULE B ARRANGEMENT RESOLUTION		B-1
SCHEDULE C REQUIRED REGULATORY APPROVALS		C-1
SCHEDULE D FORM OF VOTING AGREEMENT		D-1
SCHEDULE E BUSINESS SEPARATION TERM SHEET		E-1

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of November 5, 2013

AMONG

ENDO HEALTH SOLUTIONS INC., a corporation incorporated under the laws of Delaware, (“Parent”)

-and-

SPORTWELL LIMITED, a company incorporated in Ireland (Registered Number 534814) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland, (“IrishCo”)

-and-

SPORTWELL II LIMITED, a company incorporated in Ireland (Registered Number 534651) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland, (“Interco”)

-and-

ULU ACQUISITION CORP., a corporation incorporated under the laws of Delaware (“DE INC.”)

-and-

RDS MERGER SUB, LLC, a limited liability company organized under the laws of Delaware (“Merger Sub”)

-and-

8312214 CANADA INC., a corporation organized under the laws of Canada (“CanCo 1” and, together with Parent, IrishCo, Interco, DE INC. and Merger Sub, the “Parent Parties”)

-and-

PALADIN LABS INC., a corporation continued under the laws of Canada (the “Company”)

WHEREAS, IrishCo proposes, upon the terms and subject to the conditions set forth in this Agreement, to cause CanCo 1 to offer to and to acquire and CanCo 1 hereby offers to acquire all of the outstanding shares of the Company pursuant to and in the manner provided for by the Arrangement and Parent proposes, upon the terms and subject to the conditions set forth in this Agreement, to cause Merger Sub to merge with and into Parent, with Parent being the surviving corporation (the “Merger”);

WHEREAS, the Company Board of Directors has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and that it is in the best interests of the Company to enter into this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favour of the Arrangement Resolution;

WHEREAS, further to CanCo 1’s offer, the Parent Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders and (iii) resolved to recommend that the Parent Shareholders adopt this Agreement; and

WHEREAS, further to CanCo 1’s offer, Parent, CanCo 1 and certain Company Shareholders (the “Specified Shareholders”) intend to enter into Voting Agreements, in the form set forth on Schedule D,

concurrently with the execution of this Agreement, providing that, among other things, the Specified Shareholders will support the Arrangement and the other transactions contemplated by this Agreement, including by voting in favour of the Arrangement Resolution (each, a “Voting Agreement”).

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934;

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Affiliate” shall have the meanings ascribed to it under the 1933 Securities Act;

“Agreement” means this Arrangement Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Amalco” shall have the meaning ascribed to it in the Plan of Arrangement;

“Arrangement” means an arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement;

“Arrangement Cash Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Arrangement Exchange Agent” means the bank or trust company, reasonably acceptable to the Company, appointed by Parent, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Cash Consideration and the Arrangement Stock Consideration;

“Arrangement Stock Consideration” means, in respect of each Company Common Share subject to the Arrangement, 1.6331 IrishCo Shares to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement;

“Arrangement Therapeutics Consideration” means, in respect of each Company Common Share subject to the Arrangement, one Therapeutics Common Share, to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Parent and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, New York, New York or Dublin, Ireland are closed for business;

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder;

“CBCA” means the Canada Business Corporations Act and all regulations made thereunder;

“Certificate” shall have the meaning ascribed to it in Section 2.2(e)(iii);

“Certificate of Merger” shall have the meaning ascribed to it in Section 2.2(b)(i);

“CFDA” shall have the meaning ascribed to it in Section 3.1(u)(i);

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Closing” shall have the meaning ascribed to it in Section 2.3(a);

“Closing Date” shall have the meaning ascribed to it in Section 2.3(a);

“Code” means the United States Internal Revenue Code of 1986;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any person designated by the Commissioner to act on his behalf;

“Company Acquisition Agreement” shall have the meaning ascribed to it in Section 6.1(a)(iv);

“Company Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification thereto), whether or not in writing, with respect to (a) any acquisition by any Person or group of Persons of the Company’s voting equity securities (or securities convertible into or exchangeable or exercisable for the Company’s voting equity securities) representing 20% or more of the Company’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting equity securities) or (b) any acquisition by any Person or group of Persons of any assets of the Company and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of the Company) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between only the Company and/or one or more of its wholly-owned Subsidiaries;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2012 and 2011, together with the notes thereto;

“Company Board of Directors” means the board of directors of the Company;

“Company Change of Recommendation” means any of the following: (A) the Company Board of Directors fails to publicly make the Company Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Parent its approval of the Arrangement or the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to any Company Acquisition Proposal shall be considered a modification, in a manner adverse to Parent, of the Company Recommendation), (B) Parent requests in writing that the Company Board of Directors reaffirm the Company Recommendation or publicly reject any Company Acquisition Proposal and the Company Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the Company Board of Directors accepts, approves, endorses or recommends any Company Acquisition Proposal, (D) the Company enters into a Company Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any Company Acquisition Proposal or (E) the Company or the Company Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“Company Common Shares” means the common shares without par value in the capital of the Company;

“Company Data Room” means the Company’s electronic data room posted on https://datasite.merrillcorp.com as it existed at 11:59 pm on November 4, 2013;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to Parent concurrently with the execution of this Agreement;

“Company Distributable Reserves Resolution” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“Company Employees” shall have the meaning ascribed to it in Section 5.6(a);

“Company Fairness Opinion” means the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders;

“Company Financial Advisor” means Credit Suisse Securities (USA) LLC;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the six months ended June 30, 2013, together with the notes thereto;

“Company Indemnified Party” shall have the meaning ascribed to it in Section 5.7(a);

“Company Material Contract” shall have the meaning ascribed to it in Section 3.1(s);

“Company Material Properties” means, collectively, each of the properties identified in Sections 3.1(o) and 3.1(p) of the Company Disclosure Letter;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Owned Real Property” shall have the meaning ascribed to it in Section 3.1(o);

“Company Plan” shall have the meaning ascribed to it in Section 3.1(v)(i);

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on SEDAR since December 31, 2011;

“Company Recommendation” means the unanimous recommendation of the Company Board of Directors that the Company Shareholders vote in favour of the Arrangement Resolution;

“Company Senior Management” means the individuals set forth in Section 1.4 of the Company Disclosure Letter;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Company Shareholder” means a holder of one or more Company Common Shares;

“Company Shareholder Approval” means the affirmative vote of at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or represented by proxy at the Company Meeting;

“Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Company Acquisition Proposal” as it relates to securities of the Company shall be changed to “100%” and references to “20%”, as regards the assets of the Company, shall be changed to “all or substantially all”) made by a third party or third parties acting jointly (other than Parent, IrishCo, and any of their respective Affiliates, including CanCo 1) and which, or in respect of which:

(a)	the Company Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Company Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement and the Merger (including any adjustment to the terms and conditions of the Arrangement and the Merger proposed by Parent pursuant to Section 6.2);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the Person or Persons making such Company Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such Company Acquisition Proposal has been demonstrated to be available to the satisfaction of the Company Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and

(c)	is made available to all of the Company Shareholders on the same terms and conditions;

“Company Superior Proposal Notice” means a written notice provided by the Company to the Parent delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Company Board of Directors that a Company Superior Proposal exists, advising the Parent that the Company has received a Company Superior Proposal and specifying the information with respect thereto required by the definition of

Company Superior Proposal and including written notice of the determination of the Company Board of Directors that the Company Acquisition Proposal constitutes a Company Superior Proposal;

“Company Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b);

“Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder;

“Competition Act Approval” means:

(a)	the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been modified or withdrawn prior to Closing; or

(b)	IrishCo and the Company have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting periods under section 123 of the Competition Act have expired or have been terminated in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act,

and, in the case of either (b) or (c), IrishCo has been advised in writing by the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (a “no-action letter”), and any terms and conditions attached to any such no-action letter are acceptable to Parent acting reasonably, and such no-action letter has not been modified or withdrawn prior to Closing;

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which the Company or any of its Subsidiaries, on the one hand, or Parent or any Parent Material Subsidiary, on the other hand, is a party or by which the Company or any of its Subsidiaries, on the one hand, or Parent or any Parent Material Subsidiary, on the other hand, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Superior Court of Québec;

“CSPP Participant” has the meaning ascribed to it in the Plan of Arrangement;

“Debt Financing” shall have the meaning ascribed to it in Section 5.13;

“DGCL” shall have the meaning ascribed to it in Section 2.2(a);

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosing Party” shall have the meaning ascribed to it in Section 5.2(c);

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the CBCA and the Final Order;

“Effective Time” shall have the meaning ascribed to it in Section 1.1 of the Plan of Arrangement;

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise);

“Environmental Approvals” means all Permits or other authorizations or requirements issued or required by any Governmental Authority pursuant to any Environmental Law;

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Laws” means Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases;

“Equity Exchange Ratio” means, as of the time of calculation, the ratio of Parent Common Shares to IrishCo Shares;

“ESPP” shall have the meaning ascribed to it in Section 2.2(h);

“ESPP Option” shall have the meaning ascribed to it in Section 2.2(h);

“Exchange Agent” shall have the meaning ascribed to it in Section 2.2(f)(i);

“Exchange Fund” shall have the meaning ascribed to it in Section 2.2(f)(i);

“FDA” means the United States Food and Drug Administration or any successor entity;

“FDCA” shall have the meaning ascribed to it in Section 3.1(u);

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and Parent, each acting reasonably) on appeal;

“Financing Sources” shall mean the Persons (other than the Company or any of its Subsidiaries) that have committed to provide or arrange or have otherwise entered into agreements to provide or arrange any financing in connection with the transactions contemplated hereby, including their respective, current or future general or limited partners, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any current or future general or limited partner, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing;

“Form S-4” shall have the meaning ascribed to it in Section 2.4(a);

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, the NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Environmental Laws or may impair the Environment, the health of any Person, property, or plant or animal life;

“Holdco Agreements” has the meaning specified in Section 2.6(a)(x);

“Holdco Alternative” has the meaning specified in Section 2.6(a);

“Holdco Election Date” has the meaning specified in Section 2.6(a);

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor act;

“IFRS” means International Financial Reporting Standards as in effect as of the date of this Agreement (unless otherwise expressly provided herein);

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.7(a);

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Parent, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and Parent, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada);

“Investment Canada Act Approval” means that IrishCo shall have received written evidence from the responsible Minister or Ministers under the Investment Canada Act that the Minister(s) are satisfied or deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the Investment Canada Act and such approval has not been modified or withdrawn;

“Irish High Court Application” shall have the meaning ascribed to it in Section 5.11(c)(i);

“IrishCo Distributable Reserves Proposals” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“IrishCo Euro Share” means an ordinary share, par value €1.00 per share, in the share capital of IrishCo;

“IrishCo Share” means an ordinary share, par value US $0.0001 per share, in the share capital of IrishCo;

“Irish Subsidiary” shall mean a “subsidiary” within the meaning of section 155 of the Companies Act of Ireland;

“Joint Proxy Statement/Circular” shall have the meaning ascribed to it in Section 2.4(a);

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company or any of its subsidiaries holds voting shares, equity interests or other rights of participation but which is not a Subsidiary of the Company, and any Subsidiary or downstream Affiliate of any such entity;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Lease” shall have the meaning ascribed to it in Section 3.1(p);

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.2(f)(ii);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litha” means Litha Healthcare Group Limited, a company incorporated in South Africa.

“Litha Public Disclosure Record” means all documents filed by or on behalf of Litha on the Johannesburg Stock Exchange News Service (SENS) since December 31, 2011 or available on the public website of Litha located at www.lithahealthcare.co.za/ on the date hereof;

“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Company or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the pharmaceutical industry;

(f)	any change in IFRS or U.S. GAAP;

(g)	any actions taken (or omitted to be taken) by the Company upon the express written request of Parent; or

(h)	any failure by the Company to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition);

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as the Company and its Subsidiaries;

“Merger” shall have the meaning ascribed to it in Section 2.2(a);

“Merger Consideration” shall have the meaning ascribed to it in Section 2.2(e)(iii);

“Merger Effective Time” shall have the meaning ascribed to it in Section 2.2(b)(i);

“NASDAQ” means the NASDAQ Global Select Market;

“New Plans” shall have the meaning ascribed to it in Section 5.6(b);

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of September 10, 2013 between the Company and the Parent, as it may be amended, restated, supplemented or otherwise modified from time to time;

“Old Plans” shall have the meaning ascribed to it in Section 5.6(b);

“Option Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Other Parent Share-Based Awards” shall have the meaning ascribed to it in Section 2.2(g)(i)C;

“Outside Date” means the date that is six months after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

“Parent Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, a Parent Acquisition Proposal;

“Parent Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification thereto) with respect to (a) any acquisition by any Person or group of Persons of Parent’s voting equity securities (or securities convertible into or exchangeable or exercisable for Parent’s voting equity securities) representing 20% or more of the Parent’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such equity securities) or (b) any acquisition by any Person or group of Persons of any assets of Parent and/or one or more of Parent’s Subsidiaries (including equity interests of any of Parent’s Subsidiaries) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of Parent and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Parent most recently filed prior to such time as part of the Parent Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multistep transaction or series of transactions, directly or indirectly involving Parent or any Parent’s Subsidiaries, and in each case excluding the Merger and the other transactions contemplated by this Agreement and any transaction between only the Parent and/or one or more of its wholly-owned Subsidiaries;

“Parent Board of Directors” means the board of directors of the Parent;

“Parent Change of Recommendation” means any of the following: (A) the Parent Board of Directors fails to publicly make the Parent Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to the Company its approval of this Agreement or the Parent Recommendation (it being understood that publicly taking a neutral position or no position with respect to any Parent Acquisition Proposal shall be considered a modification, in a manner adverse to the Company, of the Parent Recommendation), (B) the Company requests in writing that the Parent Board of Directors reaffirm the Parent Recommendation or publicly reject any Parent Acquisition Proposal and the Parent Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the Parent Board of Directors accepts, approves, endorses or recommends any Parent Acquisition Proposal, (D) Parent enters into a Parent Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any Parent Acquisition Proposal or (E) Parent or the Parent Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“Parent Common Share” means a share of common stock, par value $0.01, of Parent;

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Parent and delivered to the Company prior to the execution of this Agreement;

“Parent Distributable Reserves Resolution” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“Parent Financial Statements” has the meaning ascribed to it in Section 3.2(g)(ii);

“Parent Indemnified Party” has the meaning ascribed to it in Section 5.7(a);

“Parent Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which Parent or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the pharmaceutical or medical device industries;

(f)	any change in IFRS or U.S. GAAP;

(g)	any actions taken (or omitted to be taken) by Parent upon the express written request of the Company; or

(h)	any failure by Parent to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition);

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as Parent and its Subsidiaries;

“Parent Material Contract” has the meaning ascribed to that term in Section 3.2(l)(i);

“Parent Material Subsidiaries” means Endo Pharmaceuticals Inc., American Medical Systems Holdings, Inc., Generics International (US), Inc. (d/b/a Qualitest);

“Parent Public Disclosure Record” means all documents filed by or on behalf of the Parent on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) system since December 31, 2011;

“Parent Recommendation” means the unanimous recommendation of the Parent Board of Directors that the Parent Shareholders vote to adopt this Agreement;

“Parent Senior Management” means the individuals set forth in Section 1.4 of the Parent Disclosure Letter;

“Parent Share Awards” shall have the meaning ascribed to it in Section 2.2(g);

“Parent Share Option” shall have the meaning ascribed to it in Section 2.2(g)(i)A;

“Parent Share Plans” means the Endo Assumed Stock Incentive Plan, the Endo 2010 Stock Incentive Plan, the Endo Amended and Restated 2007 Stock Incentive Plan, the Endo 2004 Stock Incentive Plan and the Endo 2000 Stock Incentive Plan;

“Parent Shareholder” means a holder of one or more Parent Common Shares;

“Parent Shareholder Approval” shall have the meaning ascribed to it in Section 2.5(a);

“Parent Shareholders Meeting” shall have the meaning ascribed to it in Section 2.5(a);

“Parent Superior Proposal” means an unsolicited bona fide written Parent Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Parent Acquisition Proposal” shall be changed to “50% or more”) made by a third party or third parties acting jointly and which, or in respect of which:

(a)	the Parent Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Parent Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Parent shareholders from a financial point of view than the Arrangement and the Merger;

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Parent Acquisition Proposal and the Person or Persons making such Parent Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such Parent Acquisition Proposal has been demonstrated to be available to the satisfaction of the Parent Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and

(c)	is made available to all of Parent Shareholders on the same terms and conditions;

“Parent Superior Proposal Notice” means a written notice provided by Parent to the Company, delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Parent Board of Directors that a Parent Superior Proposal exists, advising the Company that Parent has received a Parent Superior Proposal and specifying the information with respect thereto required by the definition of Parent Superior Proposal and including written notice of the determination of the Parent Board of Directors that the Parent Acquisition Proposal constitutes a Parent Superior Proposal;

“Parent Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(c);

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP or IFRS, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) licenses of non-material Intellectual Property in the ordinary course of business; (viii) any purchase money security interests, equipment leases or similar financing arrangements; (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto; and (x) any Liens that are not material to the Company, its Subsidiaries or their businesses, taken as a whole or Parent, its Subsidiaries or their businesses, taken as a whole, as applicable;

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 5 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably;

“PMPRB” shall have the meaning ascribed to it in Section 3.1(u)(i);

“Proceedings” shall have the meaning ascribed to it in Section 3.1(n);

“Product” shall have the meaning ascribed to it in Section 3.1(u)(viii);

“Product Candidate” shall have the meaning ascribed to it in Section 3.1(u)(viii);

“Product Regulatory Communication” shall have the meaning ascribed to it in Section 4.1(c)(xxvii);

“Qualifying Holdco” shall have the meaning ascribed to it in Section 2.6(a);

“Qualifying Holdco Shareholder” shall have the meaning ascribed to it in Section 2.6(a);

“Qualifying Holdco Stock Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Qualifying Holdco Therapeutics Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Receiving Party” shall have the meaning ascribed to it in Section 5.2(c);

“Regulatory Authority” means Health Canada, the FDA and any other federal, state, provincial, local or foreign Governmental Authority that is concerned with the marketing, sale, pricing, distribution, use, handling and control, safety, efficacy, reliability, or manufacturing of pharmaceutical products;

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including New Drug Applications, New Drug Submissions, Investigational New Drug Applications, Clinical Trial Applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company and the Company’s Subsidiaries;

“Regulatory Guidelines” means applicable rules, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law;

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment;

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b);

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;

“Restraint” shall have the meaning ascribed to it in Section 5.2(e);

“Restricted Parent Share” shall have the meaning ascribed to it in Section 2.2(g)(i)B;

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant Person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such Person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(b)(iv);

“SEC” means the United States Securities and Exchange Commission or any successor entity;

“SEC Reports” shall have the meaning ascribed to it in Section 3.2(g);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder or any successor act;

“SEDAR” means the System for Electronic Document Analysis Retrieval;

“Specified Shareholders” shall have the meaning ascribed to it in the Recitals;

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Subscription Agreement” means the agreement to be entered into between IrishCo and DE INC. prior to Closing, pursuant to which DE INC. will subscribe for IrishCo Shares;

“Subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity;

provided, however, that for all purposes of this Agreement and each Voting Agreement, (i) each of Litha and Altiva Pharma S.A., and each of their respective Subsidiaries and Joint Ventures, shall be deemed to be a Subsidiary of the Company, (ii) CanCo 1 shall be deemed to be a Subsidiary of Parent, (iii) a Qualifying Holdco shall be deemed to not be a Subsidiary and (iv) InterCo and each of its Subsidiaries and Joint Ventures, shall each be deemed to be a Subsidiary of IrishCo;

“Surviving Company” shall have the meaning ascribed to it in Section 2.2(a);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada) or any successor act;

“Technology” shall have the meaning ascribed to it in Section 3.1(w)(xii);

“Termination Fee” shall have the meaning ascribed to it in Section 7.2(a);

“Therapeutics” means Knight Therapeutics, a corporation to be organized under the laws of Canada;

“Therapeutics Assets” shall have the meaning ascribed to it in Schedule E;

“Therapeutics Common Shares” means the common shares without par value in the capital of Therapeutics;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied;

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder; and

“Whitewash Requirements” means the requirements of section 60 of the Companies Act 1963 of Ireland with respect to the provision of financial assistance.

1.2 Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3 Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4 Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of the Company means to the best of the actual knowledge, information and belief of Company Senior Management, in their capacities as officers of the Company and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual and with respect to Litha, Company Senior Management shall be deemed to have made reasonable inquiry by verifying documents in the possession of the Company by virtue solely of it being a shareholder of Litha. Any reference in this Agreement to the “knowledge” or the “awareness” of Parent means to the best of the actual knowledge, information and belief of Parent Senior Management, in their capacities as officers of Parent and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5 Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6 Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7 Schedules

The following are the Schedules to this Agreement:

Schedule A	- Form of Plan of Arrangement

Schedule B	- Arrangement Resolution

Schedule C	- Required Regulatory Approvals

Schedule D	- Form of Voting Agreement

Schedule E	- Business Separation Term Sheet

ARTICLE 2

THE ARRANGEMENT AND MERGER

2.1 The Arrangement

(a) The Arrangement. The Company, CanCo 1 and Parent agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b) Implementation Steps by the Company. The Company covenants in favour of Parent that upon the terms and subject to the conditions of this Agreement, the Company shall:

(i) as soon as reasonably practicable after the execution of this Agreement, apply to the Court for the Interim Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(ii) subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than one Business Day thereafter, apply to the Court pursuant to section 192(4) of the CBCA for the Final Order in a manner and form reasonably acceptable to Parent and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(iii) subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the TSX) necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

(c) Implementation Steps by the Parent. Subject to the terms of this Agreement, Parent and its Subsidiaries will cooperate with, assist and consent to the Company seeking the Interim Order and the

Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ and the TSX) necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

(d) Interim Order. The application referred to in Section 2.1(b)(i) shall, unless the Company and Parent otherwise agree, include a request that the Interim Order provide, among other things:

(i) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii) for the record date for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting;

(iii) that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with this Agreement without the need for any additional approval by the Court;

(iv) that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(v) that the requisite and sole approval of the Arrangement Resolution will be the Company Shareholder Approval;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) that proxies in respect of the Arrangement Resolution may be delivered to the Company up to 5:00 p.m. (Montreal time) on the Business Day immediately prior to the date of the Company Meeting; and

(viii) that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as Parent may reasonably require.

(e) Court Proceedings. The Company will provide legal counsel to Parent with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will include in such materials all comments reasonably and promptly proposed by Parent or its legal counsel. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.1 or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require Parent to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of Parent and its Subsidiaries set forth in any such filed or served materials or under this Agreement, the Merger or the Arrangement. In addition, the Company will not object to legal counsel to Parent making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to Parent on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement.

(f) Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. On the Effective Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall be in form satisfactory to Parent and the Company, each acting reasonably.

(g) List of Securityholders. Upon the reasonable request from time to time of Parent, the Company will provide Parent with lists (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Common Shares, lists of the names and addresses and holdings of all Persons having rights issued or granted by the Company to acquire or otherwise related to Company Common Shares (including Optionholders) and lists of non-objecting beneficial owners of Company Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Company Common Shares. The Company will from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Company Shareholders, information regarding beneficial ownership of Company Common Shares and lists of holdings and other assistance as Parent may reasonably request.

(h) Treatment of Company Share Awards. The Options and the Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(i) Employee Share Purchase Program. The Company Share Purchase Plan and the rights of participants under such plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(j) Securityholder Communications. The Company and Parent agree to cooperate in the preparation of presentations, if any, to Company Shareholders or other securityholders regarding the Arrangement, and the Company agrees to consult with Parent in connection with any communication or meeting with Company Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules and, if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give Parent a reasonable opportunity to review and comment thereon prior to its dissemination.

(k) Withholding Taxes. Each of the Company, Parent, IrishCo, CanCo 1, Amalco and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares, Qualifying Holdco shares or Options or any CSPP Participant, such amounts as the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of the Company Common Shares, Qualifying Holdco shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder or a CSPP Participant exceeds the cash component of the consideration otherwise payable to the holder or such CSPP Participant, the Company, Parent, IrishCo, CanCo 1, Amalco and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent shall notify the holder thereof or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder or such CSPP Participant any unapplied balance of the proceeds of such sale.

2.2 The Merger

(a) The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into Parent. At the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving company in the Merger (the “Surviving Company”). The Merger shall be conditioned only upon the consummation of the Arrangement.

(b) Merger Effective Time.

(i) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger; provided that the Merger shall become effective immediately following the effectiveness of the Arrangement, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(ii) At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(c) Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

(d) Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e) Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i) Conversion of Merger Sub Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Company, which shall constitute the only outstanding shares of capital stock of the Surviving Company and which shall be indirectly held by IrishCo.

(ii) Cancellation of Parent-Owned Stock. Each Parent Common Share that is owned by Parent as treasury stock and each Parent Common Share that is owned directly by Parent immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Parent Common Shares. Subject to Section 2.2(f), each Parent Common Share issued and outstanding immediately prior to the Merger Effective Time (other than shares to be cancelled or converted into shares of the Surviving Company in accordance with Section 2.2(c)(ii)) shall be converted into the right to receive one IrishCo Share, without interest (the “Merger Consideration”) from IrishCo or DE INC. All such Parent Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Parent Common Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Merger Effective Time the outstanding IrishCo Shares or Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of IrishCo Shares or Parent Common Shares, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Parent Common Shares the same economic effect as contemplated by this Agreement prior to such event. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.

(f) Exchange of Certificates.

(i) Exchange Agent. Prior to the Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, IrishCo shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article 2 through the Exchange Agent, (i) on behalf of DE INC., if not otherwise delivered by DE INC. itself, certificates representing the number of IrishCo Shares subscribed for by DE INC. pursuant to the terms of the Subscription Agreement and (ii) on behalf of itself, certificates representing the remainder of the IrishCo Shares to be issued as Merger Consideration (or, if uncertificated IrishCo Shares will be issued, IrishCo shall make appropriate alternative arrangements). All such IrishCo Shares deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(ii) Letter of Transmittal. As promptly as reasonably practicable after the Merger Effective Time (and in any event within four Business Days after the Merger Effective Time), IrishCo shall cause the Exchange Agent to mail to each holder of record of Parent Common Shares a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify, and shall be prepared prior to the Closing), together with instructions thereto.

(iii) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Parent Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of Parent Common Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Parent Common Shares have been converted pursuant to Section 2.2(e). In the event of a transfer of ownership of Parent Common Shares that is not registered in the transfer records of Parent, the Merger Consideration may be issued to a transferee if the Certificate representing such Parent Common Share (or, if such Parent Common Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2(f), each Parent Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Parent Common Shares are entitled to receive in respect of such shares pursuant to Section 2.2(e)(iii).

(iv) No Further Ownership Rights in Parent Common Stock. The IrishCo Shares issued and credited as fully paid in accordance with the terms of this Article 2 upon conversion of any Parent Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Parent Common Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Parent Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing Parent Common Shares (or Parent Common Shares held in book-entry form) are presented to IrishCo or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(v) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Parent Common Shares for one year after the Merger Effective Time shall be delivered to IrishCo or its designee, and any holder of Parent Common Shares who has not theretofore complied with this Article 2 shall thereafter look only to IrishCo for payment of its claim for Merger Consideration, without any interest thereon.

(vi) No Liability. None of Parent, Parent’s Subsidiaries, the Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(vii) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by IrishCo. Any interest and other income resulting from such investments shall be paid to, and be the property of, IrishCo. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of Parent to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, IrishCo shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(viii) Withholding Rights. Each of IrishCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Parent Common Share pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Parent Common Share in respect of which such deduction or withholding was made.

(ix) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by IrishCo, the posting by such Person of a bond, in such reasonable and customary amount as IrishCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Parent Share Awards.

(i) As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Parent Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions (including obtaining any required consents and making any required amendments to the Parent Share Plans) as may be required to effect and/or procure the following:

A. Each option to acquire Parent Common Shares granted under any Parent Share Plan (a “Parent Share Option”) that as of the Merger Effective Time is outstanding, shall cease to represent an option or other right to acquire Parent Common Shares and shall be converted on the same terms and conditions as were applicable under the Parent Share Option (but taking into account any changes thereto provided for in the applicable Parent Share Plan, in any applicable award agreement, in such option or deemed necessary to comply with applicable Laws) as of the Merger Effective Time into a stock option to acquire a number of IrishCo Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of Parent Common Shares subject to the Parent Share Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share applicable to such Parent Share Option immediately prior to the Merger Effective Time divided by (y) the Equity Exchange Ratio;

B. Each issued and outstanding Parent Common Share subject to vesting or other lapse restrictions pursuant to the Parent Share Plans immediately prior to the Merger Effective Time (a “Restricted Parent Share”) shall, as of the Merger Effective Time, cease to represent a right to acquire a Parent Common Share and shall be converted into the right to receive a IrishCo Share multiplied by the Equity Exchange Ratio, subject to the same terms and conditions (including vesting and other lapse restrictions (including vesting and payment in connection with the transaction contemplated herein)) as were applicable to the Restricted Parent Share in respect of which it was issued or deemed necessary to comply with applicable Laws; and

C. Each stock-based award, other than a Parent Share Option or Restricted Parent Share (“Other Parent Share-Based Awards” and together with Restricted Parent Shares, the “Parent Share Awards”), granted under any Parent Share Plan and outstanding immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, cease to represent an award based on Parent Common Shares and shall be converted into an award based on a number of IrishCo Shares equal to the number of Parent Common Shares covered by such Other Parent Share-Based Award multiplied by the Equity Exchange Ratio, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms (including vesting and payment in connection with the transaction contemplated herein)) as were applicable to such Other Parent Share-Based Award in respect of which it was issued but taking into account any changes thereto provided for in the applicable Parent Share Plan, in any applicable award agreement or deemed necessary to comply with applicable Laws (including, without limitation, appropriate adjustments to performance metrics, as applicable).

(h) Parent Employee Stock Purchase Program. As soon as practicable following the date of this Agreement, and in any event, prior to the Closing Date, the Parent Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions as may be required to effect the following: each option to acquire Parent Common Shares under the Parent Employee Stock Purchase Program (the “ESPP”) that is outstanding as of the Merger Effective Time (an “ESPP Option”) shall cease to represent an option to acquire Parent Common Shares and shall be converted on the same terms and conditions as were applicable under the ESPP as of the Merger Effective Time into an option to acquire a number of IrishCo Shares equal to the product of (i) the total number of Parent Common Shares subject to the ESPP Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio (rounded down to the nearest whole share), at an Option Price (as such term is defined in the ESPP) equal to the (i) Option Price immediately prior to the Merger Effective Time divided by (ii) the Equity Exchange Ratio (rounded up to the nearest whole cent).

(i) Treatment of Parent Share Plan and ESPP.

(i) It is the intent of the Parties hereto that the treatment of Parent Share Awards, Parent Share Options and ESPP Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(ii) IrishCo shall take all corporate action necessary to reserve for issuance a sufficient number of IrishCo Shares for delivery with respect to Parent Share Options, Parent Share Awards and ESPP Options assumed by it in accordance with Section 2.2(g) and Section 2.2(h). As of the Merger Effective Time, if requested by Parent prior to the Merger Effective Time, IrishCo shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the IrishCo Shares subject to such Parent equity awards and ESPP Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent equity awards and ESPP Options remain outstanding. IrishCo and Parent shall take all such steps as may be required to cause the transactions contemplated by Section 2.2(g) and Section 2.2(h) and any other dispositions of equity securities of Parent (including derivative securities) or acquisitions of IrishCo equity securities (including derivative securities) in connection with this Agreement by each individual who is or will be subject to the reporting requirements under Section 16(a) of the 1934 Exchange Act to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

(iii) As of the Merger Effective Time, IrishCo will assume Parent Share Plans, the ESPP and any other equity plans that have been approved by the board of directors and stockholders of Parent prior to the Merger Effective Time. As of the Merger Effective Time, IrishCo will be able to grant stock awards and options to purchase IrishCo Shares under the ESPP, to the extent permissible by applicable Laws, NASDAQ regulations and TSX regulations, under the terms of the Parent Share Plans and the ESPP and issue the reserved but unissued shares of Parent Common Shares (including shares subject to the unexercised or unissued portions of any Parent Share Option, Parent Share Award or ESPP Option that expire, terminate or are canceled and shares subject to any Parent Share Option, Parent Share Award or ESPP Option that are reacquired pursuant to the terms of the agreements under which such shares were issued that return to the Parent Share Plans or the ESPP pursuant to their terms), except that (i) shares of Parent Common Shares covered by such awards will be IrishCo Shares and (ii) all references to a number of Parent Common Shares will be (A) changed to reference IrishCo Shares and (B) converted to a number of IrishCo Shares equal to the number of shares of Parent Common Shares multiplied by the Equity Exchange Ratio, rounded down to the nearest whole number of IrishCo Shares. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time, the board of directors of IrishCo (or, if appropriate, any committee administering Parent Share Plans) and IrishCo shall adopt such resolutions and take such other actions as may be reasonably required to assume the Parent Share Plans and the ESPP or to adopt share plans having terms substantially identical to the Parent Share Plans and the ESPP and covering the awards of IrishCo Shares resulting from Section 2.2(g) and options to purchase IrishCo Shares under the ESPP, subject to any adjustments that may be required by applicable Laws or by virtue of the fact that IrishCo will be an Irish public limited company.

2.3 The Closing

(a) The Closing Date. The closing (the “Closing”) of the Arrangement and the Merger shall take place at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin, Ireland at 10 a.m., Dublin time, on a date to be specified by the Company and Parent, which shall be no later than the first Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.4 Preparation of Joint Proxy Statement/Circular and Form S-4.

(a) As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A) the Circular, which shall also constitute the proxy statement relating to the matters to be submitted to the Company Shareholders at the Company Meeting, together with any other documents required by the CBCA or applicable Laws in connection with the Company Meeting and (B) the proxy statement relating to the matters to be submitted to the Parent Shareholders at the Parent Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement/Circular”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement/Circular will form a part) with respect to the issuance of IrishCo Shares in respect of the Arrangement and Merger (the “Form S-4”).

(b) Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Circular, Form S-4 and other documents related to the Company Meeting or the Parent Shareholders Meeting, as applicable, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Company Shareholders or the Parent Shareholders, as applicable. Each Party will include in the Joint Proxy Statement/Circular, Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel, provided, however, that all information relating to the Parent Parties included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to the Company, acting reasonably.

(c) Each of the Parties shall use all commercially reasonable efforts to have the Joint Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority) and the

Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority), to keep the Form S-4 effective as long as is necessary to consummate the Arrangement and the Merger. As promptly as practicable after such clearance, the Company and Parent shall, unless otherwise agreed to by the Parties, cause the Joint Proxy Statement/Circular and other documentation required in connection with the Company Meeting and the Parent Shareholders Meeting to be sent contemporaneously to (x) in the case of the Company, each holder of Company Common Shares and each Optionholder and filed as required by the Interim Order and applicable Laws and (y) in the case of Parent, each holder of Parent Common Shares, as required by applicable Laws. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Circular or the Form S-4 received from the SEC.

(d) Each Party shall use its commercially reasonable efforts to ensure that the Joint Proxy Statement/Circular complies in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC.

(e) Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws in connection with the Arrangement or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the IrishCo Shares issuable in connection with the Arrangement and the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Joint Proxy Statement/Circular or the Form S-4.

(f) If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Company Shareholders and the Parent Shareholders.

(g) The Joint Proxy Statement/Circular shall include:

(i) unless the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement, the Company Recommendation, the Company Fairness Opinion, the rationale for the Company Recommendation and a statement that, to the knowledge of the Company, each director and executive officer of the Company intends to vote all Company Common Shares held by him or her in favour of the Arrangement Resolution at the Company Meeting; and

(ii) unless Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement, the Parent Recommendation, the fairness opinion of the financial advisor to Parent, the rationale for the Parent Recommendation and a statement that, to the knowledge of Parent, each director and executive officer of Parent intends to vote all Parent Common Shares held by him or her in favour of the adoption of this Agreement at the Parent Shareholders Meeting.

(h) Notwithstanding Sections 2.4(a) to 2.4(g), each of the Parent and the Company may, with the written consent of the other party, acting reasonably, prepare and submit separate circulars and proxy statements in respect of the Company Meeting and the Parent Shareholders Meeting, as applicable, and, in such event, the rights of the respective parties to review and comment on the other party’s circular or proxy statement, as applicable, shall apply accordingly.

2.5 Shareholder Meetings.

(a) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Parent Shareholders (the “Parent Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of this Agreement by the holders of Parent Common Shares as required by the DGCL (the “Parent Shareholder Approval”).

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Meeting in accordance with the Interim Order, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Company Shareholder Approval.

(c) Subject to the terms of this Agreement, unless Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement, Parent shall use its commercially reasonable efforts to solicit from the Parent Shareholders proxies in favour of the approval of the adoption of this Agreement and the Merger and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the adoption of this Agreement by the Parent Shareholders including, using the services of investment dealers and proxy solicitation agents, and cooperating with any Persons engaged by the Company, to solicit proxies in favour of the approval of the Merger and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the Merger by the Parent Shareholders and permit the Company to assist, and consult with the Company and keep the Company apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the Parent Shareholders at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(d) Subject to the terms of this Agreement (including Section 6.2), the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution including, if reasonably requested by Parent, using the services of investment dealers and proxy solicitation agents, and cooperating with any Persons engaged by Parent, to solicit proxies in favour of the approval of the Arrangement Resolution and take all other actions reasonably requested by Parent that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Shareholders and permit Parent to assist, and consult with Parent and keep Parent apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for the purpose of obtaining the Company Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(e) Unless there has been a Company Change of Recommendation in accordance with Section 6.2, neither the Company Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Recommendation.

(f) Unless there has been a Parent Change of Recommendation, neither the Parent Board nor any committee thereof shall withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Parent Recommendation.

(g) Parent shall, prior to the Parent Shareholders Meeting, keep the Company reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Parent Shareholders Meeting, and in any event shall provide such number promptly upon the request of the Company or its Representatives.

(h) The Company shall, prior to the Company Meeting, keep Parent reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Meeting, and in any event shall provide such number promptly upon the request of Parent or its Representatives.

(i) Subject to the terms of this Agreement, the Parties shall each use their respective commercially reasonable efforts to ensure that the Parent Shareholders Meeting will occur no more than two Business Days following the Company Meeting. Each of the Company and Parent shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Meeting or Parent Shareholders Meeting, as applicable, without the other Party’s prior written consent, in each case; provided, that:

(i) Parent shall be permitted to adjourn, delay or postpone convening the Parent Shareholders Meeting if in the good faith judgment of the Parent Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Parent Shareholders Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4; and

(ii) the Company shall be permitted to adjourn, delay or postpone convening the Company Meeting if in the good faith judgment of the Company Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Company Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4.

2.6 Holdco Alternative

(a) CanCo 1 will permit any Person (a “Qualifying Holdco Shareholder”) that is a registered owner of Company Common Shares before the 10th Business Day prior to the Effective Time and is not a non-resident of Canada within the meaning of the Tax Act, to elect in respect of such Company Common Shares, by notice in writing provided to CanCo 1 and Parent not later than 5:00 p.m. on the 10th Business Day prior to the Effective Date (the “Holdco Election Date”), to sell to CanCo 1 all of the issued shares of a corporation (a “Qualifying Holdco”), which shall not be comprised of more than one class of shares, that meets the conditions described below (collectively, the “Holdco Alternative”):

(i) such Qualifying Holdco was incorporated under the laws of Canada not earlier than the date of this Agreement, unless written consent is obtained from Parent;

(ii) such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees, has not held or does not hold any assets other than Company Common Shares and a nominal amount of cash, has never entered into any transaction other than those relating to and necessary for the ownership of Company Common Shares or, with Parent’s prior written consent, such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(iii) at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatever (except to IrishCo, CanCo 1 or the Company under the terms of the Holdco Alternative);

(iv) at the Effective Time, such Qualifying Holdco will not have unpaid declared dividends and, prior to the Effective Time, such Qualifying Holdco shall not have paid any dividends or other distributions, other than an increase in stated capital, a share/stock dividend, a cash dividend financed with a daylight loan or a dividend paid through the issuance of a promissory note with a determined principal amount and any such promissory note issued in relation to the payment of any such dividend shall no longer be outstanding at the Effective Time;

(v) such Qualifying Holdco shall have no shares outstanding other than the shares being transferred to CanCo 1 by the Qualifying Holdco Shareholder, who shall be the sole beneficial owner of such shares free and clear of all encumbrances, and no other Person shall have any option, warrant or other right to acquire any securities of such Qualifying Holdco;

(vi) at all times such Qualifying Holdco shall be a resident of Canada for the purposes of the Tax Act and shall not be a resident of, and shall have no taxable presence in, any other country;

(vii) such Qualifying Holdco shall have not more than three directors and three officers;

(viii) the Qualifying Holdco Shareholder shall at its cost and in a timely manner prepare and file all income Returns of such Qualifying Holdco in respect of the taxation year of such Qualifying Holdco ending immediately prior to the acquisition of such Qualifying Holdco by CanCo 1, subject to IrishCo’s right to approve all such Returns as to form and substance, such approval not to be unreasonably withheld or delayed;

(ix) the Qualifying Holdco Shareholder shall indemnify the Company and CanCo 1, and any successor thereof, for any and all liabilities of the Qualifying Holdco existing at or before the Effective Time in a form satisfactory to Parent acting reasonably;

(x) each Qualifying Holdco Shareholder will be required to enter into a share purchase agreement and other ancillary documentation (collectively, the “Holdco Agreements”) with CanCo 1 containing representations and warranties and covenants acceptable to Parent, acting reasonably;

(xi) the Qualifying Holdco Shareholder will provide the Company, Parent and CanCo 1 with copies of all documents necessary to effect the transactions contemplated herein on or before the 10th Business Day preceding the Effective Date, the completion of which will comply with applicable Laws (including Canadian Securities Laws) at or prior to the Effective Time;

(xii) the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement;

(xiii) access to the books and records of such Qualifying Holdco shall have been provided on or before the 10th Business Day prior to the Effective Date and Parent and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco; and

(xiv) the Qualifying Holdco Shareholder will be required to pay all reasonable out-of-pocket expenses incurred by Parent, CanCo 1 and the Company in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by Parent, CanCo 1 or the Company and the computation of the Company’s safe income.

(b) Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make full disclosure to Parent and CanCo 1 of all transactions involved in such Holdco Alternative. In the event that the terms and conditions of or the transactions involved in such Holdco Alternative are not satisfactory to Parent, acting reasonably, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(c) Each Qualifying Holdco Shareholder that has elected the Holdco Alternative will be required to enter into the Holdco Agreements providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco in a form consistent with the foregoing. Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into the Holdco Agreements will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

(d) Upon request by a Qualifying Holdco Shareholder, Parent may in its sole discretion agree to waive any of the requirements described in this Section 2.6.

(e) Notwithstanding the foregoing provisions of this Section 2.6 and Section 9.9, Parent may, in its sole discretion and upon providing written notice to the other Parties, amend the structure of the Holdco Alternative and the provisions of this Section 2.6, including to permit the Holdco Alternative to be effected as a “tuck under” transaction, so long as any such amendments do not and will not have an adverse impact on any Person wishing to elect the Holdco Alternative. In addition, Parent may, in its sole discretion and upon providing written notice to the other Parties, amend the Plan of Arrangement pursuant to Section 5.1(e) of the Plan of Arrangement to give effect to any such amendments to the Holdco Alternative and this Section 2.6 so long as any such amendments to the Plan of Arrangement do not and will not have an adverse impact on any Person wishing to elect the Holdco Alternative.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company

For purposes of this Section 3.1, all representations and warranties and disclosures made in the Company Disclosure Letter as they relate to Litha are made to the knowledge of the Company. Except as disclosed in the Company Disclosure Letter or the Company Public Disclosure Record, or, with respect to Litha, on the Litha Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), the Company represents and warrants to and in favour of CanCo 1 and Parent as follows and acknowledges that CanCo 1 and Parent are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. The Company is a corporation and has been duly continued and validly exists and is in good standing under the CBCA and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. The Company and each of the Company’s Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has provided to Parent true, complete and correct copies of the constating documents of each of the Company and the Company’s Subsidiaries, in each case as amended. The Company has provided to Parent true, complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company Shareholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2010 and of the shareholder, board of directors and each committee of the board of directors of each of the wholly-owned Subsidiaries held since January 1, 2010.

(b) Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the approval of the

Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement and the Required Regulatory Approvals) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement, the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by the Company or any of the Company’s Subsidiaries for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals; and

(v) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement and the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to the Company or any of the Company’s Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constating documents of the Company or any of the Company’s Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Company Material Contract or material Permit to which it or any of the Company’s Subsidiaries is a party or by which it or any of the Company’s Subsidiaries is bound or to which any of its or any of the Company’s Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by the Company or any of the Company’s Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e) Authorized Capital and Options. The authorized capital of the Company consists of 100,000,000 Company Common Shares and no preferred shares. As at the date of this Agreement, there are (i) 20,709,838 Company Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and no preferred shares outstanding, (ii) 1,326,528 Options outstanding under the Stock Option Plan providing for the issuance of 1,326,528 Company Common Shares upon the exercise thereof and (iii) 95,891 Company Common Shares reserved for issuance pursuant to the Company Share Purchase Plan under which approximately 1,400 Company Common Shares are to be purchased with outstanding payroll contributions assuming a purchase date of December 15, 2013 and a per share purchase price equal to $77. None of such Company Common Shares or Options is owned by the Company or any Subsidiary of the Company. There is no outstanding contractual obligation of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares. Except for the Options and options to purchase Company Common Shares pursuant to the Company Share Purchase Plan, the Company has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Company Common Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Company Common Shares or other security of the Company. Except for the Options and options to purchase Company Common Shares pursuant to the Company Share Purchase Plan, neither the Company nor any of the Company’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Company Common Share price, income or any other attribute of or related to the Company or any of its Subsidiaries. The Company Common Shares are listed on the TSX and, except for such listings, no securities of the Company or any of the Company’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of the Company’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Common Shares on any matter. Section 3.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, the names of the holders of Options, whether each such holder is a current director of the Company or current employee of the Company or any of its Subsidiaries and the grant date and the exercise price for such Options. A true, correct and complete copy of the Stock Option Plan has been provided to Parent.

(f) Company Subsidiaries. Section 3.1(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each of the Company’s Subsidiaries, its status and its jurisdiction and form of organization. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company’s Subsidiaries held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens), and there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Company’s Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither the Company nor any of the Company’s Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of the Company, which interest or investment is material to the Company and the Company’s Subsidiaries, taken as a whole.

(g) Reporting Issuer Status and Securities Laws Matters. The Company is a “reporting issuer” within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws. Trading in the Company Common Shares on the TSX is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Canadian Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken. Except as set forth above in this Section 3.1(g), neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws. All documents and information filed by or on behalf of the Company on SEDAR since January 1, 2011, as at the respective dates they were filed, were in compliance in all material respects with applicable Canadian Securities Laws and, where applicable, the rules and policies of the TSX and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2011, the Company has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Canadian Securities Laws and the rules and policies of the TSX. No Subsidiary of the Company is required under Canadian Securities Laws or the rules and policies of the TSX to file any form, statements and documents, including financial statements and management’s discussion and analysis. The Company has not filed any confidential material change report that at the date hereof remains confidential.

(h) Financial Statements. The Company Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Company Interim Financial Statements are subject to normal period-end adjustments which are not material and may omit notes which are not material and are not required by applicable Canadian Securities Laws or IFRS. The Company Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Company’s Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company’s Subsidiaries on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments which are not material and are consistent with past practice). There are no outstanding loans made by the Company or any of the Company’s Subsidiaries to any director or officer of the Company.

(i) Internal Controls; Disclosure Controls.

(i) Disclosure Controls. The Company has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer by others within the Company and the Company’s Subsidiaries, particularly during the period in which the annual or interim filings are being prepared.

(ii) Internal Controls. The Company has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of the Company, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. To the knowledge of the Company, prior to the date of this Agreement: (i) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Company. The Company has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of the Company regarding questionable accounting or auditing matters.

(j) No Undisclosed Liabilities. The Company and the Company’s Subsidiaries have no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2012 (other than those specifically disclosed in the Company Public Disclosure Record and the Litha Public Disclosure Record) that would not be material and adverse to the Company and its Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred as expressly permitted or specifically contemplated by or in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with IFRS for contingent liabilities relating to pending litigation and other contingent obligations of the Company and the Company’s Subsidiaries.

(k) Absence of Certain Changes. (i) From December 31, 2012 to the date of this Agreement, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) since June 30, 2013, the Company and each of the Company’s Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(l) Compliance with Laws. Since January 1, 2011, the business of the Company and of each of the Company’s Subsidiaries has been and is currently being conducted in material compliance in with all applicable Laws, Orders and Regulatory Guidelines, and none of the Company or any of the Company’s Subsidiaries has received any notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure to be compliant would not, and could not reasonably be expected to, be material and adverse to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, all issued and outstanding Company Common Shares have been issued in compliance, in all material respects, with all applicable Canadian Securities Laws.

(m) Permits. Each of the Company and the Company’s Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted and each material Permit is valid, subsisting and in full force and effect. The business of the Company and the Company’s Subsidiaries are not being conducted in violation of, and there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of, any such Permit. The transactions contemplated hereby will not adversely affect any such Permit or the availability of any such Permit for the Company or any of its Subsidiaries. Since January 1, 2010, the Company and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, and paid any fees with respect thereto, that each was required to file with any Governmental Authority, including state or provincial health and insurance Regulatory Authorities and any applicable Regulatory Authorities, except where the failure to file such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, or pay the fees associated therewith, on a timely basis would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents complied with applicable Law and Regulatory Guidelines.

(n) Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding (collectively, “Proceedings”) against or involving the Company or any of the Company’s Subsidiaries (whether in progress, pending or, to the knowledge of the Company, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by the Company or any of the Company’s Subsidiaries in excess of $500,000 or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of the Company, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding, including any Proceedings relating to any product manufactured, shipped, sold or delivered by or on behalf of the Company and the Company’s Subsidiaries relating to or resulting from an alleged defect in materials or manufacture of any such product or any alleged failure to warn, or any alleged breach of implied warranties or representations of any such product. Neither the Company nor any of the Company’s Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of the Company’s Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date hereof or that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(o) Real Property. The Company or one of the Company’s Subsidiaries holds (A) good, valid and marketable beneficial and legal title to all real property (“Company Owned Real Property”) identified in Section 3.1(o) of the Company Disclosure Letter as being owned by the Company or the relevant Subsidiary of the Company (which real property constitutes all of the real property owned as of the date hereof by the Company and the Company’s Subsidiaries that relates to the Company Material Properties or is material to the Company) and (B) all registered encumbrances, material Permits and licenses necessary to permit the Company and each of the Company’s wholly-owned Subsidiaries to carry out the operation of their respective businesses. There is no pending or, to the knowledge of the Company, threatened condemnation or expropriation Proceedings with respect to any Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein). There are no Liens other than Permitted Liens registered against any Company Owned Real Property and, except for Permitted Liens, there are no statutory rights of way, easements, covenants or restrictive covenants relating to any Company Owned Real Property (or any portion thereof or interest therein). There is no contract or agreement to which the Company or any of the Company’s Subsidiaries is a party, affecting any of the Company Owned Real Property, except those which (i) are terminable on not more than sixty days’ notice without premium or penalty or (ii) require payment of less than $5,000 per month per location but will expire, or be able to be terminated without penalty, in either case within one year of the Effective Date. The properties identified in Section 3.1(o) of the Company Disclosure Letter as Company Material Properties are the only properties, whether owned or leased by the Company or any of the Company’s Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole.

(p) Leased Property. With respect to the real property identified as being leased or subleased by the Company or any of the Company’s Subsidiaries in Section 3.1(p) of the Company Disclosure Letter (which real property constitutes all of the real property leased or subleased as of the date hereof by the Company or any of the Company’s wholly-owned Subsidiaries for leases having an outstanding term of 12 months or more), (i) each lease or sublease for such property (each, a “Lease”), true, correct and complete copies of which (including any amendments thereto) are contained in the Company Data Room, is a valid leasehold, sublease interest or comparable right, and constitutes a legal, valid and binding obligation of the Company or such Subsidiary of the Company, as the case may be, enforceable against the Company or such Subsidiary of the Company, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement, (ii) neither the Company nor any of the Company’s Subsidiaries, as the case may be, is in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease, (iii) to the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein, (iv) to the knowledge of the Company, no counterparty to any Lease is in material default thereunder, and (v) no consent by the landlord under any Lease is required in connection with the consummation of the transaction contemplated herein except for those identified in Section 3.1(p) of the Company Disclosure Letter.

(q) Assets. The Company and the Company’s Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of the Company and the Company’s Subsidiaries as presently conducted and there are no Liens on any such assets or properties that could, individually or in the aggregate, materially and adversely impact the normal use and operation thereof in the ordinary course of business of the Company and the Company’s Subsidiaries.

(r) Taxes.

(i) The Company and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. All Returns contained in the Company Data Room are true, complete and correct copies of such Returns.

(ii) The Company and each of its Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with IFRS in the Company Interim Financial Statements; (B) duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii) Except as provided in the Company Interim Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Company, threatened with respect to Taxes or Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv) The charges, accruals, and reserves for Taxes reflected on the Company Interim Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under IFRS to cover Taxes with respect to the Company and each of its Subsidiaries accruing through the date hereof.

(v) There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vii) There are no Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(viii) Neither the Company nor any of its Subsidiaries has acquired property from a non-arm’s length Person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(ix) The Company is a taxable Canadian corporation as defined in the Tax Act. Each Subsidiary of the Company is resident in the jurisdiction of its formation and is not resident in any other country. Section 3.1(r) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company or any of its Subsidiaries has filed, or is required to file, a Return. Neither the Company nor any of its Subsidiaries is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(x) Neither the Company nor any of its Subsidiaries has received, or been deemed to receive, a dividend in circumstances in which, but for the application of paragraph 55(3)(b) of the Tax Act, all or any portion of such dividend would be deemed by subsection 55(2) of the Tax Act not to be a dividend received by the Company or Subsidiary, where such dividend was received or deemed to have been received (A) in contemplation of this Agreement, the Plan of Arrangement or any transactions contemplated by this Agreement or the Plan of Arrangement or (B) since December 31, 2011.

(xi) Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any other Person. Neither the Company nor any of its Subsidiaries has acquired property from any Person in circumstances where the Company or Subsidiary did or could become liable for any Taxes of such Person. Neither the Company nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person.

(xii) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(xiii) No facts, circumstances, or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company or any of its Subsidiaries.

(xiv) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Tax year commencing after 2005 and ending on or before the Closing Date.

(s) Contracts. Except as set forth in Section 3.1(s) of the Company Disclosure Letter:

(i) none of the Company or any of the Company’s Subsidiaries is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Company Material Contract”):

A. any Contract, or license related to a Product, regarding the distribution, supply or license of a Product or Product Candidate which generated net sales in excess of $5,000,000 for the Company and any of its Subsidiaries for the financial year ended December 31, 2012;

B. any Contract under which the Company or any of the Company’s Subsidiaries is obliged to make payments on an annual basis in excess of $5,000,000 in the aggregate and that is (i) not terminable by the Company or any of the Company’s Subsidiaries on less than six months’ notice or (ii) requires consent of or notice to a third party in the event of or with respect to the Arrangement or the Merger, including in order to avoid termination or loss of benefit under any such Contract;

C. any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture;

D. any Contract (other than between the Company and any of its Subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $5,000,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company’s Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any Person (other than the Company or any of its Subsidiaries) in excess of $5,000,000 or any Contract restricting the incurrence of indebtedness by the Company or any of the Company’s Subsidiaries in any material respect or the incurrence of Liens on any properties or securities of the Company or any of the Company’s Subsidiaries in any material respect or restricting the payment of dividends or other distributions in any material respect;

E. any promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments (other than between the Company and any of its Subsidiaries or among any of its Subsidiaries) providing for the lending of money, whether as lender or guarantor, in amounts greater than $5,000,000;

F. any Contract which generated net sales in excess of $5,000,000 for the Company and any of its Subsidiaries for the financial year ended December 31, 2012 that (i) purports, now or after the Closing, to limit or restrict in any respect the ability of the Company or any of the Company’s Subsidiaries or any of their respective successors to (x) engage in any type of activity or business or (y) compete with any Person or operate in any location or (ii) grants to any Person “most favored nations” status or similar rights;

G. any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $5,000,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $5,000,000;

H. any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares (or other equity interests) of another Person for aggregate consideration (including the assumption of any debt or liabilities) in excess of $5,000,000, in each case other than in the ordinary course of business;

I. any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract of the Company’s Subsidiaries;

J. any standstill or similar Contract currently restricting the ability of the Company or any of the Company’s Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

K. any Contract which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

L. any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or “immediate family member” (as those terms are defined in Canadian Securities Laws) of any such director or officer;

M. any Contract with Joddes Limited or its Subsidiaries;

N. all Contracts other than those relating to the distribution, supply or license of a Product or Product Candidate (except as otherwise disclosed under Section 3.1(s)(i) of the Company Disclosure Letter) pursuant to which the Company or any of its Subsidiaries (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $50,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any material Intellectual Property or (iii) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, including any such license agreements, coexistence agreements, and covenants not to sue;

O. any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity;

P. collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association; or

Q. any Contract providing for the Company or any of its Subsidiaries to assume or guarantee any liability, contingent or otherwise, under or in relation to any Environmental Law.

True, correct and complete copies of each Company Material Contract have been included in the Company Data Room or otherwise provided to Parent.

(ii) Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, the Company’s Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under, or has committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Company Material Contract, in each case, in any material respect, and none of the Company or any of its Subsidiaries has received or given any notice of default under any Company Material Contract which remains uncured. To the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Company Material Contract or the inability of a party to any Company Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Person is challenging in writing the validity or enforceability of any Company Material Contract.

(iii) To the knowledge of the Company, except as set forth in Section 3.1(s)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of the Company’s Subsidiaries is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of the Company’s Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of the Company’s Subsidiaries. No shareholder of the Company has any right to compel the Company to register or otherwise qualify the shares or any other equity interests of the Company for public sale or distribution.

(iv) To the knowledge of the Company, except as set forth in Section 3.1(s)(iv) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Company Material Contract.

(t) Employment Agreements and Collective Agreements. Except as set forth in Section 3.1(t) of the Company Disclosure Letter, none of the Company or any of the Company’s Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or former director, officer or employee of the Company or any of the Company’s wholly-owned Subsidiaries (each, an “Employment Agreement”) in excess of $250,000;

(ii) any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of the Company, threatened application for certification, recognition or bargaining rights in respect of the Company or any of the Company’s Subsidiaries, or any Proceeding seeking to compel the Company or any of the Company’s Subsidiaries to bargain with any labour organization as to wages or conditions of employment;

(iii) any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company or any of the Company’s Subsidiaries; or

(iv) any actual or, to the knowledge of the Company, threatened grievance, claim or other Proceeding arising out of or in connection with any labour matter or employment by the Company or any of the Company’s Subsidiaries or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(t) are contained in the Company Data Room. The Company and each of the Company’s Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment. The Company has complied in all respects with its payment obligations to all employees of the Company and the Company’s Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any Order or statute or other Law. There is no proceeding, action, suit or claim relating to any labour or employment matter pending or threatened involving any of the Company or the Company’s Subsidiaries.

(u) Regulatory Matters

(i) The businesses of each of the Company and the Company’s Subsidiaries are being conducted in compliance with all healthcare regulatory Laws, including, to the extent applicable (a) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq., as amended, including the rules and regulations promulgated thereunder (“FDCA”); (b) the Public Health Service Act of 1944, as amended and the regulations of the FDA promulgated thereunder (the “PHSA”); (c) Canada’s Food and Drugs Act and the regulations of Health Canada promulgated thereunder (“CFDA”); (d) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (e) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder (collectively, “HIPAA”), and any comparable state, provincial or local Laws; (f) the Canadian Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (“PMPRB”); (g) state or provincial licensing, disclosure and reporting requirements; (h) and any comparable Laws or Regulatory Guidelines for any of the foregoing promulgated by any other Regulatory Authority.

(ii) Each of the Company and the Company’s subsidiaries holds all Regulatory Authorizations, necessary for the lawful operating of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such Regulatory Authorizations are valid and in full force and effect. Since January 1, 2010, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of the Company’s Subsidiaries are in compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii) All pre-clinical and clinical investigations conducted or sponsored by the Company or any of the Company Subsidiaries are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (a) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (b) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (c) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (d) federal, state and provincial Laws and

Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information. Neither the Company nor its Subsidiaries have received any written notices, correspondence or other communication from the FDA, Health Canada, or any other Regulatory Authority since January 1, 2010 requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or material modification of any clinical trials conducted or sponsored by the Company or the Company’s Subsidiaries.

(iv) All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of the Company, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v) Neither the Company nor any of the Company Subsidiaries has received any written information from the FDA, Health Canada, or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada, or such other Regulatory Authority.

(vi) Neither the Company nor any of the Company Subsidiaries (i) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (ii) has been the subject of any material Regulatory Authority or medical reimbursement investigation.

(vii) Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(viii) As to each product or product candidate subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of the Company Subsidiaries (each a “Product” or “Product Candidate”), each such Product or Product Candidate is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. To the Company’s knowledge, no employee of the Company or a Company Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of the Products or Product Candidates has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(ix) Other than as set forth in Section 3.1(u)(ix) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has, since January 1, 2010 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, Health Canada, or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of the Company, threatened (a) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any Product or Product Candidate (b) contesting the compliance with Law or Regulatory Guidelines of any facility where a Product or Product Candidate is developed, tested, manufactured, handled, or stored or (c) otherwise alleging any violation applicable to any Product or Product Candidate of any Law or Regulatory Guidelines by the Company or the Company’s Subsidiaries.

(x) The Company and the Company’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product Candidate. The Company and the Company Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither the Company nor any of the Company’s Subsidiaries has received any written notice that the FDA, Health Canada, or any other Regulatory Authority has commenced, or threatened to initiate, any action to cause (a) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company or the Company’s Subsidiaries, (b) a change in the marketing classification or a material change in the labeling of any such Products, or (c) a termination, suspension, or injunction of the manufacture, marketing, or distribution of such Products.

(xi) The Company nor any of its Subsidiaries has any liability arising out of or, to the Company’s knowledge, alleged to arise out of, any actual or alleged injury to individuals or property as a result of the ownership, possession or use of any Product or Product Candidate. The Company and the Company’s Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(xii) No data generated by the Company or any of the Company’s Subsidiaries with respect to the Products or Product Candidates that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or, to the knowledge of the Company, threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

(v) Pension and Employee Benefits.

(i) Section 3.1(v) of the Company Disclosure Letter sets forth a true, complete and correct list of each employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any Option, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or Employment Agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a “Company Plan”).

(ii) With respect to each Company Plan, the Company has made available to Parent a true and complete copy of each Company Plan, including any amendments thereto and all material supporting documents, and a true and complete copy of the following items (in each case, only if applicable): (a) each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, and (c) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii) Each Company Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law. To the knowledge of the Company, no event has occurred respecting any Company Plan which would result in the revocation of the registration of such Company Plan or entitle any person (without the consent of the Company) to wind up or terminate any Company Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Company Plan. There are no pending, or to the knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, as applicable, or otherwise involving any such Company Plan (other than routine claims for benefits).

(iv) No Company Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(v) Other than as set forth in Section 3.1(v) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or officer.

(vi) There are no unfunded liabilities in respect of any Company Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(w) Intellectual Property.

(i) Section 3.1(w)(i) of the Company Disclosure Letter sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) material Software, in each case which is owned or exclusively licensed by the Company and its Subsidiaries in any jurisdiction in the world. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of each item of Intellectual Property set forth in Section 3.1(w)(i) of the Company Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries, all such Intellectual Property is subsisting, valid, and enforceable.

(ii) All of the registered Intellectual Property is sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(iii) There are no Orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(iv) Except as disclosed in Section 3.1(w)(iv) of the Company Disclosure Letter:

(1) The Company or one of its Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property (a) related to the

Product set forth in Section 3.1(w)(iv)(1) of the Company Disclosure Letter and (b) used or held for use in, or necessary to conduct, the business and operations of the Company and its Subsidiaries as presently conducted;

(2) To the knowledge of the Company, there is no valid basis for a claim of infringement, misappropriation or other violation of Intellectual Property rights against the Company or any of its Subsidiaries;

(3) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned, used or held for use by the Company and its Subsidiaries;

(4) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as presently conducted, and, except as disclosed in Section 3.1(w)(iv)(4) of the Company Disclosure Letter, no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person, in the past six (6) years;

(5) There has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any Intellectual Property applications or registrations owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such a claim. Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Intellectual Property owned by the Company or its Subsidiaries or to commence, defend, or otherwise control any claim with respect to such Intellectual Property;

(6) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets. To the knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company or its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information;

(7) To the knowledge of the Company, no patent applications owned by the Company or its Subsidiaries stand under final rejection before the United States Patent and Trademark Office or have been issued a Final Action by the Canadian Intellectual Property Office or any equivalent foreign governmental entity; the Company and each of its Subsidiaries has taken all commercially reasonable measures to obtain patent rights worldwide with respect to all material inventions owned or controlled by the Company and its Subsidiaries, and has not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any jurisdiction, such as by failing to meet any filing deadline, fee submission or otherwise; there is no reason for the scope of any issued claims under any patents owned by the Company or any of its Subsidiaries to be less than the scope reflected as of the date hereof in such patents or for the scope of any issued claims under any patent applications owned by the Company or any of its Subsidiaries to be materially less than the scope reflected as of the date hereof in such patent applications;

(8) No current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use (including for defensive purposes) by the Company and its Subsidiaries in the conduct of their respective businesses as presently conducted;

(9) Neither the Company nor any of its Subsidiaries is now or has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property;

(10) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of the business of the Company and its Subsidiaries as currently conducted;

(v) Neither the Company nor any of its Subsidiaries has entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or litigation that (A) restricts the Company or any of its Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property.

(vi) The Company and its Subsidiaries have at all times complied with all applicable Laws and Orders, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries. No claims have been asserted or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, Order or procedure related to privacy, data protection, or the collection, use and disclosure of personal information collected, used, disclosed or held for use by or on behalf of the Company or its Subsidiaries in the conduct of the their respective businesses as presently conducted. The Company and its Subsidiaries take commercially reasonable measures, in accordance with Law, to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(vii) The Company and its Subsidiaries have complied in all material respects with all Laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property, including, without limitation, all prior art disclosure requirements.

(viii) The Company and its Subsidiaries have paid all fees and annuities on and made all required filings relating to the Intellectual Property rights and the Intellectual Property rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ix) The Company has taken commercially reasonable efforts to make appropriate submissions of Intellectual Property to the FDA’s “Orange Book”, the Health Canada Patent Register and all equivalent documents or registries maintained by the EMEA or any other Regulatory Authority for jurisdictions in which the Company and its Subsidiaries sell, market or authorize the sale or marketing of any products.

(x) No funding, facilities or personnel of any governmental body, university, college, other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any of its Subsidiaries.

(xi) Neither the Company nor any of its Subsidiaries intends to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by the Company or such Subsidiary, as appropriate.

(xii) Except as disclosed in Section 3.1(w)(xii) of the Company Disclosure Letter, all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(xiii) During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s and its Subsidiaries’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk. With respect to the Software used or held for use in the businesses of the Company and its Subsidiaries as presently conducted, to the knowledge of the Company, (i) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (ii) the Company and its Subsidiaries have not delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries, and (iii) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(x) Environment. Except as disclosed in Section 3.1(x) of the Company Disclosure Letter:

(i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Laws relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, exportation, use, distribution and disposal of any materials, chemicals, equipment and substances into, from or within Canada, including but not limited to, the Canadian Environmental Protection Act, 1999 and the regulations issued thereunder;

(ii) there has not occurred any Release of any Hazardous Substances on, at, in, under or from any of the real properties currently or previously owned, leased or used by the Company and its Subsidiaries and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in material costs or liabilities under any Environmental Law;

(iii) none of the real properties currently or previously owned, leased or used by the Company or its Subsidiaries has been used by the Company to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, and, to the knowledge of the Company, all Hazardous Substances handled, recycled, disposed of, treated or stored off site by, for or from any Company or Subsidiary operations or properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from any Company or Subsidiary properties;

(iv) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, arising out of, under or with respect to any Environmental Laws;

(v) no Liens in favor of any Governmental Authority or other Person arising under applicable Environmental Laws exist, are pending or, to the knowledge of the Company, threatened, affecting, directly or indirectly, the Company or any of its Subsidiaries or any real or personal property of the Company or any of its Subsidiaries;

(vi) the Company Data Room contains all environmental assessments, audits, reports, results of investigations, findings, data, and other documents or information in the possession of or reasonably available to the Company or any of its Subsidiaries regarding or relating to environmental matters, or that relate to the current or past environmental condition of any real property currently or formerly owned, leased, occupied or used by the Company or any of its Subsidiaries, or the compliance or noncompliance by the Company or any of its Subsidiaries under or with any Environmental Laws;

(vii) the Company or its Subsidiaries are in possession of all Environmental Approvals required or necessary to own, lease or operate its business and operations, and is in material compliance with the terms and conditions of all such Environmental Approvals; there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of any such Environmental Approvals; and true, complete and correct copies of all such Environmental Approvals are contained in the Company Data Room; and,

(viii) neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to, obtain review by, or receive approval from any Governmental Authority, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to change the status, terms or conditions of any Environmental Approvals held by the Company or any of its Subsidiaries, or required for any of their business or operations, or to renew, modify, revoke, alter, transfer or amend any such Environmental Approval for the continuation of the business and operations of the Company or any of its Subsidiaries after the Closing Date.

(y) Insurance. The Company and the Company’s Subsidiaries maintain the material insurance policies described in Section 3.1(y) of the Company Disclosure Letter, which include director and officer and employee and officer insurance policies, and the Company or the relevant Subsidiary of the Company is in compliance in all material respects with all requirements with respect thereto. The Company has made available to Parent true, correct and complete copies of all material insurance policies described in Section 3.1(y) of the Company Disclosure Letter. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2010, each of the Company and the Company’s Subsidiaries, and their respective properties and assets, has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Company Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and the Company’s Subsidiaries and, to the knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or its Subsidiaries from obtaining insurance policies for such risks and losses. All material insurance policies of each of the Company and the Company’s

Subsidiaries are in full force and effect. Neither the Company nor any of the Company’s Subsidiaries has received any notice of cancellation or termination with respect to any such policy. All premiums due and payable through the date hereof under all such policies have been paid the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies, except for such failures to be in compliance as would not be material to the Company and its Subsidiaries, taken as a whole. There has been no denial of material claims nor material claims disputed by the Company’s or any of the Company’s Subsidiaries’ insurers in the past or present.

(z) Relationships with Third Parties. Except as disclosed in Section 3.1(z) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has received any written or, to the knowledge of the Company, other notice or other communication that any material customer, supplier, manufacturer, licensor, distributor or sales representative intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of the Company’s Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(aa) Books and Records. The corporate records and minute books of the Company and the Company’s Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders. The financial books, records and accounts of the Company and the Company’s Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of the Company and the Company’s Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company. All such corporate records and minute books of the Company and the Company’s Subsidiaries have been made available to Parent.

(bb) Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, as disclosed in the Company Public Disclosure Record or the Litha Public Disclosure Record, or as disclosed in Section 3.1(bb) of the Company Disclosure Letter, there are no current Contracts or transactions, nor are there any currently proposed Contracts or transactions between the Company or any of the Company’s Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of the Company’s Subsidiaries, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of or 10% or more of the outstanding Company Common Shares or (iii) any Affiliate or associate or any such officer, director or Company Shareholder, on the other hand.

(cc) No Collateral Benefits. To the knowledge of the Company, no related party of the Company is entitled to receive as a consequence of the Arrangement or the other transactions contemplated by this Agreement any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Company Common Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and the Company will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Joint Proxy Statement/Circular. The terms “related party”, “associated entity” and “collateral benefit” are used in this paragraph as defined in MI 61-101.

(dd) Corrupt Practices Legislation. Neither the Company nor any of the Company’s Subsidiaries has taken or committed to take any action which would cause the Company or any of the Company’s

Subsidiaries or Affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, and, to the knowledge of the Company, no such action has been taken by any Person acting on behalf of the Company or any of the Company’s Subsidiaries or Affiliates.

(ee) Fairness Opinion. The Company Board of Directors has received the Company Fairness Opinion from the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders. A true, correct and complete copy of the Company Fairness Opinion will be provided by the Company to Parent not later than two Business Days after the date hereof.

(ff) Board of Directors Approval. The Board of Directors, at a meeting duly called and held, has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and is in the best interests of the Company, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution. Each director and executive officer of the Company intends, to the knowledge of the Company, to vote all of the Company Common Shares held by him or her in favour of the Arrangement Resolution and has agreed that references to such intention may be made in the Circular and other documents relating to the Arrangement and the Merger.

(gg) Shareholder Approval. The only vote of the Company Shareholders required to approve the Arrangement Resolution in accordance with the CBCA is the Company Shareholder Approval. No other vote of the stockholders of the Company is required by Law, the constating documents of the Company or otherwise to adopt this Agreement and approve the Arrangement.

(hh) No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Section 3.1, neither the Company or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 3.1, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company’s Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent or any of its Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to Parent or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, any Parent Party or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives.

3.2 Representations and Warranties of Parent

Except as disclosed in the Parent Disclosure Letter or the Parent Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Parent represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Corporate Capacity. Each of Parent and CanCo 1 is a corporation and has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdiction of incorporation. Each of Parent and CanCo 1 has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record, as applicable, and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the constating documents of CanCo 1 and Parent, in each case as amended.

(b) Authority Relative to this Agreement. Each of Parent and CanCo 1 has the requisite corporate power, authority and capacity to enter into and perform its respective obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by Parent and CanCo 1 of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Parent and CanCo 1 and no other corporate proceedings on the part of Parent and CanCo 1 are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by Parent and CanCo 1, respectively, of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and CanCo 1 and constitutes the legal, valid and binding obligation of Parent and CanCo enforceable against each of it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Parent and CanCo 1 of this Agreement, the performance by Parent and CanCo 1 of its obligations hereunder and the completion by either of them of the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and the NASDAQ, in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals; and

(v) any other authorizations, licences, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by Parent and CanCo 1 of this Agreement, the performance by Parent and CanCo 1 of their respective obligations hereunder and the completion of the Arrangement and the Merger does not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Parent or the Parent Material Subsidiaries or any of its or their respective properties or assets,

(ii) result in a contravention, conflict, violation, breach or default under the constating documents of Parent or the Parent Material Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Parent Material Contract or material Permit to which Parent or any Parent Material Subsidiary is a party or by which Parent or any Parent Material Subsidiary is bound, or to which any of Parent’s or any Parent Material Subsidiary’s properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Parent or any Parent Material Subsidiary or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e) Capitalization of Parent. As of the date of this Agreement, the authorized capital of Parent consists of 350,000,000 shares of common stock, of which 143,927,490 (including 29,088,505 shares of treasury stock) shares are issued and outstanding, and 40,000,000 shares of preferred stock, par value U.S.$0.01 per share, of which zero shares of convertible preferred stock are issued and outstanding. All of the issued and outstanding shares of common stock and preferred stock of Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of Parent, or any agreement, contract, covenant, undertaking, or commitment to which Parent is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects. Except as set forth in the Parent Public Disclosure Record, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to issue or sell any shares of common stock or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of Parent.

(f) IrishCo Shares. The IrishCo Shares to be issued pursuant to the Plan of Arrangement and the Merger (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and not subject to calls for any additional payments (non-assessable) and (ii) will not be issued in violation of the memorandum, articles, charter, by-laws or other constating documents of IrishCo, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which IrishCo is a party or bound.

(g) Parent Public Disclosure Record; Financial Statements; Listing.

(i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2011 (collectively, as they may have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). No Parent Material Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including the related notes) included in the SEC Reports (if amended, as of the date of the last such amendment prior to the date hereof) (the “Parent

Financial Statements”) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and the Parent Material Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to year-end audit adjustments, and lack of footnote disclosure or, with respect to pro forma information, subject to the qualifications stated therein. All of such SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(iii) Parent is in compliance in all material respects with the requirements of the NASDAQ for continued listing of its shares of common stock thereon. Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on the NASDAQ.

(h) No Undisclosed Liabilities. Parent and the Parent Material Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations disclosed in the Parent Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2012 that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Parent and the Parent Material Subsidiaries (other than those disclosed in the Parent Public Disclosure Record), a Parent Material Adverse Effect and (iii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting anything set forth herein, the Parent Financial Statements filed prior to the date of this Agreement reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of the Parent and the Parent’s Subsidiaries.

(i) Absence of Certain Changes. (i) Since December 31, 2012, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) since June 30, 2013, Parent and each of the Parent Material Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(j) Compliance with Laws. Since January 1, 2012, the business of Parent and of each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Laws, Orders and Regulatory Guidelines and Parent has not received any notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, all issued and outstanding of Parent Common Shares have been issued in compliance, in all material respects, with all applicable U.S. Securities Laws.

(k) Litigation. As of the date hereof, there is no Proceeding against or involving Parent or any of the Parent Material Subsidiaries (whether in progress, pending or, to the knowledge of Parent, threatened) that, if adversely determined, would prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of Parent, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding. Neither Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that that would reasonably be expected to (x) prevent or significantly impede or materially delay the completion of the Arrangement or the Merger or (y) have a Parent Material Adverse Effect on the Parent or any of the Parent Material Subsidiaries.

(l) Contracts.

(i) Except as set forth in Section 3.2(l) of the Parent Disclosure Letter or in the SEC Reports, none of Parent or any of the Parent Material Subsidiaries is a party to or bound or governed by any “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (any such contract, a “Parent Material Contract”). True, correct and complete copies of each Parent Material Contract have been provided to the Company.

(ii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, the Parent Material Subsidiaries or, to the knowledge of Parent, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Parent Material Contract in any material respect, and none of Parent or any of the Parent Material Subsidiaries has received or given any notice of default under any Parent Material Contract which remains uncured. To the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Parent Material Contract or the inability of a party to any Parent Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no Person has challenged in writing the validity or enforceability of any Parent Material Contract.

(iii) There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Parent or any of the Parent Material Subsidiaries is a party or, to the knowledge of Parent, with respect to any shares or other equity interests of Parent or any of the Parent Material Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Parent or any of the Parent Material Subsidiaries.

(iv) Neither Parent nor any of the Parent Material Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Parent Material Contract.

(m) Board of Directors Approval. The Parent Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement, the Arrangement and the Merger are fair to its shareholders and are in the best interests of Parent, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Parent Shareholders vote to adopt this Agreement. Each director and executive officer of Parent intends, to the knowledge of Parent, to vote all of the Parent Common Shares held by him or her in favour of the adoption of this Agreement and has agreed that references to such intention may be made in the Joint Proxy Statement/Circular and other documents relating to the Arrangement or the Merger.

(n) Shareholder Approval. The only vote of the stockholders of Parent required to adopt this Agreement and approve the Merger is the Parent Shareholder Approval. No other vote of the stockholders of Parent is required by Law, the constating documents of Parent or otherwise to adopt this Agreement and approve the Merger.

(o) Investment Canada. Neither Parent nor IrishCo is a Canadian within the meaning of the Investment Canada Act.

(p) Financial Resources. At the Closing, Parent will have (i) sufficient cash, available lines of credit or other sources of immediately available funds to deliver the aggregate Arrangement Cash Consideration and (ii) the financial resources and capabilities to perform its obligations under this Agreement.

(q) No Other Representations and Warranties. Except for the representations and warranties made by Parent in this Section 3.2, neither Parent or any other Person makes any express or implied representation or warranty with respect to the Parent or any Parent Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent in this Section 3.2, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of the Parent Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of its Representatives in the course of its due diligence investigation of Parent, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither Parent nor any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent, or any of its Representatives.

(r) Taxes.

(i) Parent and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon.

(ii) Parent and each of its Subsidiaries has (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP; and (B) duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it.

(iii) No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Parent, threatened with respect to Taxes or Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Parent or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv) There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vi) There are no Liens for Taxes on the property or assets of Parent or any of its Subsidiaries, except for Permitted Liens.

(vii) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-US. law) in the two years prior to the date of this Agreement.

(viii) None of Parent or any of its Subsidiaries has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-US. law), as transferee or successor, by contract or otherwise

(ix) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Parent or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(s) Except as set forth in Section 3.2(s) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

3.3 Representations and Warranties of IrishCo

IrishCo represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Since its date of formation, IrishCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized share capital of IrishCo consists of 1,000,000,000 IrishCo Shares, none of which are issued and outstanding as at the date of this Agreement and 100,000 IrishCo Euro Shares, of which two are issued and outstanding (one held by Parent and the other held by the Company), as at the date of this Agreement. All of the outstanding IrishCo Euro Shares have been validly issued, free and clear of any Lien.

(c) Any actions or matters under this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, shall not be carried out by IrishCo unless and until the Whitewash Requirements have been carried out.

3.4 Representations and Warranties of Interco

Interco represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Since its date of formation, Interco has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized share capital of Interco consists of 100,000 Ordinary Shares of €1.00 each, 100,000 Preference Shares of €1.00 each and 10 A Ordinary Shares of €1.00 each. One Preference Share and one A Ordinary Share are issued and outstanding as at the date of this Agreement, each of which has been validly issued, free and clear of any Lien.

(c) Any actions or matters under this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, shall not be carried out by Interco unless and until the Whitewash Requirements have been carried out.

3.5 Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.5 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1 Covenants of the Company

The Company covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Parent otherwise consents in writing (to the extent that such consent is permitted by applicable Law) or as is otherwise disclosed in Section 4.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is required by applicable Law or Order:

(a) the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b) the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c) the Company will not, and will cause its wholly-owned Subsidiaries not to, and will use its commercially reasonable efforts, in its capacity as a shareholder of Litha, to cause Litha not to (provided that nothing shall restrict any director or officer of Litha in the exercise of its fiduciary or other applicable duties to Litha), directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital (x) in respect of the Company Common Shares or (y) in respect of the equity interests of any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company (in each case, whether in cash or property);

(iii) split, divide, consolidate, combine or reclassify the Company Common Shares or any other securities;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Common Shares or other securities of the Company or its Subsidiaries (including

Options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Common Shares or other securities of the Company or its Subsidiaries, other than the issuance of Company Common Shares issuable pursuant to the exercise of Options outstanding on the date hereof or otherwise in accordance with the Company Share Purchase Plan;

(v) (A) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice; (B) except as required by this Agreement or as required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (ii) except as contemplated by this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan or (iii) enter into, terminate or materially amend any Company Plan (or any plan, program, agreement, or arrangement that would constitute a Company Plan if in effect on the date hereof); (C) hire any person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any if its Subsidiaries, other than the hiring or firing of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice or (D) grant any equity or equity-based awards;

(vi) redeem, purchase or otherwise acquire any outstanding Company Common Shares or other securities or securities convertible into or exchangeable or exercisable for Company Common Shares or any such other securities, other than in transactions between two or more Company wholly-owned Subsidiaries or between the Company and a Company wholly-owned Subsidiary;

(vii) amend the terms of any securities of the Company or any of its Subsidiaries;

(viii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(ix) reorganize, amalgamate or merge with any other Person;

(x) make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or IFRS;

(xi) make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xii) except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, dispose of or encumber any assets or properties of the Company (including the shares or other equity securities of any Subsidiary of the Company) or of any of its Subsidiaries having a value greater than $1,000,000 in the aggregate;

(xiii) (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $5,000,000 in the aggregate other than in connection with the purchase of additional Litha shares for an aggregate consideration equal to $15,000,000 or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiv) incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $1,000,000 in the aggregate to any other Persons;

(xv) enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

(xvi) pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $1,000,000 in the aggregate or in any case, would entail any non-monetary damages;

(xvii) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement, the Merger or the Arrangement;

(xviii) enter into any material new line of business, enterprise or other activity;

(xix) expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $1,000,000 in the aggregate;

(xx) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $500,000 per year;

(xxi) (x) other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (y) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(xxii) other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering the Company or its Subsidiaries;

(xxiii) make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(xxiv) take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger;

(xxv) make, or permit any of the Company’s Subsidiaries to, make, any loan to any officer or director of the Company or any of its Subsidiaries;

(xxvi) enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing; or

(xxvii) other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any Regulatory Authority with respect to any product (a “Product Regulatory Communication”), without having fully and promptly consulted with, and had due regard to the feedback received from, Parent. Parent shall be provided with at least five Business Days’ notice to comment on any Product Regulatory Communication, save that in the event that the Company is legally compelled to submit any such information or otherwise respond to any such Governmental Authority on less than five Business Days’ notice, Parent’s period of consultation shall be reduced to such period as is reasonably practicable in the circumstances;

(d) the Company will comply with all Laws, and use commercially reasonable efforts to comply with all Regulatory Guidelines (and in any event at least to the extent complied with in accordance with past practices), affecting the operation of the Company, and

(e) the Company will promptly notify Parent in writing of any “material change” (as defined in the Securities Act) in relation to the Company, and the Company will promptly notify Parent in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Nothing in this Section 4.1 shall give Parent or any Parent Party the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Closing.

4.2 Covenants of Parent

Parent covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Parent Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a) the respective businesses of Parent and the Parent Material Subsidiaries will be conducted, their respective facilities will be maintained, and Parent and the Parent Material Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b) Parent will use commercially reasonable efforts to maintain and preserve intact its and the Parent Material Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c) Parent will not, and will not permit any of the Parent Material Subsidiaries to, directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to the Company Shareholders;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice except, in the case of any of Parent’s wholly-owned Subsidiaries, for dividends payable to Parent or among wholly-owned Subsidiaries of Parent;

(iii) split, divide, consolidate, combine or reclassify the Parent Common Shares;

(iv) amend the material terms of any other securities of Parent;

(v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Parent or any of its Subsidiaries; or

(vi) enter into any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing; or

(vii) issue any Parent securities other than in settlement of any outstanding equity compensation awards; and

(d) Parent will promptly notify the Company in writing of any circumstance or development that, to the knowledge of Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Access to Information

Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its wholly-owned Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Subject to compliance with applicable Laws and Orders and such requests not materially interfering with the ordinary conduct of the business of a Party and its wholly-owned Subsidiaries, the Company will also make available to the Parties and their Representatives all other information reasonably requested by Parent; provided, that if the terms of any Law, Order or Contract shall limit a Party’s right to access or information pursuant to this Section 5.1, the disclosing Party shall use its commercially reasonable efforts to (a) obtain any consents from a third party to provide such access or information or (b) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

5.2 Consents and Approvals

(a) Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Arrangement and the Merger) as promptly as practicable, including:

(i) as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger);

(ii) as promptly as reasonably practicable (but in any event within 14 days following the date of this Agreement), make all filings and submissions, including, without limiting the foregoing, an application by IrishCo for an Advance Ruling Certificate or no-action letter under the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger)) and an application by IrishCo for review under the Investment Canada Act, except that each Party’s pre-merger notification filings under Part IX of the Competition Act will be made within 20 days of the filing of the Advance Ruling Certificate unless the Parties agree otherwise, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Arrangement and the Merger), including all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii) as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required to be obtained, in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Company, Parent, IrishCo or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger) under any Contract or other arrangement.

(b) Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) obtain any waivers, consents, clearances and approvals required in connection with the consummation of the transactions contemplated hereby (including the Arrangement and the Merger) under the HSR Act, the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger)), the Investment Canada Act, Competition Act of South Africa and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Law or Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Arrangement, the Merger or any other transactions contemplated by this Agreement under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c) Each of the Company, Parent and IrishCo shall (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns. If a Party (the “Disclosing Party”) is required to provide information to the other Party (the “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the Disclosing Party may restrict the provision of such information to the Receiving Party’s external legal counsel.

(d) Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(e) In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of the Company and Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Arrangement and the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Arrangement and the Merger, in each case, so as to enable each of the Effective Time and the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company or Parent (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by the Company or Parent (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Parent’s or IrishCo’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company or Parent (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Law or to avoid the commencement of any action to prohibit the Arrangement or the Merger under any Relevant Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Arrangement or the Merger or delay the Effective Time or the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, the Company or Parent (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) or, following consummation of the Arrangement and the Merger, IrishCo’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries and to Parent and its Subsidiaries, taken as a whole (a “Restraint”).

5.3 Covenants of the Company Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with Parent in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a) publicly announcing the entering into of this Agreement, the support of the Company Board of Directors of the Arrangement and the Company Recommendation;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement.

5.4 Covenants of the Parent Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Parent will and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a) publicly announcing the entering into of this Agreement, the support of the Parent Board of Directors of the Merger and the Parent Recommendation;

(b) using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Parent challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement, including to provide the Exchange Agent with sufficient IrishCo Shares to pay the Arrangement Stock Consideration and Merger Consideration.

5.5 Parent Guarantee

Parent hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with its Subsidiaries for the due and punctual performance of each and every obligation of such Subsidiaries arising under this Agreement and the transactions contemplated hereby.

5.6 Employee Matters

(a) Subject to applicable Law, during the one year period following the Closing Date, IrishCo or any Subsidiary of IrishCo, as applicable, shall provide to each employee of the Company and its Subsidiaries who is employed at the Closing Date and who remains employed with the IrishCo or any Subsidiary of IrishCo (“Company Employees”) compensation and employee benefits that, with respect to each such employee, are substantially similar in the aggregate to either, in IrishCo’s sole discretion, (i) the compensation and benefits provided to similarly situated employees of Parent or (ii) the compensation and benefits provided to such employee under the Company Plans.

(b) For the purposes of vesting, eligibility to participate and level of benefits provided under the employee benefit plans of IrishCo and Parent which provide benefits to any Company Employee after the Closing Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its predecessors before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date (excluding for purposes of eligibility, vesting and accrual under defined benefit pension plans and retiree medical plans). In addition, and except as set forth in the foregoing, (i) each Company Employee shall be eligible to participate in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Company Employee, IrishCo shall use all reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) No provision of this agreement shall (i) create any right in any employee of the Company or any of the subsidiaries to continued employment by IrishCo, Parent, the Company, or any respective subsidiary or preclude the ability of the Parent, the Company, or any respective subsidiary to terminate the employment of any employee for any reason, (ii) require IrishCo, Parent, the Company, or any respective subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of the Parent, the Company or any respective subsidiary.

(d) The Parties agree that the Company (or any successor thereof) shall elect (and file such election as soon as practicable) under subsection 110(1.1) of the Tax Act that neither the Company nor any person not dealing at arm’s length with the Company will deduct in computing its income for a taxation year any amount in respect of the Option Consideration.

5.7 Indemnification and Insurance

(a) Each of the Company, Parent and Parent’s Subsidiaries agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company, Parent or of any of their respective Subsidiaries (each such present or former director or officer (i) of Parent being herein referred to as a “Parent Indemnified Party” and (ii) of the Company being herein referred to as a “ Company Indemnified Party” and each Parent Indemnified Party and Company Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company, Parent or any of their respective Subsidiaries or any Contract by which the Company, Parent or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Plan of Arrangement and the Merger and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period contemplated therein.

(b) IrishCo will, or will cause the Company, Parent and their respective Subsidiaries to, maintain in effect without any reduction in scope or coverage for seven (7) years from the Closing Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company, Parent or their respective Subsidiaries, as applicable, which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that each of the Company and Parent may, prior to the Closing Date, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company or Parent, as applicable, but providing coverage for a period of seven (7) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date and provided that the premiums for such insurance do not exceed 300% of the Company’s or Parent’s current premium for directors’ and officers’ liability insurance, as applicable.

(c) The covenants contained in this Section 5.7 (i) are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and (ii) shall not be deemed exclusive of any other rights to which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on IrishCo and any of its successors. It is the intention of Parent to constitute the Company as a trustee for the Company Indemnified Parties not a party to this Agreement for the covenants of Parent under Section 5.7 of this Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute Parent as a trustee for the Parent Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.7 of this Agreement, and the Parent agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(d) If the Company, Parent, IrishCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, IrishCo shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.7.

(e) Parent shall indemnify and hold harmless the members of the board of directors of IrishCo, the Parent Parties and their Affiliates (including the designees of the Company to such board of directors), to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against any judgment, damage or loss and any reasonable, documented expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Loss”) actually incurred by any such director in connection with his or her duties as a director of IrishCo, the Parent Parties or any of their Affiliates from the date of this Agreement (and for actions taken in connection with the approval and adoption of this Agreement) until the Closing, unless such Loss shall relate to (a) a violation of such director’s duties under applicable Law, (b) gross negligence, fraud or intentional misconduct by such director or (c) actions taken (or omitted to be taken) by such director in violation of the organizational documents of IrishCo, the Parent Parties or their Affiliates, as applicable, or this Agreement.

5.8 Rule 16b-3 Actions Prior to the Closing, IrishCo, the Company and Parent shall take all such steps as may be required to cause (a) any dispositions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Parent immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of IrishCo Shares or Parent Common Shares (including derivative securities with respect to IrishCo Shares or Parent Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to IrishCo to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.9 Stock Exchange Listings

(a) IrishCo and Parent shall use all commercially reasonable efforts to cause the IrishCo Shares issued as Merger Consideration, Arrangement Stock Consideration, Qualifying Holdco Stock Consideration and Option Consideration to be (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, prior to the Closing.

(b) Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Parent Common Shares from the NASDAQ and Company Common Shares from the TSX and to cause the Company to cease to be a reporting issuer in each jurisdiction in Canada and terminate registration of Parent Common Shares under the 1934 Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

(c) Each of the Parties agrees to cooperate with each other and use their commercially reasonable efforts to cause the Therapeutics Common Shares issued as Arrangement Therapeutics Consideration, Qualifying Holdco Therapeutics Consideration and Option Consideration to be conditionally approved for listing on the TSXV, subject only to the satisfaction of the customary listing conditions of the TSXV, prior to the Effective Time; provided, that in no event shall the obligations of the Parties to complete the Arrangement or consummate the Merger be conditioned upon any such approval for listing and provided further that in the event that listing on the TSXV does not occur at or prior to the Effective Time, if Therapeutics qualifies under applicable legislation to do so, each of the parties agrees to cause Therapeutics to elect to be a public corporation under the Tax Act and any corresponding provincial or territorial legislation effective at the time the Therapeutics Common Shares are acquired by the Company’s Shareholders, the Qualifying Holdco Shareholders and the Optionholders pursuant to the Plan of Arrangement.

5.10 Takeover Statutes

If any antitakeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

5.11 Creation of Distributable Reserves.

(a) Unless Parent and the Company otherwise agree,

(i) Parent shall use all reasonable endeavours to submit to the vote of the Parent Shareholders at the Parent Shareholders Meeting a resolution (the “Parent Distributable Reserves Resolution”) to approve the creation of distributable reserves of IrishCo by (a) the reduction of the share premium of IrishCo to allow the creation of distributable reserves of IrishCo resulting from the transactions contemplated by this Agreement; and (b) by any other means; and

(ii) The Company shall use all reasonable endeavours to submit to the vote of the Company Shareholders at the Company Meeting a resolution to approve the creation of distributable reserves of IrishCo by (a) the reduction of share premium of IrishCo to allow the creation of distributable reserves of IrishCo resulting from the transactions contemplated by this Agreement; and (b) by any other means (the “Company Distributable Reserves Resolution”);

(the creation of distributable reserves in IrishCo by any of the means described in this Section 5.11(a) is referred to as the “IrishCo Distributable Reserves Proposals”)

(b) The Parties agree that none of the approval of the Parent Distributable Reserves Resolution, the approval of the Company Distributable Reserves Resolution or the implementation of the IrishCo Distributable Reserves Proposals shall be a condition to the Parties’ obligation to effect the Arrangement or the Merger.

(c) Subject to approval of the Company Distributable Reserves Resolution by the Company Shareholders and the Parent Distributable Reserves Resolution by the Parent Shareholders:

(i) the Company, Parent and IrishCo shall prior to Closing, procure the passing of a resolution (1) of the then shareholders of IrishCo providing for the reduction of share capital of

IrishCo in order to allow an application to be made under section 72 of the Irish Companies Act 1963, as amended, to the Irish High Court to allow for the IrishCo Distributable Reserves Proposal (the “Irish High Court Application”); and

(ii) Parent and IrishCo shall as promptly as reasonably practicable following the Closing, prepare and file an application to the Irish High Court for an order pursuant to the Irish Companies Act 1963, as amended, approving the IrishCo Distributable Reserves Proposals.

(d) As promptly as reasonably practicable following the date hereof, the Company and its Subsidiaries shall in connection with the IrishCo Distributable Reserves Proposals and the Irish High Court Application:

(i) provide Parent and IrishCo with all information requested by Parent and IrishCo relating to the Company and its Subsidiaries, as is required by Parent, IrishCo or any Governmental Authority, including without limitation details of the Company and its Subsidiaries’ financial position, creditors, liabilities and debts;

(ii) keep Parent reasonably informed and consult with Parent as to the performance of the obligations and responsibilities required of the Company pursuant to the Agreement and as to any material developments relevant to the IrishCo Distributable Reserves Proposals, the Irish High Court Application and any analogous transaction;

(iii) as promptly as reasonably practicable, notify Parent of any matter of which Company becomes aware which would reasonably be expected to materially delay or prevent the IrishCo Distributable Reserves Proposals and/or the Irish High Court Application;

(iv) make any necessary applications to any Governmental Authority, and provide Parent with drafts of any and all pleadings, affidavits, petitions and other filings prior to their filing, and afford Parent reasonable opportunities to review and make comments on all such documents and accommodate such comments reasonably proposed by the Parent; and

(v) take all other steps as may be reasonably requested by Parent and IrishCo.

5.12 IrishCo and InterCo Resolutions.

(a) Prior to Closing, Irishco shall do all things, cause all board meetings to be held, all resolutions to be passed, all filings and other lawful actions and matters to be taken and done as are necessary, proper or advisable for IrishCo, in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation to effect the following for:

(i) the reregistration of IrishCo as a public limited company;

(ii) the purchase of its own shares and reissue of treasury shares;

(iii) the adoption of revised memorandum and articles of association of IrishCo, which shall be consistent with Parent’s existing organizational documents; and

(iv) the approval of any other matters as are deemed necessary or expedient in connection with giving effect to the transactions contemplated by, or ancillary to, this Agreement.

(b) Prior to Closing, IrishCo and InterCo shall procure, and shall assist and cooperate with the other Parties in procuring, the taking of such other lawful actions and matters as are necessary, proper or advisable for Interco, in order to consummate and make effective the transactions provided in or contemplated by this Agreement.

5.13 Financing Cooperation. The Company agrees to, and shall cause its wholly-owned Subsidiaries to and shall use its commercially reasonable efforts to cause its and their Representatives to, use commercially reasonable efforts to provide customary and reasonable cooperation with the Parent Parties and their Affiliates with respect to the arrangement of debt financing in connection with the consummation of Closing (a “Debt Financing”), including, at the reasonable request by a Parent Party, (i) assisting in the preparation for and participation in a reasonable number of lender marketing meetings, presentations, road shows and calls and a reasonable number of other due diligence and drafting sessions with prospective lenders and/or underwriters and ratings agencies in each case in connection with obtaining the Debt Financing, and otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts of the Parent Parties and the Financing Sources for the Debt Financing, (ii) providing pertinent and customary information regarding the Company and its Subsidiaries reasonably requested by the Parent Parties, including any requested documentation and other information regarding the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, in each case at least 5 Business Days prior to the Closing Date, financial statements and financial projections, and other pertinent financial information, in all cases to the extent required in connection with the Debt Financing and reasonably requested by the Parent Parties, (iii) to the extent reasonably requested, assisting the Parent Parties and their Financing Sources in the preparation of appropriate and customary offering documents, lender and investor presentations, rating agency presentations, bank information memoranda, prospectuses and similar documents for the Debt Financing, which contain all financial statements and other data relating to the Company and its Subsidiaries required to be included therein (which, in the case of financial information relating to the Company and its Subsidiaries, if required by applicable rules or regulations of the SEC, under applicable Canadian Securities Law or by the underwriters for any securities offering, shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial information of the Company and its Subsidiaries (which pro forma financial statements shall be prepared by the Parent Parties or their Representatives) in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the 1933 Securities Act and under applicable Canadian Securities Law, and all other data (including selected financial data) relating to the Company and its Subsidiaries that the SEC and applicable Canadian securities regulators would require in a registered debt offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered debt offering, (iv) providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders, (v) causing its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to the Parent Parties, including accounting due diligence sessions, and providing consent to the Parent Parties to use their audit reports relating to the Company and reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Debt Financing, (vi) assisting the Parent Parties and the Financing Sources to review and comment on the Debt Financing definitive documentation as may be reasonably requested by the Parent Parties, (vii) taking all reasonable and customary corporate or other organizational action, subject to the occurrence of the Closing, reasonably requested by the Parent Parties and necessary to permit the consummation of the Debt Financing, (viii) providing pertinent and customary information with respect to its property and assets reasonably required in connection with the Debt Financing and facilitating the pledge and perfection of liens security and the providing of guarantees supporting the Debt Financing, (ix) using commercially reasonable efforts to ensure that the Financing Sources benefit from the existing lending relationships of the Company and its Subsidiaries, (x) providing all cooperation that is reasonable and customary to satisfy the conditions precedent to the Debt Financing or any financing documents relating thereto to the extent the satisfaction of such conditions requires the reasonable and customary cooperation of, or is within the control of, the Company and its Subsidiaries and (xi) assisting the Parent Parties in obtaining corporate and facilities ratings for the Debt Financing; provided, that, in each case, (A) neither the Company, any of its Subsidiaries nor any of their respective Representatives shall be required to pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or enter into any agreement in connection with the Debt Financing (other than agreements and liability entered into or incurred by the Company and its Subsidiaries that only become effective upon the consummation of the Closing) and (B) no personal liability shall be imposed on the Representatives of the Company or any of its Subsidiaries involved. The Parent Parties shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section. The Parent Parties shall on a joint and several basis indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all fees, costs and other liabilities arising in whole or in part out of actions or omissions undertaken pursuant to this Section, except to the extent such fees, costs and other liabilities have resulted from the willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or any such Representative. The Company and its Subsidiaries hereby consent to the use of their logos in connection with the Debt Financing. For avoidance of doubt, the Parties agree that no Lien shall be placed on any assets or shares of the Company or any of its Subsidiaries prior to the Closing, without the prior written consent of the Company.

5.14 Board of Directors. The Company and the Parent Parties shall take all actions necessary so that, as of the earlier of the Effective Time or the Merger Effective Time, the board of directors of IrishCo shall, subject to any board composition requirements under applicable Law, consist of the individuals who are the members of the Parent Board of Directors as of the date of this Agreement.

5.15 Separation.

(a) Prior to the Effective Time, the Parties agree to cooperate with each other and use their commercially reasonable efforts to execute such agreements, instruments of assignment and transfer and similar documents and take such other corporate actions as are necessary to effect the transactions described in Schedule E in accordance with the terms and conditions set forth therein.

(b) Prior to the Effective Date, but in any event not later than twenty (20) Business Days before the Effective Date, the Company shall provide Parent with a valuation report (the “Therapeutics Valuation Report”) which shall determine the fair market value of (i) I- IP, (ii) the Voucher, (iii) the common shares of Delco held by the Company, (iv) the rights of Barbco under the License; (v) the rights of each party to the Therapeutics Distribution and License Agreement; and (vi) the Therapeutics Common Shares that will be outstanding after the completion of the Business Separation Transactions. The Company, with the consent of Parent, which consent shall not be unreasonably withheld, shall select a nationally recognized valuator with experience in valuing assets of this nature (the “Valuator”) to prepare the Therapeutics Valuation Report. The Parties shall agree, acting reasonably, on instructions to be provided to the Valuator with respect to the preparation of the Therapeutics Valuation Report. All costs for the Valuator and the Therapeutics Valuation Report shall be borne by the Company. Terms used in this Section 5.15(b) and not otherwise defined herein shall have the meanings given to them in Schedule E.

(c) The Parties agree that the Company shall designate, pursuant to subsection 111(4) of the Tax Act and any similar provincial Tax provision, in its Return(s) of income for its taxation year ending immediately before its acquisition of control by CanCo 1 under the Plan of Arrangement, the Therapeutics Common Shares such that those shares are deemed to be disposed of by the Company in accordance with that provision or similar provincial provision, as applicable, for proceeds of disposition that result in a capital gain to the Company equal to the lesser of (i) the accrued capital gain, if any, in the Therapeutics Common Shares at that time, and (ii) the Company’s net capital losses that became subject to such provision further to such acquisition of control.

5.16 IrishCo Euro Shares. Upon the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall transfer, or procure the transfer of, all IrishCo Euro Shares owned by the Company or any of its Subsidiaries, or its or their nominees to such individual or party as is nominated by Parent.

5.17 Whitewash Requirements. Parent agrees to use all commercially reasonable endeavours to procure the carrying out of the Whitewash Requirements by IrishCo and/or Interco and by any of their Irish Subsidiaries which are organised under the laws of the Republic of Ireland as the context requires, prior to the taking of any actions by such Party under or contemplated by this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, and all of the Parties hereto acknowledge and agree that any such actions, shall not be performed until such Whitewash Requirements have been met.

ARTICLE 6

ACQUISITION PROPOSALS

6.1 Company Non-Solicitation

(a) Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Company Board of Directors nor the Company shall, and the Company shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Parent and its Affiliates) to make or complete a Company Acquisition Proposal;

(iii) subject to Section 6.2, effect any Company Change of Recommendation; or

(iv) subject to Section 6.2, accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Company Acquisition Proposal (a “Company Acquisition Agreement”).

(b) The Company shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Parent and its Affiliates) conducted heretofore by the Company or its Subsidiaries, or any of its or their respective Representatives, with respect to any Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any Person (other than Parent and its Affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party. Within ten Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company since January 1, 2012 relating to any potential Company Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c) The Company shall promptly (and, in any event, within 24 hours of receipt by the Company) notify Parent, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Company Acquisition Proposal, or which could reasonably be expected to lead to a Company Acquisition Proposal, in each case, received after the date hereof, of which the Company, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by the Company or any of its Subsidiaries or any of their respective Representatives for non-public information relating to the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal. Such notice shall include the identity of the Person making such Company Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Company Acquisition Proposal or proposal, inquiry, offer or request. The Company will keep Parent promptly and fully informed of the status, including any change to the material terms and conditions, of any such Company Acquisition Proposal, proposal, inquiry, offer or request.

(d) Following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Company Acquisition Proposal but which the Company reasonably believes could lead to a Company Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.2 Parent Right to Match

(a) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Company Meeting, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Company Acquisition Proposal (including, an amendment, change or modification to a Company Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.1, the Company and its Representatives may:

(i) contact the Person making such Company Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal and the likelihood of its consummation so as to determine whether such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal; and

(ii) if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law:

A. furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and its Representatives provided that (1) the Company first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” and similar provisions) to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to Parent promptly following its execution, and (2) the Company contemporaneously provides to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to such Person which was not previously provided to Parent or its Representatives; and

B. engage in discussions and negotiations with respect to the Company Acquisition Proposal with the Person making such Company Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a Company Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.2(a)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.2(b) and shall be governed by Section 6.2(a)(ii)(A)) or (y) effect a Company Change of Recommendation with respect to any Company Acquisition Proposal, if and only if:

(i) such Company Acquisition Proposal did not result from a breach of Section 6.1 and the Company has complied with the other terms of this Section 6.2;

(ii) the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law;

(iii) the Company has (A) delivered a Company Superior Proposal Notice to Parent and (B) provided Parent with a copy of the document containing such Company Acquisition Proposal;

(iv) a period of least five full Business Days (such five Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which Parent received the Company Superior Proposal Notice and the date on which Parent received a copy of the documents referred to in clause (B) of Section 6.2(b)(iii), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth full Business Day following such later date;

(v) if Parent has offered to amend the terms of this Agreement and the Arrangement and Merger during the Right to Match Period pursuant to Section 6.2(c), the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal continues to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law; and

(vi) if the Company Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a Company Superior Proposal, the Company terminates this Agreement pursuant to Section 7.1(d)(ii) and pays the Termination Fee pursuant to Section 7.2(a).

(c) During the Right to Match Period, Parent will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement and Merger. The Company agrees that, if requested by Parent, it will negotiate with Parent in good faith to make such amendments to the terms of this Agreement and the Arrangement and Merger as would enable it to proceed with the transactions contemplated hereby on such amended terms. The Company Board of Directors will review in good faith any such offer made by Parent to amend the terms of this Agreement and the Arrangement and Merger in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement and Merger would, upon its acceptance, result in the applicable Company Acquisition Proposal ceasing to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the Company Board of Directors determines that the applicable Company Acquisition Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise Parent and will promptly thereafter accept the offer by Parent to amend the terms of this Agreement and the Arrangement and Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d) The Company Board of Directors shall reaffirm the Company Recommendation by news release as soon as reasonably practicable following (A) any Company Acquisition Proposal that the Company Board of Directors determines not to be a Company Superior Proposal is publicly announced or made or (B) the Company Board of Directors determines that a Company Acquisition Proposal which previously constituted a Company Superior Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. Parent shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Company Board of Directors has determined that the applicable Company Acquisition Proposal is not a Company Superior Proposal.

(e) Each successive material amendment, change or modification to any Company Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms and conditions thereof shall constitute a new Company Acquisition Proposal for the purposes of this Section 6.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 6.2(b)(iv) with respect to such new Acquisition Proposal. If the Company provides Parent with a Company Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period.

(f) Nothing contained in this Agreement shall prohibit the Company from complying with its disclosure obligations under applicable Law; provided that the Company shall not make any disclosure to Company Shareholders or otherwise take any action that constitutes a Company Change of Recommendation other than in compliance with this Section 6.2.

(g) The Company shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and the Company shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3 Parent Non-Solicitation

(a) Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Parent Board of Directors nor Parent shall, and Parent shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Parent Acquisition Proposal or potential Parent Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than the Company and its Affiliates) to make or complete a Parent Acquisition Proposal;

(iii) except in accordance with Section 6.4, effect any Parent Change of Recommendation; or

(iv) except in accordance with Section 6.4, accept or enter into, or publicly propose to accept or enter into a Parent Acquisition Agreement.

(b) Parent shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Company and its Subsidiaries) conducted heretofore by Parent or its Subsidiaries, or any of its or their respective Representatives, with respect to any Parent Acquisition Proposal or which could reasonably be expected to lead to a Parent Acquisition Proposal and, in connection therewith, Parent will immediately discontinue access to any Person (other than the Company and its Affiliates) to any data room (virtual or otherwise). Parent agrees not to release any third party from any standstill agreement to which it is a party, unless the Parent Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, and to the extent in accordance with this Agreement, taking into account other factors, that the failure to take action is reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law.

(c) Parent shall promptly (and, in any event, within 24 hours of receipt by Parent) notify the Company, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Parent Acquisition Proposal, or which could reasonably be expected to lead to a Parent Acquisition Proposal, in each case, received after the date hereof, of which Parent, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Parent or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Parent or any of the Parent Material Subsidiaries in connection with a potential or actual Parent Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Parent or any of the Parent Material Subsidiaries in connection with a potential or actual Parent Acquisition Proposal. Such notice shall include the identity of the Person making such Parent Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Parent Acquisition Proposal or proposal, inquiry, offer or request. Parent will keep the Company promptly and fully informed of the status, including any change to the material terms and conditions, of any such Parent Acquisition Proposal, proposal, inquiry, offer or request.

(d) Following receipt by Parent of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Parent Acquisition Proposal but which Parent reasonably believes could lead to a Parent Acquisition Proposal, Parent may respond to the proponent to advise it that, in accordance with this Agreement, Parent can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.4 Parent Third Party Proposals

(a) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Parent Shareholders Meeting, Parent or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Parent Acquisition Proposal (including an amendment, change or modification to a Parent Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.3, Parent and its Representatives may:

(i) contact the Person making such Parent Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Parent Acquisition Proposal and the likelihood of its consummation so as to determine whether such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal; and

(ii) if the Parent Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law:

A. furnish information with respect to Parent and Parent’s Subsidiaries to the Person making such Parent Acquisition Proposal and its Representatives provided that

(1) Parent first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” or similar provisions) to Parent than the Non-Disclosure Agreement, and sends a copy of such agreement to the Company promptly following its execution, and (2) Parent contemporaneously provides to the Company any material non-public information concerning Parent or its Subsidiaries that is provided to such Person which was not previously provided to the Company or its Representatives; and

B. engage in discussions and negotiations with respect to such Parent Acquisition Proposal with the Person making such Parent Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, Parent may, at any time after the date of this Agreement and prior to the Parent Shareholders Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a Parent Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.4(a)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.4(b) and shall be governed by Section 6.4(a)(ii)(A)) or (y) effect a Parent Change of Recommendation with respect to any Parent Acquisition Proposal, if and only if:

(i) such Parent Acquisition Proposal did not result from a breach of Section 6.3 and Parent has complied with the other terms of this Section 6.4;

(ii) the Parent Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law; and

(iii) if the Parent Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a Parent Superior Proposal, Parent terminates this Agreement pursuant to Section 7.1(c)(ii) and pays the Parent Termination Fee pursuant to Section 7.2.

(c) The Parent Board of Directors shall reaffirm the Parent Recommendation by news release within five Business Days following any Parent Acquisition Proposal that the Parent Board of Directors determines not to be a Parent Superior Proposal is publicly announced or made. The Company shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Parent Board of Directors has determined that the applicable Parent Acquisition Proposal is not a Parent Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit Parent from complying with its disclosure obligations under applicable Law; provided that Parent shall not make any disclosure to Parent Shareholders or otherwise take any action that constitutes a Parent Change of Recommendation other than in compliance with this Section 6.4.

(e) Parent shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and Parent shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1 Termination

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Parent.

(b) Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent at any time prior to the Closing:

(i) if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii) if the Arrangement Resolution is not approved by the Company Shareholders in accordance with applicable Laws and the Interim Order at the Company Meeting or any adjournment or postponement thereof;

(iii) if the Merger is not adopted by the Parent Shareholders in accordance with the DGCL at the Parent Shareholders Meeting or any adjournment or postponement thereof; or

(iv) if any Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action restraining, enjoining or otherwise prohibiting the Arrangement or the Merger, and such Law, Order, ruling or other action is or shall have become final and nonappealable.

(c) Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing if:

(i) the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement;

(ii) subject to concurrently paying the Termination Fee in accordance with Section 7.2(a), to concurrently enter into a Parent Acquisition Agreement that constitutes a Parent Superior Proposal; provided that the Parent Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the applicable Parent Acquisition Proposal constitutes a Parent Superior Proposal and that the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law;

(iii) the Company materially breaches any of the provisions of Sections 6.1 or 6.2;

(iv) the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in clause (iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(v) a Material Adverse Effect on the Company shall have occurred.

(d) Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(i) Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement;

(ii) subject to the Company complying with the terms of Article 6 and paying the Termination Fee in accordance with Section 7.2(a), to concurrently enter into a Company Acquisition Agreement that constitutes a Company Superior Proposal;

(iii) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(iv) a Parent Material Adverse Effect shall have occurred.

7.2 Termination Fee

(a) If a Company Termination Fee Event occurs, the Company shall pay to Parent a termination fee of $60,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by Parent. If a Parent Termination Fee Event occurs, Parent shall pay to the Company the Termination Fee by wire transfer in immediately available funds to an account specified by the Company. The Termination Fee shall in each case be payable at the time specified in Section 7.2(b).

(b) “Company Termination Fee Event” means:

(i) the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii), in which case the Termination Fee shall be paid by the Company concurrent with the Company Termination Fee Event; or

(ii) the termination of this Agreement by either the Company or Parent pursuant to Section 7.1(b)(i) or by the Company pursuant to Section 7.1(b)(ii) or by Parent pursuant to Sections 7.1(c)(i) or 7.1(c)(iii) (solely as it relates to Section 6.1), if (x) prior to such termination, a Company Acquisition Proposal shall have been made public or proposed publicly to the Company or the Company Shareholders and (y) within nine months following such termination, the Company or one or more of the Company’s Subsidiaries shall have consummated any transaction in respect of any Company Acquisition Proposal or entered into any Company Acquisition Agreement, in which case the Termination Fee shall be paid by the Company on the date of entry into such agreement or, if earlier, consummation of such transaction.

(c) “Parent Termination Fee Event” means:

(i) the termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) or the termination of this Agreement by the Company pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid by Parent concurrent with the Parent Termination Fee Event; or

(ii) the termination of this Agreement by either the Company or Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(iii) or by the Company pursuant to Section 7.1(d)(iii) (solely with respect to Section 6.3), if (x) prior to such termination, a Parent Acquisition Proposal shall have been made public or proposed publicly to Parent or the Parent Shareholders and (y) within nine months following such termination, Parent or one or more of Parent’s Subsidiaries shall have consummated any transaction in respect of any Parent Acquisition Proposal or entered into any Parent Acquisition Agreement, in which case the Termination Fee shall be paid by Parent on the date of entry into such agreement or, if earlier, consummation of such transaction.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the other Parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain the payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other Party for the payment set forth in this Section 7.2, the Party that has failed to timely pay pursuant to this Section 7.2 shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of the Royal Bank of Canada in effect on the date such payment was required to be made to and including the date on which such payment was actually received.

(e) Each Party acknowledges that all of the payment amounts set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Company or Parent, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Each of the Company and Parent irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided therein is the sole and exclusive remedy of the Company or Parent, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(f) Notwithstanding any other provision in this Agreement, in no event will the Company or Parent, as applicable, be required to pay the Termination Fee more than once.

7.3 Void upon Termination

If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 7.3, Section 5.1, Section 7.2 and Article 9 shall survive any termination hereof in accordance with Section 7.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 7.2 or this Section 7.3 will relieve any Party from any liability for any intentional or willful breach by it of this Agreement, including any intentional or willful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 7.1. For purposes of Sections 7.2 and 7.3, an “intentional or willful” breach or misrepresentation means a breach of any representation, warranty, covenant or agreement in this Agreement or a failure to perform any covenant or agreement in this Agreement arising as a consequence of an act or omission undertaken with the primary intent of causing a breach of, or failure to perform under, this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by Parent and the Company, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Parent and the Company at any time:

(a) the Arrangement Resolution shall have been approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b) the Parent Shareholder Approval shall have been obtained at the Parent Shareholders Meeting;

(c) each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each of the Company and Parent, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either the Company or Parent, each acting reasonably, on appeal or otherwise;

(d) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(e) the IrishCo Shares to be issued as Merger Consideration, Arrangement Stock Consideration, Qualifying Holdco Stock Consideration and Option Consideration shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

(f) the Required Regulatory Approvals shall have been obtained or concluded and shall be in the full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

(g) (i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Arrangement, the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted or threatened any Proceeding (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(h) this Agreement shall not have been terminated in accordance with its terms.

8.2 Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement shall be subject to the satisfaction, or waiver by the Company, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a) Parent shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Parent and set forth in Section 3.2(i)(i) and the representations and warranties of IrishCo set forth in Section 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of Parent set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) since the date of this Agreement, no Parent Material Adverse Effect shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate of Parent signed by a senior officer of Parent for and on behalf of Parent and dated the Closing Date certifying that the conditions set out in Section 8.2(a) and Section 8.2(b) have been satisfied.

8.3 Additional Conditions Precedent to the Obligations of Parent

The obligation of Parent to complete the Arrangement shall be subject to the satisfaction, or waiver by Parent, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Parent and which may be waived by Parent at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Parent may have:

(a) the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of the Company set forth in Section 3.1(k)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of the Company set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c) since the date of this Agreement, no Material Adverse Effect on the Company shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(d) Parent shall have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied;

(e) the Plan of Arrangement shall not have been modified or amended in a manner adverse to Parent without Parent’s consent;

(f) no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on Parent’s or IrishCo’s ownership of the Company or any Subsidiary of the Company or any requirement that Parent, IrishCo or the Company or any of their respective Subsidiaries agree to or implement any Restraint; and

(g) Parent will have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause IrishCo to be treated as a domestic corporation for U.S. federal income tax purposes from and after the Closing Date.

8.4 Conditions Precedent to the Merger

The respective obligations of the Parties to consummate the Merger is conditioned solely upon the consummation of the Arrangement.

ARTICLE 9

GENERAL

9.1 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, addressed to the recipient as follows:

(i) if to Parent:

Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue Facsimile No.: (610) 884-7159 E-mail: manogue.caroline@endo.com with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Attention:	Eileen Nugent, Esq. Brandon Van Dyke, Esq.
Facsimile No.:	(212) 735-2000
E-mail:	eileen.nugent@skadden.com brandon.vandyke@skadden.com

(ii) if to the Company:

Paladin Labs Inc.

100 Alexis Nihon Blvd.

Suite 600

St-Laurent, Quebec, Canada

H4M 2P2

Attention: Mark A. Beaudet

Facsimile No.: 514-344-4675

E-mail:  mbeaudet@paladinlabs.com

with a copy (which will not constitute notice) to:

Davies Ward Phillips and Vineberg LLP

1501 McGill College Avenue, 26th Floor

Montreal, Québec,

Canada H3A 3N9

Attention:	Hillel W. Rosen and Neil Kravitz
Facsimile No.:	(514) 841-6499
E-mail:	hrosen@dwpv.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2 Expenses

Except as otherwise specified herein and except in respect of any fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between Parent and the Company, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3 No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, provided that Parent may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, but no such assignment shall relieve Parent of its obligations hereunder; provided, however, that Parent shall have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time and completion of the Arrangement to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing.

9.4 Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5 Public Announcements

No Party shall issue any press release or otherwise make any written public statement with respect to the Arrangement, the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with Parent, and Parent shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither the Company nor Parent shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing by with regard to any Company Acquisition Proposal, Parent Acquisition Proposal, Company Change of Recommendation or Parent Change of Recommendation.

9.6 Governing Law; Attornment; Service of Process; Waiver of Jury Trial

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the Arrangement shall be governed by the CBCA. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(C) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUIT, ACTION, OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING).

(d) Notwithstanding anything in this Section 9.6 to the contrary, and without limiting anything set forth in Section 9.14, each of the Parties agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of this Section 9.6 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.6(d).

9.7 Entire Agreement

This Agreement, together with the Non-Disclosure Agreement and the Voting Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8 Third Party Beneficiaries

(a) This Section 9.8 and Sections, 9.6, 9.9, and 9.14 are intended to be for the benefit of the Persons referred to therein (including the Financing Sources) and may be enforced by any such Persons and shall not be amended, modified or waived with respect to any such Person without such Person’s prior written consent.

(b) The provisions of Section 5.7, are: (i) intended for the benefit of the Indemnified Parties, and, in the case of Section 5.7(e) the directors of IrishCo, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives; and (ii) are in addition to, and not in substitution for, any other rights that the Indemnified Parties or such directors of IrishCo may have by contract or otherwise. It is the intention of Parent to constitute the Company as a trustee for the Company Indemnified Parties and the directors of IrishCo designated by the Company not a party to this Agreement for the covenants of Parent under Section 5.7 of this Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute Parent as a trustee for the Parent Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.7 of this Agreement, and the Parent agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(c) Except as provided in this Section 9.8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9 Amendment

(a) This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders or Parent Shareholders.

(b) Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

(c) Notwithstanding anything to the contrary contained herein, Sections 9.6, 9.8, 9.9, 9.13, 9.14 and this Section 9.9 (and any provision of this Agreement to the extent a modification, waiver by Parent or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived by Parent or terminated in a manner that is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

9.10 Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfilment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11 Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement and Merger be consummated as originally contemplated to the fullest extent possible.

9.12 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13 Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14 No Recourse

Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties hereto, and no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event, shall the Company or any of their Affiliates, and the Company agrees not to and to cause their Affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (B) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of Financing Sources thereunder. Nothing in this Section 9.14 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Financing to each other or in connection therewith.

9.15 Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Rajiv De Silva
	Name:	Rajiv De Silva
	Title:	President and Chief Executive
Officer

Given under the COMMON SEAL of SPORTWELL LIMITED

By:	/s/ Robert J. Cobuzzi
	Name:	Robert J. Cobuzzi Jr., Ph.D.
	Title:	Director

By:	/s/ Donald DeGolyer
	Name:	Donald DeGolyer
	Title:	Director

Given under the COMMON SEAL of SPORTWELL II LIMITED

By:	/s/ Robert J. Cobuzzi
	Name:	Robert J. Cobuzzi Jr., Ph.D.
	Title:	Director

By:	/s/ Donald DeGolyer
	Name:	Donald DeGolyer
	Title:	Director

ULU ACQUISITION CORP.

By:	/s/ Brian Lortie
	Name:	Brian Lortie
	Title:	President

RDS MERGER SUB, LLC

By:	/s/ Brian Lortie
	Name:	Brian Lortie
	Title:	President

8312214 CANADA INC.

By:	/s/ Brian Lortie
	Name:	Brian Lortie
	Title:	President

PALADIN LABS INC.

By:	/s/ Mark Beaudet
	Name:	Mark Beaudet
	Title:	Interim President and CEO

SCHEDULE A

The Plan of Arrangement, as originally attached to the Arrangement Agreement, has been amended and may be found at Annex B to this proxy statement/prospectus.

SCHEDULE B – FORM OF PALADIN LABS INC. ARRANGEMENT RESOLUTION

The Arrangement Resolution, as originally attached to the Arrangement Agreement, has been amended and may be found at Annex C to this proxy statement/prospectus.

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SCHEDULE C – REQUIRED REGULATORY APPROVALS

1) Competition Act Approval (to the extent required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger))

2) Investment Canada Act Approval

3) Approval pursuant to HSR Act

4) South African Competition Act approval

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SCHEDULE D – FORM OF VOTING AGREEMENT

See Exhibits 10.1 and 10.2

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SCHEDULE E – BUSINESS SEPARATION TERM SHEET

Business Separation Agreement

Summary of Terms and Conditions

Purpose:	The parties will enter into an agreement (the “Agreement”) immediately before the Effective Time that shall provide for the separation of the Therapeutics Assets and Therapeutics Liabilities from the Company Group, which is to be accomplished by the implementation of the Business Separation Transactions prior to the Effective Time. Capitalized terms used in this term sheet are defined below or, if not defined below, shall have the meanings set out in the Arrangement Agreement. Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

Parties:	The Company and Knight Therapeutics Inc. (“Therapeutics”).

Performance:

The Company shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth in the Agreement or in any other Business Separation Agreement to be performed by any member of the Company Group. The Company further agrees that it shall cause the other members of the Company Group not to take any action inconsistent with, or fail to take any action necessary in connection with, the Company’s obligations under this Agreement, or the obligations of any member of the Company Group under any other Business Separation Agreement, or any of the transactions contemplated hereby or thereby. The Company further agrees that Therapeutics shall not be obligated to proceed against any other member of the Company Group before proceeding against the Company to enforce any provision of the Agreement or of any other Business Separation Agreement.

Therapeutics shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth in the Agreement or in any other Business Separation Agreement to be performed by any member of the Therapeutic Group. Therapeutics further agrees that it shall cause the other members of the Therapeutics Group not to take any action inconsistent with, or fail to take any action necessary in connection with, Therapeutics’ obligations under this Agreement, or the obligations of any member of the Therapeutics Group under any other Business Separation Agreement, or any of the transactions contemplated hereby or thereby. Therapeutics further agrees that the Company shall not be obligated to proceed against any other member of the Therapeutics Group before proceeding against Therapeutics to enforce any provision of the Agreement or any other Business Separation Agreement.

Therapeutics Assets:

Immediately before the Effective Time and as a result of the Business Separation Transactions, the following assets (the “Therapeutics Assets”) will be owned by Therapeutics and the members of the Therapeutics Group and not directly by the Company or any other member of the Company Group:

(a)    the I-IP;

(b)    the Voucher or any rights to the Voucher;

(c)    the common shares of Delco held by the Company;

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(d)    Barbco’s rights as licensor under License; and

(e)    $1,000,000 in cash.

For greater certainty, all inventory, tenders, customer contracts, orders, purchase orders, licenses, manufacturing and other agreements relating to the Product (other than those held by or in the name of Delco) shall remain the property of the Company Group.

Distribution and License Agreement:

The Therapeutics Group or one of its affiliates (as licensor) shall enter into a distribution and license agreement with Barbco granting Barbco exclusive commercialization rights for the Product for the world, other than the United States, for a ten (10) year term (the “Therapeutics Distribution and License Agreement”). Under the Therapeutics Distribution and License Agreement:

(a)    the Therapeutics Group (or its affiliates) will provide no representations or warranties in respect of the I-IP; and

(b)    the Company Group shall have no minimum sales or other commercialization requirements.

Barbco shall pay to Therapeutics Group or one of its affiliates a fee of 22.5% of gross sales in consideration thereof. Under that agreement (or in a separate agreement) the Therapeutics Group shall be entitled to source Product from the Company Group in respect of its own commercialization of the Product in the United States and to tag onto its own orders of Product (so as to meet minimum batch sizes etc.) at cost.

Therapeutics Liabilities:	Therapeutics shall, or shall cause a member of the Therapeutics Group to, assume and fully pay, discharge and fulfill any and all Liabilities, whether arising or accruing before, on or after the Effective Date, related to the Therapeutics Assets and any Liability to be assumed by any member of the Therapeutics Group pursuant to the Business Separation Agreements (collectively, the “Therapeutics Liabilities”); provided that with respect to any such Liability arising or accruing in respect of the period before the Effective Date, the responsibility of the Therapeutics Group shall be limited to 25% of same. For greater certainty, the Therapeutics Liabilities shall exclude, and the Company Group shall be solely responsible for, all of the Liabilities of the Company Group under the Therapeutics Distribution and License Agreement and all activities conducted by the Company Group thereunder.

Consideration:	The consideration payable by the Therapeutics Group to the Company Group pursuant to the Business Separation Transactions shall be as set forth in Schedule A hereto.

Representations and Warranties:	The Agreement will contain representations and warranties typical for agreements of this nature.

Indemnification:

Therapeutics, for and on behalf of each member of the Therapeutics Group, shall indemnify, defend and save harmless each Company Indemnified Person from and against any and all Losses suffered or incurred by any such Company Indemnified Person as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)    any misrepresentation or breach of any warranty made or given by Therapeutics in the Agreement;

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(b)    any lawsuits or claims made before, on or after the Effective Date arising from the design of the Product before on or after the Effective Date, including without limitation, recalls, warranty claims and product liability claims; provided that responsibility of the Therapeutics Group shall be limited to 25% of same. For greater certainty, the Therapeutics Liabilities shall exclude, and the Company Group shall be solely responsible for, all of the Liabilities of the Company Group under the Therapeutics Distribution and License Agreement and all activities conducted by the Company Group thereunder;

(c)    any failure by any member of the Therapeutics Group to observe or perform any covenant or obligation contained in the Agreement, any other Business Separation Agreement or in any document delivered pursuant to the Agreement or any other Business Separation Agreement;

(d)    any failure by any member of the Therapeutics Group to perform or otherwise properly discharge in accordance with its terms any of the Therapeutics Liabilities;

(e)    any fees and expenses payable by the Company Group in respect of services provided in connection with the Business Separation Transactions in excess of $100,000;

(f)     any misrepresentation or any alleged misrepresentation in any information included in the Joint Proxy Statement/Circular or any other public filing by the Company relating to any member of the Therapeutics Group or the Therapeutics Assets, including any order made, or any inquiry, investigation or proceeding by any Person based on any such misrepresentation or alleged misrepresentation; and

(g)    any Taxes payable by any Company Indemnified Person arising solely as a consequence of the Business Separation Transactions.

For the purposes of paragraph (g) above and subject to Section 5.15(c) of the Arrangement Agreement, the Taxes payable by any Company Indemnified Person (i) shall be computed as if such Company Indemnified Person has no deductions, losses, credits or other Tax attributes (other than any such deductions, losses, credits or other Tax attributes that arise solely as a consequence of the Business Separation Transactions) that can be applied to reduce the amount of Taxes payable, and (ii) for greater certainty, includes any reduction in a refund of Taxes otherwise receivable by such Company Indemnified Person.

The obligation of the Therapeutics Group to indemnify the Company Indemnified Persons for Losses (“Indemnified Losses”) will be limited as follows:

(a)    the Therapeutics Group shall indemnify the Company Indemnified Persons for the first $2,000,000 of Indemnified Losses;

(b)    if the Indemnified Losses exceed $2,000,000 in aggregate, the Therapeutics Group shall have no obligation to indemnify the Company Indemnified Persons for the next $20,000,000 of Indemnified Losses; and

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(c) there shall be no limit on the obligation of Therapeutics Group to indemnify the Company Indemnified Persons for all Indemnified Losses in excess of $22,000,000.
The Agreement will also include standard terms and procedures for indemnification claims typical of transactions of this nature, as required by Parent, acting reasonably.

Survival of Indemnification:	The indemnification shall survive until six (6) months after the period for which the taxation year of the Company in which the Business Separation Transactions occur become statute barred under the Tax Act and any other applicable Tax legislation.

Governing Law:	The law of the Province of Quebec.

Other Terms and Conditions:	The Agreement shall include such other terms and conditions as are typically included in agreements of this type.

Defined Terms:

“Arrangement Agreement” the Arrangement Agreement dated as of November 5, 2013, among Parent, IrishCo, Interco, DE INC., Merger Sub, CanCo 1 and the Company (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms

“Barbco” means Paladin Labs (Barbados) Inc., a corporation incorporated under the laws of the Barbados.

“Business Separation Agreements” means, collectively, the Agreement and all other agreements and documents effecting the Business Separation Transactions.

“Business Separation Transactions” means the transactions described in Schedule A hereto which provide for the transfer to Therapeutics and its subsidiaries of (i) the shares of Delco; (ii) the I-IP; and (iii) Barbco’s rights under the License.

“Company Group” means, collectively, the Company and Barbco.

“Company Indemnified Person” means each of the Company, Irishco and Parent and each of their respective directors, officers, employees, representatives, agents and affiliates.

“Delco” means Paladin Therapeutics, Inc., a corporation incorporated under the laws of Delaware.

“I-IP” means the Intellectual Property and any other rights related to the Product.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law

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trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (f) all software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Liability” means any indebtedness, liability, assessment, expense, claim, loss damage, deficiency or obligation of any kind, whether known or unknown, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, secured or unsecured, liquidated or unliquidated or due or to become due and whether or not required to be reflected in a balance sheet in accordance with generally accepted accounting principles.

“License” means the license agreement in place as of November 5, 2013 entered into by Barbco and Delco pursuant to which Barbco granted a license to Delco to make, market and sell the Product in the United States.

“Losses” means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines penalties, costs of burdens associated with performing injunctive relief and other costs and expenses (including reasonable fees and expenses of outside legal advisors, accountants and other professional advisors and of expert witnesses and other costs and expenses of investigation, preparation and litigation in connection with or related to any claim, appeal, petition, plea, charge, complaint, hearing, or similar matter or other proceeding) of any kind or nature whatsoever, including in connection with or relating to a claim whether known, or unknown, contingent or vested or matured or unmatured.

“Product” means the drug product containing miltefosine for the treatment of parasitic diseases such as leishmaniasis in any formulation and any dosage strength currently under development by the Company and referred to as Impavido, including an authorized generic version and/or ANDA thereof.

“Therapeutics Group” means Therapeutics and each of its subsidiaries.

“Voucher” means the priority review voucher to be issued in the name of Delco by the United States Food and Drug Administration or, if not yet issued at the time the Business Separation Transactions are completed, the right to be issued that voucher.

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Annex B

PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA

BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“Amalco” means [—] Inc., a corporation amalgamated under the laws of Canada;

“Amalco Common Shares” means the common shares without par value in the capital of Amalco;

“Arrangement” means the arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 5.1 hereof or made at the discretion of the Court in the Final Order (with the consent of the Company and Parent, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement dated as of November 5, 2013, among Parent, IrishCo, Interco, Endo U.S. Inc. (formerly named ULU Acquisition Corp.), RDS Merger Sub, LLC, CanCo 1 and the Company (including the Schedules attached thereto) as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement Cash Consideration” means, in respect of each Company Common Share subject to the Arrangement, $1.16 in cash, plus an amount equal to the Company Exchange Ratio multiplied by the following amount (with the result converted into Canadian dollars at the Currency Exchange Rate), as applicable:

(a)	If the Endo VWAP Ratio is greater than or equal to 93%, nil; or

(b)	If the Endo VWAP Ratio is greater than or equal to 80% but less than 93%, then an amount equal to (x) the Endo Announcement Date VWAP multiplied by (y) the percentage obtained by subtracting the Endo VWAP Ratio from 93%; or

(c)	If the Endo VWAP Ratio is less than 80% but greater than or equal to 76%, then the aggregate of:

(i)	an amount equal to (v) the Endo Announcement Date VWAP, multiplied by (w) 13%; plus

(ii)	an amount equal to (x) the Endo Announcement Date VWAP, multiplied by (y) 50% multiplied by (z) the percentage obtained by subtracting the Endo VWAP Ratio from 80%; or

(d)	If the Endo VWAP Ratio is less than 76%, then the aggregate of:

(i)	an amount equal to (v) the Endo Announcement Date VWAP multiplied by (w) 13%; plus

(ii)	an amount equal to (x) the Endo Announcement Date VWAP multiplied by (y) 2%.

“Arrangement Exchange Agent” means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B to the Arrangement Agreement;

“Arrangement Stock Consideration” means, in respect of each Company Common Share subject to the Arrangement, 1.6331 IrishCo Shares;

“Arrangement Therapeutics Consideration” means, in respect of each Company Common Share subject to the Arrangement, one Therapeutics Common Share;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Parent and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, New York, New York or Dublin, Ireland are closed for business;

“Calculation Agent” means a nationally recognized independent investment banking firm jointly selected by Parent and the Company for the purpose of calculating the Endo Reference VWAP;

“CanCo 1” means 8312214 Canada Inc., a corporation incorporated under the laws of Canada;

“CanCo 1 Common Shares” means the common shares without par value in the capital of CanCo 1;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement certifying that the Arrangement has been effected, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Company” means Paladin Labs Inc., a corporation continued under the laws of Canada;

“Company Board of Directors” means the board of directors of the Company;

“Company Common Shares” means the common shares without par value in the capital of the Company;

“Company Common Share Closing Price” means the closing price of a Company Common Share on the TSX on the trading day immediately preceding the Effective Date;

“Company Exchange Ratio” means 1.6331 IrishCo Shares;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Shareholder” means a holder of one or more Company Common Shares;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Court” means the Superior Court of Québec;

“CSPP Participant” means a participant under the Company Share Purchase Plan;

“Currency Exchange Rate” means the noon rate quoted by the Bank of Canada on the fourth Business Day prior to the Company Meeting for the conversion of United States dollars into Canadian dollars;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 of the Arrangement Agreement have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of the Arrangement Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the CBCA and the Final Order;

“Effective Time” means 7:00 a.m. (Montreal Time) on the Effective Date, or such other time as the parties may agree to in writing before the Effective Date;

“Endo Announcement Date VWAP” means US$44.4642;

“Endo Reference VWAP” means the volume weighted average price per share of the common stock of Parent for the regular trading session of NASDAQ as displayed under the heading “Bloomberg VWAP” on Bloomberg Page ENDP <equity> AQR for the ten trading days ending on the third trading day prior to the date of the Company Meeting (the “Reference Valuation Period”) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) for such Reference Valuation Period; or if such volume weighted average price is not available, as determined by the Calculation Agent, using a reasonable, good faith estimate of such price for such Reference Valuation Period;

“Endo VWAP Ratio” means (x) the Endo Reference VWAP divided by (y) the Endo Announcement Date VWAP, expressed as a percentage;

“Euro Purchaser” means the Person identified in writing by Parent to the Company prior to the Effective Time as the “Euro Purchaser”;

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and Parent, each acting reasonably) on appeal;

“Former Company Common Shareholders” means, at and following the Effective Time, the holders of Company Common Shares (other than Qualifying Holdcos), in each case immediately prior to the Effective Time;

“Former Optionholders” means, at and following the Effective Time, the Optionholders, in each case immediately prior to the Effective Time;

“Former Qualifying Holdco Shareholders” means, at and following the Effective Time, the holders of Qualifying Holdco Shares, in each case immediately prior to the Effective Time;

“Former Shareholders” means the Former Company Common Shareholders and the Former Qualifying Holdco Shareholders;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, the NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Holdco Agreements” means the share purchase agreement and other ancillary documentation containing such representations and warranties and covenants acceptable to Parent, acting reasonably, to be entered into by each Qualifying Holdco Shareholder, in a form consistent with Section 2.6 of the Arrangement Agreement;

“Holdco Alternative” means the alternative for a Qualifying Holdco Shareholder to elect to sell its Company Common Shares through its Qualifying Holdco in accordance with the terms and conditions of Section 2.6 of the Arrangement Agreement;

“Interco” means Endo Limited (formerly named Sportwell II Limited), a company incorporated in Ireland (Registered Number 534651) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland;

“Interco 2” means a private limited company to be incorporated in Ireland prior to the Effective Time as a direct wholly-owned subsidiary of Interco;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Parent, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and Parent, each acting reasonably;

“In-the-Money Amount per Share” means, in respect of each Option, the amount by which (A) the Company Common Share Closing Price exceeds (B) the exercise price for each Common Share subject to the Option;

“IrishCo” means Endo International Limited (formerly named Sportwell Limited), a company incorporated in Ireland (Registered Number 534814), which will be renamed Endo International plc on or prior to the Effective Time, with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland;

“IrishCo CanCo 1 Common Share” has the meaning ascribed thereto in Section 3.1(f);

“IrishCo Euro Share” means an ordinary share, par value €1.00 per share, in the share capital of IrishCo;

“IrishCo Share” means an ordinary share, par value US$0.0001 per share, in the share capital of IrishCo;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Letter of Transmittal” means the letter of transmittal for use by Company Shareholders or Optionholders or Qualifying Holdco Shareholders with respect to the Arrangement;

“NASDAQ” means the NASDAQ Global Select Market;

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Option Consideration” means, in respect of each right to acquire one Company Common Share pursuant to an Option, the aggregate of:

(a)	one Therapeutics Common Share; plus

(b)	the Company Exchange Ratio multiplied by the quotient obtained by dividing:

(i)	the In-the-Money Amount per Share in respect of that Option plus the Arrangement Cash Consideration; by

(ii)	the Company Common Share Closing Price;

provided that if the In-the-Money Amount per Share is equal to or less than zero, the Option Consideration shall be nil;

“Parent” means Endo Health Solutions Inc., a corporation incorporated under the laws of Delaware;

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Qualifying Holdco” means a corporation that meets the conditions described in Section 2.6 of the Arrangement Agreement;

“Qualifying Holdco Cash Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Cash Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Qualifying Holdco Shareholder” means any Person that is a registered owner of Company Common Shares before the 10th Business Day prior to the Effective Time and is not a non-resident of Canada within the meaning of the Tax Act and that has validly elected the Holdco Alternative in accordance with Section 2.6 of the Arrangement Agreement;

“Qualifying Holdco Shares” means shares in the capital of a Qualifying Holdco;

“Qualifying Holdco Stock Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Stock Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Qualifying Holdco Therapeutics Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Therapeutics Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Selling Shareholders” means the Company Shareholders (other than Qualifying Holdcos) and the Qualifying Holdco Shareholders;

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Tax Act” means the Income Tax Act (Canada);

“Therapeutics” means Knight Therapeutics Inc., a corporation organized under the laws of Canada;

“Therapeutics Common Shares” means the common shares without par value in the capital of Therapeutics;

“Total Company Common Share Consideration” means (i) the total fair market value of the Arrangement Stock Consideration and the Qualifying Holdco Stock Consideration delivered directly to the Selling Shareholders by IrishCo pursuant to Section 3.1(d) and Section 3.1(e); plus (ii) the total of the Arrangement Cash Consideration and Qualifying Holdco Cash Consideration paid directly to the Selling Shareholders by IrishCo pursuant to Section 3.1(d) and Section 3.1(e); plus (iii) the total fair market value of the Option Consideration that is comprised of IrishCo Shares and delivered directly to the Optionholders by IrishCo pursuant to Section 3.1(a); and

“TSX” means the Toronto Stock Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

1.2 Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3 Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection respectively, bearing that designation in this Plan of Arrangement.

1.4 Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.5 Date for Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6 Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on:

a)	Parent;

b)	the Company;

c)	IrishCo;

d)	Interco;

e)	Interco 2;

f)	CanCo 1;

g)	each Qualifying Holdco;

h)	Therapeutics;

i)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Company Common Shares or Qualifying Holdco Shares;

j)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Options; and

k)	all holders of any rights or entitlements under the Company Share Purchase Plan.

ARTICLE 3

ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	notwithstanding any vesting or exercise provisions to which an Option might otherwise be subject (whether by contract, the conditions of a grant, applicable Laws or the terms of the Stock Option Plan):

(i)	each right to acquire a Company Common Share pursuant to an Option that is issued and outstanding at the Effective Time shall, without any further action by or on behalf of any holder of such Option, be deemed to be fully vested and transferred and disposed of by the holder thereof to CanCo 1 (free and clear of all liens, claims and encumbrances) and cancelled in exchange for, subject to Section 3.4, (A) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the portion of the Option Consideration in respect of that right consisting of Therapeutics Common Shares pursuant to Section 3.1(l)(iii), and (B) the payment by IrishCo on behalf of CanCo 1 of the portion of the Option Consideration in respect of that right consisting of IrishCo Shares; and

(ii)	with respect to each such Option, the holder thereof will cease to be the holder of such Option, will cease to have any rights as a holder in respect of such Option or under the Stock Option Plan, such holder’s name will be removed from the register of Options, and all option agreements, grants and similar instruments relating thereto will be cancelled;

(b)	Notwithstanding any provisions of the Company Share Purchase Plan:

(i)	all rights of each CSPP Participant under the Company Share Purchase Plan to contributions by the Company and to the acquisition of Company Common Shares under the Company Share Purchase Plan shall, without any further action by or on behalf of the CSPP Participant, be cancelled in exchange for a cash amount equal to 25% of the aggregate number of shares purchased on behalf of that CSPP Participant under the Company Share Purchase Plan with the CSPP Participant’s contributions in respect of each of the 8 fiscal quarters ending immediately prior to the Effective Time (but excluding any Company Common Shares purchased with CSPP Participant’s contributions after November 5, 2013 that exceeded his or her rate of contribution before that date), multiplied by the Company Common Share Closing Price; and

(ii)	each CSPP Participant shall be entitled to the return of any contributions he or she made under the Company Share Purchase Plan after the fiscal quarter ending immediately before the Effective Time, without interest;

(c)	the Stock Option Plan and the Company Share Purchase Plan shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect;

(d)	each outstanding Company Common Share (other than those held by a Qualifying Holdco) shall be transferred and assigned to CanCo 1 in exchange for, subject to Section 3.4, (A) the payment by IrishCo on behalf of CanCo 1 of the Arrangement Cash Consideration; (B) the delivery by IrishCo on behalf of CanCo 1 of the Arrangement Stock Consideration; and (C) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the Arrangement Therapeutics Consideration pursuant to Section 3.1(l)(i), and in respect of each Company Common Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Company Common Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Effective Time; and

(ii)	CanCo 1 shall be recorded as the registered holder of such Company Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(e)	all of the outstanding Qualifying Holdco Shares of each Qualifying Holdco shall be transferred and assigned to CanCo 1 in exchange for, subject to Section 3.4, (A) the payment by IrishCo on behalf of CanCo 1 of the Qualifying Holdco Cash Consideration in respect of each such Qualifying Holdco; (B) the delivery by IrishCo on behalf of CanCo 1 of the Qualifying Holdco Stock Consideration in respect of each such Qualifying Holdco, and (C) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the Qualifying Holdco Therapeutics Consideration pursuant to Section 3.1(l)(ii), in respect of each such Qualifying Holdco, and in respect of each Qualifying Holdco Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Qualifying Holdco Share and the name of such registered holder shall be removed from the register of Qualifying Holdco Shareholders as of the Effective Time; and

(ii)	CanCo 1 shall be recorded as the registered holder of such Qualifying Holdco Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(f)	in consideration for (A) IrishCo delivering, on behalf of CanCo 1, the Arrangement Stock Consideration and the Qualifying Holdco Stock Consideration directly to the Selling Shareholders pursuant to Section 3.1(d) and Section 3.1(e), (B) IrishCo delivering on behalf of CanCo 1 the Option Consideration consisting of IrishCo Shares directly to the Optionholders pursuant to Section 3.1(a), and (C) IrishCo paying, on behalf of CanCo 1, the Arrangement Cash Consideration and the Qualifying Holdco Cash Consideration to the Selling Shareholders pursuant to Section 3.1(d) and Section 3.1(e), 35,000,000 CanCo 1 Common Shares (the “IrishCo CanCo 1 Common Shares”) shall be issued to IrishCo, and, in respect thereof, there shall be added to the stated capital account maintained by CanCo 1 for CanCo 1 Common Shares an amount equal to the Total Company Common Share Consideration;

(g)	each IrishCo CanCo 1 Common Share acquired pursuant to Section 3.1(f) shall be contributed by IrishCo to the capital of Interco and, in respect of each IrishCo CanCo 1 Common Share so contributed, IrishCo shall cease to be the registered holder thereof and IrishCo’s name shall be removed from the register of shareholders of CanCo 1, and Interco shall be recorded as the registered holder of such IrishCo CanCo 1 Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(h)	each IrishCo CanCo 1 Common Share acquired pursuant to Section 3.1(g) shall be contributed by Interco to the capital of Interco 2 and, in respect of each IrishCo CanCo 1 Common Share so contributed, Interco shall cease to be the registered holder thereof and Interco’s name shall be removed from the register of shareholders of CanCo 1, and Interco 2 shall be recorded as the registered holder of such IrishCo CanCo 1 Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(i)	the Company shall transfer one IrishCo Euro Share to Euro Purchaser, in exchange for €1, and in respect of such IrishCo Euro Share so delivered, the Company shall cease to be the registered holder thereof and the Company’s name shall be removed from the register of shareholders of IrishCo, and the name of Euro Purchaser shall be recorded as the registered holder of such IrishCo Euro Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(j)	CanCo 1 and each Qualifying Holdco shall amalgamate to form Amalco, as more fully described in Section 3.2;

(k)	all of the outstanding Therapeutics Common Shares shall be transferred and assigned to Amalco in exchange for the issuance by Amalco of a promissory note in the principal amount equal to the total fair market value of all of the outstanding Therapeutics Common Shares as determined in accordance with the Arrangement Agreement, and in respect of each Therapeutics Common Share so transferred and assigned, the Company shall cease to be the registered holder thereof and the Company’s name shall be removed from the register of shareholders of Therapeutics, and Amalco shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others); and

(l)	concurrently:

(i)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Company Common Shareholder shall acquire the Arrangement Therapeutics Consideration, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of such Former Company Common Shareholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(ii)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Qualifying Holdco Shareholder shall acquire the Qualifying Holdco Therapeutics Consideration, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of such Former Qualifying Holdco Shareholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(iii)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Optionholder shall acquire the portion of the Option Consideration consisting of Therapeutics Common Shares, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of each Former Optionholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others); and

(iv)	unless Therapeutics determines otherwise, Therapeutics shall file an election with the Canada Revenue Agency to be a public corporation for the purposes of the Tax Act, such election to be effective concurrently with the acquisition of the Therapeutics Common Shares pursuant to this Section 3.1(l).

3.2 Amalgamation of CanCo 1 and each Qualifying Holdco

(a)	Pursuant to Section 3.1(j), CanCo 1 and each Qualifying Holdco shall amalgamate to form Amalco under the CBCA, with the effect described below, and, unless and until otherwise determined in the manner required by Law, the following shall apply:

(i)	Name. The name of Amalco shall be [—] Inc.

(ii)	Registered Office. The registered office of Amalco shall be located in Saint-Laurent in the Province of Québec. The address of the registered office shall be 100 Alexis-Nihon Blvd., Suite 600, Saint-Laurent, Québec, H4M 2P2.

(iii)	Business and Powers. There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise.

(iv)	Authorized Share Capital. Amalco shall be authorized to issue an unlimited number of common shares designated as “Common Shares”.

(v)	Share Provisions. The Amalco Common Shares shall have the same terms as the CanCo 1 Common Shares.

(vi)	Shares. Each CanCo 1 Common Share shall be converted into one fully paid and non-assessable Amalco Common Share and the shares so converted shall be added to the register of shareholders of Amalco. Each Qualifying Holdco Share shall be cancelled without any repayment of capital.

(vii)	Restrictions on Transfer. The transfer of Amalco Common Shares shall be restricted and no holder of Amalco Common Shares shall transfer any such share without either: (i) the approval of the directors of Amalco passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (ii) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding, expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.

(viii)	Number of Directors. The number of directors of Amalco shall not be less than 1 and not more than 3, and otherwise as the shareholders of Amalco may from time to time determine by special resolution.

(ix)	Initial Directors. The initial directors of Amalco shall be:

Name	Address	Canadian Resident
Suketu Upadhyay	1400 Atwater Drive, Malvern, Pennsylvania, 19355, USA	No

Robert Cobuzzi	1400 Atwater Drive, Malvern, Pennsylvania, 19355, USA	No

Mark A. Beaudet	100 Alexis-Nihon Blvd., Suite 600, Saint-Laurent, Québec, H4M 2P2, Canada	Yes

(x)	By-laws. The by-laws of Amalco shall be the same as the by-laws of CanCo 1.

(xi)	First Annual General Meeting. The first annual general meeting of Amalco shall be held within 18 months from the Effective Date.

(xii)	Stated Capital. The aggregate of the stated capital of the issued and outstanding Amalco Common Shares shall be equal to the aggregate of the stated capital of the issued and outstanding CanCo 1 Common Shares immediately before the amalgamation described in Section 3.1(j).

(xiii)	Effect of Amalgamation. Upon the amalgamation of CanCo 1 and each Qualifying Holdco to form Amalco becoming effective pursuant to Section 3.1(j):

(A)	the property of each of CanCo 1 and each Qualifying Holdco, including, for greater certainty, any and all of the Therapeutics Common Shares, shall continue to be the property of Amalco;

(B)	Amalco shall continue to be liable for the obligations of CanCo 1 and each Qualifying Holdco;

(C)	all existing causes of action, claims or liabilities to prosecution with respect of CanCo 1 and each Qualifying Holdco shall be unaffected;

(D)	all civil, criminal or administrative actions or proceedings pending by or against CanCo 1 and each Qualifying Holdco may be continued to be prosecuted by or against Amalco;

(E)	all convictions against, or rulings, orders or judgments in favour of or against CanCo 1 and each Qualifying Holdco may be enforced by or against Amalco; and

(F)	the Articles of Arrangement shall be deemed to be the articles of incorporation of Amalco and the Certificate of Arrangement shall be deemed to be the certificate of incorporation of Amalco.

3.3 Post-Effective Time Procedures

At or prior to the Effective Time, IrishCo shall (i) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders, the aggregate amount of cash that such Selling Shareholders are entitled to receive under the Arrangement; (ii) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders and the Optionholders, certificates representing the IrishCo Shares that such Selling Shareholders and such Optionholders are entitled to receive under the Arrangement; and (iii) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders and the Optionholders, certificates representing the Therapeutics Common Shares that such Selling Shareholders and such Optionholders are entitled to receive under the Arrangement, which certificates and cash shall be held by the Arrangement Exchange Agent as agent and nominee for the Former Shareholders and the Former Optionholders for delivery to the Former Shareholders and the Former Optionholders in accordance with the provisions of Article 4 hereof.

3.4 Fractional IrishCo Shares and Rounding of Cash Consideration

(a)	No certificates representing fractional IrishCo Shares shall be issued to the Former Shareholders or the Former Optionholders upon the surrender for exchange of certificates pursuant to Section 4.1 or Section 4.2 and no dividend, stock split or other change in the capital structure of IrishCo shall relate to any such fractional security and such fractional interests shall not entitle the holder thereof to exercise any rights as a security holder of IrishCo. In lieu of any such fractional shares, each Former Shareholder and each Former Optionholder otherwise entitled to a fractional interest in an IrishCo Share will receive a cash payment equal to such Former Shareholder’s or such Former Optionholder’s pro rata portion of the net proceeds after expenses received by the Arrangement Exchange Agent upon the sale of whole shares representing an accumulation of all fractional interests in IrishCo Shares to which all such Former Shareholders and Former Optionholders would otherwise be entitled. The Arrangement Exchange Agent will sell such IrishCo Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the IrishCo Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Arrangement Exchange Agent, pro rata in relation to the respective fractions, among the Former Shareholders and the Former Optionholders otherwise entitled to receive fractional interests in IrishCo Shares.

(b)	If the aggregate cash amount which a Selling Shareholder is entitled to receive pursuant to Section 3.1(d) or Section 3.1(e) would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Selling Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

ARTICLE 4

DELIVERY OF CONSIDERATION

4.1 Delivery of Share Consideration and Cash Consideration

(a)	Upon surrender to the Arrangement Exchange Agent for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares, Qualifying Holdco Shares or Options, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Arrangement Exchange Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Arrangement Exchange Agent shall deliver to such holder following the Effective Time (in each case, less any amounts withheld pursuant to Section 4.4 hereof), (i) the number of IrishCo Shares to which such holder is entitled to receive under the Arrangement, in the form (electronic or certificate) and issued in the name set forth in the duly completed and executed Letter of Transmittal; (ii) a cheque for the cash consideration to which such holder is entitled to under the Arrangement; and (iii) the number of Therapeutics Common Shares to which such holder is entitled to receive under the Arrangement, in the form (electronic or certificate) and issued in the name set forth in the duly completed and executed Letter of Transmittal. Notwithstanding the foregoing, failure to deliver the certificate representing one or more outstanding Company Common Shares, Qualifying Holdco Shares or Options, together with the duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Arrangement Exchange Agent may reasonably require, by 5:00 p.m. (Montréal time) on February 24, 2014 will result in the Arrangement Exchange Agent delivering to such holder following the Effective Time, but subject to delivery of the certificate representing one or more outstanding Company Common Shares, Qualifying Holdco Shares or Options, together with the duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Arrangement Exchange Agent may reasonably require, within the time period set forth in Section 4.5 (in each case, less any amounts withheld pursuant to Section 4.4 hereof), (i) a certificate representing the number of IrishCo Shares to which such holder is entitled to receive under the Arrangement; (ii) a cheque for the cash consideration to which such holder is entitled to under the Arrangement; and (iii) a certificate representing the number of Therapeutics Common Shares to which such holder is entitled to receive under the Arrangement with each such certificate being registered in the same name as the Company Common Shares, the Qualifying Holdco Shares or Options being exchanged.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Company Common Shares, Qualifying Holdco Shares or Options shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 4.1(a) hereof.

(c)	Notwithstanding anything to the contrary herein, the only property delivered to or acquired by a Former Shareholder or a Former Optionholder herein is that which is stipulated to have been delivered to or acquired by such person in Section 3.1.

4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 3.1(d) or that were held by a Qualifying Holdco, the Qualifying Holdco Shares of which were exchanged pursuant to Section 3.1(e), shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Arrangement Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, the cash amount and the IrishCo Shares that such Person is entitled to receive pursuant to Section 3.1(d) or Section 3.1(e) (and any dividends or distributions with respect thereto pursuant to

Section 4.3) and the Therapeutics Common Shares that such Person is entitled to receive pursuant to Section 3.1(l)(i) or Section 3.1(l)(ii) (and any dividends or distributions with respect thereto pursuant to Section 4.3), in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to IrishCo and the Arrangement Exchange Agent in such sum as IrishCo and the Arrangement Exchange Agent may direct or otherwise indemnify IrishCo, Amalco and the Arrangement Exchange Agent in a manner satisfactory to IrishCo and the Arrangement Exchange Agent against any claim that may be made against IrishCo, Amalco or the Arrangement Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to IrishCo Shares or Therapeutics Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares or Qualifying Holdco Shares or Options unless and until the holder of such certificate shall have complied with the provisions of Section 4.1 or Section 4.2 hereof. Subject to applicable law and to Section 4.4 hereof, at the time of such compliance, a Former Shareholder or a Former Optionholder entitled to receive IrishCo Shares or Therapeutics Common Shares shall receive, in addition to the delivery of a certificate representing the IrishCo Shares or Therapeutics Common Shares, a cheque for the amount of the dividend or other distribution, if any, with a record date after the Effective Time, without interest, paid with respect to such IrishCo Shares or Therapeutics Common Shares, respectively, prior to such delivery.

4.4 Withholding Rights

IrishCo, CanCo 1, Amalco, the Company and the Arrangement Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares, Qualifying Holdco Shares or Options or any CSPP Participant, such amounts as IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Company Common Shares, Qualifying Holdco Shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to such holder or a CSPP Participant exceeds the cash component of the consideration otherwise payable to the holder or such CSPP Participant, IrishCo, CanCo 1, Amalco, the Company and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent shall notify the holder or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder or such CSPP Participant any unapplied balance of the proceeds of such sale.

4.5 Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that are exchanged pursuant to Section 3.1(d), outstanding Qualifying Holdco Shares that are exchanged pursuant to Section 3.1(e) or outstanding Options that are exchanged pursuant to Section 3.1(a) and not deposited with all other instruments required by Section 4.1(a) or Section 4.2 on or prior to the second anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of IrishCo or

Therapeutics. On such date, the cash, IrishCo Shares (or cash in lieu of fractional interests therein) and Therapeutics Common Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to IrishCo in accordance with applicable Laws, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.6 No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

4.7 Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares, Qualifying Holdco Shares and Options issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Common Shares and Qualifying Holdco Shares, the Optionholders, the Company, IrishCo, Interco, Interco 2, Parent, Therapeutics, CanCo 1, each Qualifying Holdco, Amalco, the Arrangement Exchange Agent and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares, Qualifying Holdco Shares or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

4.8 Illegality of Delivery of IrishCo Shares or Therapeutics Common Shares

Notwithstanding the foregoing, if it appears to Amalco or IrishCo that it would be contrary to applicable Laws to deliver, or cause to be delivered, IrishCo Shares or Therapeutics Common Shares pursuant to the Arrangement to a Selling Shareholder or Optionholder that is not a resident of Canada, the IrishCo Shares and the Therapeutics Common Shares that otherwise would be issued to that Person will be issued to the Arrangement Exchange Agent for sale by Arrangement Exchange Agent on behalf of that Person. The IrishCo Shares and the Therapeutics Common Shares so issued to the Arrangement Exchange Agent will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Arrangement Exchange Agent determines in its sole discretion. The Arrangement Exchange Agent shall not be obligated to seek or obtain a minimum price for any of the IrishCo Shares and the Therapeutics Common Shares sold by it. Each such Person will receive a pro rata share of the cash proceeds from the sale of the IrishCo Shares or Therapeutics Common Shares sold by the Arrangement Exchange Agent (less commissions, other reasonable expenses incurred in connection with the sale of the IrishCo Shares and the Therapeutics Common Shares and any amount withheld in respect of taxes) in lieu of the IrishCo Shares and the Therapeutics Common Shares themselves. The net proceeds will be remitted in the same manner as other payments pursuant to this Article 4. None of IrishCo, Amalco or the Arrangement Exchange Agent will be liable for any loss arising out of any such sales.

ARTICLE 5

AMENDMENTS

5.1 Amendments to Plan of Arrangement

(a)	Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must: (i) be set out in writing; (ii) be approved by Parent and the Company; (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) be communicated to Company Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of Parent and the Company (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by holders of the Company Common Shares, voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Shareholder or any Former Optionholder and such amendments, modifications or supplements to this Plan Arrangement need not be filed with Court or communicated to Selling Shareholders or any Former Optionholder.

(e)	CanCo 1 may amend, modify and/or supplement Article 3 of this Plan of Arrangement at any time and from time to time prior to the Effective Date, including to give effect to any amendments to the Holdco Alternative and Section 2.6 of the Arrangement Agreement, provided that each such amendment, modification and/or supplement does not and will not have an adverse impact on any holder of Company Common Shares or Options.

ARTICLE 6

FURTHER ASSURANCES

6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

Annex C

ARRANGEMENT RESOLUTION

“BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) of Paladin Labs Inc. (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated January 21, 2014 of the Company accompanying the notice of this meeting and as it may be amended, modified or supplemented in accordance with the arrangement agreement dated November 5, 2013 between the Company, Endo Health Solutions, Inc., Sportwell Limited, plc, Sportwell II Limited, plc, ULU Acquisition Corp., RDS Merger Sub, LLC and 8312214 Canada Inc. (as it may be amended, modified or supplemented, the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company, as it may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement (the “Plan of Arrangement”), the full text of which is set out in Appendix A to the Circular, is hereby authorized, approved and adopted.

3.	The (i) Arrangement Agreement and transactions contemplated thereby, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified, confirmed, authorized and approved.

4.	The Company is hereby authorized to apply for a final order from the Superior Court of Québec (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed by the holders of common shares of the Company (the “Shareholders”) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the Shareholders: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement, to the extent permitted thereby; and (ii) subject to the terms of the Arrangement Agreement, not proceed with the Arrangement and related transactions.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement and transactions contemplated thereby in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.”

C-1

Annex D

INTERIM ORDER

SUPERIOR COURT

Commercial Division

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTRÉAL

No:    500-11-045944-143

DATE: January 17, 2014

BY:    THE HONOURABLE DANIÉLE MAYRAND, J.C.S.

IN THE MATTER OF A PROPOSED ARRANGEMENT CONCERNING PALADIN LABS INC. PURSUANT TO SECTION 192 OF THE CANADA BUSINESS CORPORATION ACT (the “CBCA”):

PALADIN LABS INC.

Petitioner

-and-

ENDO HEALTH SOLUTIONS INC.

ENDO INTERNATIONAL LIMITED

ENDO LIMITED

8312214 CANADA INC.

8312222 CANADA INC.

KNIGHT THERAPEUTICS INC.

-and-

THE DIRECTOR APPOINTED PURSUANT TO THE CBCA

Impleaded Parties

INTERIM ORDER1

[1]	All capitalized terms used, but not otherwise defined herein, shall have the same meaning as set out in the Glossary contained in the Circular (Exhibit P-1, en liasse, at pp. 5 to 12).

GIVEN Paladin Labs Inc.’s (“Paladin”) Motion for Interim and Final Orders in connection with a proposed arrangement pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (as amended, the “CBCA”) (the “Motion”), the exhibits, and the affidavit of Samira Sakhia filed in support thereof;

GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Motion and has confirmed in writing that he would not appear or be heard on the Motion;

GIVEN the provisions of the CBCA;

GIVEN the representations made by counsel for Paladin;

GIVEN that this Court is satisfied, at the present time, that the proposed transaction is an “arrangement” within the meaning of Section 192(1) of the CBCA;

GIVEN that this Court is satisfied, at the present time, that it is not practicable for Paladin to effect the arrangement proposed under any other provision of the CBCA;

GIVEN that this Court is satisfied, at the present time, that Paladin meets the requirements set out in Subsections 192(2)(a) and (b) of the CBCA and that Paladin is not insolvent;

GIVEN that this Court is satisfied, at the present time, that the arrangement is put forward in good faith and, in all likelihood, for a valid business purpose;

GIVEN that this Court is satisfied, based on the Motion and the representations made by Paladin’s counsel, that it is not appropriate to grant an order permitting a shareholder to dissent under Section 190 of the CBCA;

FOR THESE REASONS, THE COURT:

[1]	GRANTS the Interim Order sought in the Motion;

[2]	DISPENSES Paladin of the obligation, if any, to notify any person other than the Director appointed pursuant to the CBCA with respect to the Interim Order;

[3]	ORDERS that each Qualifying Holdco and all holders or beneficial owners of Paladin Shares or Qualifying Holdco Shares, all holders or beneficial owners of Paladin Options and all holders of any rights or entitlements under the Paladin ESPP (in each case immediately prior to the effective time) be deemed parties, as Impleaded Parties, to the present proceedings and be bound by the terms of the Orders from this Court;

As to the Interim Order:

The Meeting

[4]	ORDERS that Paladin may convene, hold and conduct the Meeting on February 24, 2014, commencing at 3:00 P.M. (Montréal time) at the following location: 6111 Royalmount Avenue, Montréal, Québec, H4P 2T4, at which time the Paladin Shareholders will be asked, among other things, to consider and, if thought appropriate, to pass, with or without variation, the Arrangement Resolution substantially in the form set forth in Appendix “B” of the Circular (Exhibit P-1, en liasse) to, among other things, authorize, approve and adopt the Arrangement, and to transact such other business as may properly come before the Meeting, the whole in accordance with the terms, restrictions and conditions of the articles and by-laws of Paladin, the CBCA, and this Interim Order, provided that to the extent there is any inconsistency between this Interim Order and the terms, restrictions and conditions of the articles and by-laws of Paladin or the CBCA, this Interim Order shall govern;

[5]	ORDERS that in respect of the vote on the Arrangement Resolution or any matter determined by the Chair of the Meeting to be related to the Arrangement, each registered holder of Paladin Shares shall be entitled to cast one vote in respect of each such Paladin Share held;

[6]	ORDERS that, on the basis that each registered holder of Paladin Shares be entitled to cast one vote in respect of each such Paladin Share for the purpose of the vote on the Arrangement Resolution, the quorum for the Meeting is fixed at Paladin Shareholders present in person or by proxy holding, in aggregate, 5% of all the outstanding Paladin Shares;

[7]	ORDERS that the only persons entitled to attend, be heard or vote at the Meeting (as it may be adjourned or postponed) shall be the registered Paladin Shareholders at the close of business on the January 21, 2014 (the “Record Date”), their proxy holders, the directors and advisors of Paladin, and representatives and advisors of Endo, provided however that such other persons having the permission of the Chair of the Meeting shall also be entitled to attend and be heard at the Meeting;

[8]	ORDERS that for the purpose of the vote on the Arrangement Resolution, or any other vote taken at the Meeting, any spoiled ballots, illegible ballots and defective ballots shall be deemed not to be votes cast by Paladin Shareholders and further ORDERS that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution;

[9]	ORDERS that Paladin, subject to compliance with the terms of the Arrangement Agreement, if it deems it advisable, be authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present), without the necessity of first convening the Meeting or first obtaining any vote of Paladin Shareholders respecting the adjournment or postponement; further ORDERS that notice of any such adjournment or postponement shall be given by press release, newspaper advertisement or by mail, as determined to be the most appropriate method of communication by Paladin; further ORDERS that any adjournment or postponement of the Meeting will not change the Record Date for Paladin Shareholders entitled to notice of, and to vote at, the Meeting and further ORDERS that at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the Meeting;

[10]	ORDERS that Paladin is authorized to make, subject to the terms of the Arrangement Agreement, and paragraph [11] below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Paladin Shareholders, or any other person entitled to receive notice pursuant to this Interim Order, and further ORDERS that the Arrangement and Plan of Arrangement, as so amended, modified or supplemented, shall be the Arrangement and Plan of Arrangement to be submitted to the Paladin Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement;

[11]	ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement, as referred to in paragraph [10] above, would, if disclosed, reasonably be expected to affect a Paladin Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further Order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Paladin may determine;

[12]	ORDERS that Paladin is authorized to use proxies at the Meeting; that Paladin is authorized, at its expense, to solicit proxies on behalf of its management, directly or through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine; and that Paladin may waive, in its discretion, the time limits for the deposit of proxies by the Paladin Shareholders (5:00 P.M., Montréal time, on February 20, 2014) if it considers it advisable to do so;

[13]	ORDERS that, to be effective, the Arrangement Resolution, with or without variation, must be approved by the affirmative vote of not less than 66 2⁄3% of the total votes cast on the Arrangement Resolution by the Paladin Shareholders present in person or by proxy at the Meeting and entitled to vote at the Meeting; and further ORDERS that such vote shall be sufficient to authorize and direct Paladin to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what has been disclosed to the Paladin Shareholders in the Notice Materials (as this term is defined below);

The Notice Materials

[14]	ORDERS that Paladin shall give notice of the Meeting, and that service of the Motion for a Final Order shall be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified, a copy of this Interim Order, together with the following documents, with such non-material amendments thereto as Paladin may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of this Interim Order (collectively, the “Notice Materials”):

(a)	the Notice of Meeting substantially in the same form as contained in Exhibit P-1;

(b)	the Circular substantially in the same form as contained in Exhibit P-1;

(c)	a form of proxy substantially in the same form as Exhibit P-13, which shall be finalized by inserting the relevant dates and other information;

(d)	a Letter of Transmittal substantially in the same form as Exhibit P-14;

(e)	a notice substantially in the same form as Exhibit P-15 providing, among other things, the date, time and room where the Motion for a Final Order will be heard, and that a copy of the Motion can be found on Paladin’s Website (www.paladin-labs.com) (the “Notice of Presentation”);

[15]	ORDERS that the Notice Materials shall be distributed:

(a)	to the registered Paladin Shareholders by mailing the same to such persons in accordance with the CBCA and Paladin’s by-laws at least twenty-one (21) days prior to the date of the Meeting;

(b)	to the non-registered Paladin Shareholders, in compliance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer;

(c)	to the holders of Paladin Options and participants under the Paladin ESPP, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service;

(d)	to Paladin’s directors and auditors, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service; and

(e)	to the Director appointed pursuant to the CBCA, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service;

[16]	ORDERS that a copy of the Motion be posted on Paladin’s Website (www.paladin-labs.com) at the same time the Notice Materials are mailed;

[17]	ORDERS that the Record Date for the determination of Paladin Shareholders entitled to receive the Notice Materials and to attend and be heard at the Meeting and vote on the Arrangement Resolution shall be the close of business (Montréal time) on January 21, 2014;

[18]	ORDERS that Paladin, subject to compliance with the terms of the Arrangement Agreement, may make, in accordance with this Interim Order, such additions, amendments or revision to the Notice Materials as it determines to be appropriate (the “Additional Materials”), which shall be distributed to the persons entitled to receive the Notice Materials pursuant to this Interim Order by the method and in the time determined by Paladin to be most practicable in the circumstances;

[19]	DECLARES that the mailing or delivery of the Notice Materials and any Additional Materials in accordance with this Interim Order as set out above constitutes good and sufficient notice of the Meeting upon all persons, and that no other form of service of the Notice Materials and any Additional Materials or any portion thereof, or of the Motion need be made, or notice given or other material served in respect of the Meeting to any persons;

[20]	ORDERS that the Notice Materials and any Additional Materials shall be deemed, for the purposes of the present proceedings, to have been received and served upon:

(a)	in the case of distribution by mail, three (3) business days after delivery thereof to the post office;

(b)	in the case of delivery in person or by courier, upon receipt thereof at the intended recipient’s address; and

(c)	in the case of delivery by facsimile transmission or by e-mail, on the day of transmission;

[21]	DECLARES that the accidental failure or omission to give notice of the Meeting to, or the non-receipt of such notice by one or more of the persons specified in this Interim Order shall not invalidate any resolution passed at the Meeting or the proceedings herein, and shall not constitute a breach of this Interim Order or defect in the calling of the Meeting, provided that if any such failure or omission is brought to the attention of Paladin, it shall use reasonable efforts to rectify such failure or omission by the method and in the time it determines to be most reasonably practicable in the circumstances;

[22]	DECLARES that it is not appropriate that dissent rights be ordered in respect to the Arrangement;

The Final Order Hearing

[23]	ORDERS that subject to the approval by the Paladin Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, Paladin may apply for this Court to sanction the Arrangement by way of a final judgment (the “Motion for a Final Order”);

[24]	ORDERS that the Motion for a Final Order be presented on February 27, 2014 before the Superior Court of Québec, sitting in the Commercial Division in and for the district of Montréal at the Montréal Courthouse, located at 1 Notre-Dame Street East in Montréal, Québec, Room 16.12 at 9:15 A.M. or so soon thereafter as counsel may be heard, or at any other date this Court may see fit;

[25]	ORDERS that the mailing or delivery of the Notice Materials constitutes good and sufficient service of the Motion and good and sufficient Notice of Presentation of the Motion for a Final Order to all persons, whether those persons reside within Québec or in another jurisdiction;

[26]	ORDERS that the only persons entitled to appear and be heard at the hearing of the Motion for a Final Order shall be the Petitioner, the Impleaded Parties, and any person that:

(a)	files an appearance with this Court’s registry and serve same on Paladin’s counsel, (c/o: Mtre Louis-Martin O’Neill, 1501 McGill College, 26th Floor, Montréal, Québec, H3A 3N9, facsimile number (514) 841-6499), no later than 4:30 p.m. on February 19, 2014 with a copy to counsel to Endo Health Solutions Inc. (c/o Andrew Gray, Torys LLP, Suite 3000, 79 Wellington Street West, Toronto, Ontario, M5K 1N2 facsimile number (416) 865-7380); and

(b)	if such appearance is with a view to contesting the Motion for a Final Order, serves on Paladin’s counsel (at the above address and facsimile number), no later than 4:30 p.m. on February 21, 2014, a written contestation supported as to the facts alleged by affidavit(s), and exhibit(s), if any;

[27]	ALLOWS the Petitioner and the Impleaded Parties to file any further evidence they deem appropriate, by way of supplementary affidavits or otherwise, in connection with the Motion for a Final Order;

Miscellaneous

[28]	DECLARES that the Petitioner shall be entitled to seek leave to vary this Interim Order upon such terms and such notice as this Court deems just;

[29]	ORDERS provisional execution of the Interim Order notwithstanding any appeal therefrom and without the necessity of furnishing any security;

[30]	THE WHOLE without costs.

/s/ Daniele Mayrand, J.C.S
DANIELE MAYRAND, J.C.S

Annex E

COMPANIES ACTS, 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

ENDO INTERNATIONAL PUBLIC LIMITED COMPANY

(As adopted by Special Resolution dated [—])

A&L Goodbody

Solicitors

COMPANIES ACTS, 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ENDO INTERNATIONAL PUBLIC LIMITED COMPANY

1.	The name of the Company is: Endo International public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

	3.1.	To carry on all or any of the businesses of manufacturers, buyers, sellers, and distributing agents of and dealers in all kinds of patent, pharmaceutical, medicinal, and medicated preparations, patent medicines, drugs, herbs, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds; and to manufacture, make up, prepare, buy, sell, and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal, or which may be required by customers of or persons having dealings with the Company.

	3.2.	To invest in pharmaceutical and related assets, including, amongst other items, investments in pharmaceutical companies, products, businesses, divisions, technologies, devices, sales force and other marketing capabilities, development projects and related activities, licences, intellectual and similar property rights, premises and equipment, royalty rights and all other assets needed to operate a pharmaceuticals business.

	3.3.	To establish, maintain and operate laboratories for the purpose of carrying on chemical, physical and other research in medicine, chemistry, industry or other unrelated or related fields.

	3.4.	To invest (including long-term investments in, and acquisitions of, the shares of pharmaceutical companies) any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

	3.5.	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

	3.6.	To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public; municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action.

3.7.	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company or any parent or subsidiary body corporate whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.8.	To purchase for investment only property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

3.9.	To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or encumbrances.

3.10.	To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

3.11.	To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

3.12.	To sell, exchange, mortgage (with or without power of sale), assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattels real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit.

3.13.	To take part in the management, supervision, or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any directors, accountants, or other experts or agents to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

3.14.	To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

3.15.	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital.

3.16.	To guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods the performance of the obligations of, and the repayment or payment of the principal amounts of and the premiums, interest and dividends on any security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by section 155 of the Companies Act 1963 or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

3.17.	To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the directors shall from time to time determine.

3.18.	To raise or borrow or secure the payment of money in such manner and on such terms as the directors may deem expedient whether or not by the issue of bonds, debentures or debenture stock, perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the directors shall from time to time determine and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing and to guarantee the liabilities of the Company or any other person, and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares; attending and voting at general meetings of the Company, appointment of directors and otherwise.

3.19.	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally or unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

3.20.	To reduce the share capital of the Company in any manner permitted by law.

3.21.	To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

3.22.	To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have been directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid may be interested and the wives, husbands, widows, widowers, families, relatives or dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

3.23.	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

3.24.	To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

3.25.	To distribute either upon a distribution of assets or division of profits among the Members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

	3.26.	To give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, or, where the Company is a subsidiary company, in its holding company.

	3.27.	To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the Company to carry on the businesses of insurance.

	3.28.	Apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trademarks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secret or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

	3.29.	Enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

	3.30.	Acquire and undertake the whole or any part of the undertaking, business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

	3.31.	Adopt such means of making known the Company and its products and services as may seem expedient.

	3.32.	Acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

	3.33.	Promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

	3.34.	Amalgamate with, merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

	3.35.	To do and carry out all such other things, except the issuing of policies of insurance, as may be deemed by the Company capable of being conveniently carried on in connection with the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects and shall not be in anyway limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorised share capital of the Company is €40,000 and US$100,000 divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of US$0.0001 each.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended Articles of Association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s Articles of Association for the time being.

7.	Capitalised terms that are not defined in this Memorandum of association bear the same meaning as those given in the Articles of Association of the Company.

We, the corporate body whose name and address is subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Name, Address and Description of the Subscriber	Number of shares taken by the Subscriber

For and on behalf of Goodbody Subscriber One Limited IFSC, North Wall Quay, Dublin 1	One Ordinary Share of EUR€1.00 each

Limited Liability Company
For and on behalf of Goodbody Subscriber Two Limited IFSC, North Wall Quay, Dublin 1	One Ordinary Share of EUR€1.00 each

Limited Liability Company

Total Number of Shares Taken: 2

Dated

Witness to the above signature:

Name:

Address:

Occupation:

Companies Acts 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ENDO INTERNATIONAL PUBLIC LIMITED COMPANY

PRELIMINARY

1.	The regulations contained in Table A in the First Schedule to the 1963 Act shall not apply to the Company.

2.

2.1.	In these Articles:

	“1963 Act”	means the Companies Act 1963.

	“1983 Act”	means the Companies (Amendment) Act 1983.

	“1990 Act”	means the Companies Act 1990.

	“Address”	includes, without limitation, any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

	“Adoption Date”	means the date of adoption of these Articles.

	“Articles” or “Articles of Association”	means these articles of association of the Company, as amended from time to time by Special Resolution.

	“Assistant Secretary”	means any person appointed by the Secretary from time to time to assist the Secretary.

	“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

	“Board”	means the board of Directors for the time being of the Company.

	“Chairman”	means the chairman of the Board from time to time and/or chairman of a general meeting of the Company as the context may require.

	“clear days”	means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

	“Companies Acts”	means the Companies Acts 1963-2013.

	“Company”	means the above-named company.

	“Court”	means the Irish High Court.

	“Directors”	means the directors for the time being of the Company.

	“dividend”	includes interim dividends and bonus dividends.

	“electronic communication”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange”	means any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time.

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America.

“Member”	means a person who has agreed to become a Member of the Company and whose name is entered in the Register of Members as a registered holder of Shares.

“Member Associated Person”	means (in connection to a Member) (A) any person controlling, directly or indirectly, or acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with, such Member, (B) any beneficial owner of shares of the Company owned of record or beneficially by such Member and (C) any person controlling, controlled by or under common control with such Member director by whatever name called.

“Memorandum”	means the memorandum of association of the Company as amended from time to time by Special Resolution.

“month”	means a calendar month.

“Ordinary Resolution”	means an ordinary resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

“paid-up”	means paid-up in accordance with the 1983 Act as to the nominal value and any premium payable in respect of the issue of any Shares and includes credited as paid-up.

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act.

“Register of Members” or “Register”	means the register of Members of the Company maintained by or on behalf of the Company, in accordance with the Companies Acts and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the seal of the Company, if any, and includes every duplicate seal.

“Secretary”	means the person appointed by the Board to perform any or all of the duties of secretary of the Company and includes an Assistant Secretary and any person appointed by the Board to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the capital of the Company.

“Special Resolution”	means a special resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

2.2.	In these Articles:

	2.2.1.	words importing the singular number include the plural number and vice-versa;

	2.2.2.	words importing the feminine gender include the masculine gender;

2.2.3.	words importing persons include any company, partnership or other body of persons, whether corporate or not, any trust and any government, governmental body or agency or public authority, whether of Ireland or elsewhere;

2.2.4.	expressions referring to “written” and “in writing” shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in written form;

2.2.5.	expressions referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors;

2.2.6.	expressions referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved;

2.2.7.	references to a company include any body corporate or other legal entity, whether incorporated or established in Ireland or elsewhere;

2.2.8.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.2.9.	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.2.10.	reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the 1963 Act and any such officers shall not constitute officers of the Company within the meaning of section 2(1) of the 1963 Act;

2.2.11.	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.2.12.	references to US$, USD, $ or dollars shall mean United States dollars, the lawful currency of the United States of America and references to €, euro, or EUR shall mean the euro, the lawful currency of Ireland.
REGISTERED OFFICE

3.	The registered office shall be at such place in Ireland as the Board from time to time shall decide.

SHARE CAPITAL; ISSUE OF SHARES

4.	The authorised share capital of the Company is €40,000 and US$100,000 divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of US$0.0001 each.

5.	Subject to the provisions of these Articles relating to new Shares, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Companies Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its Members, but so that no Share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of Shares offered to the public for subscription, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.

6.	Subject to any requirement to obtain the approval of Members under any laws, regulations or the rules of any Exchange, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for any number of Shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

7.

7.1.	The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital as at the date of adoption of these Articles and to allot and issue any Shares purchased or redeemed by or on behalf of the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these Articles.

7.2.	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by Article 7.1 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board may allot equity securities in pursuance of such an offer or agreement as if the power conferred by Article 7.1 had not expired.

7.3.	The Company may issue share warrants to bearer pursuant to section 88 of the 1963 Act.

8.	Without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, any Share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

9.	The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for the Shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any Shares in the Company on such terms and, subject to the provisions of the Companies Acts and to such conditions as the Board may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid Shares or any combination of the two. The Company may also on any issue of Shares pay such brokerage as may be lawful.

ORDINARY SHARES

10.	The holder of an ordinary share shall be:

10.1.	entitled to dividends on a pro rata basis in accordance with the relevant provisions of these Articles;

10.2.	entitled to participate pro rata in the distribution of the total assets of the Company in the event of the Company’s winding up; and

10.3.	entitled, subject to the right of the Company to set record dates for the purpose of determining the identity of Members entitled to notice of and/or vote at a general meeting, to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his or her name in the Register of Members, in accordance with the relevant provisions of these Articles.

11.	An ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant third party. In these circumstances, the acquisition of such shares by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

12.	All ordinary shares shall rank pari passu with each other in all respects.

EURO DEFERRED SHARES

13.	The holders of the euro deferred shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any general meeting of the Company. On a return of assets, whether on liquidation or otherwise, the euro deferred shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the euro deferred shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

14.	The Special Resolution adopting these Articles passed on the Adoption Date shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

14.1.	to acquire all or any of the fully paid euro deferred shares otherwise than for valuable consideration in accordance with section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

14.2.	to appoint any person to execute on behalf of the holders of the euro deferred shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

14.3.	to cancel any acquired euro deferred shares; and

14.4.	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such euro deferred shares.

15.	In accordance with section 43(3) of the 1983 Act the Company shall, not later than three (3) years after any acquisition by it of any euro deferred shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the share capital by the nominal value of the shares so cancelled and the Board may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with sections 72 and 73 of the 1963 Act including passing resolutions in accordance with section 43(5) of the 1983 Act.

16.	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the euro deferred shares nor the redemption thereof nor the cancellation thereof by the Company in accordance with this Article shall constitute a variation or abrogation of the rights or privileges attached to the euro deferred shares, and accordingly the euro deferred shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the holders of the euro deferred shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

ISSUE OF WARRANTS

17.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine.

CERTIFICATES FOR SHARES

18.	Unless otherwise provided for by the Board or the rights attaching to or by the terms of issue of any particular Shares, or to the extent required by any Exchange, depository or any operator of any clearance or settlement system, no person whose name is entered as a Member in the Register of Members shall be entitled to receive a share certificate for all Shares of each class held by him or her (nor on transferring a part of holding, to a certificate for the balance).

19.	Any share certificate, if issued, shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

20.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Board may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

REGISTER OF MEMBERS

21.	The Company shall maintain or cause to be maintained a Register of its Members in accordance with the Companies Acts.

22.	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register or Registers of Members at such location or locations within or outside Ireland as the Board thinks fit. The original Register of Members shall be treated as the Register of Members for the purposes of these Articles and the Companies Acts.

23.	The Company, or any agent(s) appointed by it to maintain the duplicate Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Companies Acts.

24.	The Company shall not be bound to register more than four (4) persons as joint holders of any Share. If any Share shall stand in the names of two (2) or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

TRANSFER OF SHARES

25.	Subject to such of the restrictions of these Articles and to such of the conditions of issue or transfer as may be applicable, all transfers of Shares shall be effected by an instrument in writing (an “instrument of transfer”) in such form as the Board may approve. All such instruments of transfer must be left at the registered office or at such other place as the Board may specify and all such instruments of transfer shall be retained by the Company. An instrument of transfer need not be executed by the transferee.

26.

26.1.	The instrument of transfer of any Share shall be executed by the transferor or alternatively for and on behalf of the transferor by the Secretary (or such other person as may be nominated by the Secretary for this purpose) on behalf of the Company, and the Company, the Secretary (or relevant nominee) shall be deemed to have been irrevocably appointed agent for the transferor of such Share or Shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Share or Shares all such transfers of Shares held by the Members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of Shares agreed to be transferred, the date of the agreement to transfer Shares, shall, once executed in accordance with this Article, be deemed to be a proper instrument of transfer for the purposes of section 81 of the 1963 Act.

26.2.	The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Board so determine.

26.3.	The Company, at its absolute discretion and insofar as the Companies Acts or any other applicable law permits, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of Shares on behalf of the transferee of such Shares of the Company. If stamp duty resulting from the transfer of Shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those Shares and (iii) to claim a first and permanent lien on the Shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid.

26.4.	Notwithstanding the provisions of these Articles and subject to any regulations made under section 239 of the 1990 Act, title to any Shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder. The Board shall have power to permit any class of Shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

27.	The Board may in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any Share which is not a fully paid Share. The Board may also, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

27.1.	The instrument of transfer is fully and properly completed and is lodged with the Company accompanied by the certificate for the Shares (if any) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

27.2.	the instrument of transfer is in respect of only one class of Shares;

27.3.	a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is, obtained to the effect that such transfer is exempt from registration;

27.4.	the instrument of transfer is properly stamped (in circumstances where stamping is required);

27.5.	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four;

27.6.	it is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

27.7.	it is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

28.	If the Board shall refuse to register a transfer of any Share, it shall, within two (2) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

29.	The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by a competent court or official on the grounds that he or she is or may be suffering from mental disorder or is otherwise incapable of managing his or her affairs or under other legal disability.

30.	Upon every transfer of Shares the certificate (if any) held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and subject to Article 18 a new certificate may be issued without charge to the transferee in respect of the Shares transferred to him or her, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof may be issued to him or her without charge.

REDEMPTION AND REPURCHASE OF SHARES

31.	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this Article 31, the Company may:

31.1.	pursuant to section 207 of the 1990 Act, issue any Shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Board;

31.2.	redeem Shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any Shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as Shares of any class or classes or cancel them;

31.3.	subject to or in accordance with the provisions of the Companies Acts and without prejudice to any relevant special rights attached to any class of Shares, pursuant to section 211 of the 1990 Act, purchase any of its own Shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between Members or Members of the same class) and may cancel any Shares so purchased or hold them as treasury (as defined by section 209 of the 1990 Act) and may reissue any such Shares as Shares of any class or classes or cancel them; or

31.4.	pursuant to section 210 of the 1990 Act, convert any of its Shares into Redeemable Shares provided that the total number of Shares which shall be redeemable pursuant to this authority shall not exceed the limit in section 210(4) of the 1990 Act.

32.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Acts.

33.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him or her the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS OF SHARES

34.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of three-quarters of all the votes of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

35.	The provisions of these Articles relating to general meetings of the Company shall apply mutatis mutandis to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least one-half of the issued Shares of the class.

36.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by (i) the creation or issue of further Shares ranking pari passu therewith; (ii) a purchase or redemption by the Company of its own Shares; or (iii) the creation or issue for value (as determined by the Board) of further Shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them.

LIEN ON SHARES

37.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Board, at any time, may declare any Share to be wholly or in part exempt from the provisions of this Article 37. The Company’s lien on a Share shall extend to all monies payable in respect of it.

38.	The Company may sell in such manner as the Board determines any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the holder.

39.	To give effect to a sale, the Board may authorise some person to execute an instrument of transfer of the Share(s) sold to, or in accordance with, the directions of, the transferee. The transferee shall be entered in the Register as the holder of the Share(s) comprised in any such transfer and he or she shall not be bound to see to the application of the purchase monies nor shall his or her title to the Share be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

40.	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the Shares sold and subject to a like lien for any monies not presently payable as existed upon the Shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

41.	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in the Register as held either jointly or solely by any Members or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Member by the Company on, or in respect of, any Shares registered as mentioned above or for or on account or in respect of any Member and whether in consequence of:

	a)	the death of such Member;

	b)	the non-payment of any income tax or other tax by such Member;

	c)	the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such Member or by or out of his or her estate; or

	d)	any other act or thing;

in every such case (except to the extent that the rights conferred upon holders of any class of Shares renders the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

41.1.	the Company shall be fully indemnified by such Member or his or her executor or administrator from all liability;

41.2.	the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register as held either jointly or solely by such Member for all monies paid or payable by the Company as referred to above in respect of such Shares or in respect of any dividends or other monies thereon or for or on account or in respect of such Member under or in consequence of any such law, together with interest at the rate of fifteen percent (15%) per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

41.3.	the Company may recover as a debt due from such Member or his or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

41.4.	the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any Shares by any such Member or his or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

Subject to the rights conferred upon the holders of any class of Shares, nothing in this Article 41 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such Member as referred to above (and, his or her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS ON SHARES

42.	Subject to the terms of allotment, the Board may make calls upon the Members in respect of any monies unpaid on their Shares and each Member (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his or her Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part.

43.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

44.	A person on whom a call is made shall (in addition to a transferee) remain liable notwithstanding the subsequent transfer of the Share in respect of which the call is made.

45.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

46.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the Share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Companies Acts) but the Board may waive payment of the interest wholly or in part.

47.	An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value by way of premium, shall be deemed to be a call and if it is not paid, the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

48.	Subject to the terms of allotment, the Board may make arrangements on the issue of Shares for a difference between the holders in the amounts and times of payment of calls on their Shares.

49.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any Shares held by him or her, and upon all or any of the monies so advanced may pay (until the same would, but for such advance, become payable) interest at such rate as may be agreed upon between the Directors and the Member paying such sum in advance.

FORFEITURE

50.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

51.	The notice shall state a further day (not earlier than the expiration of fourteen (14) clear days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

52.	If the requirements of any such notice as aforesaid are not complied with, then at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Shares and not paid before forfeiture. The Board may accept a surrender of any Share liable to be forfeited hereunder.

53.	On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the Member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

54.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal, such a Share is to be transferred to any person, the Board may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and thereupon he or she shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

55.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him or her to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but his or her liability shall cease if and when the Company shall have received payment in full of all such monies in respect of the Shares.

56.	A statutory declaration or affidavit that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

57.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

58.	The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

NON-RECOGNITION OF TRUSTS

59.	The Company shall not be obligated to recognise any person as holding any Share upon any trust (except as is otherwise provided in these Articles or to the extent required by law) and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Companies Acts) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the Members or a transferee of Shares to furnish to the Company with information as to the beneficial ownership of any Share when such information is reasonably required by the Company.

TRANSMISSION OF SHARES

60.	If a Member dies, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he or she was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his or her interest in the Shares; but nothing herein contained shall release the estate of any deceased holder from any liability in respect of any Share which had been jointly held by him or her solely or jointly with other persons.

61.	A person becoming entitled to a Share in consequence of the death, bankruptcy, liquidation or insolvency of a Member, or otherwise becoming entitled to a Share by operation of any law, directive or regulation (whether of the State, the European Union, or any other jurisdiction) may elect, upon such evidence of title being produced as the Directors may reasonably require at any time and from time to time, and subject as further provided in this Article, either to become the holder of the Share or to have some person nominated by him or her registered as the transferee. If he or she elects to become the holder of the Share, he or she shall give notice to the Company to that effect and, where the Directors are satisfied with the evidence of title produced to them, they may register such persons as the holder of the Share, subject to the other provisions of these Articles and of the Acts. If he or she elects to have another person registered he or she shall execute an instrument of transfer of the Share to that person. All of these Articles relating to the transfer of Shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the event giving rise to the entitlement of the relevant person to the Shares had not occurred.

62.	A person becoming entitled to a Share by transmission shall have the rights to which he or she would be entitled if he or she were the holder of the Share (including, without limitation, the right to receive and give a valid discharge for any dividends, distributions or other moneys payable on or in respect of the Share), except that, before being registered as the holder of the Share he or she shall not be entitled in respect of it to receive notices of, or to attend or vote at any meeting of the Company or at any separate meeting of holders of any class of Shares in the Company, so, however, that the Directors, at any time, may give notice requiring any such person to elect either to be registered himself or herself to transfer the Share and, if the notice is not complied with within ninety (90) days, the Directors thereupon may withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION; CHANGE OF LOCATION OF REGISTERED OFFICE; AND ALTERATION OF CAPITAL

63.	The Company may by Ordinary Resolution:

63.1.	divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

63.2.	increase the authorised share capital by such sum to be divided into Shares of such nominal value, as such Ordinary Resolution shall prescribe;

63.3.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

63.4.	by subdivision of its existing Shares or any of them, divide the whole or any part of its share capital into Shares of smaller nominal value than is fixed by the Memorandum subject to section 68(1)(d) of the 1963 Act, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived;

63.5.	cancel any Shares that at the date of the passing of the relevant Ordinary Resolution have not been taken or agreed to be taken by any person; and

63.6.	subject to applicable law, change the currency denomination of its share capital.

64.	Subject to the provisions of the Companies Acts, the Company may:

64.1.	by Special Resolution change its name, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles;

64.2.	by Special Resolution reduce its issued share capital and any capital redemption reserve fund or any share premium account. In relation to such reductions, the Company may by Special Resolution determine the terms upon which the reduction is to be effected, including in the case of a reduction of part only of any class of Shares, those Shares to be affected; and

64.3.	by resolution of the Directors, change the location of its registered office.

65.	Whenever as a result of an alteration or reorganisation of the share capital of the Company any Members would become entitled to fractions of a Share, the Board may, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those Members, and the Board may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his or her title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

66.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide, subject to the requirements of section 121 of the 1963 Act, that the Register of Members shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty (30) days in each year. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, such Register of Members shall be so closed for at least five (5) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

67.	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance a date as the record date (a) for any such determination of Members entitled to notice of or to vote at a meeting of the Members, which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, which record date shall not be more than sixty (60) days prior to the date of payment of such dividend or the taking of any action to which such determination of Members is relevant.

68.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles shall be the record date for such determination of Members. Where a determination of Members entitled to vote at any meeting of Members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

GENERAL MEETINGS

69.	The Board shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Acts.

70.	The Board may, whenever it thinks fit, and shall, on the requisition in writing of Members holding such number of Shares as is prescribed by, and made in accordance with, section 132 of the 1963 Act, convene a general meeting in the manner required by the Companies Acts. All general meetings other than annual general meetings shall be called extraordinary general meetings.

71.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notice calling it. Not more than fifteen (15) months shall elapse between the date of one annual general meeting of the Company and that of the next. Each general meeting shall be held at such time and place as designated by the Board and as specified in the notice of meeting. Subject to section 140 of the 1963 Act, all general meetings may be held outside of Ireland.

72.	The Board may, in its absolute discretion, authorise the Secretary to postpone any general meeting called in accordance with the provisions of these Articles (other than a meeting requisitioned under Article 70 or the postponement of which would be contrary to the Companies Acts, law or a Court order pursuant to the Companies Acts) if the Board considers that, for any reason, it is impractical or unreasonable to hold the general meeting, provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

NOTICE OF GENERAL MEETINGS

73.	Subject to the provisions of the Companies Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by at least twenty-one (21) clear days’ notice and all other extraordinary general meetings shall be called by at least fourteen (14) clear days’ notice. Such notice shall state the date, time, place of the meeting and, in the case of an extraordinary general meeting, the general nature of the business to be considered. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day of the meeting and shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

74.	A general meeting of the Company shall, whether or not the notice specified in this Article 74 has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed by the Auditors and by all the Members entitled to attend and vote thereat or by their proxies.

75.	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given in any manner permitted by these Articles to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, those who are not entitled to receive such notice from the Company.

76.	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him or her and that a proxy need not be a Member of the Company.

77.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

78.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting. A Member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of Shares in the Company, will be deemed to have received notice of that meeting and, where required, of the purpose for which it was called.

PROCEEDINGS AT GENERAL MEETINGS

79.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

80.	No business shall be transacted at any general meeting unless a quorum is present. One or more Members present in person or by proxy holding not less than a majority of the issued and outstanding ordinary shares of the Company entitled to vote at the meeting in question shall be a quorum.

81.	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting the Members present shall be a quorum.

82.	If the Board wishes to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone, video, electronic or similar communication equipment by way of which all persons participating in such meeting can communicate with each other simultaneously and instantaneously and such participation shall be deemed to constitute presence in person at the meeting.

83.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

84.	The Chairman, or in his absence some other Director nominated by the Directors, shall preside at every general meeting of the Company, but if at any meeting neither the Chairman, nor such other Director is present within fifteen minutes after the time appointed for the holding of the meeting, or if none of them are willing to act as Chairman, the Directors present shall choose some Director present to be Chairman, or if no Director is present, or if all the Directors present decline to take the chair, the Members present shall choose some Member present to be Chairman.

85.	The Chairman of the meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished, or which might have been transacted, at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

86.	No business may be transacted at a general meeting of the Company or of any class of Members, other than business that is either proposed by or at the direction of the Board; proposed at the direction of a court of competent jurisdiction; proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts and, in respect of an annual general meeting only, these Articles; or the Chairman determines in his or her absolute discretion that the business may properly be regarded as within the scope of the meeting. For business or nominations to be properly brought by a Member at any general meeting, the Member proposing such business must be a Member at the time of giving the notice provided for in Articles 73 to 78 and must be entitled to vote at such meeting and any proposed business must be a proper matter for Member action.

87.

87.1.	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Members if:

	a)	it is specified in the notice of meeting;

	b)	it is proposed by or at the direction of the Board;

	c)	it is proposed at the direction of a court of competent jurisdiction;

	d)	it is proposed pursuant to, and in accordance with, the procedures and requirements of Article 146;

	e)	it is proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, section 132 of the 1963 Act; or

	f)	the Chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

87.2.	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the Chairman of the meeting in his or her absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

87.3.	If the Chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his or her ruling. Any ruling by the Chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

88.

88.1.	For business to be properly requested by a Member to be brought before an annual general meeting, the Member must:

	a)	be a Member of the Company at the time of the giving of the notice for such annual general meeting;
	b)	be entitled to vote at such meeting; and

	c)	have given timely and proper notice in writing to the Secretary in accordance with this Article 88.

88.2.	To be timely for an annual general meeting, a Member’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of Members (save that in the case of the Company’s first annual general meeting, references to the preceding year’s annual general meeting will be to the annual general meeting of Endo Health Solutions, Inc. held that preceding year); provided, however, that in the event that the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs.

88.3.	To be in proper written form, a Member’s notice must set forth as to each matter such Member proposes to bring before the meeting:

88.3.1.	A brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Articles, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

88.3.2.	As to the member giving notice:

	(i)	the name and address, as they appear in the Register of Members, of such Member and any Member Associated Person covered by this Article 88.3.2(i) and Article 88.3.2(ii) below;

	(ii)	(A) the class and number of Shares of the Company which are held of record or are beneficially owned by the Member and by any Member Associated Person with respect to the Company’s securities; (B) a description of any agreement, arrangement or understanding in connection with the proposal of such business between or among such Member and any Member Associated Person, any of their respective affiliates or associates, and any others (including their names) acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with any of the foregoing; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned securities) that has been entered into, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such Member or such Member Associated Person, with respect to shares of the Company; (D) a representation that the Member is a holder of Shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (E) a representation whether the Member or the Member Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and / or form of proxy to holders of at least the percentage of the Company’s outstanding Shares required to adopt the proposal and / or (y) otherwise to solicit proxies from Members in support of such proposal. If requested by the Company, the information required under clauses (A), (B) and (C) of the preceding sentence shall be supplemented by such Member and any Member Associated Person not later than ten days after the later of the record date for the meeting or the date notice of the record date is first publicly disclosed to disclose such information as of the record date; and

	(iii)	any material interest of the Member or any Member Associated Person in such business.

The Chairman shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Article, and if any proposed business is not in compliance with this Article 88, to declare that such defective proposal shall be disregarded. The Chairman shall, if the facts reasonably warrant, refuse to acknowledge that a proposal that is not made in compliance with the procedure specified in this Article, and any such proposal not properly brought before the meeting, be considered.

89.	Except where a greater majority is required by the Companies Acts or these Articles, any question proposed for a decision of the Members at any general meeting of the Company or a decision of any class of Members at a separate meeting of any class of Shares shall be decided by an Ordinary Resolution.

90.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll. The Board or the Chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

91.	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time, not being more than ten days from the date of the meeting or adjourned meeting at which the vote was taken, as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

92.	No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. On a poll, a Member entitled to more than one vote need not use all his or her votes or cast all the votes he or she uses in the same way.

93.	If authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic submission has been authorised by the Member or proxy.

94.	The Board may, and at any general meeting, the Chairman of such meeting may make such arrangement and impose any requirement or restriction it or he or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the Chairman of such meeting are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

95.	Subject to section 141 of the 1963 Act, a resolution in writing signed by all of the Members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the 1963 Act. Any such resolution shall be served on the Company.

VOTES OF MEMBERS

96.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member of record present in person or by proxy shall have one vote for each Share registered in his or her name in the Register of Members.

97.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

98.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

99.	No Member shall be entitled to vote at any general meeting unless he or she is registered as a Member on the record date for such meeting.

100.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

101.	Votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint a proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy.

PROXIES AND CORPORATE REPRESENTATIVES

102.

102.1.	Every Member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy or corporate representative shall be in such form and may be accepted by the Company at such place and at such time as the Board or the Secretary shall from time to time determine, subject to applicable requirements of the United States Securities and Exchange Commission and the Exchange on which the Shares are listed. No such instrument appointing a proxy or corporate representative shall be voted or acted upon after two (2) years from its date.

102.2.	Without limiting the foregoing, the Board may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Board may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Board may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Member as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Member.

103.	Any body corporate which is a Member of the Company may authorise such person or persons as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company and the person or persons so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he or she represents as that body corporate could exercise if it were an individual Member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person or persons to act as the representative of the relevant body corporate.

104.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

105.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a Member from attending and voting at the meeting or at any adjournment thereof which attendance and voting will automatically cancel any proxy previously submitted.

106.	An appointment proxy shall be valid, unless the contrary is stated therein, for any adjournment of the meeting as well as for the meeting to which it relates.

107.

107.1.	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the Share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no direction in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts; PROVIDED, HOWEVER, that where such direction is given in electronic form, it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

107.2.	The Board may send, at the expense of the Company, by post, electronic mail or otherwise, to the Members, forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

DIRECTORS

108.	Unless otherwise determined by the Company by Ordinary Resolution, the number of Directors on the Board shall be not less than five (5) nor more than twelve (12). The exact number of Directors shall be fixed from time to time by resolution of the Board.

109.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board from time to time, or a combination partly of one such method and partly the other.

110.	The Board may approve additional remuneration to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

111.	Members of special or standing committees may be allowed like compensation for attending committee meetings.

DIRECTORS’ AND OFFICERS’ INTERESTS

112.	A Director or an officer of the Company who is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 194 of the 1963 Act, declare the nature of his or her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he or she is or has become so interested or (b) by providing a general notice to the Directors declaring that he or she is a Director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction.

113.	A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

114.	A Director may act by himself or herself or by his or her firm in a professional capacity for the Company (other than as its Auditors) and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director.

115.	A Director may be or become a Director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a Director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of such other company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 112.

116.	No person shall be disqualified from the office of Director or from being an officer of the Company or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer of the Company shall be in any way interested be or be liable to be avoided, nor shall any Director or officer of the Company so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or officer of the Company holding office or of the fiduciary relation thereby established; provided that:

116.1.	he has declared the nature of his or her interest in such contract or transaction to the Board in accordance with Article 112; and

116.2.	the contract or transaction is approved by a majority of the disinterested Directors, notwithstanding the fact that the disinterested Directors may represent less than a quorum.

117.	A Director may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he or she is interested and he or she shall be at liberty to vote in respect of any contract, transaction or arrangement in which he or she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her in accordance with Article 112, at or prior to its consideration and any vote thereon.

118.	For the purposes of Article 112:

118.1.	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

118.2.	an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of his or hers; and

118.3.	a copy of every declaration made and notice given under Article 112 shall be entered within three (3) days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or Member of the Company at the registered office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

POWERS AND DUTIES OF DIRECTORS

119.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Companies Acts or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles and to the provisions of the Companies Acts. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

120.	The Board shall have the power to appoint and remove officers on such terms as the Board sees fit and to give such titles and delegate such responsibilities to those executives as it sees fit.

121.	The Company may exercise the powers conferred by section 41 of the 1963 Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

122.	Subject as otherwise provided with these Articles, the Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Director or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

123.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

124.	The Directors may from time to time authorise such person or persons as they see fit to perform all acts, including without prejudice to the foregoing, to effect a transfer of any Shares, bonds, or other evidences of indebtedness or obligations, subscription rights, warrants, and other securities in another body corporate in which the Company holds an interest and to issue the necessary powers of attorney for the same; and each such person is authorised on behalf of the Company to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

125.	The Board may exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

126.	The Directors may procure the establishment and maintenance of or participate in, or contribute to, any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, husbands, widows, widowers, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other company as aforesaid or its Members, and payments for or towards the issuance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him or her under this Article 126, subject only, where the Companies Acts require, to disclosure to the Members and the approval of the Company in general meeting.

127.	The Board may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the specific delegation provisions contained in the Articles shall not limit the general powers conferred by these Articles.

MINUTES

128.	The Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Board, all resolutions and proceedings at meetings of the Company or the holders of any class of Shares, of the Directors and of committees of Directors, including the names of the Directors present at each meeting.

DELEGATION OF THE BOARD’S POWERS

129.	The Board may delegate any of its powers (with power to sub-delegate) to any committee consisting of one or more Directors. The Board may also delegate to any Director, officer or member of the management of the Company or any of its subsidiaries such of its powers as it considers desirable to be exercised by him or her. The Board may also designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. Each committee shall keep regular minutes and report to the Board when required.

130.	The Board may, by power of attorney or otherwise, appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

131.	The Board may, by power of attorney or otherwise, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

CHAIRMAN AND EXECUTIVE OFFICERS

132.	The Board may elect any Director as Chairman of the Board and determine the period for which he or she is to hold office.

133.	In addition to the Chairman, the Directors and the Secretary, the Company may have such officers as the Board may from time to time determine and, without limitation to the foregoing, may appoint any person (whether or not a Director) to fill the position of chief executive officer.

134.	The use of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Companies Acts.

PROCEEDINGS OF DIRECTORS

135.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. Each Director shall have one vote.

136.	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

137.	A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least 24 hours’ notice in writing to every Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice, shall not invalidate the proceedings of that meeting.

138.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board from time to time and unless so fixed shall be a majority of the Directors in office. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

139.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

140.	Any casual vacancy shall only be filled by decision of a majority of the Board then in office, provided that a quorum is present. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor. Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy.

141.	If no Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the Chairman of the meeting.

142.	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

143.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the telephone call or similar communication was initiated.

144.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

145.	The office of a Director shall be vacated ipso facto:

145.1.	if he or she resigns his or her office, on the date on which notice of his or her resignation is delivered to the registered office or tendered at a meeting of the Board or on such later date as may be specified in such notice; or

145.2.	on him or her being prohibited by law from being a Director; or

145.3.	on him or her ceasing to be a Director by virtue of any provision of the Companies Acts.

APPOINTMENT, ROTATION, REMOVAL AND NOMINATION OF DIRECTORS

146.

146.1.	No person shall be appointed a Director, unless nominated in accordance with the provisions of this Article 146. Nominations of persons for election to the Board at a general meeting may be made:

	(a)	by the affirmative vote of the Board;

	(b)	with respect to election at an annual general meeting, by any Member who holds ordinary Shares or other Shares carrying the general right to vote at general meetings of the Company, who is a Member at the time of the giving of the notice provided for in Article 146.2 and at the time of the relevant annual general meeting, and who timely complies with the notice procedures set forth in this Article 146; and

	(c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the 1963 Act, by a Member or Members who hold ordinary Shares or other Shares carrying the general right to vote at general meetings of the Company and who make such nomination in the written requisition of the extraordinary general meeting in accordance with these Articles and the Companies Acts relating to nominations of Directors and the proper bringing of special business before an extraordinary general meeting,

(sub-clauses (b) and (c) being the exclusive means for a Member to make nominations of persons for election to the Board).

146.2.	For nominations of persons for election as Directors at an annual general meeting to be timely, a Member’s notice must comply with the requirements of Article 88.2.

146.3.	To be in proper written form, a Member’s notice for nomination(s) of person(s) for election must in addition to any other applicable requirements set forth:

	(a)	as to each person whom the Member proposes to nominate for election or re–election as a Director:

		(i)	the name, age, business address and residence address of such person;

		(ii)	the principal occupation or employment of such person;

		(iii)	the class and number of Shares of which are beneficially owned by such person in the Company and any other direct or indirect pecuniary or economic interest in any Shares of the Company of such person, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement; and

		(iv)	any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected),

	(b)	as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

		(i)	the name and address, as they appear on the Company’s Register of Members, of such Member, and of such beneficial owner;

		(ii)	the class and number of Shares in the Company which are beneficially owned by such Member and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital Shares of the Company of such Member and such beneficial owner, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement;

		(iii)	a description of any arrangements or understandings between such Member and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such Member and such beneficial owner;

		(iv)	a representation that such Member intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

		(v)	any other information relating to such Member and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required, in each case pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

146.4.	Notwithstanding the foregoing provisions of this Article 146, unless otherwise required by law, if the Member (or a qualified representative of the Member) does not appear at the meeting of Members of the Company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

146.5.	The Chairman of the meeting shall determine whether a nomination was not made in accordance with the procedures prescribed by these Articles, and if he or she should so determine, he or she shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

146.6.	The Company may require any proposed nominee to furnish such other information as it may reasonably require, including the completion of any questionnaires to determine the eligibility of such proposed nominee to serve as a Director of the Company and the impact that such service would have on the ability of the Company to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Company or its Directors.

147.	At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close of that meeting (including any adjournment thereof).

148.	Every Director shall be eligible to stand for re-election at an annual general meeting.

149.	If a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

150.	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the 1963 Act, remove any Director before the expiration of his or her period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him or her and the Company.

151.	The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office under Article 147 and without prejudice to the powers of the Directors under Article 108, the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, subject to the maximum number of Directors set out in Article 108.

152.	Notwithstanding any other provision of these Articles, the Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed the number fixed by or in accordance with these Articles as the maximum number of Directors. A Director so appointed shall hold office only until the next following annual general meeting. If not reappointed at such annual general meeting, such Director shall vacate office at the conclusion thereof.

ALTERNATE DIRECTORS

153.

153.1.	Any Director may appoint by writing under his or her hand one or more persons (including another Director) to be his or her alternate provided always that no such appointment of any person(s) other than a Director as an alternate shall be operative unless and until such appointment(s) shall have been approved by resolution of the Directors.

153.2.	An alternate Director shall be entitled, subject to him or her giving to the Company an address, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his or her appointor is a member, to attend and vote at any such meeting at which the Director appointing him or her is not personally present and in the absence of his or her appointor to exercise all the powers, rights, duties and authorities of his or her appointor as a Director (other than the right to appoint an alternate hereunder).

153.3.	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his or her own acts and defaults and he or she shall not be deemed to be the agent of the Director appointing him or her. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him or her and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him or her.

153.4.	A Director may revoke at any time the appointment of any alternate appointed by him or her. If a Director shall die or cease to hold the office of Director, the appointment of his or her alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he or she retires, any appointment of an alternate Director made by him or her which was in force immediately prior to his or her retirement shall continue after his or her re-appointment.

153.5.	Any appointment or revocation pursuant to this Article 153 may be sent by delivery, post, cable, commercial courier, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed or facsimile signature of the Director making such appointment or revocation or in any other manner approved by the Directors.

SECRETARY

154.	The Secretary shall be appointed by the Board at such remuneration (if any) and on such terms as the Board sees fit and any Secretary so appointed may be removed by the Board at any time.

155.	The duties of the Secretary shall be those prescribed by the Companies Acts, together with such other duties as shall from time to time be prescribed by the Board, and in any case, shall include the making and keeping of records of the votes, doings and proceedings of all meetings of the Members and the Board of the Company, and committees, and the authentication of records of the Company.

156.	A provision of the Companies Acts or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

SEAL

157.	The Company may, if the Board so determines, have a Seal (including any official seals kept pursuant to the Companies Acts) which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

158.	The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

DIVIDENDS, DISTRIBUTIONS AND RESERVES

159.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Board. Any general meeting declaring a dividend and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

160.	Subject to the Companies Acts, the Board may from time to time declare dividends (including interim dividends) and distributions on Shares outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore and in any currency chosen at its discretion.

161.	The Board may, before declaring any dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

162.	No dividend, interim dividend or distribution shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

163.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares, they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles.

164.	The Directors may deduct from any dividend payable to any Member all sums of money (if any) immediately payable by him or her to the Company in relation to his or her Shares.

165.	The Board or any general meeting declaring a dividend (upon the recommendation of the Board), may direct that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock or similar instrument of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board.

166.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post, or sent by any electronic or other means of payment, directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant, electronic or other payment shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any Member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

167.	No dividend or distribution shall bear interest against the Company.

168.	If the Directors so resolve, any dividend which has remained unclaimed for six (6) years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other monies payable in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

CAPITALISATION

169.	Without prejudice to any powers conferred on the Directors as aforesaid, and subject to the Board’s authority to issue and allot Shares under Articles 6 and 7, the Board may:

169.1.	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

169.2.	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as the Board may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits that are not available for distribution may, for the purposes of this Article 169, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

169.3.	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions, the Board may deal with the fractions as it thinks fit;

169.4.	authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation and any such agreement made under this authority being effective and binding on all those Members; and

169.5.	generally do all acts and things required to give effect to the resolution.

ACCOUNTS

170.	The Board shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

170.1.	correctly record and explain the transactions of the Company;

170.2.	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

170.3.	will enable the Board to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Companies Acts;

170.4.	will record all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company; and

170.5.	will enable the accounts of the Company to be readily and properly audited.

171.	Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its Members or persons nominated by any Member. The Company may meet, but shall be under no obligation to meet, any request from any of its Members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its Members.

172.	The books of account shall be kept at the registered office of the Company or, subject to the provisions of the Companies Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

173.	Proper books shall not be deemed to be kept as required by Articles 170 to 172, if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

174.	In accordance with the provisions of the Companies Acts, the Board may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

175.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one (21) clear days before the date of the annual general meeting, to every person entitled under the provisions of the Companies Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the Address of the recipient notified to the Company by the recipient for such purposes.

AUDIT

176.	Auditors shall be appointed and their duties regulated in accordance with sections 160 to 163 of the 1963 Act or any statutory amendment thereof, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

NOTICES

177.	Any notice to be given, served, sent or delivered pursuant to these Articles shall be in writing (whether in electronic form or otherwise).

177.1.	A notice or document to be given, served, sent or delivered in pursuance of these Articles, and the annual report of the Company, may be given to, served on or delivered to any Director, Member or committee member by the Company:

	(a)	by handing same to their authorised agent;

	(b)	by delivering same to their registered address;

	(c)	by sending same by the post in a pre-paid cover addressed to their registered address; or

	(d)	by sending, with the consent of the Director, Member or committee member to the extent required by law, same by means of electronic mail or other means of electronic communication approved by the Directors, to the Address of the Director, Member or committee member notified to the Company by the Director, Member or committee member for such purpose (or if not so notified, then to the Address of the Director, Member or committee member last known to the Company).

177.2.		For the purposes of these Articles and the Companies Act, a document shall be deemed to have been sent to a Director, Member or committee member if a notice is given, served, sent or delivered to the Director, Member or committee member and the notice specifies the website or hotlink or other electronic link at or through which the Director, Member or committee member may obtain a copy of the relevant document.

177.3.		Where a notice or document is given, served or delivered pursuant to sub-paragraph 177.1(a) or 177.1(b) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the Director, Member or committee member or his or her authorised agent, or left at his or her registered Address (as the case may be).

177.4.	Where a notice or document is given, served or delivered pursuant to sub-paragraph 177.1(c) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four (24) hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

177.5.	Where a notice or document is given, served or delivered pursuant to sub-paragraph 177.1(d) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of forty-eight (48) hours after despatch.

177.6.	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a Member shall be bound by a notice given as aforesaid if sent to the last registered Address of such Member, or, in the event of notice given or delivered pursuant to sub-paragraph 177.1(d), if sent to the Address notified by the Company by the Member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such Member.

177.7.	Notwithstanding anything contained in this Article, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

177.8.	Any requirement in these Articles for the consent of a Member in regard to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s annual report, audited accounts and the Directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the Member informing him or her of its intention to use electronic communications for such purposes and the Member has not, within four (4) weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a Member has given, or is deemed to have given, his/her consent to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided, however, that such revocation shall not take effect until five (5) days after written notice of the revocation is received by the Company.

177.9.	Without prejudice to the provisions of sub-paragraphs 177.1(a) and 177.1(b) of this Article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all Members entitled thereto at noon (New York time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website. A “public announcement” shall mean disclosure in a press release reported by a financial news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

178.	Notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint holders.

179.

179.1.	Every person who becomes entitled to a Share shall before his or her name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom he or she derives his or her title.

179.2.	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

180.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

181.	A Member present, either in person or by proxy, at any meeting of the Company or the holders of any class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

UNTRACED HOLDERS

182.

182.1.	The Company shall be entitled to sell at the best price reasonably obtainable, any Share or stock of a Member or any Share or stock to which a person is entitled by transmission if and provided that:

	(a)	for a period of six (6) years (not less than three (3) dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Member or to the person entitled by transmission to the Share or stock at his or her address on the Register or other than the last known address given by the Member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Member or the person entitled by transmission; and

	(b)	at the expiration of the said period of six (6) years the Company has given notice by advertisement in a leading newspaper circulating in the area in which the address referred to in paragraph (a) of this Article is located of its intention to sell such Share or stock; and

	(c)	the Company has not during the further period of three (3) months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Member or person entitled by transmission.

182.2.	To give effect to any such sale, the Company may appoint any person to execute as transferor an instrument of transfer of such Share or stock and such instrument of transfer shall be as effective as if it had been executed by the Member or person entitled by transmission to such Share or stock. The Company shall account to the Member or other person entitled to such Share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.
DESTRUCTION OF DOCUMENTS
183.	Former shareholders of Paladin Labs Inc. (“Paladin”) who do not deliver their Paladin share certificates and all other required documentation to Paladin’s exchange agent on or before the second anniversary of the completion of the Company’s indirect acquisition of Paladin (the “Paladin Acquisition”) may in the absolute discretion of the Board, have their relevant Shares repurchased by the Company for nil consideration in accordance with the procedures set out in Article 31.3 and thereafter shall cease to have a claim or interest of any kind or nature as a Member and shall lose their right to receive any dividend or other distribution declared by the Company with respect to his or her relevant Shares after the completion of the Paladin Acquisition.

184.	The Company may destroy:

184.1.	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two (2) years from the date such mandate variation, cancellation or notification was recorded by the Company;
184.2.	any instrument of transfer of Shares which has been registered, at any time after the expiry of six (6) years from the date of registration; and

184.3.	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six (6) years from the date an entry in the Register was first made in respect of it;

184.4.	and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(a) the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(b) nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(c) references in this Article to the destruction of any document include references to its disposal in any manner.

WINDING UP

185.	If the Company shall be wound up and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this Article shall not affect the rights of the Members holding Shares issued upon special terms and conditions.

185.1.	In case of a sale by the liquidator under section 260 of the 1963 Act, the liquidator may by the contract of sale agree so as to bind all the Members, for the allotment to the Members directly, of the proceeds of sale in proportion to their respective interests in the Company and may further, by the contract, limit a time at the expiration of which obligations or Shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting Members conferred by the said section.

185.2.	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

186.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Companies Acts, may divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no Member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

187.

187.1.	Subject to the provisions of, and so far as may be permitted by, the Companies Acts, every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

187.2.	As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive or officer of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a Director, executive, officer or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be, made a party by reason of the fact that he or she is or was such a Director, executive, officer or trustee, provided always that the indemnity contained in this Article 187.2 shall not extend to any matter which would render it void pursuant to the Companies Acts.

187.3.	In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in Article 187.2 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the Court or the Court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

187.4.	As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles 187.2 and 187.3 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the Director, executive, officer or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorised by these Articles.

187.5.	It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Director, executive, officer or trustee. As used in this Article 187.5, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Director, executive, officer or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

187.6.	The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 200 of the 1963 Act.

187.7.	The Company may additionally indemnify any employee or agent of the Company or any Director, executive, officer, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

FINANCIAL YEAR

188.	The financial year of the Company shall be as prescribed by the Board from time to time.

SHAREHOLDER RIGHTS PLAN

189.	The Board is hereby expressly authorised to adopt any shareholder rights plan, upon such terms and conditions as the Board deems expedient and in the best interests of the Company, subject to applicable law.

Name, Address and Description of the Subscriber	Number of shares taken by the Subscriber

For and on behalf of Goodbody Subscriber One Limited IFSC, North Wall Quay, Dublin 1	One Ordinary Share of EUR€1.00 each

Limited Liability Company
For and on behalf of Goodbody Subscriber Two Limited IFSC, North Wall Quay, Dublin 1	One Ordinary Share of EUR€1.00 each

Limited Liability Company

Total Number of Shares Taken: 2

Dated

Witness to the above signature:

Name:

Address:

Occupation:

Annex F

[Deutsche Bank Letterhead]

November 5, 2013

Board of Directors

Endo Health Solutions Inc.	Deutsche Bank Securities Inc.
1400 Atwater Drive	60 Wall Street
Malvern, PA 19355	New York, NY 10005

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Endo Health Solutions Inc. (“Parent”) in connection with the Arrangement Agreement, dated as of November 5, 2013 (the “Agreement”), among Parent, Sportwell Limited, a holding company of Parent (“IrishCo”), Sportwell II Limited, ULU Acquisition Corp. (“DE Inc.”), RDS Merger Sub, LLC (“Merger Sub”), 8312214 Canada Inc. and Paladin Labs Inc. (the “Company”), which provides, among other things, for (collectively, the “Transaction”):

i.	the acquisition by IrishCo of all outstanding shares, without par value, of the Company (the “Company Shares”) pursuant to the Arrangement (as defined in the Agreement), as a result of which each outstanding Company Share will be cancelled and the holder thereof will have the right to receive (a) 1.6331 (the “Company Exchange Ratio”) shares of common stock, par value $0.0001 per share, of IrishCo (the “IrishCo Shares”) (the “Stock Consideration”), (b) $1.16 plus an amount equal to the Company Exchange Ratio multiplied by the following amount, as applicable: (w) if the Endo VWAP Ratio (as defined in the Form of Plan of Arrangement, included as Schedule A to the Agreement) is greater than or equal to 93%, then nil; or (x) if the Endo VWAP Ratio is greater than or equal to 80% but less than 93%, then an amount equal to the Endo Announcement Date VWAP (as defined in the Form of Plan of Arrangement, included as Schedule A to the Agreement) multiplied by the percentage obtained by subtracting the Endo VWAP Ratio from 93%; or (y) if the Endo VWAP Ratio is less than 80% but greater than or equal to 76%, then the aggregate of (i) an amount equal to the Endo Announcement Date VWAP multiplied by 13%, plus (ii) an amount equal to the Endo Announcement Date VWAP multiplied by 50% multiplied by the percentage obtained by subtracting the Endo VWAP Ratio from 80%; or (z) if the Endo VWAP Ratio is less than 76%, then the aggregate of (i) an amount equal to the Endo Announcement Date VWAP multiplied by 13%, plus (ii) an amount equal to the Endo Announcement Date VWAP multiplied by 2% (the “Cash Consideration”) and (c) one share of common stock, without par value, of Knight Therapeutics Inc., a to be formed subsidiary of the Company (the “Arrangement Therapeutics Consideration”, and together with the Cash Consideration and the Stock Consideration, the “Arrangement Consideration”), and the Company will become a direct wholly owned subsidiary of IrishCo; and

ii.	the merger of Merger Sub with and into Parent, as a result of which each outstanding share of common stock, par value $0.01 per share, of Parent (the “Parent Shares”) will be cancelled and automatically converted into the right to receive one IrishCo Share (the “Exchange Ratio”), and Parent will become a direct subsidiary of DE Inc. and indirect, wholly owned subsidiary of IrishCo.

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio (taking into account the Arrangement), from a financial point of view, to the holders of the outstanding Parent Shares.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company and approved for our use by Parent. We also reviewed certain publicly available financial and other information

F-1

concerning Parent and certain internal analyses, financial forecasts and other information relating to Parent and the combined company prepared by management of Parent or approved for our use by Parent. We have also held discussions with certain senior officers and other representatives and advisors of the Company and Parent regarding the businesses and prospects of the Company and Parent, respectively, and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Shares and Parent Shares, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Agreement and certain related documents, including the Voting Agreements, dated November 5, 2013, among 4527712 Canada Inc., certain Company shareholders and Parent and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain tax benefits, cost savings and other strategic benefits projected by Parent to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the matters covered thereby, and that the financial results, including the Synergies, reflected in such forecasts will be realized in the amounts and at the times projected and have relied on such forecasts in arriving at our opinion. We have further assumed with your knowledge and permission, and we were directed by Parent to use in our analyses, that the Transaction will have the tax effects that we have discussed with Parent. We also have assumed with your knowledge and permission that, upon consummation of the Transaction, IrishCo will not have any rights to the Therapeutics Assets (as defined in Schedule E to the Agreement). In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Agreement, without any waiver, modification or amendment of any term, condition or agreement, and no adjustments or modifications to the structure of the Transaction will be made, in each case that would be material to our analysis, and without any adjustment to the Exchange Ratio or Arrangement Consideration attributable to changes in the outstanding shares of capital stock of Parent, IrishCo or the Company by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its other advisors with respect to such issues.

F-2

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Parent in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Exchange Ratio (taking into account the Arrangement), from a financial point of view, to the holders of the outstanding Parent Shares as of the date hereof. This opinion does not address any other terms of the Transaction or the Agreement nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of securities of Parent or any other entity should vote or act with respect to the Transaction or any related matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio. This opinion does not in any manner address what the value of IrishCo Shares actually will be when issued pursuant to the Transaction or the prices at which the Company Shares, Parent Shares or other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including having acted as joint bookrunner with respect to an offering of 7% Senior Notes due 2019 (aggregate principal amount of $500 million), 7.25% Senior Notes due 2022 (aggregate principal amount of $400 million), a $1.5 billion Term Loan A Facility and as lender on a $500 million revolving credit facility in connection with Parent’s acquisition of American Medical Holdings, Inc. in June 2011 and in advising Parent in a potential divestiture involving its HealthTronics division. One or more members of the DB Group have agreed to provide financing to Parent and IrishCo in connection with the Transaction. The DB Group may also provide investment and commercial banking services to the Company, Parent and IrishCo in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of IrishCo, the Company, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio (taking into account the Arrangement) is fair, from a financial point of view, to the holders of the outstanding Parent Shares.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

F-3

Annex G

[Houlihan Letterhead]

November 5, 2013

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

Attn: Board of Directors

Dear Board of Directors:

We understand that Endo Health Solutions Inc. (the “Company”) intends to enter into an arrangement agreement (the “Transaction Agreement”) with Paladin Labs Inc. (“Paladin”), an entity newly formed by the Company and/or Paladin (“Holdco”), and two newly formed wholly-owned subsidiaries of Holdco (“Company Merger Sub” and “Paladin Acquisition Sub”, respectively), pursuant to which, (a) the Company will merge with Company Merger Sub (the “Company Merger”), each outstanding share of common stock, par value US$0.01, of the Company (“Company Common Stock”) will be converted into the right to receive one ordinary share (the “Company Exchange Ratio”), par value US$0.0001, of Holdco (“Holdco Common Stock”), and the Company will become a wholly-owned subsidiary of Holdco, and (b) Paladin will be acquired by Paladin Acquisition Sub pursuant to the Arrangement (as defined in the Transaction Agreement) (the “Paladin Acquisition” and, together with the Company Merger, the “Transaction”), in which each outstanding share of common stock, without par value, of Paladin will be converted into the right to receive (i) C$1.16 in cash, (ii) 1.6331 shares of Holdco Common Stock, and (iii) one common share, without par value, of Knight Therapeutics Inc., a to be formed subsidiary of Paladin, and Paladin will become a wholly-owned subsidiary of Holdco.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”, with all references to “we” or “our” herein being references to Houlihan Lokey) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, taking into account the Transaction, the Company Exchange Ratio provided for in the Transaction pursuant to the Transaction Agreement is fair to the holders of the Company Common Stock immediately prior to the Transaction (the “Covered Stockholders”) from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	a draft of the Transaction Agreement dated as of November 5, 2013, including Schedule A—Plan of Arrangement attached thereto, but not including any other schedule attached thereto; and

b.	“Project Unicorn—Acquisition and Financing Structure, Preliminary Summary Steps and Tax Consequences” memorandum, prepared by KPMG LLP, dated November 3, 2013.

2.	reviewed certain publicly available business and financial information relating to the Company and Paladin that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company and Paladin;

3.	reviewed certain information relating to the sources and uses of the financing in the Transaction prepared by the management of the Company;

4.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Paladin made available to us by the Company, including (a) financial projections prepared by and discussed with the management of the Company relating to the Company for the fiscal years ending 2013 through 2016, (b) financial projections (and adjustments thereto) prepared in consultation with the management of the Company relating to the Company for the fiscal years ending 2017 through 2018 that the management of the Company has advised us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, (c) financial projections prepared by and discussed with the management of the Company relating to Paladin for the fiscal years ending 2013 through 2023, and (d) certain forecasts and estimates of potential cost savings and tax benefits expected to result from the Transaction, all as prepared by or at the direction of the management of the Company (the “Savings”);

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business of the Company and Paladin, operations, financial condition and prospects of the Company and Paladin, the Transaction and related matters;

6.	spoken with certain members of the management of Paladin regarding the business, operations, financial condition and prospects of Paladin and related matters;

7.	compared the financial and operating performance of the Company and Paladin with that of other public companies that we deemed to be relevant;

8.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

9.	reviewed the current and historical market prices and trading volume for certain of the Company’s and Paladin’s publicly-traded securities, and the current and historical market prices and trading volume of the publicly-traded securities of certain other companies that we deemed to be relevant; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and Paladin, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of the Company, we have assumed that the estimated Savings reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and that the Savings will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Savings or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company and Paladin since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we have relied upon, without independent verification, the assessment of the management of the Company as to its ability to integrate the businesses of the Company and Paladin, and we have assumed, at the direction of the Company, that there will be no developments with respect to any such matters that would affect our analyses or this Opinion.

At the instruction of management of the Company, we have assumed that, upon consummation of the Transaction, Holdco will not have any rights to the assets of Knight Therapeutics Inc.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the draft Transaction Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to such Transaction Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in such Transaction Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Paladin, or otherwise have an effect on the Transaction, the Company, Paladin or Holdco or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Company Exchange Ratio pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Paladin or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Paladin is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Paladin is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company, Paladin, Holdco or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company, Paladin or any other party with respect to alternatives to the Transaction. This Opinion necessarily assumes the absence of further material changes in the financial, economic and market conditions from those prevailing on the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Subsequent events that could materially affect the conclusion set forth in this Opinion include, without limitation, changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company or Paladin; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

We are not expressing any opinion as to what the value of the Company Common Stock actually will be when exchanged pursuant to the Transaction Agreement or the price or range of prices at which the Company Common Stock or Holdco Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Holdco Common Stock to be issued in the Transaction to Covered Stockholders will be listed on NASDAQ and TSX. In addition, we are not expressing any opinion as to the terms of any refinancing of convertible notes of the Company.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Covered Stockholders or any other party as to how to act, vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Paladin, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided certain financial advisory services to the Company for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Paladin, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also provided certain additional financial analyses related to the Transaction, for which we will receive a fee for such services, which is not contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the consummation of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the matters set forth below as of the date hereof, and does not in any manner address any other aspect of the Transaction or any part thereof or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the Company, its affiliates, their respective security holders or any other party to proceed with or effect any portion or aspect of the Transaction, (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (except if and only to the extent expressly specified herein), (c) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or its affiliates, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (d) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, Paladin, their affiliates or any other party or the effect of any other transaction in which any party might engage, (e) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (f) how the Board, any Covered Stockholder or any other securityholder of the Company, or any other party should act with respect to any portion or aspect of the Transaction (including, without limitation, how to vote with respect to the Transaction) or any investment decision, (g) the solvency, creditworthiness or fair value of the Company, Paladin, Holdco, their affiliates or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Company Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Paladin, Holdco, Company Merger Sub, Paladin Acquisition Sub and the Transaction or otherwise. We have further relied upon and assumed that (i) Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes, and (ii) the tax benefits of the Transaction, as articulated to us by the Company, will be realized on a timeframe and in amounts not materially different from the descriptions we received from the Company. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, taking into account the Transaction, the Company Exchange Ratio provided for in the Transaction pursuant to the Transaction Agreement is fair to the Covered Stockholders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

Annex H

INFORMATION CONCERNING KNIGHT THERAPEUTICS

NOTICE TO READERS

The following is a summary of Knight Therapeutics Inc. (“Knight Therapeutics”), its business and operations, which should be read together with the more detailed information contained elsewhere in the proxy statement/prospectus to which this Annex H (the “Annex) is attached. The information contained in this Annex, unless otherwise indicated, is given as of the date of the proxy statement/prospectus.

Unless otherwise indicated herein, references to “$” or “Canadian dollars” are to Canadian dollars, references to “US$” or “U.S. dollars” are to United States dollars.

FORWARD LOOKING INFORMATION

This Annex contains certain “forward-looking statements.” Any statements made in this Annex that are not statements of historical fact or that refer to estimated or anticipated future events are forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” in the proxy statement/prospectus.

CORPORATE STRUCTURE

Knight Therapeutics was incorporated under the Canada Business Corporations Act on November 1, 2013 and is currently a wholly owned subsidiary of Paladin Labs Inc. (“Paladin”), a corporation existing under the Canada Business Corporations Act (TSX:PLB). Knight Therapeutics (Barbados) Inc., a wholly owned subsidiary of Knight Therapeutics, was incorporated under the laws of Barbados as an international business corporation on January 6, 2014.

On November 5, 2013, Paladin announced that it had entered into an arrangement agreement (the “Arrangement Agreement”) with Endo Health Solutions Inc. (“Endo”), Sportwell Limited (subsequently renamed Endo International Limited) (“New Endo”), Sportwell II Limited (subsequently renamed Endo Limited), ULU Acquisition Corp. (subsequently renamed Endo U.S. Inc.), RDS Merger Sub, LLC and 8312214 Canada Inc. with respect to the proposed arrangement of Paladin under section 192 of the Canada Business Corporation Act (the “Arrangement”) on the terms and subject to the conditions set forth in the plan of arrangement (the “Plan of Arrangement”) attached to the Arrangement Agreement as Schedule A. A copy has been filed on EDGAR under Endo’s company profile and a copy is attached to the proxy statement/prospectus as Annex A.

The Arrangement Agreement provides for the proposed Arrangement on the terms and conditions of the Plan of Arrangement. In accordance with the Plan of Arrangement, at the effective time of the Arrangement each holder of common shares of Paladin (the “Paladin Common Shares”) and each holder of an option to acquire a Paladin Common Share that has a positive in-the-money amount per share, which in this Annex H means, in respect of each Paladin option, the amount by which the closing price of a Paladin Common Share on the Toronto Stock Exchange on the trading day immediately preceding the effective date of the Arrangement exceeds the exercise price for each Paladin Common Share subject to that Paladin option, will be entitled to receive, among other things one common share in the capital of Knight Therapeutics (a “Knight Common Share”) in exchange for each Paladin Common Share or Paladin option, as applicable, held by such holder, and Knight Therapeutics will become a publicly held corporation. Please see “The Merger and the Arrangement” in the proxy statement/prospectus.

The following is an organizational chart showing the intercorporate relationships of Knight Therapeutics before the completion of the Arrangement:

The following is an organizational chart showing the intercorporate relationships of Knight Therapeutics immediately after the completion of the Arrangement:

Each subsidiary indicated on the above charts is wholly-owned.

Knight Therapeutics’ head and registered offices are located at 6111 Royalmount Avenue, Suite 102, Montréal, Québec, Canada, H4P 2T4.

KNIGHT THERAPEUTICS’ BUSINESS

Overview

Knight Therapeutics intends to become a specialty pharmaceutical company and believes that this can be accomplished through (i) the acquisition or in-licensing of over-the-counter and prescription pharmaceutical products and targeted promotion of these products and (ii) the acquisition of specialty pharmaceutical businesses in select international markets. Knight Therapeutics also expects to expand its presence in specialty therapeutic fields by developing innovative products that are in late stage development. In addition, Knight Therapeutics intends to finance other life science companies in Canada and internationally.

Impavido® and Voucher

On November 5, 2013, Paladin announced that it had entered into the Arrangement Agreement with respect to the Arrangement. The Arrangement Agreement provides that, among other things, Paladin or one of its affiliates shall transfer all of the intellectual property rights on a worldwide basis for the drug known as Impavido® (miltefosine) (“Impavido”) to Knight Therapeutics, or one of its affiliates, before the effective time of the Arrangement. Please see “Corporate Structure” in this Annex. Please also see “Knight Therapeutics’ Business – Business Separation Agreement” in this Annex, for more information on the transfer of Impavido.

In 2012, global net sales of Impavido were $2.1 million. Under the distribution and license agreement to be entered into between Knight Therapeutics, or one of its affiliates, and Paladin Labs (Barbados) Inc. (“Barbco”), an international business corporation incorporated under the laws of Barbados, and a subsidiary of Paladin which will become an indirect subsidiary of New Endo as of the effective time of the Arrangement, which, among other things, grants Barbco exclusive commercialization rights for Impavido for the world, other than the United States, for a ten year term and Barbco shall pay to Knight Therapeutics or its affiliate, as applicable, a fee of 22.5% of gross sales of Impavido worldwide, other than the United States. For the year ended December 31, 2012 and for the nine-month period ended September 30, 2013, 22.5% of gross sales of Impavido would have been $467,251 and $653,034, respectively. It is expected that net sales of Impavido will decline due to the emergence of generic competition. Please see “Knight Therapeutics – Business Separation Agreement” in this Annex.

Impavido is an oral agent for the treatment of leishmaniasis and currently the only oral treatment for leishmaniasis approved for sale in Europe, the Indian subcontinent, and Central and South America. Leishmaniasis is a parasitic disease transmitted by a species of sandfly (Phlebotomus sp. and Lutzomyia sp.) and is found in over 80 countries worldwide. It is estimated that 350 million people are at risk for leishmaniasis. Twelve million people are currently infected, with 1.5 to 2 million new cases being reported annually, and 70,000 deaths occurring annually. While exact data on incidence of leishmaniasis is not available for the United States, persons immigrating/travelling from endemic countries, military personnel, and immunocompromised patients are most at risk for infection. Based on the evidence of safety and efficacy from multiple clinical studies, miltefosine has been recognized by the World Health Organization (WHO) as being one of only five therapeutic agents to be placed on their “Essential Medicines List” for the treatment of leishmaniasis.

Leishmaniasis is also one of the diseases targeted by the U.S. Food and Drug Administration (“FDA”) for innovation and development of new therapies through their tropical disease priority review voucher program. A priority review granted by the FDA reduces the target review time for a new drug application (“NDA”) from the standard target of ten months to a target of six months. Under this program, if a therapy for a selected tropical disease qualifies for priority review and receives FDA approval, the sponsor will be awarded a priority review voucher. A priority review voucher entitles the bearer to a priority review of a future NDA that would not otherwise qualify for such a review. Such vouchers are designed to encourage the development of new treatments for tropical diseases.

On June 19, 2013, Paladin announced that it has received notice that its NDA to the FDA for Impavido had been accepted for review and had been granted priority review status. If approved, Paladin will be authorized to commercialize Impavido in the U.S. and its subsidiary, Paladin Therapeutics, Inc., a corporation incorporated under the laws of Delaware (“Delco”), may receive a priority review voucher (the “Voucher”) through the FDA’s tropical disease priority review voucher program.

On October 18, 2013, the Anti-Infective Drugs Advisory Committee, an advisory panel of the FDA, issued a non-binding recommendation announcing that Impavido was safe and effective for the treatment of leishmaniasis. The advisory panel voted 14 to 2 to approve the drug for cutaneous leishmaniasis and voted 15 to 1 to approve the drug for visceral leishmaniasis, the most severe form of the disease. The advisory panel also voted 13 to 3 to approve the drug for the mucosal version of the disease. If Impavido is approved by the FDA, Delco would receive the Voucher. To the knowledge of Paladin’s management, only two priority review vouchers have been granted in the past and neither has been sold or otherwise transferred to a third party. Knight Therapeutics’ current intention is to sell or otherwise transfer the Voucher to a third party, if and when received by the FDA, for either cash, rights to pharmaceutical products with existing sales or other consideration. As there is no known value for such a voucher, the sale process for such voucher may be lengthy with uncertain results.

On June 19, 2013, the FDA also confirmed that the Prescription Drug User Fee Act (“PDUFA”) action date with respect to Impavido would be December 19, 2013. During the course of further discussions with the FDA, Paladin submitted revisions regarding chemistry, manufacturing and control details, and other aspects related to the proposed label of Impavido. The FDA determined that this submission qualified as a major amendment filed during the final three months of the review and extended the PDUFA action date to March 19, 2014, thereby extending the deadline for the FDA to approve Impavido to such revised PDUFA action date. As of the date of the proxy statement/prospectus, the FDA has not requested any additional clinical studies prior to the revised PDUFA action date.

Business Separation Agreement

Pursuant to the Arrangement Agreement dated November 5, 2013, prior to the effective time of the Arrangement, Paladin and Knight Therapeutics will enter into an agreement (the “Business Separation Agreement”) providing for the transfer of the assets to be owned by, and the liabilities to be assumed by, Knight Therapeutics (or one of its affiliates) from Paladin and Barbco. The assets to be owned by Knight Therapeutics (or one of its affiliates) consist of: (i) all intellectual property rights of Paladin related to Impavido, (ii) the Voucher or, if not yet issued at the time of the consummation of the transactions contemplated by the Business Separation Agreement, any rights to the Voucher, (iii) the common shares of Delco, (iv) the rights of Barbco as licensor under the license agreement dated January 1, 2012 between Barbco and Delco and pursuant to which Barbco granted a license to Delco to make, market and sell Impavido in the United States and (v) $1,000,000 in cash.

The Business Separation Agreement will also provide that Knight Therapeutics, or one of its affiliates, as licensor, will enter into a distribution and license agreement with Barbco granting Barbco exclusive commercialization rights for Impavido for the world, other than the United States, for a ten year term. Barbco will become an indirect subsidiary of New Endo as of the effective time of the Arrangement. Under the distribution and license agreement, Barbco shall pay to Knight Therapeutics, or one of its affiliates, as the case may be, a fee of 22.5% of gross sales resulting from the worldwide commercialization of Impavido, other than the United States. In addition, under the distribution and license agreement, Barbco will be responsible for all regulatory services, product manufacturing, quality services, supply chain management and commercialization activities related to Impavido for all markets except the U.S. In addition, Barbco will supply Impavido to Knight Therapeutics, or one of its affiliates, for the U.S. market. For the year ended December 31, 2012 and the nine-month period ended September 30, 2013, 22.5% of gross sales would have been $467,251 and $653,034, respectively. Such amount is expected to decline in the future due to the emergence of generic competition to Impavido.

Knight Therapeutics’ Strategy

Knight Therapeutics intends to become a specialty pharmaceutical company and believes that this can be accomplished through (i) the acquisition or in-licensing or over-the-counter and prescription pharmaceutical products and targeted promotion of these products and (ii) the acquisition of specialty pharmaceutical businesses in select international markets. Knight Therapeutics also expects to expand its presence in specialty therapeutic fields by developing innovative products that are in late stage development. Knight Therapeutics believes that there are opportunities to obtain sales and marketing rights to products.

Knight Therapeutics also intends to strategically invest in certain early and late stage pharmaceutical and drug development companies and, where possible, to partner its investment in these organizations with a license or other right to such organizations’ valuable intellectual property. The form of Knight Therapeutics’ investment may include secured and unsecured loans, convertible debentures, collaborative arrangements and joint ventures, among others. Since Knight Therapeutics does not currently intend to engage in any proprietary research activity with respect to product development, it will, as part of this strategy and others, rely heavily on purchasing or licensing product lines from other companies.

MATERIAL CONTRACTS

The only material contracts, which Knight Therapeutics or its subsidiaries have entered into since their incorporation, or will enter into prior to the effective time of the Arrangement, other than in the ordinary course of business, are as follows: (i) the Business Separation Agreement, (ii) the license agreement dated January 1, 2012 between Barbco and Delco and pursuant to which Barbco granted to Delco a license to make, market and sell Impavido in the United States, which will be transferred to Knight Therapeutics as part of the Knight Therapeutics business separation and (iii) a distribution and license agreement to be entered into with Barbco.

A copy of the Arrangement Agreement, which includes the current term sheet in respect of the Business Separation Agreement, has been filed on EDGAR under Endo’s company profile and a copy is attached to the proxy statement/prospectus as Annex A.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as described below and other than the interests of certain directors or executive officers of Knight Therapeutics or Principal Knight Shareholders (as defined below), none of the directors or executive officers of Knight Therapeutics or Principal Knight Shareholders, nor any associate or affiliate of any of them, has or had a direct or indirect material interest in any transaction within the three years prior to the date of the proxy statement/prospectus or proposed transaction which has materially affected or will materially affect Knight Therapeutics.

As of the date of this proxy statement/prospectus, Jonathan Ross Goodman, Joddes Limited, 3487938 Canada Inc., 3260217 Nova Scotia Company, 3487911 Canada Inc., The Goodman Davis (2008) Family Trust and Deborah Goodman Davis (collectively, the “Principal Paladin Shareholders”) own in aggregate approximately 34% of the Paladin Common Shares. The Principal Paladin Shareholders are either members of, or are owned and controlled by members of, the Goodman family.

It is expected that, immediately following the closing of the Arrangement, all of the Principal Paladin Shareholders (or their affiliates), other than Jonathan Ross Goodman and 3487911 Canada Inc. (a company controlled by Jonathan Ross Goodman and, together with Jonathan Ross Goodman, the “Principal Knight Shareholders”), will sell and transfer the Knight Common Shares they receive as of the effective time of the Arrangement to the Principal Knight Shareholders (or any of their affiliates) for a per share amount based on the Knight Therapeutics valuation report that will be available to shareholders of Paladin on SEDAR at www.sedar.com. As such, the Principal Knight Shareholders (and/or their affiliates) are currently expected to own directly or indirectly in aggregate approximately 34% of the Knight Common Shares after giving effect to the Arrangement and the completion of the sale and transfer of Knight Common Shares to the Principal Knight Shareholders (or any of their affiliates).

On January 21, 2014, Knight Therapeutics and 3487911 Canada Inc. (a company controlled by Jonathan Ross Goodman) entered into a commitment letter whereby 3487911 Canada Inc., as lender, agreed to grant a revolving credit facility loan in the maximum amount of $5 million and at a rate per annum equal to prime plus four percent (4%) to Knight Therapeutics.

Annex I

List of Relevant Territories for DWT Purposes

1. Albania	36. Macedonia
2. Armenia	37. Malaysia
3. Australia	38. Malta
4. Austria	39. Mexico
5. Bahrain	40. Moldova
6. Belarus	41. Montenegro
7. Belgium	42. Morocco
8. Bosnia & Herzegovina	43. Netherlands
9. Bulgaria	44. New Zealand
10. Canada	45. Norway
11. Chile	46. Pakistan
12. China	47. Panama
13. Croatia	48. Poland
14. Cyprus	49. Portugal
15. Czech Republic	50. Qatar
16. Denmark	51. Romania
17. Egypt	52. Russia
18. Estonia	53. Saudi Arabia
19. Finland	54. Serbia
20. France	55. Singapore
21. Georgia	56. Slovak Republic
22. Germany	57. Slovenia
23. Greece	58. South Africa
24. Hong Kong	59. Spain
25. Hungary	60. Sweden
26. Iceland	61. Switzerland
27. India	62. Thailand
28. Israel	63. Turkey
29. Italy	64. Ukraine
30. Japan	65. United Arab Emirates
31. Korea	66. United Kingdom
32. Kuwait	67. USA
33. Latvia	68. Uzbekistan
34. Lithuania	69. Vietnam
35. Luxembourg	70. Zambia

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